As Filed with the Securities and Exchange Commission on January 16, 2009

Registration Statement No. 333-153492

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MK Arizona Corp.

(Exact Name of Registrant as Specified in Its Charter)

Arizona

(State or Other Jurisdiction of Incorporation or Organization)

5065

(Primary Standard Industrial Classification Code Number)

333 Sandy Springs Circle, Suite 223

Atlanta, GA 30328

(404) 257-9150

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

David A. Rapaport, Esq.

General Counsel

333 Sandy Springs Circle, Suite 223

Atlanta, GA 30328

(404) 257-9150

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Ralph V. De Martino, Esq. Cavas S. Pavri, Esq. Cozen O’Connor 1667 K Street, NW, Suite 500 Washington, DC 20006 (202) 912-4800 Facsimile: (202) 912-4830	David T. Zhang, Esq. Latham & Watkins LLP 41/F, One Exchange Square 8 Connaught Place Central, Hong Kong (852) 2522-7886 Facsimile: (852) 2522-7006	Mitchell Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000 Facsimile: (212) 504-3013

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after (i) this Registration Statement becomes effective, (ii) all other conditions to the merger of Middle Kingdom Alliance Corp., a Delaware corporation, into the Registrant, with the Registrant surviving and, following such merger, the conversion and continuation of the Registrant into Pypo China Holdings Limited, a Cayman Islands exempted company, and (iii) all other conditions to the share exchange between Pypo China Holdings Limited and the shareholders of Pypo Digital Company Limited, a limited liability company incorporated in the Cayman Islands, pursuant to the Agreement and Plan of Merger, Conversion and Share Exchange attached as Annex A to the Proxy Statement/Prospectus contained herein have been satisfied or, with respect to the share exchange only, waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series A Units, each consisting of one ordinary share, $0.0001 par value, and five non-redeemable Class A Warrants	225,200 Series A Units	$6.99	(1)	$1,574,148	$61.86
Series B Units, each consisting of one ordinary share, $0.0001 par value, and one redeemable Class B Warrant	3,420,305 Series B Units	$8.50	(1)	$29,072,592.50	$1,142.55
Ordinary shares included as part of the Series A Units	225,200 Shares	—		—	(2)
Ordinary shares included as part of the Series B Units	3,420,305 Shares	—		—	(2)
Class A Warrants included as part of the Series A Units	1,126,000 Class A Warrants	—		—	(2)
Class B Warrants included as part of the Series B Units	3,420,305 Class B Warrants	—		—	(2)
Ordinary shares underlying the Class A Warrants included in the Series A Units (3)(4)	1,126,000 Shares	$5.00	(5)	$5,630,000	$221.26
Ordinary shares underlying the redeemable Class B Warrants included in the Series B Units (3)(4)	3,420,305 Shares	$5.00	(5)	$17,101,525	$672.09
Ordinary shares held in escrow by initial stockholders of Middle Kingdom Alliance Corporation	750,000 Shares	$1.25	(1)	$937,500	$36.84
Series A Units held in escrow by initial stockholders of Middle Kingdom Alliance Corporation	90,450 Series A Units	$6.99	(1)	$632,245.50	$24.85
Ordinary shares included as part of the Series A Units held in escrow by initial stockholders of Middle Kingdom Alliance Corporation	90,450 Shares	—		—	(2)
Class A Warrants included as part of the Series A Units held in escrow by initial stockholders of Middle Kingdom Alliance Corporation	452,250 Class A Warrants	—		—	(2)
Ordinary shares underlying the Class A Warrants included in the Series A Units held in escrow by initial stockholders of Middle Kingdom Alliance Corporation (3)(4)	452,250 Shares	$5.00	(5)	$2,261,250	$88.87
Representatives’ Unit Purchase Option	1	$100.00		$100	—
Series A Units underlying the Representatives’ Unit Purchase Option (4)	19,800 Series A Units	$10.00	(6)	$198,000	$7.78
Series B Units underlying the Representatives’ Unit Purchase Option (4)	330,000 Series B Units	$10.00	(6)	$3,300,000	$129.69
Ordinary shares included as part of the Underwriters’ Series A Units (3)(4)	19,800 Shares	—		—	(2)
Ordinary shares included as part of the Underwriters’ Series B Units (3)(4)	330,000 Shares	—		—	(2)
Class A Warrants included as part of the Representatives’ Series A Units (3)(4)	99,000 Class A Warrants	—		—	(2)
Class B Warrants included as part of the Representatives’ Series B Units (3)(4)	330,000 Class B Warrants	—		—	(2)
Ordinary shares underlying the Class A Warrants included in the Representatives’ Series A Units (3)(4)	99,000 Shares	$10.00	(5)	$990,000	$38.91
Ordinary shares underlying the redeemable Class B Warrants included in the Representatives’ Series B Units (3)(4)	330,000 Shares	$10.00	(5)	$3,300,000	$129.69
Total Fee					$2,554.39 (7)

(1)	Based on the market price of the Series A units, Series B units, and common stock of Middle Kingdom Alliance Corp. on September 9, 2008 (the date of the initial filing of the registration statement) for the purpose of calculating the registration fee pursuant to Rule 457(f)(1).

(2)	No fee pursuant to Rule 457(i).

(3)	Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions as a result of the anti-dilution provisions contained in the Class A and Class B Warrants.

(4)	Consists of securities underlying derivative securities to be offered on an ongoing basis after completion of the redomestication, and not in connection with the redomestication.

(5)	Pursuant to Rule 457(i), represents the exercise price for the respective warrants.

(6)	Pursuant to Rule 457(i), represents the exercise price for the Representatives’ Unit Purchase Option.

(7)	Previously paid.

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PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION

MIDDLE KINGDOM ALLIANCE CORP.

333 Sandy Springs Circle, Suite 223

Atlanta, GA 30328

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD                    , 2009

TO THE STOCKHOLDERS OF MIDDLE KINGDOM ALLIANCE CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Middle Kingdom Alliance Corp., a Delaware corporation, relating to the proposed business combination with Pypo Digital Company Limited, or Pypo Cayman, an exempted company incorporated with limited liability in the Cayman Islands, and its subsidiaries, will be held at                      Eastern standard time on                     , 2009, at             , to consider and vote upon certain proposals described below.

On September 5, 2008, an Agreement and Plan of Merger, Conversion and Share Exchange was entered into by and among Middle Kingdom, MK Arizona Corp., an Arizona corporation, Pypo Cayman, Pypo Holdings (HK) Company Limited, or Pypo HK, a company incorporated in Hong Kong and a wholly owned subsidiary of Pypo Cayman, Beijing Pypo Technology Group Company Limited, or Pypo Beijing, together with Pypo Cayman and Pypo HK, the Pypo entities, a limited liability company established in the People’s Republic of China and an indirect wholly owned subsidiary of Pypo Cayman, and certain shareholders of Pypo Cayman. Pursuant to the merger agreement, the following matters are being submitted to the vote of the stockholders of Middle Kingdom:

Proposal 1. The corporate reorganization of Middle Kingdom, to be accomplished through a merger and conversion and continuation as described in the merger agreement, that would result in holders of Middle Kingdom securities holding securities in a Cayman Islands exempted company rather than a Delaware corporation. The reorganization involves two steps. First, Middle Kingdom, currently a Delaware corporation, will effect a short-form merger pursuant to which it will merge with and into MK Arizona, its wholly owned Arizona subsidiary, with MK Arizona surviving the merger. Second, after the merger, MK Arizona will become a Cayman Islands exempted company, Pypo China Holdings Limited, or MK Cayman, pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. The reorganization will change Middle Kingdom’s place of incorporation from Delaware to the Cayman Islands. We refer to the merger and conversion transactions as the “redomestication.” This proposal is called the “Redomestication Proposal” and consists of the merger of Middle Kingdom into MK Arizona, the authorization for the MK Arizona board of directors to complete the conversion and the authorization of the MK Arizona board of directors and shareholder to complete the continuation of MK Arizona to the Cayman Islands, as the entity MK Cayman. Holders of Middle Kingdom’s common stock and Class B common stock as of the record date, voting as a group, are entitled to vote on the Redomestication Proposal.

Proposal 2. The authorization for the MK Cayman board of directors to complete the share exchange included in the merger agreement, which will only take place if the Redomestication Proposal is approved. We refer to this transaction as the “business combination.” This proposal is called the “Business Combination Proposal.” Only holders of Middle Kingdom’s Class B common stock as of the record date are entitled to vote on the Business Combination Proposal.

Proposal 3. To approve the authorization in MK Cayman’s Memorandum of Association of 1,000,000,000 ordinary shares, as compared to 21,000,000 shares of capital stock currently authorized in Middle Kingdom’s Certificate of Incorporation, as agreed upon in the merger agreement. This proposal is called the “Share Increase Proposal.”

Proposal 4. To approve in MK Cayman’s Memorandum of Association the elimination of the classified board currently authorized in Middle Kingdom’s Certificate of Incorporation. This proposal is called the “Declassification Proposal.”

Proposal 5. To approve in MK Cayman’s Memorandum of Association a provision providing that the amendment of either of MK Cayman’s Memorandum of Association or Articles of Association will require a vote of two-thirds of its shareholders voting in person or by proxy at a meeting, as compared to the vote of a majority of the outstanding stock as set forth in Middle Kingdom’s Certificate of Incorporation. This proposal is called the “Amendment Proposal.”

Proposal 6. To approve in MK Cayman’s Memorandum of Association a provision providing that the quorum for a meeting of shareholders will be one-third of its outstanding shares, as opposed to a majority of the outstanding stock entitled to vote as set forth in Middle Kingdom’s bylaws. This proposal is called the “Quorum Proposal.”

Proposal 7. To approve in MK Cayman’s Articles of Association a provision providing that the MK Cayman shareholders may pass resolutions without holding a meeting only if such resolutions are passed by a unanimous written resolution signed by all of the shareholders entitled to vote, as opposed to the provisions in Middle Kingdom’s Certificate of Incorporation that provide that stockholders may take action without a meeting if written consent to the action is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders. This proposal is called the “Shareholder Consent Proposal.”

Proposal 8. Any adjournment of the special meeting for the purpose of soliciting additional proxies. This proposal is called the “Adjournment Proposal.”

The Middle Kingdom board of directors has fixed the record date as the close of business on                     , 2009, as the date for determining Middle Kingdom stockholders entitled to receive notice of and to vote at the special meeting and any adjournment thereof. With respect to the Redomestication Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Quorum Proposal, the Shareholder Consent Proposal and the Adjournment Proposal, the holders of record of Middle Kingdom’s common stock and Class B common stock, voting as a group, on that date are entitled to have their votes counted at the special meeting or any adjournment. With respect to the Business Combination Proposal, only holders of record of Middle Kingdom’s Class B common stock on that date are entitled to have their votes counted at the special meeting or any adjournment thereof.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. You may also vote by telephone or the internet, as described on the proxy card. If you are a stockholder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote in person at the special meeting by obtaining a proxy from your brokerage firm or bank.

After careful consideration of all relevant factors, Middle Kingdom’s board of directors has determined that the above proposals are fair to and in the best interests of Middle Kingdom and its stockholders and has recommended that you vote or give instruction to vote “FOR” adoption of each of them. The board of directors of Middle Kingdom did not obtain a fairness opinion on which to base its assessment.

Dated:                     , 2009

By Order of the Board of Directors,

/s/ Bernard J. Tanenbaum III

Bernard J. Tanenbaum III

Chief Executive Officer

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF MIDDLE KINGDOM ALLIANCE CORP.	PROSPECTUS OF PYPO CHINA HOLDINGS LIMITED

This document is both a proxy statement containing information about the special meeting of the stockholders of Middle Kingdom Alliance Corp. and a prospectus of MK Arizona Corp. with respect to the securities to be held by Middle Kingdom’s stockholders in the redomestication of Middle Kingdom. Following Middle Kingdom’s redomestication to Arizona, MK Arizona will convert into a Cayman Islands exempted company named “Pypo China Holdings Limited,” or MK Cayman.

The security holders of Middle Kingdom immediately prior to the redomestication will hold the same type and amount of registered securities of MK Cayman upon the consummation of the redomestication as they held immediately prior to the redomestication. This prospectus covers the following MK Cayman securities that will be outstanding upon the completion of the redomestication:

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an aggregate of 1,065,650 ordinary shares to the holders of (a) the 225,200 shares of Middle Kingdom common stock issued as part of the Series A units issued in Middle Kingdom’s IPO, (b) the 90,450 shares of Middle Kingdom common stock issued as part of the Series A units issued in private placements by Middle Kingdom prior to its IPO, and (c) the 750,000 shares of Middle Kingdom common stock issued to the founders of Middle Kingdom upon its formation;

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an aggregate of 1,578,250 Class A warrants to the holders of (a) the 1,126,000 Class A warrants issued as part of the Series A units issued in Middle Kingdom’s IPO, and (b) the 452,250 Class A warrants issued as part of the Series A units issued in private placements by Middle Kingdom prior to its IPO. This prospectus also covers 1,578,250 ordinary shares issuable upon the exercise of those Class A warrants. A portion of the Middle Kingdom common stock and Class A warrants may be held as Series A units, which are also covered by this prospectus;

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3,072,263 ordinary shares to the holders of the 3,072,263 shares of Middle Kingdom Class B common stock issued as part of the Series B units issued in Middle Kingdom’s IPO, 3,420,305 Class B redeemable warrants to the holders of the 3,420,305 Class B redeemable warrants issued as part of the Series B units issued in Middle Kingdom’s IPO, and 3,420,305 ordinary shares issuable upon exercise of the Class B redeemable warrants. A portion of the Middle Kingdom Class B common stock and Class B redeemable warrants may be held as Series B units, which are also covered by this prospectus;

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options to purchase 19,800 Series A units, consisting of 19,800 ordinary shares and 99,000 Class A warrants, and the ordinary shares issuable upon exercise of the option to purchase the Series A units (19,800 ordinary shares) or the exercise of the Class A warrants in those Series A units (99,000 ordinary shares), and options to purchase 330,000 Series B units, consisting of 330,000 ordinary shares and 330,000 Class B redeemable warrants, and the ordinary shares issuable upon exercise of the option to purchase the Series B units (330,000 ordinary shares) or the exercise of the Class B redeemable warrants in those Series B units (330,000 ordinary shares), issuable to the representatives of the underwriters of Middle Kingdom’s IPO, which hold identical options from Middle Kingdom.

Upon the completion of the merger of Middle Kingdom and MK Arizona:

•

Holders of Middle Kingdom Series A and Series B units will be entitled to receive one MK Arizona Series A or Series B unit, as applicable, for each corresponding Middle Kingdom unit, which upon the conversion and continuation of MK Arizona to the Cayman Islands will result in the holders receiving MK Cayman Series A or Series B units, as applicable;

•

Holders of Middle Kingdom’s common stock or Class B common stock will be entitled to receive one share of MK Arizona common stock or Class B common stock, as applicable, which upon the conversion and continuation of MK Arizona to the Cayman Islands will result in the holders of both the MK Arizona common stock and Class B common stock holding one MK Cayman ordinary share for each share of MK Arizona common stock or Class B common stock held at the time of the conversion; and

•

Holders of Middle Kingdom Class A warrants or Class B redeemable warrants will be entitled to receive one MK Arizona Class A warrant or Class B redeemable warrant, as applicable, for each corresponding Middle Kingdom warrant, which upon the conversion and continuation of MK Arizona to the Cayman Islands will result in the holders receiving MK Cayman Class A warrants or Class B redeemable warrants, as applicable.

All of the securities to be outstanding upon completion of the redomestication and the business combination will be securities of MK Cayman.

Middle Kingdom’s common stock, Class B common stock, Class A warrants, Class B redeemable warrants, Series A units, and Series B units are quoted on the Over-the-Counter Bulletin Board under the symbols MKGD, MKGBB, MKGDW, MKGBW, MKGDU, and MKGBU, respectively. The securities of MK Cayman, at the effective time of the redomestication and business combination, are expected to be eligible for quotation on the OTC BB.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 29.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                    , 2009 and is first being mailed to stockholders on or about that date.

2

i

ii

iii

ANNEXES

A—Agreement and Plan of Merger, Conversion and Share Exchange

B—Amendment No. 1 to Agreement and Plan of Merger, Conversion and Share Exchange

C—Form of MK Cayman Memorandum and Articles of Association

D—Form of MK Arizona Articles of Incorporation

E—Form of MK Arizona Bylaws

F—Form of Voting Agreement

G—Form of Lock-Up Agreement

H—Form of Registration Rights Agreement

I—Form of Employment Agreement

iv

SUMMARY MATERIAL TERMS OF THE TRANSACTION

This section summarizes information related to the proposals to be voted on at the special meeting. These items are described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this entire proxy statement/prospectus and the other documents to which you are referred.

•

Pypo provides marketing, distribution and related services for manufacturers of wireless communications devices and accessories throughout China. Middle Kingdom is a blank check company formed to effect a business combination with an unidentified operating business having its primary or substantial operations in the PRC. See “Information about Pypo” and “Information about Middle Kingdom.”

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The parties to the merger agreement are Middle Kingdom, MK Arizona, a wholly owned subsidiary of Middle Kingdom, Pypo Cayman and its direct and indirect subsidiaries, and certain shareholders of Pypo. See “The Merger Agreement.”

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Middle Kingdom’s proposed business combination with Pypo qualifies as a “business combination” under Middle Kingdom’s Certificate of Incorporation. The Certificate of Incorporation provides that if the business combination is not completed by August 31, 2009, Middle Kingdom will be liquidated. If Middle Kingdom had been liquidated on September 30, 2008, the Class B stockholders would have received $8.38 per Class B share. If the business combination were completed the Class B stockholders that had elected to convert their shares on September 30, 2008 would have been entitled to receive $8.42 per Class B share. The reason for the difference in the amounts stockholders would receive in a liquidation as opposed to the amounts they would receive upon conversion of the Class B stock is that, upon a liquidation, the expenses incurred in connection with the liquidation would be deducted from the trust account. Middle Kingdom has estimated that these expenses would be $125,000.

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Class B stockholders must affirmatively vote against the business combination and follow other procedures set forth in the section entitled “The Middle Kingdom Special Meeting—Conversion Rights” to preserve their right to convert their securities into cash. Class B stockholders who vote “FOR” the business combination, abstain or do not vote, as well as Class B stockholders who vote “AGAINST” the business combination but do not properly exercise their conversion rights, will forfeit their conversion rights.

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Pursuant to the merger agreement, Middle Kingdom will merge into MK Arizona pursuant to Section 253 of the DGCL with the Arizona corporation surviving the merger. After the merger, MK Arizona will become MK Cayman, a Cayman Islands exempted company, pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. The redomestication will change Middle Kingdom’s place of incorporation from Delaware to the Cayman Islands. See “The Redomestication Proposal.”

•

As a result of the completion of the redomestication, holders of all of Middle Kingdom’s issued and outstanding securities immediately prior to the redomestication will become holders of securities of MK Cayman. See “The Redomestication Proposal.”

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After completing the redomestication, MK Cayman will complete the business combination with the Pypo shareholders, in which the Pypo shareholders will receive in the aggregate 45,000,000 ordinary shares and 3,400,000 Class B redeemable warrants of MK Cayman. In addition, MK Cayman has agreed to issue the Pypo shareholders up to an additional 23,000,000 MK Cayman ordinary shares pursuant to an earn-out provision in the merger agreement based on the adjusted net income of the combined company during the fiscal years ending March 31, 2010, 2011 and potentially 2012. On the closing of the merger agreement, Pypo Cayman will be the wholly owned subsidiary of MK Cayman. See “The Business Combination Proposal.”

The following chart shows the parties to the redomestication and business combination:

•	The closing of the business combination with Pypo is subject to the satisfaction by each party of various conditions prior to closing. See “The Merger Agreement—Conditions to Closing.”

•

The business combination with Pypo will not be consummated unless the Redomestication Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal, and Shareholder Consent Proposal are each approved, and the redomestication will not be consummated unless the Business Combination Proposal is approved. See “The Middle Kingdom Special Meeting—Vote Required.”

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As of the date of this proxy statement/prospectus, Pypo’s two largest shareholders, Capital Ally Investments Limited, or Capital Ally, and Arch Digital Holdings Limited, or ARCH, beneficially own 2,685,200 Middle Kingdom Class B shares, which were acquired between November 10, 2008 and December 5, 2008, and which represent 87.4% of the outstanding Class B shares and 64.9% of the common stock and Class B common stock, voting as a group. As such, if ARCH and Capital Ally collectively vote for each of the proposals set forth in this proxy statement/prospectus, such proposals will achieve the required vote for completion.

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The redomestication and business combination will be accounted for as a reverse merger, whereby Pypo Cayman will be the continuing entity for financial reporting purposes and will be deemed to be the acquirer of Middle Kingdom. The redomestication and business combination are being accounted for as a reverse merger because (i) after the redomestication and business combination the former shareholders of Pypo Cayman will hold the substantial majority of the outstanding ordinary shares of MK Cayman and will have the ability to initially appoint the majority of the members of the board of directors of MK Cayman, and (ii) Middle Kingdom has no prior operations and was formed for the purpose of effecting a business combination such as the proposed business combination with Pypo. In accordance with the applicable accounting guidance for accounting for the redomestication and business combination as a reverse merger, initially Pypo will be deemed to have undergone a recapitalization, whereby its outstanding ordinary shares were converted into 45,000,000 ordinary shares of MK Cayman and 3,400,000 MK Cayman Class B redeemable warrants. Immediately thereafter, MK Cayman, as the parent company of Pypo Cayman, which is the continuing accounting entity, will be deemed to have acquired the assets and assumed the liabilities of Middle Kingdom in exchange for the issuance of MK Cayman securities, which will be identical in number and terms and similar in rights to the outstanding securities of Middle Kingdom, provided that, although the securities are similar in rights, significant differences are discussed in the section entitled “The Redomestication Proposal—Differences of Stockholders Rights.” However, although MK Cayman, as the parent company of Pypo, will be deemed to have acquired Middle Kingdom, in accordance with the applicable accounting guidance for accounting for the redomestication and business combination as a reverse merger, Middle Kingdom’s assets and liabilities will be recorded at their historical carrying amounts, which approximate their fair value, with no goodwill or other intangible assets recorded.

•	At the closing of the business combination, MK Cayman will enter into the following agreements:

•

lock-up agreements with all of the Pypo shareholders and certain beneficial owners of the Pypo shareholders who also serve on Pypo’s management team, or the management shareholders. These lock-up agreements provide that parties bound to such agreements may not sell or otherwise transfer any of the ordinary shares or Class B redeemable warrants of MK Cayman received in the business combination, subject to exceptions for underwritten offerings and transfers by the Pypo shareholders (but not the management shareholders) that are in compliance with applicable federal and state securities laws to persons who agree in writing to be bound by the terms of the lock-up agreement. Subject to early termination in the event of the early issuance of the earn-out shares pursuant to the change of control provisions in the merger agreement, the Pypo shareholders are bound to such lock-up restrictions for a period of 12 months from the closing date or, with respect to the earn-out shares, from the date such earn-out shares are issued. The management shareholders are subject to such lock-up restrictions for 24 months from the closing date or, with respect to the earn-out shares, from the date such earn-out shares are issued. These lock-up agreements do not impose any restrictions on ordinary shares acquired prior to the closing of the business combination by the Pypo shareholders or the management shareholders;

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a voting agreement that provides, among other things, that, until March 31, 2011 (or March 31, 2012 if the shares subject to the earn-out provision have not been issued prior to such date) at any meeting called for the purpose of electing directors to the MK Cayman board of directors, the two largest Pypo shareholders will agree to vote for one director nominated by Michael Marks and Bernard J. Tanenbaum III, on behalf of the Middle Kingdom stockholders; and

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a registration rights agreement pursuant to which the Pypo shareholders will be entitled to registration rights for their MK Cayman ordinary shares received in connection with the business combination.

Concurrently with the execution of the merger agreement, certain Pypo executives entered into employment agreements effective as of the closing to serve as officers of MK Cayman upon completion of the business combination.

For a description of these agreements, please see “Certain Agreements Relating to the Business Combination.”

Upon the closing of the business combination, MK Cayman’s fiscal year will be the twelve-month period ending on March 31 in any applicable year.

Enforceability of Civil Liabilities Against Foreign Persons

MK Cayman will be a company registered by way of continuance as an exempted company under the laws of the Cayman Islands and, upon completion of the business combination with Pypo, its subsidiaries and operating companies will be incorporated under the laws of the Cayman Islands and the PRC, and will operate only in the PRC. Substantially all of the assets of MK Cayman and its subsidiaries, including the Pypo entities, will be located in the PRC, and the majority of MK Cayman’s officers and directors named in this proxy statement/prospectus will reside outside the United States and all or a substantial portion of the assets of these persons will or may be located outside the United States.

It will be difficult for investors to enforce outside the United States a judgment against MK Cayman or its subsidiaries or its assets obtained in the United States in any actions, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. In addition, it may not be possible for investors to effect service of process within the United States upon them, or to enforce against them any judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States.

QUESTIONS AND ANSWERS ABOUT THE REDOMESTICATION, THE BUSINESS COMBINATION AND THE MIDDLE KINGDOM SPECIAL MEETING

These Questions and Answers below are only summaries of matters described in this proxy statement/prospectus. They do not contain all of the information that may be important to you. You should read carefully the entire document, including the annexes to this proxy statement/prospectus.

Q, What is Being Voted On?	A. You are being asked to vote on eight proposals:

•	The redomestication of Middle Kingdom to the Cayman Islands, resulting in it becoming MK Cayman. This proposal is called the “Redomestication Proposal

•	The proposed share exchange resulting in Pypo Cayman becoming a wholly owned subsidiary of MK Cayman. This proposal is called the “Business Combination Proposal.”

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The approval of the authorization of 1,000,000,000 ordinary shares in MK Cayman’s Memorandum of Association, as compared to 21,000,000 shares of capital stock currently authorized in Middle Kingdom’s Certificate of Incorporation, as agreed upon in the merger agreement. This proposal is called the “Share Increase Proposal.”

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The approval of the elimination in MK Cayman’s Memorandum of Association of the classified board currently authorized in Middle Kingdom’s Certificate of Incorporation, as agreed upon in the merger agreement. This proposal is called the “Declassification Proposal.”

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To approve in MK Cayman’s Memorandum of Association a provision providing that the amendment of either of MK Cayman’s Memorandum of Association or Articles of Association will require a vote of two-thirds of its shareholders voting in person or by proxy at a meeting, as compared to the vote of a majority of the outstanding stock as set forth in Middle Kingdom’s Certificate of Incorporation. This proposal is called the “Amendment Proposal.”

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To approve in MK Cayman’s Memorandum of Association a provision providing that the quorum for a meeting of shareholders will be one-third of its outstanding shares, as opposed to a majority of the outstanding stock entitled to vote as set forth in Middle Kingdom’s bylaws. This proposal is called the “Quorum Proposal.”

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To approve in MK Cayman’s Articles of Association a provision providing that the MK Cayman shareholders may pass resolutions without holding a meeting only if such resolutions are passed by a unanimous written resolution signed by all of the shareholders entitled to vote, as opposed to the provisions in Middle Kingdom’s Certificate of Incorporation that provide that stockholders may take action without a meeting if written consent to the action is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders. This proposal is called the “Shareholder Consent Proposal.”

•	The approval of any adjournment of the special meeting for the purpose of soliciting additional proxies. This proposal is called the “Adjournment Proposal.”

Q. Why is Middle Kingdom proposing the redomestication?

A. As substantially all of the business operations of Pypo are conducted outside the United States, Middle Kingdom and Pypo determined to complete the redomestication as part of the business combination. See “The Redomestication Proposal” below.

Q. Why is Middle Kingdom proposing the business combination?	A. Middle Kingdom was organized to effect a business combination with an operating business based in the PRC. After the consummation of the redomestication and the business combination, the operating company of MK Cayman will be Beijing Pypo Technology Group Company Limited, a PRC entity wholly owned by Pypo Cayman. Middle Kingdom believes that a business combination with Pypo will provide Middle Kingdom stockholders with an opportunity to invest in a company with significant growth potential. If Middle Kingdom is unable to complete the business combination with Pypo or another business combination by August 31, 2009, it will be forced to liquidate and distribute to its Class B stockholders the amount in the trust account, with any remaining net assets being distributed to its common stockholders. See “The Business Combination Proposal” below.

Q. Why are stockholders of Middle Kingdom being asked to approve actions that will be taken by MK Cayman?	A. Middle Kingdom Class B stockholders are being asked to approve the entry into the business combination by MK Cayman, as Middle Kingdom’s Certificate of Incorporation requires that the majority of the Middle Kingdom Class B shares approve its business combination with Pypo and as the business combination will not take effect unless and until Middle Kingdom’s corporate domicile becomes the Cayman Islands.

Q. Why is Middle Kingdom proposing the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Quorum Proposal and the Shareholder Consent Proposal?	A. Middle Kingdom is proposing the Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal as MK Cayman’s Memorandum of Association includes provisions that are materially different from Middle Kingdom’s Certificate of Incorporation, and the stockholders of Middle Kingdom would be entitled to vote on such changes if they were proposed as amendments to Middle Kingdom’s Certificate of Incorporation.

Q. Why is Middle Kingdom proposing to approve any adjournment of the special meeting?	A. Middle Kingdom is proposing to approve any adjournment of the special meeting so that Middle Kingdom may delay the meeting in the event that it appears that the other proposals to be presented at the meeting will not be approved. This will provide Middle Kingdom’s management with more time to solicit stockholders to vote or change their votes.

Q. Does the Middle Kingdom board of directors recommend voting in favor of the Redomestication Proposal, the Business Combination Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Quorum Proposal, the Shareholder Consent Proposal and the Adjournment Proposal for the purpose of soliciting additional proxies?

A. After careful consideration of the redomestication plan, the business combination and the terms and conditions of the merger agreement, the board of directors of Middle Kingdom has determined that the Redomestication Proposal, the Business Combination Proposal, the Share Increase Proposal, the Declassification Proposal, the Amendment Proposal, the Quorum Proposal and the Adjournment Proposal are in the best interests of the Middle Kingdom stockholders. In reaching its decision with respect to the business combination and the transactions contemplated thereby, the board of directors of Middle Kingdom reviewed various industry and financial data and the due diligence and evaluation materials provided by the Pypo shareholders. The board of directors did not obtain a fairness opinion on which to base its assessment.

Middle Kingdom’s board of directors recommends that Middle Kingdom stockholders vote:

•	FOR the Redomestication Proposal;

•	FOR the Business Combination Proposal;

•	FOR the Share Increase Proposal;

•	FOR the Declassification Proposal;

•	FOR the Amendment Proposal;

•	FOR the Quorum Proposal;

•	FOR the Shareholder Consent Proposal; and

•	FOR the Adjournment Proposal.

See “Summary—Interests of Middle Kingdom Officers and Directors in the Business Combination” for a discussion of how the interests of the Middle Kingdom executive officers and directors are different from those of yours as a stockholder.

Q. How do the Middle Kingdom insiders intend to vote their shares?	A. All of the Middle Kingdom insiders, including its officers and directors, have indicated that they intend to vote all of their common stock and Class B common stock in favor of the Redomestication Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal, Shareholder Consent Proposal and any Adjournment Proposal and all of their Class B common stock in favor of the Business Combination Proposal.

Q. How much of MK Cayman will existing Middle Kingdom stockholders own after the business combination?

A. After the business combination, if no Middle Kingdom stockholder demands that Middle Kingdom convert its Class B shares into a pro rata portion of the funds available in the trust account, and if the 23,000,000 ordinary shares subject to the earn-out provision are not earned, then existing Middle Kingdom stockholders, excluding the Pypo shareholders that own shares of Middle Kingdom, are expected to beneficially own approximately 2.9% of the outstanding ordinary shares of MK Cayman, excluding shares that may be acquired upon the exercise of outstanding warrants. Existing Middle Kingdom stockholders would own less than that percentage of shares if one or more Middle Kingdom Class B stockholders voted against the business combination proposal and demanded conversion of their shares into a pro rata portion of the funds available in the trust account or if some or all of the shares subject to the earn-out provision were issued to the Pypo shareholders.

Q. How much dilution will I experience?	A. Currently there are 1,065,650 shares of common stock and 3,072,263 shares of Class B common stock issued and outstanding, of which Capital Ally and ARCH, Pypo’s shareholders, collectively beneficially own 2,685,200 shares of Middle Kingdom Class B common stock. At least 45,000,000 additional ordinary shares will be issued to Pypo shareholders upon the consummation of the business combination. As a result, immediately following the business combination, current stockholders, excluding the Pypo shareholders that own shares of Middle Kingdom, are expected to beneficially own approximately 2.9% of the outstanding ordinary shares of MK Cayman, excluding shares that may be acquired upon the exercise of outstanding warrants, which represents significant dilution of ownership. To the extent shares up to an additional 23,000,000 ordinary shares representing additional consideration are issued to the Pypo shareholders upon achieving certain adjusted net income targets and outstanding warrants are exercised, the current stockholders will experience further dilution of their ownership interest. In addition, following the consummation of the business combination, MK Cayman may adopt a share incentive plan under which it may grant shares or warrants to qualified employees in an amount up to 6% of its total outstanding shares, which would likely vest over a period of three to four years. The issuance of such equity awards would also dilute the ownership interests of the existing MK Cayman shareholders at the time of issuance.

Q. Do Middle Kingdom stockholders have appraisal rights under Delaware law or dissenters rights under Arizona law?	A. The Middle Kingdom stockholders do not have appraisal rights under Delaware corporate law or dissenters rights under Arizona corporate law.

Q. How will the redomestication be accomplished?	A. Middle Kingdom will effect a short-form merger pursuant to which it will merge with and into MK Arizona, a wholly owned Arizona subsidiary, with MK Arizona surviving the merger. After the merger, MK Arizona will become a Cayman Islands exempted company, MK Cayman, pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. This procedure will result in you becoming a shareholder in MK Cayman instead of Middle Kingdom.

Q. Why is an Arizona subsidiary involved in the redomestication?

A. Delaware law would require approval by 100% of Middle Kingdom’s common and Class B stockholders to change its place of incorporation to the Cayman Islands by conversion or continuation. Because Middle Kingdom’s common and Class B stock is publicly traded, obtaining 100% approval is impractical. By using an Arizona subsidiary in an intermediate step, Middle Kingdom is only required to obtain approval of a majority of its outstanding common stock and Class B common stock for the redomestication.

Q. What will I receive in the redomestication?	A. First, each outstanding share of Middle Kingdom Class B and common stock will automatically be converted into one Class B or one common share, as applicable, of the Arizona corporation, and each outstanding Class A warrant, Class B redeemable warrant or purchase option of Middle Kingdom will be assumed by the Arizona corporation and entitle the holder to purchase an equivalent number and type of security in the Arizona corporation. Second, each outstanding share of common stock and Class B common stock of the Arizona corporation will automatically be converted to one ordinary share of MK Cayman, and each outstanding Class A warrant, Class B redeemable warrant or purchase option of the Arizona corporation will be assumed by MK Cayman and entitle the holder to purchase the equivalent number of ordinary shares in MK Cayman.

Q. What happens post-business combination to the funds deposited in the trust account?	A. Middle Kingdom Class B stockholders exercising conversion rights will receive their pro rata portion of the trust account. The balance of the funds available in the trust account will be released to MK Cayman and will be utilized for acquisitions and operating capital subsequent to the closing of the business combination.

Q. What happens if the redomestication and the business combination are not consummated?	A. If Middle Kingdom does not redomesticate and acquire Pypo in the business combination, Middle Kingdom will dissolve and distribute to its Class B stockholders their pro rata portion of the amount of the funds available in the trust account, with any remaining net assets being distributed to its common stockholders. Following dissolution, Middle Kingdom would no longer exist as a corporation.

In any liquidation, the funds held in the trust account, plus any interest earned thereon (net of taxes payable), less the portion of such interest previously paid to Middle Kingdom, will be distributed pro rata to Middle Kingdom’s Class B common stockholders, with any remaining out-of-trust net assets being distributed to Middle Kingdom’s common stockholders. See the risk factor on page 51 of this proxy statement/prospectus relating to risks associated with the dissolution of Middle Kingdom.

Q. What will the name of the surviving company be after the redomestication and the business combination have been consummated?	A. The name of the surviving corporation after the consummation of the redomestication and the business combination will be “Pypo China Holdings Limited.”

Q. Do Middle Kingdom stockholders have conversion rights?

A. If you hold shares of Class B common stock, then you have the right to vote against the Business Combination Proposal and demand that Middle Kingdom convert these shares into a pro rata portion of the funds available in the trust account. These rights to vote against the Business Combination Proposal and to demand conversion of the Class B shares into a pro rata portion of the funds available in the trust account are sometimes referred to as conversion rights. Holders of common stock or Class A warrants or Class B redeemable warrants issued by Middle Kingdom do not have any conversion rights.

Pursuant to the arrangements established at the time of Middle Kingdom’s IPO, all of Middle Kingdom Class B stockholders are entitled to elect conversion of their Class B shares in the event they vote against the business combination and tender their shares as described in the section entitled “The Middle Kingdom Special Meeting - Conversion Procedures.” However, the business combination will not be consummated if the holders of 336,019 or more of the Class B common stock exercise their conversion rights in connection with the business combination.

Q. If I have conversion rights, how do I exercise them?	A. If you wish to exercise your conversion rights, you must vote against the Business Combination Proposal and demand that Middle Kingdom convert your shares into cash in accordance with the procedures set forth in the section below entitled “The Middle Kingdom Special Meeting—Conversion Rights.” If, notwithstanding your vote, the business combination is completed, then you will be entitled to receive a pro rata portion of the funds available in the trust account, including any interest earned thereon (net of taxes payable) through the record date, less the portion of such interest previously paid to Middle Kingdom.

If you elect to convert your shares, you must elect either to physically tender your stock certificates to Middle Kingdom’s transfer agent prior to the vote taken with respect to the proposed business combination or to deliver your shares electronically to the transfer agent using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System vote taken with respect to the proposed business combination.

If you vote via telephone or internet, you will not be able to exercise your conversion rights.

Q. When do you expect the business combination to be completed?	A. It is anticipated that the business combination will be completed promptly following the Middle Kingdom special meeting on , 2009.

Q. If I am not going to attend the special meeting in person, should I return my proxy card instead?	A. Yes. After carefully reading and considering the information in this proxy statement/prospectus, please fill out and sign your proxy card. Then return it in the return envelope as soon as possible, so that your shares may be represented at the special meeting. You may also submit a proxy by telephone or on the internet, as explained on the proxy card. A properly executed proxy will be counted for the purpose of determining the existence of a quorum.

Q. How do I change my vote?	A. You must send a later-dated, signed proxy card to Middle Kingdom’s secretary prior to the date of the special meeting or attend the special meeting in person and vote.

Q. If my shares are held in “street name,” will my broker automatically vote them for me?	A. No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares. Your broker can tell you how to provide these instructions.

Q. Do I need to turn in my old certificates?	A. No. If you hold your securities in Middle Kingdom in certificate form, as opposed to holding them through your broker, you do not need to exchange them for certificates issued by MK Cayman. Your current certificates will be deemed to represent your rights in MK Cayman. Following the consummation of the business combination, you may exchange them by contacting the transfer agent, Continental Stock Transfer & Trust Company, Reorganization Department, and following their requirements for reissuance. If you elect conversion, you will need to deliver your old certificates to Continental Stock Transfer & Trust Company.

Q. Who can help answer my questions?	A. If you have questions, you may write or call:

Advantage Proxy
24925 13th Place South
Des Moines, WA 98198
(206) 870-8565

Q. When and where will the special meeting be held?	A. The meeting will be held at Eastern standard time on , 2009 at .

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the redomestication and business combination, you should read carefully this entire document and the other documents to which this proxy statement/prospectus refers you, including the merger agreement attached as Annex A to this proxy statement/prospectus. The merger agreement is the legal document that governs the redomestication and the business combination and the other transactions that will be undertaken in connection with the redomestication and the business combination. The merger agreement is also described in detail elsewhere in this proxy statement/prospectus. See “Where You Can Find More Information.”

The Parties

Middle Kingdom Alliance Corp.

Middle Kingdom Alliance Corp. is a blank check company organized as a corporation under the laws of the State of Delaware on January 17, 2006. It was formed to effect a business combination with an unidentified operating business having its primary or substantial operations in the People’s Republic of China. In December 2006, it consummated an initial public offering of its equity securities, from which it derived net proceeds of approximately $27.5 million, including proceeds from the partial exercise of the underwriters’ over-allotment option. The entirety of the funds raised in the IPO plus amounts raised in a private placement completed prior to the IPO, or $28,183,313, were placed in a trust account. Such funds and a portion of the interest earned thereon will be released upon consummation of the business combination and used to pay any amounts payable to Middle Kingdom stockholders that vote against the business combination and exercise their conversion rights. The remaining proceeds will be used for acquisitions and working capital. Other than its IPO and the pursuit of a business combination, Middle Kingdom has not engaged in any business to date.

If Middle Kingdom does not complete the business combination on or before August 31, 2009, upon approval of its stockholders, it will dissolve and promptly distribute to its Class B stockholders the amount in its trust account, less interest previously paid to Middle Kingdom, and will distribute to its common stockholders any remaining net assets after payment of its liabilities from non-trust account funds.

On December 10, 2008, at a special meeting of stockholders, the stockholders of Middle Kingdom approved three amendments to its Certificate of Incorporation, the effect of which is to (i) eliminate the provision of its certificate of incorporation that purported to prohibit amending its “business combination” provisions; (ii) extend the date before which the registrant must complete a business combination to avoid being required to liquidate from December 13, 2008 to August 31, 2009, and, in connection therewith, authorize Middle Kingdom to amend the trust agreement established in connection with Middle Kingdom’s initial public offering to extend the date by which the trust account must be liquidated from December 13, 2008 to August 31, 2009; and (iii) allow holders of less than 20% of the registrant’s Class B shares who voted against the three amendments considered at the meeting and elected conversion to convert their Class B shares into a portion of the funds available in the trust account. The three amendments were approved by a vote of 80.19%, 80.75% and 80.19%, respectively, of the shares of common stock and Class B common stock, voting as a group at the special meeting, and 348,042 Class B shares were converted into their pro rata portion of the trust account. Based on the number of Class B shares converted into the trust account in connection with the extension amendment, Middle Kingdom will not be able to complete the business combination if 336,019 or more Class B shares vote against the business combination and choose to convert their Class B shares into their pro rata portion of the trust account.

After the special meeting, Middle Kingdom also amended its trust account agreement to prohibit any further material changes in the distribution of trust account funds, including the date of such distribution, unless each and every Middle Kingdom stockholder specifically agrees in writing to such change. This amendment effectively precludes any additional extension of the period in which Middle Kingdom is permitted to consummate a business combination.

Middle Kingdom’s IPO prospectus stated that Middle Kingdom would not take any action allowing it to survive for a longer period of time if it did not appear it would be able to consummate a business combination within the time allotted in its Certificate of Incorporation. Therefore, Middle Kingdom’s stockholders may have securities law claims against Middle Kingdom for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security). Such claims may entitle stockholders asserting them to up to $8.00 per share, based on the initial offering price of the IPO units comprised of stock and warrants, less any amount received from sale of the originally attached warrants plus interest from the date of Middle Kingdom’s IPO (which, in the case of Class B stockholders, may be more than the pro rata share of the trust account to which they are entitled upon conversion or liquidation).

In general, a person who purchased shares pursuant to a defective prospectus or other representation, must make a claim for rescission within the applicable statute of limitations period, which is, (a) for claims made under Section 12(a)(1) of the Securities Act (relating to offers or sales of securities in violation of the registration provisions of the Securities Act), within one year of the violation upon which it is based and in no event more than three years after the security was bona fide offered to the public, (b) for claims made under Section 12(a)(2) of the Securities Act (relating to offers or sales of a security by means of a prospectus or oral communication, which includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading), within one year after the discovery of the untrue statement or the omission, or after such discovery should have been made by the exercise of reasonable diligence, but in no event more than three years after the sale, or (c) for claims brought under some state statutes, one year from the time the claimant discovered or reasonably should have discovered the facts giving rise to the claim, but not more than three years from the occurrence of the event giving rise to the claim. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Claims under the anti-fraud provisions of the federal securities laws must generally be brought within two years of discovery, but not more than five years after occurrence. Rescission and damages claims would not necessarily be finally adjudicated by the time the Pypo business combination is completed, and such claims would not be extinguished by consummation of that transaction.

MK Arizona Corp.

MK Arizona Corp. is an Arizona corporation. It has transacted no business to date except in connection with the redomestication and related transactions. All MK Arizona shares are currently held by Middle Kingdom.

Pypo China Holdings Limited

Pypo China Holdings Limited, or MK Cayman, will be an exempted Cayman Islands company. In the redomestication, MK Arizona will be converted into and continue its existence as MK Cayman. After the redomestication, you will be a shareholder of MK Cayman.

The mailing address of each of the principal executive offices for Middle Kingdom, MK Arizona, and MK Cayman is Middle Kingdom Alliance Corp., 333 Sandy Springs Circle, Suite 223, Atlanta, GA 30328, and its telephone number is (404) 257-9150.

Pypo Digital Company Limited

Pypo Digital Company Limited, or Pypo Cayman, is an exempted holding company formed under the laws of the Cayman Islands in October 2007. Pypo Cayman conducts its operations through its direct and indirect subsidiaries, including Beijing Pypo Technology Group Company Limited, or Pypo Beijing, a limited liability company incorporated under the laws of China in October 2003. Pypo Holdings (HK) Company Limited, or Pypo HK, an intermediary holding company and wholly owned subsidiary of Pypo Cayman, was incorporated under the laws of the Hong Kong SAR in October 2007. Pypo Cayman and its direct and indirect subsidiaries are referred to collectively as “Pypo.”

Pypo provides marketing, distribution and related services for manufacturers of wireless communications devices and accessories throughout China. Since commencing operations in 2003 as Pypo Beijing, Pypo has built a distribution, marketing and service platform that reaches consumers around the country, including:

•

a nationwide distribution network of consumer electronic stores, regional retailers, wireless operators and regional distributors consisting of approximately 9,500 retail outlets that carry Pypo’s products in over 350 cities across 30 Chinese provinces;

•	an approximately 3,860-person sales and marketing staff, including an exclusive 2,040-person sales force that provides dedicated customer service;

•	retail stores in 50 cities in Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu and Inner Mongolia provinces;

•	regional distribution centers in five major Chinese cities and twenty-two warehouses nationwide; and

•	an e-commerce website, www.dongdianwang.com.

Pypo generates revenues primarily from the distribution of mobile phones. Other sources of revenues include the distribution of notebook and peripheral products.

Pypo’s principal executive offices are located at South 3/F, Chang’An XingRong Center, No. 1 NaoShiKou Street, XiCheng District, Beijing, China, and its telephone number is 86-10-5832-5832.

The Business Combination

The merger agreement provides for a business combination transaction by means of a share exchange with the Pypo shareholders, which would result in Pypo Cayman becoming a wholly owned subsidiary of MK Cayman. This will be accomplished through an exchange of all the issued and outstanding shares of capital stock of Pypo Cayman for ordinary shares and Class B redeemable warrants of MK Cayman. Middle Kingdom and Pypo plan to complete the business combination promptly after the Middle Kingdom special meeting, provided that:

•

Middle Kingdom’s stockholders have approved each of the Redomestication Proposal, Business Combination Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal;

•	holders of 336,019 or fewer of the shares of Middle Kingdom’s Class B common stock have voted against the Business Combination Proposal and demanded conversion of their Class B shares into cash; and

•	the other conditions specified in the merger agreement have been satisfied or waived.

Acquisition Consideration

The holders of the outstanding shares of Pypo immediately before the business combination will receive from MK Cayman 45,000,000 ordinary shares and 3,400,000 Class B redeemable warrants of MK Cayman. In addition, MK Cayman has agreed to issue the Pypo shareholders up to an additional 23,000,000 MK Cayman ordinary shares pursuant to an earn-out provision in the merger agreement based on the adjusted net income of the combined company during the fiscal years ending March 31, 2010, 2011 and potentially 2012.

The earn-out will be based on the adjusted net income of MK Cayman during the fiscal years ending March 31, 2010, 2011 and potentially 2012. The term “adjusted net income” means the “Net Income Attributable to the Parent” as calculated and disclosed pursuant to Statement of Accounting Standards, or SFAS, No. 160, as set forth on the audited consolidated financial statements of MK Cayman comprising a part of the Forms 20-F filed with the Securities and Exchange Commission for the fiscal years ending March 31, 2010, 2011 or 2012 adjusted to:

•

add back to the “Net Income Attributable to the Parent” any charges for (a) “acquisition-related costs” as defined in and charged to expense pursuant to SFAS No. 141(R) and any other fees, expenses or payments to any third party related to the redomestication or business combination, (b) the amortization of intangibles, and (c) impairment of goodwill, each (a)—(c) as it relates to any acquisitions completed in, or pending at the end of, the applicable period (including the redomestication or business combination), by MK Cayman or the Pypo entities;

•

add back to the “Net Income Attributable to the Parent” any out-of-pocket (i.e., third party) expenses incurred to design, implement and annually assess disclosure controls and procedures and internal controls over financial reporting by MK Cayman or the Pypo entities as a consequence of MK Cayman’s compliance with the Sarbanes-Oxley Act;

•

add back to the “Net Income Attributable to the Parent” any charges for taxes payable by any of MK Cayman, MK Arizona or Middle Kingdom, or by the Pypo entities that are directly attributable to the redomestication or business combination, and that apply to the applicable period; and

•

deduct from the “Net Income Attributable to Parent” the financial statement tax benefit of the amount in the above bullets, computed by multiplying the amount of the adjustment in the above bullets by the statutory tax rate applicable to MK Cayman or the Pypo entity that incurred the expense;

provided, however, that if MK Cayman is no longer required or eligible to file a Form 20-F, then the “Net Income Attributable to Parent” as calculated and disclosed pursuant to SFAS No. 160 for any particular fiscal year shall be as set forth on the audited consolidated financial statements of MK Cayman for such fiscal year.

The 23,000,000 ordinary shares subject to the earn-out provision, or the earn-out shares, will be issued to the Pypo shareholders as follows:

•	10,000,000 shares will be issued to the Pypo shareholders if MK Cayman’s adjusted net income during either of the fiscal years ending March 31, 2010 or 2011 equals or exceeds $54,000,000; and

•	13,000,000 shares will be issued to the Pypo shareholders if MK Cayman’s adjusted net income during either of the fiscal years ending March 31, 2011 or 2012 equals or exceeds $67,000,000.

Satisfaction of the 80% Test

Middle Kingdom’s board of directors has determined that the fair market value of Pypo is at least 80% of Middle Kingdom’s net assets. Middle Kingdom’s board of directors derived a $378,000,000 valuation for Pypo based upon a comparative price analysis of the price earnings ratio for companies similar to Pypo as compared to the anticipated price earnings ratio of Pypo. The board of directors came to the determination that since the fair market value of Pypo is at least equal to 80% of Middle Kingdom’s net assets before taking into account the earn-out payments, the earn-out thresholds, if achieved, would only represent an increase in the value of Pypo, which would therefore further exceed the 80% threshold. See the section entitled “The Business Combination—Satisfaction of the 80% Test” for more information on the analysis conducted by Middle Kingdom’s management.

Management of MK Cayman; Voting Agreement

Upon the consummation of the business combination, the initial MK Cayman board of directors will consist of seven directors, of which the Pypo shareholders will designate six directors to MK Cayman’s board and the board of Middle Kingdom will designate a seventh director. Of the six directors designated by Pypo, at least three shall be “independent directors” as defined by NASDAQ Marketplace Rules, provided that a majority of independent directors then serving on the MK Cayman board may amend, modify or terminate the requirement that the Pypo shareholders designate six directors and how many of those six must be independent directors. Such independent directors will serve as members of MK Cayman’s audit committee. Upon the consummation of the business combination, MK Cayman’s directors are expected to be Mr. Kuo Zhang, Mr. Dongping Fei, Mr. Michael Marks, Mr. Alex Fan, Mr. Andrew Ryan, Mr. Linzhen Xie and Ms. Mofang Li. Messrs. Fan, Ryan and Xie and Ms. Li are expected to be independent directors. Additionally, Messrs. Fan, Ryan and Xie are expected to serve on MK Cayman’s audit committee.

After consummation of the business combination, Pypo’s two largest shareholders, Arch Digital Holdings Limited and Capital Ally Investments Limited, will beneficially own approximately 31.8% and 65.3% of MK Cayman’s outstanding stock, respectively. At the closing of the business combination, ARCH, Capital Ally, Mr. Marks and Mr. Tanenbaum as representatives of Middle Kingdom, and MK Cayman will enter into a voting agreement. The voting agreement provides, among other things, that, until March 31, 2011 (or March 31, 2012 if the shares subject to the earn-out provision have not been issued prior to such date) at any meeting called or action taken for the purpose of electing directors to the MK Cayman board of directors, ARCH and Capital Ally will agree to vote for one director nominated by Mr. Marks and Mr. Tanenbaum, on behalf of the Middle Kingdom stockholders. The voting agreement is attached as Annex F hereto. We encourage you to read the voting agreement in its entirety.

After the consummation of the business combination, the executive officers of MK Cayman will be:

•	Mr. Dongping Fei, currently a director of Pypo Cayman and Pypo’s chief executive officer and president, as the chief executive officer and a director of MK Cayman;

•	Mr. Kim Chuan (“Jackie”) Leong, currently a vice president and the chief financial officer of Pypo, as the chief financial officer of MK Cayman;

•	Mr. Clement Kwong, currently a director of Pypo Cayman, as senior vice president of corporate strategy of MK Cayman;

•	Mr. Kuo Zhang, currently a director of Pypo Cayman and the chairman of Pypo Beijing’s board of directors, as chairman of MK Cayman’s board of directors;

•	Mr. Hengyang Zhou, who will continue to serve in his position as executive vice president of Pypo Beijing and president of distribution;

•	Mr. Francis Kwok Cheong Wan, who will continue to serve in his position as vice president of Pypo Beijing and president of e-commerce;

•	Mr. Bernard J. Tanenbaum III, currently chief executive officer of Middle Kingdom, as senior vice president of corporate communications of MK Cayman; and

•	Mr. Michael Marks, currently the president and director of Middle Kingdom, as a director of MK Cayman.

See the section entitled “Directors and Executive Officers” for biographical information about MK Cayman’s directors and executive officers after the consummation of the business combination.

Lock-Up Agreements

The Pypo shareholders and the management shareholders have entered into lock-up agreements providing that they may not sell or otherwise transfer any of the ordinary shares or Class B redeemable warrants of MK Cayman received in the business combination, subject to certain exceptions, for a period of:

•

24 months from the closing date of the business combination (or, with respect to the earn-out shares, from the date of issuance of such shares) for those securities beneficially owned by the management shareholders consisting of 50% of the securities owned by Capital Ally, which are deemed in the lock-up agreements to be attributed to Messrs. Zhang, Fei, Zhou and Wan; and

•

12 months from the closing date of the business combination (or, with respect to the earn-out shares, from the date of issuance of such shares) for those securities beneficially owned by ARCH and 50% of the securities owned by Capital Ally, which are attributable to Golden Meditech Company Limited.

Notwithstanding the foregoing, nothing in the lock-up agreement restricts transfers of the shares by the Pypo shareholders (other than the management shareholders) in a secondary underwritten public offering, or that are in compliance with applicable federal and state securities laws to persons who agree in writing to be bound by the terms of the lock-up agreement. Furthermore, nothing in the lock-up agreement restricts transfers of the shares or the entering into or execution of any agreements, contracts or arrangements by the Pypo shareholders (including the management shareholders) in connection with a change of control as such term is defined in the merger agreement. These lock-up agreements do not impose any restrictions on the ordinary shares acquired prior to the closing of the business combination by the Pypo shareholders or the management shareholders.

The lock-up agreements were entered into to ensure that the ordinary shares and Class B redeemable warrants of MK Cayman received by the Pypo shareholders in the acquisition will not impact the market price during the periods in which the restrictions apply.

Registration Rights Agreement

At the closing of the business combination, MK Cayman and the Pypo shareholders will enter into a registration rights agreement pursuant to which the Pypo shareholders will be entitled to registration rights for their MK Cayman ordinary shares received in connection with the business combination. Pursuant to the registration rights agreement, the Pypo shareholders are entitled to demand that MK Cayman register the ordinary shares held by the Pypo shareholders. In addition, the Pypo shareholders have “piggy-back” registration rights on registration statements filed subsequent to the date of the business combination. MK Cayman will bear the expenses incurred in connection with the filing of any such registration statements.

Date, Time and Place of Special Meeting of Middle Kingdom’s Stockholders

The special meeting of the stockholders of Middle Kingdom will be held at             , Eastern standard time, on                     , 2009, at             , to consider and vote upon the Redomestication Proposal, Business Combination Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal, Shareholder Consent Proposal and the Adjournment Proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of either Middle Kingdom common stock or Class B common stock at the close of business on                    , 2009, the

record date for the special meeting. If you own shares of Class B common stock, you will be entitled to vote on all the proposals to be considered at the special meeting. If you own shares of common stock, you will be entitled to vote on the Redomestication Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal, Shareholder Consent Proposal and Adjournment Proposal to be considered at the special meeting, but not on the Business Combination Proposal. You will have one vote for each share of Middle Kingdom common stock or Class B common stock you owned at the close of business on the record date. Middle Kingdom Class A warrants or Class B redeemable warrants do not have voting rights. On the record date, there were 3,072,263 shares of Middle Kingdom Class B common stock outstanding, and 1,065,650 shares of Middle Kingdom common stock outstanding.

Approval of the Pypo Shareholders

All of the Pypo shareholders have approved the transactions contemplated in the merger agreement. Accordingly, no further action by the Pypo shareholders is needed to approve the business combination.

Quorum and Vote Required to Approve the Proposals by the Middle Kingdom Stockholders

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A quorum of Middle Kingdom stockholders is necessary to hold a valid meeting. For purposes of the Redomestication Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal, Shareholder Consent Proposal and Adjournment Proposal, a quorum will be present at the Middle Kingdom special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. For purposes of the Business Combination Proposal, a quorum will be present at the special meeting if a majority of the outstanding Class B shares entitled to vote at the special meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum for all eight proposals.

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The approval of the Redomestication Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Middle Kingdom common stock and Class B common stock, voting as a group, on the record date.

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Pursuant to Middle Kingdom’s Certificate of Incorporation, the approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the shares of Middle Kingdom Class B common stock present in person or represented by proxy and cast at the special meeting. However, the business combination will not be consummated if the holders of 336,019 or more of the shares of the Class B common stock exercise their conversion rights in connection with the business combination.

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The approval of the Adjournment Proposal will require the affirmative vote of holders of a majority of the voting power of Middle Kingdom’s common stock and Class B common stock, voting as a group, represented in person or by proxy.

Abstentions will have the same effect as a vote “AGAINST” the Redomestication Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal, Shareholder Consent Proposal and the Adjournment Proposal, but will have no effect on the Business Combination Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the effect of votes against the Redomestication Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal, but will have no effect on the Business Combination Proposal or the Adjournment Proposal. Please note that you cannot seek conversion of your Class B shares unless you affirmatively vote against the Business Combination Proposal and specifically seek conversion as discussed under the section entitled “The Middle Kingdom Special Meeting—Conversion Rights.”

Relation of Proposals

The business combination will not be consummated unless the Redomestication Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal are each approved, and the redomestication will not be consummated unless the Business Combination Proposal is approved.

Conversion Rights

Pursuant to Middle Kingdom’s Certificate of Incorporation, a holder of shares of Middle Kingdom’s Class B common stock may, if the stockholder affirmatively votes against the business combination, demand that Middle Kingdom convert such Class B shares into cash. Demand may be made by checking the box on the proxy card provided for that purpose and returning the proxy card in accordance with the instructions provided, and, at the same time, ensuring your bank or broker complies with the requirements identified in the section entitled “The Middle Kingdom Special Meeting—Conversion Procedures.” You will only be entitled to receive cash for these Class B shares if you continue to hold them through the closing of the business combination.

In connection with tendering your shares for conversion, you must elect either to physically tender your stock certificates to Middle Kingdom’s transfer agent prior to the vote taken with respect to the proposed business combination or to deliver your shares electronically to the transfer agent using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System prior to the vote taken with respect to the proposed business combination, which election would likely be determined based on the manner in which you hold your shares. Traditionally, in order to perfect conversion rights in connection with a blank check company’s business combination, a holder could vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise such holder’s conversion rights. After the business combination was approved, the company would contact such stockholder to arrange for it to deliver its certificate to verify ownership. As a result, the stockholder then had an “option window” after the consummation of the business combination during which it could monitor the price of the stock in the market. If the price rose above the conversion price, it could sell its shares in the open market before actually delivering its shares to the company for cancellation in consideration for the conversion price. Thus, the conversion right, to which stockholders were aware they needed to commit before the stockholder meeting, would become a “put” right surviving past the consummation of the business combination until the converting holder delivered its certificate. The requirement for physical or electronic delivery prior to the vote taken with respect to the proposed business combination ensures that a converting holder’s election to convert is irrevocable once the business combination is approved.

Through the DWAC system, this electronic delivery process can be accomplished by the stockholder, whether or not it is a record holder or its shares are held in “street name,” by contacting the transfer agent or its broker and requesting delivery of its shares through the DWAC system. Middle Kingdom believes that approximately 80% of its shares are currently held in “street name.” Delivering shares physically may take significantly longer. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC, and Middle Kingdom’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $35 and the broker would determine whether or not to pass this cost on to the converting holder. It is Middle Kingdom’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. Middle Kingdom does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Such stockholders will have less time to make their investment decision than those stockholders that do not elect to exercise their conversion rights. Stockholders who request physical stock certificates and wish to convert may be unable to meet the deadline for tendering their shares before exercising their conversion rights and thus will be unable to convert their shares.

Certificates that have not been tendered in accordance with these procedures prior to the vote taken with respect to proposed business combination will not be converted to cash. In the event that a stockholder tenders its Class B shares and decides prior to the special meeting that it does not want to convert its Class B shares, the stockholder may withdraw the tender. In the event that a stockholder tenders Class B shares and the business combination is not completed, these shares will not be converted to cash and the physical certificates representing these Class B shares will be returned to the stockholder promptly following the determination that the business combination will not be consummated. Middle Kingdom anticipates that a stockholder who tenders Class B shares for conversion in connection with the vote to approve the business combination would receive payment of the conversion price for such Class B shares soon after the completion of the business combination. Middle Kingdom will hold the certificates of stockholders that elect to convert their Class B shares into a pro rata portion of the funds available in the trust account until such Class B shares are converted to cash or returned to such stockholders.

If properly demanded, Middle Kingdom will convert each share of Class B common stock into a pro rata portion of the funds available in the trust account, calculated as of two business days prior to the anticipated consummation of the business combination. As of the record date, this would amount to approximately $            per share. If you exercise your conversion rights, you will be exchanging your shares of Middle Kingdom Class B common stock for cash and will no longer own the shares upon the consummation of the business combination. You will be entitled to receive cash for these shares only if you affirmatively vote against the business combination, properly demand conversion, and tender your stock certificate to Middle Kingdom’s transfer agent prior to the vote taken with respect to proposed business combination. If the business combination is not completed, these Class B shares will not be converted into cash. However, if Middle Kingdom is unable to complete the business combination or another business combination by August 31, 2009, it will be forced to liquidate and all holders of Class B shares will receive a pro rata portion of the funds available in the trust account at the time of the liquidation.

The business combination will not be consummated if the holders of 336,019 or more of the Class B common stock exercise their conversion rights in connection with the business combination.

Proxies

Proxies may be solicited by mail, telephone or in person. If you grant a proxy, you may revoke your proxy before it is exercised at the special meeting by sending a notice of revocation to the secretary of Middle Kingdom, submitting a later-dated proxy statement or voting in person at the special meeting.

Stock Ownership

On the record date, directors and executive officers of Middle Kingdom and its affiliates beneficially owned and were entitled to vote 841,700 shares of Middle Kingdom common stock and 3,500 shares of Middle Kingdom Class B common stock, representing approximately 18.8% of Middle Kingdom’s issued and outstanding common stock and Class B common stock, as a group, and approximately 0.1% of Middle Kingdom’s issued and outstanding Class B common stock.

As of the date of this proxy statement/prospectus, Pypo’s two largest shareholders, Capital Ally and ARCH, beneficially own 2,685,200 Middle Kingdom Class B shares, which represent 87.4% of the outstanding Class B shares and 64.9% of the combined voting power of the common stock and Class B common stock. In connection with the agreement in principle by the Pypo shareholders to make the purchases that resulted in the acquisitions, Middle Kingdom’s directors and officers and initial sponsor agreed to transfer 50% of their Class A warrants to the Pypo shareholders upon closing of the business combination.

Interests of Middle Kingdom Officers and Directors in the Business Combination

When you consider the unanimous recommendation of Middle Kingdom’s board of directors in favor of adoption of the Redomestication Proposal, Business Combination Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal, and Shareholder Consent Proposal, you should note that Pypo’s executive officers and directors (who will become executive officers and directors of MK Cayman following consummation of the business combination) have interests in the transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•

If the business combination is not approved and Middle Kingdom is unable to complete another business combination by August 31, 2009, Middle Kingdom will be required to liquidate. In such event, the 750,000 shares of common stock held by Middle Kingdom officers, directors and affiliates, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless, as will the 90,450 Series A units that were acquired prior to the IPO for an aggregate purchase price of $723,600. The Middle Kingdom officers, directors and initial sponsor currently hold 90,450 shares of the common stock and 452,250 of the Class A warrants underlying the Series A units (of which 226,125 of the Class A warrants will be transferred upon the closing of the business combination). Such common stock and Class A warrants had an aggregate market value of $             based on the last sale price of $            and $            , respectively, on the OTC BB on                     , 2009, the record date.

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In connection with the IPO, Middle Kingdom’s current officers and directors agreed to indemnify Middle Kingdom for debts and obligations to vendors that are owed money by Middle Kingdom, but only to the extent necessary to ensure that certain liabilities do not reduce funds in the trust account. If the business combination is consummated, Middle Kingdom’s officers and directors will not have to perform such obligations. As of September 30, 2008, Middle Kingdom believes that the maximum amount of the indemnity obligation of Middle Kingdom’s officers and directors is approximately $715,669, which is equal to the amount payable to creditors and an outstanding payable to Wachovia Bank under Middle Kingdom’s line of credit of approximately $475,669 and $240,000, respectively, less amounts relating to creditors for which Middle Kingdom has received a waiver of each such creditor’s right to sue the trust account. Additionally, under certain circumstances, if Middle Kingdom terminates the merger agreement, Middle Kingdom may be required to pay Pypo a termination fee in the amount of $4,000,000. Pypo has not provided a waiver of any claims against the trust account in connection with the payment of the termination fee, such that the full amount of the termination fee may be required to be paid out of the trust account. Middle Kingdom does not have sufficient funds outside of the trust account to pay these obligations. Therefore, if the business combination is not consummated and vendors that have not signed waivers or Pypo, in connection with the termination fee, sue the trust account and win their cases, the trust account could be reduced by the amount of the claims and Middle Kingdom’s officers and directors would be required to fulfill their indemnification obligations. If Middle Kingdom is required to pay a termination fee pursuant to the terms of the merger agreement and such fee is paid from the proceeds of the trust account, its officers and directors subject to the indemnification obligations may not be able to satisfy their individual obligations to indemnify Middle Kingdom.

•

Warrants to purchase Middle Kingdom common stock held by Middle Kingdom’s officers and directors are exercisable upon consummation of the business combination. Based upon the closing price of Middle Kingdom’s common stock on                    , 2009, the record date, of $            , if all warrants held by Middle Kingdom’s officers and directors were exercised for common stock the value of such shares of common stock would be approximately $            .

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All rights specified in Middle Kingdom’s Certificate of Incorporation relating to the right of officers and directors to be indemnified by Middle Kingdom, and of Middle Kingdom’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the business combination. If the business combination is not approved and Middle Kingdom liquidates, Middle Kingdom will not be able to perform its obligations to its officers and directors under those provisions.

•	Upon completion of the business combination, Mr. Tanenbaum will serve as senior vice president of corporate communications of MK Cayman, and Mr. Marks will serve as a director of MK Cayman.

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Middle Kingdom’s financial, legal and other advisors have rendered services for which they may not be paid if the business combination is not approved, and certain of them may have the opportunity to provide additional services to MK Cayman in the future. As any recovery of such fees and expenses by these vendors will be much more difficult in the event the business combination is not approved, while such recovery is not expressly contingent on the outcome of the Middle Kingdom shareholder vote, these vendors could be viewed as having an interest in the outcome of such vote.

Interests of Pypo Officers and Directors in the Business Combination

When you consider the Redomestication Proposal, Business Combination Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal, you should note that Pypo’s executive officers and directors (who will become executive officers and directors of MK Cayman following consummation of the business combination) have interests in the transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

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Affiliates or immediate relatives of certain directors and officers of Pypo (including Messrs. Zhang, Zhou, Wan and Fei), who currently beneficially own shares in Pypo, are expected to beneficially own 15,075,000 ordinary shares of MK Cayman upon the closing of the business combination. Such persons are also expected to indirectly hold 850,000 Class B redeemable warrants of MK Cayman, subject to a two-year lock-up agreement as described in “Summary—Lock-Up Agreements.” Such persons are expected to beneficially own up to an additional 8,500,000 MK Cayman ordinary shares pursuant to an earn-out provision in the merger agreement based on the adjusted net income of the combined company during the fiscal years ending March 31, 2010, 2011 and potentially 2012. See “Summary—Acquisition Consideration.” MK Cayman and the Pypo shareholders will also enter into a registration rights agreement pursuant to which the Pypo shareholders will be entitled to registration rights for their MK Cayman ordinary shares to be received in connection with the business combination. See “Certain Agreements Relating to the Business Combination—Registration Rights Agreement.”

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Each of Mr. Zhang and Mr. Fei has entered into an employment agreement with Pypo Cayman and each of Mr. Zhou and Mr. Wan has entered into an employment agreement with Pypo Beijing. See “Certain Agreements Relating to the Business Combination—Employment Agreements.”

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The initial MK Cayman board of directors will consist of seven directors, of which the Pypo shareholders will designate six directors and Mr. Marks and Mr. Tanenbaum, on behalf of the Middle Kingdom stockholders, will designate a seventh director. The six Pypo designees will include

Mr. Zhang, a director of Pypo Cayman and Pypo Beijing’s current chairman, and Mr. Fei, a director of Pypo Cayman and Pypo’s chief executive officer and president, Mr. Alex Fan, a certified public accountant and president of a consulting firm, Mr. Andrew Ryan, a co-founder and corporate partner at a New York law firm, Mr. Linzhen Xie, an executive officer and chief scientist of a wireless and telecommunication service provider, and Ms. Mofang Li, a member of several technology and telecommunications advisory boards in China. Messrs. Fan, Ryan and Xie and Ms. Li are expected to be independent directors. Additionally, Messrs. Fan, Ryan and Xie are expected to serve on MK Cayman’s audit committee.

Conditions to the Closing of the Merger Agreement

Consummation of the merger agreement and the related transactions is conditioned on (i) the Middle Kingdom board not having withdrawn its approval of the terms and conditions of the merger; (ii) the Middle Kingdom common and Class B stockholders, voting as a group, approving the redomestication; and (iii) a majority in interest of the Middle Kingdom Class B stockholders voting at the special meeting approving the business combination, with holders of 336,019 or fewer of the shares of Middle Kingdom Class B common stock outstanding immediately before the consummation of the merger agreement properly exercising their rights to have their Class B shares converted into a pro rata share of the funds available in the trust account in accordance with Middle Kingdom’s Certificate of Incorporation, in each case at a meeting called for these purposes.

In addition, the consummation of the transactions contemplated by the merger agreement is conditioned upon certain closing conditions, including:

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the delivery by each party to the other party of a certificate to the effect that the representations and warranties of the delivering party are true and correct as of the closing, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on the Middle Kingdom parties, and all covenants contained in the merger agreement have been materially complied with by the delivering party;

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no action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental authorities to restrain, modify or prevent the carrying out of the transactions contemplated by the merger agreement; and

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no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting the party’s conduct or operations shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority, domestic or foreign, seeking the foregoing shall be pending.

Pypo’s Conditions to Closing of the Merger Agreement

The obligations of Pypo to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

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there shall have been no material adverse effect with respect to Middle Kingdom since June 30, 2008, including any material adverse effect arising from the efforts on the part of Middle Kingdom to extend its December 13, 2008 business combination deadline;

•	the receipt of necessary consents and approvals by third parties and the completion of necessary proceedings;

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the resignation of those officers and directors who are not continuing as officers and directors of MK Cayman, free of any claims for employment compensation in any form, except for any reimbursement of outstanding expenses existing as of the date of such resignation;

•	Pypo shall have received a legal opinion, which is customary for transactions of this nature, from counsel to Middle Kingdom;

•	Middle Kingdom shall have made appropriate arrangements with Continental Stock Transfer & Trust Company to have the trust account disbursed immediately upon the closing of the business combination;

•	Middle Kingdom shall have filed all reports and other documents required to be filed by Middle Kingdom under the U.S. federal securities laws through the closing date of the merger agreement;

•	no formal or informal SEC investigation or proceeding shall have been initiated by the SEC against any of the Middle Kingdom parties or any of their officers or directors; and

•

Middle Kingdom shall have maintained its status as a company whose common stock, Class B common stock, Class A warrants and Class B redeemable warrants are quoted on the OTC BB and no reason shall exist as to why such status shall not continue immediately following the closing.

Middle Kingdom’s Conditions to Closing of the Merger Agreement

The obligations of Middle Kingdom to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above in the second paragraph of this section, are conditioned upon each of the following, among other things:

•

there shall have been no material adverse effect with respect to Pypo since March 31, 2008, including any material adverse effect arising from the efforts on the part of Middle Kingdom to extend its December 13, 2008 business combination deadline;

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Pypo Cayman shall have furnished Middle Kingdom the unaudited consolidated balance sheets as of June 30, 2008 and the related consolidated statements of income and statements of cash flows of Pypo Cayman for the period then ended, which shall have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved;

•	Middle Kingdom shall have received a legal opinion, which is customary for transactions of this nature, from counsel to Pypo;

•	Middle Kingdom shall have received investor representation letters executed by the Pypo shareholders; and

•	no formal or informal SEC investigation or proceeding shall have been initiated by the SEC against any of the Pypo parties or any of their officers or directors.

Exclusivity; No Other Negotiation

The merger agreement contains detailed provisions prohibiting each of Middle Kingdom, Pypo and the Pypo shareholders party to the merger agreement from seeking an alternative transaction. These covenants generally prohibit Middle Kingdom, Pypo and the Pypo shareholders party to the merger agreement, as well as their officers, directors, subsidiaries, employees, agents and representatives, from taking any action to solicit an alternative acquisition proposal.

Termination and Termination Fee

The merger agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to Middle Kingdom’s stockholders, by:

•	mutual written consent of the parties;

•	either Middle Kingdom or the Pypo parties, if the closing has not occurred by (a) August 31, 2009, or (b) such other date as may be mutually agreed to;

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any Pypo party, if there has been a breach by Middle Kingdom of any representation, warranty, covenant or agreement contained in the merger agreement which has prevented the satisfaction of the conditions to the obligations of the Pypo parties under the merger agreement and the violation or breach has not been waived by the Pypo parties or cured by Middle Kingdom within ten business days after written notice from the Pypo parties;

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Middle Kingdom, if there has been a breach by the Pypo parties of any representation, warranty, covenant or agreement contained in the merger agreement which has prevented the satisfaction of the conditions to the obligations of Middle Kingdom under the merger agreement and such violation or breach has not been waived by Middle Kingdom or cured by the Pypo parties within ten business days after written notice from Middle Kingdom;

•

any Pypo party, if the Middle Kingdom board of directors fails to recommend or withdraws or modifies in a manner adverse to the Pypo parties its approval or recommendation of the merger agreement and the transactions contemplated under the merger agreement; and

•

either Middle Kingdom or the Pypo parties, if the redomestication and the business combination are not approved or if holders of 336,019 or more of Middle Kingdom’s Class B common stock exercise their right to convert their Class B common stock into cash from the trust account.

In the event of termination and abandonment by either Middle Kingdom or the Pypo parties, except as set forth below, all further obligations of the parties shall terminate, no party shall have any right against the other party, and each party shall bear its own costs and expenses.

If the Pypo parties terminate the merger agreement due to either: (a) a breach by Middle Kingdom of any representation, warranty, covenant or agreement contained in the merger agreement which has prevented the satisfaction of the conditions to the obligations of the Pypo parties under the merger agreement, which violation or breach has not been waived or cured as permitted by the merger agreement; or (b) the Middle Kingdom board of directors withdrawing or modifying its recommendation and approval of the merger agreement and the transactions contemplated under the merger agreement, then the Pypo parties will be entitled to damages in the amount of $4,000,000 immediately upon termination as liquidated damages and not as a penalty amount.

If Middle Kingdom terminates the merger agreement due to a breach by the Pypo parties of any representation, warranty, covenant or agreement contained in the merger agreement which has prevented the satisfaction of the conditions to the obligations of Middle Kingdom under the merger agreement, which violation or breach has not been waived or cured as permitted by the merger agreement, then Middle Kingdom will be entitled to damages in the amount of $4,000,000 immediately upon termination as liquidated damages and not as a penalty amount.

Amendment and Waiver

The merger agreement may be amended at any time by execution of an instrument in writing signed on behalf of each of the parties. At any time prior to the closing, either Middle Kingdom or Pypo may, to the extent allowed by applicable law, extend the time for the performance of the obligations under the merger agreement, waive any inaccuracies in representations and warranties made to the other party, and waive compliance with any of the agreements or conditions for the benefit of the other party. Any such extension or waiver must be in writing signed by both parties.

Quotation

Middle Kingdom’s outstanding Class B common stock, common stock, warrants and units are quoted on the OTC BB. Subsequent to the redomestication and business combination, Middle Kingdom expects that the ordinary shares, warrants and units of MK Cayman will be eligible for quotation on the OTC BB. Middle Kingdom does not currently meet the requirements for listing on NASDAQ. In the event Middle Kingdom meets such requirements either prior to or after the consummation of the business combination, Middle Kingdom or MK Cayman, as applicable, intends to apply for the listing of its securities on NASDAQ. There is no assurance that it will be able to do so.

Indemnification

Indemnification by the Pypo Shareholders

The Pypo shareholders have agreed, on a pro rata basis, to indemnify Middle Kingdom from any damages arising from: (a) any breach of any representation or warranty made by the Pypo entities; (b) any breach by any Pypo entity of its covenants or obligations to be performed at or prior to the closing; or (c) any breach by any Pypo shareholder of its representations or warranties, covenants or obligations in the merger agreement. Notwithstanding the foregoing, however, the representations, warranties, covenants and obligations that relate specifically and solely to a particular Pypo shareholder are the obligations of that particular Pypo shareholder only.

The amount of damages suffered by Middle Kingdom may be paid in cash, or, at the option of the Pypo shareholders, may be recovered by the repurchase by MK Cayman of a specified number of MK Cayman shares owned by the Pypo shareholders. If the Pypo shareholders opt to deliver shares instead of cash, the number of shares to be returned by the Pypo shareholders shall be equal to the aggregate amount of the damages agreed to be paid by the Pypo shareholders, divided by $8.50. Further, the repurchase price payable by MK Cayman will be equal to the amount of the damages suffered by Middle Kingdom.

Indemnification by Middle Kingdom

Middle Kingdom has agreed to indemnify each of the Pypo parties from any damages arising from: (a) any breach of any representation or warranty made by Middle Kingdom; or (b) any breach by Middle Kingdom of its covenants or obligations in the merger agreement to be performed at or prior to closing.

The amount of damages suffered by the Pypo parties shall be paid in newly issued MK Cayman shares. The number of MK Cayman shares to be issued to the Pypo parties shall be equal to the aggregate amount of the damages agreed to be paid by Middle Kingdom, divided by $8.50.

Limitations on Indemnity

Neither party will be entitled to indemnification unless the aggregate amount of damages to such party exceeds $1,000,000, and then only to the extent such damages exceed $1,000,000; provided that, with limited exceptions, the aggregate amount of damages payable by the indemnifying party to the indemnified party may not exceed $10,000,000.

Foreign Private Issuer

Based on currently available information, MK Cayman expects that it will become a foreign private issuer upon the consummation of the business combination, which would reduce the reporting requirements under the Securities Exchange Act of 1934, as amended, or the Exchange Act, resulting in fewer costs associated with financial and reporting compliance. For example, as a foreign private issuer, MK Cayman will be exempt from certain provisions applicable to U.S. public companies, including:

•	the rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•	provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material non-public information; and

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions, or a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months.

As a foreign private issuer, MK Cayman will file an annual report on Form 20-F within six months of the close of each fiscal year and reports on Form 6-K relating to certain material events promptly after MK Cayman publicly announces these events. However, because of the foregoing filing exemptions, MK Cayman’s shareholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States, such as Middle Kingdom. See the risk factor on page 45 of this proxy statement/prospectus relating to risks associated with MK Cayman becoming a foreign private issuer.

Comparison of Stockholder Rights

In connection with the consummation of the merger agreement, the board of directors of Middle Kingdom has unanimously approved a corporate reorganization of Middle Kingdom that would result in holders of Middle Kingdom securities holding securities in a Cayman Islands exempted company, rather than a Delaware corporation. If the Redomestication Proposal, Business Combination Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal are approved, Middle Kingdom, the current Delaware corporation, will effect a short-form merger pursuant to which it will merge with and into MK Arizona, a wholly owned Arizona subsidiary, with MK Arizona surviving the merger. Following the merger of Middle Kingdom and MK Arizona, MK Arizona will become MK Cayman, a Cayman Islands exempted company, pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. Middle Kingdom securities will be converted into securities of MK Arizona and then into securities of MK Cayman. The rights of Middle Kingdom stockholders will change accordingly. A comparison of the rights of stockholders under Delaware and Cayman Islands law is included elsewhere in this proxy statement/prospectus. See “The Redomestication Proposal—Differences of Stockholder Rights.”

Certain U.S. Federal Income Tax Consequences

Although there is a lack of authority directly on point, and thus, this conclusion is not entirely free from doubt, the merger will qualify as a nontaxable reorganization under applicable U.S. federal income tax principles and, accordingly, no gain or loss would be recognized by Middle Kingdom stockholders or warrantholders for U.S. federal income tax purposes as a result of their exchange of Middle Kingdom common stock or warrants for the common stock or warrants of MK Arizona.

In addition, although there is a lack of authority directly on point, and thus, this conclusion is not entirely free from doubt, the conversion also will qualify as a nontaxable reorganization under applicable U.S. federal income tax principles and, accordingly, no gain or loss would be recognized by MK Arizona stockholders or warrantholders for U.S. federal income tax purposes as a result of their exchange of MK Arizona common stock or warrants for the ordinary shares or warrants of MK Cayman. MK Arizona, however, would recognize gain (but not loss) for U.S. federal income tax purposes as a result of the conversion equal to the difference between the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the conversion. Any U.S. federal income tax liability incurred by MK Arizona as a result of such gain would become a liability of MK Cayman by reason of the conversion. MK Cayman would not recognize any gain or loss for U.S. federal income tax purposes as a result of the business combination and certain “anti-inversion” provisions in the Internal Revenue Code of 1986, as amended, or the Code, will not apply to treat MK Cayman as a U.S. corporation after the conversion and business combination.

Dividends payable by MK Cayman to its non-PRC shareholders and gains realized from the sale or transfer of shares of MK Cayman may be treated as PRC-sourced income and be subject to PRC tax at a rate of 10%. See “Risk Factors—Risks Relating to Doing Business in the People’s Republic of China—Dividends payable by Pypo Cayman or MK Cayman to its shareholders and gain on the sale or transfer of Pypo Cayman or MK Cayman’s shares may become subject to taxes under PRC tax laws.” If any such PRC taxes apply, MK Cayman’s non-PRC shareholders may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty or a foreign tax credit against such shareholder’s domestic income tax liability (subject to applicable conditions and limitations).

See “Material United States Federal Income Tax Considerations” below for further discussion of these tax consequences.

Anticipated Accounting Treatment

The redomestication and business combination will be accounted for as a reverse merger, whereby Pypo will be the continuing entity for financial reporting purposes and will be deemed to be the acquirer of Middle Kingdom. The redomestication and business combination are being accounted for as a reverse merger because (i) after the redomestication and business combination the former shareholders of Pypo Cayman will hold the substantial majority of the outstanding ordinary shares of MK Cayman and will have the ability to initially appoint the majority of the members of the board of directors of MK Cayman, and (ii) Middle Kingdom has no prior operations and was formed for the purpose of affecting a business combination such as the proposed business combination with Pypo.

In accordance with the applicable accounting guidance for accounting for the redomestication and business combination as a reverse merger, first Pypo will be deemed to have undergone a recapitalization, whereby its outstanding ordinary shares were converted into 45,000,000 ordinary shares of MK Cayman and 3,400,000 MK Cayman Class B redeemable warrants. Immediately thereafter MK Cayman, as the parent company of Pypo, which is the continuing accounting entity, will have been deemed to have acquired the assets and assumed the liabilities of Middle Kingdom in exchange for the issuance of the MK Cayman securities identical in number and terms to the outstanding securities of Middle Kingdom. However, although MK Cayman, as the parent company of Pypo, will be deemed to have acquired Middle Kingdom, in accordance with the applicable accounting guidance for accounting for the redomestication and business combination as a reverse merger, Middle Kingdom’s assets and liabilities will be recorded at their historical carrying amounts, which approximate their fair value, with no goodwill or other intangible assets recorded.

Regulatory Matters

The business combination and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirements or approvals, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, except for filings with the State of Delaware, State of Arizona and the Cayman Islands necessary to effectuate the transactions contemplated by the redomestication and the merger agreement.

Currency Conversion Rates

The consolidated financial statements of Pypo are prepared using the United States dollar. The financial records of Pypo’s PRC subsidiaries and its variable interest entity are prepared using Renminbi, or RMB, the currency of the PRC. For convenience, RMB amounts have been converted in certain sections of the proxy statement/prospectus into United States dollars. Unless otherwise noted, the conversion rate for any transaction is the average rate of exchange for such fiscal year, based on the exchange rates quoted by the People’s Bank of China; provided, however, that all transactions that occur following March 31, 2008 shall be converted at the rate of 7.019 RMB to each United States dollar, the exchange rate quoted by the People’s Bank of China on March 31, 2008.

With respect to the financial statements of Pypo’s PRC subsidiaries and its variable interest entity, Beijing Feijie Investment Co., Ltd., all assets and liabilities are translated at the rates of exchange quoted by the People’s Bank of China at the balance sheet date, except for the share capital and statutory reserves which are translated at the historical exchange rate, and all income and expense items are translated at the average rates of exchange over the year. All exchange differences arising from the translation of subsidiaries’ financial statements are recorded as a component of accumulated other comprehensive income in the statement of shareholders’ equity and comprehensive income.

Risk Factors

In evaluating the proposals to be voted on at the special meeting, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Board Solicitation

Your proxy is being solicited by the board of directors of Middle Kingdom on each of the eight proposals being presented to the stockholders at the special meeting.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or direct your vote to be cast to approve the redomestication and the business combination.

If MK Cayman completes the acquisition of Pypo pursuant to the merger agreement, the resulting company will be subject to a number of risks. You should carefully consider the risks described below and the other information included in this proxy statement/prospectus before you decide how you want to vote on the proposals. Following the closing of the merger agreement, the market price of MK Cayman’s securities could decline due to any of these risks, in which case you could lose all or part of your investment.

In assessing these risks, you should also refer to the other information included in this proxy statement/prospectus, including the consolidated financial statements and the accompanying notes of Middle Kingdom and Pypo, as well as the pro forma financial information set forth herein. You should note that MK Cayman would become a holding company with substantial operations in China following consummation of the business combination. As a result, MK Cayman would be subject to legal and regulatory environments that differ in many respects from those of the United States. MK Cayman’s business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below.

Risks Relating to the Business of Pypo

Pypo’s dependence on a limited number of suppliers and the ability of these suppliers to unilaterally terminate their relationship with Pypo could jeopardize Pypo’s ability to deliver products to customers and result in cancellation of orders and loss of revenue and market share.

Pypo primarily distributes mid- to high-end Samsung mobile phones in China. In addition to mobile phones, Pypo also distributes certain mobile phone accessories and Samsung’s Ultra Mobile Personal Computer, or UMPC, a portable wireless telecommunication device. During the years ended March 31, 2006, or fiscal 2006, March 31, 2007, or fiscal 2007, March 31, 2008, or fiscal 2008, and the six months ended September 30, 2008, sales of Samsung products accounted for approximately 99.8%, 96.3%, 91.6% and 98.2%, respectively, of Pypo’s total net revenues. As a result, Pypo primarily depends on Samsung to provide adequate inventories of mobile phone products on a timely basis and with favorable pricing and other terms.

Although Pypo entered into a five-year distribution agreement with Samsung in July 2008 for the distribution of Samsung’s mobile phone products in China, under the terms of such agreement Samsung has the right to terminate if Pypo’s sales volume experiences significant consecutive decreases in any six-month period for reasons unacceptable to Samsung. With respect to Samsung’s UMPC, Pypo’s distribution agreement with Samsung expired on December 31, 2008, and Pypo is in the process of negotiating its renewal with Samsung. However there is no assurance that Samsung will renew the agreement. Pypo generally obtains products from other suppliers through contracts signed on an annual basis. As a result, Pypo’s suppliers may terminate contracts or otherwise fail to provide Pypo with the quantities or models of products that Pypo orders.

Furthermore, these suppliers may refuse to provide products to Pypo on favorable or commercially reasonable terms. If any of the following occurs, Pypo may not be able to deliver products to customers in a timely manner, if at all, resulting in order cancellations, loss of revenues and/or loss of market share, which would have a material adverse effect on Pypo’s business, financial condition and results of operations:

•	downturn in Samsung’s business prospects and/or financial results;

•	loss of Samsung as a principal supplier;

•	loss of other existing suppliers;

•	failure to develop new suppliers;

•	failure to obtain favorable or reasonable pricing and other terms from suppliers;

•	inability of Samsung or other suppliers to satisfy Pypo’s inventory needs; or

•	inability of Samsung or other suppliers to provide products that appeal to Pypo’s customers.

Pypo faces a number of operational and industry risks. The market in which Pypo operates changes rapidly, and Pypo must be able to adjust to these changes in order to remain competitive.

Pypo faces a number of operational and industry risks, and the market for wireless telecommunications devices is fast-changing. Mobile handset technology advances rapidly, and product life cycles may be shorter than anticipated. In addition, the handset distribution market has experienced dramatic changes over the past several years, requiring national distributors to maintain efficient distribution logistics and wide retail distribution networks. Moreover, while the current fragmentation of the telecommunications market makes it difficult for manufacturers to sell products to consumers without distributors, this situation may not continue in the future. For instance, the PRC telecommunications industry is currently undergoing a restructuring initiative aimed at increasing competition, which is expected to result in three major operators offering a combination of fixed line and mobile communications services. It is unclear what effects, if any, the restructuring will have on the mobile telecommunications industry.

In addition, wireless operators have increasingly bundled mobile phone products and wireless services. These wireless operators typically procure mobile phone products from larger mobile phone distributors such as Pypo, rather than directly from manufacturers. Accordingly, wireless operators may increasingly become important customers for Pypo. If Pypo were unsuccessful in strengthening customer relationships with these wireless operators, it would not be able to capitalize on a potential source of significant revenues. Other changes relating to mobile phone retailers and distributors may have an adverse effect on Pypo’s operations, and Pypo may not be able to adapt effectively to these changes in order to remain competitive. Pypo’s failure to adapt effectively could erode its market share, result in a decline in its number of customers or lead to price reductions or increased spending for the marketing and promotion of its services and the products it distributes, any of which would adversely affect Pypo’s profitability and market share.

Pypo extends credit to its customers in the form of open account terms, which exposes Pypo to credit risks and could lead to difficulty in the collection of accounts receivable.

Pypo currently offers open account terms to certain customers, which may subject Pypo to credit risks, particularly to the extent that receivables represent sales to a limited number of customers or are concentrated in certain geographic markets. The collection of accounts receivable and Pypo’s ability to accelerate the collection cycle through the sale of accounts receivable may be affected by several factors, including, but not limited to:

•	Pypo’s credit policies;

•	the terms of the contracts by which Pypo extends credit to customers;

•	the overall credit rating of Pypo and its customers;

•	industry and economic conditions;

•	the ability of Pypo’s customers to provide security, collateral or guarantees for credit extended by Pypo; and

•	the operating results, financial position and cash flows of Pypo and its customers.

Adverse aspects of or changes to any of these factors, many of which are not in Pypo’s control, could create delays in collection or an inability to collect accounts receivable, which could impair Pypo’s cash flows and financial position and adversely affect Pypo’s results of operations.

Pypo extends credit only to those customers that it deems creditworthy based on an analysis of their credit profiles. As of December 31, 2008, Pypo had not discerned any recent trends in collections for customer accounts generally or with any particular customers. However, Pypo’s customers are subject to market risks, and Pypo expects the current economic conditions to affect mobile phone retailers and regional mobile phone distributors. Accordingly, Pypo periodically reviews its reserve for credit losses for adequacy considering economic conditions and trends and credit quality indicators. Pypo cannot be certain that its reserve for credit losses will be adequate to cover credit losses in its portfolio because of unanticipated adverse changes in the economy or events adversely affecting specific customers, industries or markets. If the credit quality of its customer base materially decreases as a result of economic conditions or if its reserves for credit losses are not adequate, Pypo’s business, financial condition and results of operations may suffer.

If Pypo fails to effectively manage the growth and expansion of its operations, it may be unable to expand its business and increase its revenues.

Pypo has experienced rapid growth and expansion, which places significant strain on its management personnel, systems and resources. To accommodate its continued growth, Pypo will need to implement new and upgraded operational and financial systems, procedures and controls, including improving its accounting and other internal management and control systems, all of which will require substantial efforts by management and others. Pypo will also need to expand, train, manage and motivate its workforce, and manage relationships with new and existing customers. In addition, as Pypo introduces new services or enters into new markets, it may face additional market, technological and operational risks and challenges. As a result of any of these risks, Pypo’s business, results of operations and financial condition could be materially and adversely affected.

Pypo’s strategy includes expansion by pursuing the selective business opportunities and diversifying its business scope, including joint ventures and recent initiatives into e-commerce. However, these initiatives require Pypo to commit substantial capital resources to business areas where Pypo possesses limited experience, and Pypo may be unable to compete effectively in such areas. Furthermore, Pypo’s competitors in these areas may possess greater resources and operating experience, and Pypo’s plans may be subject to economic, political and legal risks, including obtaining relevant regulatory approvals. Failure to achieve expected results in these new business areas may have a material adverse effect on Pypo’s business, results of operations and financial condition.

Future acquisitions and alliances may have an adverse effect on Pypo’s business to the extent they expose Pypo to new risks or fail to perform as expected. Conversely, Pypo’s failure to complete acquisitions or enter into suitable alliances may hinder its growth and future profitability.

One of Pypo’s key strategies is to grow through acquisitions, joint ventures and other strategic alliances. Joint ventures and strategic alliances may expose Pypo to operational, regulatory and market risks, as well as risks associated with additional capital requirements. In addition, Pypo may not be able to identify suitable future acquisition candidates or alliance partners. Even if Pypo identifies suitable candidates or partners, Pypo may be unable to complete an acquisition or alliance on commercially acceptable terms. If Pypo fails to identify appropriate candidates or complete desired acquisitions, Pypo may not be able to implement its growth strategies effectively or efficiently. In addition, Pypo’s acquisition and integration process may divert management from operating Pypo’s existing business, negatively affecting Pypo’s earnings and revenues.

Furthermore, any acquired companies may not perform as expected for various reasons, including legislative or regulatory changes or the loss of key customers and personnel, any of which could have a material adverse effect on Pypo’s business and results of operations. If Pypo is not able to realize the benefits envisioned from such acquisitions, joint ventures or other strategic alliances, Pypo’s overall profitability and growth plans may be adversely affected.

The average selling prices of wireless telecommunication products are subject to rapid decreases, and products may become obsolete or less marketable. Pypo must continue to adjust its product mix and optimize pricing.

As with most electronics-based products, average selling prices of mobile handsets are typically highest at the time of introduction of new products, which utilize the latest technology, and tend to decrease over time as such products become commoditized and are replaced by newer generation products. To date, this risk has not impacted Pypo to any material extent because Samsung, Pypo’s main supplier, generally adjusts the price it charges Pypo for Samsung’s products based on product life and may provide price protection against price decreases in certain circumstances. However, as Pypo’s business continues to grow, Pypo may increasingly be subject to downward pricing pressure, as its suppliers may not provide appropriate pricing adjustments to Pypo.

There is no assurance that Pypo will be able to predict the timing or amount of any decline in the average selling prices of the products it distributes. Moreover, Pypo is required to anticipate future technological changes and continually identify, obtain and market new products in order to minimize the risk of product obsolescence or decreased marketability. If Pypo were unable to adjust product mix and optimize pricing, its business, financial condition and results of operations would be harmed.

Pypo outsources its warehousing, logistics and certain marketing functions to third parties. Failure by these third parties to fulfill their responsibilities may negatively affect Pypo’s ability to maintain or promote its brand and may limit its future success.

Pypo believes that its customers’ recognition of and familiarity with Pypo’s reputation and brand are important to its business, and Pypo’s reputation depends on the goodwill associated with its brand. Pypo outsources its warehousing, logistics and certain marketing functions to third parties, which are responsible for storing inventory, delivering products and printing marketing materials. If any of these third-party providers fails to fulfill any of its responsibilities, Pypo may suffer damage to its brand image and reputation. This could lead to the erosion of Pypo’s relationships with potential and existing customers, and Pypo’s business, financial condition, results of operations and prospects may be materially adversely affected.

Pypo’s ability to meet demand for the merchandise it distributes depends on its ability to maintain an optimal level of inventory.

Pypo believes that maintaining an optimal level of inventory is critical to its business. Pypo generally maintains an approximately thirty to forty-five day supply of inventory. There can be no assurance that such inventory levels will be adequate to meet customer demands, and Pypo may not be able to adopt new inventory policies in time to adjust to such demands. If Pypo over-stocks inventory, the working capital required to maintain Pypo’s operations will increase and Pypo may incur additional financing costs. If Pypo under-stocks inventory, Pypo may not be able to generate sales that Pypo would have otherwise generated if the product had been available.

Pypo depends on technology and computer systems for the timely and successful management of its supply chain and sales, development of its distribution network and support of its retail division.

The supply chain management, distribution network, sales management and retail functions on which Pypo’s business depends are technology intensive. Pypo relies significantly on its ability to acquire, develop and adopt new technologies to support Pypo’s operations and differentiate its products and services from those of its competitors. In addition, new technologies affect the demand for Pypo’s products, the time and manner in which Pypo delivers these products to customers and Pypo’s ability to maintain and streamline its sales function and support its retail division.

For example, Pypo depends on a large number of software applications and computers to develop its distribution network, manage sales relationships and track and manage inventory. Any error, defect or failure in its software, hardware or backup facilities could cause delay in product delivery and result in key inventory and sales information being unavailable in a timely manner, all of which may harm Pypo’s business.

Pypo has several operating entities located in a number of cities throughout China, which rely on the availability of space and facilities for lease in order to conduct business.

Pypo has more than 70 operating entities devoted to its product distribution and retail business. These operating entities are located throughout China, and most of them lease the facilities in which they operate. The terms of the existing leases for these operating entities generally range from 3 to 5 years and expire in 2011 to 2013. Pypo will need to negotiate the terms and conditions on which it renews these leases. Pypo may be unable to renew leases on terms and conditions favorable to Pypo, if at all. As a result, Pypo may have to pay increased rent or relocate to alternative premises, which may result in additional costs and disrupt Pypo’s business.

Pypo also faces certain risks with respect to the properties it leases, including obtaining required documentation and consents and maintaining compliance with building codes:

•

As of December 31, 2008, Pypo had not received copies of title certificates for approximately 13.0% of the properties that it leases from third parties. In the PRC, lessees typically receive copies of title certificates from lessors as evidence of the applicable lessor’s or owner’s ownership of a leased property. Any challenges to the title documents of any leased properties, if successful, could impair the operations of Pypo’s business. As such, Pypo cannot assure you that title to properties it currently leases will not be challenged.

•

For leases for which the immediate lessors are not the ultimate owners of the leased properties, the lessor did not receive consent from the owners to sublease approximately 0.3% of Pypo’s total leased properties. A lessor’s failure to obtain title to a property or to receive any necessary approvals from the ultimate owner or the primary leaseholder could potentially invalidate a lease or result in the renegotiation of a lease on less favorable terms to Pypo.

•

Approximately 4.5% of Pypo’s leased properties were subject to mortgages at the time the leases were signed. If a mortgage holder does not provide a lease consent, the lease may not be binding on the transferee of the property if the applicable mortgage holder forecloses on the mortgage and transfers the property. If such a transfer occurs, Pypo’s ability to operate on such properties could be adversely affected.

•

The properties Pypo leases from third parties may not be in compliance with all building codes. Although Pypo is not aware of any material noncompliance with building codes, such as unauthorized building structures, on the properties it leases from third parties, Pypo cannot provide any assurance that its leased properties are or will be in compliance with all applicable building codes, and Pypo could incur expenses to remedy any noncompliance with building codes relating to its leased properties.

If Pypo’s existing leases are terminated for any reason prior to their expiration (including, among other things, the considerations set forth above), Pypo may need to find alternative premises. In such a case, Pypo may not be able to find suitable premises on commercially reasonable terms, if at all.

Pypo has limited business insurance coverage in China.

The insurance industry in China remains at an early stage of development. Insurance companies in China offer limited business insurance products. As a result, Pypo does not have any business liability, loss of data or disruption insurance coverage for its operations. Any business disruption, litigation or natural disaster might cause Pypo to incur substantial costs or divert Pypo’s resources. In addition, Pypo does not carry insurance with respect to certain risks, including product liability insurance. As a result, any product liability or other claims may have a material adverse effect on Pypo’s business, financial condition and results of operations. Furthermore, Pypo may need to stop selling products that result in product liability claims, which could negatively affect the range of mobile phone products that Pypo offers and the size of its customer base.

Pypo’s growth and prospects depend on market demand for the products it distributes, which is extremely difficult to predict.

Pypo’s business and operating results depend upon demand for the products it distributes. Pypo cannot predict the economic success of any of its mobile handset models, and the sales of such products depend on their market acceptance and desirability, which are determined by a number of factors, none of which Pypo can accurately predict. These factors include, but are not limited to, the following:

•	consumer tastes and preferences;

•	consumer reaction to competing products;

•	availability of alternative forms of wireless communication devices; and

•	general economic conditions and consumer confidence.

Pypo believes that its ability to market and distribute attractive and desirable mobile handset models and accessories to a wide range of customers remains crucial to its future success. Although Pypo has enjoyed success in its distribution of Samsung and other mobile phones, its future programs and product offerings may not achieve similar levels of success. If Pypo is unable to consistently and accurately predict how the market receives current and future product offerings, its revenue from any or all of its distributed products and profitability may decrease.

The loss or reduction in orders from principal customers or a reduction in the pricing of the products that Pypo distributes may cause revenues to decline and impair cash flows.

Pypo’s principal customers operate in the mobile phone retail industry, which is highly fragmented. Many of Pypo’s customers have experienced severe price competition and, for this and other reasons, may seek to obtain products or services from Pypo at lower prices than Pypo has been able to provide customers in the past. The loss of any of Pypo’s principal customers, a reduction in the amount of products or services its customers order, or Pypo’s inability to maintain current terms, including price, with such customers could cause its revenues to decline and impair its cash flows. Although Pypo has entered into contracts with certain of its largest customers, there can be no assurance that any of its customers will continue to purchase products or services from Pypo or that their purchases will be at the same or greater levels than in prior periods.

The loss or reduction of vendor rebates payable to Pypo in connection with the products it distributes may cause revenues to decline and impair cash flows.

Certain of Pypo’s suppliers, through manufacturer and new product promotions and volume discounts, provide favorable purchasing terms to Pypo through the use of volume-based or other rebates. These terms may be specified in Pypo’s supply contracts or offered from time to time based on negotiations between Pypo and the manufacturer. Such vendor rebates help reduce Pypo’s costs in distributing telecommunications products to customers and boost its revenues. Should Pypo’s suppliers cease to provide or decrease the amount of volume-based or other rebates available to Pypo, or should Pypo be unable to negotiate favorable rebate terms, if at all, with manufacturers in future supply contracts, Pypo’s revenues could decline and its cash flows could be impaired. For additional information regarding vendor rebates, see the section “Pypo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Vendor Rebates.”

MK Cayman may grant share options under a share incentive plan it may adopt following the consummation of the business combination, which may result in increased share-based compensation expenses and, therefore, reduce net income.

Following the consummation of the business combination, MK Cayman may adopt a share incentive plan under which it may grant shares or warrants to qualified employees in an amount up to 6% of the total outstanding shares of the combined company, which would likely vest over a period of three to four years. Under the Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” MK Cayman will be required to recognize share-based compensation as compensation expense in its statement of operations, based on the fair value of equity awards on the date of the grant, and recognize the compensation expense over the period in which the recipient is required to provide service in exchange for the equity award. The additional expenses associated with share-based compensation may reduce the attractiveness of issuing stock options under MK Cayman’s share incentive plan. If MK Cayman grants additional stock options to attract and retain key personnel, the expenses associated with share-based compensation may adversely affect MK Cayman’s net income. However, if MK Cayman does not grant stock options or reduces the number of stock options that it may grant, it may not be able to attract and retain key personnel. Furthermore, the issuance of such equity awards would dilute the shareholders’ ownership interests in MK Cayman.

The success of Pypo’s business depends on quality controls by third-party manufacturers.

Samsung and other suppliers typically provide limited warranties to Pypo, which Pypo passes through to customers. As a distributor, Pypo does not directly monitor the quality control procedures of its suppliers. If a product that Pypo distributes has defects or performance problems, Pypo’s reputation and ability to distribute other products to customers could suffer.

In addition, Pypo may be exposed to product liability claims, as end users may choose to sue Pypo in addition to suing the product manufacturers when a claim arises. If Pypo is found liable for any such claims, Pypo may be required to pay monetary damages. Even if Pypo successfully defends such claims, it may still incur substantial expenses and expend significant time in defending against such claims.

The demand for the products that Pypo distributes in China may not continue to grow, and Pypo’s revenues may decline.

Pypo’s business is highly dependent on the demand for products it distributes in China. In the past, Pypo has benefited from the rapid growth of the Chinese economy, which has fueled increased demand for consumer products, including the mobile phones Pypo distributes. Such growth may not continue at the same rate or at all. As the Chinese mobile phone industry matures, Samsung and Pypo’s other suppliers will likely focus increasingly on differentiating their products from those of their competitors, including adding more sophisticated mobile handsets and upgrading existing models. The move towards third-generation, or 3G, wireless technology will also affect the product offerings that Pypo’s customers will request.

Pypo believes that its future success will depend, to a significant extent, upon its suppliers’ ability to enhance existing products and introduce new products in a rapidly developing market, including, but not limited to, the adoption of new networking and telecommunication technologies, such as 3G technology. However, there is no guarantee that Samsung or other suppliers will be able to successfully adapt to these market forces, and Pypo’s customers may turn to distributors that offer mobile handsets that Pypo is unable to provide, reducing the demand for products that Pypo distributes. As a result, Pypo’s business and results of operations could also suffer.

Pypo’s operating results are subject to seasonal fluctuations in purchasing patterns.

Pypo’s operating results may be influenced by a number of seasonal factors in the markets in which it operates. These factors may cause its revenue and operating results to fluctuate on a quarterly basis. These fluctuations are a result of several factors, including, but not limited to:

•	promotions and subsidies by mobile phone suppliers;

•	the timing of local holidays and other events affecting consumer demand;

•	the timing of the introduction of new products by Pypo’s suppliers and competitors;

•	purchasing patterns of customers in different markets; and

•	product availability and pricing.

Consumer electronics and retail sales in many geographic markets tend to be seasonal, resulting in uneven sales volumes for Pypo. Pypo’s operating results may continue to fluctuate significantly from quarter to quarter in the future. If unanticipated events occur, including delays in securing adequate inventories of competitive products at times of peak sales or the existence of surplus inventory upon the occurrence of a significant drop in demand during these periods, Pypo’s operating results could be harmed. In addition, due to seasonal factors, interim results may not be indicative of annual results.

Pypo and MK Cayman may be negatively affected by the economic crisis in the United States and key international markets.

The recent downturn in the financial markets and in economic conditions generally may negatively impact Pypo’s and MK Cayman’s revenues, financial condition, results of operations and liquidity.

As widely reported, the global capital and credit markets, including those in China and throughout Asia, have been experiencing volatility and disruption for more than a year, which has led to a recent downturn in global economic conditions. Pypo cannot predict the timing or duration of any economic slowdown or the timing or strength of a subsequent economic recovery. Further deterioration in the financial markets and in economic conditions generally could adversely affect Pypo’s businesses in a number of ways.

A slowdown in China’s economy could negatively impact consumer spending patterns. Recessionary economic cycles, inflation (or deflation), increases in commodity prices, higher levels of unemployment, higher consumer debt levels and other economic factors that may affect consumer spending or buying habits in the PRC could adversely affect the demand for products Pypo sells in its stores or distributes to its retail customers and regional distributors. Pypo’s retail stores and its retail customers could experience reduced traffic or limitations on the prices they can charge for Pypo’s products, either of which could reduce sales and profit margins.

In recent months, the markets have exerted downward pressure on availability of liquidity and credit for companies. While currently these conditions have not materially impaired Pypo’s business or its ability to access credit markets or finance its operations, Pypo needs liquidity to pay operating expenses, make payments on indebtedness and pay capital expenditures. Without sufficient liquidity, Pypo could be forced to curtail its operations or be prevented from pursuing new business opportunities. The current sources of Pypo’s liquidity are funds generated from operating activities, available cash and cash equivalents, and borrowings under credit agreements and other debt financings. If Pypo’s current resources do not satisfy its liquidity requirements, it may need to seek additional financing. The availability of additional financing will depend on a variety of factors, such as economic and market conditions, the availability of credit and Pypo’s credit ratings, as well as the possibility that lenders could develop a negative perception of Pypo’s prospects or the telecommunications industry in general. Pypo may not be able to successfully obtain any necessary additional financing on favorable terms, or at all.

In addition, the current tightening of credit in financial markets may adversely affect the ability of Pypo’s customers and suppliers to obtain financing for significant purchases and operations and could result in a decrease in or cancellation of orders for products and services. Further, these economic conditions make it difficult for Pypo and its customers and suppliers to accurately forecast and plan future business activities, and could cause Pypo’s customers to slow spending on the products Pypo distributes and sells, which would delay and lengthen sales cycles. If the mobile phone distribution and retail markets in China significantly deteriorate due to these global economic conditions, Pypo’s business, financial condition and results of operations will likely be materially and adversely affected.

Pypo has a relatively short operating history and is subject to the risks of a new enterprise, any one of which could limit growth, services or market development.

Pypo’s short operating history makes it difficult to predict how its businesses will develop. Accordingly, it faces risks and uncertainties encountered by early-stage companies, such as:

•	uncertain growth in the market and uncertain demand for its products and services;

•	the evolving nature of the wireless telecommunication industry; and

•	competition, technological change and evolving customer preferences that could harm Pypo’s sales.

If Pypo is not able to meet the challenges of building and managing its business, Pypo will likely face reduced growth, lower margins, additional operational costs and lower income.

Pypo’s success depends substantially on certain key employees, and its business may be severely disrupted if Pypo loses the services of such employees.

Pypo’s future success depends heavily upon the continued services of its management and other key personnel. In particular, it relies on the expertise and experience of Mr. Kuo Zhang, who will serve as chairman of MK Cayman’s board of directors, and Mr. Dongping Fei, who will serve as MK Cayman’s chief executive officer. If one or more of its management or key personnel were unable or unwilling to continue in their present positions, Pypo might not be able to replace them easily or at all. As a result, Pypo’s business could be severely disrupted, its financial condition and results of operations could be materially adversely affected, and it would incur additional expenses to recruit, train and retain personnel to replace its former key employees. If any of Pypo’s management or key personnel joins a competitor or forms a competing company, Pypo may lose customers, suppliers, know-how and key professionals and staff members.

The principal shareholder of Beijing Feijie may have potential conflicts of interest with Pypo, which may adversely affect Pypo’s business.

Mr. Dongping Fei, Pypo’s chief executive officer and president, is also the principal shareholder of Beijing Feijie, a variable interest entity under PRC law that Pypo effectively controls through a series of contractual arrangements. As a result, conflicts of interest between his duties to Pypo and Beijing Feijie may arise. Pypo cannot assure you that should this occur, Mr. Fei would act in the best interests of Pypo or that any conflict of interest would be resolved in Pypo’s favor. In addition, Mr. Fei may breach or cause Beijing Feijie to breach or refuse to renew its existing contractual arrangements that allow Pypo to exercise effective control over Beijing Feijie and to receive economic benefits from Beijing Feijie.

Other than relying on the duties of loyalty owed to Pypo by Mr. Fei and the contractual arrangements with Mr. Fei and Beijing Feijie, Pypo currently does not have any policies in place to address a potential conflict of interest. If a dispute were to arise, Pypo would have to rely on legal remedies under PRC law. These remedies may not be effective, particularly in light of uncertainties in the PRC legal system. If Pypo cannot resolve any conflicts of interest or disputes between Pypo and Mr. Fei in his role as a shareholder of Beijing Feijie, Pypo would have to rely on legal proceedings, the outcome of which may be uncertain and which could disrupt Pypo’s business. For a discussion of how the interests of the Pypo executive officers and directors in the business combination are different from those of other shareholders, please see “Summary—Interests of Pypo Officers and Directors in the Business Combination.”

Pypo’s relationship with Beijing Feijie enables Pypo to access capital from sources outside of the PRC while maintaining compliance with PRC laws. Retail businesses in China owned by foreign entities, such as Pypo Cayman and Pypo HK, remain heavily regulated. To minimize the effect of these restrictions, Pypo acquires new retail businesses and conducts its retail operations in China through Beijing Feijie, a domestic PRC company. Similarly, China’s government regulates the foreign ownership, licensing and permitting of companies doing business in the value-added telecommunications industry, and Pypo’s e-commerce business is classified as a “value-added telecommunications service” under PRC law. To comply with these regulations, Pypo conducts its e-commerce business through Beijing Dongdian Infinity Technology Co, Ltd., a domestic PRC company wholly owned by Beijing Feijie. See “Information about Pypo—Corporate Organization and Operating History” for additional information. See “Information about Pypo—Pypo’s Distribution Services” for a description of the portion of Pypo’s business derived through its e-commerce and retail divisions.

Risks Relating to Doing Business in the People’s Republic of China

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect Pypo’s business.

Pypo conducts substantially all of its business operations in China. Accordingly, Pypo’s business, results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal conditions in China. China’s economy differs from the economies of developed countries in many respects, including with respect to government regulation and control of foreign exchange, the level of development and growth rate, and the allocation of resources.

While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and economic sectors. The PRC government has implemented certain measures to encourage economic development and guide the allocation of resources. While some of these measures benefit the PRC economy generally, they may also negatively affect Pypo. For example, Pypo’s business, financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations applicable to Pypo.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has implemented measures since the late 1970s emphasizing market-oriented reforms, the reduction of state ownership of productive assets and improved corporate governance, the PRC government still owns a substantial portion of productive assets in China and continues to play a significant role in regulating industrial development. In addition, the PRC government exercises significant control over China’s economic growth by controlling the allocation of resources and payment of foreign currency-denominated obligations, setting monetary policy and giving preferential treatment to particular industries or companies.

Since late 2003, the PRC government has implemented a number of measures, such as raising bank reserves against deposit rates and placing additional limitations on the ability of commercial banks to make loans and raise interest rates, in an attempt to slow down specific segments of China’s economy that the government believed to be overheating. In 2008, however, in response to the world economic crisis, the PRC government cut interest rates and announced a stimulus plan in an attempt to help sustain growth. These actions, as well as future actions and policies of the PRC government, could materially affect Pypo’s liquidity and access to capital, as well as its ability to operate its business.

Any health epidemics and other outbreaks, or war, acts of terrorism or other man-made or natural disasters could severely disrupt Pypo’s business operations.

Pypo’s business could be materially and adversely affected by the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, or another epidemic. In 2006 and 2007, there were reports of occurrences of avian influenza in various parts of China, including a few confirmed human cases and deaths. Any prolonged recurrence of avian influenza, SARS or other adverse public health developments in China could require the temporary closure of Pypo’s offices or prevent its staff from traveling to customers’ offices to sell products or provide on-site services. Such closures could severely disrupt Pypo’s business operations and adversely affect its results of operations.

Pypo’s operations are also vulnerable to interruption and damage from natural and other types of disasters, including snowstorms, earthquakes, fire, floods, environmental accidents, power loss, communications failures and similar events. In January and February 2008, large portions of Southern and Central China were hit with a series of snowstorms, which caused extensive damage and transportation disruption. On May 12, 2008, a severe earthquake measuring approximately 8.0 on the Richter scale occurred in Sichuan province of China, resulting in numerous casualties and severe property damage. If any disaster were to occur in the future, Pypo’s ability to operate its business could be seriously impaired.

Pypo may be subject to product liability claims for products it directly sells to end users.

Under current PRC laws, both manufacturers and retailers may be liable for damages caused by defective products in China. PRC law does not require retailers in China to maintain, and Pypo does not maintain, product liability insurance. As a result, Pypo may expend significant time, money and resources to defend or settle any product liability claims. Moreover, under Pypo’s current arrangements with manufacturers, manufacturers are not obligated to indemnify Pypo against claims associated with products made by such manufacturers that Pypo sells directly to end-users. Therefore, if Pypo is found liable, it would be responsible for damages arising from such product liability claims. In addition, Pypo’s reputation may be adversely affected and Pypo may consequently lose market share even if it can successfully defend against or settle such claims.

As a holding company, Pypo Cayman principally relies on dividends and other distributions on equity paid by its operating companies to fund any cash and financing requirements it may have, and any limitation on the ability of its operating companies to make payments to Pypo Cayman could have a material adverse effect on its ability to conduct its business.

Pypo Cayman is a holding company and relies principally on dividends and other distributions from its operating companies in China and on service, license and other fees paid to its operating companies for its cash requirements, including the funds necessary to service any debt Pypo Cayman may incur. Current PRC regulations permit Pypo Cayman’s operating companies to pay dividends to Pypo Cayman only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, Pypo Cayman’s operating companies in China are required to set aside at least 10% of their after-tax profits each year, if any, to contribute to a statutory reserve fund until such cumulative reserve fund reaches 50% of the applicable company’s registered capital.

These reserves are not distributable as cash dividends. Furthermore, if Pypo Cayman’s Chinese operating companies incur debt in the future, the instruments governing such debt may restrict their ability to pay dividends or make other payments to Pypo Cayman or MK Cayman. In addition, the PRC tax authorities may require Pypo Cayman to adjust its taxable income under the contractual arrangements currently in place in a manner that would materially and adversely affect the ability of Pypo Cayman’s operating companies to pay dividends and other distributions to Pypo Cayman.

Uncertainties with respect to the PRC legal system could adversely affect Pypo.

Pypo conducts its business primarily through operations in China. Pypo’s operations in China are governed by PRC laws and regulations. Pypo’s operating companies are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises. The PRC legal system is principally based on statutes. Prior court decisions may be cited for reference but typically have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions (and the nonbinding nature of such decisions), the interpretation and enforcement of these laws and regulations raise uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have retroactive effect. As a result, Pypo may not be aware of its violation of these policies and rules until after a violation occurs. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

It may be difficult to acquire jurisdiction and enforce liabilities against MK Cayman’s officers, directors and assets based in the PRC.

Because most of MK Cayman’s officers and directors will reside outside of the United States, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against MK

Cayman and/or its officers and directors by a shareholder or group of shareholders in the United States. Also, because MK Cayman’s executive officers will likely be residing in the PRC at the time such a suit is initiated, achieving service of process against such persons would be difficult. Furthermore, because the majority of MK Cayman’s assets will be located in the PRC, it may also be difficult to access those assets to satisfy an award entered against MK Cayman in a United States court. The PRC does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts.

Pypo and MK Cayman may have difficulty establishing adequate management, legal and financial controls in the PRC.

Most PRC companies historically have been less focused on establishing Western style management and financial reporting concepts and practices, as well as modern banking, computer and other internal control systems, than companies in the U.S. and certain other Western countries. Pypo and MK Cayman may have difficulty in hiring and retaining a sufficient number of qualified internal control employees to work in the PRC. As a result of these factors, Pypo and MK Cayman may experience difficulty in establishing management, legal and financial controls, collecting financial data, preparing financial statements, books of account and corporate records, and instituting business practices that meet Western standards.

Governmental control of foreign exchange markets in the PRC may affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Pypo receives substantially all of its revenues in RMB. Pypo’s income is primarily derived from dividend payments from its PRC operating companies. Shortages in the availability of foreign currency may restrict the ability of Pypo’s PRC operating companies to remit sufficient foreign currency to pay dividends or make other payments, or otherwise satisfy their foreign currency denominated obligations.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict future access to foreign currencies for current account transactions. If the Chinese foreign exchange control system prevents Pypo from obtaining sufficient foreign currency to satisfy its currency demands, Pypo may not be able to pay dividends in foreign currencies to shareholders.

Fluctuation in the value of the RMB may have a material adverse effect on the value of your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB has been permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. This change in policy has resulted in an approximately 18.3% appreciation of the RMB against the U.S. dollar between July 21, 2005 and September 30, 2008. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

Substantially all of Pypo’s revenues and costs are denominated in the RMB, and a significant portion of Pypo’s financial assets is also denominated in the RMB. Further, Pypo relies principally on dividends and other distributions paid to it by its operating companies and affiliated entities in China. Any significant revaluation of the RMB could materially and adversely affect Pypo’s cash flows, revenues, earnings and financial position, and the value of, and any dividends payable with respect to, its shares in U.S. dollars. Any fluctuations of the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

Pypo Cayman or MK Cayman may be treated as a resident enterprise for PRC tax purposes under the currently effective EIT Law, which may subject Pypo Cayman or MK Cayman to PRC income tax on their taxable global income.

On March 16, 2007, the Fifth Plenary Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the People’s Republic of China, or the EIT Law, which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on global income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

The EIT Law and the interpretation of many of its provisions, including the definition of “resident enterprise,” are unclear. It is also uncertain how the PRC tax authorities would interpret and implement the EIT Law and its implementing rules. Generally, the PRC tax authorities determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, including Pypo Cayman and MK Cayman, on a case-by-case basis. Pypo Cayman is a Cayman Islands holding company with a subsidiary in Hong Kong, which in turn owns a 100% equity interest in Pypo Beijing. Pypo Cayman’s management is currently based in China and substantially all of its management members are expected to be based in China in the future. It remains uncertain whether the PRC tax authorities would determine that Pypo Cayman or MK Cayman is a “resident enterprise” or a “non-resident enterprise.”

Given the short history of the EIT law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company such as Pypo Cayman or MK Cayman. If the PRC tax authorities determine that Pypo Cayman or MK Cayman is a “resident enterprise” for PRC enterprise income tax purposes, a number of tax consequences could follow. First, Pypo Cayman or MK Cayman could be subject to the enterprise income tax at a rate of 25% on its global taxable income. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from income tax. It is unclear whether the dividends Pypo Cayman or MK Cayman receives from Pypo Beijing constitute dividend income between “qualified resident enterprises” and would therefore qualify for tax exemption. If Pypo Cayman or MK Cayman is required to pay income tax on any dividends it receives from Pypo Beijing, the amount of dividends Pypo Cayman or MK Cayman can pay to its shareholders would be materially reduced.

Dividends Pypo Cayman or MK Cayman receives from subsidiaries located in the PRC may be subject to PRC withholding tax.

If Pypo Cayman or MK Cayman is not treated as a resident enterprise under the EIT Law, then dividends that Pypo Cayman or MK Cayman receives from Pypo Beijing may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, including Pypo Cayman and MK Cayman, on a case-by-case basis. Each of Pypo Cayman and MK Cayman is a Cayman Islands holding company and substantially all of its income may be derived from dividends it receives from Pypo Beijing. Thus, if Pypo Cayman or MK Cayman is considered as a “non-resident enterprise” under the EIT Law and the dividends paid to Pypo Cayman or MK Cayman by subsidiaries in China are considered income sourced within China, such dividends received by Pypo Cayman or MK Cayman may be subject to the 10% income tax.

The State Council of the PRC or a tax treaty between China and the jurisdictions in which the non-PRC investors reside may reduce such income tax. Pursuant to the Double Tax Avoidance Agreement between Hong Kong and Mainland China, if the beneficial owner in Hong Kong owns more than 25% of the registered capital in a company in China, the 10% withholding tax is reduced to 5%. Each of Pypo Cayman and MK Cayman is a Cayman Islands holding company with a subsidiary in Hong Kong, which in turn owns a 100% equity interest in Pypo Beijing. If Pypo Cayman or MK Cayman is considered as a “non-resident enterprise” under the EIT Law and the dividends paid to Pypo Cayman or MK Cayman by subsidiaries in China through its wholly owned Hong Kong subsidiary are considered income sourced from China, such dividends received by Pypo Cayman or MK Cayman may be subject to the reduced income tax rate of 5% under the Double Tax Avoidance Agreement.

Dividends that shareholders receive from Pypo Cayman or MK Cayman, and any gain on the sale or transfer of Pypo Cayman or MK Cayman’s shares, may become subject to taxes under PRC tax laws.

If dividends payable to shareholders by Pypo Cayman or MK Cayman are treated as income derived from sources within the PRC, then the dividends that shareholders receive from Pypo Cayman or MK Cayman, and any gain on the sale or transfer of Pypo Cayman or MK Cayman’s shares, may become subject to taxes under PRC tax laws.

Under the EIT Law and the implementing rules of the EIT Law, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of shares by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

If Pypo Cayman or MK Cayman is considered a PRC “resident enterprise” under the EIT Law, the dividends paid by Pypo Cayman or MK Cayman to non-resident investors with respect to their respective shares, or gain non-resident investors may realize from the transfer of shares of Pypo Cayman or MK Cayman, may be treated as PRC-sourced income and, as a result, would be subject to PRC withholding tax at a rate of 10%. If Pypo or MK Cayman is required under the EIT Law to withhold PRC income tax on dividends payable to its non-resident investors that are “non-resident enterprises,” or if such investors are required to pay PRC income tax on the transfer of Pypo Cayman’s or MK Cayman’s shares, any investment in Pypo Cayman or MK Cayman or the combined company following the business combination may be materially adversely affected.

If any such PRC withholding taxes apply, you may be entitled to a reduced rate of PRC withholding taxes under an applicable income tax treaty or a foreign tax credit against your domestic income tax liability (subject to applicable conditions and limitations). You should consult with your own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available foreign tax credits. In the case of a U.S. Holder, as defined in the section entitled “Material United States Federal Income Tax Considerations – General,” if PRC taxes apply to dividends paid on the ordinary shares of MK Cayman, or to gain from the disposition of the ordinary shares or warrants, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations), and the U.S. Holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. See “Material United States Federal Income Tax Considerations – Taxation of Distributions Paid on Ordinary Shares,” and “–Taxation on the Disposition of Ordinary Shares and Warrants.” U.S. Holders should consult their own tax advisors regarding the creditability of any PRC taxes and such U.S. Holder’s eligibility for the benefits of the income tax treaty between the United States and the PRC.

Pypo’s intercompany loans may be subject to PRC regulations.

Pypo currently has several inter-group company loans among its PRC subsidiaries and may continue to enter into inter-group financing arrangements to meet its internal capital needs. PRC laws generally do not permit companies that do not possess a financial service business license to extend loans directly to other companies, including affiliates, without proceeding through a financial agency. The enforcement of these restrictions remains unpredictable, and government authorities may declare these loans void, require the forfeiture of any interest paid and levy fines or other penalty upon the parties involved, among other remedies.

PRC regulation of loans to and direct investment by offshore holding companies in PRC entities may delay or prevent Pypo from making loans or additional capital contributions to its PRC operating companies, which could materially and adversely affect its liquidity and ability to fund and expand its business.

As an offshore holding company of its PRC operating companies, Pypo may make loans or additional capital contributions to its PRC operating companies. Any loans to Pypo’s PRC operating companies are subject to PRC regulations. For example, loans by Pypo to its operating companies in China, which are foreign-invested enterprises, to finance their activities may not exceed statutory limits and must be registered with the PRC State Administration of Foreign Exchange, or SAFE.

Pypo may also decide to finance its operating companies, in which it has equity ownership, by making capital contributions to such entities. The PRC Ministry of Commerce (or its local counterpart) must approve these capital contributions. Pypo cannot assure you that it will be able to obtain these government approvals on a timely basis, if at all, with respect to any such capital contributions. If Pypo fails to receive such approvals, its ability to use the proceeds of such transactions and to capitalize its PRC operations may be negatively affected, which could adversely affect Pypo’s liquidity and ability to fund and expand its business.

PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents may subject Pypo’s PRC resident shareholders or Pypo to penalties and limit Pypo’s ability to inject capital into its PRC operating companies, limit its PRC operating companies’ ability to distribute profits to Pypo, or otherwise adversely affect Pypo.

SAFE issued a public notice in October 2005 requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing an offshore special purpose vehicle with assets or equities of PRC companies. PRC residents that were shareholders and/or beneficial owners of offshore special purpose vehicles established before November 1, 2005 were required to register with the local SAFE branch before March 31, 2006. In addition, any PRC resident that is a stockholder of an offshore special purpose vehicle is required to amend its SAFE registration with respect to that offshore special purpose vehicle in connection with any increase or decrease of capital, transfer of stock, merger, division, equity investment or creation of any security interest on assets located in China or other material changes in capital stock.

In May 2007, SAFE issued relevant guidance to its local branches with respect to the operational process for SAFE registration, which standardized more specific and stringent supervision over the registration relating to the SAFE notice.

Pypo has requested its current shareholders and/or beneficial owners to disclose whether they or their shareholders or beneficial owners fall within the scope of the SAFE notice and urges PRC residents to register with the local SAFE branch as required under the SAFE notice. Pypo’s affiliates subject to the SAFE registration requirements have informed Pypo of their registrations with SAFE, and to Pypo’s knowledge, its shareholders and/or beneficial owners subject to the SAFE registration requirements have registered with SAFE and are in the process of amending certain applicable registrations with SAFE. The failure of these shareholders and/or beneficial owners to timely amend their SAFE registrations pursuant to the SAFE notice or the failure of future shareholders and/or beneficial owners of Pypo who are PRC residents to comply with the registration procedures set forth in the SAFE notice may subject such shareholders, beneficial owners and/or Pypo’s PRC operating companies to fines and legal sanctions. Any such failure may also limit Pypo’s ability to contribute additional capital into its PRC operating companies, limit Pypo’s PRC operating companies’ ability to distribute dividends to Pypo or otherwise adversely affect Pypo’s business.

The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this transaction under a recently adopted PRC regulation. The regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for Pypo to grow through acquisitions.

On August 8, 2006, six PRC regulatory agencies—the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, or the SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and SAFE—jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Regulation, which became effective on September 8, 2006. The M&A Regulation requires (i) offshore special purpose vehicles formed for the purpose of overseas listing of equity interests in PRC companies and (ii) entities directly or indirectly controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing securities on an overseas stock exchange. On September 21, 2006, the CSRC issued a clarification that sets forth the criteria and procedures for obtaining any required approval from the CSRC. To date, the CSRC has not issued any definitive rule or interpretation concerning whether the transactions contemplated by this proxy statement/prospectus are subject to this new procedure.

In the opinion of Pypo’s PRC counsel, Han Kun Law Offices, CSRC approval is not required for the business combination because the M&A Regulation only applies to the acquisition of equity interests or assets of domestic PRC companies that are defined as non-foreign-invested enterprises by foreign companies. The following factors relating to Pypo’s organizational structure and the business combination indicate that the M&A Regulation should not be applied:

•

the restructuring of Pypo Beijing from a domestic company to a sino-foreign joint venture company was completed in June 2006, before the M&A Regulation became effective. In addition, the restructuring of Pypo Beijing from a sino-foreign joint venture company to a wholly foreign owned enterprise (which was completed in July 2007) is governed under PRC regulations related to foreign investment enterprises other than the M&A Regulation; and

•	the transactions involved in the business combination are between offshore companies and, therefore, do not require approval under the M&A Regulation.

Accordingly, Pypo has not taken steps to obtain approval from the Chinese government for the business combination. A copy of the form of opinion of Han Kun Law Offices is filed on an exhibit to the registration statement of which this proxy statement prospectus forms a part.

However, the interpretation and application of the M&A Regulation remain unclear, and PRC government authorities have the sole discretion to determine whether the business combination is subject to the approval of the CSRC. If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval is required for the business combination, Pypo cannot predict how long it would take to obtain the approval. In addition, Pypo may need to apply for a remedial approval from the CSRC and may be subject to certain administrative or other sanctions from these regulatory agencies.

Further, new rules and regulations or relevant interpretations may be issued from time to time that may require Pypo to obtain retroactive approval from the CSRC in connection with the business combination. If this were to occur, Pypo’s failure to obtain or delay in obtaining the CSRC approval for the business combination would subject Pypo to sanctions imposed by the CSRC and other PRC regulatory agencies. These sanctions could include fines and penalties on Pypo’s operations in China, restrictions or limitations on Pypo’s ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect Pypo’s business, results of operations and financial condition.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval is required for the business combination, Pypo may need to apply for a remedial approval from the CSRC and may be subject to certain administrative punishments or other sanctions from these regulatory agencies. New rules and regulations or relevant interpretations may require that Pypo retroactively obtain approval from the CSRC in connection with the business combination. If this were to occur, Pypo’s failure to obtain or delay in obtaining the CSRC approval for the business combination would subject Pypo to sanctions imposed by the CSRC and other PRC regulatory agencies. These sanctions could include fines and penalties on Pypo’s operations in China, restrictions or limitations on Pypo’s ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect Pypo’s business, results of operations and financial condition.

The new regulations also established additional procedures and requirements expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. These rules may also require the approval from the Ministry of Commerce where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including Ministry of Commerce approval, may delay or inhibit Pypo’s ability to complete such transactions, which could affect Pypo’s ability to expand its business.

Risks Relating to the Redomestication and the Business Combination

Following the consummation of the redomestication, Middle Kingdom will become a Cayman Islands company and, because the rights of shareholders under Cayman Islands law differ from those under U.S. law, you may have fewer protections as a shareholder.

Following the consummation of the redomestication, the resulting company’s corporate affairs will be governed by its Memorandum of Association and Articles of Association, and subject at all times to the Companies Law (2007 Revision) of the Cayman Islands, or the Companies Law. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibility of the directors under Cayman Islands law are governed by common law principles derived from cases in the Cayman Islands and other commonwealth and common law countries. The rights of shareholders and the fiduciary responsibilities of directors under Cayman Islands law differ somewhat from those established under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities law as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law, which could negatively affect your shareholder rights and protections.

As a foreign private issuer, MK Cayman will be exempt from certain SEC requirements that provide stockholders with protections and information that must be made available to stockholders of U.S. public companies.

Based on currently available information, MK Cayman expects that it will become a foreign private issuer upon the consummation of the business combination, which would reduce the reporting requirements under the Exchange Act, resulting in fewer costs associated with financial and reporting compliance. For example, as a foreign private issuer MK Cayman will be exempt from certain provisions applicable to U.S. public companies, including:

•	the rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•	provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material non-public information; and

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions, or a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months.

As a foreign private issuer, MK Cayman will file an annual report on Form 20-F within six months of the close of each fiscal year and reports on Form 6-K relating to certain material events promptly after MK Cayman publicly announces these events. However, because of the above exemptions for foreign private issuers, MK Cayman’s shareholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States, such as Middle Kingdom.

The combined company’s working capital could be reduced if stockholders exercise their conversion rights.

Pursuant to Middle Kingdom’s Certificate of Incorporation, holders of Class B common stock may vote against the business combination and demand that Middle Kingdom convert their Class B shares into their pro rata portion of the funds available in the trust account as of the record date. Middle Kingdom and Pypo will not consummate the business combination if holders of 336,019 or more Class B shares exercise these conversion rights. To the extent the business combination is consummated and holders have demanded to so convert their shares, there will be a corresponding reduction in the amount of funds available in the trust account to the combined company following the business combination. As of the record date, assuming the business combination is approved, the maximum amount of funds that could be disbursed to Middle Kingdom’s Class B stockholders upon the exercise of their conversion rights is approximately $            .

If outstanding Class A warrants or Class B redeemable warrants are exercised, the underlying ordinary shares will be eligible for future resale in the public market, which would result in dilution and may have an adverse effect on the market price of MK Cayman’s ordinary shares.

Outstanding Class A warrants and Class B redeemable warrants and the unit purchase options issued to the underwriters in our IPO to purchase an aggregate of 5,777,355 ordinary shares will become exercisable after consummation of the business combination, and the underwriters are entitled to demand that the company register the resale of such securities. If they are exercised, a substantial number of additional ordinary shares of MK Cayman will be eligible for resale in the public market, which could result in a decrease in the market price of MK Cayman’s ordinary shares.

If certain financial objectives are achieved, the Pypo shareholders will be entitled to receive additional shares of MK Cayman as contingent consideration for the acquisition of their Pypo shares, which would result in dilution and might have an adverse effect on the market price of MK Cayman’s ordinary shares.

Under the merger agreement, the Pypo shareholders are entitled to receive additional ordinary shares of MK Cayman if certain financial targets are achieved. If the additional shares are earned, the number of ordinary shares outstanding will significantly increase. The issuance of the additional shares will have a dilutive effect on the ordinary shares already outstanding and may cause a reduction in the trading price of the ordinary shares in the public market.

Registration rights held by Middle Kingdom’s initial stockholders who purchased shares prior to Middle Kingdom’s initial public offering and registration rights held by the Pypo shareholders with respect to the Middle Kingdom shares received in the business combination may have an adverse effect on the market price of MK Cayman’s ordinary shares.

Middle Kingdom’s initial stockholders who purchased an aggregate of 840,450 shares of common stock and warrants to purchase an aggregate of 226,125 shares of common stock prior to its initial public offering are entitled to demand that the company register the resale of their shares at any time after they are released from escrow. Similarly, the Pypo shareholders, who will receive a maximum of 68,000,000 ordinary shares in the business combination, as well as 3,400,000 Class B redeemable warrants, are entitled to demand that the company register the resale of their shares. If such stockholders exercise their registration rights with respect to all of their shares, there will be additional ordinary shares eligible for trading in the public market. The presence of these additional shares may reduce the market price of MK Cayman’s ordinary shares.

Middle Kingdom’s directors and officers have interests in the business combination that differ from yours because their common stock may become worthless if the business combination is not approved.

In considering the recommendation of Middle Kingdom’s board of directors to vote to approve the business combination, you should be aware that Middle Kingdom’s directors, officers and initial stockholders have agreements or arrangements that provide them with interests in the business combination that may differ from, or are in addition to, those of Middle Kingdom stockholders generally, particularly the Class B common stockholders. Middle Kingdom’s initial stockholders, including its directors and officers, primarily hold common stock and Class A warrants, which are not entitled to receive any of the funds that would be distributed upon liquidation of the trust account. Therefore, if the business combination is not approved, these original securities may become worthless.

The personal and financial interests of directors and officers may have influenced their motivation in identifying and selecting a target business and in timely completion of a business combination. Consequently, their discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in the best interests of Middle Kingdom’s stockholders, particularly the Class B common stockholders. For a more detailed discussion of these interests see “Summary—Interests of Middle Kingdom Officers and Directors in the Business Combination.”

Middle Kingdom’s directors and officers have interests in the business combination that differ from yours, because if Middle Kingdom is liquidated due to its inability to complete a business combination they will be liable for Middle Kingdom’s debts and obligations.

In seeking the completion of the business combination with Pypo, the interests of Middle Kingdom’s directors and officers differ from those of the public stockholders. Middle Kingdom’s current directors and officers have agreed to indemnify Middle Kingdom for debts and obligations to vendors that are owed money by Middle Kingdom to the extent necessary to ensure that certain liabilities do not reduce funds in the trust account. Additionally, under certain circumstances, if Middle Kingdom terminates the merger agreement, Middle Kingdom may be required to pay Pypo a termination fee in the amount of $4,000,000. Pypo has not provided a waiver of any claims against the trust account in connection with the payment of the termination fee, such that the full amount of the termination fee may be required to be paid out of the trust account. If Middle Kingdom is liquidated due to its inability to complete a business combination, the directors and officers may be required to fulfill their indemnification obligations to the extent Middle Kingdom’s debts and obligations are not satisfied by the funds available outside the trust account, and to the extent such debts and obligations reduce the trust account.

Because MK Cayman does not intend to pay dividends on its ordinary shares, stockholders will benefit from an investment in MK Cayman’s ordinary shares only if those shares appreciate in value.

Middle Kingdom has never declared or paid any cash dividends on its shares of common stock. Post-merger, MK Cayman currently intends to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, MK Cayman does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of MK Cayman’s board of directors and will depend on factors MK Cayman’s board of directors deems relevant, including among others, MK Cayman’s results of operations, financial condition and cash requirements, business prospects, and the terms of MK Cayman’s credit facilities, if any, and any other financing arrangements. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of MK Cayman’s ordinary shares, and there is no guarantee that MK Cayman’s ordinary shares will appreciate in value.

Voting control by executive officers, directors and other affiliates of the combined company may limit your ability to influence the outcome of director elections and other matters requiring shareholder approval.

Upon consummation of the business combination, the executive officers, directors and other affiliates of MK Cayman will own over 97% of MK Cayman’s voting shares. These shareholders can control substantially all matters requiring approval by MK Cayman’s shareholders, including the election of directors and the approval of other business transactions. This concentration of ownership could have the effect of delaying or preventing a change in control of MK Cayman or discouraging a potential acquirer from attempting to obtain control of MK Cayman, which in turn could have a material adverse effect on the market price of ordinary shares or prevent its shareholders from realizing a premium over the market price for their ordinary shares.

Middle Kingdom’s board of directors approved the business combination without obtaining a fairness opinion.

In light of the directors’ experience in performing due diligence of acquisition targets and in valuing companies, Middle Kingdom did not obtain a fairness opinion with respect to the business combination. If Middle Kingdom’s board of directors erred in concluding that the merger agreement is in the best interest of the Middle Kingdom stockholders, then the Middle Kingdom stockholders could suffer adverse consequences such as a decline in the value of their shares following the consummation of the transaction. In addition, at a minimum, any litigation over the board’s exercise of its fiduciary duties would divert management’s time and attention from completing the transactions described herein and would likely also involve the expenditure of substantial amounts for legal fees.

Middle Kingdom’s action to extend the date by which it was required to complete a business combination may subject it or MK Cayman to securities laws claims.

On December 10, 2008, at a special meeting of the stockholders, the stockholders of Middle Kingdom approved three amendments to its Certificate of Incorporation, the primary effect of which was to extend the date before which Middle Kingdom must complete a business combination to avoid being required to liquidate from December 13, 2008 to August 31, 2009.

Middle Kingdom’s IPO prospectus stated that Middle Kingdom would not take any action allowing it to survive for a longer period of time if it did not appear it would be able to consummate a business combination within the time allotted in its certificate of incorporation. Therefore, Middle Kingdom’s stockholders may have securities law claims against Middle Kingdom for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security). Such claims may entitle stockholders asserting them to up to $8.00 per share, based on the initial offering price of the IPO units comprised of stock and warrants, less any amount received from sale of the originally-attached warrants plus interest from the date of Middle Kingdom’s IPO (which, in the case of Class B stockholders, may be more than the pro rata share of the trust account to which they are entitled upon conversion or liquidation).

In general, a person who purchased shares pursuant to a defective prospectus or other representation, must make a claim for rescission within the applicable statute of limitations period, which is, (a) for claims made under Section 12(a)(1) of the Securities Act (relating to offers or sales of securities in violation of the registration provisions of the Securities Act), within one year of the violation upon which it is based and in no event more than three years after the security was bona fide offered to the public, (b) for claims made under Section 12(a)(2) of the Securities Act (relating to offers or sales of a security by means of a prospectus or oral communication, which includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading), within one year after the discovery of the untrue statement or the omission, or after such discovery should have been made by the exercise of reasonable diligence, but in no event more than three years after the sale, or (c) for claims brought under some state statutes, one year from the time the claimant discovered or reasonably should have discovered the facts giving rise to the claim, but not more than three years from the occurrence of the event giving rise to the claim. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Claims under the anti-fraud provisions of the federal securities laws must generally be brought within two years of discovery, but not more than five years after occurrence. Rescission and damages claims would not necessarily be finally adjudicated by the time the Pypo business combination is completed, and such claims would not be extinguished by consummation of that transaction.

There is a risk that MK Cayman could be treated as a U.S. domestic corporation for U.S. federal income tax purposes after the conversion and business combination, which could result in significantly greater U.S. federal income tax liability to MK Cayman.

Section 7874(b) of the Code generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a domestic corporation for U.S. federal income tax purposes if shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% (of either the voting power or the value) of the stock of the acquiring corporation after the acquisition. If Section 7874(b) were to apply to the conversion, then MK Cayman, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the conversion and business combination as if MK Cayman were a domestic corporation.

Although Section 7874(b) should not apply to treat MK Cayman as a domestic corporation for U.S. federal income tax purposes, due to the absence of full guidance on how the rules of Section 7874(b) will apply to the transactions contemplated by the conversion and business combination, this result is not entirely free from doubt. As a result, stockholders and warrantholders are urged to consult their own tax advisors on this issue. The immediately following two risk factors assume that MK Cayman will be treated as a foreign corporation for U.S. federal income tax purposes.

MK Arizona would recognize gain (but not loss) for U.S. federal income tax purposes as a result of the conversion, which would result in increased U.S. federal income tax liability to MK Arizona.

As a result of the conversion, MK Arizona would recognize gain (but not loss) for U.S. federal income tax purposes equal to the excess, if any, of the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the conversion. Since any such gain will be determined based on the value of its assets at that time, the amount of such gain (and any U.S. federal income tax liability to MK Arizona by reason of such gain) cannot be determined at this time. In order to provide an estimation of the amount of any gain, Middle Kingdom would need to determine the fair market value of each of its assets as of the effective time of the conversion. Middle Kingdom has not performed such an analysis and will not be able to do so until after the effective time of the conversion. Stockholders and warrantholders are urged to consult their own tax advisors on this tax issue and other tax issues in connection with the conversion.

There is a risk that MK Cayman will be classified as a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences to U.S. holders of ordinary shares or warrants of MK Cayman.

MK Cayman will be treated as a PFIC for any taxable year in which either (1) at least 75% of its gross income (looking through certain corporate subsidiaries) is passive income or (2) at least 50% of the average value of its assets (looking through certain corporate subsidiaries) produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets. If MK Cayman were a PFIC for any taxable year during which a U.S. Holder, as defined in the section entitled “Material United States Federal Income Tax Considerations—General,” held its ordinary shares or warrants, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Based on the expected composition of the assets and income of MK Cayman and its subsidiaries after the conversion and business combination, it is not anticipated that MK Cayman will be treated as a PFIC following the conversion and business combination. The actual PFIC status of MK Cayman for any taxable year, however, will not be determinable until the conclusion of its taxable year, and accordingly there can be no assurance as to the status of MK Cayman as a PFIC for the current taxable year or any future taxable year. See the discussion entitled “Material United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders of Ordinary Shares and Warrants of MK Cayman—Passive Foreign Investment Company Rules.” U.S. holders of Middle Kingdom’s securities are urged to consult their own tax advisors regarding the possible application of the PFIC rules.

Risks Relating to Middle Kingdom’s Stockholders and Class A Warrantholders and Class B Redeemable Warrantholders

MK Cayman may choose to redeem its outstanding Class B redeemable warrants at a time that is disadvantageous to the warrantholders, preventing such holders from realizing the potential economic value of their warrants.

Subject to there being a current prospectus under the Securities Act of 1933, as amended, MK Cayman may redeem all of the currently outstanding Class B redeemable warrants at any time after they become exercisable at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption, if and only if, the last sale price of MK Cayman’s ordinary shares equals or exceeds $16.00 per share for any 20 trading days within a 30-trading-day period ending three business days before MK Cayman sends the notice of redemption. Calling all of such warrants for redemption could force the warrantholders to:

•	exercise the Class B redeemable warrants and pay the exercise price for such warrants at a time when it may be disadvantageous for the holders to do so;

•	sell the Class B redeemable warrants at the then-current market price when they might otherwise wish to hold the warrants; or

•	accept the nominal redemption price which, at the time the Class B redeemable warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Middle Kingdom’s Class A warrantholders and Class B redeemable warrantholders may not be able to exercise their warrants, which may significantly reduce their economic value and create liability for Middle Kingdom.

Holders of the Class A warrants and Class B redeemable warrants that Middle Kingdom issued in its initial public offering and private placement will be able to receive shares upon exercise of the warrants only if:

•	a current registration statement under the Securities Act relating to the ordinary shares underlying the warrants is then effective; and

•	such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside.

Although Middle Kingdom has agreed to use its best efforts to maintain a current registration statement covering the shares underlying the Class A warrants and Class B redeemable warrants to the extent required by federal securities laws, which obligation MK Cayman will assume pursuant to the merger agreement, MK Cayman cannot assure that it will be able to do so. In addition, some states may not permit MK Cayman to register the shares issuable upon exercise of its Class A warrants and Class B redeemable warrants for sale. The value of the Class A warrants and Class B redeemable warrants will be greatly reduced if a registration statement covering the shares issuable upon the exercise of the Class A warrants and Class B redeemable warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. In connection with Middle Kingdom’s IPO, Middle Kingdom agreed to qualify for sale the common stock underlying its Class A warrants and Class B redeemable warrants in each state in which the units issued in the IPO were initially offered. However it did not agree to qualify such securities in any other state.

MK Cayman believes that the holders of Class A warrants and Class B redeemable warrants who reside in California, Colorado, Florida, Illinois, Louisiana, New Jersey, New York, Ohio, Pennsylvania and Texas will be able to exercise their Class A warrants and Class B redeemable warrants freely. Additionally, holders of Class A warrants and Class B redeemable warrants who reside in Connecticut, Georgia, Maryland, Missouri and North Carolina will be able to exercise their Class A warrants and Class B redeemable warrants, provided that MK Cayman does not pay any commission or other remuneration (other than a standby commission) directly or indirectly for soliciting any security holder in the respective state. Holders of Class A warrants and Class B redeemable warrants who reside in jurisdictions in which the shares underlying the Class A warrants and Class B redeemable warrants are not qualified and in which there is no exemption will be unable to exercise their Class A warrants and Class B redeemable warrants and would either have to sell their Class A warrants and Class B redeemable warrants in the open market or allow them to expire unexercised, which could result in the filing of claims against and other losses for Middle Kingdom.

If holders of 336,019 or more of the shares of Middle Kingdom’s Class B common stock decide to vote against the business combination and opt to have their shares converted into cash, Middle Kingdom may be forced to dissolve and liquidate, stockholders may receive less than their pro rata share of the funds available in the trust account, and Middle Kingdom’s common stock and Class A warrants and Class B redeemable warrants would expire and become worthless.

Under its Certificate of Incorporation as currently in effect, if Middle Kingdom does not complete a business combination by August 31, 2009, Middle Kingdom will dissolve and distribute to its Class B stockholders their pro rata portion of the funds available in the trust account with any remaining net assets going to the common stockholders. Following dissolution, Middle Kingdom would no longer exist as a corporation. Middle Kingdom held a special meeting of stockholders on December 10, 2008 to consider and vote on proposals that extended the initial deadline in its Certificate of Incorporation to August 31, 2009. The extension amendment was approved and under the terms of Middle Kingdom’s amended Certificate of Incorporation, if holders of 336,019 or more of the shares of Middle Kingdom’s Class B common stock decide to vote against the acquisition and opt to have their shares converted into cash, Middle Kingdom would ultimately be forced to dissolve and liquidate.

In any liquidation, the net proceeds of Middle Kingdom’s initial public offering and private placement and the deferred underwriting compensation held in the trust account, plus any interest earned thereon (net of taxes payable), less the portion of such interest previously paid to Middle Kingdom, will be distributed on a pro rata basis to the holders of Middle Kingdom’s Class B common stock. Based on the conversion price per Class B share in Middle Kingdom’s trust account as of September 30, 2008, the per-share liquidation price is expected to be approximately $8.38. The proceeds deposited in the trust account could, however, become subject to the claims of Middle Kingdom’s creditors which could be prior to the claims of Middle Kingdom’s Class B stockholders. Further, under certain circumstances, if the merger agreement is terminated by Middle Kingdom, Middle Kingdom may be required to pay Pypo a termination fee in the amount of $4,000,000. Pypo has not provided a waiver of any claims against the trust account in connection with the payment of the termination fee, such that the full amount of the termination fee may be required to be paid out of the trust account. Middle Kingdom cannot assure you that the actual per-share liquidation price will not be less than $8.38, due to claims of creditors. Furthermore, there will be no distribution with respect to Middle Kingdom’s outstanding common stock or Class A warrants and Class B redeemable warrants and, accordingly, the common stock and warrants will expire and become worthless.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this proxy statement/prospectus regarding MK Cayman’s, Pypo’s and Middle Kingdom’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

The parties may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements, and you should not place undue reliance on the forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements made by the parties. The parties to this proxy statement/prospectus have included important factors in the cautionary statements included in this proxy statement/prospectus, particularly in the “Risk Factors” section, that the parties believe could cause actual results or events to differ materially from the forward-looking statements made by the parties, including, among others:

•	the number and percentage of Middle Kingdom stockholders voting against the business combination;

•	legislation or regulatory environments, requirements or changes adversely affecting the business in which Pypo is engaged;

•	continued compliance with government regulations;

•	fluctuations in customer demand;

•	management of rapid growth;

•	intensity of competition from other distributors of wireless telecommunications devices and products;

•	the time to develop and market new services and products;

•	outcomes of government reviews, inquiries, investigations and related litigation;

•	general economic conditions;

•	recent market events and conditions, including disruptions in credit and other financial markets and the deterioration of U.S. and global economic conditions;

•	geopolitical events; and

•	changing principles of generally accepted accounting principles.

Further, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties.

You should read this proxy statement/prospectus, including all annexes to this proxy statement/prospectus, as well as the documents filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, completely and with the understanding that actual future results may be materially different from what the parties expect. None of MK Cayman, Pypo and Middle Kingdom assumes any obligation to update any forward-looking statements.

SELECTED SUMMARY HISTORICAL FINANCIAL INFORMATION

Middle Kingdom Selected Historical Financial Data

The following table sets forth selected historical financial data of Middle Kingdom. The information presented below was derived from (i) Middle Kingdom’s unaudited financial statements as of September 30, 2008 and for the nine months ended September 30, 2008 and September 30, 2007 and (ii) Middle Kingdom’s audited financial statements as of and for the years ended December 31, 2007 and December 31, 2006 and for the period from January 17, 2006 (inception) through December 31, 2006 and for the period from January 17, 2006 (inception) through December 31, 2007 included elsewhere in this proxy statement/prospectus. This information is only a summary. You should read this information together with Middle Kingdom’s historical financial statements and accompanying notes in this proxy statement/prospectus.

			For the Year Ended December 31, 2007	Period From January 17, 2006 (inception) to December 31, 2006	Period From January 17, 2006 (inception) to December 31, 2007
	For the Nine Months Ended
	September 30, 2008	September 30, 2007
Statement of Operations Data
Interest income	$513,571	$1,013,781	$1,316,546	$44,680	$1,361,226
General and administrative expenses	$1,398,767	$438,287	$650,384	$137,226	$787,610
Net (loss) income before provision for income taxes	$(885,196)	$575,494	$666,162	$(92,546)	$573,616
Provision for income taxes	$—	$219,368	$262,896	$—	$262,896
Net (loss) income	$(885,196)	$356,126	$403,266	$(92,546)	$310,720
Accretion of trust account relating to Class B common stock subject to possible redemption	$50,914	$54,814	$69,751	$3,858	$73,609
Net (loss) income attributable to Class B common stockholders and common stockholders	$(885,196)	$356,126	$403,266	$(92,546)	$310,720
Class B common stock subject to possible redemption	684,060	684,060	684,060	659,999
Weighted average number of shares outstanding	4,485,955	4,474,043	4,477,417	886,320
Net (loss) income per share—basic and diluted	$(0.20)	$0.08	$0.09	$(0.10)

			As of
			September 30, 2008	December 31, 2007	December 31, 2006
Balance Sheet Data
Cash and cash equivalents			$2,583	$168,915	$2,828
Investments held in trust account			$28,819,185	$28,570,476	$27,229,971
Prepaid insurance and other assets			$18,424	$42,096	$132,197
Total assets			$28,840,192	$28,781,487	$27,364,996
Total current liabilities, including deferred underwriting fee			$1,949,935	$1,056,948	$1,220,680
Class B common stock subject to possible redemption			$5,761,178	$5,710,264	$5,442,250
Total stockholders’ equity			$21,129,079	$22,014,275	$20,702,066
Total liabilities and stockholders’ equity			$28,840,192	$28,781,487	$27,364,996

Pypo Selected Historical Financial Data

The following table sets forth selected historical financial data for Pypo for the years ended March 31, 2006, 2007 and 2008 and as of March 31, 2007 and 2008 and for the six months ended September 30, 2007 and 2008 and as of September 30, 2008. The selected historical financial data set forth below has been derived from Pypo’s audited and unaudited consolidated financial statements appearing elsewhere in this proxy statement/prospectus, and should be read together with those financial statements including the notes thereto, and together with Pypo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this proxy statement/prospectus. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that Pypo considers necessary for a fair presentation of its financial position and operating results for the period presented. Pypo’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America and Pypo uses the U.S. dollar as its reporting currency.

	Year ended March 31,			Six months ended September 30,
Selected Statement of Income Data	2006	2007	2008	2007	2008
	(in thousands, except for share and per share amounts)
Net revenues	$427,072	$294,198	$378,268	$168,665	219,625
Cost of revenues	(387,878)	(247,362)	(316,732)	(141,596)	(188,505)

Gross profit	39,194	46,836	61,536	27,069	31,120
Other operating income	65	101	160	101	23
Operating expenses	(25,403)	(27,132)	(24,489)	(11,452)	(19,180)

Income from operations	13,856	19,805	37,207	15,718	11,963
Interest and other income (expense), net	(2,122)	(3,304)	(3,558)	(1,744)	(2,390)

Income before income tax, equity in loss of affiliate and minority interests	11,734	16,501	33,649	13,974	9,573
Income tax benefit (expense)	1,200	(2,139)	(3,452)	(2,577)	(1,424)
Equity in income (loss) of affiliate			(13)	—	83
Minority interests	189	—	60	1	(416)

Net income	$13,123	$14,362	$30,244	$11,398	$7,816

Net income per share—basic	$0.07	$0.08	$0.14	$0.06	$0.03

Weighted average number of shares used in calculating net income per share—basic	182,700,000	182,700,000	215,896,721	182,700,000	272,700,000

	As of March 31,		As of September 30, 2008
Selected Balance Sheet Data	2007	2008
	(in thousands)
Current assets	$118,158	$250,187	$278,195
Total assets	125,573	258,404	299,952
Current liabilities	95,727	104,718	146,567
Total liabilities	96,651	105,106	147,517
Minority interest	646	649	5,169
Redeemable ordinary shares (1)	—	85,117	—
Total stockholders’ equity	28,276	67,532	147,266

(1)	The holder of Pypo’s redeemable ordinary shares waived its redemption rights subsequent to March 31, 2008. See Note 24 of the notes to Pypo’s consolidated financial statements for the fiscal year ended March 31, 2008.

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL DATA OF MK CAYMAN

As described elsewhere in this proxy statement/prospectus, Middle Kingdom and Pypo Cayman have entered into the merger agreement pursuant to which Middle Kingdom will change its domicile to the Cayman Islands and MK Cayman will then acquire by way of share exchange all of the outstanding ordinary shares of Pypo Cayman.

The following unaudited combined condensed pro forma selected financial data of MK Cayman is presented to illustrate the effects of the proposed redomestication and business combination. The following selected unaudited pro forma combined condensed financial data is based on the historical financial statements of Middle Kingdom and Pypo included elsewhere in this proxy statement/prospectus, and on the unaudited combined condensed pro forma financial statements of MK Cayman included elsewhere in this proxy statement/prospectus, and should be read in conjunction with those historical and pro forma financial statements, including the notes thereto.

The redomestication and business combination will be accounted for as a reverse merger, whereby Pypo will be the continuing entity for financial reporting purposes and will be deemed to be the acquirer of Middle Kingdom. The redomestication and business combination are being accounted for as a reverse merger because (i) after the redomestication and business combination the former shareholders of Pypo Cayman will hold the substantial majority of the outstanding ordinary shares of MK Cayman and will have the ability to initially appoint the majority of the members of the board of directors of MK Cayman, and (ii) Middle Kingdom has no prior operations and was formed for the purpose of effecting a business combination, such as the proposed business combination with Pypo.

In accordance with the applicable accounting guidance for accounting for the redomestication and business combination as a reverse merger, first Pypo Cayman will be deemed to have undergone a recapitalization, whereby its outstanding ordinary shares were converted into 45,000,000 ordinary shares of MK Cayman and 3,400,000 MK Cayman Class B redeemable warrants. Immediately thereafter MK Cayman, as the parent company of Pypo Cayman, which is the continuing accounting entity, will have been deemed to have acquired the assets and assumed the liabilities of Middle Kingdom in exchange for the issuance of the MK Cayman securities identical in number and terms to the outstanding securities of Middle Kingdom. However, although MK Cayman, as the parent company of Pypo Cayman, will be deemed to have acquired Middle Kingdom, in accordance with the applicable accounting guidance for accounting for the redomestication and business combination as a reverse merger, Middle Kingdom’s assets and liabilities will be recorded at their historical carrying amounts, which approximate their fair value, with no goodwill or other intangible assets recorded.

As discussed elsewhere in this proxy statement/prospectus, the holders of Middle Kingdom’s Class B common stock are entitled to vote on the proposed business combination. A holder of Middle Kingdom’s Class B common stock who votes against the proposed business combination and who follows certain procedures may convert its Class B shares into the right to receive cash in the amount of $8.24 per share plus a pro rata share of the interest Middle Kingdom has earned on the investment of the proceeds of its initial public offering after the payment to Middle Kingdom of the lesser of 50% or $1.2 million of such interest and certain federal and state taxes (an aggregate conversion price of approximately $8.39 per share as of September 30, 2008). In addition, as discussed elsewhere in this proxy statement/prospectus, on December 10, 2008 Middle Kingdom held a special meeting of its stockholders at which the Middle Kingdom stockholders voted to approve certain amendments to its Certificate of Incorporation (“the extension amendment”) which have the effect of extending to August 31, 2009 (from December 13, 2008) the date by which Middle Kingdom must complete a business combination or liquidate. In connection with that special meeting, a holder of Middle Kingdom’s Class B common stock who voted against the extension amendment and who followed certain procedures had the right to convert its shares of Class B common stock into the right to receive cash. The holders of 348,042 shares (10.18%) of Middle Kingdom’s Class B common stock elected to convert their shares into the right to receive cash. Middle Kingdom will proceed with a business combination only if (i) the holders of a majority of the Class B shares voting at the meeting of the Class B stockholders vote to approve the business combination, and (ii) the number of shares of Class B common stock redeemed in connection with the special meeting concerning the extension amendment, as discussed above (348,042 shares), together with the number of shares of Class B common stock that are held by holders of shares of Class B common stock voting at the special meeting of stockholders that vote against the business combination and elect to convert their Class B shares into the right to receive cash, is less that 20% of the number of shares of Class B common stock originally issued. Therefore, Middle Kingdom will now proceed with a business combination only if the holders of no more than 336,018 shares (9.82% of the number of Class B shares originally issued, and 10.94% of the number of Class B shares now outstanding) of Middle Kingdom’s Class B common stock vote against the business combination and elect to convert their shares of Class B common stock into the right to receive cash. Accordingly, the following selected unaudited combined condensed pro forma financial data is presented assuming (i) no additional holders of Middle Kingdom’s Class B common stock elect to convert their shares into cash (“Pro Forma Assuming Minimum Conversion”) and (ii) the holders of an additional 336,018 shares of Middle Kingdom’s Class B common stock elect to convert their shares into cash, as a result of which the aggregate conversion would be 684,060 shares of Class B common stock or 19.99% of the number of shares of Class B common stock originally issued (“Pro Forma Assuming Maximum Conversion”).

As discussed elsewhere in this proxy statement/prospectus, MK Cayman has also agreed to issue the Pypo shareholders an additional 23,000,000 MK Cayman ordinary shares if certain performance targets are met in the fiscal years ending March 31, 2010, 2011 and potentially 2012. For financial reporting purposes, such earn-out shares will not be considered issued or outstanding upon the completion of the business combination and the issuance of the earn-out shares will only be reflected in the financial statements if and when they become issuable as a result of the achievement of the performance targets. Those former Pypo shareholders include individuals and companies that will have no role in the day-to-day management of MK Cayman, as well as individuals who will be members of the management of MK Cayman. As these earn-out shares would be issued proportionately to all of the former Pypo shareholders, without regard to employment status, and the issuance of the earn-out shares is not dependent on the continued employment of any former Pypo shareholders, the issuance of any earn-out shares would be accounted for as an adjustment to the original recapitalization of Pypo (a transfer of the par value of any earn-out shares issued between common stock and paid in capital) and would have no effect on the results of operations.

The accompanying selected unaudited combined condensed pro forma financial data of MK Cayman are presented for illustrative purposes only and are not necessarily indicative of the actual results of operations or financial position that would have resulted had the proposed redomestication and business combination been completed on the dates assumed. The pro forma adjustments are based on available information and assumptions believed to be reasonable. However, future results of operations and financial position may vary significantly from the results reflected in the accompanying selected unaudited combined condensed pro forma financial data due to the factors described in “Risk Factors” included elsewhere in this proxy statement/prospectus.

	Year ended December 31, 2007 (1)		Nine months ended September 30, 2008 (2)
	Assuming minimum conversion	Assuming maximum conversion	Assuming minimum conversion	Assuming maximum conversion
	(USD in thousands, except for per share amounts)
Income Statement Data
Net Revenues	$378,268	$378,268	$333,958	$333,958
Gross profit	$61,536	$61,536	$55,573	$55,573
Income from operations	$36,498	$36,498	$26,819	$26,819
Net income	$30,239	$30,113	$22,403	$22,830

Net income per common share—basic	$0.76	$0.76	$0.46	$0.46
Weighted average number of shares used in calculating net income per share—basic	39,755,951	39,419,933	49,137,913	48,801,895

	As at September 30, 2008 (3)
	Assuming minimum conversion	Assuming maximum conversion
	(USD in thousands, except for per share amounts)
Balance Sheet Data
Current assets	$277,961	$275,239
Total assets	299,718	296,996
Current liabilities	129,682	129,682
Total liabilities	130,632	130,632
Minority interests	5,169	5,169
Stockholders’ equity	163,917	161,195

(1)	Prepared using the historical results of operations for Middle Kingdom for the year ended December 31, 2007 and for Pypo for the year ended March 31, 2008 and assuming the redomestication and business combination occurred on January 1, 2007.

(2)	Prepared using the historical results of operations for Middle Kingdom for the nine months ended September 30, 2008 and for Pypo for the nine months ended September 30, 2008 and assuming the redomestication and business combination occurred on January 1, 2007.

(3)	Prepared using the historical balance sheet of Middle Kingdom as of September 30, 2008 and for Pypo as of September 30, 2008 and assuming the redomestication and business combination occurred on September 30, 2008.

COMPARATIVE PER SHARE DATA

The following table sets forth selected net income and book value per share information for Middle Kingdom and Pypo on a historical basis, for MK Cayman on a pro forma basis, and for MK Cayman on a pro forma basis per equivalent Middle Kingdom share and per equivalent Pypo share. The pro forma information is set forth assuming both no additional conversion (“minimum conversion”) of any of the shares of Middle Kingdom’s Class B common stock and maximum conversion of the shares of Middle Kingdom’s Class B common stock.

The following comparative per share data should be read in conjunction with each of the following, which are set forth elsewhere in this proxy statement/prospectus: (i) the selected financial data of Middle Kingdom and Pypo, (ii) the consolidated financial statements of Middle Kingdom and Pypo, including the notes thereto, (iii) the Selected Unaudited Pro Forma Combined Condensed Financial Data of MK Cayman, and (iv) the Unaudited Combined Condensed Pro Forma Financial Statements of MK Cayman.

The pro forma information below does not purport to represent the earnings per share which would have occurred had the companies been combined, nor earnings per share for any future date or period. The pro forma combined book value per share information below does not purport to represent what the value of the companies would have been had the companies been combined nor the value for any future date or period.

			MK Cayman pro forma year ended December 31, 2007 assuming minimum conversion	MK Cayman pro forma year ended December 31, 2007 assuming maximum conversion
	Historical
	Middle Kingdom Year ended December 31, 2007	Pypo Year ended March 31, 2008
	(amounts in thousands except for per share and share amounts)
Net income	$403	$30,244	$30,239	$30,113
Net income per common share—basic	$0.09	$0.14	$0.76	$0.76
Net income per share per equivalent Middle Kingdom common share and Class B share common share—basic (1)			$0.76	$0.76
Net income per equivalent Pypo ordinary share—basic (2)			$0.13	$0.13
Weighted average number of shares used in the calculation of net income per share—basic	4,477,417	215,896,721	39,755,951	39,419,933

			MK Cayman pro forma nine months ended September 30, 2008 assuming minimum conversion	MK Cayman pro forma nine months ended September 30, 2008 assuming maximum conversion
	Historical
	Middle Kingdom nine months ended September 30, 2008	Pypo nine months ended September 30, 2008
	(amounts in thousands except for per share and share amounts)
Net income (loss)	$(885)	$23,470	$22,403	$22,380
Net income (loss) per common share—basic	$(0.20)	$0.09	$0.45	$0.46
Net income per share per equivalent Middle Kingdom common share and Class B share common share—basic (1)			$0.46	$0.46
Net income per equivalent Pypo ordinary share—basic (2)			$0.07	$0.08
Weighted average number of shares used in the calculation of net income per share—basic	4,485,955	272,700,000	49,137,913	48,801,895

			MK Cayman pro forma nine months ended September 30, 2008 assuming minimum conversion	MK Cayman pro forma nine months ended September 30, 2008 assuming maximum conversion
	Historical
	Middle Kingdom as of September 30, 2008	Pypo as of September 30, 2008
	(amounts in thousands except for per share and share amounts)
Total stockholders’ equity	$21,129	$147,266	$163,917	$161,195
Book value per share—basic	$5.56	$0.54	$3.34	$3.30
Book value per share per equivalent Middle Kingdom common share and Class B share common share—basic (1)			$3.34	$3.30
Book value per equivalent Pypo ordinary share—basic (2)			$0.55	$0.55
Weighted average number of shares used in the calculation of book value per share—basic	3,801,895	272,700,000	49,137,913	48,801,895

(1)	Amounts per share of equivalent Middle Kingdom common share and Class B common share are computed by multiplying the pro forma per share amounts by the effective exchange ratio of one MK Cayman ordinary share per Middle Kingdom common share or Class B common share.

(2)	Amounts per share of equivalent Pypo ordinary common share are computed by multiplying the pro forma per share amounts by the effective exchange ratio of .1650 MK Cayman ordinary share per Pypo ordinary share.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Middle Kingdom

Middle Kingdom’s common stock, Class B common stock, Class A warrants, Class B redeemable warrants, Series A units, and Series B units are quoted on the OTC BB under the symbols MKGD, MKGBB, MKGDW, MKGBW, MKGDU, and MKGBU, respectively. The closing price for these securities on September 8, 2008, the last trading day before announcement of the entering into of the merger agreement, was $1.25, $8.14, $0.10, $0.13, $6.99, and $8.20, respectively. The closing price for the securities on January 15, 2009, the most recent trading day before the date of this proxy statement/prospectus, was $4.00, $7.85, $0.66, $0.25, $8.00 and $8.05, respectively.

Middle Kingdom Series A and Series B units commenced public trading on December 14, 2006, when such units were broken into individual components consisting of common stock, Class B common stock, Class A warrants, and Class B redeemable warrants. These components commenced trading on the Pink Sheets on March 13, 2007 and began trading on the OTC BB on March 14, 2007.

The table below sets forth, for the calendar quarters indicated, the high and low bid prices for the securities as reported on the OTC BB in U.S. dollars. These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

	Series A Units		Series B Units		Common Stock		Class B Common Stock		Class A Warrants		Class B Warrants
	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low
2006
Fourth Quarter	$8.50	$8.00	$8.10	$8.00	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

2007
First Quarter	$10.50	$7.60	$8.50	$7.91	$6.00	$4.05	$7.60	$7.38	$1.50	$0.75	$1.00	$0.70
Second Quarter	$9.25	$7.30	$8.65	$8.20	$4.05	$2.95	$7.77	$7.55	$1.50	$0.75	$0.77	$0.70
Third Quarter	$10.95	$7.80	$8.60	$8.17	$2.95	$1.70	$7.83	$7.73	$1.05	$0.90	$0.76	$0.50
Fourth Quarter	$10.95	$6.00	$8.95	$8.16	$1.80	$1.10	$7.90	$7.81	$1.05	$1.00	$0.95	$0.46

2008
First Quarter	$8.75	$6.00	$8.90	$8.11	$1.80	$1.10	$8.09	$7.86	$1.05	$0.65	$0.69	$0.25
Second Quarter	$8.25	$4.25	$8.65	$8.11	$1.80	$1.10	$8.10	$7.95	$0.65	$0.65	$0.65	$0.25
Third Quarter	$8.00	$3.00	$8.60	$7.75	$4.90	$1.10	$8.25	$7.85	$0.65	$0.10	$0.50	$0.11
Fourth Quarter	$8.00	$1.11	$8.40	$7.80	$4.00	$4.00	$8.35	$7.05	$0.66	$0.44	$0.65	$0.20

Middle Kingdom anticipates that MK Cayman’s securities will be quoted on the OTC BB immediately following the business combination. Middle Kingdom does not currently meet the requirements for listing on NASDAQ. In the event Middle Kingdom meets such requirements either prior to or after the consummation of the business combination, Middle Kingdom or MK Cayman, as applicable, intends to apply for the listing of its securities on NASDAQ. There is no assurance that it will be able to do so. There can be no assurance that a trading market will develop for these securities.

Holders of Middle Kingdom. As of             , 2009, the record date, there were, of record,             holders of common stock,             holders of Class B common stock,             holders of Class A warrants,             holders of Class B redeemable warrants,             holders of Series A units, and             holders of Series B units.

Dividends. Middle Kingdom has not paid any dividends on its common stock or Class B common stock to date and does not intend to pay dividends prior to the completion of a business combination.

Pypo

Pypo securities are not publicly traded. In September 2008, Pypo Cayman declared a dividend of $17.6 million (equivalent to RMB 120.0 million calculated at the exchange rate as of such date), of which $11.7 million was paid on November 4, 2008 (equivalent to RMB 80.0 million calculated at the exchange rate as of such date) and $5.8 million was paid on November 10, 2008 (equivalent to RMB 40.0 million calculated at the exchange rate as of such date). The Pypo shareholders, at their own discretion, used all of the dividend to fund purchases of Middle Kingdom Class B common stock. The Pypo shareholders purchased 2,565,000 shares, representing 75.0% of the Middle Kingdom Class B common stock.

Dividends Post Business Combination. The payment of dividends by MK Cayman in the future will be contingent upon revenues and earnings, if any, capital requirements and the general financial condition subsequent to completion of the business combination. The payment of any dividends subsequent to that time will be within the discretion of the board of directors serving at that time and subject to the limitations imposed by Cayman Islands law. It is the present intention of the board of directors to retain all earnings, if any, for use in business operations and, accordingly, it does not anticipate declaring any dividends in the foreseeable future. Loans or credit facilities may also limit MK Cayman’s ability to pay dividends.

THE MIDDLE KINGDOM SPECIAL MEETING

Middle Kingdom is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting in connection with the proposed redomestication of Middle Kingdom to the Cayman Islands and the proposed business combination with Pypo. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place. Middle Kingdom will hold the special meeting at             , Eastern standard time, on             , 2009, at             to vote on the proposals to approve the redomestication, the business combination and any adjournment of the special meeting.

Purpose. At the special meeting, holders of Middle Kingdom’s Class B common stock and, with respect to certain proposals, common stock will be asked to approve:

1. Redomestication Proposal—The Class B and common stockholders, voting as a group, will be asked to approve the corporate reorganization of Middle Kingdom that would result in holders of Middle Kingdom securities holding securities in a Cayman Islands exempted company rather than a Delaware corporation. If you vote “FOR” the adoption of this proposal, you will be voting as a stockholder of Middle Kingdom to authorize the short-form merger of Middle Kingdom with and into MK Arizona and you will be voting to authorize the Middle Kingdom board of directors to complete the conversion and continuation of MK Arizona into a Cayman Islands exempted company.

2. Business Combination Proposal—The Class B common stockholders will be asked to approve the share exchange included in the merger agreement. If you vote “FOR” the adoption of this proposal, you will be voting to authorize the MK Cayman board of directors to complete the share exchange, as the share exchange will not take effect unless and until Middle Kingdom’s corporate domicile becomes the Cayman Islands.

3. Share Increase Proposal—The Class B and common stockholders, voting as a group, will be asked to approve the authorization of 1,000,000,000 ordinary shares in MK Cayman’s Memorandum of Association, as compared to 21,000,000 shares of capital stock currently authorized in Middle Kingdom’s Certificate of Incorporation, as agreed upon in the merger agreement.

4. Declassification Proposal—The Class B and common stockholders, voting as a group, will be asked to approve the elimination in MK Cayman’s Memorandum of Association of the classified board currently authorized in Middle Kingdom’s Certificate of Incorporation, as agreed upon in the merger agreement.

5. Amendment Proposal—The Class B and common stockholders, voting as a group, will be asked to approve in MK Cayman’s Memorandum of Association a provision providing that the amendment of either of MK Cayman’s Memorandum of Association or Articles of Association will require a vote of two-thirds of its shareholders voting in person or by proxy at a meeting, as compared to the vote of a majority of the outstanding stock as set forth in Middle Kingdom’s Certificate of Incorporation.

6. Quorum Proposal—The Class B and common stockholders, voting as a group, will be asked to approve in MK Cayman’s Memorandum of Association a provision providing that the quorum for a meeting of shareholders will be one-third of its outstanding shares, as opposed to a majority of the outstanding stock entitled to vote as set forth in Middle Kingdom’s bylaws.

7. Shareholder Consent Proposal—The Class B and common stockholders, voting as a group, will be asked to approve in MK Cayman’s Articles of Association a provision providing that the MK Cayman shareholders may pass resolutions without holding a meeting only if such resolutions are passed by a unanimous written resolution signed by all of the shareholders entitled to vote, as opposed to the provisions in Middle Kingdom’s

Certificate of Incorporation that provide that stockholders may take action without a meeting if written consent to the action is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.

8. Adjournment Proposal—The Class B and common stockholders, voting as a group, may be asked to approve an adjournment of the special meeting for the purpose of soliciting additional proxies.

Pursuant to the merger agreement, the redomestication will not be consummated unless the Business Combination Proposal is also approved. Similarly, the business combination will not take place if each of the Redomestication Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal is not approved.

Middle Kingdom’s board of directors has unanimously determined that the redomestication and the business combination are fair to and in the best interests of Middle Kingdom and its stockholders, approved and declared each of them advisable, adopted resolutions approving the merger and setting forth the terms thereof, and recommends that Middle Kingdom stockholders vote “FOR” (a) the Redomestication Proposal, (b) the Business Combination Proposal, (c) the Share Increase Proposal, (d) the Declassification Proposal, (e) the Amendment Proposal, (f) the Quorum Proposal, (g) the Shareholder Consent Proposal and (h) the Adjournment Proposal. The board of directors has also determined that the fair market value of Pypo is at least 80% of Middle Kingdom’s net assets, which is necessary to satisfy the provisions of its Certificate of Incorporation enabling it to consummate the business combination.

The special meeting has been called only to consider approval of the Redomestication Proposal, Business Combination Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal, Shareholder Consent Proposal and the Adjournment Proposal. Under Delaware law and Middle Kingdom’s bylaws, no other business may be transacted at the special meeting.

Record Date; Who Is Entitled to Vote. The “record date” for the special meeting is             , 2009. Record holders of Middle Kingdom Class B common stock and common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 3,072,263 outstanding shares of Middle Kingdom Class B common stock and 1,065,650 outstanding shares of Middle Kingdom common stock. Each share of Class B common stock is entitled to one vote per proposal at the special meeting. Each share of common stock is entitled to one vote per proposal at the special meeting, except for the Business Combination Proposal, for which the common stock does not have voting rights. Middle Kingdom’s Class A warrants and Class B redeemable warrants do not have voting rights.

Middle Kingdom stockholders are being asked to approve actions that will be taken by MK Cayman, including the entry into of the business combination and related transactions, as Middle Kingdom’s Certificate of Incorporation requires that the majority of the Class B shares voted at the special meeting approve its business combination with Pypo and as the business combination will not take effect unless and until Middle Kingdom’s corporate domicile becomes the Cayman Islands.

Vote Required. Approval of the Redomestication Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal will require the affirmative vote of a majority in voting power of the outstanding shares of Middle Kingdom’s common stock and Class B common stock, voting as a group. Approval of the Business Combination Proposal requires the affirmative vote of a majority of the Class B shares cast at the special meeting. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of Middle Kingdom’s common stock and Class B common stock, voting as a group, present in person at the meeting or represented by a proxy and entitled to vote thereon.

Even if a majority of the Class B stockholders approves the Business Combination Proposal, pursuant to Middle Kingdom’s Certificate of Incorporation, Middle Kingdom’s board of directors will vote to terminate the business combination if holders of 336,019 or more of the shares of Class B common stock vote against the Business Combination Proposal and exercise their right to convert their shares into a pro rata portion of the funds available in the trust account. In addition, pursuant to the merger agreement, it is a condition to the obligation of the parties to consummate the business combination that each of the Redomestication Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal be approved by Middle Kingdom’s stockholders. If the Business Combination Proposal is approved, but the Redomestication Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal are not approved, Middle Kingdom will not be able to go forward with the business combination with Pypo. Conversely, if each of the Redomestication Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal is approved, but the Business Combination Proposal is not approved, Middle Kingdom will not be able to go forward with the redomestication to the Cayman Islands.

Middle Kingdom’s initial stockholders, including its officers and directors, hold in the aggregate 841,700 shares of Middle Kingdom common stock and 3,500 shares of Middle Kingdom Class B common stock, which Class B common stock was acquired after Middle Kingdom’s IPO. These shares represent approximately 18.8% of Middle Kingdom’s issued and outstanding common stock and Class B common stock, as a group, and approximately 0.1% of Middle Kingdom’s issued and outstanding Class B common stock. Middle Kingdom’s initial stockholders, including its officers and directors, intend to vote all of their common stock in favor of the Redomestication Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal and all of their Class B common stock in favor of the Business Combination Proposal. If Middle Kingdom’s directors and executive officers and their affiliates decide to purchase additional shares in advance of the special meeting, the decision to purchase would be based on factors such as the likelihood of approval or disapproval of the proposals, the number of Class B shares for which conversion may be requested and the financial resources available to such prospective purchasers.

As of the date of this proxy statement/prospectus, Pypo’s two largest shareholders, Capital Ally and ARCH, beneficially own 2,685,200 Middle Kingdom Class B shares, which were acquired between November 10, 2008 and December 5, 2008, and which represent 87.4% of the outstanding Class B shares and 64.9% of the common stock and Class B common stock, voting as a group. As such, if ARCH and Capital Ally collectively vote for each of the proposals set forth in this proxy statement/prospectus, such proposals will achieve the required vote for completion.

Abstentions; Broker Non-Votes. Abstaining from voting or not voting on a proposal (including broker non-votes which are described in the next paragraph), either in person or by proxy or voting instruction, will not have an effect on the vote relating to the Business Combination Proposal, since Middle Kingdom’s Certificate of Incorporation provides that only votes cast at the meeting will count toward the vote on the Business Combination Proposal. In addition, an abstention will not count toward the 336,019 or fewer Class B shares voting “against and converting” that would result in the business combination’s termination, and you would be unable to exercise any conversion rights upon approval of the business combination. Similarly, a broker non-vote will have no effect on the Adjournment Proposal vote, but an abstention will have the effect of a vote against the Adjournment Proposal. With respect to the Redomestication Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal, an abstention or a broker non-vote will have the same effect as a vote against the proposal.

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner and does not have discretionary authority to vote on the proposal. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. The matters currently planned to be considered by the stockholders are not routine matters. As a result, brokers can only vote the Middle Kingdom Class B or common shares if they have instructions to do so. Broker non-votes will not be counted in determining whether the Business Combination Proposal or the Adjournment Proposal to be considered at the meeting are approved, but will have the effect of a vote against the Redomestication Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal.

Voting Your Shares. Each share of Class B common stock or common stock that you own in your name entitles you to one vote per proposal, except with respect to the Business Combination Proposal, for which only the Class B common stockholders will be entitled to vote. Your proxy card shows the number of shares you own.

There are three ways for holders of record to have their shares represented and voted at the special meeting:

By signing and returning the enclosed proxy card. If you duly sign and return a proxy card, your “proxy,” whose names are listed on the proxy card, will vote your shares as you instruct on the card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Middle Kingdom Board, which is “FOR” approval of each proposal.

By telephone or on the internet. You can submit a proxy to vote your shares by following the telephone or internet voting instructions included with your proxy card. If you do, you should not return the proxy card. If you vote this way, however, you will not be able to exercise conversion rights.

You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the “street name” of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

Conversion Rights. Pursuant to the arrangements established at the time of Middle Kingdom’s IPO, all Middle Kingdom Class B stockholders are entitled to elect conversion of their Class B shares in the event they vote against the business combination and tender their shares as described in the section below entitled “Conversion Procedures.” However, the business combination will not be consummated if the holders of 336,019 or more of the Class B common stock exercise their conversion rights in connection with the business combination. If you properly exercise your conversion rights, then you will be irrevocably exchanging your shares of Class B common stock for cash and will no longer own those shares of Class B common stock upon the consummation of the business combination. You may only demand that Middle Kingdom convert your Class B shares by checking the box on the proxy card and, at the same time, ensuring your bank or broker complies with the requirements described in the section below entitled “Conversion Procedures.” You will only be entitled to receive cash for those Class B shares if you continue to hold those shares through the closing date of the business combination.

In connection with tendering your shares for conversion, you must elect either to physically tender your stock certificates to Middle Kingdom’s transfer agent prior to the vote taken with respect to the proposed business combination or to deliver your Class B shares to the transfer agent electronically using The Depository Trust Company’s DWAC System, which election would likely be determined based on the manner in which you hold your shares. Traditionally, in order to perfect conversion rights in connection with a blank check company’s business combination, a holder could vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise such holder’s conversion rights. After the business combination was approved, the company would contact such stockholder to arrange for it to deliver its certificate to verify ownership. As a result, the stockholder then had an “option window” after the consummation of the business combination during which it could monitor the price of the stock in the market. If the price rose above the conversion price, it could sell its shares in the open market before actually delivering its shares to the company for cancellation in consideration for the conversion price. Thus, the conversion right, to which stockholders were aware they needed to commit before the stockholder meeting, would become a “put” right surviving past the consummation of the business combination until the converting holder delivered its certificate.

The requirement for physical or electronic delivery prior to the vote taken with respect to the proposed business combination ensures that a converting holder’s election to convert is irrevocable once the business combination is approved.

Prior to exercising conversion rights, Middle Kingdom’s Class B stockholders should verify the market price of Middle Kingdom’s Class B common stock, as they may receive higher proceeds from the sale of their shares in the public market than from exercising their conversion rights. The closing price of Middle Kingdom’s Class B common stock on                     , 2009 was $             and the amount of cash held in the IPO trust account on                     , 2009 was approximately $             (plus accrued interest not otherwise payable to Middle Kingdom of $            ). If a Class B stockholder would have elected to exercise conversion rights on such date, he or she would have been entitled to receive approximately $             per share.

Conversion Procedures. If you wish to exercise your conversion rights, you must:

•	affirmatively vote against approval of the Business Combination Proposal;

•	demand that your shares of Middle Kingdom Class B common stock be converted into cash in accordance with the procedures described in the following paragraphs; and

•	ensure that your bank or broker complies with the procedures described in the following paragraphs.

Through the DWAC system, the electronic delivery process can be accomplished by the stockholder, whether or not it is a record holder or its shares are held in “street name,” by contacting the transfer agent or its broker and requesting delivery of its shares through the DWAC system. Middle Kingdom believes that approximately 80% of its shares are currently held in “street name.” Delivering shares physically may take significantly longer. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC, and Middle Kingdom’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $35 and the broker would determine whether or not to pass this cost on to the converting holder. It is Middle Kingdom’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. Middle Kingdom does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Such stockholders will have less time to make their investment decision than those stockholders that do not elect to exercise their conversion rights. Stockholders who request physical stock certificates and wish to convert may be unable to meet the deadline for tendering their shares before exercising their conversion rights and thus will be unable to convert their shares. Accordingly, Middle Kingdom will only require stockholders to deliver their certificates prior to the vote taken with respect to the proposed business combination if the stockholders receive the proxy solicitation materials at least twenty days prior to the special meeting.

Your bank or broker must, prior to the vote taken with respect to the proposed business combination, electronically transfer your Class B shares using the DWAC system to the DTC account of Continental Stock Transfer & Trust Company, Middle Kingdom’s stock transfer agent, and provide Continental Stock Transfer & Trust Company with the necessary stock powers. If your bank or broker does not provide each of these documents to Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004, Attn: Mark Zimkind, tel. (212) 845-3287, fax (212) 616-7616, prior to the vote taken with respect to the proposed business combination, your shares will not be converted. Prior to the vote taken with respect to a proposed business combination, your bank or broker also is strongly encouraged to provide Continental Stock Transfer & Trust Company with written instructions that you want to convert your Class B shares and a written letter addressed to Continental Stock Transfer & Trust Company stating that you were the owner of such Class B shares as of the record date, you have owned such shares since the record date and you will continue to own such Class B shares through the closing of the acquisition. Failure to deliver such written instruction letter will not prevent you from converting your Class B shares; however, it will result in substantial delays in your receiving the pro rata portion of the trust account to which you are entitled.

Certificates and shares that have not been tendered in accordance with these procedures prior to the vote taken with respect to the proposed business combination will not be converted to cash. In the event that a stockholder tenders its Class B shares and decides prior to the special meeting that it does not want to convert its Class B shares, the stockholder may withdraw the tender. In the event that a stockholder tenders Class B shares and the business combination is not completed, these Class B shares will not be converted to cash and the physical certificates representing these Class B shares will be returned to the stockholder promptly following the determination that the business combination will not be consummated. Middle Kingdom anticipates that a stockholder who tenders Class B shares for conversion in connection with the vote to approve the business combination would receive payment of its conversion price for such Class B shares promptly after completion of the business combination. Middle Kingdom will hold the certificates of Class B stockholders that elect to convert their Class B shares into a pro rata portion of the funds available in the trust account until such Class B shares are converted to cash or returned to such stockholders.

If you demand conversion of your Class B shares, and later decide that you do not want to convert such Class B shares, your bank or broker must make arrangements with Continental Stock Transfer & Trust Company, at the telephone number stated above, to withdraw the conversion. To be effective, withdrawals of Class B shares previously submitted for conversion must be completed prior to the commencement of the special meeting.

Continental Stock Transfer & Trust Company can assist with this process. Stockholders who may wish to exercise their conversion rights are urged to promptly contact the account executive at the organization holding their account to accomplish these additional procedures. If such stockholders fail to act promptly, they may be unable to timely satisfy the conversion requirements.

Any action that does not include a vote against the Business Combination Proposal will prevent you from exercising your conversion rights.

Questions About Voting. Middle Kingdom has retained Advantage Proxy to assist it in the solicitation of proxies. If you have any questions about how to vote or direct a vote in respect of your shares, you may call Advantage Proxy at (206) 870-8565. You may also want to consult your financial and other advisors about the vote.

Revoking Your Proxy and Changing Your Vote. If you give a proxy, you may revoke it or change your voting instructions at any time before it is exercised by:

•	if you have already sent in a proxy, sending another proxy card with a later date;

•	if you voted by telephone, calling the same number and following the instructions;

•	notifying Middle Kingdom in writing before the special meeting that you have revoked your proxy; or

•	attending the special meeting, revoking your proxy and voting in person.

If your shares are held in “street name,” consult your broker for instructions on how to revoke your proxy or change your vote.

If you do not vote your shares of Middle Kingdom Class B or common stock in any of the ways described above, it will have the same effect as a vote against the adoption of the Redomestication Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal but will not have the same effect as a vote against the adoption of the Business Combination Proposal or the Adjournment Proposal. Not voting your Class B shares will not have the effect of a demand of conversion of your Class B shares into a pro rata share of the trust account in which a substantial portion of the proceeds of Middle Kingdom’s IPO are held.

Solicitation Costs. Middle Kingdom is soliciting proxies on behalf of the Middle Kingdom board of directors. Middle Kingdom will bear all costs and expenses associated with printing and mailing this proxy statement/prospectus, as well as all fees paid to the SEC. This solicitation is being made by mail, but also may be made in person or by telephone or other electronic means. Middle Kingdom and its respective directors, officers, employees and consultants may also solicit proxies in person or by mail, telephone or other electronic means. In addition, Pypo shareholders, officers and directors may solicit proxies in person or by mail, telephone or other electronic means on Middle Kingdom’s behalf. These persons will not receive any additional compensation for these solicitation activities.

Middle Kingdom has retained Advantage Proxy to assist it in soliciting proxies. If you have questions about how to vote or direct a vote in respect of your shares, you may call Advantage Proxy at (206) 870-8565. Middle Kingdom has agreed to pay Advantage Proxy a fee of $7,500, plus expenses, for its services in connection with the special meeting.

Middle Kingdom will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Middle Kingdom will reimburse them for their reasonable expenses.

Stock Ownership. Information concerning the holdings of certain Middle Kingdom stockholders is set forth under “Beneficial Ownership of Securities.”

Fairness Opinion. Middle Kingdom did not obtain a fairness opinion in connection with its assessment of Pypo as a suitable acquisition target.

THE BUSINESS COMBINATION PROPOSAL

Middle Kingdom was incorporated on January 17, 2006 in order to serve as a vehicle for the acquisition of any operating business having its primary or substantial operations in the PRC through a merger, capital stock exchange, asset or stock acquisition or other similar business combination.

General Description of the Business Combination

The following discussion of the principal terms of the merger agreement (attached as Annex A to this proxy statement/prospectus) is subject to, and is qualified in its entirety by reference to, the merger agreement, as amended in the form attached as Annex B to this proxy statement/prospectus. The merger agreement and the first amendment to the merger agreement are incorporated by reference into this proxy statement/prospectus. All references to the merger agreement in this proxy statement/prospectus shall be to the merger agreement as amended.

As part of the series of transactions contemplated by the merger agreement, Middle Kingdom established MK Arizona, a wholly owned Arizona subsidiary, and will effect a short-form merger, pursuant to which it will merge with and into MK Arizona, with MK Arizona remaining as the surviving corporation. After the merger, MK Arizona will become a Cayman Islands exempted company pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. The reorganization will change Middle Kingdom’s place of incorporation from Delaware to the Cayman Islands. We refer to Middle Kingdom after this redomestication to the Cayman Islands as MK Cayman.

Pursuant to the merger agreement, after the redomestication, MK Cayman will acquire all of the outstanding shares of Pypo Cayman by issuing the Pypo Cayman shareholders an aggregate of 45,000,000 MK Cayman ordinary shares and 3,400,000 MK Cayman Class B redeemable warrants. Using a per share value based on the conversion price per Class B share of $8.42, which is in Middle Kingdom’s trust account as of September 30, 2008, and excluding the earn-out shares and Class B redeemable warrants, the agreed consideration represented approximately $378,900,000. In addition, MK Cayman has agreed to issue the Pypo Cayman shareholders up to an additional 23,000,000 MK Cayman ordinary shares pursuant to an earn-out provision in the merger agreement based on the adjusted net income of the combined company during the fiscal years ending March 31, 2010, 2011 and potentially 2012. We refer to this transaction as the “business combination.”

As a result of the business combination, the stockholders of Middle Kingdom, excluding the Pypo shareholders that own shares of Middle Kingdom, are expected to beneficially own approximately 2.9% of the outstanding ordinary shares of MK Cayman, assuming no conversions of shares into cash from funds available in the trust account, and assuming the earn-out is not achieved. If the earn-out is achieved, then the stockholders of Middle Kingdom are expected to beneficially own approximately 2.0% of the issued and outstanding ordinary shares of MK Cayman, and the Pypo shareholders are expected to beneficially own approximately 98% of the issued outstanding ordinary shares of MK Cayman. None of the foregoing percentages reflects the potential effect of an exercise of either the currently outstanding warrants or the warrants to be issued to the Pypo shareholders.

Background of the Business Combination

The terms of the merger agreement are the result of arm’s-length negotiations between representatives of Middle Kingdom and Pypo. The following is a brief discussion of the background of these negotiations, the merger agreement and related transactions.

Middle Kingdom was formed on January 19, 2006 to complete a merger, capital stock exchange, asset acquisition or other similar business combination with a company having its primary or substantial operations in the PRC. Middle Kingdom completed its IPO on December 19, 2006, raising net proceeds (including the partial exercise of the underwriters’ over-allotment option) of $27,539,602, of which $27,016,727, plus $1,166,561 of deferred underwriting compensation, was deposited into the trust account (approximately $8.24 for each Class B share sold in the offering).

In accordance with Middle Kingdom’s Certificate of Incorporation, these funds will be released either upon the consummation of a business combination or upon the liquidation of Middle Kingdom. Middle Kingdom will liquidate if it has not consummated a business combination by August 31,2009. As of September 30, 2008, approximately $28,819,185 was held in deposit in the trust account.

Promptly following Middle Kingdom’s IPO, Middle Kingdom began to search for an appropriate business combination target. During the process, it relied on numerous business relationships and contacted investment bankers, private equity funds, consulting firms, and legal and accounting firms. As a result of these efforts, Middle Kingdom identified and reviewed information with respect to more than 50 possible target companies.

By January 2008, Middle Kingdom had entered into substantive discussions, including some involving the type and amount of consideration Middle Kingdom would offer, with several potential target companies. At least four of these companies (including Pypo) were provided with a detailed term sheet and/or a preliminary letter of intent.

•

In January 2007, Middle Kingdom began discussions with a Hong Kong-based energy company. From January 2007 to May 2008, Middle Kingdom devoted substantial time and resources in conducting due diligence on this company, negotiating the terms of a business combination and preparing legal documents. In December 2007, Middle Kingdom presented a non-binding letter of intent, which over the course of the next six months was revised several times. In June 2008, Middle Kingdom’s negotiations regarding this transaction were terminated.

•

In May 2007, Middle Kingdom entered into discussions with a fully-integrated furniture manufacturer with its principal operations in the PRC. From May 2007 to August 2007, Middle Kingdom devoted substantial time and resources in conducting due diligence and negotiating with this company. In December 2007, Middle Kingdom was informed that the company had decided to accept a buy-out offer from a private equity fund and negotiations were terminated.

•

In November 2007, Middle Kingdom began discussions with a PRC-based food products company. Middle Kingdom conducted extensive due diligence on this company from November 2007 through February 2008, while negotiating the terms of a business combination. In January 2008 the target company signed a non-binding letter of intent and Middle Kingdom began to prepare legal documents for the business combination. During the course of due diligence, Middle Kingdom discovered several unresolved regulatory issues and determined that the target was unlikely to meet the financial targets upon which Middle Kingdom’s valuation of the business was based. Negotiations with this company were terminated in March 2008.

On January 16, 2008, Middle Kingdom became aware of Pypo and its business when Mr. Clement Kwong, then a director of ARC Capital Partners Limited, the entity that manages ARC Capital, the parent of one of Pypo’s major shareholders, had a conversation with Mr. Alex Chun Yao, an executive vice president and director of Middle Kingdom, while on a business trip together in China on another matter. Mr. Kwong told Mr. Yao that Pypo was exploring strategic alternatives for becoming a public company and that Pypo would consider going public via a merger with a special purpose acquisition company, such as Middle Kingdom. Mr. Yao told Mr. Kwong that Middle Kingdom would be interested in seeing a business summary of Pypo, which Mr. Kwong provided to Middle Kingdom on January 18, 2008. On that same day, at a meeting in Beijing, Mr. Yao advised Mr. Bernard J. Tanenbaum III, Middle Kingdom’s chief executive officer, Mr. Michael Marks, Middle Kingdom’s president, and Mr. Erick Yan Qi Chai, a senior vice-president of Middle Kingdom, of the Pypo opportunity, and gave them copies of the business summary. Mr. Tanenbaum and Mr. Marks told Mr. Yao that Middle Kingdom was interested in obtaining more detailed information regarding Pypo.

On January 19, 2008, Mr. Tanenbaum signed a confidentiality agreement with ARC Capital covering the exchange of information about Pypo. ARC Capital then provided Mr. Tanenbaum and Mr. Marks with detailed information regarding Pypo, including a copy of a report to the ARC Capital investment committee that had been prepared in October 2007 in connection with ARC Capital’s $90.0 million equity investment in Pypo in November 2007.

On February 13, 2008, Mr. Marks and Mr. Yao met with Mr. Kwong at the offices of ARC Capital in Shanghai, and the parties agreed to continue to explore the possibility of a business combination.

On February 16, 2008, Mr. Marks sent an email to Mr. Kwong with the general outline of a financial proposal and a detailed spreadsheet showing how Middle Kingdom proposed to value Pypo. On February 23, 2008, Mr. Marks and Mr. Yao met with Mr. Kwong, Mr. Kam Yuen and Ms. Zheng Ting from Golden Meditech, another major shareholder of Pypo, and several members of Pypo’s management, including Mr. Kuo Zhang, a director of Pypo Cayman and Pypo Beijing’s chairman, and Mr. Dongping Fei, Pypo’s president and chief executive officer, at Pypo’s headquarters in Beijing to discuss Middle Kingdom’s proposal.

On February 25, 2008, Mr. Marks and Mr. Yao met with Mr. Kwong, Mr. Zhang and Mr. Fei at ARC Capital’s Beijing office and further discussed Middle Kingdom’s proposal. At this meeting, the Pypo representatives communicated their initial response to Middle Kingdom’s financial proposal and indicated areas where the proposal would need to be adjusted in order to satisfy the requirements and expectations of the various shareholders of Pypo. Middle Kingdom’s representatives requested a formal counteroffer from Pypo.

On February 27, 2008, Mr. Kwong sent Mr. Marks a counteroffer for a business combination between Pypo and Middle Kingdom.

On March 6, 2008, Mr. Tanenbaum, Mr. Marks and Mr. Yao met with Mr. Kwong, Mr. Samuel Kong from Golden Meditech and members of Pypo’s management, including Mr. Zhang, at Pypo’s headquarters in Beijing. Following this meeting, Mr. Tanenbaum and Mr. Marks conferred via telephone conference with Mr. Fred Brasch, Middle Kingdom’s chief financial officer, Mr. David Rapaport, Middle Kingdom’s general counsel, and Mr. Frank Hart, the manager of a sponsor of Middle Kingdom. The parties agreed during this call that the parties should commence due diligence with respect to each other and continue to negotiate the terms of a business combination.

Over the next several weeks, the parties continued to negotiate the terms of a transaction between the two entities, and on March 31, 2008, a non-binding term sheet was signed by Mr. Tanenbaum on behalf of Middle Kingdom and by Mr. Zhang and Mr. Fei of Pypo, but not by ARC Capital or Golden Meditech. The parties agreed at this time that Mr. Kwong would come to Atlanta to meet Middle Kingdom management and work to resolve the remaining issues with respect to the major terms of the transaction.

On April 7, 2008, Mr. Kwong met with Middle Kingdom management in Atlanta. Present at this meeting with Mr. Kwong were Mr. Tanenbaum, Mr. Marks, Mr. Yao, Mr. Brasch, Mr. Rapaport and Mr. Hart. This meeting provided the opportunity for various principals from both Middle Kingdom and Pypo to meet each other face-to-face for the first time, and for the group to discuss the process, timetable and requirements for reaching a successful agreement. While there were still unresolved issues following this meeting, the parties agreed to continue negotiations and their respective diligence procedures.

By the end of April 2008, the parties believed they were close to reaching an agreement and arranged to have a meeting between representatives of Pypo and Middle Kingdom and their respective legal counsel and investment bankers in early May. This meeting was held on May 6, 2008 in New York City. The remaining substantive issues were resolved and the parties signed a non-binding letter of intent on May 23, 2008. This letter replaced the former term sheet, which by this time had expired, and further solidified the intention of both parties to proceed with the business combination.

On May 23, 2008, Middle Kingdom issued a press release informing the public that it had entered into a non-binding letter of intent to enter into a business combination with a PRC-based company, and it had therefore met its obligation to enter into such a letter of intent before June 13, 2008 in order to extend the deadline for completing such a business combination to December 13, 2008 (which deadline was subsequently amended to August 31, 2009).

Following the signing of the letter of intent, Pypo spent several weeks working with its counsel and auditors. During this period, Middle Kingdom also worked with its own counsel and began preparing agreements relating to the proposed business combination.

On June 28, 2008, Middle Kingdom provided the first draft of the merger agreement to Pypo and its legal counsel.

On June 30, 2008, Middle Kingdom engaged SPAC Investments, Ltd. to assist it in analyzing the valuation of the proposed Pypo transaction and to help prepare a presentation explaining the proposed transaction to the investment community. SPAC Investments was paid $22,000 for a one-year subscription to the SPAC Analytics web site and data analysis service and will receive a $200,000 fee if the business combination between Middle Kingdom and Pypo is consummated. SPAC Analytics is a research firm that follows the market for special purpose acquisition corporations. SPAC Analytics was recommended to Middle Kingdom by I-Bankers Securities, Inc., the lead managing underwriter in Middle Kingdom’s IPO. Other than the agreement discussed above, at no time has Middle Kingdom, or its officers and directors, and SPAC Analytics, or its affiliates, had any material relationships.

On July 11, 2008, Middle Kingdom held a telephonic board meeting at which the Pypo business combination was fully discussed. The board authorized management to continue the negotiation of a definitive agreement with Pypo.

Between July 11, 2008 and July 26, 2008, the parties exchanged drafts of the merger agreement and continued to negotiate open business terms.

On August 5, 2008, representatives of Pypo and Middle Kingdom, together with their respective legal counsel, met in New York to resolve several open business issues. Also present at this meeting were representatives of I-Bankers Securities, Inc., the lead underwriter in Middle Kingdom’s IPO, SPAC Investments and High Capital Funding, LLC, one of the founders of Middle Kingdom.

Following the August 5, 2008 meeting, the parties continued to exchange drafts of the merger agreement and to narrow the open business issues.

On September 3, 2008, the parties reached agreement on the terms of the merger agreement, subject to approval of the Middle Kingdom board of directors.

On September 3, 2008, Middle Kingdom held a telephonic board meeting at which management was authorized to sign the definitive merger agreement and to file the necessary documents with the SEC to hold a shareholders’ meeting for the solicitation of shareholder approval of the business combination with Pypo.

The merger agreement was signed on September 5, 2008. Prior to the market open on September 9, 2008, Middle Kingdom issued a press release and on September 11, 2008 filed a Current Report on Form 8-K announcing the execution of the merger agreement. On January 6, 2009, the parties amended the merger agreement as further described in the section entitled “The Merger Agreement.”

Interest of Middle Kingdom’s Management in the Business Combination

When you consider the unanimous recommendation of Middle Kingdom’s board of directors that you vote in favor of the business combination, you should keep in mind that Middle Kingdom’s officers and directors have interests in the business combination that are different from, or in addition to, yours. These interests include the following:

•

If the business combination is not approved and Middle Kingdom is unable to complete another business combination by August 31, 2009, Middle Kingdom will be required to liquidate, unless such date is extended at a special meeting of stockholders called for such purpose. In the event of a liquidation, the 750,000 shares of common stock held by Middle Kingdom officers, directors, and affiliates, which were acquired prior to the IPO for an aggregate purchase price of $25,000 will be worthless, as will the 90,450 Series A units that were acquired prior to the IPO for an aggregate purchase price of $723,600 and the 1,250 shares of common stock acquired after the IPO for an aggregate purchase price of $10,000. The Middle Kingdom officers, directors and initial sponsor currently hold 90,450 shares of the common stock and 452,250 of the Class A warrants underlying the Series A units (of which 226,125 of the Class A warrants will be transferred upon the closing of the business combination). Such common stock and Class A warrants had an aggregate market value of $             based on the last sale price of $            and $            , respectively, on the OTC BB on             , 2009, the record date.

•

In connection with the IPO, Middle Kingdom’s current officers and directors agreed to indemnify Middle Kingdom for debts and obligations to vendors that are owed money by Middle Kingdom, but only to the extent necessary to ensure that certain liabilities do not reduce funds in the trust account. If the business combination is consummated, Middle Kingdom’s officers and directors will not have to perform such obligations. As of September 30, 2008, Middle Kingdom believes that the maximum amount of the indemnity obligation of Middle Kingdom’s officers and directors is approximately $715,669, which is equal to the amount payable to creditors and an outstanding payable to Wachovia Bank under Middle Kingdom’s line or credit of approximately $475,669 and $240,000 respectively, less amounts relating to creditors for which Middle Kingdom has received a waiver of each such creditor’s right to sue the trust account. Middle Kingdom does not have sufficient funds outside of the trust account to pay these obligations. Additionally, under certain circumstances, if Middle Kingdom terminates the merger agreement, Middle Kingdom may be required to pay Pypo a termination fee of $4,000,000. Pypo has not provided a waiver of any claims against the trust account in connection with the payment of the termination fee, such that the full amount of the termination fee may be required to be paid out of the trust account. Therefore, if the business combination is not consummated and vendors that have not signed waivers sue the trust account and secure favorable decisions or results, the trust account could be reduced by the amount of the claims and Middle Kingdom’s officers and directors would be required to fulfill their indemnification obligations. If Middle Kingdom is required to pay a termination fee pursuant to the terms of the merger agreement and such fee is paid from the proceeds of the trust account, its officers and directors subject to the indemnification obligations may not be able to satisfy their individual obligations to indemnify Middle Kingdom. If the business combination is not consummated, Pypo will be responsible for its own expenses incurred in connection with the business combination. Pypo has signed a waiver of its right to sue the trust account for fraud.

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Warrants to purchase Middle Kingdom common stock held by Middle Kingdom’s officers and directors are exercisable upon consummation of the business combination. Based upon the closing price of Middle Kingdom’s common stock on            , 2009, the record date, of $            , if all warrants held by Middle Kingdom’s officers and directors were exercised for common stock the value of such shares of common stock would be approximately $            .

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All rights specified in Middle Kingdom’s Certificate of Incorporation relating to the right of officers and directors to be indemnified by Middle Kingdom, and of Middle Kingdom’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the business combination. If the business combination is not approved and Middle Kingdom liquidates, it will not be able to perform its obligations to its officers and directors under those provisions.

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Middle Kingdom’s financial, legal and other advisors have rendered services for which they may not be paid if the business combination is not approved, and certain of them may have the opportunity to provide additional services to MK Cayman in the future. As any recovery of such fees and expenses by these vendors, while not expressly contingent on the outcome of the Middle Kingdom shareholder vote, will be much more difficult in the event the business combination is not approved, these vendors could be viewed as having an interest in the outcome of such vote.

Middle Kingdom’s Reasons for the Business Combination and Recommendation of the Middle Kingdom Board

Middle Kingdom’s board of directors unanimously concluded that the merger agreement with Pypo is in the best interests of Middle Kingdom’s stockholders. The Middle Kingdom board of directors did not obtain a fairness opinion on which to base its assessment. Middle Kingdom’s board of directors derived a $378,000,000 valuation for Pypo based upon a comparative analysis of companies similar to Pypo. See the section below entitled “The Business Combination—Satisfaction of the 80% Test” for more information on the analysis conducted by Middle Kingdom’s management.

As described below, Middle Kingdom’s board of directors considered both the potential advantages and potential disadvantages of a business combination with Pypo.

Potential Advantages of the Business Combination with Pypo

In considering and deciding to enter into the business combination, Middle Kingdom’s board of directors gave considerable weight to the positive factors discussed below, and they also considered the negative factors discussed under the heading “Potential Disadvantages of the Business Combination with Pypo.”

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•	China is already the world’s largest mobile phone market.

•

More than 176 million phones were sold in China in 2007, and annual phone unit sales are projected to increase to more than 326 million units in 2011. (Gartner Dataquest—Forecast: Mobile Devices, Asia/Pacific, 2003-2012, Anshul Gupta and Sandy Shen, July 28, 2008*)

•	Nearby regions, such as Hong Kong, Taiwan, and Singapore, are already at or above 100% penetration. (Business Monitor International)

Note that the data sources cited in the bullet points above constitute industry studies and statistics that are generally available to entities that pay for such information. Although Pypo paid for the use of such information as required, neither Pypo, Middle Kingdom nor any of their respective affiliates was involved in the preparation of such information.

New competitors among mobile phone carriers are mandated by government restructuring of the wireless sector

The Chinese government has announced a restructuring of the wireless sector to balance the competitive landscape and mandate competition against China Mobile’s current dominant position by China Unicom and China Telecom, both significant participants in the mobile phone industry. As competition increases, Middle Kingdom believes that distributors and retailers will increasingly become important partners for carriers to capture market share and that Pypo is positioned to take advantage of this trend.

Fragmented industry is poised for consolidation

The mobile phone distribution and retail sector in China is fragmented and shows potential for consolidation. As a U.S. listed public company, MK Cayman would be differentiated from its privately owned competitors pursuing similar consolidation strategies. As distribution channels are forced by equipment manufacturers to become more efficient and to provide broader coverage, MK Cayman, as a publicly held company, should have better access to international capital to fund expansion than its privately held competitors. In addition, as the strategic importance of retailers to China’s wireless operators grows, MK Cayman is strategically positioned to consolidate major retail chains through various acquisition and investment opportunities. As a U.S. listed public company, its shares should become valuable currency in negotiating these transactions. Through strategic growth and business relationships, access to capital markets and an efficient service model, MK Cayman expects to be well-positioned to capitalize on market consolidation.

*	The Gartner Reports described herein represent data, research opinions or viewpoints published as part of a syndicated subscription service by Gartner, Inc. and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this proxy statement/prospectus) and the opinions expressed in the Gartner Reports are subject to change without notice.

Pypo is positioned to exploit the subscriber growth opportunity

•	Pypo has an extensive distribution network that covers over 350 cities, approximately 3,500 customer accounts and approximately 9,500 retail outlets in the PRC.

•	Pypo’s strategy is to become a major national Chinese mobile phone retail chain through an acquisition program of retailers in this highly fragmented market.

•	With Pypo’s broad distribution and retail network and its leadership position, it has the opportunity to become a vital partner to mobile phone carriers in helping them build subscriber bases.

•

With deregulation introducing competition against Chinese mobile phone subscribers, the Middle Kingdom board of directors believes Pypo will have leverage to negotiate with suppliers and retailers for terms that will enable Pypo to achieve higher profit margins and product volumes, given its broad mobile phone distribution network.

Experienced management

Another factor important to Middle Kingdom’s board of directors in identifying an acquisition target was that the company have a seasoned management team with specialized knowledge of the markets in which it operates and the ability to lead a company in a rapidly changing environment. Middle Kingdom’s board of directors concluded that Pypo’s management has demonstrated such ability, addressing critical issues such as business strategy, competitive differentiation, business development and operational experience and effecting acquisitions and joint ventures critical to Pypo’s growth plans.

Pro forma capital structure designed to promote shareholder value

•

Using a per share value based on the conversion price per Class B share of $8.42, which is the amount in Middle Kingdom’s trust account as of September 30, 2008, and excluding the earn-out shares and Class B redeemable warrants, the agreed consideration represented approximately $378,900,000, which is approximately 12.6 times the size of Middle Kingdom’s IPO. This serves to minimize the dilutive effect of Middle Kingdom’s capital structure, including the effect of: (a) the shares purchased prior to the IPO by Middle Kingdom’s initial shareholders, (b) the Class A warrants, (c) the Class B redeemable warrants, and (d) the purchase option granted to the underwriters of the IPO.

•

Pypo shareholders will convert 100% of their pre-merger equity into new shares and are subject to lock-up agreements of 24 months for management shareholders and 12 months for non-management shareholders, subject to exceptions for underwritten offerings, transfers by the Pypo shareholders (other than the management shareholders) that are in compliance with applicable federal and state securities laws to persons who agree in writing to be bound by the terms of the lock-up agreement and transfers by the Pypo shareholders (including the management shareholders) in connection with a change in control.

•	ARC Capital and Golden Meditech, Pypo’s two non-management shareholders (through affiliated entities), are both listed public companies with a continuing equity interest in Pypo.

Pypo has a proven track record generating profits

Pypo’s fiscal 2007 and fiscal 2008 audited net income after tax was $14.4 million and $30.2 million, respectively. Pypo’s shareholders have agreed to an earn-out of 23,000,000 shares pursuant to the merger agreement. They will not receive these shares unless and until certain adjusted net income targets are achieved in the fiscal years ending March 31, 2010 or 2011 or potentially the fiscal year ending March 31, 2012, as further described herein and in the merger agreement.

Middle Kingdom’s board of directors considered the risk that in the aggregate just under 20% of the current Class B stockholders of Middle Kingdom could vote against the extension amendment and the business combination and demand to convert their Class B shares to cash. This would not prevent the transaction from closing but would reduce the amount of cash available to the combined company following the business combination by as much as approximately $5.7 million. In the course of its deliberations, Middle Kingdom’s board of directors deemed that this lesser amount of capital would not have a material effect upon Pypo’s ability to achieve its operating objectives.

Potential Disadvantages of the Business Combination with Pypo

The Middle Kingdom board of directors evaluated potential disadvantages of a business combination with Pypo. They were not able to identify any factors associated specifically with Pypo or its industry that outweighed the advantages of a business combination.

The Middle Kingdom board of directors considered the nature of Pypo’s relationship with its principal supplier, Samsung, including: (1) the fact that Pypo’s revenues are largely dependent upon the success of Samsung’s mobile phone product line, both in consumer desirability and in quality and reliability and (2) the nature of its distribution agreements, including Samsung’s ability to terminate the agreement if Pypo’s sales volumes decrease significantly in any six-month period. The board of directors determined that these risks were mitigated by the history of the relationship between Samsung and Pypo. The Middle Kingdom board of directors believes Pypo’s distribution network is important to Samsung’s continuing success in China and Pypo’s retail acquisition strategy will strengthen its competitive position. Furthermore, the board of directors were encouraged by Samsung’s recent performance in overtaking Motorola as China’s second-largest mobile phone brand.

Another potential drawback associated with Pypo is the potential inability to grow through acquisitions of retail chain stores. The Middle Kingdom board of directors concluded that, in the event Pypo is unable to meet its expansion goals through acquisitions, Pypo’s distribution business still has strong organic growth prospects.

In addition, the Middle Kingdom board of directors recognized that a drawback associated with Pypo’s acquisition strategy is the potential inability of the management team to identify, negotiate, fund or ultimately integrate any acquisitions. Further, the board of directors recognized that different retail groups have varying levels of controls in place regarding inventory management, sales incentive programs, and strategies regarding real estate and locations. The Middle Kingdom board of directors decided that the potential cost of resolving these differences is outweighed by the potential growth of business and the potential increase in profit margins that might be achieved by (a) leveraging the value of a large retail presence and (b) centralizing many administrative, purchasing, and control functions. The board of directors noted positively that Pypo has already begun to implement its acquisition strategy by acquiring retail chains in Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu and Inner Mongolia provinces.

The Middle Kingdom board of directors concluded that, after the transaction is complete, the consolidated strength of the business combination of Middle Kingdom and Pypo overcomes the negative factors that the board of directors had identified in its analysis.

Satisfaction of the 80% Test

It is a requirement that any business acquired by Middle Kingdom have a fair market value equal to at least 80% of Middle Kingdom’s net assets at the time of acquisition, which assets shall include the amount in the trust account. Based on standards generally accepted by the financial community, including the financial analysis of Pypo which was generally used to approve the business combination, Middle Kingdom’s board of directors determined that the 80% test requirement was met.

At the time of the merger agreement, the board of directors valued Pypo at a minimum of $378,000,000, based on its analyses as discussed below. This value substantially exceeds the approximate $23,000,000 value required to meet the 80% test.

In determining the merger valuation of Pypo, the management of Middle Kingdom presented its board of directors a comparative analysis of companies similar to Pypo. Management analyzed seven comparable companies in the mobile phone distribution market and in the electronics distribution and retail market. More specifically, with respect to choosing comparable companies, Middle Kingdom found publicly-listed companies that were either in the business of mobile phone distribution or in electronics (including mobile phone) retailing. The comparable companies were Brightpoint, Inc., The Carphone Warehouse, Telling, Synnex, Suning, Gome and Best Buy. Middle Kingdom believes that these comparable companies represent a good cross-section of the mobile phone distribution market and electronics distribution and retail market, although they do not represent all of the companies fitting such criteria. Management prepared a list of comparative price earnings ratios for these companies for the year ending March 31, 2010 based on publicly available information and compared them to the anticipated price earnings ratio of Pypo for the same period based on the earn out target Pypo agreed to with Middle Kingdom as part of the merger agreement. Middle Kingdom considered Pypo’s expansion strategies, and the projected growth in the Chinese market. Because Pypo did not want to forecast 2009 results as part of negotiation, it did not agree to an earn out target for the year ending March 31, 2009. However, Pypo did agree to earn out targets for years ending March 31, 2010 and March 31, 2011.

In negotiating the merger agreement with Pypo, Middle Kingdom and Pypo agreed on a valuation that resulted in a price earnings ratio of 9.8 based on the earn out target for Pypo for the year ending March 31, 2010. At the time of the merger agreement, the projected price earnings ratio for the year ending March 31, 2010 for the comparable companies was between 10.8 and 17.3 with an average of 13.0 and a median of 12.5. A 2010 projected earnings could not be found for one company, Telling.

Middle Kingdom agreed to issue the Pypo shareholders an aggregate of 45,000,000 shares and 3,400,000 Class B warrants at closing, and additionally 10,000,000 shares and 13,000,000 shares based upon the 2010 and 2011 earn out targets, respectively. The value of the consideration was based on the conversion price per Class B share of $8.40 as projected at the time of the merger agreement would be paid out from Middle Kingdom’s trust account as of December 13, 2008, which was the original deadline for completing a business combination and which was subsequently amended to August 31, 2009. The Middle Kingdom board did not give material weight to the trading value of Middle Kingdom Class B shares as of the date of the merger agreement, believing that this value only represented a market-determined time value of money discount to the December 13, 2008 cash conversion value.

As discussed above, under the merger agreement, Middle Kingdom has agreed to pay Pypo shareholders (i) an additional 10,000,000 ordinary shares if MK Cayman’s Adjusted Net Income (as defined in the merger agreement) during either of the fiscal years ending March 31, 2010 or 2011 exceeds $54.0 million and (ii) an additional 13,000,000 shares if MK Cayman’s Adjusted Net Income during either of the fiscal years ending March 31, 2011 or 2012 equals or exceeds $67.0 million.

Middle Kingdom believes that because the Pypo parties have significant consideration subject to the earn out targets, Middle Kingdom’s board of directors’ has sufficient guidance in earnings when determining a valuation of Pypo.

Since executing the merger agreement the parties have witnessed an unprecedented deterioration in the global economy, which has negatively impacted the retail sector and the market for the distribution of wireless telecommunications products in the PRC. Middle Kingdom has conducted an updated review of the market valuations of the same seven comparable companies it had reviewed at the time of the merger agreement. As of December 23, 2008, it determined that the projected price earnings ratio for the year ending March 31, 2010 for the comparable companies was between 5.8 and 15.6 with an average of 10.2 and a median of 9.7. One company, Telling, was still without projections. The company with the lowest price earnings ratio has been affected by news regarding accusations of securities fraud by affiliated shareholders.

Based on the foregoing assumptions regarding the earnings of Pypo and the updated review of comparable company projected price earnings ratios, Middle Kingdom believes the valuation determined at the time of the merger agreement is still appropriate.

Middle Kingdom cautions readers that many factors could cause Pypo’s actual results to be materially different from the Adjusted Net Income targets, including those described under the captions “Risk Factors, Risks Relating to the Business of Pypo” and “Risks Relating to Business in the People’s Republic of China.”

The Middle Kingdom board of directors also reviewed the capital resources for Pypo based on the capital of the company after the completion of the business combination, with the understanding that approximately $17.6 million would be paid to the current Pypo shareholders as a dividend prior to the completion of the business combination. Based on this analysis, the board concluded that MK Cayman would have sufficient capital resources to execute its business strategy and to operate its business, and as such, did not believe that the payment of the dividend would adversely affect MK Cayman’s ability to achieve the expected net income. Therefore, in determining the valuation according to a price earnings ratio that Middle Kingdom’s board of directors believed to be fair to Middle Kingdom shareholders, Middle Kingdom’s board did not believe the payment of the dividend to require further reduction in its valuation.

The Middle Kingdom board of directors believes it was qualified to perform the valuation analysis described above and to conclude that the acquisition of Pypo met this requirement because of the financial skills and background of several of its members. Further, the board of directors believes that another means of determining the fair market value of a business is to examine the consideration that a buyer would view as fair to pay for the acquisition of that business. Middle Kingdom’s board determined that in October 2007, ARC Capital, in an arm’s-length transaction, negotiated the purchase of approximately 33% ownership of Pypo in return for consideration of $90,000,000. This indicates that a previous investor, believed to be sophisticated and motivated only by the opportunity for profit, considered the value of Pypo at that time to be at least $270,000,000. The board of directors determined that, given Pypo’s financial performance and profit growth since that time, Pypo had increased in value, thereby giving further support to the determination that the 80% test was met.

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the merger agreement is consummated. Middle Kingdom anticipates that it will incur total transaction costs of approximately $             million. Such costs do not include transaction costs of approximately $             million anticipated to be incurred by Pypo.

Middle Kingdom anticipates that the costs to consummate the redomestication and business combination will exceed its available cash outside of the trust account by approximately $            . Middle Kingdom has not sought and does not anticipate seeking any fee deferrals. Middle Kingdom expects these costs would ultimately be borne by MK Cayman after the business combination and disbursed from the funds held in the trust if the proposed business combination is completed. If the business combination is not completed, the excess costs for which no waivers have been obtained would be subject to the potential indemnification obligations of Middle Kingdom’s officers and directors to the trust account related to expenses incurred for vendors or service providers.

Use of Capital Funds

Upon consummation of the business combination, the funds held in the trust fund will be available for acquisitions or as working capital to MK Cayman. There is no specific use of proceeds for this amount, other than for acquisitions or general working capital for Pypo (including for use in paying fees and expenses incurred in connection with the business combination and related transactions estimated at approximately $             ).

Certain U.S. Federal Income Tax Consequences

Although there is a lack of authority directly on point, and thus, this conclusion is not entirely free from doubt, the merger will qualify as a nontaxable reorganization under applicable U.S. federal income tax principles and, accordingly, no gain or loss would be recognized by Middle Kingdom stockholders or warrantholders for U.S. federal income tax purposes as a result of their exchange of Middle Kingdom common stock or warrants for the common stock or warrants of MK Arizona.

In addition, although there is a lack of authority directly on point, and thus, this conclusion is not entirely free from doubt, the conversion also will qualify as a nontaxable reorganization under applicable U.S. federal income tax principles and, accordingly, no gain or loss would be recognized by MK Arizona stockholders or warrantholders for U.S. federal income tax purposes as a result of their exchange of MK Arizona common stock or warrants for the ordinary shares or warrants of MK Cayman. MK Arizona, however, would recognize gain (but not loss) for U.S. federal income tax purposes as a result of the conversion equal to the difference between the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the conversion. Any U.S. federal income tax liability incurred by MK Arizona as a result of such gain would become a liability of MK Cayman by reason of the conversion. MK Cayman would not recognize any gain or loss for U.S. federal income tax purposes as a result of the business combination and certain “anti-inversion” provisions in the Code will not apply to treat MK Cayman as a U.S. corporation after the conversion and business combination.

Dividends payable by MK Cayman to its non-PRC shareholders and gains realized from the sale or transfer of shares of MK Cayman may be treated as PRC-sourced income and be subject to PRC tax at a rate of 10%. See “Risk Factors—Risks Relating to Doing Business in the People’s Republic of China—Dividends payable by Pypo Cayman or MK Cayman to its shareholders and gain on the sale or transfer of Pypo Cayman or MK Cayman’s shares may become subject to taxes under PRC tax laws.” If any such PRC taxes apply, MK Cayman’s non-PRC shareholders may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty or a foreign tax credit against such shareholder’s domestic income tax liability (subject to applicable conditions and limitations).

See “Material United States Federal Income Tax Considerations” below for further discussion of these tax consequences.

Anticipated Accounting Treatment

The redomestication and business combination will be accounted for as a reverse merger, whereby Pypo will be the continuing entity for financial reporting purposes and will be deemed to be the acquirer of Middle Kingdom. The redomestication and business combination are being accounted for as a reverse merger because (i) after the redomestication and business combination the former shareholders of Pypo Cayman will hold the substantial majority of the outstanding ordinary shares of MK Cayman and will have the ability to initially appoint the majority of the members of the board of directors of MK Cayman, and (ii) Middle Kingdom has no prior operations and was formed for the purpose of affecting a business combination such as the proposed business combination with Pypo.

In accordance with the applicable accounting guidance for accounting for the redomestication and business combination as a reverse merger, first Pypo will be deemed to have undergone a recapitalization, whereby its outstanding ordinary shares were converted into 45,000,000 ordinary shares of MK Cayman and 3,400,000 MK Cayman Class B redeemable warrants. Immediately thereafter MK Cayman, as the parent company of Pypo, which is the continuing accounting entity, will have been deemed to have acquired the assets and assumed the liabilities of Middle Kingdom in exchange for the issuance of the MK Cayman securities identical in number and terms to the outstanding securities of Middle Kingdom. However, although MK Cayman, as the parent company of Pypo, will be deemed to have acquired Middle Kingdom, in accordance with the applicable accounting guidance for accounting for the redomestication and business combination as a reverse merger, Middle Kingdom’s assets and liabilities will be recorded at their historical carrying amounts, which approximate their fair value, with no goodwill or other intangible assets recorded.

Regulatory Matters

The business combination and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirements or approvals, including the HSR Act, except for filings with the State of Delaware, State of Arizona and the Cayman Islands necessary to effectuate the transactions contemplated by the redomestication and the merger agreement.

THE MERGER AGREEMENT

The discussion in this proxy statement/prospectus of the business combination and the principal terms of the merger agreement described below are qualified in their entirety by reference to the copy of the merger agreement attached as Annex A hereto, as amended by the first amendment to the merger agreement attached as Annex B hereto, and incorporated herein by reference. The following description summarizes the material provisions of the merger agreement, which agreement we urge you to read carefully because it is the principal legal document that governs the redomestication and the business combination.

The representations and warranties described below and included in the merger agreement were made by Middle Kingdom and Pypo as of specific dates. The assertions embodied in these representations and warranties may be subject to important qualifications and limitations agreed to by Middle Kingdom and Pypo in connection with negotiating the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk among Middle Kingdom and Pypo, rather than establishing matters as facts. The merger agreement is described in this proxy statement/prospectus and included as Annex A and Annex B only to provide you with information regarding its terms and conditions at the time it was entered into by the parties. Accordingly, you should read the representations and warranties in the merger agreement not in isolation but rather in conjunction with the other information contained in this document.

General

Middle Kingdom intends to change its domicile from the State of Delaware to the Cayman Islands by means of a short-form merger with and into its wholly owned Arizona subsidiary, followed by such surviving Arizona subsidiary’s conversion and redomestication into a Cayman Islands exempted company. After the redomestication, the resulting Cayman Islands exempted company, MK Cayman, will acquire all of the outstanding shares of Pypo Cayman by issuing the Pypo shareholders securities in MK Cayman.

Basic Deal Terms

The redomestication will result in all of Middle Kingdom’s issued and outstanding shares of common stock immediately prior to the redomestication converting into ordinary shares of MK Cayman, and all units, warrants and other rights to purchase Middle Kingdom’s common stock immediately prior to the redomestication being exchanged for substantially equivalent securities of MK Cayman. The shares of MK Cayman shall continue to be quoted on the OTC BB or such other public trading market on which its shares may be trading at such time. Middle Kingdom will cease to exist and MK Cayman will be the surviving corporation. In connection therewith, MK Cayman will assume all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Middle Kingdom, which includes the assumption by MK Cayman of any and all agreements, covenants, duties and obligations of Middle Kingdom set forth in the merger agreement. At the effective time of the redomestication, the Memorandum of Association and Articles of Association of MK Cayman will be effective and will replace MK Arizona’s Articles of Incorporation and bylaws as the organizational documents of the continued corporation.

Immediately following the redomestication, MK Cayman will acquire each ordinary share of Pypo Cayman issued and outstanding prior to the business combination in exchange for an aggregate of 45,000,000 ordinary shares and 3,400,000 MK Cayman Class B redeemable warrants. In addition, MK Cayman has agreed to issue the Pypo shareholders up to an additional 23,000,000 MK Cayman ordinary shares pursuant to an earn-out provision in the merger agreement based on the adjusted net income of the combined company during the fiscal years ending March 31, 2010, 2011 and potentially 2012.

The earn-out will be based on the adjusted net income of MK Cayman during the fiscal years ending March 31, 2010, 2011 and potentially 2012. The term “adjusted net income” means the “Net Income Attributable to the Parent” as calculated and disclosed pursuant to or SFAS, No. 160, as set forth on the audited consolidated financial statements of MK Cayman comprising a part of the Forms 20-F filed with the SEC for the fiscal years ending March 31, 2010, 2011 or 2012 adjusted to:

•

add back to the “Net Income Attributable to the Parent” any charges for (a) “acquisition-related costs” as defined in and charged to expense pursuant to SFAS No. 141(R) and any other fees, expenses or payments to any third party related to the redomestication or business combination, (b) the amortization of intangibles, and (c) the impairment of goodwill, each of (a)—(c) as it relates to any acquisitions completed in, or pending at the end of, the applicable period (including the redomestication or business combination), by MK Cayman or the Pypo entities;

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add back to the “Net Income Attributable to the Parent” any out-of-pocket (i.e., third party) expenses incurred to design, implement and annually assess disclosure controls and procedures and internal controls over financial reporting by MK Cayman or the Pypo entities as a consequence of MK Cayman’s compliance with the Sarbanes-Oxley Act;

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add back to the “Net Income Attributable to the Parent” any charges for taxes payable by any of MK Cayman, MK Arizona or Middle Kingdom, or by the Pypo entities that are directly attributable to the redomestication or business combination, and that apply to the applicable period; and

•

deduct from the “Net Income Attributable to Parent” the financial statement tax benefit of the amount in the above bullets, computed by multiplying the amount of the adjustment in the above bullets by the statutory tax rate applicable to MK Cayman or the Pypo entity that incurred the expense;

provided, however, that if MK Cayman is no longer required or eligible to file a Form 20-F, then the “Net Income Attributable to Parent” as calculated and disclosed pursuant to SFAS No. 160 for any particular fiscal year shall be as set forth on the audited consolidated financial statements of MK Cayman for such fiscal year.

The 23,000,000 ordinary shares subject to the earn-out provision will be issued to the Pypo shareholders as follows:

•	10,000,000 shares will be issued to the Pypo shareholders if MK Cayman’s adjusted net income during either of the fiscal years ending March 31, 2010 or 2011 equals or exceeds $54,000,000; and

•	13,000,000 shares will be issued to the Pypo shareholders if MK Cayman’s adjusted net income during either of the fiscal years ending March 31, 2011 or 2012 equals or exceeds $67,000,000.

If a change of control of MK Cayman occurs on or prior to the latest date when the earn-out shares may be issuable to the Pypo shareholders, then regardless of whether the targeted net income thresholds have been met, MK Cayman shall issue and deliver to each Pypo shareholder the remaining earn-out shares, if the change of control is approved by a majority of the independent directors then on the board of directors of MK Cayman.

If the change of control is not approved by a majority of the independent directors then on the board, then the earn-out shares may nevertheless be issued and delivered to the Pypo shareholders as follows:

•

if the acquisition consideration delivered to the shareholders of MK Cayman in connection with the change of control has a value (as determined in good faith by a majority of the board of directors of MK Cayman) that is equal to at least $8.80 per share (as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events), but less than $9.30 per share (as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events), then 10,000,000 earn-out shares shall be issued and delivered to the Pypo shareholders; or

•

if the acquisition consideration delivered to the shareholders of MK Cayman in connection with the change of control has a value (as determined in good faith by a majority of the board of directors of MK Cayman) that is equal to at least $9.30 (as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events), then any earn-out shares that have not been issued and delivered shall be issued and delivered to the Pypo shareholders; or

•

if the shareholders of MK Cayman do not receive any acquisition consideration as a result of the change of control, but the price per share is equal to at least $8.80 (as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events), but less than $9.30 per share (as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events), then 10,000,000 earn-out shares shall be issued and delivered to the Pypo shareholders; or

•

if the shareholders of MK Cayman do not receive any acquisition consideration as a result of the change of control, but the price per share is equal to or exceeds $9.30 (as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events), then any earn-out shares that have not been issued and delivered shall be issued and delivered to the Pypo shareholders.

Upon the consummation of the redomestication and the business combination, MK Cayman will own 100% of the issued and outstanding ordinary shares of Pypo Cayman. Two of Pypo Cayman’s subsidiaries are also parties to the merger agreement: (i) Pypo Holdings (HK) Company Limited, a company incorporated in Hong Kong and a wholly owned subsidiary of Pypo Cayman, and (ii) Beijing Pypo Technology Group Company Limited, a limited liability company established in the PRC and an indirect wholly owned subsidiary of Pypo Cayman. We refer to Pypo Cayman and these subsidiaries as the “Pypo entities.”

Representations and Warranties

In the merger agreement, the Pypo parties make certain representations and warranties (subject to certain exceptions) relating to, among other things:

•	capital structure;

•	proper corporate organization and similar corporate matters;

•	authorization, execution, delivery and enforceability of the merger agreement and other transaction documents;

•	absence of conflicts with the organizational documents, material contracts and material permits of the Pypo entities;

•	required consents and approvals;

•	financial information and absence of undisclosed liabilities;

•	absence of certain changes or events;

•	absence of litigation;

•	licenses and permits;

•	title to shares, properties and assets;

•	ownership of intellectual property;

•	taxes;

•	employment matters;

•	transactions with affiliates and employees;

•	insurance coverage;

•	material contracts;

•	compliance with laws, including local PRC laws and those relating to foreign corrupt practices and money laundering;

•	brokers and finders;

•	representations regarding matters related to the Office of Foreign Assets Control of the U.S. Treasury Department; and

•	environmental matters.

In the merger agreement, the Middle Kingdom parties make certain representations and warranties (subject to certain exceptions) relating to, among other things:

•	capital structure;

•	proper corporate organization and similar corporate matters;

•	authorization, execution, delivery and enforceability of the merger agreement and other transaction documents;

•	absence of conflicts with the organizational documents, material contracts and material permits of Middle Kingdom;

•	required consents and approvals;

•	SEC filings;

•	internal accounting controls;

•	solvency;

•	absence of certain changes or events;

•	absence of undisclosed liabilities;

•	absence of litigation;

•	compliance with laws, including the Sarbanes-Oxley Act of 2002 and foreign corrupt practices and money laundering;

•	registration rights;

•	brokers and finders;

•	minute books;

•	votes required by Middle Kingdom’s board of directors and stockholders;

•	quotation of securities on the OTC BB;

•	information with respect to the trust account;

•	transactions with affiliates and employees;

•	material contracts; and

•	taxes.

Conduct of Business Pending Closing

Middle Kingdom and the Pypo entities agreed to use commercially reasonable efforts to carry on their respective businesses in the ordinary course in substantially the same manner as previously conducted, to pay all debts and taxes when due, to pay or perform other obligations when due, to use all reasonable efforts consistent with past practice and policies to preserve intact their respective business organizations, to use commercially reasonable efforts consistent with past practice to keep available the services of present officers, directors and employees, and to use commercially reasonable efforts consistent with past practice to preserve relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with them.

The Pypo entities agreed not to, without the prior written consent of Middle Kingdom (not to be unreasonably delayed or withheld):

•	amend their respective organizational documents;

•	declare or pay dividends or alter their capital structure;

•	enter into, modify or violate any material contracts, other than in the ordinary course of business consistent with past practice;

•

issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of their capital stock or securities convertible into their capital stock;

•	transfer or license intellectual property other than the license of non-exclusive rights to intellectual property in the ordinary course of business consistent with past practice;

•

sell, lease, license or otherwise dispose of or encumber properties or assets that are material, individually or in the aggregate, to its business, other than in the ordinary course of business consistent with past practice and except the transfer of certain unprofitable mobile phone distribution businesses to third parties or the transfer of equity in certain regional subsidiaries to third parties;

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incur or guarantee any indebtedness in excess of $200,000, except in the ordinary course of business and except for borrowings and refinancings from financial institutions and borrowings from third parties for working capital purposes (with the latter such borrowings subject to limitations on interest rate prior to January 31, 2009);

•

pay, discharge or satisfy any claims, liabilities or obligations in excess of $200,000, other than in the ordinary course of business or with respect to certain liabilities reflected or reserved against in the Pypo financial statements;

•	make any capital expenditures, additions or improvements except in the ordinary course of business consistent with past practice in excess of $300,000;

•

acquire any business or assets, which are material, individually or in the aggregate, to their business, taken as a whole, except that prior to January 31, 2009, Pypo may purchase additional retail chains with aggregate consideration less than $30,000,000 with no such restriction on consideration thereafter;

•

except as required to comply with applicable law and except for pre-existing agreements, (a) take any action with respect to any employment, severance, retirement, retention, incentive or similar agreement for the benefit of any current or former director, executive officer or any collective bargaining agreement, (b) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director or executive officer, (c) materially amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (d) pay any material benefit not provided for as of the date of the merger agreement under any benefit plan, or (e) grant any awards under any compensation plan or benefit plan, or remove the existing restrictions in any such plans;

•	open or close any facility or office except in the ordinary course of business; or

•	initiate, compromise or settle any material litigation or arbitration proceedings.

Middle Kingdom agreed not to, without the prior written consent of Pypo (not to be unreasonably delayed or withheld):

•

amend its organizational documents, provided that Middle Kingdom had the right to amend its Certificate of Incorporation to extend the deadline for completing the business combination from December 13, 2008 to August 31, 2009;

•	change any method of accounting or accounting principles or practices, except as required by U.S. GAAP or applicable law;

•	fail to timely file or furnish any SEC reports;

•	declare or pay any dividends, make any distributions or alter its capital structure;

•	sell, lease, license or otherwise dispose of or encumber any of its properties or assets;

•

enter into, violate, amend or otherwise modify any material contract other than contracts that Middle Kingdom reasonably determines are necessary for the completion of the transactions and involve the payment or receipt by Middle Kingdom of less than $100,000;

•

issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into its capital stock;

•	issue or sell any debt securities or guarantee any debt securities of others;

•

pay, discharge or satisfy any claims, liabilities or obligations in excess of $100,000, other than in the ordinary course of business or with respect to any liabilities reflected or reserved against in the Middle Kingdom financial statements;

•	make any capital expenditures, additions or improvements;

•	make any acquisitions;

•

make or change any material tax election, adopt or change any accounting method in respect of taxes, file any tax return or any amendment to a tax return, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes; and

•	initiate, compromise or settle any material litigation or arbitration proceedings.

In December 2008, the Pypo parties allowed Middle Kingdom to borrow up to $400,000 from its officers, directors and principal sponsor to pay accounts payable that would otherwise be payable at the closing of the business combination by waiving the $100,000 limitation on Middle Kingdom’s execution, amendment or other modification of material contracts to which Middle Kingdom is a party.

Covenants

The merger agreement also contains additional covenants of the parties, including covenants providing for:

•

the parties to use commercially reasonable efforts to obtain all necessary approvals from stockholders, governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the merger agreement, subject to certain limitations;

•

the protection of confidential information of the parties subject to certain exceptions as required by law, regulation or legal or administrative process, and, subject to the confidentiality requirements, the provision of reasonable access to information;

•

the parties to supplement or amend their respective disclosure schedules with respect to any matter that resulted in or could reasonably be expected to result in a material adverse effect on such party;

•	the parties to cooperate in the preparation of any press release or public announcement related to the merger agreement or related transactions;

•

the Pypo entities to use their commercially reasonable efforts to deliver to Middle Kingdom no later than September 30, 2008 the unaudited consolidated balance sheets as of June 30, 2008 and the related consolidated statements of income and statements of cash flows of Pypo Cayman for the period then ended, provided that failure to deliver such financial statements by such time shall not be considered a breach so long as the Pypo entities used commercially reasonable efforts;

•	the Pypo entities to maintain insurance policies providing insurance coverage for their businesses and for the assets and properties of the Pypo entities;

•

except as described in “—Effect of Termination; Termination Fee” below, the Pypo entities and Pypo shareholders waive all right, title, interest or claim of any kind against the trust account that they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Middle Kingdom, and will not seek recourse against the trust fund;

•

the Pypo shareholders to pay off, on or prior to June 30, 2009, the then outstanding balance of the $20.0 million loan made by the Pypo entities to Capital Ally in March 2008 and to release any Pypo Cayman shares held as security for such loan on or prior to the closing date of the merger agreement;

•

Middle Kingdom to prepare, file and mail this proxy statement/prospectus and to hold a stockholder meeting to approve the transactions contemplated by the merger agreement and to agree to provide Pypo with any correspondence received from or to be sent to the SEC and allow Pypo the opportunity to review and comment on any responses thereto (in either case regardless of whether the deadline to complete the merger has been extended to August 31, 2009);

•

the Pypo parties to use commercially reasonable efforts to provide any information reasonably required or appropriate for inclusion in the proxy statement/prospectus, and any such information so provided shall not contain, at the time such proxy statement/prospectus is filed with the SEC or becomes effective under the Securities Act, any untrue statement of material fact nor omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading;

•

Middle Kingdom, the Pypo entities and the Pypo shareholders to use commercially reasonable efforts to fulfill the closing conditions in the merger agreement, including engaging in a road show at mutually agreed to times and places to seek the approval of the transactions;

•	Middle Kingdom and the Pypo entities to timely file all tax returns and other documents required to be filed with applicable governmental authorities, and to pay all taxes due on such returns;

•

Middle Kingdom and the Pypo entities to provide prompt written notice to the other party of any event or development that occurs that is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a material adverse effect on the disclosing party, or would require any amendment or supplement to this proxy statement/prospectus; and

•

Middle Kingdom to ensure that the MK Cayman ordinary shares and Class B redeemable warrants to be issued to the Pypo shareholders will be duly authorized, validly issued, fully paid and nonassessable and enforceable in accordance with their terms in compliance with applicable securities laws.

Exclusivity; No Other Negotiation

Pursuant to the merger agreement, none of the Pypo entities or the Pypo shareholders may take, directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any person other than Middle Kingdom:

•

relating to an acquisition proposal, which means the acquisition of any capital stock or other voting securities of Pypo entities or any assets of Pypo entities other than sales of assets in the ordinary course of business;

•	to reach any agreement or understanding for, or otherwise attempt to consummate, any acquisition proposal with any of the Pypo entities and/or any Pypo shareholders;

•

to participate in discussions or negotiations with or to furnish or cause to be furnished any information with respect to Pypo entities or afford access to the assets and properties or books and records of Pypo entities who any of the Pypo entities knows or has reason to believe is in the process of considering any acquisition proposal relating to the Pypo entities;

•	to facilitate any effort or attempt by any person to do or seek any of the foregoing; or

•	to take any other action that is inconsistent with the transactions contemplated by the merger agreement.

Pursuant to the merger agreement, Middle Kingdom may not take directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any person relating to the acquisition by Middle Kingdom of that person or any affiliate of that person, or take any other action that is inconsistent with the merger agreement.

Notwithstanding the foregoing, beginning on November 13, 2008, the parties to the merger agreement may engage in the activities described above with respect to an acquisition proposal; provided, that any definitive agreement entered relating to an acquisition proposal must provide that the closing be conditioned on the prior termination of the merger agreement in accordance with its terms and, with respect to any agreements entered into by the Pypo parties, include a provision which provides that such agreement will automatically terminate upon the closing of the merger agreement.

Additional Agreements and Covenants

Board Composition

The parties have agreed that upon the closing of the merger agreement, and for a period ending not sooner than March 31, 2011 (or March 31, 2012 if the shares subject to the earn-out provision have not been issued prior to such date), the MK Cayman board of directors will consist of seven persons, of which the Pypo shareholders will initially designate six directors and the Middle Kingdom board of directors will initially designate one director. Of the six directors designated by the Pypo shareholders, at least three will be “independent directors” as such term is defined by NASDAQ Marketplace Rules, provided that a majority of independent directors then serving on the MK Cayman board may amend, modify or terminate the requirement that the Pypo shareholders designate six directors and how many of those six must be independent directors.

At the closing of the business combination, ARCH, Capital Ally, Mr. Marks and Mr. Tanenbaum as representatives of Middle Kingdom, and MK Cayman will enter into a voting agreement. The voting agreement provides that, until March 31, 2011 (or March 31, 2012 if the shares subject to the earn-out provision have not been issued prior to such date) at any meeting called or action taken for the purpose of electing directors to the MK Cayman board of directors, ARCH and Capital Ally will agree to vote for one director nominated by Michael Marks and Bernard J. Tanenbaum III on behalf of the Middle Kingdom stockholders. The initial designated director for the Middle Kingdom stockholders is expected to be Mr. Marks.

The MK Cayman board of directors shall, within 60 days following the closing of the merger agreement, establish an audit committee consisting of not less than three independent directors.

Director and Officer Insurance

As soon as practicable, Middle Kingdom will file an application with a reputable insurance company seeking a tail liability insurance policy that will be purchased by MK Cayman at the closing covering those persons who are currently covered by Middle Kingdom’s directors’ and officers’ liability insurance policy. The Pypo shareholders have agreed to use commercially reasonable efforts to cause MK Cayman to purchase (to the extent available in the market) such policy with coverage in amount and scope at least as favorable to such persons as Middle Kingdom’s existing coverage (or as much as available for a price of up to $300,000), which policy shall continue for at least three years following the closing.

Estimates, Projections and Forecasts

Pursuant to the merger agreement, Middle Kingdom has acknowledged that none of the Pypo entities or Pypo shareholders made any representations or warranties whatsoever with respect to any estimates, projections or other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections or forecasts) regarding the Pypo entities or Pypo shareholders, their business, the Chinese mobile phone market or any other matters. Middle Kingdom agreed to take responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Middle Kingdom has no claim against the Pypo entities or Pypo shareholders with respect to the foregoing.

Conditions to Closing

General Conditions

Consummation of the merger agreement and the related transactions is conditioned on (i) the Middle Kingdom board not having withdrawn its approval of the terms and conditions of the merger; (ii) the Middle Kingdom common and Class B stockholders, voting as a group, approving the redomestication (including the share increase, declassification, change to charter amendment vote and change in quorum); and (iii) a majority in interest of the Middle Kingdom Class B stockholders voting at the special meeting approving the business combination, with holders of less than 20% of the Middle Kingdom Class B common stock outstanding immediately before the consummation of the merger agreement properly exercising their rights to have their Class B shares converted into a pro rata share of the funds available in the trust account in accordance with Middle Kingdom’s Certificate of Incorporation, in each case at a meeting called for these purposes.

In addition, the consummation of the transactions contemplated by the merger agreement is conditioned upon certain closing conditions, including:

•

the delivery by each party to the other party of a certificate to the effect that the representations and warranties of the delivering party are true and correct as of the closing except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on the Middle Kingdom parties, and all covenants contained in the merger agreement have been materially complied with by the delivering party;

•

no action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental authorities to restrain, modify or prevent the carrying out of the transactions contemplated by the merger agreement, or in connection with any effort on the part of Middle Kingdom to extend its December 13, 2008 business combination deadline, or shall have been threatened in connection with any effort on the part of Middle Kingdom to extend its December 13, 2008 business combination deadline; and

•

no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting the party’s conduct or operations shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority, domestic or foreign, seeking the foregoing shall be pending.

Pypo’s Conditions to Closing

The obligations of Pypo to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•

there shall have been no material adverse effect with respect to Middle Kingdom since June 30, 2008, including any material adverse effect arising from the efforts on the part of Middle Kingdom to extend its December 13, 2008 business combination deadline, if the board of directors, in its sole discretion, elects to seek such an extension;

•	the receipt of necessary consents and approvals by third parties and the completion of necessary proceedings;

•

the resignation of those officers and directors who are not continuing as officers and directors of MK Cayman, free of any claims for employment compensation in any form, except for any reimbursement of outstanding expenses existing as of the date of such resignation;

•	Pypo shall have received a legal opinion, which is customary for transactions of this nature, from counsel to Middle Kingdom;

•	Middle Kingdom shall have made appropriate arrangements with Continental Stock Transfer & Trust Company to have the trust account disbursed immediately upon the closing;

•	Middle Kingdom shall have filed all reports and other documents required to be filed by Middle Kingdom under the U.S. federal securities laws through the closing date of the merger agreement;

•	no formal or informal SEC investigation or proceeding shall have been initiated by the SEC against any of the Middle Kingdom parties or any of their officers or directors; and

•

Middle Kingdom shall have maintained its status as a company whose common stock, Class B common stock, Class A warrants and Class B redeemable warrants are quoted on the OTC BB and no reason shall exist as to why such status shall not continue immediately following the closing in relation to the qualification of the securities of MK Cayman.

Middle Kingdom’s Conditions to Closing

The obligations of Middle Kingdom to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above in the second paragraph of this section, are conditioned upon each of the following, among other things:

•

there shall have been no material adverse effect with respect to Pypo since March 31, 2008, including any material adverse effect arising from the efforts on the part of Middle Kingdom to extend its December 13, 2008 business combination deadline;

•

Pypo Cayman shall have furnished Middle Kingdom the unaudited consolidated balance sheets as of June 30, 2008 and the related consolidated statements of income and statements of cash flows of Pypo Cayman for the period then ended, which shall have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved;

•	Middle Kingdom shall have received a legal opinion, which is customary for transactions of this nature, from counsel to Pypo;

•	Middle Kingdom shall have received investor representation letters executed by the Pypo shareholders; and

•	no formal or informal SEC investigation or proceeding shall have been initiated by the SEC against any of the Pypo parties or any of their officers or directors.

If permitted under the applicable law, either Middle Kingdom or Pypo may waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the merger agreement. The condition requiring that the holders of less than 20% of the shares of Middle Kingdom Class B common stock affirmatively vote against the Business Combination Proposal and demand conversion of their Class B shares into cash may not be waived. We cannot assure you that all of the conditions will be satisfied or waived.

Indemnification

Indemnification by the Pypo Shareholders

The Pypo shareholders have agreed, on a pro rata basis, to indemnify Middle Kingdom from any damages arising from: (a) any breach of any representation or warranty made by the Pypo entities; (b) any breach by any Pypo entity of its covenants or obligations to be performed at or prior to the closing; or (c) any breach by any Pypo shareholder of its representations or warranties, covenants or obligations in the merger agreement. Notwithstanding the foregoing, however, the representations, warranties, covenants and obligations that relate specifically and solely to a particular Pypo shareholder are the obligations of that particular Pypo shareholder only.

The amount of damages suffered by Middle Kingdom may be paid in cash, or, at the option of the Pypo shareholders, may be recovered by the repurchase by MK Cayman of a specified number of MK Cayman shares owned by the Pypo shareholders. If the Pypo shareholders opt to deliver shares instead of cash, the number of shares to be returned by the Pypo shareholders shall be equal to the aggregate amount of the damages agreed to be paid by the Pypo shareholders, divided by $8.50. Further, the repurchase price payable by MK Cayman will be equal to the amount of the damages suffered by Middle Kingdom.

Indemnification by Middle Kingdom

Middle Kingdom agreed to indemnify each of the Pypo parties from any damages arising from: (a) any breach of any representation or warranty made by Middle Kingdom; or (b) any breach by Middle Kingdom of its covenants or obligations in the merger agreement to be performed at or prior to closing.

The amount of damages suffered by the Pypo parties shall be paid in newly issued MK Cayman shares. The number of MK Cayman shares to be issued to the Pypo parties shall be equal to the aggregate amount of the damages agreed to be paid by Middle Kingdom, divided by $8.50.

Limitations on Indemnity

Neither party will be entitled to indemnification unless the aggregate amount of damages to such party exceeds $1,000,000, and then only to the extent such damages exceed $1,000,000; provided that, with limited exceptions, the aggregate amount of damages payable by the indemnifying party to the indemnified party may not exceed $10,000,000.

Termination

The merger agreement may be terminated or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to Middle Kingdom’s stockholders, by:

•	mutual written consent of the parties;

•	either Middle Kingdom or the Pypo parties, if the closing has not occurred by (a) August 31, 2009, or (b) such other date as may be mutually agreed to;

•

any Pypo party, if Middle Kingdom has breached any representation, warranty, covenant or agreement contained in the merger agreement which has prevented the satisfaction of the conditions to the obligations of the Pypo parties under the merger agreement and the violation or breach has not been waived by the Pypo parties or cured by Middle Kingdom within ten business days after written notice from the Pypo parties;

•

Middle Kingdom, if the Pypo parties have breached any representation, warranty, covenant or agreement contained in the merger agreement which has prevented the satisfaction of the conditions to the obligations of Middle Kingdom under the merger agreement and such violation or breach has not been waived by Middle Kingdom or cured by the Pypo parties within ten business days after written notice from Middle Kingdom;

•

any Pypo party, if the Middle Kingdom board of directors fails to recommend or withdraws or modifies in a manner adverse to the Pypo parties its approval or recommendation of the merger agreement and the transactions contemplated under the merger agreement; and

•

either Middle Kingdom or the Pypo parties, if the Redomestication Proposal, Business Combination Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal are not approved, or if holders of 20% or more of Middle Kingdom’s Class B common stock exercise their right to convert their Class B common stock into cash from the trust account;

Effect of Termination; Termination Fee

In the event of termination and abandonment by either Middle Kingdom or the Pypo parties, except as set forth below, all further obligations of the parties shall terminate, no party shall have any right against the other party, and each party shall bear its own costs and expenses.

If the Pypo parties terminate the merger agreement due to either: (a) a breach by Middle Kingdom of any representation, warranty, covenant or agreement contained in the merger agreement which has prevented the satisfaction of the conditions to the obligations of the Pypo parties under the merger agreement, which violation or breach has not been waived or cured as permitted by the merger agreement or (b) the Middle Kingdom board of directors failing to recommend or withdrawing or modifying its recommendation and approval of the merger agreement and the transactions contemplated under the merger agreement, then the Pypo parties will be entitled to damages in the amount of $4,000,000 immediately upon termination as liquidated damages and not as a penalty amount.

If Middle Kingdom terminates the merger agreement due to a breach by the Pypo parties of any representation, warranty, covenant or agreement contained in the merger agreement which has prevented the satisfaction of the conditions to the obligations of Middle Kingdom under the merger agreement, which violation or breach has not been waived or cured as permitted by the merger agreement, then Middle Kingdom will be entitled to damages in the amount of $4,000,000 immediately upon termination as liquidated damages and not as a penalty amount.

Under the merger agreement, Middle Kingdom will not be obligated to pay any termination fee to Pypo if the business combination is not consummated solely on account of Middle Kingdom’s stockholders failing to approve the redomestication or business combination or more than 20% of the Class B shareholders electing to convert their Class B shares.

If Middle Kingdom receives any payment for damages in connection with the termination or abandonment of the merger agreement, such payment will become part of Middle Kingdom’s general assets, rather than part of the trust account, and upon liquidation of Middle Kingdom, such payment will be distributed to Middle Kingdom’s common stockholders, along with any other remaining out-of-trust net assets.

As discussed above, pursuant to the merger agreement, the Pypo entities and Pypo shareholders waived all right, title, interest or claim of any kind against the trust account as a result of, or arising out of, any negotiations, contracts or agreements with Middle Kingdom, and agreed not to seek recourse against the trust fund. This waiver is not applicable as it relates to any claims these parties may have in connection with the termination fee.

Amendment, Extension and Waiver

The merger agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties. At any time prior to the closing, either Middle Kingdom or Pypo may, to the extent allowed by applicable law, extend the time for the performance of the obligations under the merger agreement, waive any inaccuracies in representations and warranties made to the other party and waive compliance with any of the agreements or conditions for the benefit of the other party. Any such extension or waiver must be in writing signed by both parties.

Regulatory and Other Approvals

Except for approvals required by Delaware, Arizona, and Cayman Islands corporate law and compliance with applicable securities laws and rules and regulations of the SEC, no federal, state or foreign regulatory requirements remain to be complied with or other material approvals to obtain or filings to make in order to consummate the business combination or the redomestication.

Conclusion of Middle Kingdom’s Board of Directors.

After careful consideration of all relevant factors, Middle Kingdom’s board of directors unanimously determined that the Business Combination Proposal is in the best interests of Middle Kingdom and its stockholders. The board of directors has approved and declared the Business Combination Proposal advisable and recommends that you vote or give instructions to vote “FOR” the Business Combination Proposal.

The foregoing discussion of the information and factors considered by the Middle Kingdom board of directors is not meant to be exhaustive, but includes the material information and factors considered by the board of directors. For a further discussion of the information and factors considered by the Middle Kingdom board of directors, see the section entitled “The Business Combination Proposal—Middle Kingdom’s Reasons for the Business Combination and Recommendation of the Middle Kingdom Board.”

CERTAIN AGREEMENTS RELATING TO THE BUSINESS COMBINATION

Lock-Up Agreements

The Pypo shareholders and the management shareholders have entered into lock-up agreements, providing that they not sell or otherwise transfer any of the ordinary shares or Class B redeemable warrants of MK Cayman received in the business combination, subject to the exceptions discussed below, for a period of:

•

24 months from the closing date of the business combination or, with respect to the earn-out shares, from the date of issuance of such shares. This 24 month lock-up provision applies to those securities beneficially owned by the Pypo management shareholders consisting of 50% of the securities owned by Capital Ally, which are deemed in the lock-up agreements to be attributed to Messrs. Zhang, Fei, Zhou and Wan; and

•

12 months from the closing date of the business combination or, with respect to the earn-out shares, from the date of issuance of such shares. This 12 month lock-up provision applies to those securities beneficially owned by ARCH and 50% of the securities owned by Capital Ally, which are attributable to Golden Meditech.

Notwithstanding the foregoing, nothing in the lock-up agreement restricts transfers of the shares by the Pypo shareholders (other than the management shareholders) in a secondary underwritten public offering, or that are in compliance with applicable federal and state securities laws to persons who agree in writing to be bound by the terms of the lock-up agreement. Furthermore, nothing in the lock-up agreement restricts transfers of the shares or the entering into or execution of any agreements, contracts or arrangements by the Pypo shareholders (including the management shareholders) in connection with a change of control as such term is defined in the merger agreement. These lock-up agreements do not impose any restrictions on the ordinary shares acquired prior to the closing of the business combination by the Pypo shareholders or the management shareholders.

The lock-up agreement is attached as Annex G hereto. We encourage you to read the lock-up agreement in its entirety.

Voting Agreement

Upon consummation of the business combination, the initial MK Cayman board of directors will consist of seven directors, of which the Pypo shareholders will designate six directors to MK Cayman’s board and Michael Marks and Bernard J. Tanenbaum III, on behalf of the Middle Kingdom stockholders, will designate a seventh director. The initial designated director for the Middle Kingdom stockholders is expected to be Mr. Marks.

After consummation of the business combination, Pypo’s two largest shareholders, ARCH and Capital Ally, will beneficially own approximately 97.1% of MK Cayman’s outstanding stock. At the closing of the business combination, ARCH, Capital Ally, Mr. Marks and Mr. Tanenbaum as representatives of Middle Kingdom, and MK Cayman will enter into a voting agreement. The voting agreement provides, among other things, that, until March 31, 2011 (or March 31, 2012 if the shares subject to the earn-out provision have not been issued prior to such date) at any meeting called or action taken for the purpose of electing directors to the MK Cayman board of directors, ARCH and Capital Ally will agree to vote for one director nominated by Michael Marks and Bernard J. Tanenbaum III on behalf of the Middle Kingdom stockholders.

During the term of the voting agreement, Mr. Marks and Mr. Tanenbaum, on behalf of Middle Kingdom, shall have the right to request the resignation or removal of the directors they have nominated. In such event, ARCH and Capital Ally agree to vote all of their shares in a manner that would cause the removal of such director, whether at any annual or special meeting called, or, in connection with any other action (including the execution of written consents) taken for the purpose of removing such director. In the event of the resignation, death, removal or disqualification of the Middle Kingdom director, Mr. Marks and Mr. Tanenbaum, on behalf of

Middle Kingdom, shall promptly nominate a new director and, after written notice of the nomination has been given to ARCH and Capital Ally, they will each vote all their shares to elect such nominee to the MK Cayman board of directors.

The voting agreement is attached as Annex F hereto. We encourage you to read the voting agreement in its entirety.

Registration Rights Agreement

At the closing of the business combination, MK Cayman and the Pypo shareholders will enter into a registration rights agreement pursuant to which the Pypo shareholders will be entitled to registration rights for their MK Cayman ordinary shares received in connection with the business combination. Pursuant to the registration rights agreement, the Pypo shareholders are entitled to make demand on MK Cayman that MK Cayman register the ordinary shares held by the Pypo shareholders. In addition, the Pypo shareholders have “piggy-back” registration rights on registration statements filed subsequent to the date of the business combination. MK Cayman will bear the expenses incurred in connection with the filing of any such registration statements.

The registration rights agreement is attached as Annex H hereto. We encourage you to read the registration rights agreement in its entirety.

Employment Agreements

Each of Mr. Zhang and Mr. Fei has entered into an employment agreement with Pypo Cayman and each of Mr. Zhou and Mr. Wan has entered into an employment agreement with Pypo Beijing. The employment agreements become effective on the date of the consummation of the business combination and are for terms of three years. Mr. Zhang will be employed as the chairman of the board of MK Cayman; Mr. Fei will be employed as the chief executive officer of MK Cayman; Mr. Zhou will be employed as the executive vice president of Pypo Beijing and president of distribution; and Mr. Wan will be employed as the vice president of Pypo Beijing and president of e-commerce. Each executive will receive an initial base salary of approximately $174,000 (calculated at the exchange rate as of the date of the merger agreement), an amount equal to his base salary and annual bonus, in RMB, at Pypo Beijing for fiscal 2008. The boards of directors of Pypo Cayman and Pypo Beijing may adjust base salaries annually to reflect increases in the cost of living. An executive’s base salary may also be increased if the executive’s workload substantially increases as a result of an expansion in the business of his employer or its subsidiaries or controlled affiliates. In addition, an executive’s base salary will be correspondingly adjusted if the salaries of all other employees of his employer or its subsidiaries and its controlled affiliates are adjusted.

Each executive’s employment agreement will provide for an annual bonus based on the executive’s performance and the financial performance of his employer. Annual bonuses will be determined by each employer in its sole discretion and will be approved by its board of directors. Subject to the approval of its board of directors, each employer may also grant share options or other equity incentives to the executives.

Pursuant to the employment agreements, the employer will pay tuition and other costs, including a reasonable living allowance, arising from an executive’s enrollment in any full-time or part-time business study program at an appropriate university and in a subject relevant to the executive’s scope of work. An executive’s enrollment in such a program will require prior approval by his employer’s board of directors, in the case of Mr. Fei or Mr. Zhang, or his employer’s chief executive officer, in the case of Mr. Zhou or Mr. Wan.

Each executive will also be eligible to participate in the benefits generally made available to the employer’s executives in accordance with the benefit plans established by the employer. In addition, the employer will pay for life insurance and medical insurance policies for the benefit of each executive.

If an executive’s employment agreement terminates as a result of the death of the executive, or if an employer terminates an executive’s employment based on the executive’s disability, the employer will pay the executive, or his beneficiaries or estate, as applicable, an amount equal to 18 months’ base salary plus the full amount of any compensation to which the executive was entitled as of the date of termination. If an executive suffers an industrial injury (as defined under applicable PRC laws), the employer will not be able to terminate the executive’s employment without the executive’s consent. If the executive consents to such termination, the employer will pay the executive an amount equal to 18 months’ base salary plus the full amount of any compensation to which the executive was entitled as of the date of termination.

If an employer dismisses an executive without cause (as defined by the PRC Labor Law), or if an executive terminates his employment for good reason (as defined in his employment agreement), the employer will pay the executive the product of his monthly base salary and the number of years the executive was employed pursuant to his employment agreement plus five. If an executive terminates his employment other than for good reason, the executive will be entitled to a contribution bonus in an amount determined by the employer and approved by its board of directors. A contribution bonus shall not exceed the product of the executive’s monthly base salary and the number of years the executive was employed pursuant to his employment agreement plus five. If an executive’s employment agreement expires in accordance with its term without earlier termination or extension, the executive will be eligible to receive an amount equal to eight months’ base salary.

Each of the employment agreements provides for the protection of confidential information and contains non-competition and non-solicitation provisions applicable for a term of 24 months following the termination of the executive’s employment. Each executive will continue to receive his base salary during the term of the non-competition and non-solicitation provisions in consideration of his fulfilling his obligations thereunder.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

In the opinion of Cozen O’Connor, the following discussion summarizes the material U.S. federal income tax consequences of (i) the business combination to MK Cayman, (ii) the merger to Middle Kingdom and the holders of Middle Kingdom’s common stock and Class B common stock, or common stock, Class A warrants and Class B redeemable warrants, or warrants, and Middle Kingdom’s Series A and Series B units, or units, the foregoing collectively referred to as Middle Kingdom securities, (iii) the conversion to MK Arizona, MK Cayman and the holders of MK Arizona’s common stock, Class B common stock and warrants, referred to as MK Arizona securities, and (iv) owning ordinary shares and warrants in MK Cayman, referred to as MK Cayman securities, following the conversion and business combination.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of Middle Kingdom’s securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of Middle Kingdom securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable to Non-U.S. Holders of owning MK Cayman securities are described below.

With respect to the holders of units, although each unit is evidenced by a single instrument, a holder of a unit may, at its option, exchange such unit for its components, common stock (or ordinary share, as the case may be) and warrants. Accordingly, each holder of a unit would treat the unit as consisting of the common stock (or ordinary share) and warrants corresponding to the components of such unit for U.S. federal income tax purposes. In accordance with such treatment of the unit, in calculating its tax basis in each of the components, a holder will allocate the purchase price paid for such unit among the components in proportion to their relative fair market values at the time of purchase. A similar principle would apply in determining the amount of gain or loss allocable to each component upon a sale or other disposition of a unit. The exchange of a unit for the separate common stock (or ordinary share) and warrants corresponding to each unit would not be a taxable event. Since a holder of a unit would be treated for U.S. federal income tax purposes as holding the applicable common stock (or ordinary share) and warrant components of such a unit, a holder of a unit should review the applicable discussion herein relating to the U.S. federal income tax consequences of the purchase, ownership and disposition of common stock (or ordinary shares) and warrants.

This summary is based on the Code, its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to MK Arizona, MK Cayman, Middle Kingdom, or any particular holder of Middle Kingdom securities, MK Arizona securities or MK Cayman securities. In particular, this discussion considers only holders that own and hold Middle Kingdom securities, and who will hold MK Arizona securities or MK Cayman securities as a result of owning the corresponding Middle Kingdom securities or MK Arizona securities, as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5% or more of Middle Kingdom’s voting shares;

•	persons that hold Middle Kingdom securities as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Middle Kingdom securities, or will hold the MK Arizona securities or MK Cayman securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Middle Kingdom securities (or the MK Arizona securities or MK Cayman securities), the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

Middle Kingdom has not sought, and will not seek, a ruling from the Internal Revenue Service as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulation, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

Due to the complexity of the tax laws and because the tax consequences to Middle Kingdom, MK Arizona, MK Cayman, or any particular holder of Middle Kingdom or MK Arizona securities or of MK Cayman securities following the conversion and business combination may be affected by matters not discussed herein, each holder of Middle Kingdom securities is urged to consult with its tax advisor with respect to the specific tax consequences of the merger, conversion and business combination, and the ownership and disposition of Middle Kingdom securities, MK Arizona securities and MK Cayman securities, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.

Tax Consequences of the Business Combination with respect to MK Cayman

MK Cayman will not recognize any gain or loss for U.S. federal income tax purposes as a result of the business combination.

Tax Consequences of the Merger

Under applicable federal income tax principles as enacted and construed on the date hereof, the merger of Middle Kingdom with and into MK Arizona will qualify as a reorganization for U.S. federal income tax purposes under Code Section 368(a). However, there is a lack of clear authority directly on point on how the provisions of Code Section 368(a) apply in the case of a merger of a corporation with no active business and only investment-type assets, and thus, this conclusion is not entirely free from doubt.

If the merger qualifies as a reorganization under Code Section 368(a), a U.S. Holder of Middle Kingdom securities would not recognize gain or loss upon the exchange of its Middle Kingdom securities solely for the corresponding MK Arizona securities pursuant to the merger, and Middle Kingdom would not recognize gain or loss as a result of the merger. A U.S. Holder’s aggregate tax basis in the MK Arizona securities received in connection with the merger also would be the same as the aggregate tax basis of the corresponding Middle Kingdom securities surrendered in the transaction. In addition, the holding period of the MK Arizona securities received in the merger would include the holding period of the corresponding Middle Kingdom securities surrendered in the merger. A Class B stockholder of Middle Kingdom who redeems its shares of Class B common stock for cash generally will recognize gain or loss in an amount equal to the difference between the amount of cash received for such shares and its adjusted tax basis in such shares.

If the merger fails to qualify as a reorganization under Code Section 368(a), a U.S. Holder would recognize a gain or loss with respect to its securities in Middle Kingdom in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in its Middle Kingdom securities and the fair market value of the corresponding MK Arizona securities received in the merger. In such event, the U.S. Holder’s basis in the MK Arizona securities would equal such securities’ fair market value, and the U.S. Holder’s holding period for the MK Arizona securities would begin on the day following the date of the merger. In addition, Middle Kingdom would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the MK Arizona securities issued in the merger and the adjusted tax basis of its assets at the effective time of the merger.

Tax Consequences of the Conversion

Tax Consequences to U.S. Holders of MK Arizona Securities

The conversion will qualify as a reorganization for U.S. federal income tax purposes under Code Section 368(a) under applicable federal income tax principles as enacted and construed on the date hereof. However, there is a lack of clear authority directly on point on how the provisions of Code Section 368(a) apply in the case of a conversion of a corporation with no active business and only investment-type assets, and thus, this conclusion is not entirely free from doubt.

If the conversion qualifies as a reorganization under Code Section 368(a), a U.S. Holder of MK Arizona securities would not recognize gain or loss upon the exchange of its MK Arizona securities solely for the securities of MK Cayman pursuant to the conversion. A U.S. Holder’s aggregate tax basis in the securities of MK Cayman received in connection with the conversion also would be the same as the aggregate tax basis of the MK Arizona securities surrendered in the transaction. In addition, the holding period of the MK Cayman securities received in the conversion would include the holding period of the securities of MK Arizona surrendered in the conversion.

If the conversion fails to qualify as a reorganization under Code Section 368, a U.S. Holder would recognize a gain or loss with respect to its securities in MK Arizona in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in its MK Arizona securities and the fair market value of the corresponding MK Cayman securities received in the conversion. In such event, the U.S. Holder’s basis in the MK Cayman securities would equal their fair market value, and such U.S. Holder’s holding period for the MK Cayman securities would begin on the day following the date of the conversion.

Tax Consequences to MK Arizona and MK Cayman

Section 7874(b) of the Code generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a U.S. corporation for U.S. federal income tax purposes if shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% of either the voting power or the value of the stock of the acquiring corporation after the acquisition. If Section 7874(b) were to apply to the conversion, then MK Cayman, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the conversion and business combination as if it were a U.S. corporation, and MK Arizona would not recognize gain (or loss) as a result of the conversion.

After the completion of the business combination, which will occur immediately after and as part of the same plan as the conversion, the former stockholders of MK Arizona, by reason of owning shares of MK Arizona, will own less than 80% of the ordinary shares of MK Cayman. Accordingly, Section 7874(b) would not apply to treat MK Cayman as a U.S. corporation for U.S. federal income tax purposes. However, due to the absence of full guidance on how the rules of Section 7874(b) will apply to the transactions contemplated by the conversion and the business combination, this result is not entirely free from doubt. If, for example, the conversion were ultimately determined for purposes of Section 7874(b) as occurring prior to, and separate from, the business combination, the share ownership threshold for applicability of Section 7874(b) would be satisfied (and MK Cayman would be treated as a U.S. corporation for U.S. federal income tax purposes) because the stockholders of MK Arizona, by reason of owning stock of MK Arizona, would own all of the shares of MK Cayman immediately after the conversion. Although normal step transaction tax principles and an analogous example in the temporary regulations promulgated under Section 7874 support the view that the conversion and the business combination would be viewed together for purposes of determining whether Section 7874(b) is applicable, because of the absence of guidance under Section 7874(b) directly on point, this result is not entirely free from doubt. The balance of this discussion assumes that MK Cayman will be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Even if Section 7874(b) does not apply to a transaction, Section 7874(a) of the Code generally provides that where a corporation organized outside the United States acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States, the acquired corporation will be subject to U.S. federal income tax on its “inversion gain” (which cannot be reduced by, for example, net operating losses otherwise available to the acquired corporation) if the shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 60% (but less than 80%) of either the voting power or the value of the stock of the acquiring corporation after the acquisition. For this purpose, inversion gain includes any gain recognized under Section 367 of the Code by reason of the transfer of the properties of the acquired corporation to the acquiring corporation pursuant to the transaction. After the completion of the business combination, which will occur immediately after and as part of the same plan as the conversion, the former stockholders of MK Arizona, by reason of owning shares of MK Arizona, will own less than 60% of the ordinary shares of MK Cayman. Accordingly, the provisions of Section 7874(a) would not apply. However, for the reasons mentioned in the preceding paragraph, this result is not entirely free from doubt. If Section 7874(a) is finally determined to apply to this transaction, the inversion gain would not be reduced by tax attributes or deductions which might otherwise be available.

Under Section 367, MK Arizona would recognize gain (but not loss) as a result of the conversion equal to the excess, if any, of the fair market value of each asset of MK Arizona over such asset’s adjusted tax basis at the effective time of the conversion. Since after the completion of the conversion and business combination, the former shareholders of MK Arizona, by reason of owning shares of MK Arizona, will own less than 60% of the shares of MK Cayman, such gain would be subject to U.S. federal income tax without regard to the limitations under Section 7874(a), if any.

Tax Consequences to U.S. Holders of Ordinary Shares and Warrants of MK Cayman

Taxation of Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company, or PFIC, rules discussed below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any dividend paid on the ordinary shares of MK Cayman. A distribution on such ordinary shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of current or accumulated earnings and profits of MK Cayman (as determined for U.S. federal income tax purposes). Such dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of such earnings and profits will be applied against and reduce the U.S. Holder’s basis in its ordinary shares in MK Cayman and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long-term capital gains rate provided that (a) the ordinary shares of MK Cayman are readily tradable on an established securities market in the United States, (b) MK Cayman is not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (c) certain holding period requirements are met. The holding period for the Class B common stock will be reduced for any period in which a holder has diminished its risk of loss, and there is a lack of clear authority as to whether a U.S. Holder’s holding period for its shares in MK Cayman would be suspended for purposes of clause (c) above for the period that such holder had a right to have its Class B common stock in Middle Kingdom redeemed by Middle Kingdom. In addition, under recently published IRS authority, ordinary shares are considered for purposes of clause (a) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include NASDAQ but do not include the OTC BB. Middle Kingdom does not currently meet the requirements for listing on NASDAQ. In the event Middle Kingdom meets such requirements either prior to or after the consummation of the business combination, Middle Kingdom or MK Cayman, as applicable, intends to apply for the listing of its securities on NASDAQ. There is no assurance that it will be able to do so. If the only exchange on which the ordinary shares of MK Cayman will be listed and traded is the OTC BB, the dividends paid on the ordinary shares of MK Cayman will not qualify for the lower rate. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any dividends paid with respect to the shares of MK Cayman.

If PRC taxes apply to dividends paid to a U.S. Holder on the ordinary shares of MK Cayman, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. Holder may be entitled to a reduced rate of PRC taxes under the income tax treaty between the United States and the PRC. U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Taxation on the Disposition of Ordinary Shares and Warrants

Upon a sale or other taxable disposition of the ordinary shares or warrants in MK Cayman, and subject to the PFIC rules discussed below, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares or warrants.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of the ordinary shares or warrants in MK Cayman by a U.S. Holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. Holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Exercise or Lapse of the Class A warrants or Class B redeemable warrants

Subject to the discussion of the PFIC rules below, a U.S. Holder will not recognize gain or loss upon the exercise for cash of a warrant to acquire ordinary shares in MK Cayman. Ordinary shares acquired pursuant to an exercise for cash of a warrant generally will have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. The holding period of such ordinary shares generally would begin on the day after the date of exercise of the warrant. The terms of a warrant provide for an adjustment to the number of ordinary shares for which the warrant may be exercised or to the exercise price of the warrants in certain events. Such adjustment may, under certain circumstances, result in constructive distributions that could be taxable to the U.S. Holder of the warrants. Conversely, the absence of an appropriate adjustment similarly may result in a constructive distribution that could be taxable, as described above, to the U.S. Holders of the ordinary shares in MK Cayman. If a warrant is allowed to lapse unexercised, a U.S. Holder would recognize a capital loss equal to such holder’s tax basis in the warrant.

Passive Foreign Investment Company Rules

A foreign corporation will be a PFIC if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any company in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any company in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on the expected composition of the assets and income of MK Cayman and its subsidiaries after the redomestication and the business combination, it is not anticipated that MK Cayman will be treated as a PFIC following the redomestication and the business combination. The actual PFIC status of MK Cayman for any taxable year, however, will not be determinable until after the end of its taxable year, and accordingly there can be no assurance with respect to the status of MK Cayman as a PFIC for the current taxable year or any future taxable year.

If MK Cayman were a PFIC for any taxable year during which a U.S. Holder held its ordinary shares or warrants, and the U.S. Holder did not make either a timely qualified electing fund election for the first taxable year of its holding period for the ordinary shares or a mark-to-market election, as described below, such holder will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares or warrants; and

•

any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares of MK Cayman during the three preceding taxable years or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares or warrants;

•

the amount allocated to the taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to any taxable year prior to the first taxable year in which MK Cayman was a PFIC will be taxed as ordinary income;

•	the amount allocated to other taxable years will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year.

In addition, if MK Cayman were a PFIC, a U.S. Holder who acquires its ordinary shares or warrants from a deceased U.S. Holder who dies before January 1, 2010 and who had not made a timely qualified electing fund election for the ordinary shares generally will be denied the step-up of U.S. federal income tax basis in such shares or warrants to their fair market value at the date of the deceased holder’s death. Instead, such U.S. Holder would have a tax basis in such shares or warrants equal to the deceased holder’s tax basis, if lower.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to its ordinary shares in MK Cayman by making a timely qualified electing fund election to include in income its pro rata share of MK Cayman’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the qualified electing fund rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a qualified electing fund election with respect to its warrants. As a result, if a U.S. Holder sells or otherwise disposes of a warrant to purchase ordinary shares of MK Cayman (other than upon exercise of a warrant), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if MK Cayman were a PFIC at any time during the period the U.S. Holder held the warrants. If a U.S. Holder that exercises such warrants properly makes a qualified electing fund election with respect to the newly acquired ordinary shares in MK Cayman (or has previously made a qualified electing fund election with respect to its ordinary shares in MK Cayman), the qualified electing fund election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the qualified electing fund election, will continue to apply with respect to such newly acquired ordinary shares (which generally will be deemed to have a holding period for the purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the ordinary shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

The qualified electing fund election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a qualified electing fund election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive qualified electing fund elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a qualified electing fund election, a U.S. Holder must receive certain information from MK Cayman. Upon request from a U.S. Holder, MK Cayman will endeavor to provide to the U.S. Holder, no later than 90 days after the request, such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a qualified electing fund election. However, there is no assurance that MK Cayman will have timely knowledge of its status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has elected the application of the qualified electing fund rules to its ordinary shares in MK Cayman, and the special tax and interest charge rules do not apply to such shares (because of a timely qualified electing fund election for the first tax year of the U.S. Holder’s holding period for such shares or a purge of the PFIC taint pursuant to a purging election), any gain recognized on the appreciation of such shares should be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a qualified electing fund are currently taxed on their pro rata shares of the qualified electing fund’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should not be taxable as a dividend to those U.S. Holders who made a qualified electing fund election. The tax basis of a U.S. Holder’s shares in a qualified electing fund will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a qualified electing fund.

Although a determination as to MK Cayman’s PFIC status will be made annually, an initial determination that it is a PFIC will generally apply for subsequent years to a U.S. Holder who held ordinary shares or warrants of MK Cayman while it was a PFIC, whether or not it met the test for PFIC status in those years. A U.S. Holder who makes the qualified electing fund election discussed above for the first tax year in which the U.S. Holder holds (or is deemed to hold) ordinary shares in MK Cayman and for which it is determined to be a PFIC, however, will not be subject to the PFIC tax and interest charge rules (or the denial of basis step-up at death) discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the qualified electing fund inclusion regime with respect to such shares for the tax years in which MK Cayman is not a PFIC. On the other hand, if the qualified electing fund election is not effective for each of the tax years in which MK Cayman is a PFIC and the U.S. Holder holds (or is deemed to hold) ordinary shares in MK Cayman, the PFIC rules discussed above will continue to apply to such shares unless the U.S. Holder makes a purging election and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-qualified electing fund election period.

Alternatively, if a U.S. Holder owns ordinary shares in a PFIC that is treated as marketable stock, the U.S. Holder may make a mark-to-market election. If the U.S. Holder makes a valid mark-to-market election for the first tax year in which the U.S. Holder holds (or is deemed to hold) ordinary shares in MK Cayman and for which it is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC (including NASDAQ), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Upon the completion of the business combination, the ordinary shares of MK Cayman will be eligible for listing on the OTC BB. Middle Kingdom does not currently meet the requirements for listing on NASDAQ. In the event Middle Kingdom meets such requirements either prior to or after the consummation of the business combination, Middle Kingdom or MK Cayman, as applicable, intends to apply for the listing of its securities on NASDAQ. There is no assurance that it will be able to do so.

If MK Cayman is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if MK Cayman receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC. Upon request, MK Cayman will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a qualified electing fund election with respect to the lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs. If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such holder may have to file an IRS Form 8621 (whether or not a qualifying electing fund or mark-to-market election is made).

The rules dealing with PFICs and with the qualified electing fund and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of ordinary shares and warrants in MK Cayman should consult their own tax advisors concerning the application of the PFIC rules to such ordinary shares and warrants under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Ordinary Shares and Warrants of MK Cayman

Dividends paid to a Non-U.S. Holder in respect to its ordinary shares in MK Cayman generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of ordinary shares or warrants in MK Cayman unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes will apply to distributions made on the ordinary shares of MK Cayman within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of ordinary shares or warrants of MK Cayman to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally will apply to dividends paid on the ordinary shares of MK Cayman to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares or warrants of MK Cayman by a non-corporate U.S. Holder, in each case who (a) fails to provide an accurate taxpayer identification number; (b) is notified by the IRS that backup withholding is required; or (c) in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

THE REDOMESTICATION PROPOSAL

General

In connection with the business combination, Middle Kingdom will redomesticate to the Cayman Islands and, in that process, change its name and corporate documents and reconstitute its board of directors. Redomestication to the Cayman Islands is an obligation under the merger agreement and a condition to consummation of the business combination.

As substantially all of the business operations of Pypo are conducted outside the United States, Middle Kingdom management and Pypo determined to complete the redomestication as part of the business combination and the requirement that the redomestication be completed is a condition to closing of the business combination. Based on currently available information, MK Cayman expects that it will become a foreign private issuer upon the consummation of the business combination, which would reduce the reporting requirements under the Exchange Act, resulting in fewer costs associated with financial and reporting compliance. For example, as a foreign private issuer MK Cayman will be exempt from certain provisions applicable to U.S. public companies, including:

•	the rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•	provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material non-public information; and

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions, or a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months.

As a foreign private issuer, MK Cayman will file an annual report on Form 20-F within six months of the close of each fiscal year and reports on Form 6-K relating to certain material events promptly after MK Cayman publicly announces these events. However, because of the foregoing exemptions for foreign private issuers, MK Cayman’s shareholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States, such as Middle Kingdom. See the risk factor on page 42 of this proxy statement/prospectus relating to risks associated with the MK Cayman becoming a foreign private issuer.

As a result of the redomestication, Middle Kingdom’s corporate name will become “Pypo China Holdings Limited.” As all legal rights, benefits, duties and obligations enjoyed, owned or owed by Middle Kingdom will, by means of the merger and conversion statutes in effect in Delaware, Arizona, and the Cayman Islands, be enjoyed, owned or owed, as the case may be, by MK Cayman following the redomestication, except that such rights, duties or obligations will be governed by the law of the Cayman Islands as opposed to Delaware, depending upon the issue under consideration. As a result, all of the restrictions applicable to Middle Kingdom’s initial securityholders will continue to apply until the consummation of the business combination, which will take place immediately following the consummation of the redomestication, and certain of which will continue to apply following such consummation. Similarly, MK Cayman will assume all agreements to which Middle Kingdom is currently a party, including the Class A warrants and Class B redeemable warrants originally issued by Middle Kingdom.

The full text of the Memorandum of Association and Articles of Association of MK Cayman are attached to this proxy statement/prospectus as Annex C. The discussion of these documents and the comparison of rights set forth below are qualified in their entirety by reference to this annex.

Adoption of the Redomestication Proposal

Middle Kingdom’s board of directors has unanimously approved the Redomestication Proposal and recommends that Middle Kingdom’s stockholders approve it.

The affirmative vote of holders of a majority of Middle Kingdom’s outstanding shares of Class B common stock and common stock, as a group, is required for approval of the Redomestication Proposal. Abstentions and broker non-votes will have the effect of a vote against the proposal.

The redomestication will not be consummated if the business combination is not approved. The business combination will not be consummated if the Redomestication Proposal is not approved. As all of Middle Kingdom’s Class B stockholders are voting upon the redomestication in connection with their vote upon the business combination, and such transactions are cross-conditioned, Middle Kingdom believes that the consummation of the redomestication immediately prior to the business combination does not violate Article IV, paragraph C of its Certificate of Incorporation, which prohibits Middle Kingdom from amending its Certificate of Incorporation prior to consummation of a business combination.

Middle Kingdom’s board of directors unanimously recommends a vote “FOR” the approval of the redomestication.

The Redomestication

The Merger

The redomestication will involve two steps.

First, Middle Kingdom will effect a short-form merger pursuant to which it will merge with and into its wholly owned subsidiary incorporated in Arizona, MK Arizona. MK Arizona will survive the merger and will succeed to Middle Kingdom’s assets and liabilities. This merger will be effected pursuant to Section 253 of the DGCL. After the merger, Middle Kingdom will no longer exist. In the merger:

•	each outstanding share of Middle Kingdom Class B and common stock will automatically be converted into one Class B or common share, as applicable, of MK Arizona; and

•

each outstanding Class A warrant, Class B redeemable warrant, or purchase option of Middle Kingdom will be assumed by MK Arizona and shall entitle the holder to purchase an equivalent number and type of security in MK Arizona; and

•	all outstanding shares of MK Arizona owned by Middle Kingdom will automatically be canceled.

The Conversion

Second, after the merger described above, MK Arizona will become a Cayman Islands exempted company, MK Cayman, pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. This procedure allows MK Arizona to become a Cayman Islands exempted company while continuing its existence uninterrupted and without the need for a merger. In the conversion:

•	each outstanding share of Class B and common stock of MK Arizona will automatically become one ordinary share of MK Cayman; and

•

each outstanding Class A warrant, Class B redeemable warrant, or purchase option of MK Arizona will be assumed by MK Cayman and shall entitle the holder to purchase an equivalent number of securities in MK Cayman.

As a result of the conversion, MK Arizona will continue its existence without interruption as a Cayman Islands exempted company rather than an Arizona corporation.

Upon the issuance of a certificate of registration by way of continuance by the Cayman Islands Registrar, the conversion of the Arizona corporation into and its continuance as a Cayman Islands exempted company will become effective. At the effective time of the continuance, MK Cayman will be governed by its Memorandum of Association and the Articles of Association, the equivalent of a Certificate of Incorporation and bylaws of a United States company, written in compliance with Cayman Islands law. Forms of MK Cayman’s Memorandum of Association and Articles of Association are attached to this proxy statement/prospectus as Annex A.

If the Redomestication Proposal is approved, and if the Business Combination Proposal is also approved, the redomestication will become effective promptly following the special meeting, subject to the receipt of all necessary third-party consents. The merger of Middle Kingdom into the Arizona corporation will become effective upon the later of the time of filing a certificate of merger with the Delaware Secretary of State and the issuance of a certificate of merger by the Arizona Secretary of State unless a later effective time is specified in the filings with those states. The conversion of the Arizona corporation into and its continuance as a Cayman Islands exempted company will become effective upon the issuance of a certificate of registration by way of continuance by the Cayman Islands Registrar.

After the redomestication, Middle Kingdom securities no longer will be eligible to trade on the U.S. OTC BB. MK Cayman’s ordinary shares and warrants will be eligible to trade in their place beginning on or about the effective date of the redomestication under new CUSIP numbers and trading symbols.

Your percentage ownership of Middle Kingdom/MK Cayman will not be affected by the redomestication. As part of the business combination, however, a substantial number of additional MK Cayman shares and Class B redeemable warrants will be issued as consideration for Pypo. As part of the redomestication, MK Cayman will assume Middle Kingdom’s outstanding Class A warrants and Class B redeemable warrants on their current terms, and will otherwise assume all outstanding obligations of Middle Kingdom and succeed to those benefits enjoyed by Middle Kingdom. The business of Middle Kingdom, upon the redomestication and completion of the business combination, will become that of Pypo.

It will not be necessary to replace current Middle Kingdom certificates after the redomestication. DO NOT DESTROY YOUR CURRENT CERTIFICATES IN THE MIDDLE KINGDOM NAME. Issued and outstanding Middle Kingdom certificates will represent rights in MK Cayman. Stockholders may, if they like, submit their stock certificates to our transfer agent, Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004 (212-509-4000), for new share certificates and entry into the Registrar of Members of MK Cayman, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

If you have lost your certificate, you can contact our transfer agent to have a new certificate issued. You may be requested to post a bond or other security to reimburse us for any damages or costs if the lost certificate is later delivered for sale or transfer.

Management of MK Cayman

Upon the consummation of the business combination, the initial MK Cayman board of directors will consist of seven directors, of which the Pypo shareholders will designate six directors and the board of Middle Kingdom will designate a seventh director. Of the six directors designated by Pypo, three shall be “independent directors” as defined by NASDAQ Marketplace Rules, provided that a majority of independent directors then serving on the MK Cayman board may amend, modify or terminate the requirement that the Pypo shareholders designate six directors and how many of those six must be independent directors. Such independent directors will serve as members of MK Cayman’s audit committee.

Upon the consummation of the business combination, MK Cayman’s directors are expected to be Mr. Kuo Zhang, Mr. Dongping Fei, Mr. Michael Marks, Mr. Alex Fan, Mr. Andrew Ryan, Mr. Linzhen Xie and Ms. Mofang Li. Messrs. Fan, Ryan and Xie and Ms. Li are expected to be independent directors. Additionally,

Messrs. Fan, Ryan and Xie are expected to serve on MK Cayman’s audit committee. At the closing of the business combination, ARCH, Capital Ally, Mr. Marks and Mr. Tanenbaum as representatives of Middle Kingdom, and MK Cayman will enter into a voting agreement. The voting agreement provides, among other things, that, until March 31, 2011 (or March 31, 2012 if the shares subject to the earn-out provision have not been issued prior to such date) at any meeting called or action taken for the purpose of electing directors to the MK Cayman board of directors, ARCH and Capital Ally will agree to vote for one director nominated by Michael Marks and Bernard J. Tanenbaum III on behalf of the Middle Kingdom stockholders. The initial designated director for the Middle Kingdom stockholders is expected to be Mr. Marks.

After the consummation of the business combination and the redomestication, the executive officers of MK Cayman will be Mr. Fei Dongping, as chief executive officer, Mr. Kim Chuan (“Jackie”) Leong, as chief financial officer, Mr. Clement Kwong, as senior vice president of corporate strategy, and Mr. Tanenbaum, as senior vice president of corporate communications. Additionally, Mr. Hengyang Zhou will serve as executive vice president of Pypo Beijing and president of distribution, and Mr. Francis Kwok Cheong Wan will serve as vice president of Pypo Beijing and president of e-commerce.

See the section entitled “Directors and Executive Officers” for biographical information about MK Cayman’s directors and executive officers after the consummation of the business combination.

Differences of Stockholder Rights

At the effective time of the continuance, the Memorandum of Association and Articles of Association of MK Cayman will become the governing documents of the continued corporation. Your rights as a stockholder of Middle Kingdom are governed by Delaware law and Middle Kingdom’s Certificate of Incorporation and bylaws until the completion of the redomestication. After the redomestication, you will become a shareholder of MK Cayman and your rights will be governed by Cayman Islands law and MK Cayman’s Memorandum of Association and Articles of Association.

The principal attributes of Middle Kingdom common stock and MK Cayman’s ordinary shares will be similar. However, there are differences between your rights under Delaware law and Cayman Islands law, which is modeled on the laws of England and Wales. In addition, there are differences between Middle Kingdom’s Certificate of Incorporation and bylaws and MK Cayman’s Memorandum of Association and Articles of Association. The following discussion is a summary of material changes in your rights resulting from the redomestication, but does not cover all of the differences between Cayman Islands law and Delaware law affecting corporations and their shareholders or all the differences between Middle Kingdom’s Certificate of Incorporation and bylaws and MK Cayman’s Memorandum of Association and Articles of Association. MK Cayman believes this summary is accurate. You are encouraged to read the complete text of the relevant provisions of the Companies Law, the DGCL, Middle Kingdom’s Certificate of Incorporation and bylaws and MK Cayman’s Memorandum of Association and Articles of Association. Forms of MK Cayman’s Memorandum of Association and Articles of Association are attached to this proxy statement/prospectus as Annex C.

Shareholder Approval of Future Business Combinations

Middle Kingdom

Under the DGCL, a merger or consolidation involving the corporation, a sale, lease, exchange or other disposition of all or substantially all of the property of the corporation, or a dissolution of the corporation, is generally required to be approved by the holders of a majority of the shares outstanding and entitled to vote on the matter, unless the charter provides otherwise. In addition, mergers in which an acquiring corporation owns 90% or more of the outstanding shares of each class of stock of a corporation may be completed without the vote of the acquired corporation’s board of directors or shareholders.

Unless the Certificate of Incorporation of the surviving corporation provides otherwise, Delaware law does not require a shareholder vote of the surviving corporation in a merger if: (i) the merger agreement does not amend the existing Certificate of Incorporation, (ii) each share of stock of the surviving corporation outstanding immediately before the transaction is an identical outstanding share after the merger; and (iii) either (x) no shares of common stock of the surviving corporation (and no shares, securities or obligations convertible into such stock) are to be issued in the merger; or (y) the shares of common stock of the surviving corporation to be issued in the merger (including shares issuable upon conversion of any other shares, securities or obligations to be issued in the merger) do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the transaction.

The Certificate of Incorporation of Middle Kingdom currently requires Middle Kingdom to submit any “business combination” to the holders of Class B common stock for approval and, in the event a majority of the votes of the outstanding shares of Class B Common Stock cast at the meeting to approve the business combination are voted for the approval of the business combination, Middle Kingdom shall be authorized to consummate any business combination (subject to any additional vote required by law); provided that Middle Kingdom shall not consummate any business combination if the holders of 20% or more of the outstanding shares of Class B Common Stock in the aggregate exercise their right under the Certificate of Incorporation to convert their shares in connection with the extension amendment and the business combination. The term “business combination” means the acquisition by Middle Kingdom, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business.

MK Cayman

Unlike Delaware law, Cayman Islands law does not include a statutory merger procedure. The Companies Law does, however, provide for a procedure known as a “scheme of arrangement.” A scheme of arrangement requires the consent of the Cayman Islands exempted company, the consent of the Cayman Islands court and approval by holders of affected shares: (a) representing a majority in number of the shareholders (or class of shareholders) present at the meeting held to consider the arrangement and (b) holding at least 75% of all the affected shares other than those held by the acquiring party, if any. If a scheme of arrangement receives all of the necessary consents, all affected shareholders would be compelled to sell their shares under the terms of the scheme of arrangement.

In addition, Cayman companies may be acquired by other corporations by the direct acquisition of the share capital of the Cayman company. The Companies Law provides that when an offer is made for ordinary shares of a Cayman Islands company and, within four months of the offer, the holders of not less than 90% of those shares accept, the offeror may, for two months after that four-month period, require the remaining ordinary shareholders to transfer their ordinary shares on the same terms as the original offer. However, a Cayman Islands exempted company could acquire a Delaware or other U.S. company through the use of a subsidiary.

Special Vote Required for Combinations with Interested Shareholders

Middle Kingdom

Section 203 of the DGCL provides a corporation subject to that statute may not engage in a business combination with an interested shareholder for a period of three years after the time of the transaction in which the person became an interested shareholder.

The prohibition on business combinations with interested shareholders does not apply in some cases, including if:

•

the board of directors of the corporation, prior to the time of the transaction in which the person became an interested shareholder, approves either the business combination or the transaction in which the shareholder becomes an interested shareholder;

•	the transaction which made the person an interested shareholder resulted in the interested shareholder owning at least 85% of the voting stock of the corporation; or

•

the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder approve at an annual or special meeting of stockholders, and not by written consent, the business combination on or after the time of the transaction in which the person became an interested shareholder.

The DGCL generally defines an interested shareholder to include any person who (a) owns 15% or more of the outstanding voting stock of the corporation or (b) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years, and the affiliates and associates of such person.

The restrictions on business combinations contained in Section 203 will not apply if, among other reasons, the corporation elects in its original Certificate of Incorporation not to be governed by that section or if the corporation, by action of its stockholders, adopts an amendment to its Certificate of Incorporation or bylaws expressly electing not to be governed by Section 203 (and any such amendment so adopted shall be effective immediately in the case of a corporation that both has never had a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders).

MK Cayman

There is no provision in the Companies Law equivalent to Section 203 of the DGCL.

Appraisal Rights and Compulsory Acquisition

Middle Kingdom

Under the DGCL, a shareholder of a corporation does not have appraisal rights in connection with a merger or consolidation, if, among other things:

•	the corporation’s shares are listed on a national securities exchange or held of record by more than 2,000 shareholders; or

•	the corporation will be the surviving corporation of the merger, and no vote of its shareholders is required to approve the merger.

Notwithstanding the above, a shareholder is entitled to appraisal rights in the case of a merger or consolidation effected under certain provisions of the DGCL if the shareholder is required to accept in exchange for the shares anything other than:

•	shares of stock of the corporation surviving or resulting from the merger or consolidation; or

•

shares of stock of any other corporation that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders.

The Middle Kingdom securities are currently listed on the OTC BB. Following consummation of the business combination, MK Cayman’s securities will be listed on the OTC BB. Middle Kingdom does not currently meet the requirements for listing on NASDAQ. Middle Kingdom does not currently meet the requirements for listing on NASDAQ. In the event Middle Kingdom meets such requirements either prior to or after the consummation of the business combination, Middle Kingdom or MK Cayman, as applicable, intends to apply for the listing of its securities on NASDAQ. There is no assurance that it will be able to do so.

MK Cayman

The Companies Law does not specifically provide for appraisal rights. However, in connection with the compulsory transfer of shares to a 90% shareholder of a Cayman corporation as described under “—Shareholder Approval of Future Business Combinations,” a minority shareholder may apply to the court within one month of receiving notice of the compulsory transfer objecting to that transfer. In these circumstances, the burden is on the minority shareholder to show that the court should exercise its discretion to prevent the compulsory transfer. The court is unlikely to grant any relief in the absence of bad faith, fraud, unequal treatment of shareholders or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

Shareholder Consent to Action Without a Meeting

Middle Kingdom

Under the DGCL, unless otherwise provided in the Certificate of Incorporation, any action that is required or permitted to be taken at a meeting of the shareholders may be taken without a meeting without prior notice and without a vote if written consent to the action is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take the action at a meeting of the shareholders at which all shares entitled to vote thereon were present and voted, and is duly delivered to the corporation. Middle Kingdom’s Certificate of Incorporation does not restrict its shareholders from taking action by written consent.

MK Cayman

Article 73 of MK Cayman’s Articles of Association provide that the shareholders of the company (or of a particular class) may pass resolutions without holding a meeting if such resolutions of the shareholders (or class thereof) are passed by a unanimous written resolution signed by all of the shareholders (or class thereof) entitled to vote.

Special Meetings of Shareholders

Middle Kingdom

Under the DGCL, a special meeting of shareholders may be called by the board of directors or by persons authorized in the Certificate of Incorporation or the bylaws. Middle Kingdom’s Certificate of Incorporation provides that a special meeting of shareholders may be called only by a majority of the board of directors of Middle Kingdom.

MK Cayman

Under MK Cayman’s memorandum and articles, an extraordinary general meeting of MK Cayman may be called only by the directors or by shareholders holding not less than one-third of the issued shares of MK Cayman (but only if the directors fail to convene such a meeting if requisitioned by such shareholders in accordance with the memorandum and articles of association).

Distributions and Dividends; Repurchases and Redemptions

Middle Kingdom

Under the DGCL, a corporation may pay dividends out of surplus and, if there is no surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding shares having a preference on asset distributions. Surplus is defined in the DGCL as the excess of the “net assets” over the amount determined by the board of directors to be capital. “Net assets” means the amount by which the total assets of the corporation exceed the total liabilities. A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital its own shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced.

MK Cayman

Under the Companies Law, the board of directors of MK Cayman may pay dividends to the ordinary shareholders out of MK Cayman’s:

•	profits; or

•

“share premium account,” which represents the excess of the price paid to MK Cayman on issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

However, no dividends may be paid if, after payment, MK Cayman would not be able to pay its debts as they come due in the ordinary course of business.

Under the Companies Law, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the company’s articles authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

Vacancies on Board of Directors

Middle Kingdom

Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director unless otherwise provided in the Certificate of Incorporation or bylaws. Middle Kingdom’s Certificate of Incorporation provides that, subject to any rights of holders of any series of preferred stock then outstanding to elect additional directors, a vacancy or a newly created directorship may be filled only by the board of directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.

MK Cayman

MK Cayman’s articles provide that a vacancy or a newly created directorship may be filled by a majority vote of the shareholders entitled to vote at a general meeting, or by a majority vote of the remaining directors.
Removal of Directors; Staggered Term of Directors

Middle Kingdom

Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Middle Kingdom’s Certificate of Incorporation and Bylaws currently provide that the board of directors consists of three classes of directors, with each class of directors elected for three-year terms and one class coming up for election by the shareholders each year. Under the DGCL, because Middle Kingdom has a classified board and its Certificate of Incorporation does not provide otherwise, directors of Middle Kingdom may be removed by the holders of a majority of the shares entitled to vote on the election of directors and only for cause.

MK Cayman

MK Cayman’s articles do not provide for a classified board. Further, MK Cayman’s articles provide that directors may be removed at any time by resolution of at least two-thirds of the outstanding shareholders.

Inspection of Books and Records

Middle Kingdom

Under the DGCL, any shareholder may, upon written demand, inspect the corporation’s books and records for a proper purpose.

MK Cayman

Shareholders of a Cayman Islands company have no general rights to inspect or obtain copies of the list of shareholders or corporate records of a company (other than the register of mortgages and charges). The board of directors of MK Cayman may establish procedures or conditions regarding these inspection rights for the following purposes:

•	protecting the interests of MK Cayman;

•	protecting the confidentiality of the information contained in those books and records; or

•	protecting any other interest of MK Cayman that the board of directors deems proper.

Amendment of Governing Documents

Middle Kingdom

Under the DGCL, a Certificate of Incorporation may be amended if:

•	the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of shareholders; and

•

the holders of at least a majority of shares of stock entitled to vote on the matter, and a majority of the outstanding stock of each class entitled to vote thereon as a class, approve the amendment, unless the Certificate of Incorporation requires the vote of a greater number of shares.

In addition, under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class on an amendment, whether or not entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of the class so as to affect them adversely. Class voting rights do not exist as to other extraordinary matters, unless the Certificate of Incorporation provides otherwise. Except with respect to the approval of a “business combination,” Middle Kingdom’s Certificate of Incorporation does not provide otherwise. Under the DGCL, the board of directors may amend bylaws if so authorized by the Certificate of Incorporation. The shareholders of a Delaware corporation also have the power to amend bylaws. Middle Kingdom’s Certificate of Incorporation authorizes the board of directors (by the vote of a majority of the total number of authorized directors) to alter, amend or repeal its bylaws and also provides that the shareholders of Middle Kingdom may alter, amend or repeal its bylaws by the affirmative vote of a majority of the outstanding voting stock of Middle Kingdom entitled to vote generally in the election of directors, voting together as a single class.

MK Cayman

Article 150 of MK Cayman’s articles of association state that, subject to the Companies Law and to MK Cayman’s articles, MK Cayman’s memorandum and articles may only be amended by resolution of at least two-thirds of the outstanding shareholders. MK Cayman’s board of directors may not effect amendments to MK Cayman’s articles on its own.

Indemnification of Directors and Officers

Middle Kingdom

Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, other than an action brought by or on behalf of the corporation, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. That determination must be made, in the case of an individual who is a director or officer at the time of the determination:

•	by a majority of the disinterested directors, even though less than a quorum;

•	by a committee of disinterested directors, designated by a majority vote of disinterested directors, even though less than a quorum;

•	by independent legal counsel, if there are no disinterested directors or if the disinterested directors so direct; or

•	by a majority vote of the shareholders, at a meeting at which a quorum is present.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers. With respect to officers and directors, the advancement of expenses is contingent upon those individuals undertaking to repay any advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

Middle Kingdom’s certificate makes indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of Middle Kingdom to the fullest extent permitted by law.

MK Cayman

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for the indemnification of its directors, officers, employees and agents except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy. For instance, the provision purporting to provide indemnification against the consequences of committing a crime may be deemed contrary to public policy. In addition, an officer or director may not be indemnified for his or her own fraud, willful neglect or willful default.

Article 145 of MK Cayman’s articles of association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of MK Cayman to the fullest extent allowed by law.

Limited Liability of Directors

Middle Kingdom

Delaware law permits corporations to adopt a provision limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director’s breach of the fiduciary duty of care. Delaware law does not permit any limitation of the liability of a director for:

•	breaching the duty of loyalty to the corporation or its shareholders;

•	failing to act in good faith;

•	engaging in intentional misconduct or a known violation of law;

•	obtaining an improper personal benefit from the corporation; or

•	paying a dividend or effecting a stock repurchase or redemption that was illegal under applicable law.

Middle Kingdom’s certificate eliminates the monetary liability of a director to the fullest extent permitted by Delaware law.

MK Cayman

The Companies Law has no equivalent provision to Delaware law regarding the limitation of director’s liability; however, Cayman law will not allow the limitation of a director’s liability for his or her own fraud, willful neglect or willful default. MK Cayman’s articles closely follow current provisions of Delaware law and provide that the directors shall have no personal liability to MK Cayman or its shareholders for monetary damages for breach of fiduciary duty as a director, except in the same circumstances as described for Delaware corporations.

Shareholders’ Suits

Middle Kingdom

Delaware law requires that the shareholder bringing a derivative suit must have been a shareholder at the time of the wrong complained of or that the stock was transferred to him by operation of law from a person who was such a shareholder. In addition, the shareholder must remain a shareholder throughout the litigation.

MK Cayman

The Cayman Islands courts have recognized derivative suits by shareholders; however, the consideration of those suits has been limited. In this regard, the Cayman Islands courts ordinarily would be expected to follow English precedent, which would permit a minority shareholder to commence an action against or a derivative action in the name of the company only:

•	where the act complained of is alleged to be beyond the corporate power of the company or illegal;

•	where the act complained of is alleged to constitute a fraud against the minority perpetrated by those in control of the company;

•	where the act requires approval by a greater percentage of the company’s shareholders than actually approved it; or

•

where there is an absolute necessity to waive the general rule that a shareholder may not bring such an action in order that there not be a denial of justice or a violation of the company’s memorandum of association.

Advance Notification Requirements for Proposals of Shareholders

Middle Kingdom

Middle Kingdom’s bylaws require shareholders wishing to nominate directors or propose business for a shareholders’ meeting to give advance notice to the company. To be timely, a stockholders notice must be received not less than 120 calendar days in advance of the date in the current fiscal year that corresponds to the date in the preceding fiscal year on which Middle Kingdom’s notice of meeting and proxy statement were released to stockholders in connection with the previous year’s annual meeting. The notice must also include specified information with respect to the stockholder proposing the business or making the nomination as well as specified information regarding the business proposal or the proposed nominee.

MK Cayman

MK Cayman’s articles provide that the nature of any special resolution (requiring the vote of at least two-thirds of the outstanding shareholders) to be proposed at any general meeting of shareholders be set out in the notice convening the general meeting.

The articles of association of MK Cayman provide that at least 14 calendar days’ notice must be given for any general meeting. The notice must specify the place, the day and the hour of the meeting and the general nature of the business, provided that a general meeting of MK Cayman shall, whether or not the notice has been given and whether or not the provisions of the articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

•	in the case of an annual general meeting by all the Members (or their proxies) entitled to attend and vote thereat; and

•

in the case of an extraordinary general meeting by Members (or their proxies) having a right to attend and vote at the meeting and holding not less than seventy-five per cent (75%) in par value of the shares giving that right.

The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Member shall not invalidate the proceedings at any meeting.

The shareholders of MK Cayman would therefore be able to nominate directors and propose business for a meeting without any period of advance notice:

•

at an annual general meeting of the company if all the shareholders of the company (or their proxies) entitled to attend and vote were present at the meeting and agreed to the nomination and/or the business proposal; and

•

at an extraordinary general meeting of the company if 75% of the shareholders of the company (or their proxies) entitled to attend and vote, were present at the meeting and agreed to the nomination and/or the business proposal.

MK Cayman does not have the ability to exclude any matters from the notice convening the meeting under Cayman Islands law.

Cumulative Voting

Middle Kingdom

Under Delaware law, a corporation’s certificate of incorporation may provide that at all elections of directors, or at elections held under specified circumstances, each shareholder is entitled to cumulate the shareholder’s votes. Middle Kingdom’s Certificate of Incorporation does not provide for cumulative voting for the election of directors.

MK Cayman

MK Cayman’s articles provide that each shareholder is entitled to one vote for each share.

Defenses Against Hostile Takeovers

MK Cayman’s articles provide that directors can be removed from office by a special resolution, which is a resolution that has been passed by a majority of not less than two-thirds of the shareholders, being entitled to do so, voting in person or by proxy at a meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given. The board of directors does not have the power to remove directors. Vacancies on the board of directors may be filled by a majority of the remaining directors. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

The articles provide that the board of directors will consist of at least three directors, the exact number to be set from time to time by a majority of the board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.

The MK Cayman board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to, from time to time, issue any other classes or series of shares with the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption as they consider fit. The MK Cayman board of directors could authorize the issuance of preference shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then-market price of the shares. No preference shares have been established as of the date of this proxy statement/prospectus.

As a Cayman incorporated company, MK Cayman is not subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with interested shareholders.

Rights of Minority Stockholders

Under Cayman law, an acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in one of two ways:

•

By a procedure under the Companies Law known as a “scheme of arrangement.” A scheme of arrangement is made by obtaining the consent of the Cayman Islands exempted company, the consent of the court and approval of the arrangement by holders of affected shares (1) representing a majority in number of the shareholders present at the meeting (or meetings) held to consider the arrangement and (2) holding at least 75% of all the issued shares of each class of affected shareholders other than those held by the acquiring party, if any. If a scheme of arrangement receives all necessary consents, all holders of affected shares of a company would be compelled to sell their shares under the terms of the scheme of arrangement.

•

By acquiring, pursuant to a tender offer, 90% of the ordinary shares not already owned by the acquiring party. If an acquiring party has, within four months after the making of an offer for all the ordinary shares not owned by the acquiring party, obtained the approval of not less than 90% of all the shares to which the offer relates, the acquiring party may, at any time within two months after the end of that four-month period, require any non-tendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, non-tendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the non-tendering shareholder, the non-tendering shareholder is able to convince the court to order otherwise.

Transfer of MK Cayman’s Securities Upon Death of Holder

Under MK Cayman’s articles, the legal representative of a deceased sole holder of a share shall be the only person recognized by the company as having title to the share. In the case of a share registered in the name of two or more holders, the survivor or the survivors, or the legal personal representative of the deceased holder, shall be the only person(s) recognized by the company as having any title to the share.

THE SHARE INCREASE PROPOSAL

Middle Kingdom is asking you to approve the authorization of 1,000,000,000 ordinary shares in MK Cayman’s Memorandum of Association, as compared to 15,000,000 shares of common stock, 5,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock currently authorized in Middle Kingdom’s Certificate of Incorporation.

Reason for the proposal. The form of MK Cayman’s Memorandum of Association agreed upon in connection with the merger agreement provides for the authorization of 1,000,000,000 ordinary shares. In order to complete the business combination with Pypo, Middle Kingdom’s stockholders are required to approve the form of MK Cayman’s Memorandum of Association.

Effect of the share increase. In negotiating the merger agreement, the parties agreed that the number of shares of capital stock authorized under Middle Kingdom’s Certificate of Incorporation was not sufficient and that it would be prudent to increase the number of authorized shares in connection with the redomestication to provide a reserve of shares available for issuance to meet business needs as they arise. Such future activities may include, without limitation, mergers and acquisitions, equity financings, providing equity incentives to employees under compensation plans, effecting stock splits, or paying dividends. Although MK Cayman has no present obligation to issue additional shares (except pursuant to outstanding warrants and purchase options), it may, in the future, issue ordinary shares in connection with the activities described above or otherwise.

Upon completion of the redomestication and business combination, the increase in the authorized shares will not have any immediate effect on the rights of MK Cayman’s shareholders. The MK Cayman board of directors may in the future cause the issuance of additional ordinary shares without further vote of the MK Cayman shareholders. Upon completion of the redomestication and business combination, the MK Cayman shareholders will not have preemptive or similar rights, which means that the MK Cayman shareholders will not have a prior right to purchase any new issue of shares of MK Cayman in order to maintain their proportionate ownership. The issuance of additional ordinary shares would have the effect of decreasing the proportionate equity interest of MK Cayman’s shareholders and, depending upon the price paid for such additional shares, could result in dilution to MK Cayman shareholders.

The share increase could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of MK Cayman, it may be possible for MK Cayman to endeavor to impede the attempt by issuing ordinary shares, which would dilute the voting power of the other outstanding ordinary shares and increase the potential cost to acquire control of MK Cayman. The share increase therefore may have the effect of discouraging unsolicited takeover attempts, potentially limiting the opportunity for MK Cayman’s shareholders to dispose of their shares at a premium, which is often offered in takeover attempts, or that may be available under a future merger proposal. The share increase may also have the effect of permitting MK Cayman’s management or board of directors to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of MK Cayman’s business.

If the Share Increase Proposal is adopted, MK Cayman will not have any capital stock similar in rights to Middle Kingdom’s “blank check” preferred stock. Middle Kingdom’s authorized preferred stock allows Middle Kingdom’s board of directors, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights. In some cases, preferred stock is utilized as a method of discouraging, delaying or preventing a change of control. MK Cayman’s board of directors will not have the flexibility to issue capital stock with the type of rights similar to Middle Kingdom’s preferred stock.

If the Share Increase Proposal is adopted, as of the date of this proxy statement/prospectus, assuming the maximum issuance of ordinary shares is made in connection with the business combination and earn-out and reserving for all warrants to be issued and outstanding upon completion of the business combination and earn-out, there will be 918,684,732 authorized and unissued ordinary shares that are not reserved for any specific use and are available for future issuances.

If the Share Increase Proposal is adopted, it will become effective upon the completion of the redomestication. Approval of the Share Increase Proposal will require the affirmative vote of the holders of a majority in voting power of the outstanding shares of Middle Kingdom’s common stock and Class B common stock, voting as a group.

If the Redomestication Proposal and Business Combination Proposal are not approved at the special meeting, the Share Increase Proposal will not be presented at the meeting.

Conclusion of Middle Kingdom’s Board of Directors. After careful consideration of all relevant factors, Middle Kingdom’s board of directors determined that the Share Increase Proposal is advisable and in the best interests of Middle Kingdom and its stockholders. The board of directors has approved and declared the Share Increase Proposal advisable and recommends that you vote or give instructions to vote “FOR” the proposal.

THE DECLASSIFICATION PROPOSAL

Middle Kingdom is asking you to approve the elimination in MK Cayman’s Memorandum of Association of the classified board currently authorized in Middle Kingdom’s Certificate of Incorporation. The Middle Kingdom board of directors is currently separated into three classes, serving staggered terms. Each year, shareholders are requested to elect the directors comprising one of the classes for a three-year term. Because of the classified board structure, stockholders have the opportunity to vote on approximately one-third of the directors each year.

Reason for the proposal. The form of MK Cayman’s Memorandum of Association agreed upon in connection with the merger agreement did not provide for a classified board of directors. In order to complete the business combination with Pypo, Middle Kingdom’s stockholders are required to approve the form of MK Cayman’s Memorandum of Association.

Effect of the declassification of the board of directors. The Declassification Proposal would cause each of MK Cayman’s directors to stand for re-election each year at MK Cayman’s annual meeting. Upon the consummation of the business combination, the initial MK Cayman board of directors will consist of seven directors, of which the Pypo shareholders will designate six directors to MK Cayman’s board and the board of Middle Kingdom will designate a seventh director.

Upon consummation of the business combination, the executive officers, directors and other affiliates of MK Cayman will own over 97% of MK Cayman’s voting shares. These shareholders will be able to control substantially all matters requiring approval by MK Cayman’s shareholders, including the election of directors. The declassification of the board of directors will allow these shareholders to change the composition of the board of directors at any one annual meeting, as opposed to waiting for a period of at least two annual meeting as would be required if the board of directors was classified, subject to the rights of the Middle Kingdom stockholders to appoint one director until March 31, 2011 (or March 31, 2012 if the shares subject to the earn-out provision have not been issued prior to such date).

If the Declassification Proposal is adopted, it will become effective upon the completion of the redomestication. Approval of the Declassification Proposal will require the affirmative vote of the holders of a majority in voting power of the outstanding shares of Middle Kingdom’s common stock and Class B common stock, voting as a group.

If the Redomestication Proposal and Business Combination Proposal are not approved at the special meeting, the Declassification Proposal will not be presented at the meeting.

Conclusion of Middle Kingdom’s Board of Directors. After careful consideration of all relevant factors, Middle Kingdom’s board of directors determined that the Declassification Proposal is advisable and in the best interests of Middle Kingdom and its stockholders. The board of directors has approved and declared the Declassification Proposal advisable and recommends that you vote or give instructions to vote “FOR” the proposal.

THE AMENDMENT PROPOSAL

Middle Kingdom is asking you to approve the provision in MK Cayman’s Memorandum of Association providing that the amendment of either of MK Cayman’s Memorandum of Association or Articles of Association will require a vote of two-thirds of its shareholders voting in person or by proxy at a meeting at which a quorum is present to make such amendment. Middle Kingdom’s Certificate of Incorporation provides that an amendment to the Certificate of Incorporation requires a vote of a majority of the outstanding stock entitled to vote to adopt such amendment.

Reason for the proposal. The form of MK Cayman’s Memorandum of Association agreed upon in connection with the merger agreement provided that an amendment to either of MK Cayman’s Memorandum of Association or Articles of Association must be made by a “special resolution” as defined in the Companies Laws. A special resolution requires a vote of two-thirds of the shareholders voting in person or by proxy at a meeting. In order to complete the business combination with Pypo, Middle Kingdom’s stockholders are required to approve the form of MK Cayman’s Memorandum of Association.

Effect of the proposal. The Amendment Proposal would change the number of shares needed to approve an amendment to the charter documents of MK Cayman as compared to the current number require to amend the charter documents of Middle Kingdom. Middle Kingdom cannot determine which provision would make amending the charter documents more likely, as the MK Cayman amendment provisions require a higher percentage of the shares actually voted at a meeting at which a quorum is present (with a quorum being present with as little as one-third of the outstanding shares—see “The Quorum Proposal”), as opposed to the Middle Kingdom amendment provisions which require a majority of the outstanding shares to approve the amendment regardless of the number of shares voted at the meeting.

Upon consummation of the business combination, the executive officers, directors and other affiliates of MK Cayman will own over 97% of MK Cayman’s voting shares. These shareholders will be able to control substantially all matters requiring approval by MK Cayman’s shareholders, including the amendment to MK Cayman’s Memorandum of Association or Articles of Association.

If the Amendment Proposal is adopted, it will become effective upon the completion of the redomestication. Approval of the Amendment Proposal will require the affirmative vote of the holders of a majority in voting power of the outstanding shares of Middle Kingdom’s common stock and Class B common stock, voting as a group.

If the Redomestication Proposal and Business Combination Proposal are not approved at the special meeting, the Amendment Proposal will not be presented at the meeting.

Conclusion of Middle Kingdom’s Board of Directors. After careful consideration of all relevant factors, Middle Kingdom’s board of directors determined that the Amendment Proposal is advisable and in the best interests of Middle Kingdom and its stockholders. The board of directors has approved and declared the Amendment Proposal advisable and recommends that you vote or give instructions to vote “FOR” the proposal.

THE QUORUM PROPOSAL

Middle Kingdom is asking you to approve a provision in MK Cayman’s Memorandum of Association providing that the quorum for a meeting of shareholders will be one-third of its outstanding shares, as opposed to a majority of the outstanding stock as set forth in Middle Kingdom’s Certificate of Incorporation.

Reason for the proposal. The form of MK Cayman’s Memorandum of Association agreed upon in connection with the merger agreement provided that a quorum for a meeting of shareholders will be one-third of its outstanding shares. In order to complete the business combination with Pypo, Middle Kingdom’s stockholders are required to approve the form of MK Cayman’s Memorandum of Association.

Effect of the proposal. The Quorum Proposal would reduce the number of shares needed to hold a valid meeting of shareholders as compared to the current number required by Middle Kingdom’s bylaws. As such, MK Cayman could take action at a meeting with fewer shareholders than would be currently required.

Upon consummation of the business combination, the executive officers, directors and other affiliates of MK Cayman will own over 97% of MK Cayman’s voting shares. Therefore, non-affiliated shareholders would not be able to hold a meeting without the presence of a portion of MK Cayman’s executive officers, directors and other affiliates of MK Cayman.

If the Quorum Proposal is adopted, it will become effective upon the completion of the redomestication. Approval of the Quorum Proposal will require the affirmative vote of the holders of a majority in voting power of the outstanding shares of Middle Kingdom’s common stock and Class B common stock, voting as a group.

If the Redomestication Proposal and Business Combination Proposal are not approved at the special meeting, the Quorum Proposal will not be presented at the meeting.

Conclusion of Middle Kingdom’s Board of Directors. After careful consideration of all relevant factors, Middle Kingdom’s board of directors determined that the Quorum Proposal is advisable and in the best interests of Middle Kingdom and its stockholders. The board of directors has approved and declared the Quorum Proposal advisable and recommends that you vote or give instructions to vote “FOR” the proposal.

THE SHAREHOLDER CONSENT PROPOSAL

Middle Kingdom is asking you to approve a provision in MK Cayman’s Articles of Association a provision providing that the MK Cayman shareholders may pass resolutions without holding a meeting only if such resolutions are passed by a unanimous written resolution signed by all of the shareholders entitled to vote, as opposed to the provisions in Middle Kingdom’s Certificate of Incorporation that provide that stockholders may take action without a meeting if written consent to the action is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.

Reason for the proposal. The form of MK Cayman’s Articles of Association agreed upon in connection with the merger agreement provided that the shareholders of MK Cayman (or of a particular class) may pass resolutions without holding a meeting if such resolutions of the shareholders (or class thereof) are passed by a unanimous written resolution signed by all of the shareholders (or class thereof) entitled to vote. In order to complete the business combination with Pypo, Middle Kingdom’s stockholders are required to approve the form of MK Cayman’s Articles of Association.

Effect of the proposal. The Shareholder Consent Proposal would effectively eliminate the opportunity of MK Cayman’s shareholders to take any action without a meeting since the provision in MK Cayman’s Articles of Association requires a unanimous vote of the shareholders to take an action without a meeting.

If the Shareholder Consent Proposal is adopted, it will become effective upon the completion of the redomestication. Approval of the Shareholder Consent Proposal will require the affirmative vote of the holders of a majority in voting power of the outstanding shares of Middle Kingdom’s common stock and Class B common stock, voting as a group.

If the Redomestication Proposal and Business Combination Proposal are not approved at the special meeting, the Shareholder Consent Proposal will not be presented at the meeting.

Conclusion of Middle Kingdom’s Board of Directors. After careful consideration of all relevant factors, Middle Kingdom’s board of directors determined that the Shareholder Consent Proposal is advisable and in the best interests of Middle Kingdom and its stockholders. The board of directors has approved and declared the Shareholder Consent Proposal advisable and recommends that you vote or give instructions to vote “FOR” the proposal.

PROPOSAL TO ADJOURN THE SPECIAL MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES

This proposal allows Middle Kingdom’s board of directors to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the Redomestication Proposal, Business Combination Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal.

If this proposal is not approved by Middle Kingdom’s stockholders, its board of directors may not be able to adjourn the special meeting to a later date in the event there are not sufficient votes at the time of the special meeting to approve the Redomestication Proposal, Business Combination Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of Middle Kingdom’s common stock and Class B stock, voting as a group, present in person or represented by proxy at the special meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, but broker non-votes will have no effect on the approval of the proposal.

Conclusion of Middle Kingdom’s Board of Directors. After careful consideration of all relevant factors, Middle Kingdom’s board of directors determined that the Adjournment Proposal of the special meeting for the purpose of soliciting additional proxies is in the best interests of Middle Kingdom and its stockholders. The board of directors has approved and declared the Adjournment Proposal advisable and recommends that you vote or give instructions to vote “FOR” the proposal.

INFORMATION ABOUT PYPO

Business Overview

Pypo provides marketing, distribution and related services for manufacturers of wireless communications devices and accessories throughout China. Since commencing operations in 2003, Pypo has built a distribution, marketing and service platform that reaches consumers around the country, including:

•

a nationwide distribution network of consumer electronic stores, regional retailers, wireless operators and regional distributors that carry Pypo’s products in over 350 cities across 30 Chinese provinces;

•	an approximately 3,860-person sales and marketing staff, including an exclusive 2,040-person sales force that provides dedicated customer service;

•	retail stores in 50 cities in Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu and Inner Mongolia provinces;

•	regional distribution centers in five major Chinese cities and twenty-two warehouses nationwide; and

•	an e-commerce website, www.dongdianwang.com.

Pypo has principally focused on distributing mobile phones and providing related services for Samsung. During each of fiscal 2006, fiscal 2007, fiscal 2008 and the six months ended September 30, 2008, Samsung products accounted for approximately 99.8%, 96.3%, 91.6% and 98.2%, respectively, of Pypo’s total net revenues. In July 2008, Pypo entered into a five-year distribution agreement with Samsung for exclusive national distribution rights with respect to certain (but not all) models of Samsung’s mid- to high-end mobile phone products in China.

Pypo’s business is organized into two reportable segments based on its major product groups, (i) mobile phones and (ii) notebooks and peripherals. The mobile phones segment derives its revenues from mobile phone distribution. The notebooks and peripherals segment generates revenues from the distribution of wireless personal computers, mobile phone memory cards and mobile phone accessories. In fiscal 2008 and the six months ended September 30, 2008, mobile phones accounted for 96.4% and 97.4%, respectively, of Pypo’s net revenues, while notebooks and peripherals accounted for 3.6% and 2.6%, respectively, of net revenues.

Competitive Advantages

Pypo believes that it has the following competitive advantages:

Nationwide Distribution Network of High-Quality Wireless Communications Products

Pypo distributes products primarily through a national network of consumer electronic stores, regional retailers, wireless operators and regional distributors. As of December 31, 2008, Pypo’s distribution network covered over 350 cities across 30 provinces, consisting of approximately 9,500 retail outlets that carry Pypo’s products. Through its distribution network, Pypo has established extensive business contacts and local knowledge, which enable Pypo to penetrate local markets and track market trends and consumer preferences. Approximately 2,040 dedicated Pypo sales personnel are stationed onsite at retail outlets. These sales people have received extensive training and possess comprehensive product knowledge, enabling them to educate potential consumers about the features and benefits of Pypo’s products and to answer product-related questions.

Since 2003, Pypo has focused primarily on distributing mid- to high-end Samsung mobile phones, raising Pypo’s brand recognition as a high quality mobile phone distributor and developing a broad, high-end customer base. Pypo believes that customers associate the Pypo brand with high-quality mobile phones, facilitating consumer acceptance of other products sold through Pypo’s distribution network. As a result, Pypo has been able to obtain more favorable terms from suppliers and gain access to a broad base of distributors.

Superior Inventory and Logistics Management

Pypo believes it has established a superior inventory management system. This system monitors the allocation of warehouse space and merchandise and coordinates delivery requirements and schedules. Most retail stores in Pypo’s distribution network have computer terminals connected to Pypo’s integrated information management system through real-time internet links, which Pypo’s retail sales representatives use to transmit daily sales reports to Pypo’s executive offices in Beijing. This system allows Pypo to collect sales information, track sales trends and assess inventory levels. The inventory management system also permits Pypo to run sales reports when, for example, it wishes to review sales generated by new products or promotional events.

Pypo contracts with third parties for warehouse and logistics services. Through these third party arrangements, Pypo’s distribution network consists of 22 warehouses in the markets it serves. Five warehouses in Beijing, Guangzhou, Chengdu, Shanghai and Shenyang serve as regional distribution centers for surrounding regions. These facilities allow Pypo to better satisfy customer demand in local markets, optimize inventory levels and oversee product allocation.

Extensive Marketing Efforts Targeting Distributors and End Users

Pypo’s business and marketing efforts have focused on establishing a strong distribution network, building one-on-one relationships with customers and developing in-depth product and industry knowledge. Pypo builds relationships through personal contact with retail and distribution customers, advertises in print and online trade publications and sponsors public events. Pypo also cooperates with suppliers in selling products to end users through print and media advertising and offers products at promotional prices during holidays and sales events.

Pypo has a total sales and marketing team consisting of approximately 3,860 members, with approximately 3,780 members assigned to specific territories as of December 31, 2008. Pypo generally compensates its dedicated sales personnel through a combination of salaries and performance-based bonuses, based on monthly or quarterly targets. Pypo also factors the experience of its sales personnel and the markets in which they are based to determine compensation packages.

Strong, Experienced Management Team

Pypo believes that the strength of its management team differentiates Pypo from its competitors. Under the leadership of its chairman, Mr. Kuo Zhang, and its president and chief executive officer, Mr. Dongping Fei, the co-founders of Pypo Beijing, Pypo’s management has grown Pypo into a leading national distributor of mid- to high-end Samsung mobile phones in China.

Both Mr. Zhang and Mr. Fei have extensive management experience in the technology and distribution sectors and in management. In addition, Pypo recruits other professionals with significant business and industry experience and has instituted a training program for new personnel. Pypo believes it will continue to benefit from the strong record and direction of its management team.

Strategy

Pypo’s goal is to become China’s leading provider of marketing, distribution, sales and value-added services in the wireless telecommunications industry. The principal components of its business strategy include the following:

Diversify Product Offerings

For the last five years, Pypo has established an extensive distribution network in China as a leading distributor of Samsung mobile phones. Pypo intends to use its distribution network for products provided by other leading mobile phone manufacturers. In addition, Pypo expects to capitalize on opportunities created by the introduction of 3G technology in China by distributing innovative and technologically advanced 3G mobile phones and accessories.

Enhance Operating Efficiency by Improving Information and Logistics Management Systems

Pypo intends to utilize and upgrade state-of-the-art information management systems to enhance operating efficiency and respond to customer and market demands. These systems enable Pypo to analyze pricing, assess retail performance, establish product and sales policies, manage warehousing, collect market intelligence and provide value-added services to customers.

Pypo plans to upgrade its existing logistics service facilities to enhance delivery speed and collect sales-related information. Pypo also plans to establish new regional distribution centers to supplement its five existing centers in Beijing, Shanghai, Guangzhou, Shenyang and Chengdu to provide more efficient services to local customers and end users.

Pypo believes these measures will help Pypo integrate the functions of its business lines and increase operating efficiency in procurement, logistics, warehousing, distribution and retail, which should reduce costs, optimize product management decisions and enhance Pypo’s competitiveness.

Expand Retail Operations through Acquisitions of Retail Stores

Pypo plans to expand its retail operations by acquiring additional retail stores. Pypo believes that this expansion will broaden its revenue base, increase gross margins and enhance its overall competitiveness. To accomplish this goal, Pypo plans to selectively acquire regional retail chains to increase retail market share. In evaluating potential retail acquisition targets, Pypo considers, among other things, the target’s customer base, the expertise it will bring to Pypo’s retail business and the geographic coverage it will add to Pypo’s distribution network. Pypo intends to focus initially on sectors in the consumer mobile phone market with high growth potential.

Pypo believes that it can integrate newly acquired retail stores quickly. Compared with smaller mobile phone retailers, Pypo has substantial financial resources and sophisticated information management systems. In addition, Pypo believes it can achieve economies of scale by integrating leading regional retailers.

When integrating acquired retail stores, Pypo first centralizes the target’s information and financial management systems. Then, Pypo works with the target to ensure that its operations and services conform to Pypo’s standards, including its after-sales services, with the goal of reinforcing customer loyalty, facilitating product returns and refunds and attracting new customers. In addition, Pypo integrates the procurement, sales and marketing, warehouse and logistics functions of these stores. Pypo’s short-term goal is to increase national coverage rapidly and achieve economies of scale. Long-term, Pypo plans to establish a strong brand name for its nationwide distribution network.

Develop E-Commerce Business

Pypo believes online retail represents a significant trend for the mobile phone distribution market in China. Accordingly, Pypo plans to develop its e-commerce business through its website, www.dongdianwang.com, which Pypo launched in February 2008 and remains at the development stage. Based on a strong offline, or “bricks-and-mortar,” platform consisting of a well-established distribution network, fast-growing retail stores, efficient supply and delivery systems, and reliable and convenient after-sales services, Pypo believes it can differentiate itself from online-only retailers and quickly expand its e-commerce business. In addition, Pypo expects that its offline platform will enable it to address problems typically associated with China’s online retail market, including consumers’ lack of creditworthiness and impediments to providing after-sales services.

Pypo intends to continue to enhance and supplement its e-commerce website by making the website more user-friendly, providing a greater assortment of product offerings, allowing personalized shopping options and offering customer loyalty programs to reward frequent purchasers. Pypo also plans to provide end users with a greater variety of value-added services through advanced online applications, such as mobile phone ring tone downloads and games, combined with customers’ walk-in experience at Pypo’s retail stores.

Industry Background

The mobile phone market in China has experienced rapid growth in the past several years. According to Gartner Dataquest, a research firm, the growth of the Chinese mobile phone market has significantly outpaced that of North America and Europe over the past several years, a trend expected to continue through 2012. The table below shows the historical and expected growth of this sector:

The Gartner Dataquest statistics in this table are taken from the following sources: Gartner Dataquest—The Forecast: Mobile Devices, North America, 2003-2012, Hugues J. De La Vergne, July 28, 2008; The Forecast: Mobile Devices, Western Europe, 2003-2012, Carolina Milanesi, July 24, 2008; The Forecast: Mobile Devices, Asia/Pacific, 2003-2012, and Anshul Gupta and Sandy Shen, July 28, 2008.

This rapid growth is driven in part by the country’s strong economic development. According to the Economist Intelligence Unit, between 2003 and 2007 China’s GDP, per capita disposable income and per capita annual consumer spending grew at compound annual growth rates of 11.0%, 12.6% and 6.9%, respectively, and will continue to grow in 2008. We expect this trend will continue in future years.

In addition, consumer spending in China still has potential for significant growth. As set forth in the table below, annual consumer spending as a percentage of GDP for 2007 in China was 36.8%, significantly lower than that of other countries such as India, Australia, Japan, the United Kingdom and the United States:

Pypo believes that China’s mobile phone market will benefit from growth in private consumption. China’s relatively low mobile phone penetration rate highlights the potential for substantial growth in this sector. According to Business Monitor International, the mobile phone penetration rate in China was 40.9% in 2007, significantly lower than that of Hong Kong, at 147.1%, and Taiwan, at 106.2% (where 100% penetration represents a ratio of one mobile phone per person).

In May 2008, the Chinese government announced a restructuring plan for the telecommunications sector in China. A principal objective of the plan was to increase competition in the market for mobile phone carriers, in which China Mobile is currently the dominant player. Pypo expects the plan will create a more balanced competitive landscape among China Mobile, China Unicom and China Telecom. Pypo believes that increased competition among carriers for subscribers will lead to substantial opportunities for distributors and retailers to partner with carriers in offering attractive packages to subscribers.

The Chinese government also indicated that it will begin granting licenses for the distribution of 3G mobile phones upon the expected completion of its restructuring plan in fall 2008. Pypo believes the adoption of the 3G standard and the proposed government licensing program will result in increased demand for 3G mobile phones and accessories in China, a trend from which Pypo hopes to benefit.

Three brands currently dominate the Chinese mobile phone market. As the chart below shows, Nokia, Samsung and Motorola collectively held a substantial portion of the Chinese mobile phone market for the first four months of 2008, according to GfK Marketing Consulting (China) Co., Ltd, an industry research firm:

At the retail level, the market remains highly fragmented. Local mobile phone retail chains remain dispersed throughout the country and typically have limited operations and funding, making organic growth difficult. In the future, Pypo expects retail chains to consolidate through acquisitions and strategic alliances, as retail stores attempt to reduce redundant inventory and rental costs, increase working capital and lower prices.

Although future consolidation of retailers could reduce the number of mobile phone distributors in China, the fragmented retail market makes it difficult for mobile phone manufacturers to sell directly to end users. Consequently, manufacturers generally rely heavily on distributors such as Pypo to distribute products in China.

In addition to traditional distribution channels, direct consumer purchases of mobile products on the internet have increased as retail websites have begun to offer mobile phones at lower prices than traditional retail channels. Pypo hopes to capitalize on this trend with its recently launched e-commerce website, www.dongdianwang.com.

Note that the data sources cited in this section constitute industry studies and statistics that are either publicly available or are generally available to entities that pay for such information. Although Pypo paid for the use of such information as required, neither Pypo, Middle Kingdom nor any of their respective affiliates was involved in the preparation of such information.

Corporate Organization and Operating History

Pypo commenced operations in 2003 as Pypo Beijing, a limited liability company incorporated under the laws of China. From January 2004 to December 2008, Pypo formed 73 operating subsidiaries in China. Pypo has built its national distribution network and commerce platform through these entities.

The following diagram sets forth Pypo’s corporate structure:

1.	To be merged into MK Cayman following consummation of the business combination.

2.	Includes 71 direct and indirect subsidiaries (of which 22 are wholly owned subsidiaries and 49 are consolidated subsidiaries) all incorporated in China. Of the 49 consolidated subsidiaries, two are 50% owned by Pypo Beijing. The remaining 50% equity interests in the two 50% owned subsidiaries are held by Beijing Shidai Tiancheng Technology Development Co., Ltd. , a limited liability private company incorporated in China, and Qing Wang, a Chinese citizen, respectively. Neither Beijing Shidai Tiancheng Technology Co., Ltd. nor Mr. Wang is affiliated with Pypo. Includes the entities referenced in footnotes (3) and (4) below.

3.	Includes two direct and indirect wholly owned subsidiaries and five direct 51% owned subsidiaries, all incorporated in China. The remaining 49% equity interests in each of the five direct 51% owned subsidiaries of Beijing Feijie are held by Messrs. Xinyu Zhao, Yamin Zhang, Mingxi Qui, Zhuqun Peng and Baihe Jiang, respectively, each a Chinese citizen that is unaffiliated with Pypo.

4.	Includes one wholly-owned subsidiary incorporated in China.

Pypo Cayman, a Cayman Islands company, and Pypo HK, a Hong Kong company, were formed as the holding company and intermediate holding company for Pypo Beijing, respectively, during Pypo’s restructuring in October and November of 2007. In the restructuring, all of the then-existing shareholders of Pypo Beijing transferred all of their equity interests in Pypo Beijing to Pypo HK in exchange for shares of Pypo Cayman. Like many other similarly situated Chinese companies, Pypo adopted the offshore holding structure to facilitate foreign investment and the possible listing of Pypo on a foreign stock exchange. This structure allows Pypo to avoid having to obtain prior government approval and comply with certain PRC registration requirements if foreign investors were to invest directly in the domestic PRC entity of Pypo.

Pypo Cayman has 73 subsidiaries (of which 24 are wholly owned subsidiaries and 49 are consolidated affiliated entities) that facilitate the operation of its distribution and retail businesses in various provinces in China.

In a November 2007 private placement, Pypo Cayman issued 90,000,000 ordinary shares to ARCH, a limited liability company formed under the laws of the Cayman Islands, in exchange for $90.0 million to be used to expand Pypo’s business operations.

Pypo Beijing has entered into agreements with Beijing Feijie and the equity holders of Beijing Feijie, pursuant to which Pypo Beijing exercises effective control over the day-to-day operations and financial affairs of Beijing Feijie, appoints key personnel (subject to shareholder approval), and receives substantially all of the revenues generated by Beijing Feijie. See “Certain Relationships and Related Party Transactions—Pypo Related Party Transactions” for a description of these contractual arrangements. As a result, under U.S. GAAP, Pypo Beijing is classified as the primary beneficiary of Beijing Feijie and Beijing Feijie is consolidated in Pypo’s consolidated financials as a variable interest entity of Pypo.

Pypo’s relationship with Beijing Feijie enables Pypo to access capital from sources outside of the PRC while maintaining compliance with PRC laws. Retail businesses in China owned by foreign entities, such as Pypo Cayman and Pypo HK, remain heavily regulated. To minimize the effect of these restrictions, Pypo acquires new retail businesses and conducts its retail operations in China through Beijing Feijie, a domestic PRC company. Similarly, China’s government regulates the foreign ownership, licensing and permitting of companies doing business in the value-added telecommunications industry, and Pypo’s e-commerce business is classified as a “value-added telecommunications service” under PRC law. To comply with these regulations, Pypo conducts its e-commerce business through Beijing Dongdian Infinity Technology Co., Ltd., or Beijing Dongdian, a domestic PRC company wholly owned by Beijing Feijie. See “—Pypo’s Distribution Services” for a description of the portion of Pypo’s business derived through its e-commerce and retail divisions.

Pypo’s Distribution Services

Distribution Network

Pypo distributes products primarily through a national network of consumer electronic stores, regional retailers, wireless operators and regional distributors. As of December 31, 2008, Pypo’s distribution network covered over 350 cities across 30 provinces, consisting of approximately 9,500 retail outlets that carry Pypo’s products.

Although Pypo sells its products to some customers through purchase orders, Pypo typically enters into one-year distribution agreements with customers. Pypo often extends credit to customers for periods from seven to thirty days based on the creditworthiness of the customer and the size of the order. Pypo sets the retail prices of Samsung products for distributor and retail customers that sell products to end users directly based on the cost of and demand for the product and the pricing of similar products, as well as discussions with Samsung regarding Samsung’s suggested prices for its products.

During fiscal 2006, fiscal 2007, fiscal 2008 and the six months ended September 30, 2008, Pypo generated approximately 4.2%, 18.9%, 21.1% and 14.0%, respectively, of Pypo’s net revenues from distribution to consumer electronic stores. Pypo’s top five consumer electronic stores during fiscal 2008 were Gome Appliance (Group) Co., Ltd., Suning Appliance Co., Ltd., Jiangsu Five Star Appliance Co., Ltd., Beijing D.Phone Trading Co., Ltd. and Shanghai Xieheng Communication Equipment Co., Ltd. The aggregate net revenues attributable to these five customers during fiscal 2008 was approximately $80.0 million, or 21.1% of Pypo’s total net revenues during this period.

Retail Stores

Pypo intends to capitalize on growth opportunities in China’s mobile phone retail sector through strategic acquisitions of leading regional mobile phone retail chains. As of December 31, 2008, Pypo completed acquisitions of six additional retail chains in Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu and Inner Mongolia provinces. As a result of these acquisitions, Pypo gained a total of 194 retail stores in 50 cities, with aggregate floor space of approximately 94,900 square meters. Pypo plans to pursue further acquisitions that will complement its existing client base, add to its retail sector expertise and expand its retail market coverage.

Pypo generates net revenues at retail stores by selling mobile phones and accessories directly to end users. Pypo retail stores sell mobile phones from a number of manufacturers, including Nokia, Samsung, Motorola and Sony-Ericsson. Pypo expects net revenues from its retail business to increase significantly over the next two years as Pypo completes and integrates new acquisitions.

Online Platform

In February 2008, Pypo launched an e-commerce website, www.dongdianwang.com, which will allow customers to purchase mobile phones and accessories directly. Pypo also plans to offer value-added services through the website, including games and ring tones that end users can download. Pypo plans to market its e-commerce website and its value-added services to customers through its existing retail stores. Pypo’s e-commerce business is still in the development stages and is not currently a source of revenues for Pypo.

Suppliers

Pypo has established relationships with Samsung and other leading manufacturers of wireless telecommunications products and accessories. During fiscal 2008, Pypo purchased inventory from over 27 mobile phone and accessory manufacturers and other suppliers. Through manufacturer and new product promotions and volume discounts, some suppliers may provide favorable purchasing terms to Pypo, such as volume-based rebates. These terms may be specified in Pypo’s supply contracts or offered from time to time based on negotiations between Pypo and the manufacturer. Product manufacturers typically provide limited warranties directly to end users.

During each of fiscal 2006, fiscal 2007, fiscal 2008 and the six months ended September 30, 2008, sales of Samsung products accounted for approximately 99.8%, 96.3%, 91.6% and 98.2%, respectively, of Pypo’s total net revenues. On July 1, 2008, Pypo entered into a distribution agreement with Samsung, which authorized Pypo to act as the exclusive national distributor for certain (but not all) models of Samsung mobile phones in China. The agreement has a term of five years, subject to early termination by Samsung if Pypo’s sales volume experiences significant consecutive decreases in any six-month period due to reasons unacceptable to Samsung.

Under the agreement, Pypo will discuss sales volume targets, pricing and sales support with Samsung each quarter and will submit purchase orders to Samsung at the beginning of every month based on such quarterly discussions, subject to changes in market conditions. Pypo also holds exclusive distribution rights in China with respect to Samsung’s new products, as long as Pypo maintains certain sales performance levels for existing products. In addition, Pypo is entitled to reimbursement of certain marketing expenses that are pre-approved by Samsung. Prior to Pypo’s and Samsung’s execution of the distribution agreement, Pypo used monthly purchase orders to make its purchases from Samsung.

Pypo also holds national distribution rights in China for the Q1U model of Samsung’s UMPC pursuant to another distribution agreement with Samsung. The agreement expired on December 31, 2008 and Pypo is in the process of negotiating its renewal with Samsung.

In addition, Pypo obtained non-exclusive national distribution rights in China for SanDisk mobile phone memory cards under an international distribution agreement for retail products with SanDisk, dated June 20, 2007. The agreement had an initial term of one year, but the relevant terms of that agreement continue to govern the relationship between the parties unless otherwise expressly agreed in writing (provided that the relationship may be unilaterally terminated by either party ceasing to do business with the other). Pypo has done business with SanDisk pursuant to the terms of this agreement since July 2008. Pursuant to those terms, Pypo is subject to certain minimum purchase commitments and has agreed to submit to SanDisk non-binding, 12-month rolling forecasts of Pypo’s expected monthly purchase volumes.

Inventory, Warehouse and Logistics

As discussed under “—Competitive Advantages—Superior Inventory and Logistics Management,” Pypo’s inventory management system monitors its inventory, warehouse and delivery systems.

Pypo’s integrated information management system enables sales representatives in the retail stores in Pypo’s distribution network to transmit daily sales reports to its executive offices in Beijing.

Pypo can also quickly and efficiently run reports that enable Pypo to monitor sales generated by new products or promotional events. To meet market demand for wireless telecommunications products and customer orders, Pypo normally maintains an inventory supply of approximately 30 to 45 days on hand. Pypo’s inventory balances were $25.2 million, $46.7 million and $56.6 million as of March 31, 2007, March 31, 2008 and September 30, 2008, respectively.

Pypo contracts with third parties for its warehouse and logistics services, and Pypo renews agreements with such providers annually. Pypo believes it has maintained good relationships with these third-party warehouse and logistics services providers.

Pypo’s distribution network includes 22 warehouses, five of which serve regional distribution centers. See “—Competitive Advantages—Superior Inventory and Logistics Management.” Pypo allocates the products delivered to its main regional Beijing warehouse based on estimates of consumer demand in respective markets and delivers most of the products to other regional distribution centers which then distribute the products to retail and distributor customers.

Marketing

Pypo has a total sales and marketing team consisting of approximately 3,860 members, with approximately 3,780 members assigned to specific territories as of December 31, 2008. These sales personnel have broad product knowledge developed in Pypo’s training programs, allowing them to educate consumers about the features and benefits of Pypo’s products and to answer product-related questions.

The sales and marketing team based in Beijing’s executive offices is primarily responsible for developing Pypo’s marketing strategy and marketing budget, while the sales and marketing team based outside of Beijing’s executive offices is primarily responsible for implementing the marketing strategy in specific markets within the budget developed by the Beijing team.

The sales and marketing team builds relationships with Pypo’s retail and distribution customers through personal contacts. Pypo advertises in print and online trade publications and sponsors community events. Pypo also works with suppliers’ print and media advertising campaigns and offers products at promotional prices during holidays and sales events. In addition, Samsung and Pypo regularly work together to develop marketing and promotional campaigns to boost sales of unsold inventory through targeted advertising campaigns, promotional gifts, retail shop rewards and other marketing activities. See “—Competitive Advantages—Extensive Marketing Efforts Targeting Distributors and End Users.”

After-Sales Service

Suppliers typically pack and test mobile phones and other products before delivering them to Pypo for distribution. In general, these products are covered by warranties, and Pypo returns defective products to suppliers and manufacturers through its customer service department.

Where Pypo delivers products directly to end users through its retail and (as it becomes a more developed source of revenues) e-commerce businesses, Pypo has implemented after-sales service policies in collaboration with suppliers and in compliance with Chinese law, including its policy requiring a full refund for any product returned within seven days of purchase.

Competition

The mobile phone distribution, retail and e-commerce businesses are highly competitive. Pypo’s distribution business competes with other distributors of mobile phones based on model, availability and price, among other factors. These companies include Shenzhen Telling Communications Development Co., Ltd., Shenzhen Aisidi Industry Co., Ltd. and China PTAC Communications Services Co., Ltd.

As demonstrated by the long-term contract recently signed with Samsung, Pypo believes that it has a strong relationship with Samsung. In addition, Pypo believes it can compete in the mobile phone distribution market based on its experience and reputation and the quality of its products. Pypo also believes that its efficient and centralized management and information systems help differentiate Pypo from its competitors.

Pypo’s retail business competes with other retail business based on, among other things, the locations and square footage of its stores; the breadth, quality, portfolio and availability of merchandise offered; the level of customer service provided; and price.

Key competitive factors for Pypo’s e-commerce operations also include Pypo’s ability to process customer orders and deliver merchandise efficiently, website design and availability, and response rates. Its online retail operations compete against numerous websites, many of which may have a greater volume of web traffic and greater financial, marketing and other resources. The emerging TV shopping business in China also competes with Pypo’s retail and e-commerce businesses.

Information Technology

Pypo is committed to developing technology to enhance its competitive position. Pypo’s information systems provide data for procuring and distributing products, coordinating its retail operations and running its financial systems. Employees can access Pypo’s core business systems, which utilize purchased and internally developed software, over a company-wide network that enables employees to use key business applications. During fiscal 2006, fiscal 2007, fiscal 2008 and the six months ended September 30, 2008, Pypo invested approximately $283,000, $406,000, $444,000 and $233,000, respectively, in the development of its information systems. As of December 31, 2008, Pypo employed approximately 37 specialists to monitor Pypo’s information systems and explore new technology solutions.

Pypo plans to improve information management systems and to upgrade its existing information management systems in procurement, logistics, warehousing, distribution and retail sales, which Pypo believes will reduce costs and improve its operational efficiency and its ability to integrate its acquired retail chains more quickly and effectively.

Intellectual Property

Pypo relies on a combination of trademark, copyright, and other trade secret laws to protect its intellectual property rights. Pypo is the registered owner of the trademarks “ -Class 9,” “PYPO-Class 9,” “ -Class 9” and “ -Class 35,” and has 30 trademarks currently pending with the Trademark Office of the State Administration for Industry and Commerce of China.

Pypo’s corporate website is http://www.pypo.net, and its e-commerce business uses the web address http://www.dongdianwang.com. The internet addresses provided in this proxy statement/prospectus are not intended to function as hyperlinks and the information therein is not and should not be considered part of this proxy statement/prospectus and is not incorporated by reference in this document.

Pypo maintains an internet content provider license issued by the Beijing Communications Administration for its e-commerce business. Pypo has registered approximately 74 domain names. Pypo has also applied for registered copyright protection in China for its original works of authorship in connection with its sales and distribution activities.

Regulatory Matters

Pypo’s online retail business is classified as a value-added telecommunications service under PRC laws. Foreign investors are currently prohibited from owning more than 50% of the equity interests in a Chinese entity that provides value-added telecommunications services. As a result, Pypo conducts its online retail business through Beijing Dongdian, a wholly owned subsidiary of Beijing Feijie, a PRC entity. Pypo Beijing exercises effective control over the daily operations and financial conditions of Beijing Dongdian, appoints key personnel (subject to shareholder approval), and receives substantially all of the revenues generated by Beijing Dongdian through a series of contractual arrangements. See “Certain Relationships and Related Party Transactions—Pypo Related Party Transactions” for a description of such contractual arrangements.

A circular issued in July 2006 by the Ministry of Information Industry, or MII, regarding foreign investment in the telecommunications industry requires foreign investors to establish foreign-invested enterprises and obtain business operating licenses for the provision of internet content, or ICP licenses, in order to conduct value-added telecommunications businesses in China. Under this circular, a domestic company that holds an ICP license is prohibited from leasing, transferring or selling the license to foreign investors and from providing any assistance, including resources, sites or facilities, to foreign investors that illegally conduct value-added telecommunications businesses in China.

In addition, the relevant trademarks and domain names used in the value-added telecommunications business must be owned by the local ICP license holder or its shareholders, and the local ICP license holder must maintain the facilities in which it conducts its value-added telecommunications business in the regions covered by its license. Beijing Dongdian currently holds an ICP license that was issued pursuant to PRC laws and regulations on June 19, 2007 and has a five-year term. However, due to the lack of further interpretation from MII of this circular, it is unclear what impact these provisions may have on Pypo or Beijing Dongdian and the arrangement through which these entities operate Pypo’s online retail business.

MII also requires that ICP license holders that provide Online Bulletin Board services must first register with and obtain approval from relevant telecommunications authorities. Beijing Dongdian has obtained Online Bulletin Board Service Approval.

Pypo’s PRC operating subsidiaries are also subject to extensive PRC regulations governing the payment of dividends by Pypo’s PRC subsidiaries, Pypo’s ability to make loans to its PRC subsidiaries and foreign currency exchange. See “Risk Factors—Risks Relating to Doing Business in the People’s Republic of China.”

Insurance

Pypo’s insurance policies for ongoing operations cover loss of goods. Pypo does not maintain business interruption or product liability insurance. Pypo renews most operations-related insurance policies annually, and such policies are subject to deductibles and customary exceptions. Pypo’s management believes that Pypo has maintained adequate insurance coverage for Pypo’s assets at levels that are generally consistent with industry practice and similarly situated competitors in China. Customary insurance levels are different for Chinese companies than for United States companies. See the risk factor titled “Pypo has limited business insurance coverage in China” for a more detailed discussion of insurance practices in China.

Employees

As of December 31, 2008, Pypo had approximately 4,880 full-time employees. Of these employees, approximately 160 worked in management positions, approximately 3,860 worked in sales and marketing and approximately 860 worked in finance and administration.

Pypo typically enters into a standard employment agreement containing confidentiality and non-competition provisions with its employees. The non-competition covenants prohibit the employee from engaging in activities that compete with Pypo’s business during his or her employment with Pypo and, for a period to be agreed upon by Pypo and the employee, after the termination of employment with Pypo.

Facilities

Pypo’s principal executive offices are located at South 3/F, Chang’An XingRong Center, No. 1 NaoShiKou Street, XiCheng District, Beijing, China. These offices, which Pypo purchased in June 2006, occupy approximately 2,125 square meters. Pypo has approximately 194 retail stores in Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu and Inner Mongolia provinces, comprising an aggregate of approximately 94,900 square meters, of which Pypo leases approximately 92,000 square meters from third parties, with terms generally ranging from 3 to 5 years that expire in 2011 to 2013.

Legal Proceedings

Pypo does not have any legal proceedings, litigation, arbitration, regulatory inquiries, investigations or administrative actions pending or, to Pypo’s knowledge, threatened against Pypo that could have a material adverse effect on Pypo’s business, financial condition or operating results.

PYPO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Pypo’s financial condition and results of operations in conjunction with Pypo’s consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion may contain forward-looking statements based on current expectations involving risks and uncertainties. Pypo’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus.

Overview

Pypo markets and distributes wireless communications devices and accessories throughout China. As of December 31, 2008, Pypo’s distribution network of consumer electronics stores, regional retailers and distributors and wireless operators consisted of approximately 9,500 retail outlets that carry Pypo’s products in over 350 cities across 30 Chinese provinces. Pypo has two reportable segments based on the products Pypo distributes: (i) mobile phones and (ii) notebooks and peripherals.

The key financial performance indicators that Pypo’s management uses to manage and assess its business include net revenues, gross profits (net revenues less costs of revenues) and operating income (gross profit less selling and distribution expenses and general and administrative expenses). The major non-financial performance indicators that Pypo’s management uses to manage and assess its business include the number of cities covered in its distribution networks, the number of active customer accounts and the number of retail outlets that carry Pypo’s products.

Key Financial Performance Indicators

Net Revenues

Pypo generates sales through distribution of mobile phones, notebooks and peripherals. Since 2003, distribution of Samsung mobile phones has comprised Pypo’s primary source of revenues. In addition, Pypo began distributing Samsung UMPCs in May 2006, SanDisk mobile phone memory cards in September 2006 and Samsung mobile phone accessories in April 2008.

Pypo acquired its first retail operations in May 2008 when it acquired a 51% interest in Hebei Baibang. Pypo further acquired a 51% interest in each of Henan Xinya and Yunnan Golden Broadway in August 2008. In addition, Pypo acquired a 51% interest in retail chains in Shanxi, Shandong, Jiangsu and Gansu provinces in October 2008, a 100% interest in a retail chain in Hunan province in October 2008, and a 51% interest in a retail chain in Inner Mongolia province in December 2008. Pypo’s retail business is not currently a main source of revenues for Pypo. Pypo expects net revenues from its retail business to increase significantly over the next two years as Pypo integrates these acquired retail chains. In addition, Pypo expects the gross profit margin of its business will decrease marginally as a result of any increased revenues from its retail business, which has a lower gross profit margin than that of Pypo’s distribution business.

Pypo launched its e-commerce website, www.dongdianwang.com, in February 2008, and Pypo’s e-commerce business remains in the development stages. Compared to traditional distribution channels, direct consumer purchases of mobile products on the internet have increased as retail websites have begun to offer mobile phones at lower prices than traditional retail channels. Pypo plans to capitalize on this trend by leveraging the supplier network provided by its retail chains to sell mobile products through its website at competitive prices. Although Pypo expects net revenues from its online retail business to increase, Pypo does not expect its online retail division to constitute a significant portion of its net revenues in the next several years.

On July 1, 2008, Pypo entered into a distribution agreement with Samsung, which authorized Pypo to act as the exclusive national distributor for certain (but not all) models of Samsung mobile phones in China. Pypo does not expect the existence of the new Samsung distribution agreement to have a material impact on Pypo’s revenues and margins because Pypo has historically distributed Samsung mobile phones on terms substantially similar to those set forth in the agreement, despite the absence of any written agreement between Samsung and Pypo in the past. Pypo’s distribution agreement with Samsung with respect to national distribution rights in China for the Q1U model of Samsung’s UMPC expired on December 31, 2008. Pypo is in the process of negotiating its renewal with Samsung. Pypo does not expect the renewal to have a material impact on Pypo’s revenues and margins because Pypo expects to continue to do business with Samsung pursuant to the terms that are substantially the same as the terms in the original one-year term agreement.

The following table sets forth Pypo’s net revenues for its two reportable segments for fiscal 2006, fiscal 2007 and fiscal 2008, and the six months ended September 30, 2007 and 2008, including a percentage of total net revenues for each segment:

Amounts in US$ thousands	Year Ended March 31,						Six Months Ended September 30,
	2006	Percentage of 2006 Net Revenues	2007	Percentage of 2007 Net Revenues	2008	Percentage of 2008 Net Revenues	2007	Percentage of 2007 Net Revenues	2008	Percentage of 2008 Net Revenues
Net revenues
Mobile phones	$426,415	99.8%	$285,450	97.0%	$364,624	96.4%	$160,275	95%	$213,862	97.4%
Notebooks and peripherals	657	0.2%	8,748	3.0%	13,644	3.6%	8,390	5.0%	5,763	2.6%

Total net revenues	$427,072	100.00%	$294,198	100.00%	$378,268	100.00%	$168,665	100.00%	$219,625	100.00%

In general, Pypo uses three categories of sales contracts for its customers, including:

•	sales with no right of return,

•	sales with contractual right of return, and

•	consigned sales.

Sales contracts with no right of return, which Pypo uses for the majority of its sales, do not impose contractual obligations on Pypo to accept the return of products purchased under those contracts. In addition, Pypo and its customers have not established any right to return goods based on customary business practices, with the exception of returns relating to defective products under warranty.

Pypo’s sales are net of value added taxes collected from customers, sales returns, sales rebates and price protection expenses.

Cost of Revenues

Cost of revenues primarily consists of purchase costs of mobile phones, notebooks and peripherals. Cost of revenues is reduced by certain rebates Pypo receives from its vendors to promote product sales and by awards Pypo receives from vendors when Pypo meets certain purchase targets.

Selling and Distribution Expenses

Pypo’s selling and distribution expenses primarily consist of:

•	salaries and benefits for sales and marketing staff; and

•	costs of advertising in industry publications and sponsoring public activities.

Pypo’s selling and distribution expenses also include the costs Pypo incurs to outsource its warehousing and distribution functions to third parties.

General and Administrative Expenses

Pypo’s general and administrative expenses principally consist of:

•	salaries and benefits for management and administrative personnel;

•	rent, utilities and other office-related expenses;

•	depreciation of office equipment;

•	legal, accounting and other professional fees and expenses; and

•	other administrative expenses.

Critical Accounting Policies

Pypo prepares financial statements in accordance with U.S. GAAP, which requires Pypo to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the end of each fiscal period, as well as the reported amounts of revenues and expenses during each fiscal period. Pypo continually evaluates these judgments and estimates based on its historical experience, knowledge and assessment of business and other conditions. Pypo bases its future expectations on information and assumptions that Pypo believes to be reasonable. Since the use of estimates remains an integral component of the financial reporting process, Pypo’s actual results could differ from those estimates. In addition, accounting policies require a high degree of judgment.

When reviewing Pypo’s financial statements, you should review the critical accounting policies, the judgments and other uncertainties affecting application of those policies, and the sensitivity of reported results to changes in conditions and assumptions. Pypo believes the following accounting policies involve the most significant judgments and estimates used in the preparation of its financial statements:

Revenue Recognition

Pypo derives its revenue through the distribution of mobile phones, notebooks and peripherals. Pypo recognizes revenue when:

•	persuasive evidence of an arrangement exists,

•	delivery has occurred,

•	the sales price is fixed or determinable, and

•	collectability of the sales price is reasonably assured.

Prior to May 2008, at which time Pypo completed the acquisition of its first retail operations, Pypo considered its customers to be retailers and did not sell directly to end-users. Pypo returns products under warranty to manufacturers for repairs or exchanges, and the manufacturers bear the related costs. As a result, warranty costs incurred by Pypo are not significant.

Pypo has three types of sales contracts: sales with no right of return (which make up the majority of sales), sales with contractual right of return and consigned sales.

For sales with no right of return, Pypo has no contractual obligations and has not established any right of return based on its customary business practices, except for defective products under warranty. Revenue recognition generally occurs when Pypo has shipped the applicable products, has transferred the risk of loss with respect to these products to the customer and can reasonably estimate allowances for discounts, price protection and customer rebates. Pypo reduces recorded revenues by these allowances. Pypo bases its estimates of these allowances on historical experience, considering the type of products sold, the type of customer and the type of transaction specific to each arrangement.

No customer acceptance conditions are associated with Pypo’s products, except related to the standards and quality of a given product. For sales with contractual rights of return and for consigned sales, Pypo recognizes revenue at the time Pypo sells the products through the applicable distribution channel to the end customers. Pypo’s revenues are net of a 17% value added tax collected from customers and sales returns, as well as sales rebates and price protection expenses (discussed below).

Provision for Rebates and Price Protections

Pypo records rebates and price protections as deductions in revenue for each relevant period in which Pypo incurs such deductions. With respect to each rebate, Pypo accrues a standard amount upon delivery of the related product to retailers. In addition, Pypo accrues monthly quantity bonuses when retail volumes reach certain monthly targets set forth in its sales contracts. Because the quantity bonuses are based on a retailer’s monthly purchases, the effect of accruing such bonuses when volumes reach certain targets, as opposed to recording a pro rata portion of such bonuses upon the sale of each qualifying unit, is not material.

Provisions for price protections represent estimates of the amount of qualified inventory allocated to price protection, multiplied by the amount of price protection per unit, as determined by Pypo. All of Pypo’s retailers are eligible for price protection. Pypo’s promoters at retail stores communicate the status of product sales and demand forecasts, and Pypo determines the corresponding reduction in retail prices. Pypo then determines and applies the price protection per unit to the qualified inventory to establish the provision amount.

Vendor Rebates

Pypo receives the following types of reimbursements from vendors:

•

Reimbursement of promotional activities. Pypo organizes marketing activities to promote vendors’ products, and vendors cover Pypo’s costs for these efforts. Upon planning each marketing activity, Pypo submits marketing applications to the relevant vendors, and each relevant vendor approves the application form, which indicates that such vendor has agreed to bear the related costs. Pypo recognizes these reimbursements upon holding the related marketing activities as a reduction of the costs incurred, and Pypo records any excess reimbursement as a reduction to cost of revenues. Reimbursements of promotional activities recognized as reduction of expenses were $0, $5.5 million and $2.4 million for fiscal 2006, fiscal 2007 and fiscal 2008 and $5,000 and $399,000 for the six months ended September 30, 2007 and 2008, respectively, and the excess recorded as a reduction of costs of revenues was $0, $1.4 million and $0.3 million for fiscal 2006, fiscal 2007 and fiscal 2008 and $0 and $0 for the six months ended September 30, 2007 and 2008, respectively.

•

Rebates from Vendors to End Customers Through Pypo. Vendors provide rebates to end customers through Pypo. Pypo records such rebates to customers net of the related reimbursements from vendors to Pypo as revenues. Pypo records a corresponding receivable from vendors at the time Pypo gives a rebate. Rebates from vendors to end customers were $0, $37,000, and $0.9 million for fiscal 2006, fiscal 2007, and fiscal 2008, respectively. There were no rebates from vendors to end customers for the six months ended September 30, 2007 and 2008.

•

Rebates from Vendors to Pypo. Vendors also provide rebates to Pypo to promote sales of certain products. Pypo records such rebates as a reduction of cost of revenues when vendors approve such rebates. Pypo recognized $0, $23.0 million and $2.9 million of such rebates in fiscal 2006, fiscal 2007 and fiscal 2008 and $247,000 and $147,000 of such rebates in the six months ended September 30, 2007 and 2008, respectively.

•

Awards on Purchase Targets. Vendors provide certain awards to Pypo when Pypo’s purchases exceed certain targets within specified periods. Because Pypo lacks a demonstrated historical experience to estimate the timing and probability of earning such awards, Pypo recognizes the awards as a reduction of cost of revenue at the time vendors approve such awards. The amount of awards earned on purchase targets were $0, $0 and $5.9 million for fiscal 2006, fiscal 2007 and fiscal 2008. No awards were recognized for the six months ended September 30, 2007 and 2008.

Impairment of Long-Lived Assets

Pypo is required to review long-lived assets and certain identifiable intangible assets, excluding goodwill, for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Pypo must test intangible assets with indefinite lives for impairment at least annually, or more frequently if events or changes in circumstances indicate that these assets might be impaired. If Pypo determines that the carrying value of intangible assets has been impaired, Pypo will write down the carrying value.

To assess potential impairment of long-lived assets and intangible assets, Pypo assesses the carrying value based on projected undiscounted cash flows associated with these assets. Significant assumptions regarding future cash flows include revenue growth rates and terminal values. If any of these assumptions changes, the estimated fair value of Pypo’s assets will change, which could affect the amount of impairment charges, if any.

Impairment of Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired in a purchase businesses combination. Pypo must review for impairment at least annually or when an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount.

The goodwill impairment test is a two-step test. Under the first step, Pypo compares the fair value of a reporting unit with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and Pypo must perform step two of the impairment test (measurement). Under the second step, Pypo recognizes an impairment loss for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill.

Pypo determines the implied fair value of goodwill by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Pypo determines the fair value of the reporting unit using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, Pypo does not need to perform the second step of the analysis.

During fiscal 2006, Pypo performed its annual impairment review of goodwill and concluded that goodwill was fully impaired and recognized a $336,000 impairment loss for the year. During the six months ended September 30, 2008, Pypo recorded an impairment charge for the entire goodwill of $71,000 arising from the acquisition of one of its subsidiaries, Beijing Dongdian, because management expects Beijing Dongdian to incur losses for the foreseeable future, which resulted in its estimated carrying value exceeding the fair value.

Inventories

Pypo values inventories at the lower of cost and market value. Pypo estimates write-downs for excessive, slow moving and obsolete inventories, as well as inventory whose carrying value exceeds net realizable value. Pypo manages inventory levels based on historical sales trends and forecasts of customer demand. Inventory write-downs for fiscal 2006, fiscal 2007, fiscal 2008 and the six months ended September 30, 2008 were approximately 2.0% to 2.5% of total inventory. The write-downs for the six months ended September 30, 2007 was 4.5% of total inventory.

Income Taxes

Pypo recognizes deferred income taxes for temporary differences between the tax basis of assets and liabilities and their reported amounts in its financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Pypo reduces deferred tax assets by a valuation allowance when, in Pypo’s opinion, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Pypo records a valuation allowance to reduce deferred income tax assets to an amount that Pypo believes more likely than not will be realized. Pypo considers future taxable income and engages in ongoing prudent and feasible tax planning strategies in assessing the need and amount for the valuation allowance.

If Pypo determined that Pypo could realize deferred income tax assets in the future in excess of net recorded amounts, an adjustment to Pypo’s deferred income tax assets would increase income in the period Pypo made such determination. Alternatively, if Pypo determined that it would not be able to realize all or part of its net deferred income tax assets in the future, an adjustment to deferred income tax assets would decrease income in the period Pypo made such determination. Pypo provides for current income taxes in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current or non-current based on their characteristics.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109,” or FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in any entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return.

Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN 48 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.

Pypo adopted FIN 48 on April 1, 2007. Based on its FIN 48 analysis documentation, Pypo has made its assessment of the level of tax authority for each tax position (including the potential application of interest and penalties) based on the technical merits, and has measured the unrecognized tax benefits associated with the tax positions. As a result of the implementation of FIN 48, Pypo had approximately $436,000 in total unrecognized tax benefits at April 1, 2007. Pypo has elected to classify interest and/or penalties relating to income tax matters within income tax expenses. The amount of penalties and interest as of March 31, 2008 is immaterial. Pypo had no unrecognized tax benefits in connection with tax uncertainties during the six-month period ended September 30, 2008. Pypo does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months.

Seasonality

Pypo’s operating results may be influenced by seasonal factors, including promotions and subsidies by mobile operators; the timing of local holidays and other events affecting consumer demand; the timing of the introduction of new products by Pypo’s suppliers and competitors; purchasing patterns of customers in different markets; product availability; and pricing. These factors may cause Pypo’s sales and operating results to fluctuate on a quarterly basis. Although it is difficult to make broad generalizations with respect to seasonality, Pypo’s sales tend to be lower in the first quarter of each fiscal year compared to sales in the second, third and fourth quarters.

Pypo’s future operating results may continue to fluctuate significantly from quarter to quarter. If unanticipated events occur, including delays in securing adequate inventories of competitive products at times of peak sales or inventory surpluses in the event of sales decreases during these periods, Pypo’s operating results could suffer. In addition, due to seasonal factors, interim results may not be indicative of annual results.

Factors Affecting Future Results of Operations

Pypo’s financial condition and results of operations depend primarily on the following factors:

•	Pypo’s relationship with Samsung, including Samsung’s ability to terminate its distribution agreement with Pypo, as well as Samsung’s business prospects and financial results;

•	the overall growth of the Chinese mobile phone industry;

•	Pypo’s ability to expand its distribution network;

•	Pypo’s ability to optimize its product offerings and pricing;

•	Pypo’s ability to control costs;

•	Pypo’s ability to control operating expenses and achieve a high level of operating efficiency; and

•	Pypo’s ability to identify suitable acquisition candidates and successfully execute acquisitions.

Results of Operations

Fiscal Year Ended March 31, 2008 Compared to Fiscal Year Ended March 31, 2007

In US$ thousands (except for percentages)	For the fiscal years ended March 31,
	2006	Percent Change (2006 to 2007)	2007	Percent Change (2007 to 2008)	2008
Net revenues	$427,072	(31.1)%	$294,198	28.6%	$378,268
Cost of revenues	(387,878)	(36.2)	(247,362)	28.0	(316,732)

Gross Profit	39,194	19.5	46,836	31.4	61,536
Other operating income	65	55.4	101	58.4	160
Selling and distribution expenses	(16,365)	3.7	(16,972)	(7.9)	(15,633)
General and administrative expenses	(8,702)	16.8	(10,160)	(12.8)	(8,856)
Impairment loss on goodwill	(336)	(100.0)	—	N/A	—

Income from operations	13,856	42.9	19,805	87.9	37,207
Other, net	139	(134.5)	(48)	1,304.2	(674)
Interest income	253	105.5	520	38.5	720
Interest expense	(2,514)	50.2	(3,776)	(4.6)	(3,604)

Income before income tax, equity in loss of an affiliated company and minority interests	11,734	40.6	16,501	103.9	33,649
Income tax benefit / (expense)	1,200	(278.3)	(2,139)	61.4	(3,452)
Equity in loss of an affiliated company	—	N/A	—	N/A	(13)
Minority interests in net loss of consolidated subsidiaries	189	N/A	—	N/A	60

Net income	$13,123	9.4%	$14,362	110.6%	$30,244

Net Revenues

Net revenues were $378.3 million in fiscal 2008, an increase of $84.1 million, or 28.6%, compared to net revenues of $294.2 million in fiscal 2007. The increase in net revenues resulted primarily from growth in revenues from the distribution of mobile phones from $285.5 million in fiscal 2007 to $364.6 million in fiscal 2008, which was mainly attributable to a 26.9% increase in the total volume of mobile phones sold, offset by a 7.6% decrease in average selling prices.

The number of Samsung mobile phones sold represented 99.3% of total mobile phone units sold in fiscal 2008. The average selling prices of Pypo’s Samsung mobile phones at the lower end of the product line declined by 36.8% and accounted for 35.1% of Pypo’s total volume of mobile phones sold in fiscal 2008. The decline in average selling prices of Pypo’s Samsung mobile phones at the lower end of its product line resulted from yearly price reductions for mature technology, as well as price reductions implemented to reduce inventories.

Samsung mobile phones in the mid- to high-end of Pypo’s product line, which constituted 64.9% of mobile phone volume in fiscal 2008, did not have higher average selling prices in fiscal 2008 as compared to fiscal 2007. Units sold in the mid- to high-end of the product line increased 32.9% in fiscal 2008.

Net revenues from the distribution of notebooks and peripheral products in fiscal 2008 increased $4.9 million, or 56.0%, to $13.6 million, as compared to $8.7 million for fiscal 2007. Such increase was mainly attributable to increased sales volume of Secure Digital cards and Samsung UMPCs.

Net revenues in fiscal 2008 exclude $108.2 million of net value-added taxes collected from customers, $3.8 million for sales returns and $41.5 million for price protection expenses to retailers.

Cost of Revenues

Costs of revenues increased $69.3 million, or 28.0%, from $247.4 million in fiscal 2007 to $316.7 million in fiscal 2008, principally due to higher net revenues during the year.

Gross Profit

Gross profit was $61.5 million in fiscal 2008, an increase of $14.7 million, or 31.4%, as compared to gross profit of $46.8 million in fiscal 2007. The gross profit percentage increased from 15.9% in fiscal 2007 to 16.3% in fiscal 2008. Vendor reimbursements treated as a reduction of costs of revenues decreased from $24.3 million in fiscal 2007 to $9.1 million in fiscal 2008. After eliminating the effect of vendor reimbursements, the gross profit percentage increased from 7.6% in fiscal 2007 to 13.9% in fiscal 2008, principally due to increased sales in fiscal 2008 of two mobile phone models with higher profit margins.

Other Operating Income

Pypo’s other operating income increased by $59,000, or 58.4%, from $101,000 in fiscal 2007 to $160,000 in fiscal 2008. Such increase was mainly attributable to increases in income from repairs and other maintenance services.

Selling and Distribution Expenses

Selling and distribution expenses decreased by $1.4 million, or 7.9%, from $17.0 million in fiscal 2007 to $15.6 million in fiscal 2008, due primarily to a decrease in Pypo’s promotional expenses, which resulted primarily from a 22.9% reduction in the number of sales promoters to improve efficiency. This decrease, however, was partially offset by a 21.2% increase in the average salaries of sales promoters. In addition, promotional expenses decreased because of a $3.1 million decrease (from $5.5 million in fiscal 2007 to $2.4 million in fiscal 2008) in promotional reimbursements from vendors. Promotional expenses were 48.1% and employee salaries were 22.8% of total selling and distribution expenses in fiscal 2008, compared to 55.1% and 20.0% of total selling and distribution expenses in fiscal 2007, respectively.

General and Administrative Expenses

Pypo’s general and administrative expenses decreased by $1.3 million, or 12.8%, from $10.2 million in fiscal 2007 to $8.9 million in fiscal 2008, due primarily to a decrease in office rental expenses following Pypo’s relocation to a newly purchased office in June 2006. Office rental expenses constituted 6.7% of general and administrative expenses in fiscal 2008, compared to 10.0% of general and administrative expenses in fiscal 2007. Employee salaries, which constituted 38.5% of general and administrative expenses in fiscal 2008, did not change materially from fiscal 2007.

Income from Operations

As a result of the foregoing factors, Pypo’s income from operations increased by $17.4 million, or 87.9%, from $19.8 million in fiscal 2007 to $37.2 million in fiscal 2008. Margins for income from operations have increased year-on-year and were 6.7% and 9.8% for fiscal 2007 and fiscal 2008, respectively.

Non-Operating Expenses

Other Income (Loss), Net. Pypo’s other loss increased to $674,000 in fiscal 2008 from $48,000 in fiscal 2007, primarily due to a foreign currency exchange loss incurred by Beijing Pypo while holding cash deposits in U.S. dollars. In fiscal 2008, Beijing Pypo received an intercompany investment from Pypo Cayman of $81.0 million, which is comprised of proceeds from the $90.0 million equity investment made by ARC Capital in Pypo Cayman in November 2007. As a result of PRC regulations limiting the pace of Beijing Pypo’s conversion of the U.S. dollars into RMB, Beijing Pypo recorded an exchange loss representing the decline in value of the U.S. dollar against the RMB over the period required to complete the RMB conversion of such intercompany investment.

Interest Income. Pypo’s interest income increased $200,000, or 38.5%, from $520,000 in fiscal 2007 to $720,000 in fiscal 2008. Pypo had average bank deposits of $41.0 million in fiscal 2008, bearing an average interest rate of 1.76%, compared to average bank deposits of $27.9 million in fiscal 2007, bearing an average interest rate of 1.86%.

Interest Expense. Pypo’s interest expenses decreased $0.2 million, or 4.6%, from $3.8 million in fiscal 2007 to $3.6 million in fiscal 2008 due to Pypo’s lower average amount of notes payable outstanding during the year. Pypo had average outstanding borrowings of $56.9 million, bearing an average interest rate of 6.34%, in fiscal 2008, as compared to average outstanding borrowings of $71.2 million, bearing an average interest rate of 5.30%, in fiscal 2007.

Income Tax Benefit (Expense)

Pypo’s income tax expenses increased $1.4 million, or 61.4%, from $2.1 million in fiscal 2007 to $3.5 million in fiscal 2008. The increase in income tax expenses was mainly due to higher amounts of taxable income earned in fiscal 2008. Pypo’s effective tax rate decreased from 13.0% in fiscal 2007 to 10.3% in fiscal 2008. Pypo’s effective tax rate decreased in fiscal 2008 as a result of the decrease in applicable tax rates (including the effects of preferential tax treatment and tax exemptions) for certain of Pypo’s subsidiaries.

Equity in Loss of an Affiliate

In fiscal 2008, Pypo reported a $13,000 loss associated with its 50% ownership of Beijing Pypo Times Technology Co., Ltd. The carrying value of Pypo’s investment in such entity decreased from $356,000 as of April 1, 2007 to $343,000 as of March 31, 2008 due to such loss.

Minority Interests

Pypo had a minority interest in net loss of consolidated subsidiaries of $60,000 in fiscal 2008. This loss was attributable to the expenses incurred by Beijing Dongdian, Pypo’s 90% owned subsidiary, in developing Pypo’s e-commerce website.

Net Income

As a result of the foregoing, Pypo’s net income increased $15.8 million, or 110.6%, from $14.4 million in fiscal 2007 to $30.2 million in fiscal 2008.

Fiscal Year Ended March 31, 2007 Compared to Fiscal Year Ended March 31, 2006

Net Revenues

Net revenues were $294.2 million in fiscal 2007, a decrease of $132.9 million, or 31.1%, compared to net revenues of $427.1 million in fiscal 2006. The decrease in net revenues resulted primarily from a 33.1% decrease in net revenues from the distribution of mobile phones, which declined from $426.4 million in fiscal 2006 to $285.5 million in fiscal 2007. The decrease in net revenues from the distribution of mobile phones was mainly attributable to a decrease in average mobile phone prices of 29.5% and a decrease in volume sold of 6.9% in fiscal 2007.

The decline in average prices was primarily due to the introduction in fiscal 2007 of new Samsung mobile phones priced in the lower range of Pypo’s product line. The decrease in volume was mainly due to a shift in Pypo’s sales strategy in fiscal 2007 to introduce a greater proportion of inexpensive models in its product line. Pypo has since changed this strategy. The number of Samsung mobile phones sold by Pypo was 95.4% of total mobile phone units sold by Pypo in 2007.

Net revenues from notebooks and peripheral products increased $8.0 million, or 1231.5%, to $8.7 million in fiscal 2007, as compared to $0.7 million in fiscal 2006. This increase was primarily due to additional sales resulting from the introduction of Samsung UMPCs and SanDisk products to Pypo’s product line in fiscal 2007. In fiscal 2007, net revenues from Samsung UMPCs, SanDisk products and mobile phone accessories accounted for 2.4%, 0.1% and 0.4% of total net revenues, respectively.

Net revenues in fiscal 2007 exclude $87.1 million of net value-added taxes collected from customers, $3.8 million in sales returns and $39.0 in price protection expenses to retailers.

Cost of Revenues

Pypo’s cost of revenues decreased $140.5 million, or 36.2%, from $387.9 million in fiscal 2006 to $247.4 million in fiscal 2007, due primarily to lower net revenues during the year.

Gross Profit

Gross profit was $46.8 million in fiscal 2007, an increase of $7.6 million, or 19.5%, compared to gross profit of $39.2 million in fiscal 2006. The gross profit percentage increased from 9.2% in fiscal 2006 to 15.9% in fiscal 2007. Vendor reimbursements treated as a reduction of costs of revenues increased from $0 million in fiscal 2006 to $24.3 million in fiscal 2007. After eliminating the effect of vendor reimbursements, the gross profit percentage decreased from 9.2% in fiscal 2006 to 7.6% in fiscal 2007, principally due to higher sales in fiscal 2007 of certain mobile phone models with lower profit margins.

Other Operating Income

Pypo’s other operating income increased by $36,000, or 55.4%, from $65,000 in fiscal 2006 to $101,000 in fiscal 2007. Such increase was mainly attributable to increases in income from repairs and other maintenance services.

Selling and Distribution Expenses

Selling and distribution expenses increased by $0.6 million, or 3.7%, from $16.4 million in fiscal 2006 to $17.0 million in fiscal 2007, primarily due to an increase in the salaries and benefits of staff. Expenses related to Pypo’s sales and marketing staff, including travel expenses, increased by 80% in fiscal 2007, which was partially offset by a decrease in promotional expenses. The decrease in promotional expenses resulted in part from a $5.5 million increase in fiscal 2007 (from $0 in fiscal 2006) of promotional reimbursements received from vendors. Employee salaries and promotional expenses were 20.0% and 55.1% of selling and distribution expenses in fiscal 2007, respectively, compared to 12.1% and 66.8% in fiscal 2006, respectively.

General and Administrative Expenses

Pypo’s general and administrative expenses increased $1.5 million, or 16.8%, from $8.7 million in fiscal 2006 to $10.2 million in fiscal 2007, primarily due to a $1.4 million increase in salaries and benefits for administrative staff, reflecting the addition of 62 administrative staff, and a $0.3 million increase in office rental expenses due to Pypo’s expansion of operations and larger workforce. Employee salaries comprised 33.4% of general and administrative expenses in fiscal 2007, compared to 26.3% in fiscal 2006. Office rental expenses constituted 10.0% of total general and administrative expenses in fiscal 2007, compared to 8.3% in fiscal 2006.

Impairment Loss on Goodwill

In fiscal 2006, Pypo recorded a $336,000 impairment loss as a result of its acquisition in fiscal 2006 of Hunan Pypo, Chongqing Pypo, Shenyang Pypo and Shandong Pypo. Pypo did not report any such impairment losses in fiscal 2007.

Income from Operations

As a result of the foregoing factors, Pypo’s income from operations increased by $5.9 million, or 42.9%, from $13.9 million in fiscal 2006 to $19.8 million in fiscal 2007, due to an increase of $7.6 million in gross profit for fiscal 2007. Margins for income from operations also increased from 3.2% in fiscal 2006 to 6.7% in fiscal 2007.

Non-Operating Expenses

Other Income (Loss), Net. Pypo’s other income (loss) decreased $187,000, or 134.5%, from income of $139,000 in fiscal 2006 to a loss of $48,000 in fiscal 2007.

Interest Income. Interest income increased $267,000, or 105.5%, from $253,000 in fiscal 2006 to $520,000 in fiscal 2007 due to higher average levels of cash deposits in interest bearing accounts and higher interest rates in fiscal 2007. Pypo had average deposits of $27.9 million in fiscal 2007, bearing an average interest rate of 1.86%, compared to average deposits of $24.4 million in fiscal 2006, bearing an average interest rate of 1.03%.

Interest Expense. Pypo’s interest expenses increased $1.3 million, or 50.2%, from $2.5 million in fiscal 2006 to $3.8 million in fiscal 2007. The increase was primarily due to an increase in average monthly loan amounts outstanding to fund working capital as a result of Pypo’s expansion of its operations and an increase in the average interest rates on Pypo’s short term loans and notes payable. Pypo had average outstanding borrowings of $71.2 million, bearing a weighted average interest rate of 5.30% in fiscal 2007, as compared to average outstanding borrowings of $59.1 million, bearing a weighted average interest rate of 4.25% in fiscal 2006.

Income Tax Benefit (Expense)

Pypo’s income tax expenses increased $3.3 million from a $1.2 million tax benefit in fiscal 2006 to income tax expenses of $2.1 million in fiscal 2007. Pypo’s effective tax rate increased from (10.2)% in fiscal 2006 to 13.0% in fiscal 2007. The effective tax rate increased in the calendar year 2007 as a result of changes to PRC tax laws and applicable tax rates (including the effects of preferential tax treatment and tax holidays exemptions) for certain of Pypo’s subsidiaries.

Minority Interests

The minority interests in the net loss of Pypo’s subsidiaries was $0.2 million in fiscal 2006, and none in fiscal 2007. In fiscal 2006, Pypo purchased the minority interests in five subsidiaries, eliminating the minority interests in the net income of such subsidiaries.

Net Income

As a result of the foregoing, Pypo’s net income increased by $1.3 million, or 9.4%, from $13.1 million in fiscal 2006 to $14.4 million in fiscal 2007.

Six Months Ended September 30, 2008 Compared to Six Months Ended September 30, 2007

In US$ thousands (except for percentages)	For the six months ended September 30,
	2007	2008	Percent Change
Net revenues	$168,665	$219,625	30.2%
Cost of revenues	(141,596)	(188,505)	33.1

Gross Profit	27,069	31,120	15.0
Other operating income	101	23	(77.2)
Selling and distribution expenses	(7,258)	(13,417)	84.9
General and administrative expenses	(4,194)	(5,692)	35.7
Impairment loss on goodwill	—	(71)	N/A

Income from operations	15,718	11,963	(23.9)
Other, net	(67)	89	(232.8)
Interest income	84	248	195.2
Interest expense	(1,761)	(2,727)	54.9

Income before income tax, equity in loss of an affiliated company and minority interests	13,974	9,573	(31.5)
Income tax (expense)	(2,577)	(1,424)	(44.7)
Equity in (loss) / profit of an affiliated company	—	83	N/A
Minority interests in net profit of consolidated subsidiaries	1	(416)	(41700.0)

Net income	$11,398	$7,816	(31.4)%

Net Revenues

Net revenues were $219.6 million in the six months ended September 30, 2008, an increase of $50.9 million, or 30.2%, compared to net revenues of $168.7 million in the six months ended September 30, 2007. The increase in net revenues resulted primarily from growth in revenues from the distribution and retail sales of mobile phones from $160.3 million in the six months ended September 30, 2007 to $213.9 million in the six months ended September 30, 2008, which was mainly attributable to a 99.0% increase in the total volume of mobile phones sold, partially offset by a 36.7% decrease in average selling prices. The increase in the total volume of mobile phones sold was a result of a shift to lower priced handsets due to market demand, as well as lower availability of higher priced devices. The decrease in average selling prices was primarily due to the impact of selling aged products at lower margins in an effort to improve the overall aging of inventory. Pypo expects this trend to continue in the next quarter in view of the recent overall weakness in the markets in which it operates.

Net revenues from the distribution of notebooks and peripheral products in the six months ended September 30, 2008 decreased $2.6 million, or 31.0%, to $5.8 million, as compared to $8.4 million for the six months ended September 30, 2007. Such decrease was mainly attributable to decreased sales volume of Secure Digital cards and Samsung UMPCs.

Net revenues in the six months ended September 30, 2008 exclude $59.1 million of net value-added taxes collected from customers, $11.1 million for sales returns and $18.6 million for price protection expenses to retailers.

Cost of Revenues

Costs of revenues increased $46.9 million, or 33.1%, from $141.6 million in the six months ended September 30, 2007 to $188.5 million in the six months ended September 30, 2008, principally due to higher net revenues during the period.

Gross Profit

Gross profit was $31.1 million in the six months ended September 30, 2008, an increase of $4.0 million, or 15.0%, as compared to gross profit of $27.1 million in the six months ended September 30, 2007. The gross profit percentage decreased from 16.0% in the six months ended September 30, 2007 to 14.2% in the six months ended September 30, 2008. Vendor reimbursements treated as a reduction of costs of revenues decreased from $247,000 in the six months ended September 30, 2007 to $147,000 in the six months ended September 30, 2008. After eliminating the effect of vendor reimbursements, the gross profit percentage decreased from 15.9% in the six months ended September 30, 2007 to 14.1% in the six months ended September 30, 2008, principally due to higher sales in the six months ended September 30, 2008 of certain mobile phone models with lower profit margins in an effort to improve the overall aging of inventory.

Other Operating Income

Pypo’s other operating income decreased by $78,000, or 77.2%, from $101,000 in the six months ended September 30, 2007 to $23,000 in the six months ended September 30, 2008. Such decrease was mainly attributable to decrease in income from repairs and other maintenance services.

Selling and Distribution Expenses

Selling and distribution expenses increased by $6.1 million, or 84.9%, from $7.3 million in the six months ended September 30, 2007 to $13.4 million in the six months ended September 30, 2008, due primarily to a $3.6 million increase in Pypo’s promotional expenses, driven by an increase in promotional activities, designed to sell aged products, a $1.4 million increase in salaries and benefits of staff and a $0.9 increase in rental expenses. Promotional expenses and employee salaries were 55.3% and 23.4% of total selling and distribution expenses in the six months ended September 30, 2008, compared to 58.9% and 26.3% of total selling and distribution expenses in the six months ended September 30, 2007, respectively.

General and Administrative Expenses

Pypo’s general and administrative expenses increased by $1.5 million, or 35.7%, from $4.2 million in the six months ended September 30, 2007 to $5.7 million in the six months ended September 30, 2008, due primarily to a $0.42 million increase in salaries and benefits for administrative staff, a $0.41 million increase in allowance for doubtful accounts due to an additional charge of $0.31 million in the six months ended September 30, 2008 against a write back provision of $0.1 million in the six months ended September 30, 2007, and a $0.4 million increase in bank service charges due to Pypo’s expansion of operations and larger workforce. Office rental expenses constituted 5.9% of general and administrative expenses in the six months ended September 30, 2008, compared to 7.4% of general and administrative expenses in the six months ended September 30, 2007. Employee salaries constituted 36.4% of general and administrative expenses in the six months ended September 30, 2008, compared to 39.4% of general and administrative expenses in the six months ended September 30, 2007.

Income from Operations

As a result of the foregoing factors, Pypo’s income from operations decreased by $3.7 million, or 23.9%, from $15.7 million in the six months ended September 30, 2007 to $12.0 million in the six months ended September 30, 2008. Margins for income from operations decreased from 9.3% for the six months ended September 30, 2007 to 5.4% for the six months ended September 30, 2008, primarily due to lower gross margin and higher selling and distribution expenses.

Non-Operating Expenses

Other Income (Loss), Net. Pypo’s other income increased to $89,000 in the six months ended September 30, 2008 from a loss of $67,000 in the six months ended September 30, 2007, primarily due to gains from short-term investments.

Interest Income. Pypo’s interest income increased $164,000, or 195.2%, from $84,000 in the six months ended September 30, 2007 to $248,000 in the six months ended September 30, 2008. Pypo had average bank deposits of $42.0 million in the six months ended September 30, 2008, bearing an average interest rate of 1.44%, compared to average bank deposits of $15.2 million in the six months ended September 30, 2007, bearing an average interest rate of 1.31%.

Interest Expense. Pypo’s interest expenses increased $0.9 million, or 54.9%, from $1.8 million in the six months ended September 30, 2007 to $2.7 million in the six months ended September 30, 2008 due to an increase in average monthly loan amounts outstanding to fund working capital as a result of Pypo’s expansion of its operations and an increase in the average interest rates on Pypo’s short term loans and notes payable. Pypo had average outstanding borrowings of $67.1 million, bearing an average interest rate of 7.68%, in the six months ended September 30, 2008, as compared to average outstanding borrowings of $61.2 million, bearing an average interest rate of 6.65%, in the six months ended September 30, 2007.

Income Tax Benefit (Expense)

Pypo’s income tax expenses decreased $1.2 million, or 44.7%, from $2.6 million in the six months ended September 30, 2007 to $1.4 million in the six months ended September 30, 2008. The decrease in income tax expenses was mainly due to a lower effective tax rate in the six months ended September 30, 2008. Pypo’s effective tax rate decreased from 18.4% in the six months ended September 30, 2007 to 14.9% in the six months ended September 30, 2008 as a result of the decrease in applicable tax rates (including the effects of preferential tax treatment and tax exemptions) for certain of Pypo’s subsidiaries.

Equity in Gain (Loss) of Affiliates

In the six months ended September 30, 2008, Pypo reported a $83,000 equity gain in the profit of its affiliates, due primarily to a $154,000 gain associated with its 45% ownership of Hebei Baibang Tech Co., Ltd. (“Hebei Baibang”) acquired as part of the acquisition of a 51% equity interest in Hebei Guoxun, partially offset by a $30,000 loss associated with its 50% ownership of Beijing Pypo Times Technology Co., Ltd., a loss of $3,000 associated with its 50% ownership of Beijing Yipai-top Communication Technology Co., Ltd. and the amortization of the difference between its basis in the investment in Hebei Baibang and its share of the underlying net assets of Hebei Baibang of $38,000, compared to a $0 profit associated with its 50% ownership of Beijing Pypo Times Technology Co., Ltd. in the six months ended September 30, 2007.

Minority Interests

Pypo had a minority interest in net profit of consolidated subsidiaries of $416,000 in the six months ended September 30, 2008 and had a net loss of consolidated subsidiaries of $1,000 in the six months ended September 30, 2007. The increase in minority interest’s share in net profit in the six months ended September 30, 2008 was due to the acquisitions of Hebei Guoxun, Henan Xinya and Yunnan Golden Broadway, in which Pypo has only a 51% equity interest.

Net Income

As a result of the foregoing, Pypo’s net income decreased $3.6 million, or 31.4%, from $11.4 million in the six months ended September 30, 2007 to $7.8 million in the six months ended September 30, 2008.

Liquidity and Capital Resources

Pypo’s principal source of liquidity has been cash generated from its financing activities and, in fiscal 2007, cash flows from investing activities. As of March 31, 2006, March 31, 2007, March 31, 2008 and September 30, 2008 Pypo held $4.9 million, $8.4 million, $62.6 million and $34.1 million, respectively, in cash and cash equivalents.

Pypo’s cash consists of cash on hand and bank deposits denominated in RMB, U.S. dollars and Hong Kong dollars. Pypo’s principal uses of cash have been to fund working capital requirements, to purchase office space and office equipment, and to make acquisitions. In addition to these expenditures, in September 2008, Pypo approved a dividend of RMB120.0 million ($17.6 million calculated at the exchange rate of 6.8 RMB to one U.S. dollar at such time). Pypo paid RMB 80.0 million of this dividend on November 4, 2008 ($11.7 million at the exchange rate at such time) and RMB 40.0 million of this dividend on November 10, 2008 ($5.8 million at the exchange rate at such time).

Pypo believes that its current cash and cash equivalents will be sufficient to meet its anticipated cash needs of Pypo for at least the next twelve months, including working capital, capital expenditures, planned acquisitions of six retail chains and the dividend described above. Pypo may, however, require additional cash due to changing business conditions or other future developments, including any unanticipated investments or acquisitions Pypo may pursue.

If Pypo’s existing cash is insufficient to meet its requirements, Pypo may seek to sell additional equity or debt securities or borrow from lending institutions. Financing may be unavailable in the amounts Pypo needs or on terms acceptable to Pypo. The sale of additional equity securities, including convertible debt securities, would dilute Pypo’s earnings per share. The incurrence of debt would divert cash from working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict Pypo’s operations and ability to pay dividends to shareholders, among other restrictions. If Pypo is unable to obtain additional equity or debt financing as required, its business and financial condition may suffer.

Cash Flows—Summary

The following table sets forth a summary of Pypo’s cash flows for the periods indicated:

In US$ millions	Year Ended March 31,			Six Months Ended September 30,
	2006	2007	2008	2007	2008
Net cash (used in) generated from operating activities	$(3.8)	$(8.5)	$(12.0)	$11.3	$(5.5)
Net cash (used in) generated from investing activities	(12.6)	6.5	(34.3)	5.0	(28.5)
Net cash generated from (used in) financing activities	16.2	5.4	95.3	(16.5)	3.8

Net (decrease) increase in cash and cash equivalents	(0.2)	3.4	49.0	(0.2)	(30.2)
Cash and cash equivalents at the beginning of the year/period	5.0	4.9	8.4	8.4	62.6
Effect of exchange rate changes on cash	0.1	0.1	5.2	0.3	1.8

Cash and cash equivalents at the end of the year/period	$4.9	$8.4	$62.6	$8.5	$34.2

Cash Flows—Operating activities

Cash flow used in operating activities increased to $12.0 million in fiscal 2008 from $8.5 million in fiscal 2007, despite an increase in net income to $30.2 million in fiscal 2008 from $14.4 million in fiscal 2007. The increase in cash flows used in operations resulted primarily from a $24.9 million increase in accounts receivable, a $9.9 million increase in notes receivable and a $20.6 million increase in inventories. The increases in accounts receivable, notes receivable and inventory resulted from increased sales in fiscal 2008, as well as higher inventories purchased in anticipation of additional increases in sales.

Cash flow used in operating activities increased to $8.5 million in fiscal 2007 from $3.8 million in 2006, despite an increase in net income from $13.1 million in fiscal 2006 to $14.4 million in fiscal 2007. The increase in cash used in operating activities was due primarily to a $24.8 million increase in receivables from a vendor in fiscal 2007, partially offset by a $19.2 million decrease in inventories and a $1.1 million decrease in notes receivable, due principally to lower net revenues and a reduction of inventory levels as a result of decreased sales in fiscal 2007. The increase in the receivables from vendors was the result of reimbursements from Samsung for promotional activities, the promotion of certain products and awards for Pypo’s achievement of purchase targets.

Cash flow used in operating activities increased to $5.5 million in the six months ended September 30, 2008 from cash flow provided by operating activities of $11.3 million in the six months ended September 30, 2007, consistent with a decrease in net income to $7.8 million in the six months ended September 30, 2008 from $11.4 million in the six months ended September 30, 2007. The increase in cash flows used in operations resulted primarily from a $37.9 million increase in accounts receivable, due primarily to increased sales in the six months ended September 30, 2008, which was partially offset by a $12.2 million increase in accounts payable, $6.8 million decrease in notes receivable and $8.3 million decrease in receivable from a vendor. The increase in accounts payable was a result of one month credit term extended by Samsung, while the decrease in the receivables from a vendor resulted primarily from reduced reimbursements from Samsung for promotional activities.

Cash Flows—Investing activities

Net cash used in investing activities in fiscal 2008 was $34.3 million, primarily attributable to a net increase of $38.8 million in amounts advanced to related parties, and $9.3 million in deposits paid in connection with Pypo’s acquisition of interests in four mobile phone retailers. These amounts were offset by a decrease in cash deposited in restricted bank accounts of $14.0 million to secure notes payable used to make purchases from suppliers. Consistent with industry practice, Pypo typically deposits into restricted bank accounts an amount in cash equal to approximately 10% to 30% of the principal amount of such notes payable, which typically have terms ranging from one to six months.

Net cash generated from investing activities in fiscal 2007 was $6.5 million, primarily attributable to an $11.5 million decrease in amounts deposited to secure notes payable used to make purchases from suppliers, offset by $6.4 million used to acquire Pypo’s Beijing office space.

Net cash used in investing activities in fiscal 2006 was $12.6 million, primarily attributable to an increase in restricted bank deposits of $13.6 million and Pypo’s purchase of minority interests in five subsidiaries totaling $1.8 million, offset by a $2.8 million reduction in amounts due from related parties.

Net cash used in investing activities in the six months ended September 30, 2008 was $28.5 million, primarily attributable to an increase of $48.0 million in short-term investments and $12.6 million increase in deposits paid in connection with Pypo’s pending acquisition of interests in three mobile phone retailers, which was offset by maturity of short-term investments of $40.2 million.

Net cash generated from investing activities in the six months ended September 30, 2007 was $5.0 million, primarily attributable to a decrease in cash deposited in restricted bank accounts of $11.0 million to secure notes payable used to make purchases from suppliers, which was offset by an increase of $3.5 million in amounts advanced to an affiliated company, and $2.1 million in amounts advanced to related parties.

Pypo’s plan to acquire retail chains in the near future may further impact cash used in investing activities.

Cash Flows—Financing activities

Net cash generated from financing activities was $95.3 million in fiscal 2008, primarily attributable to the net proceeds from the private placement of Pypo’s ordinary shares to ARCH for the amount of $87.6 million, proceeds from short-term loans of $52.7 million and cash advances of $20.1 million to Pypo from related parties, offset by the repayment of short-term loans of $52.0 million and dividend distributions of $13.2 million.

Net cash generated from financing activities was $5.4 million in fiscal 2007, primarily attributable to proceeds from short-term loans of $19.4 million, partially offset by the repayment of short-term loans of $14.6 million.

Net cash generated from financing activities was $16.2 million in fiscal 2006, primarily attributable to proceeds from short-term loans of $24.1 million, partially offset by dividend distributions of $8.4 million.

Net cash generated from financing activities was $3.8 million in the six months ended September 30, 2008, primarily attributable to the net proceeds from short-term loans of $20.9 million, offset by the repayment of short-term loans of $16.0 million and amounts due to related parties of $2.5 million.

Net cash used in financing activities was $16.5 million in the six months ended September 30, 2007, primarily attributable to the proceeds from short-term loans of $20.4 million, offset by the repayment of short-term loans of $23.8 million and dividend distributions of $13.3 million.

Although Pypo did not have any long-term external debt financing or off-balance sheet arrangements as of September 30, 2008, any change in such financing or arrangements will impact future cash flow generated from or used in Pypo’s financing activities.

Cash Conversion Cycle

Pypo’s cash conversion cycle, which involves Pypo’s ability to invest in inventory and sell inventory and collect cash from customers, serves as an indicator of Pypo’s liquidity position. Although Pypo’s management does not regularly employ the cash conversion cycle in the day-to-day management of its business, Pypo believes that comparable companies customarily use this measure to help investors analyze a company’s liquidity position.

Pypo’s cash conversion cycle is as follows:

	Year Ended March 31,			Six Months Ended September 30,
	2006	2007	2008	2007	2008
Days sales outstanding in accounts receivable:	13.1	31.8	41.4	38.6	56.2
Days inventory on-hand:	39.9	45.9	40.3	34.4	50.2
Days payables outstanding in accounts payable:	35.4	49.0	26.1	33.3	26.1

Cash conversion cycle days	17.6	28.7	55.6	39.7	80.3

The cash conversion cycle is measured by the number of days Pypo requires to effect the cycle of investing in inventory, selling inventory, paying suppliers and collecting cash from customers. In accounting terms, the cash conversion cycle nets the days sales outstanding in accounts receivable, days inventory on-hand and days payable outstanding. In other words, the cash conversion cycle is calculated by subtracting the average days that accounts payable remain outstanding from the sum of the average days that accounts receivable remain outstanding and the average days inventory remains on hand. The components of the cash conversion cycle are:

•

The “days sales outstanding in accounts receivable,” which equals average accounts receivable (including notes receivable from customers) divided by average daily sales (inclusive of value-added taxes) for the relevant period.

•

The “days inventory on-hand,” which equals average inventory divided by average daily cost of revenue (adding back reimbursements, rebates and incentives received from suppliers) for the relevant period.

•	The “days payables outstanding,” which equals average accounts payable (including notes payable to suppliers) divided by average daily cost of revenue for the relevant period.

Decrease in the cash conversion cycle typically generate surplus cash for Pypo. Increase in the cash conversion cycle indicate cash consumption in the form of additional working capital.

Pypo’s cash conversion cycle increased to 55.6 days in fiscal 2008 and increased to 28.7 days in fiscal 2007, from 17.6 days in fiscal 2006. Pypo’s cash conversion cycle increased to 80.3 days in the six months ended September 30, 2008 from 39.7 days in the six months ended September 30, 2007.

In fiscal 2008, the days sales outstanding in accounts receivable increased from 31.8 to 41.4 days as Pypo extended its credit terms to other smaller retailers with greater bargaining power. Pypo’s days sales outstanding in accounts receivable increased from 13.1 days in fiscal 2006 to 31.8 days in fiscal 2007, when Pypo began extending credit to new customers, such as consumer electronics stores and large retailers. In fiscal 2006, Pypo did not extend credit to regional distributors, its primary customers. Pypo’s extension of credit to other small retailers in fiscal 2008, and to new customers in fiscal 2007, and the resulting increase in the days sales outstanding in accounts receivable from fiscal 2006 to fiscal 2008, did not result in any material increase in credit losses. The days sales outstanding in accounts receivable increased from 38.6 days in the six months ended September 30, 2007 to 56.2 days in the six months ended September 30, 2008, primarily due to the extension of credit terms by Pypo to consumer electronics stores and large retailers.

Days inventory on-hand decreased from 45.9 days in fiscal 2007 to 40.3 days in fiscal 2008 as a result of better inventory control and a reduction of advance ordering time from approximately thirteen weeks in fiscal 2007 to approximately three weeks in fiscal 2008. Pypo’s days inventory on-hand increased from 39.9 days in 2006 to 45.9 days in fiscal 2007 due to lower-than-expected volume sold in fiscal 2007. Days inventory on-hand increased from 34.4 days in the six months ended September 30, 2007 to 50.2 days in the six months ended September 30, 2008 as a result of the lower-than-expected volume sold in the six months ended September 30, 2008, as well as the acquisitions of three retail chains during such period.

Days payables outstanding in accounts payable were 35.4 days in fiscal 2006, 49.0 days in fiscal 2007 and 26.1 days in fiscal 2008. Days payables outstanding in accounts payable were 33.3 days in the six months ended

September 30, 2007 and 26.1 days in the six months ended September 30, 2008. This measure varied depending primarily on the days payables outstanding in notes payable by suppliers in each period.

Capital Expenditures

Pypo incurred capital expenditures of $0.2 million, $6.4 million, $0.2 million, $0.1 million and $0.6 million for fiscal 2006, fiscal 2007, fiscal 2008 and the six months ended September 30, 2007 and 2008, respectively. Pypo’s capital expenditures have been used primarily to purchase office space, office equipment and automobiles. The higher capital expenditures in fiscal 2007 resulted primarily from Pypo’s purchase of office space in Beijing.

For the fiscal year ending March 31, 2009, or fiscal 2009, Pypo estimates its expenditures for the acquisitions of retail businesses will be approximately $55.5 million and capital expenditures for the purchase of fixed assets will be approximately $1.0 million. For the fiscal year ending March 31, 2010, or fiscal 2010, Pypo expects that its capital expenditures will be approximately $10.0 million for the acquisition of retail businesses and $2.0 million for the purchase of fixed assets. Expected capital expenditures for acquisitions are higher in fiscal 2009 than in fiscal 2010, because in fiscal 2009 Pypo expects to consummate arrangements to purchase several retail chains. Based on current estimates, Pypo believes that existing cash on hand and cash flow from operations will be sufficient to operate its business and make capital expenditures. Pypo bases this belief on assumptions regarding future operating performance, which are described in “—Factors Affecting Future Results of Operations” above. If the capital resources available to Pypo are not sufficient to finance its estimated capital expenditures, Pypo may be required to reduce the scope of its plans or extend the time required to implement them. This could have an adverse effect on Pypo.

Dividend Payable

In September 2008, Pypo approved the payment of a dividend of RMB 120.0 million (equivalent to $17.6 million calculated at an exchange rate of 6.8 RMB to one U.S. dollar) to its shareholders. Pypo paid RMB 80.0 million of this dividend on November 4, 2008 ($11.7 million at the exchange rate at such time) and RMB 40.0 million of this dividend on November 10, 2008 ($5.8 million at the exchange rate at such time).

Contractual Obligations

The following table sets forth Pypo’s contractual obligations as of March 31, 2008:

Amounts in US$ millions	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	There- after
Operating lease obligations	$0.4	$0.2	$0.2	$—	$—
Total	$0.4	$0.2	$0.2	$—	$—

Since March 31, 2008, Pypo has completed the acquisitions of retail chains in Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu and Inner Mongolia provinces. Assuming these retail chains are able to achieve the targeted profits in the next 3 to 4 years and no adjustment will be made to the purchase consideration according to the terms stipulated in the purchase agreements in relation to these retail stores, the total purchase price of acquisition of these retail chains is $82.8 million of which $30.1 million has been paid as of October 31, 2008. As of October 31, 2008, the remaining payments in relation to the acquisitions which fall due in less than 1 year is $38.0 million, after 1 year and within 3 years is $14.7 million and after 3 years and within 5 years is $0. As part of the acquisition of these retail chains, Pypo took over the contractual lease obligations for the retail stores. As of October 31, 2008, payments in relation to the leases of these retail stores which fall due in less than 1 year is $15.2 million, after 1 year and within 3 years is $27.4 million, after 3 years and within 5 years is $13.3 million and after 5 years is $5.5 million.

In addition, Pypo is obligated to purchase from SanDisk mobile phone memory cards at a minimum aggregate purchase price of US$5.0 million. For more information regarding this purchase commitment, please see the section entitled “Information About Pypo—Suppliers.”

Other than the contractual obligations set forth above, Pypo did not have any other operating lease obligations or other contractual obligations and commitments as of March 31, 2008.

Off-Balance Sheet Arrangements

Pypo has not entered, and does not expect to enter, into any off-balance sheet arrangements. Pypo also has not entered into any financial guarantees or other commitments to guarantee the payment obligations of third parties. In addition, Pypo has not entered into any derivative contracts that are indexed to equity interests and classified as shareholders’ equity. Furthermore, Pypo does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Pypo does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or that engages in leasing, hedging or research and development services with it.

Inflation

According to the PRC National Bureau of Statistics, the Consumer Price Index in China increased 1.8%, 1.5% and 4.8% in calendar years 2005, 2006 and 2007, respectively, and 7.0% in the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007. Inflation during those years did not have a material impact on Pypo’s results of operations. However, inflationary pressure in the current economic environment may impact Pypo’s future operations and financial performance.

Quantitative and Qualitative Disclosures about Market Risk

Foreign exchange risk

Substantially all of Pypo’s operating revenues and expenses are denominated in RMB. Pypo’s exposure to foreign exchange risk relates primarily to cash and cash equivalents denominated in U.S. dollars. Pypo does not believe that it currently has any significant direct foreign exchange risk and has not hedged exposures denominated in foreign currencies or any other derivative financial instruments. Because Pypo generally receives cash flows denominated in RMB, its exposure to foreign exchange risks should be limited. However, the value of MK Cayman’s stock will be affected by the foreign exchange rate between U.S. dollars and RMB because, following the business combination, MK Cayman’s stock will be traded in U.S. dollars and MK Cayman will make any dividend payments in U.S. dollars.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The conversion of RMB into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 18.3% appreciation of the RMB against the U.S. dollar from July 21, 2005 to September 30, 2008. Significant international pressure on the PRC government to adopt an even more flexible currency policy could result in a further and more significant appreciation of the RMB against the U.S. dollar.

To the extent that Pypo needs to convert U.S. dollars it receives from the business combination into RMB for operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount it receives from the conversion. Conversely, if Pypo decides to convert RMB denominated cash amounts into U.S. dollars for the purpose of making dividend payments or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to Pypo. Pypo has not used, and does not expect to use in the future, any forward contracts or currency borrowings to hedge exposure to foreign currency exchange risk.

Interest Rate Risk

Pypo has not been, nor does it anticipate being, exposed to material risks due to changes in interest rates. Pypo’s exposure to interest rate risk primarily relates to the interest rates for short-term loans and the interest income generated by cash in interest-bearing savings accounts. As of September 30, 2008, Pypo had total short-term credit facilities amounting to $46.9 million, all of which was utilized, and the weighted average interest rate on the amounts outstanding was 7.8%. The loans are short-term facilities with fixed interest rates. Pypo has not used any derivative financial instruments to hedge interest risk exposure, but may consider doing so in the future.

Recent Accounting Pronouncements

In December 2007, FASB issued SFAS No. 141 (revised 2007), “Business Combinations,” or SFAS No. 141R. The objective of SFAS No. 141R is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Pypo may not apply this statement before that date. Pypo is evaluating the impact, if any, of the adoption of SFAS No. 141R.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interest in Consolidated Financial Statements,” or SFAS No. 160. SFAS No. 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 defines “a non-controlling interest, sometimes called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent.” The objective of SFAS No. 160 is to improve the relevance, comparability and transparency of the financial information that a reporting entity provides in its consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Pypo is evaluating the impact, if any, of the adoption of SFAS No. 160. Early adoption of this statement is prohibited.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” or SFAS No. 161. SFAS No. 161 is intended to help investors better understand how derivative instruments and hedging activities affect an entity’s financial position, financial performance and cash flows through enhanced disclosure requirements. The enhanced disclosures include, for example: (i) tabular summary of the fair values of derivative instruments and their gains and losses; (ii) disclosure of derivative features that are credit-risk-related to provide more information regarding an entity’s liquidity; and (iii) cross-referencing within footnotes to make it easier for financial statement users to locate important information about derivative instruments. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Pypo is evaluating the impact, if any, of the adoption of SFAS No. 161. SFAS No. 161 is not expected to have a material impact on Pypo’s financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” or SFAS No. 162. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” Pypo is evaluating the impact that SFAS No. 162 will have, if any, on its consolidated financial statements.

INFORMATION ABOUT MIDDLE KINGDOM

Middle Kingdom’s History and Business Plans. Middle Kingdom Alliance Corp. is a Delaware corporation that was incorporated on January 17, 2006 to serve as a vehicle for the acquisition of an operating business through a merger, capital stock exchange, asset or stock acquisition, or other similar business combination. To date, Middle Kingdom’s efforts have been limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations. Middle Kingdom does not currently have any operations.

The Initial Public Offering and Trust Account. The funds held in the trust account are not to be released until the earlier of the consummation of a business combination or liquidation of Middle Kingdom. The trust account contained approximately $28.8 million as of September 30, 2008. If the acquisition is consummated, the trust account, reduced by amounts paid to Class B stockholders of Middle Kingdom who do not approve the acquisition and elect to convert their shares of Class B common stock into their pro rata share of the net funds in the trust account, will be released to MK Cayman and will be utilized for acquisitions and operating capital subsequent to the closing of the business combination.

Fair Market Value of Target Business. Pursuant to Middle Kingdom’s Certificate of Incorporation, the initial target business that Middle Kingdom acquires or merges with must have a fair market value equal to at least 80% of Middle Kingdom’s net assets at the time of such acquisition/merger, determined by Middle Kingdom’s board of directors based on standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. Middle Kingdom is not required to obtain, and does not intend to obtain, an opinion from an investment banking firm as to fair market value, as its board of directors has independently determined that the target business has sufficient fair market value to meet the 80% test.

Limited Ability to Evaluate the Target Business’ Management. Although Middle Kingdom closely examined the management of Pypo, Middle Kingdom cannot assure you that its assessment of Pypo’s management will prove to be correct, or that future management will have the necessary skills, qualifications or abilities to manage its business successfully. Pypo’s current management is expected to remain with the combined company, and for the most part is expected to run its day-to-day operations. Only one member of Middle Kingdom’s current board of directors will remain a director of MK Cayman subsequent to the redomestication and the business combination.

Stockholder Approval of Business Combination. Provided that a quorum exists and the Redomestication Proposal, Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal are each approved in accordance with applicable law, Middle Kingdom will proceed with the business combination only if a majority of the shares of Class B common stock voted at the special meeting are voted in favor of the Business Combination Proposal and holders of Class B shares representing in the aggregate 336,019 or fewer Class B shares exercise their conversion rights in connection with the business combination.

If the Business Combination is Not Consummated. If Middle Kingdom does not consummate the business combination with Pypo, and if it is unable to consummate another business combination prior to August 31, 2009, Middle Kingdom will dissolve and distribute to its Class B stockholders the amount in the trust account, with any remaining net assets distributed to its common stockholders. Following dissolution, Middle Kingdom would no longer exist as a corporation.

Conversion Rights. Each holder of Class B common stock who votes against the business combination has the right to have his or her Class B shares converted into cash, if the business combination is approved and completed.

The actual per-share redemption price will be equal to the amount in the trust account, inclusive of any interest not otherwise payable to Middle Kingdom, as of two business days prior to the consummation of the business combination, less taxes payable, divided by the number of Class B shares issued in Middle Kingdom’s initial public offering, which, as of August 31, 2008 would be approximately $8.41 per share.

An eligible Class B stockholder may request conversion at any time after the mailing to our Class B stockholders of the proxy statement and prior to the vote taken with respect to the Business Combination Proposal, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, if made by proxy prior to the date of the special meeting, may be withdrawn at any time up to the date of the meeting. Funds to be distributed to Class B stockholders who elect conversion will be distributed promptly after consummation of the business combination. Any stockholder who converts Class B common stock into a pro rata portion of the funds available in the trust account still has the right to exercise any warrants that he or she owns. Middle Kingdom will not complete the business combination if holders of 336,019 or more shares of Middle Kingdom’s Class B common stock vote against the business combination and exercise their conversion rights.

Competition. If the merger is completed, Middle Kingdom will become subject to competition from competitors of Pypo. For more information of the competition Pypo faces, please see the section entitled, “Information About Pypo—Competition” elsewhere in this document.

Facilities. Middle Kingdom maintains executive offices in China at Suite 35226, 35th Floor, CITIC Square, 1168 Nanjing Road West, Shanghai 200041, People’s Republic of China; and in the United States at 333 Sandy Springs Circle, Suite 223, Atlanta, GA 30328. The cost for these facilities is included in the aggregate fee of $7,500 per-month. Middle Kingdom considers its current office space adequate for its current operation.

Employees. Middle Kingdom has eight executive officers and one non-executive officer. Five of the executive officers and the non-executive officer are members of Middle Kingdom’s board of directors. These individuals are not obligated to contribute any specific number of hours per week and devote only as much time as they deem necessary to Middle Kingdom’s affairs. The executive officers and non-executive officer are also involved with business ventures other than Middle Kingdom.

Periodic Reporting and Audited Financial Statements. Middle Kingdom has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Middle Kingdom’s annual report contains financial statements audited and reported on by Middle Kingdom’s independent accountants.

Legal Proceedings. Middle Kingdom is not currently a party to any pending material legal proceedings.

MIDDLE KINGDOM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Middle Kingdom’s Financial Statements and footnotes thereto contained in this proxy statement/prospectus.

Overview

Middle Kingdom was formed on January 17, 2006, to serve as a vehicle to effect a merger, capital stock exchange, asset purchase or other similar business combination with a company having its primary or substantial operations in China. Until consummation of its IPO in December 2006, all of Middle Kingdom’s activity related to its formation and IPO. Since then, Middle Kingdom has been searching for a prospective target business to acquire. Middle Kingdom intends to utilize cash derived from the proceeds of its IPO, its capital stock, or a combination of cash and capital stock, in effecting a business combination.

Results of operations for the period ended September 30, 2008

For the three months ending September 30, 2008, Middle Kingdom had a net loss of $607,574. Since Middle Kingdom did not have any operations, all of its income was derived from interest income, most of which was earned on funds held in the trust account. Middle Kingdom’s operating expenses during the period were $742,402 and consisted primarily of expenses related to pursuing a business combination, professional fees and the monthly administrative fee for services including office space, utilities, and secretarial support in the PRC and Atlanta, Georgia of $7,500, owed to several of the officers and directors and/or their affiliated companies. No benefit or provision for income taxes has been made at September 30, 2008 as Middle Kingdom had operating losses for the three months ending on that date. The financial statements do not reflect a benefit for any possible carry-back claim. For the three months ending September 30, 2007, Middle Kingdom earned net income after taxes of $131,555. Since Middle Kingdom did not have any operations, all of its income was derived from interest income, most of which was earned on funds held in the trust account. Middle Kingdom’s operating expenses during the period were $119,649 and consisted primarily of expenses related to pursuing a business combination, professional fees and the monthly administrative fee for services including office space, utilities, and secretarial support in, the PRC and Atlanta, Georgia of $7,500, paid to several of the officers and directors and/or their affiliated companies. Middle Kingdom also provided for $94,263 in income taxes.

For the nine months ending September 30, 2008, Middle Kingdom had a net loss of $885,196. Since Middle Kingdom did not have any operations, all of its income was derived from interest income, most of which was earned on funds held in the trust account. Middle Kingdom’s operating expenses during the period were $1,398,767 and consisted primarily of expenses related to pursuing a business combination, professional fees and the monthly administrative fee for services including office space, utilities, and secretarial support in the PRC and Atlanta, Georgia of $7,500, owed to several of the officers and directors and/or their affiliated companies. No benefit or provision for income taxes has been made at September 30, 2008 as Middle Kingdom had operating losses for the nine months ending on that date. The financial statements do not reflect a benefit for any possible carry-back claim. For the nine months ending September 30, 2007, Middle Kingdom earned net income after taxes of $356,126. Since Middle Kingdom did not have any operations, all of its income was derived from interest income, most of which was earned on funds held in the trust account. Middle Kingdom’s operating expenses during the period were $438,287 and consisted primarily of expenses related to pursuing a business combination, professional fees and the monthly administrative fee for services including office space, utilities, and secretarial support in, the PRC and Atlanta, Georgia of $7,500, paid to several of the officers and directors and/or their affiliated companies. Middle Kingdom also provided for $219,368 in income taxes.

For the period from January 17, 2006 (inception) to September 30, 2008, Middle Kingdom had a net loss of $574,476. Since Middle Kingdom did not have any operations, all of its income was derived from interest income, most of which was earned on funds held in the trust account. Middle Kingdom’s operating expenses during the period were $2,186,377 and consisted primarily of expenses related to pursuing a business combination, professional fees and the monthly administrative fee for services including office space, utilities, and secretarial support in the PRC and Atlanta, Georgia of $7,500, owed or paid to several of the officers and directors and/or their affiliated companies. Middle Kingdom also provided for $262,896 in income taxes, attributable to taxable income earned in the 2007 calendar year.

Results of Operations for the fiscal year ended December 31, 2007

For the fiscal year ending December 31, 2007, Middle Kingdom earned net income after taxes of $403,266. Since it did not have any operations, all of its income was derived from interest income, most of which was earned on funds held in the trust account. Middle Kingdom’s operating expenses during the period were $650,384 and consisted primarily of expenses related to pursuing a business combination, professional fees and the monthly administrative fee for services including office space, utilities, and secretarial support in the PRC and Atlanta, Georgia of $7,500, paid to several of the officers and directors and/or their affiliated companies. Middle Kingdom also paid $262,896 in income taxes.

For the period from January 17, 2006 (inception) to December 31, 2006, Middle Kingdom had a net operating loss of $92,546. Since Middle Kingdom did not have any operations, all of its income was derived from interest income, most of which was earned on funds held in the trust account. Middle Kingdom’s operating expenses during the period were $137,226 and consisted primarily of expenses related to office operations and professional fees. A deferred income tax asset of approximately $17,000 relating to Middle Kingdom’s net operating loss of $92,546 was offset by a full valuation allowance based upon a lack of earnings history for Middle Kingdom, at that time.

For the period from January 17, 2006 (inception) to December 31, 2007, Middle Kingdom earned net income after taxes of $310,720. Since Middle Kingdom did not have any operations, all of its income was derived from interest income, most of which was earned on funds held in the trust account. Middle Kingdom’s operating expenses during the period were $787,610 and consisted primarily of expenses related to pursuing a business combination, professional fees and the monthly administrative fee for services including office space, utilities, and secretarial support in the PRC and Atlanta, Georgia of $7,500, paid to several of the officers and directors and/or their affiliated companies. Middle Kingdom also provided for $262,896 in income taxes.

Liquidity and Capital Resources

In December 2006, Middle Kingdom completed its IPO in which it sold 198,000 Series A units at $8.00 per unit and 3,300,000 Series B units at $8.00 per unit and received proceeds of $26,394,963, net of underwriters’ discount of $1,119,360 and offering expenses of $469,677. During January 2007, the underwriters exercised a portion of their over-allotment option for 27,200 Series A units at $8.00 per unit and 120,305 Series B units at $8.00 per unit, respectively, resulting in Middle Kingdom receiving additional proceeds of $1,144,639, net of underwriters’ discount of $35,401.

The net proceeds from the sale of the Series A and Series B units, after deducting certain offering expenses of $1,624,438, including underwriting discounts and commissions and the proceeds from a private placement completed prior to Middle Kingdom’s IPO, were $28,263,302. Of this amount, $28,183,313, or $8.24 per Series B unit sold to the public, was placed in the trust account, and the remaining proceeds of $79,989 were available to be used by Middle Kingdom to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest at September 30, 2008. During the quarter ending September 30, 2008, Middle Kingdom transferred a total of $100,143 from the trust account to its operating account, consisting of $93,393 representing Middle Kingdom’s 50% share of the interest earned on the trust account, for various general and administrative expenses incurred during the quarter and $6,750 for state tax obligations. As of September 30, 2008, there was $28,819,185, or $8.42 per share of Class B common stock, held in the trust account, of which up to $1,166,561 will be paid to the underwriters in Middle Kingdom’s IPO if a business combination is consummated, but will be forfeited if a business combination is not consummated or a portion of which will be forfeited if a business combination is consummated and less than 20% of the Class B stockholders in the aggregate elect to have their Class B common stock converted into cash in connection with the extension amendment and the business combination. Middle Kingdom has and will use substantially all of the net proceeds of the IPO and private placement to acquire a company, including identifying and evaluating prospective acquisition candidates, selecting the company’s business, and structuring, negotiating and consummating the business combination. To the extent that Middle Kingdom’s capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the company with which Middle Kingdom has consummated a business combination.

With respect to a business combination that is approved and consummated, any Class B common stockholder who votes against the business combination may demand that Middle Kingdom convert each stockholder’s Class B shares into cash. The conversion price will equal $8.24 per share of Class B common stock, plus a pro-rata share of the net interest earned in the trust account after deducting the lesser of $1,200,000 or 50% of the gross interest and after the payment of any federal and state taxes due by Middle Kingdom. Accordingly, less than 20% (including shares previously converted in connection with the extension amendment) of the Class B common stockholders may seek conversion of their Class B shares in the event of a business combination, which amount has been classified as Class B common stock subject to possible conversion in the accompanying September 30, 2008 balance sheet. For each Class B common share included in the less than 20% of the Class B common stockholders who sought or may seek conversion of their shares into cash in connection with the extension amendment and the business combination, an amount of $0.32 per Class B common share of deferred underwriters’ compensation will be forfeited by the underwriters. Accordingly, at September 30, 2008, $5,761,178 of the net proceeds from the IPO and private placement has been classified as common stock subject to possible conversion in Middle Kingdom’s balance sheet.

If Middle Kingdom does not complete a business combination by August 31, 2009, it will begin the process of dissolving, liquidating and winding up its operations, and distributing to its Class B common stockholders the amounts in the trust account less certain liabilities as described below. Middle Kingdom must receive the approval of the Class B common stockholders and the common stockholders, voting as a group, for any such plan of dissolution and distribution. Immediately upon the approval by the Class B common stockholders and the common stockholders of the plan of dissolution and distribution, Middle Kingdom will liquidate and distribute the trust account to its Class B common stockholders.

Middle Kingdom estimates that the costs associated with the implementation and completion of any such plan of dissolution and distribution will be approximately $125,000. These costs will be paid by any funds not held in the trust account, provided that if such funds are insufficient for such purpose, Middle Kingdom will pay the costs from the trust account which will reduce the amount available to the Class B common stockholders. Middle Kingdom currently expects that it will not have sufficient funds held outside the trust account to pay the expenses for its plan of dissolution and distribution, and that it will be required to pay the costs for such plan from the trust account.

In addition to the costs associated with Middle Kingdom’s plan of dissolution and distribution, Middle Kingdom will be required to make payments or provisions to satisfy all creditors of Middle Kingdom. The $28,790,792 held in the trust account at September 30, 2008 has been invested in a Federal Home Loan Bank discount note, maturing on October 17, 2008, that was purchased at a discount from face value in order to create a yield of 1.972%. On October 17, 2008, Middle Kingdom re-invested the trust account funds in a Federal Home Loan Bank discount note, maturing on November 18, 2008, that was purchased at a discount from face value in order to create a yield of 1.134%. On November 18, 2008 Middle Kingdom re-invested the trust account funds in a Federal Home Loan Bank discount note, maturing on January 16, 2009, that was purchased at a discount from face value in order to create a yield of 0.8%. One half of the interest earned in the trust account, prior to the payment of any federal and state taxes due by Middle Kingdom, up to a maximum of $1,200,000 will be available to Middle Kingdom to fund legal, accounting and due diligence on prospective acquisitions and continuing general and administrative expenses. At September 30, 2008, Middle Kingdom had withdrawn a total of $978,876 of the interest earned on the trust account. At September 30, 2008, $221,124 may be withdrawn by Middle Kingdom before reaching the maximum allowable amount of $1,200,000. However, due to declining interest rates, Middle Kingdom is uncertain that the trust account could earn sufficient interest through December 13, 2008 to make available the remaining $221,124 distributable to Middle Kingdom. As of September 30, 2008, Middle Kingdom had accounts payable to creditors and an outstanding payable to Wachovia Bank under its line of credit totaling $762,273 and $240,000, respectively. Of the $762,273 payable to creditors at September 30, 2008, creditors who are owed $286,604 have waived their right to seek payment from the trust account. Creditors who have not waived their right to seek payment from the trust account could bring actions against Middle Kingdom and, if they won their cases, could potentially proceed against the trust account if Middle Kingdom did not have sufficient funds to pay them, which would reduce the amount distributable to the Class B common stockholders in any liquidation. Under an agreement with the underwriters, Middle Kingdom’s officers, directors, and initial stockholder have agreed to indemnify the trust account from any such third party claims on a several basis, in proportion to their ownership interest in the Series A units issued in a private placement prior to Middle Kingdom’s IPO. However, because the indemnity is on a several basis, there can be no assurance that all amounts payable to Middle Kingdom pursuant to the indemnity agreement would in fact be collected by Middle Kingdom. In addition, since they are not collateralized or guaranteed, Middle Kingdom cannot assure you that these parties would be able to discharge their obligations if material liabilities are sought to be satisfied from the trust account. If creditors bring actions against Middle Kingdom and win their cases and proceed against the trust account and if any amounts payable under the indemnity agreement are not collected, then, to the extent Middle Kingdom’s expenses exceed the amount the trust account can distribute to Middle Kingdom from its interest income, the per share amount distributable to the Class B common stockholders in any liquidation would be reduced. After the foregoing costs and expenses have been paid or reserved and the required stockholder approval has been received, Middle Kingdom will distribute to its Class B common stockholders the amount in the trust account. At September 30, 2008 the amount available in the trust account would equal approximately $8.18 per Class B common share after reserving for all amounts due (i) Middle Kingdom’s creditors, excluding those that have waived their right to seek payment from the trust account, (ii) the outstanding payable to the bank under Middle Kingdom’s line of credit and (iii) the approximate $125,000 estimated costs associated with Middle Kingdom’s plan of dissolution and distribution. In the event of a liquidation and assuming all indemnification obligations of Middle Kingdom’s officers, directors and initial stockholder are fulfilled, at September 30, 2008, the amount available in the trust account would equal approximately $8.38 per Class B common share after reserving the approximate $125,000 estimated costs associated with Middle Kingdom’s plan of dissolution and distribution.

It is possible that the amount payable to Middle Kingdom’s Class B common stockholders could be reduced from the $8.18 per Class B common share above. As a result of declining interest rates as Middle Kingdom continues to pursue a business combination, its operational costs will continue to exceed the interest income the trust account can distribute to Middle Kingdom. As a result, the amounts due to creditors, who could proceed against the trust account for payment, unless such right has been waived as discussed above, could increase. In addition, the amounts payable to the Class B common stockholders may be further reduced by any other claims against Middle Kingdom, whether by target companies, vendors, or others. Middle Kingdom is not presently aware of any such claims.

The holders of common stock will be entitled to receive the balance, if any, of the maximum amount of interest distributable to Middle Kingdom and not previously distributed, as well as any other remaining net assets, after payment to Middle Kingdom’s Class B common stockholders. Middle Kingdom does not currently expect that any amounts will be available to distribute to its common stockholders in the event of a liquidation.

As a result of the circumstances discussed above, Middle Kingdom may be required to raise additional funds in order to meet the expenditures required for operating its business, either to complete the business combination with Pypo or to pursue another business combination should the business combination with Pypo not be completed. Such additional funds would most likely be sought through a private offering of debt or equity securities.

Off Balance Sheet Arrangements

Warrants issued in conjunction with the private placement completed prior to Middle Kingdom’s IPO and in its IPO are equity linked derivatives and accordingly represent off balance sheet arrangements. The warrants meet the scope exception in paragraph 11(a) of FAS 133 and are accordingly not accounted for as derivatives for purposes of FAS 133, but instead are accounted for as equity.

On the closing date of the IPO, Wachovia Bank provided Middle Kingdom with a line of credit for $250,000 to finance Middle Kingdom’s general working capital needs, but which does not include any expenses associated with dissolution and liquidation or any amounts that may be due to or reserved for payment to creditors. The line of credit will mature in 24 months from the closing date of the IPO, being December 19, 2008. On July 1, 2008, Wachovia Bank extended the line of credit from December 19, 2008 to September 1, 2009. Interest is charged at an annual rate of LIBOR plus 2%, which at September 30, 2008 and 2007 was 4.49% and 7.24%, respectively. Interest is payable monthly and the outstanding principal and interest due and payable at maturity. In accordance with the terms of the line of credit, the bank must authorize all distributions to Middle Kingdom to the extent that the aggregate sum of interest distributed to Middle Kingdom from the trust account exceeds $900,000. In July 2008, August 2008 and September 2008, Wachovia Bank authorized the distribution to Middle Kingdom from the trust account Middle Kingdom’s share of the interest earned. At September 30, 2008, Middle Kingdom had $240,000 outstanding under the line of credit.

Contractual Obligations

Middle Kingdom does not have any long term debt, capital lease obligations, operating lease obligations, purchase obligations or other long term liabilities.

Middle Kingdom has agreed to pay several of the officers and directors and/or their affiliated companies an aggregate monthly administrative fee of $7,500 for general and administrative services including office space, utilities, and secretarial support in Shanghai, the PRC and Atlanta, Georgia from the effective date of the IPO through the completion of a business combination. The administrative fee of $7,500 per month is allocated among Primus Capital LLC, an affiliate of Mr. Tanenbaum, CEO; Mr. Marks, President; MTP Holdings Ltd., an affiliate of Messrs. Yao (officer and director), Chai (officer), and Ding (officer); and Mr. Lam, an officer and director. At September 30, 2008 and December 31, 2007, Middle Kingdom had accrued a balance of $22,500 and $0 to the above mentioned officers and directors and/or their affiliated companies.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices and other market-driven rates or prices. Middle Kingdom is not presently engaged in and, if a suitable business target is not identified by it prior to the prescribed liquidation date of the trust account, may not engage in any substantive commercial business. Accordingly, Middle Kingdom is not and, until such time that it consummates a business combination will not be exposed to risks associated with foreign exchange rates, commodity prices, equity prices or other market-driven rates or prices. The net proceeds of Middle Kingdom’s IPO held in a trust account have been invested in United States government securities as that term is defined in the Investment Company Act of 1940. Given Middle Kingdom’s limited risk in its exposure to United States government securities, it does not view the interest rate risk to be significant. Middle Kingdom has not engaged in any hedging activities since its inception.

DIRECTORS AND EXECUTIVE OFFICERS

Upon consummation of the redomestication and business combination, the board of directors, executive officers and significant employees of MK Cayman shall be as follows:

Directors and Executive Officers	Age	Position/Title
Kuo Zhang	38	Chairman of the Board of Directors
Dongping Fei	39	Director and Chief Executive Officer
Kim Chuan (“Jackie”) Leong	38	Chief Financial Officer
Clement Kwong	42	Senior Vice President of Corporate Strategy
Bernard J. Tanenbaum III	52	Senior Vice President of Corporate Communications
Hengyang Zhou	38	Executive Vice President of Pypo Beijing and President of Distribution
Francis Kwok Cheong Wan	50	Vice President of Pypo Beijing and President of E-Commerce
Michael Marks	36	Director
Alex Fan	51	Director
Andrew Ryan	49	Director
Linzhen Xie	68	Director
Mofang Li	63	Director

Mr. Kuo Zhang, 38, will serve as chairman of the board of MK Cayman after consummation of the business combination. Mr. Zhang has served as a director of Pypo Cayman since November 2007. Mr. Zhang is also a co-founder of Pypo Beijing, a wholly owned subsidiary of Pypo Cayman, and has served as chairman of Pypo Beijing’s board of directors since Pypo Beijing’s inception in 2003. Mr. Zhang functions as an officer of Pypo, overseeing Pypo’s strategic planning, capital investment and overall operations. Prior to co-founding Pypo Beijing, Mr. Zhang was director of Beijing Baomiao Automobile Trading Company Limited from January 1995 to May 2004. Mr. Zhang obtained a bachelor’s degree in engineering from Hunan University in China and has completed the executive MBA program of the School of Economics and Management of Tsinghua University in 2008.

Mr. Dongping Fei, 39, will serve as a director and chief executive officer of MK Cayman after consummation of the business combination. Mr. Fei has served as a director of Pypo Cayman since November 2007. Mr. Fei is also a co-founder of Pypo Beijing and has served as a director and its president and chief executive officer since Pypo Beijing’s inception in 2003. Prior to founding Pypo Beijing, Mr. Fei was chief executive officer of Beijing Hua Song Electronic Technology Company Limited. Mr. Fei obtained a bachelor’s degree in civil engineering from Hunan University in China and a master’s degree in business administration from Guanghua Management School, Beijing University in China.

Mr. Kim Chuan (“Jackie”) Leong, 38, will serve as chief financial officer of MK Cayman after consummation of the business combination. Mr. Leong has served as a vice president and the chief financial officer of Pypo Beijing since August 2008. Mr. Leong has fourteen years of experience in the finance and accounting field, specializing in initial public offerings and financial and cost accounting. Mr. Leong served as director and acting chief financial controller of China Healthcare Inc., the largest Chinese medicine retail chain in the United Kingdom and Republic of Ireland, from August 2007 to July 2008, and vice president of the business development division of Golden Meditech from December 2006 to July 2007. Golden Meditech owns a 50% interest in Capital Ally, a 67% shareholder of Pypo. Prior to joining Golden Meditech, Mr. Leong was a senior manager of the audit department of KPMG Hong Kong, from April 2004 to November 2006 and a manager of the assurance department of KPMG Singapore, from April 2001 to March 2003. Mr. Leong obtained a diploma in financial accounting from Tunku Abdul Rahman College in Malaysia, and is a fellowship member of the Association of Chartered Certified Accountants.

Mr. Clement Kwong, 42, will serve as senior vice president of corporate strategy of MK Cayman after consummation of the business combination. Mr. Kwong has served as a director of Pypo Cayman since

November 2007. Mr. Kwong is the founder and managing partner for 3PM Capital Partners Ltd., an investment advisory firm to European financial institutions investing in China, established in 2003. Mr. Kwong founded and, from June 2006 to January 2009, served as managing director of ARC, which manages ARC Capital, a private equity fund established in June 2006 focused on investment in the retail and consumer sectors in China. While at ARC, Mr. Kwong headed its Shanghai office and its retail operations team, and managed approximately $275.0 million of ARC’s investments. ARC Capital wholly owns ARCH, one of Pypo’s major shareholders. Mr. Kwong previously served as director of corporate affairs of CIL Holdings Ltd. from 1996 to 1998, and was director of marketing of Yalong Bay Developments, a subsidiary of China Oils Foods and Cereals Company Limited, from 1995 to 1996. Mr. Kwong previously worked in the retail and commercial credit departments of HSBC Canada. Mr. Kwong has a master’s degree in business administration from the University of British Columbia and is an Associate of the Institute of Bankers in Canada.

Mr. Bernard J. Tanenbaum III, 52, will serve as senior vice president of corporate communications of MK Cayman after consummation of the business combination. Mr. Tanenbaum has served as the chief executive officer and a director of Middle Kingdom since its inception. Since December 2003, Mr. Tanenbaum has served as the chief financial officer of Oriental Development Management Ltd. and its wholly owned subsidiary, Shanghai Treasure Bay Oriental Development, Inc. The primary business of these companies is commercial real estate development in China. In 1997, Mr. Tanenbaum founded Primus Capital LLC, an Atlanta, Georgia-based structured finance and investment company, and is currently serving as the president. Mr. Tanenbaum received a Masters in Business Administration from Harvard Business School in 1982, and in 1978 he received a Bachelor of Arts from Tulane University.

Mr. Hengyang Zhou, 38, will continue to serve as executive vice president of Pypo Beijing and president of distribution after consummation of the business combination. Since August 2008, Mr. Zhou has served as executive vice president of Pypo Beijing and president of distribution. Mr. Zhou joined Pypo Beijing in December 2005 and served as its chief operating officer from October 2007 through July 2008. Prior to joining Pypo Beijing, Mr. Zhou was the general manager of Beijing Guoxin Jiuding Communication Equipment Co., Ltd. from 2002 to 2005. Mr. Zhou has a bachelor’s degree in chemical engineering from Hunan University in China.

Mr. Francis Kwok Cheong Wan, 50, will continue to serve as vice president of Pypo Beijing and president of e-commerce after consummation of the business combination. Mr. Wan has served as a vice president of Pypo Beijing and president of Pypo’s e-commerce business since October 2006. He served as the chief operating officer of Pypo Beijing from October 2003 to October 2006. Prior to joining Pypo Beijing in October 2003, Mr. Wan was the chief operating officer of Beijing Hua Song Electronic Technology Co., Ltd. from September 2002 to October 2003. Mr. Wan has a bachelor’s degree in electric engineering from Hong Kong Polytechnic University.

Mr. Michael Marks, 36, will serve as a director of MK Cayman after consummation of the business combination. Mr. Marks has served as the president and director of Middle Kingdom since inception. In January 2003, Mr. Marks founded the China practice of Sonnenblick Goldman, a New York headquartered real estate investment bank, and until December 2007 served as China managing director and regional principal of the firm. Since July 2008, Mr. Marks has served as an independent director of Genesis Pharmaceuticals Enterprises, Inc., a manufacturer and distributor of chemical and herbal drugs throughout China. Since October 2007, Mr. Marks has served as an independent director of China Housing & Land Development, Inc., a developer of residential and commercial property in Shaanxi Province, China. In September 2002, Mr. Marks founded the Shanghai office of Horwath Asia Pacific, a hotel and tourism advisory firm affiliated with Horwath International, and currently serves as its director and Shanghai representative. From June 1999 to November 2004, Mr. Marks served as a director of Metro Education in China. Mr. Marks graduated with a Bachelor of Commerce and Masters of Commerce from the University of the Witwatersrand in Johannesburg, South Africa in 1994 and 1997, respectively. In 1998, Mr. Marks graduated with a Bachelor of Arts in psychology from the University of South Africa.

Mr. Alex Fan, 51, will serve as an independent director and audit committee expert of MK Cayman after consummation of the business combination. Since January 2004, Mr. Fan has served as the president of Crestridge Consulting, Inc., a provider of financial and management consulting services. From 1990 to 2003, he worked as a partner of Chen & Fan, Accountancy Corporation, where he was in charge of audit, review and consulting services. Mr. Fan received a Master of Science in accounting from University of Wisconsin in 1981, and he received a Bachelor of Business Administration from National Taiwan University in 1979. He has been a member of the American Institute of Certified Public Accountants since 1988.

Mr. Andrew Ryan, 49, will serve as an independent director and audit committee member of MK Cayman after consummation of the business combination. Mr. Ryan is a co-founding partner of Salisbury & Ryan LLP, a New York based commercial law firm established in 1993 that specializes in corporate transactional work, commercial litigation and arbitration. He has also worked as a director and the general counsel of Numerex Corporation, an Atlanta based M2M communications network company, since 1996. Mr. Ryan received his bachelor’s degree in history from Lafayette College in 1981 and his law degree from Dickinson School of Law, Pennsylvania State University in 1984.

Mr. Linzhen Xie, 68, will serve as an independent director and audit committee member of MK Cayman after consummation of the business combination. Mr. Xie has served as the executive director and chief scientist of CECT-Chinacomm Communications Co., Ltd., a provider of wireless and telecommunication service, since 2006. From 2002 to 2004, Mr. Xie was the chairman of the board of Chinacom Zhihuidao Internet Service Limited, an operator of internet cafe chain stores, while he also served as a director of Yunan Jinshikong Mobile Telecommunication Technology Limited, a mobile phone manufacturer. From 1998 to 2002, he served as a deputy director general of Information Technology Products Department in the Ministry of Information Industry. He also worked as a director of China National Laboratory on Local Area Network and Advanced Optical System from 1995 to 2002. Mr. Xie received his master’s degree in physics from Peking University in 1963.

Ms. Mofang Li, 63, will serve as an independent director of MK Cayman after consummation of the business combination. Ms. Li has served as a director of Aspire Holdings Limited, a company specializing in wireless data business, since 2002. Ms. Li has been a member of the Development Strategy Committee of China Mobile Communication Corporation since 2006, the chairman of the Technology Advisory Committee of China Mobile Communication Corporation since 2002, a member of the Advisory Committee for the State Informatization since 2002 and a senior member of the Wireless and Mobile Communication Committee of China Institute of Communication since 2001. From 2000 to 2006, Ms. Li worked as the chief engineer of China Mobile Communication Corporation. Ms. Li received her bachelor’s degree of radar anti-jamming from China Northwestern Telecommunication and Engineering Institute in 1969.

Voting Agreement

Upon consummation of the business combination, the initial MK Cayman board of directors will consist of seven directors. The Pypo shareholders will designate six directors to MK Cayman’s board, or the Pypo directors, and the board of Middle Kingdom will designate a seventh director, or the Middle Kingdom Director. Of the six Pypo Directors, at least three shall be “independent directors” as defined by NASDAQ Marketplace Rules, provided that a majority of independent directors then serving on the MK Cayman board may amend, modify or terminate the requirement that the Pypo shareholders designate six directors and the number of those six who must be independent directors. Such independent directors will serve as members of MK Cayman’s audit committee. As of the consummation of the business combination, the Pypo Directors are expected to be Mr. Kuo Zhang, Mr. Dongping Fei, Mr. Alex Fan, Mr. Andrew Ryan, Mr. Linzhen Xie and Ms. Mofang Li. Messrs. Fan, Ryan and Xie and Ms. Li are expected to be independent directors. Additionally, Messrs. Fan, Ryan and Xie are expected to serve on MK Cayman’s audit committee. The Middle Kingdom Director will be Michael Marks.

At the closing of the business combination, ARCH, Capital Ally, Mr. Marks and Mr. Tanenbaum as representatives of Middle Kingdom, and MK Cayman will enter into a voting agreement. The voting agreement provides that, until March 31, 2011 (or March 31, 2012 if the shares subject to the earn-out provision have not been issued prior to such date) at any meeting called or action taken for the purpose of electing directors to the MK Cayman board of directors, ARCH and Capital Ally will agree to vote for one director nominated by Mr. Marks and Mr.  Tanenbaum on behalf of the Middle Kingdom stockholders.

Independence of Directors

MK Cayman expects to comply with the rules of NASDAQ in determining whether a director is independent. The NASDAQ listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. NASDAQ requires that a majority of the board of directors of a company be independent.

Consistent with these considerations, the board of directors of MK Cayman has determined that, upon appointment to the board of directors of MK Cayman on the closing of the merger agreement, Messrs. Fan, Ryan and Xie and Ms. Li will serve as independent directors of MK Cayman for the ensuing year. Additionally, Messrs. Fan, Ryan and Xie are expected to serve on MK Cayman’s audit committee (when such audit committee is formed).

MK Cayman does not have, and immediately following consummation of the business combination, will not have, an audit committee, nominating committee or compensation committee. Until an audit committee is formed, the entire board of directors shall perform the functions of an audit committee and, until the nominating and compensation committees are formed, the independent directors shall perform such functions.

Compensation Committee Interlocks and Insider Participation

MK Cayman does not have, and immediately following consummation of the business combination, will not have, a compensation committee, and, until the compensation committee is formed, the independent directors shall perform such functions. None of the members who will serve as independent directors on the MK Cayman board of directors has at any time during the prior fiscal year been an officer or employee of MK Cayman. None of MK Cayman’s executive officers currently serves or in the prior fiscal year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as independent directors on the MK Cayman board of directors.

Compensation of Officers and Directors

Compensation of Officers and Directors of Middle Kingdom

No executive officer of Middle Kingdom has received any cash or non-cash compensation for services rendered to Middle Kingdom. Each executive officer has agreed that he will not receive any cash or non-cash compensation prior to the consummation of a business combination.

During the fiscal year ended December 31, 2007, Middle Kingdom paid several of its officers and directors and/or their affiliated companies aggregate fees of $7,500 per month for general and administrative services, including office space, utilities and secretarial support in the PRC and Atlanta, Georgia. The administrative fee of $7,500 per month is allocated among Primus Capital LLC, an affiliate of Mr. Tanenbaum (the Chief Executive Officer of Middle Kingdom); Mr. Marks (the President of Middle Kingdom); MTP Holdings Ltd., an affiliate of Messrs. Yao (an officer and director of Middle Kingdom), Chai (an officer of Middle Kingdom) and Ding (an officer of Middle Kingdom); and Mr. Lam (an officer and director of Middle Kingdom).

Middle Kingdom’s directors have not received and do not currently receive any cash or non-cash compensation for their service as members of the board of directors.

Compensation of Officers and Directors of Pypo

Compensation Discussion and Analysis

This section discusses the compensation Pypo paid in previous fiscal years to certain executive officers and significant employees who will serve as executive officers or significant employees of MK Cayman upon consummation of the business combination. These individuals include: (i) Mr. Fei and Mr. Leong, who served as the chief executive officer and chief financial officer, respectively, of Pypo Beijing during fiscal 2008 and who will continue to serve in such position for MK Cayman following consummation of the business combination, and (ii) Pypo’s three next most highly paid executive officers during fiscal 2008 who will also serve as directors or officers of MK Cayman, collectively, the named executive officers.

Determination of Compensation

Pypo does not have a compensation committee, and Pypo’s board of directors has made all compensation decisions regarding Pypo’s named executive officers. Compensation decisions with respect to Pypo’s named executive officers have historically focused on attracting and retaining individuals who could help Pypo meet and exceed its financial and operational goals. When setting individual compensation levels for such named executive officers, Pypo’s board of directors considered, among other factors, the growth of the company, individual performance, market trends and the board’s desire to maintain an equal and consistent compensation structure for its senior management team.

Pypo’s board of directors received compensation recommendations for named executive officers from Mr. Fei, Pypo’s chief executive officer. Pypo’s board of directors reviewed these recommendations, proposed adjustments and, subject to any review it deemed appropriate, approved compensation packages for Pypo’s named executive officers. Pypo’s board of directors also considered certain qualitative factors in determining each named executive officer’s compensation, including, but not limited to, each such officer’s contribution to the achievement of Pypo’s financial goals and management ability, as well as the competitiveness of such officer’s total compensation in the market based on his respective responsibilities. In addition, given the start-up nature of Pypo’s business and Pypo’s desire to maintain a cooperative, team-based culture, Pypo’s board of directors sought to maintain an equal and consistent compensation structure among its named executive officers.

Pypo traditionally provided cash compensation, bonuses and contributions to benefit plans to its named executive officers. For fiscal 2007 and fiscal 2008, the compensation of Pypo’s named executive officers consisted of a base salary, annual bonus and other benefits, each of which is described in more detail below.

Base Salary

Pypo’s board of directors established base salaries payable to Pypo’s named executive officers with the goal of providing a fixed component of compensation, reflecting the factors described in “—Determination and Compensation” above. Each named executive officer’s employment agreement established minimum base salaries. Ultimately, Pypo determined that its overriding goal was to maintain an equal and consistent compensation structure among senior management. Accordingly, Pypo determined it would pay each of the named executive officers the same base salary in fiscal 2007 and fiscal 2008.

Annual Bonuses

Pypo’s board of directors set annual bonuses with the objective of providing additional compensation to its named executive officers, taking into account that annual bonuses are generally taxed at lower PRC tax rates than those imposed on base salaries. As a result, Pypo paid such bonuses as a fixed component of compensation, and such bonuses are not performance-based. Pypo paid such bonuses at the end of each fiscal year, and bonus awards generally were approximately 40% of each named executive officer’s base salary. In each of fiscal 2007 and fiscal 2008, approximately RMB 480,000 (approximately US$68,400) of the total compensation of each named executive officer consisted of annual bonuses.

Perquisites and Other Benefits

Pypo provided certain perquisites to named executive officers to attract and retain key executive officers, and to allow certain conveniences to named executive officers faced with the demands of their positions. These perquisites included automobile allowances or the use of company cars. In addition, Pypo’s named executive officers, along with other employees, were entitled to participate in Pypo’s employee benefit plans, including endowment insurance, unemployment, industrial injury insurance, maternity leave and medical plans.

Severance Benefits

Pypo’s named executive officers were entitled to receive severance payments, based on the executive’s remaining employment term, if he or she resigned for certain reasons specified in his or her employment agreement or if Pypo terminated his or her employment without cause.

Summary Compensation Table

The following table lists, in tabular format, summary compensation figures for each of the executive officers named below. This compensation consists of compensation Pypo Beijing paid such individuals.

Fiscal years ended March 31, 2008 and 2007

Name	Principal Position	Year	Salary		Bonus		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Kuo Zhang	Chairman of the Board of Directors of Pypo Beijing and Director of Pypo Cayman	2008	$96,970	*	$64,646	*	—	$549	$162,165
		2007	$91,278	*	$60,852	*	—	$517	$152,647

Dongping Fei	President and Chief Executive Officer	2008	$96,970	*	$64,646	*	—	$2,917	$164,533
		2007	$91,278	*	$60,852	*	—	$2,156	$152,286

Hengyang Zhou	Executive Vice President and President of Distribution	2008	$96,970	*	$64,646	*	—	$389	$162,005
		2007	$91,278	*	$60,852	*	—	$228	$152,358

Francis Kwok Cheong Wan	Vice President and President of E-Commerce	2008	$96,970	*	$64,646	*		—	$161,616
		2007	$91,278	*	$60,852	*		—	$152,130

Kim Chuan (“Jackie”) Leong	Vice President and Chief Financial Officer	2008	—				—	—	—
		2007	—				—	—	—

*	In both fiscal 2007 and fiscal 2008, Pypo Beijing paid RMB 720,000 as base salary and RMB 480,000 as an annual bonus to each of Messrs. Zhang, Fei, Zhou and Wan. The apparent base salary and annual bonus increases from fiscal 2007 to fiscal 2008 resulted from year-over-year variation in the RMB to dollar exchange rates. The currency exchange rate is the average rate of exchange of any fiscal year, based on the exchange rates quoted by the People’s Republic of China. See “Summary—Currency Conversion Rates.”

Employment Agreements with Executive Officers

Pypo Beijing is currently party to employment agreements with Mr. Zhang and Mr. Fei, pursuant to which both serve in their respective capacities as chairman and chief executive officer of Pypo Beijing. The initial term of Mr. Zhang’s and Mr. Fei’s employment agreements continues until June 4, 2010, with automatic renewal for additional four-year terms unless the agreement is terminated or either party gives notice of non-renewal at least 30 days prior to the end of the term.

The employment agreements also prohibit each of Mr. Zhang and Mr. Fei from competing with Pypo during the term of his employment and for five years thereafter, and contain standard non-solicitation and confidentiality provisions. Upon consummation of the business combination, Pypo’s existing employment agreements with Mr. Zhang and Mr. Fei will terminate and Mr. Zhang and Mr. Fei will enter into new employment agreements with MK Cayman, as described below.

Post-Merger Employment Agreements

Each of Mr. Zhang and Mr. Fei has entered into an employment agreement with Pypo Cayman and each of Mr. Zhou and Mr. Wan has entered into an employment agreement with Pypo Beijing. The employment agreements become effective on the date of the consummation of the business combination and are for terms of three years. Mr. Zhang will be employed as the chairman of the board of MK Cayman; Mr. Fei will be employed as the chief executive officer of MK Cayman; Mr. Zhou will be employed as the executive vice president of Pypo Beijing and president of distribution; and Mr. Wan will be employed as the vice president of Pypo Beijing and president of e-commerce. Each executive will receive an initial base salary of approximately $174,000 (calculated at the exchange rate as of the date of the merger agreement), an amount equal to his base salary and annual bonus, in RMB, at Pypo Beijing for fiscal 2008. The boards of directors of Pypo Cayman and Pypo Beijing may adjust base salaries annually to reflect increases in the cost of living. An executive’s base salary may also be increased if the executive’s workload substantially increases as a result of an expansion in the business of his employer or its subsidiaries or controlled affiliates. In addition, an executive’s base salary may be correspondingly adjusted if the salaries of all other employees of his employer or its subsidiaries and its controlled affiliates are adjusted.

Each executive’s employment agreement will provide for an annual bonus based on the executive’s performance and the financial performance of his employer. Annual bonuses will be determined by each employer in its sole discretion and will be approved by its board of directors. Subject to the approval of its board of directors, each employer may also grant share options or other equity incentives to the executives.

Pursuant to the employment agreements, the employer will pay tuition and other costs, including a reasonable living allowance, arising from an executive’s enrollment in any full-time or part-time business study program at an appropriate university and in a subject relevant to the executive’s scope of work. An executive’s enrollment in such a program will require prior approval by his employer’s board of directors, in the case of Mr. Fei or Mr. Zhang, or his employer’s chief executive officer, in the case of Mr. Zhou or Mr. Wan.

Each executive will also be eligible to participate in the benefits generally made available to the employer’s executives in accordance with the benefit plans established by the employer. In addition, the employer will pay for life insurance and medical insurance policies for the benefit of each executive.

If an executive’s employment agreement terminates as a result of the death of the executive, or if an employer terminates an executive’s employment based on the executive’s disability, the employer will pay the executive, or his beneficiaries or estate, as applicable, an amount equal to 18 months’ base salary plus the full amount of any compensation to which the executive was entitled as of the date of termination. If an executive suffers an industrial injury (as defined under applicable PRC laws), the employer will not be able to terminate the executive’s employment without the executive’s consent. If the executive consents to such termination, the employer will pay the executive an amount equal to 18 months’ base salary plus the full amount of any compensation to which the executive was entitled as of the date of termination.

If an employer dismisses an executive without cause (as defined by the PRC Labor Law), or if an executive terminates his employment for good reason (as defined in his employment agreement), the employer will pay the executive the product of his monthly base salary and the number of years the executive was employed pursuant to his employment agreement plus five. If an executive terminates his employment other than for good reason, the executive will be entitled to a contribution bonus in an amount determined by the employer and approved by its board of directors. A contribution bonus shall not exceed the product of the executive’s monthly base salary and the number of years the executive was employed pursuant to his employment agreement plus five. If an executive’s employment agreement expires in accordance with its term without earlier termination or extension, the executive will be eligible to receive an amount equal to eight months’ base salary.

Each of the employment agreements provides for the protection of confidential information and contains non-competition and non-solicitation provisions applicable for a term of 24 months following the termination of the executive’s employment. Each executive will continue to receive his base salary during the term of the non-competition and non-solicitation provisions in consideration of his fulfilling his obligations thereunder.

Compensation of Directors of Pypo Cayman

Pypo Cayman’s non-employee directors have not received and do not currently receive any cash or non-cash compensation for their service as members of the board of directors. Following the consummation of the business combination, non-employee directors of MK Cayman will receive compensation for their services as directors.

The following table lists, in tabular format, summary compensation figures for each of Pypo Beijing’s non-employee directors named below.

Fiscal year ended March 31, 2008

Name	Principal Position	Salary	Total
Yuen Kam	Director	$51,288	$51,288

Samuel Kong	Director	$51,288	$51,288

Clement Kwong	Director	—	—

Ting Zheng	Director	$51,288	$51,288

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Middle Kingdom Related Party Transactions

Prior to Middle Kingdom’s IPO, Middle Kingdom issued 750,000 shares of its common stock at a purchase price of $.03 per share and 90,450 Series A units (consisting of one share of common stock and five Class A warrants) at a purchase price of $8.00 per unit to the individuals and entities set forth below.

Name	Number of Shares of Common Stock	Number of Series A Units	Relationship to Middle Kingdom
High Capital Funding LLC	281,250	51,652	Messrs. Rapaport and Brasch are affiliates of High Capital Funding, LLC.

Bernard J. Tanenbaum III	121,875	10,174	Chief Executive Officer and Director

Michael Marks (1)	121,875	10,174	President and Director

MTP Holdings Ltd. (2)	75,000	6,261	Executive Officers and Director (1)

Allan Shu Cheuk Lam (3)	75,000	6,261	Executive Vice President and Director

Anthony Ng	37,500	3,130	Chairman of the Board of Directors

David A. Rapaport	18,750	2,015	Secretary and Director

Fred A. Brasch	18,750	783	Chief Financial Officer

(1)	These securities are held in the name of Gedeon International Limited. Mr. Marks has voting and dispositive control over these securities.

(2)	These securities are held in the name of MTP Holdings Ltd. and represent the aggregate amount beneficially owned by Messrs. Yao, Chai, and Ding. Mr. Yao is a director and executive officer of the company and Messrs. Chai and Ding are executive officers.

(3)	These securities are held 50% in the name of Supreme Ocean Development Limited, of which Mr. Lam has voting and dispositive control, and 50% by Mr. Lam directly.

The holders of the majority of these shares are entitled to make up to three demands that Middle Kingdom register them for resale, and upon completion of the business combination, MK Cayman will assume the obligations of Middle Kingdom to register these shares. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. Upon completion of the business combination, MK Cayman will bear the expenses incurred in connection with the filing of any such registration statements.

Middle Kingdom has an agreement to pay several of its officers and directors and/or their affiliated companies aggregate fees of $7,500 per month for general and administrative services, including office space, utilities and secretarial support in the PRC and Atlanta, GA. The administrative fee of $7,500 per month is allocated among Primus Capital LLC, an affiliate of Mr. Tanenbaum, Middle Kingdom’s CEO; Mr. Marks, Middle Kingdom’s President; MTP Holdings Ltd., an affiliate of Messrs. Yao (an officer and director of Middle Kingdom), Chai (an officer of Middle Kingdom), and Ding (an officer of Middle Kingdom); and Mr. Lam (an officer and director of Middle Kingdom).

Middle Kingdom will reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on its behalf, such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by Middle Kingdom, which will be reviewed only by Middle Kingdom’s board or a court of competent jurisdiction if such reimbursement is challenged.

Pursuant to the agreements and arrangements discussed in the foregoing two paragraphs, as of September 30, 2008, Middle Kingdom has made the following payments to its officers, directors and other related parties:

Officer, Director or Related Party	Travel & Expenses	Management Fees	Total
Allan Lam	$11,715	$24,818	$36,532
Anthony Ng	$3,650		$3,650
Alex Chun Yao	$23,956	$24,818	$48,774
Bernard J. Tanenbaum III	$174,999	$56,110	$231,109
David Rapaport	$6,066		$6,066
Erick Yan Qi Chai	$1,730		$1,730
Fred Brasch	$20,608		$20,608
Harold Zhi Ping Ding	$136		$136
High Capital Funding LLC (1)	$12,840		$880
Michael Marks	$152,002	$56,110	$208,112

TOTAL:	$407,703	$161,855	$569,558

(1)	Excludes amounts for Messrs. Rapaport and Brasch, who are listed separately.

All of the shares held by Middle Kingdom’s officers, directors and/or their affiliated companies owned prior to the IPO were placed into an escrow account. Subject to certain limited exceptions, the 750,000 shares of common stock purchased by management and Middle Kingdom’s principal stockholder prior to the IPO for $0.03 per share will not be transferable during the escrow period and will not be released from escrow until December 13, 2009. The 90,450 common shares and the 226,125 Class A warrants underlying the 90,450 Series A units (226,125 Class A warrants underlying the Series A units will be transferred upon the closing of the business combination), will not be released from escrow until the earlier of (i) the completion of a business combination or (ii) liquidation.

For a discussion of the interests of the Middle Kingdom executive officers and directors in the business combination, see “Summary—Interest of Middle Kingdom Officers and Directors in the Business Combination.”

Pypo Related Party Transactions

Certain Agreements and Contractual Arrangements between Pypo and Beijing Feijie and/or Its Shareholders

Pypo operates its retail chain stores through Beijing Feijie, a consolidated variable interest entity established in November 2007. Pypo established Beijing Feijie to enable Pypo to access capital from sources outside of the PRC while maintaining compliance with PRC laws.

Prior to September 8, 2008, each of Mr. Hui Liu and Mr. Fei owned 50% of the outstanding shares in Beijing Feijie. On September 1, 2008, Mr. Liu entered into a share transfer agreement pursuant to which Mr. Liu transferred his shares in Beijing Feijie to Mr. Zhikuan Guan. Mr. Guan became a 50% shareholder in Beijing Feijie on September 8, 2008 when the share transfer became effective. Mr. Fei is a co-founder of Pypo Beijing and currently serves as its Chief Executive Officer.

Pypo Beijing exercises effective control over the day-to-day operations and financial affairs of Beijing Feijie, appoints key personnel (subject to shareholder approval) and receives substantially all of the revenues generated by Beijing Feijie through the contractual arrangements described below, including:

•	the exclusive business cooperation agreement between Pypo Beijing and Beijing Feijie;

•	the equity interest pledge agreements among Pypo Beijing, Beijing Feijie and each of Mr. Guan and Mr. Fei;

•	the exclusive option agreements among Pypo Beijing, Beijing Feijie and each of Mr. Guan and Mr. Fei;

•	the powers of attorney executed in favor of Pypo Beijing by each of Mr. Guan and Mr. Fei; and

•	the loan agreements among Pypo Beijing, Beijing Feijie and each of Mr. Guan and Mr. Fei.

Each of Pypo Beijing and Beijing Feijie is a distinct, independent legal entity under the laws of the PRC, and neither party is subject to the liabilities of the other party.

Exclusive Business Cooperation Agreement

On September 1, 2008, Pypo Beijing and Beijing Feijie entered into an exclusive business cooperation agreement (which replaced a similar agreement dated December 26, 2007). Under the exclusive business cooperation agreement, Beijing Feijie granted to Pypo Beijing exclusive rights to provide business support and technical and consulting services related to Beijing Feijie’s business operations. In consideration for these services, Beijing Feijie agreed to pay Pypo Beijing annual service fees equal to a percentage of Beijing Feijie’s audited total amount of operational income for each year, as set forth in the agreement. The percentage may be subsequently adjusted from time to time as agreed in writing by Pypo Beijing and Beijing Feijie. In addition, the agreement provides that Pypo Beijing will retain exclusive ownership of and rights to intellectual property developed by either Pypo Beijing or Beijing Feijie during the term of and in connection with the agreement.

The agreement has an initial ten-year term and is renewable at Pypo Beijing’s election. As of December 31, 2008, Beijing Feijie had not made any payments to Pypo Beijing under the agreement.

Equity Interest Pledge Agreements

On September 1, 2008, Mr. Fei, Pypo Beijing and Beijing Feijie entered into an amended and restated equity interest pledge agreement (which replaced a similar equity interest pledge agreement dated December 26, 2007). Pursuant to the amended and restated equity interest pledge agreement, Mr. Fei pledged all of his rights (including voting rights) and equity interests in Beijing Feijie to Pypo Beijing as security for Beijing Feijie’s performance of its obligations under the exclusive business cooperation agreement.

On September 8, 2008, Mr. Guan, Pypo Beijing and Beijing Feijie entered into an equity interest pledge agreement pursuant to which Mr. Guan pledged all of his rights (including voting rights) and equity interests in Beijing Feijie to Pypo Beijing as security for Beijing Feijie’s performance of its obligations under the exclusive business cooperation agreement.

Under the equity interest pledge agreements, if Beijing Feijie or any of its shareholders breaches the terms of such agreements, Pypo Beijing, as pledgee, shall be entitled to sell the pledged equity interests and pursue other available remedies. In addition, each of the shareholders of Beijing Feijie has agreed not to transfer, sell, pledge, dispose of or otherwise encumber its equity interests in Beijing Feijie without the prior written consent of Pypo Beijing. During the term of the equity interest pledge agreements, Pypo Beijing is entitled to collect dividends generated by the pledged equity interests. The term of each of the equity interest pledge agreements expires upon the completion by Beijing Feijie of its obligations under the exclusive business cooperation agreement.

Exclusive Option Agreements

On September 1, 2008, Mr. Fei, Pypo Beijing and Beijing Feijie entered into an amended and restated exclusive option agreement (which replaced a similar exclusive option agreement dated December 26, 2007). Pursuant to the amended and restated exclusive option agreement, Mr. Fei irrevocably granted to Pypo Beijing or its designee a non-assignable option to purchase from Mr. Fei, as a shareholder of Beijing Feijie, all or any portion of his equity interests in Beijing Feijie to the extent permitted by PRC law.

On September 8, 2008, Mr. Guan, Pypo Beijing and Beijing Feijie entered into an exclusive option agreement pursuant to which Mr. Guan irrevocably granted to Pypo Beijing or its designee a nonassignable option to purchase from Mr. Guan, as a shareholder of Beijing Feijie, all or any portion of his equity interests in Beijing Feijie to the extent permitted by PRC law.

The exercise of purchase rights under each of the exclusive option agreements with Messrs. Fei and Guan is subject to:

•	the release of the restrictions on foreign investments in the value-added telecommunications industry;

•	obtaining approvals from PRC government authorities in connection with companies doing retail business in China with foreign ownership; and

•	other PRC government approval and registration requirements associated with converting a domestic PRC company into a company with foreign ownership.

Pursuant to the terms of the exclusive option agreements, the total exercise price for the equity interests owned by Mr. Guan and Mr. Fei is the actual capital contribution paid in the registered capital of Beijing Feijie by Mr. Guan and Mr. Fei, subject to adjustment based on the required appraisal under PRC law at the time when Pypo Beijing exercises the options. Each exclusive option agreement has an initial term of ten years and is renewable at Pypo Beijing’s election. Additionally, the exclusive option agreements provide that, without the prior written consent of Pypo Beijing:

•

neither Beijing Feijie nor any of its shareholders shall sell, transfer, pledge, encumber, grant a security interest in or otherwise dispose of any of its assets, business divisions, capital or equity interests;

•	Beijing Feijie shall not merge or consolidate with, invest in or purchase or invest in any other entity; and

•	Beijing Feijie shall not pay any dividends to its shareholders.

Powers of Attorney

In September 2008, as a shareholder of Beijing Feijie, Mr. Guan executed an irrevocable power of attorney authorizing Pypo Beijing to vote all of the Beijing Feijie shares held by him on his behalf on all matters subject to a shareholder vote. Mr. Fei also executed an irrevocable power of attorney (which replaced a similar power of attorney dated December 26, 2007), and authorized Pypo Beijing to vote all of the Beijing Feijie shares held by him on his behalf on all matters subject to a shareholder vote.

Loan Agreements

On December 26, 2007, Pypo Beijing and Beijing Feijie entered into two loan agreements, pursuant to which Pypo Beijing provided each of Mr. Liu (the “Liu Loan”) and Mr. Fei (the “Fei Loan”) a $633,874 interest-free loan to provide working capital to Beijing Feijie. Each of the Liu Loan and the Fei Loan requires that the proceeds be used only to furnish working capital to Beijing Feijie and is secured by the equity pledge agreements described above. The term of each of the Liu Loan and the Fei Loan expires December 25, 2009 and may be extended by mutual agreement of the parties thereto. Mr. Liu repaid the Liu Loan in September 2008.

In connection with the share transfer from Mr. Liu to Mr. Guan, on September 1, 2008, Pypo Beijing and Mr. Guan entered into a loan agreement pursuant to which Pypo Beijing provided a $633,874 interest-free loan to Mr. Guan (the “Guan Loan”). The Guan Loan requires that Mr. Guan may only use the proceeds to pay for the shares that Mr. Liu transferred to Mr. Guan. The term of the Guan Loan expires August 31, 2018, which the parties. may mutually agree to extend. As of December 31, 2008, Mr. Guan had not repaid any amounts outstanding under the Guan Loan.

In connection with the share transfer from Mr. Liu to Mr. Guan, on September 1, 2008, Pypo Beijing and Mr. Fei entered into an amended and restated loan agreement (which replaced the original Fei Loan entered into on December 26, 2007 described above). The amended and restated Fei Loan confirmed the terms of the original

Fei Loan and extended the maturity date of such loan to August 31, 2018, which the parties may mutually agree to extend. As of December 31, 2008, Mr. Fei had not repaid any amounts outstanding under the Fei Loan.

The Guan Loan and the Fei Loan contain a number of covenants that restrict the actions Mr. Guan or Mr. Fei can take or cause Beijing Feijie to take, or that require Mr. Guan or Mr. Fei to take or cause Beijing Feijie to take specific actions. For example, these covenants provide that Mr. Guan and Mr. Fei shall:

•

not transfer, pledge or otherwise dispose of or encumber his equity interest in Beijing Feijie without the prior written consent of Pypo Beijing (except for the equity interest pledge for the benefit of Pypo Beijing, described above);

•	vote to elect the director and/or executive director candidates nominated by Pypo Beijing;

•

not vote for, or execute any resolutions to approve, any merger or consolidation with any person, or any acquisition of or investment in any person, by Beijing Feijie without the prior written consent of Pypo Beijing;

•	at the request of Pypo Beijing or a party designated by Pypo Beijing, cause Beijing Feijie to execute contracts or agreements in cooperation with Pypo Beijing or the party designated by Pypo Beijing;

•

not, without Pypo Beijing’s prior written consent, cause Beijing Feijie to incur, inherit, guarantee or otherwise allow for the existence of any debt, except for (i) debt incurred in the ordinary course of business or (ii) debt already disclosed to Pypo Beijing for which Pypo Beijing’s written consent has been obtained; and

•

not, without Pypo Beijing’s prior written consent, cause Beijing Feijie to distribute dividends to shareholders, provided that, upon Pypo Beijing’s written request, Messrs. Guan and Fei may cause Beijing Feijie to distribute profits in whole or in part to its shareholders.

Certain Agreements and Contractual Arrangements between Pypo, Beijing Dongdian and Beijing Feijie.

Beijing Feijie owns 100% of the shares in Beijing Dongdian, which operates Pypo’s e-commerce business through Pypo’s e-commerce website, www.dongdianwang.com. Pypo established Beijing Dongdian to comply with PRC regulations governing telecommunication services, which cover Pypo’s e-commerce business.

Pypo Beijing exercises effective control over the day-to-day operations and financial affairs of Beijing Dongdian, appoints Beijing Dongdian’s key personnel (subject to shareholder approval) and receives substantially all of the revenues generated by Beijing Dongdian through the contractual arrangements described below, including:

•	the exclusive business cooperation agreement between Pypo Beijing and Beijing Dongdian;

•	the equity interest pledge agreement among Pypo Beijing, Beijing Feijie and Beijing Dongdian;

•	the exclusive option agreement among Pypo Beijing, Beijing Feijie and Beijing Dongdian; and

•	the power of attorney executed in favor of Pypo Beijing by Beijing Feijie.

Each of Pypo Beijing, Beijing Dongdian and Beijing Feijie is a distinct, independent legal entity under the laws of the PRC, and such parties are not subject to the liabilities of the other parties.

Exclusive Business Cooperation Agreement

Under the exclusive business cooperation agreement dated July 28, 2008 between Pypo Beijing and Beijing Dongdian, Beijing Dongdian granted to Pypo Beijing exclusive rights to provide technical support, consulting services and other commercial services related to Beijing Dongdian’s business operations. Beijing Dongdian agreed to pay Pypo Beijing annual service fees equal to a percentage of Beijing Dongdian’s audited total amount of operational income for each year, as set forth in the agreement. The percentage may be subsequently adjusted from time to time as agreed in writing by Pypo Beijing and Beijing Dongdian. In addition, the agreement provides that Pypo Beijing will retain exclusive ownership of and rights to intellectual property developed in connection with the performance of the agreement.

The agreement has an initial ten-year term that the parties may extend by mutual agreement. As of December 31, 2008, Beijing Dongdian had not made any payments to Pypo Beijing under the agreement.

Equity Interest Pledge Agreement

Under the equity interest pledge agreement dated August 5, 2008 among Beijing Feijie, Pypo Beijing and Beijing Dongdian, Beijing Feijie pledged all of its rights (including voting rights) and equity interests in Beijing Dongdian to Pypo Beijing as security for Beijing Dongdian’s performance of its obligations under the exclusive business cooperation agreement.

Under the equity interest pledge agreement, if either Beijing Dongdian or Beijing Feijie breaches the terms of the agreement, Pypo Beijing, as pledgee, will be entitled to sell the pledged equity interests, among other available remedies. In addition, Beijing Feijie has agreed not to transfer, sell, pledge, dispose of or otherwise encumber its equity interests in Beijing Dongdian without the prior written consent of Pypo Beijing. During the term of equity interest pledge agreement, Pypo Beijing is entitled to collect dividends generated by the pledged equity interest. The term of the equity pledge agreement, as well as the rights embodied therein, expires upon payment of all obligations due under the exclusive business cooperation agreement.

Exclusive Option Agreement

On August 5, 2008, Pypo Beijing entered into an exclusive option agreement with Beijing Feijie and Beijing Dongdian. Under the agreement, Beijing Feijie irrevocably granted to Pypo Beijing or its designee a non-assignable option to purchase from Beijing Feijie, as the sole shareholder of Beijing Dongdian, all of its equity interests in Beijing Dongdian, to the extent permitted under PRC law. The exercise of the purchase rights under the exclusive option agreement are subject to (i) the release of the restrictions on foreign investments in the value-added telecommunications industry; and (ii) other PRC government approval and registration requirements associated with converting a domestic PRC company into a company with foreign ownership.

Pursuant to the terms of the agreement, the total exercise price for the equity interests owned by Beijing Feijie is $1.35, subject to adjustment as a result of negotiations based on the required appraisal under PRC law at the time when Pypo Beijing exercises the option. The exclusive option agreement has an initial term of ten years and is renewable at Pypo Beijing’s election. Additionally, the exclusive option agreement provides that, without the prior written consent of Pypo Beijing:

•

neither Beijing Dongdian nor Beijing Feijie shall sell, transfer, pledge, encumber, grant a security interest in or otherwise dispose of any of the assets, business divisions, or capital or equity interests of Beijing Dongdian;

•

Beijing Dongdian shall not incur, inherit, guarantee or otherwise allow for the existence of any debt, except for (i) debt incurred in the ordinary course of business or (ii) debt already disclosed, to Pypo Beijing to which Pypo Beijing to which Pypo Beijing has consented to in writing;

•	Beijing Dongdian shall not merge or consolidate with or purchase or invest in any other entity; and

•	Beijing Dongdian shall not pay any dividends to its shareholders.

Power of Attorney

Beijing Feijie, as the sole shareholder of Beijing Dongdian, has executed an irrevocable power of attorney authorizing Pypo Beijing to vote on its behalf all of the Beijing Dongdian equity interests held by Beijing Feijie on all matters subject to a shareholder vote.

Private Placements

Since its inception, Pypo Cayman has entered into the following private placements:

In connection with the formation of Pypo Cayman in October 2007, Pypo Cayman issued 500 ordinary shares at the price of $0.0001 per share to each of GM Investment Company Limited, or GM Investment, and Style Technology. The total amount of consideration paid in the private placement was $0.05 by each of GM Investment and Style Technology. Immediately following the initial purchase, GM Investment transferred its 500 ordinary shares in Pypo Cayman to its affiliate China Bright, for the amount of $0.05. Following these transactions, each of Style Technology and China Bright became a 50% shareholder of Pypo Cayman.

The following affiliates of Pypo hold the percentages of equity interests in Style Technology set forth below:

Beneficial Owner	Percentage of Shares Beneficially Owned (%)
Nana Gong (spouse of Mr. Zhang, a director of Pypo Cayman and Pypo Beijing’s current chairman of the board)	64
Dongping Fei	16
Haiping Huang (spouse of Mr. Zhou, executive vice president and president of distribution of Pypo Beijing)	16
Francis Kwok Cheong Wan	4

In October 2007, Pypo HK was formed as a wholly owned subsidiary of Pypo Cayman.

In November 2007, Pypo Cayman issued 91,349,500 of its ordinary shares at a par value of $0.0001 per share to each of Style Technology and China Bright, respectively, in exchange for the transfer of Style Technology’s and China Bright’s equity interests in Pypo Beijing to Pypo HK as described below in “—Transactions with Directors, Shareholders and Affiliates.” As a result of these transactions, Pypo HK became the holding company of Pypo Beijing.

In November 2007, Pypo Cayman issued 90,000,000 redeemable ordinary shares to ARCH at a price of $1.00 per share, for an aggregate amount of $90.0 million. Immediately following this transaction, Style Technology, China Bright and ARCH became 33.5%, 33.5% and 33% shareholders of Pypo Cayman, respectively.

In December 2007, Capital Ally received from each of Style Technology and China Bright 91,350,000 ordinary shares in Pypo Cayman at a par value of $0.0001 per share, in exchange for the issuance by Capital Ally to each of Style Technology and GM Investment of 4,900 of its shares at a par value of $1.00 per share. In December 2007, Pypo Cayman issued 100 ordinary shares at the price of $1.00 per share to each of Style Technology and GM Investment. As a result of these transactions, Capital Ally and ARCH became 67% and 33% shareholders, respectively, of Pypo Cayman. Capital Ally became 50% owned by each of GM Investment and Style Technology.

Transactions with Directors, Shareholders and Affiliates

From October 2003 to August 2005, Pypo Beijing made cash advances of approximately $6.6 million to Beijing North Investment Group Limited, a former shareholder of Pypo Beijing. These advances were unsecured, interest-free obligations payable on demand. Pypo Beijing made these advances to meet the short-term working capital requirements of Beijing North Investment Group Limited, which repaid such advances in January 2006.

From April 2005 to March 2006, Pypo Beijing made cash advances of $3.7 million to Beijing East Chuangzhi Technology Development Co., Ltd., a company controlled by Mr. Zhang. These advances were unsecured, interest-free obligations payable on demand. Pypo Beijing made these advances to meet the short-term working capital requirements of Beijing East Chuangzhi Technology Development Co., Ltd., which repaid such advances in November 2006.

As of March 31, 2005, Pypo Beijing had a payable balance of approximately $1.2 million to Beijing Zhiyang East Investment Consulting Co., Ltd., a company controlled by Mr. Zhang, for cash advances to it. In fiscal 2006, Pypo Beijing received approximately $3.3 million of cash advances from Zhiyang East and repaid approximately $4.7 million of cash advances to Zhiyang East. In fiscal 2007, Pypo Beijing received approximately $1.1 million of cash advances from Zhiyang East and provided approximately $2.6 million of cash advances to Zhiyang East. The advances were unsecured, interest-free obligations and were provided to meet the short-term working capital requirements of Pypo Beijing and Zhiyang East. In July 2007, Zhiyang East repaid the outstanding balance of these cash advances of approximately $1.6 million.

From June 2006 to March 2007, Pypo Beijing made cash advances of approximately $1.1 million to Beijing Shidai Tiancheng Technology Development Co., Ltd., the joint venture partner of one of Pypo Beijing’s 50% owned subsidiaries. These advances are unsecured, interest-free obligations and are payable on demand. Pypo Beijing made these advances to enable the purchase of mobile phones by and to meet the short-term working capital requirements of Shidai Tiancheng. Shidai Tiancheng repaid approximately $0.8 million in fiscal 2008. Shidai Tiancheng will repay the remainder of approximately $0.3 million prior to consummation of the business combination.

In July 2007, Pypo Beijing received cash advances of $0.1 million from Beijing Dingtai Jiye Investment Co., Ltd., a company directly controlled by Mr. Zhang. These advances were unsecured, interest-free obligations payable on demand. Beijing Dingtai Jiye Investment Co., Ltd. made these advances to meet the short-term working capital requirements of Pypo Beijing, which repaid them in July 2008.

In December 2007, Pypo Beijing received cash advances of approximately $12.8 million from Beijing Ruizhi Jiye Investment Co., Ltd., a company controlled by Mr. Zhang. These advances were unsecured, interest-free obligations. Pypo Beijing obtained these advances to meet its short-term working capital requirements. Pypo Beijing repaid this loan in March 2008.

In March 2008, Pypo Cayman entered into loan agreements with each of its direct shareholders, ARCH and Capital Ally. The purpose of these agreements was to provide working capital for these shareholders and their respective affiliates, while avoiding certain regulatory filings and restrictions under PRC law:

•

Under a fund transfer agreement, Pypo Cayman, through its affiliate, Pypo Beijing, made cash advances of RMB 150.0 million ($21.4 million under prevailing exchange rates as of the date of the transaction) to Shanghai Zhengda Jingcheng Development Co., Ltd., or Shanghai Zhengda, an entity controlled by ARCH. Such advances, or the ARCH Cash Advances, were secured, interest-free obligations payable on demand any time prior to the maturity date of December 31, 2008. The fund transfer agreement enabled ARCH to provide working capital to Shanghai Zhengda while avoiding certain PRC regulatory restrictions. These restrictions place administrative burdens on foreign companies such as ARCH, a Cayman Islands company, that downstream foreign currency to PRC affiliates, such as Shanghai Zhengda. ARCH avoided such regulatory restrictions because Pypo Beijing, which made the cash advances to Shanghai Zhengda, is a PRC entity. In consideration for the ARCH Cash Advances, ARCH concurrently provided an unsecured, interest-free cash advance of $20.0 million to Pypo Cayman, which Pypo Cayman was required to repay by the maturity date of December 31, 2008.

•

Pypo Cayman utilized the $20.0 million received under the fund transfer agreement described above by loaning such amount to Capital Ally. This loan, or the Capital Ally Working Capital Loan, was interest free and had a maturity date of December 31, 2008. Pypo provided the Capital Ally Working Capital Loan to help Capital Ally meet its working capital needs. To secure its obligations under such loan,

Capital Ally pledged its rights and interests in the 182,700,000 Pypo Cayman ordinary shares held by Capital Ally as collateral in favor of Pypo Cayman. Under this pledge, Capital Ally agreed not to sell, transfer, encumber or dispose of these pledged shares until it had discharged its obligations under the Capital Ally Working Capital Loan.

In November 2008, Pypo Cayman amended the agreements governing the ARCH Cash Advances and the Capital Ally Working Capital Loan to (i) extend the maturity dates of such obligations to accommodate Capital Ally’s continuing working capital needs and (ii) modify the pledge agreements securing the Capital Ally Working Capital Loan to effectuate the merger agreement:

•

Pypo Cayman and Capital Ally extended the maturity date of the Capital Ally Working Capital Loan from December 31, 2008 to June 30, 2009 in order to accommodate Capital Ally’s continuing working capital needs. Concurrently, Pypo Cayman and ARCH amended the fund transfer agreement to extend the maturity date of the ARCH Capital Advances from December 31, 2008 to June 30, 2009. The concurrent extension of the ARCH Capital Advances allows Pypo Cayman to utilize the $20.0 million to be received from Capital Ally as repayment under the Capital Ally Working Capital Loan to repay the $20.0 million Pypo Cayman owes ARCH under the fund transfer agreement.

•

In addition, Pypo Cayman released the shares originally pledged by Capital Ally to secure the Capital Ally Working Capital Loan. To replace such collateral, Pypo Cayman entered into replacement pledge agreements with Capital Ally’s shareholders, Style Technology and GM Investment, each a 50% holder of the equity interests of Capital Ally. Under these replacement pledge agreements, Style Technology and GM Investment pledged their respective rights and interests in the shares of Capital Ally held by such entities as collateral in favor of Pypo Cayman. Style Technology and GM Investment also agreed not to sell, transfer, encumber or dispose of these pledged shares until Capital Ally’s obligations under the Capital Ally Working Capital Loan were discharged. Pypo Cayman released the shares pledged to it by Capital Ally to allow Capital Ally to transfer these shares to Middle Kingdom free and clear of any liens, pledges or other such security interests at the closing of the business combination, as required under the merger agreement.

In June 2006, China Bright, which temporarily became a controlling shareholder of Pypo Cayman as described above in “—Private Placements,” acquired 50% of the equity interests in Pypo Beijing from Beijing Hengze East Investment Consulting Co., Ltd. in consideration for $56.6 million.

In July 2007, Style Technology, which is controlled by affiliates of Pypo and temporarily became a controlling shareholder of Pypo Cayman as described above in “—Private Placements,” acquired 50% of the equity interests in Pypo Beijing from Beijing Ding Tai Jiye Investment Consulting Co., Ltd. in consideration for the Hong Kong currency equivalent of approximately $23.6 million.

In November 2007, each of China Bright and Style Technology transferred all of its equity interests in Pypo Beijing to Pypo HK in consideration for the Hong Kong currency equivalent of an aggregate amount of approximately $47.3 million, or approximately $23.6 million for each of China Bright and Style Technology.

Pledge Agreement

ARCH’s parent company, ARC Capital Holdings Limited, is a Cayman Islands closed-end fund that is traded on the AIM Market of the London Stock Exchange plc. ARC Capital borrowed funds from Gottex Fund Management Sari so that ARC Capital could invest those funds in accordance with its investment objectives. As security for performance of obligations by ARC Capital under its loan from Gottex and to induce Gottex to make the loan in favor of ARC Capital, ARCH pledged all of its rights and interests in its Pypo Cayman shares in favor of Gottex on January 16, 2008 pursuant to an equitable mortgage agreement. Under the agreement, ARCH agreed not to sell, transfer, encumber or dispose of the pledged shares without the consent of Gottex. The agreement terminates upon the discharge of all obligations by ARC Capital under its facility agreement with Gottex. Gottex is expected to consent to the transaction prior to the closing and has prepared a consent for use in connection with the proposed business combination. Notwithstanding the foregoing pledge of shares, Gottex has consented to the lock-up by ARCH of their Pypo Cayman shares.

Shareholders Agreement

In connection with the private placement to ARCH in November 2007 described above under “—Private Placements,” Pypo, its shareholders and the other parties thereto entered into a shareholders agreement setting forth the governance structure of Pypo and certain rights and obligations of its shareholders. Among other things, the shareholders agreement provides that Pypo’s board of directors shall consist of five directors, including at least one director designated by ARCH. Additionally, the shareholders agreement imposes restrictions on transfer of shares by Style Technology and China Bright, including limitations on share transfers in connection with mergers and other business combinations. Upon consummation of the business combination, the shareholders agreement shall terminate and ARCH and Golden Meditech will enter into the voting agreement described in “Certain Agreements Relating to the Business Combination—Voting Agreement.”

Share Incentive Plan

Following the consummation of the business combination, MK Cayman intends to adopt a share incentive plan under which it may grant shares or warrants to qualified employees in an amount up to 6% of the total outstanding shares of the combined company.

Merger Agreement and Related Documents

Pypo’s officers and directors have certain interests in the merger agreement and related transaction documents. See “Summary—Interests of Middle Kingdom Officers and Directors in the Business Combination.”

Review, Approval and Ratification of Related Party Transactions

Pypo’s board of directors reviews and approves all related party transactions. To date, Pypo’s board of directors has not adopted any written procedures for reviewing such transactions or any standards of approval, but instead evaluates each transaction on a case-by-case basis.

Following consummation of the business combination, MK Cayman will neither directly nor indirectly nor through any subsidiary make loans, extend credit, maintain credit or arrange for the extension of credit or renew an extension of credit in the form of a personal loan to or for any director or executive officer of the company, in compliance with the provisions of the Sarbanes Oxley Act of 2002. In addition, MK Cayman expects to adopt an audit committee charter that will requires the audit committee to review and approve all related party transactions, assure compliance with the company’s code of ethics and monitor and discuss with the auditors and outside counsel policies and compliance with applicable accounting and legal standards and requirements.

For a discussion of the interests of the Pypo executive officers and directors in the business combination, see “Summary—Interests of Pypo Officers and directors in the Business Combination.”

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Middle Kingdom

The following table sets forth certain information regarding beneficial ownership of Middle Kingdom’s common stock and Class B common stock as of December 31, 2008, (a) by each person known by Middle Kingdom to own beneficially 5% or more of any class of Middle Kingdom’s common stock or Class B common stock, (b) by each current officer or director of Middle Kingdom and (c) by all executive officers and directors of Middle Kingdom as a group.

As of December 31, 2008, there were a total of 4,137,913 shares of common stock and Class B common stock issued and outstanding, consisting of 1,065,650 shares of common stock and 3,072,263 shares of Class B common stock. Unless otherwise noted, the business address of Messrs. Tanenbaum, Rapaport, and Brasch is 333 Sandy Springs Circle, Suite 223, Atlanta, GA 30328, and the business address of Messrs. Marks, Lam, Ng, Yao, Chai, and Ding is Suite 35226, 35th Floor, 1168 Nanjing Road West, Shanghai 200041, People’s Republic of China. Middle Kingdom believes that all persons named in the table have sole voting and investment power with respect to all the shares beneficially owned by them.

Shares of common stock or Class B common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of Class A warrants or Class B redeemable warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Name and Address of Beneficial Owner	Common Stock			Class B Common Stock			Common Stock and Class B Common Stock
	Number		Percent	Number		Percent	Number	Percent
Bernard J. Tanenbaum III	132,049	(1)	12.4%	—		—	132,049	3.2%
Michael Marks (2)	132,049	(1)	12.4%	—		—	132,049	3.2%
Allan Shu Cheuk Lam (3)	81,261	(1)	7.6%	—		—	81,261	2.0%
Anthony Ng	40,630	(1)	3.8%	—		—	40,630	Less than 1%
Alex Chun Yao (4)	81,261	(1)	7.6%	—		—	81,261	2.0%
Erick Yan Qi Chai (4)	81,261	(1)	7.6%	—		—	81,261	2.0%
Harold Zhi Ping Ding (4)	81,261	(1)	7.6%	—		—	81,261	2.0%
David A. Rapaport (5)	353,667	(1)	33.2%	2,500	(5)	Less than 1%	356,167	8.6%
Fred A. Brasch (5)	353,685	(1)	33.2%	1,000	(5)	Less than 1%	354,685	8.6%
All directors and executive officers as a group (9 persons)	841,700	(1)	79.0%	3,500		Less than 1%	845,200	20.4%
High Capital Funding LLC (6)	332,902	(1)	31.2%				332,902	8.0%
Capital Ally Investments Limited (7)				2,685,200		87.4%	2,685,200	64.9%
ARCH Digital Holdings, Ltd. (8)				2,685,200		87.4%	2,685,200	64.9%

(1)	Does not include 226,125 shares of common stock underlying an aggregate of 226,125 Class A warrants purchased by Middle Kingdom’s officers, directors, and initial stockholder prior to Middle Kingdom’s IPO, or any shares underlying Class A warrants that will be transferred upon the closing of the business combination. These Class A warrants are not currently exercisable and will not become exercisable until the completion of the business combination.

(2)	These securities are held in the name of Gedeon International Limited. Mr. Marks has voting and dispositive control over these securities.

(3)	Of these securities, 50% are held in the name of Supreme Ocean Development Limited. Mr. Lam has voting and dispositive control over these securities.

(4)	These securities are held in the name of MTP Holdings Ltd. and represent the aggregate amount held by Messrs. Yao, Chai, and Ding. Mr. Yao is a director and executive officer of the company, and Messrs. Chai and Ding are executive officers.

(5)	Includes 332,902 shares held by High Capital Funding, LLC, of which Messrs. Rapaport and Brasch are affiliates. Messrs. Rapaport and Brasch disclaim beneficial ownership of the 332,902 shares held by High Capital Funding, LLC. Does not include 2,500 and 1,000 shares underlying Class B redeemable warrants held by Messrs. Rapaport and Brasch, respectively.

(6)	Messrs. Brasch and Rapaport share the voting power of High Capital Funding, LLC with Mr. Frank E. Hart. The business address of High Capital Funding, LLC is 333 Sandy Springs Circle, Suite 230, Atlanta, GA 30328. Messrs. Rapaport and Brasch are affiliates of High Capital Funding, LLC.

(7)	Capital Ally is a British Virgin Islands company. The registered address for Capital Ally is P.O. Box 957 Offshore Incorporation Center, Road Town, Tortola, British Virgin Islands. Until consummation of the business combination, Mr. Samuel Kong (i) shares voting power with Mr. Clement Kwong with respect to 2,685,200 shares of Class B common stock held in the joint account of Capital Ally and ARCH pursuant to an agreement between Capital Ally and ARCH Digital Holdings Ltd. (BVI), and (ii) holds dispositive and investment power with respect to 1,916,132 of those shares of Class B common stock held by Capital Ally. Mr. Kong is the controller and secretary of Golden Meditech, which wholly owns GM Investments, a 50% holder of Capital Ally, and is a director of Capital Ally. Mr. Kwong is a founder and the managing director of ARC Capital Partners Limited, the entity that manages ARC Capital, which wholly owns ARCH. Capital Ally and ARCH hold 67% and 33%, respectively, of the ordinary shares of Pypo.

(8)	ARCH Digital Holdings Ltd. (BVI) is a British Virgin Islands company. The mailing address of ARCH is c/o ARC Advisors (HK) Limited, 13/F, St. John’s Building, 33 Garden Road, Central, Hong Kong. Until consummation of the business combination, Mr. Clement Kwong (i) shares voting power with Mr. Samuel Kong with respect to 2,685,200 shares of Class B common stock held in the joint account of ARCH and Capital Ally pursuant to an agreement between ARCH and Capital Ally, and (ii) holds dispositive and investment power with respect to 769,068 of those shares of Class B common stock held by ARCH. Mr. Kwong is a founder and the managing director of ARC Capital Partners Limited, the entity that manages ARC Capital, which wholly owns ARCH. Mr. Kong is the controller and secretary of Golden Meditech, which wholly owns GM Investments, a 50% holder of Capital Ally, and is a director of Capital Ally. Capital Ally and ARCH hold 67% and 33%, respectively, of the ordinary shares of Pypo.

The 750,000 shares of common stock purchased by Middle Kingdom’s management and sponsors in a private placement prior to its IPO at $0.03 per share has been placed in escrow with Continental Stock Transfer and Trust Company, as escrow agent, until the earliest of:

•	December 13, 2009;

•	Middle Kingdom’s liquidation; or

•

the completion of a liquidation, merger, stock exchange or other similar transaction that results in all of Middle Kingdom’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to Middle Kingdom consummating a business combination with a target business.

The 90,450 shares of common stock and the 226,125 Class A warrants underlying the Series A units purchased by Middle Kingdom’s management and initial sponsor at $8.00 per unit in a private placement prior to the IPO (226,125 Class A warrants underlying the Series A units will be transferred upon the closing of the business combination) has also been place in escrow with Continental Stock Transfer and Trust Company until the earliest of:

•	the completion of a business combination; or

•	Middle Kingdom’s liquidation.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities, except that holders may transfer their shares to their beneficial owners or make transfers to their spouses and children, trusts or family partnerships established for their benefit, or to a transferee that does not affect beneficial ownership, but will retain all other rights as Middle Kingdom’s stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow.

Security Ownership of Pypo

The following table sets forth certain information regarding the beneficial ownership of Pypo Cayman’s ordinary shares as of December 31, 2008 by (i) each person or group of affiliated persons known to beneficially own more than five percent of Pypo Cayman’s ordinary shares, (ii) each named executive officer or director of Pypo Cayman and (iii) all current officers and directors of Pypo Cayman as a group.

Beneficial Owner (1)	Ordinary Shares Beneficially Owned	Percentage of Class of Ordinary Shares Beneficially Owned (%) (2)
Arch Digital Holdings Limited (3)	90,000,000	33.0
Capital Ally Investments Limited (4)	182,700,000	67.0
Kuo Zhang *(5)(9)	—	—
Yuen Kam *(9)	—	—
Sammy Kong *(9)	—	—
Clement Kwong *(9)	—	—
Dongping Fei *(6)(9)	—	—
Kim Chuan (“Jackie”) Leong *	—	—
Hengyang Zhou *(7)	—	—
Francis Kwok Cheong Wan *(8)	—	—
All directors and officers as a group (12 persons)	—	—

*	The person beneficially owns less than 1% of Pypo Cayman’s outstanding common shares.

(1)	Except as otherwise indicated or in cases in which spouses share authority under applicable law, Pypo Cayman believes that each shareholder identified in the table directly owns, and has sole voting and investment power with respect to, all ordinary shares shown as beneficially owned by such shareholder. Beneficial ownership is calculated pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(2)	Applicable percentage ownership is based on 272,700,000 ordinary shares of Pypo Cayman outstanding as of December 31, 2008.

(3)	ARCH is a British Virgin Islands company wholly owned and controlled by ARC Capital, a Cayman Islands exempted limited company. ARC Capital is a closed-end fund that is admitted to trading on the AIM market of the London Stock Exchange plc and managed by ARC Capital Partners Limited, a Cayman Islands company co-founded by Clement Kwong. The Investment Committee of ARC Capital Partners Limited exercises sole dispositive power over the shares of common stock of Pypo Cayman owned by ARCH Digital pursuant to the delegated authority of the Board of ARC Capital. The members of the Investment Committee are Horst F. Geicke, Chris Gradel and Allan Liu. As described above under “Certain Relationships and Related Party Transactions—Pypo Related Party Transactions—Pledge Agreement,” ARCH pledged all of its rights and interests in all of its Pypo Cayman shares in favor of Gottex on January 16, 2008 pursuant to an equitable mortgage agreement as security for performance of obligations by its parent company, ARC Capital, under a loan from Gottex. The registered address for ARCH is Quastisky Building, P.O. Box 4389, Road Town, Tortola, British Virgin Islands.

(4)	Capital Ally is a British Virgin Islands company 50% owned and controlled by each of (i) GM Investment, a Hong Kong company that is wholly owned and controlled by Golden Meditech, a PRC based public company incorporated in the Cayman Islands, and (ii) Style Technology, a Hong Kong company. Style Technology and GM Investment share voting and investment power with respect to the Pypo shares held by Capital Ally. Nana Gong, a Chinese citizen, wife of Mr. Zhang, a director of Pypo Cayman and Pypo Beijing’s chairman, holds a 64% equity interest in Style Technology, through which she exercises investment and voting control over Style Technology. Mr. Fei, a director of Pypo Cayman and a director and chief executive officer and president of Pypo Beijing, holds 16% of Style Technology. Haiping Huang, a Chinese citizen, wife of Mr. Zhou, Pypo Beijing’s vice president and president of distribution, holds 16% of Style Technology; and Francis Kwok Cheong Wan, Pypo Beijing’s vice president and president of

e-commerce, a Canadian citizen, holds 4% of Style Technology. As described above under “Certain Relationships and Related Party Transactions—Pypo Related Party Transactions—Transactions with Directors, Shareholders and Affiliates,” GM Investment and Style Technology pledged all of their respective rights and interests in the ordinary shares of Capital Ally in favor of Pypo Cayman in November 2008 as security for performance of Capital Ally’s obligations under a loan from Pypo Cayman. Although the pledge agreement contains certain restrictions regarding disposition of the equity interests, GM Investments and Style Technology retain voting and investment control with respect to such equity interests unless an event of default occurs under the loan agreement with Capital Ally. The registered address for Capital Ally is P.O. Box 957 Offshore Incorporation Center, Road Town, Tortola, British Virgin Islands.

(5)	Nana Gong, a Chinese citizen, the wife of Mr. Zhang, a director of Pypo Cayman and Pypo Beijing’s chairman, holds a 64% equity interest in Style Technology, through which she exercises investment and voting control over Style Technology. Style Technology and GM Investment share voting and investment power with respect to the Pypo shares held by Capital Ally.

(6)	Mr. Fei, a director of Pypo Cayman and a director and chief executive officer and president of Pypo Beijing, holds 16% of Style Technology. Style Technology and GM Investment share voting and investment power with respect to the Pypo shares held by Capital Ally.

(7)	Haiping Huang, a Chinese citizen, the wife of Mr. Zhou, Pypo Beijing’s executive vice president and president of distribution, holds 16% of Style Technology. Style Technology and GM Investment share voting and investment power with respect to the Pypo shares held by Capital Ally.

(8)	Francis Kwok Cheong Wan, Pypo Beijing’s vice president and president of e-commerce, a Canadian citizen, holds 4% of Style Technology. Style Technology and GM Investment share voting and investment power with GM Investment with respect to the Pypo shares held by Capital Ally.

(9)	Currently a director of Pypo Cayman.

Security Ownership of the Combined Company after the Redomestication and Business Combination

The following table sets forth information with respect to the beneficial ownership of the MK Cayman ordinary shares immediately after the consummation of the redomestication and business combination by each person who is expected to beneficially own more than 5% of MK Cayman’s ordinary shares and each post-business combination officer, each post-business combination director and all post-business combination officers and directors as a group. Immediately after the consummation of the redomestication and the business combination, assuming that no stockholders of Middle Kingdom exercise their conversion rights, MK Cayman will have 49,137,913 ordinary shares issued and outstanding. In addition, MK Cayman has agreed to issue the Pypo shareholders up to an additional 23,000,000 MK Cayman ordinary shares pursuant to an earn-out provision in the merger agreement based on the adjusted net income of the combined company during the fiscal years ending March 31, 2010, 2011 and potentially 2012. For purposes of this table, MK Cayman has assumed that no stockholders of Middle Kingdom exercise their conversion rights.

Ordinary shares which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Beneficial Owner	Ordinary Shares Beneficially Owned– Assuming No Earn-out Shares Issued		Percentage of Class of Ordinary Shares Beneficially Owned– Assuming No Earn-out Shares Issued (%)	Ordinary Shares Beneficially Owned– Assuming All Earn-out Shares Issued		Percentage of Class of Ordinary Shares Beneficially Owned– Assuming All Earn-out Shares Issued (%)
Arch Digital Holdings Limited (1)	15,619,068	(2)	31.8%	23,319,068	(3)	31.6%
Capital Ally Investments Limited (4)	32,066,132	(2)	65.3%	50,766,132	(5)	68.8%
Kuo Zhang *(6)	—		—	—		—
Dongping Fei *(7)	—		—	—		—
Kim Chuan (“Jackie”) Leong *	—		—	—		—
Clement Kwong *	—		—	—		—
Bernard J. Tanenbaum III *	—		—	—		—
Hengyang Zhou *(8)	—		—	—		—
Francis Kwok Cheong Wan *(9)	—		—	—		—
Michael Marks *	157,484	(10)	—	157,484	(10)	—
All directors and officers as a group (8 persons) (10)	157,484	(10)	—	157,484	(10)	—

*	The person beneficially owns less than 1% of MK Cayman’s outstanding common shares.

(1)	ARCH is a British Virgin Islands company wholly owned and controlled by ARC Capital, a Cayman Islands company. As described above in footnote 3 to the table under “—Security Ownership of Pypo,” ARCH has pledged its shares to Gottex. The registered address for ARCH is Quastisky Building, PO Box 4389, Road Town, Tortola, British Virgin Islands.

(2)	Does not include Class B redeemable warrants to purchase 1,700,000 shares, which will be subject to a lock-up agreement upon consummation of the business combination.

(3)	Includes (i) 6,000,000 ordinary shares issuable pursuant to an earn-out provision in the merger agreement and (ii) Class B redeemable warrants to purchase 1,700,000 shares. Assumes expiration of lock-up with respect to all shares and warrants.

(4)	Capital Ally is a British Virgin Islands company 50% owned and controlled by each of (i) GM Investment, a Hong Kong company that is wholly owned and controlled by Golden Meditech, a PRC based public company incorporated in the Cayman Islands, and (ii) Style Technology, a Hong Kong company. Style Technology and GM Investment will share voting and investment power with respect to the shares of MK Cayman held by Capital Ally. Nana Gong, a Chinese citizen, wife of Mr. Zhang, a director of Pypo Cayman and Pypo Beijing’s chairman, holds a 64% equity interest in Style Technology, through which she exercises investment and voting control over Style Technology. Mr. Fei, a director of Pypo Cayman and a director and chief executive officer and president of Pypo Beijing, holds 16% of Style Technology. Haiping Huang, a Chinese citizen, wife of Mr. Zhou, Pypo Beijing’s executive vice president and president of distribution, holds 16% of Style Technology; and Francis Kwok Cheong Wan, Pypo Beijing’s vice president and president of e-commerce, a Canadian citizen, holds 4% of Style Technology. As described above in footnote 4 to the table under “—Security Ownership of Pypo,” GM Investment and Style Technology have pledged all of their respective rights and interests in the ordinary shares of Capital Ally to Pypo Cayman. Although the pledge agreement contains certain restrictions regarding disposition of the equity interests, GM Investments and Style Technology retain voting and investment control with respect to such equity interests unless an event of default occurs under the loan agreement with Capital Ally. The registered address for Capital Ally is P.O. Box 957 Offshore Incorporation Center, Road Town, Tortola, British Virgin Islands.

(5)	Includes (i) 17,000,000 ordinary shares issuable pursuant to an earn-out provision in the merger agreement and (ii) Class B redeemable warrants to purchase 1,700,000 shares. Assumes expiration of lock-up with respect to all shares and warrants.

(6)	Nana Gong, a Chinese citizen, the wife of Mr. Zhang, a director of Pypo Cayman and Pypo Beijing’s chairman, holds a 64% equity interest in Style Technology, through which she exercises investment and voting control over Style Technology. Style Technology and GM Investment will share voting and investment power with respect to the shares of MK Cayman held by Capital Ally.

(7)	Mr. Fei, a director of Pypo Cayman and a director and chief executive officer and president of Pypo Beijing, holds 16% of Style Technology. Style Technology and GM Investment will share voting and investment power with respect to the shares of MK Cayman held by Capital Ally.

(8)	Haiping Huang, a Chinese citizen, the wife of Mr. Zhou, Pypo Beijing’s executive vice president and president of distribution, holds 16% of Style Technology. Style Technology and GM Investment will share voting and investment power with respect to the shares of MK Cayman held by Capital Ally.

(9)	Francis Kwok Cheong Wan, Pypo Beijing’s vice president and president of e-commerce, a Canadian citizen, holds 4% of Style Technology. Style Technology and GM Investment will share voting and investment power with respect to the shares of MK Cayman held by Capital Ally.

(10)	These securities are held in the name of Gedeon International Limited. Mr. Marks has voting and dispositive control over these securities. Includes Class A warrants to purchase 25,435 shares, which will be exercisable upon completion of the business combination.

DESCRIPTION OF MIDDLE KINGDOM’S SECURITIES

General

Middle Kingdom is authorized to issue 15,000,000 shares of common stock, par value $.001, 5,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock, par value $.001.

Series A and Series B Units

Each Series A unit consists of one share of common stock and five Class A warrants. Each Series B unit consists of one share of Class B common stock and one Class B redeemable warrant. Each Class A warrant and Class B redeemable warrant entitles the holder to purchase one share of common stock.

Common Stock and Class B Common Stock

Middle Kingdom has two classes of common stock: common stock and Class B common stock. Holders of common stock and Class B common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders other than a vote in connection with a proposed business combination, and will vote as one class on all such issues. Only holders of Class B common stock are entitled to vote in connection with a proposed business combination. In the event of the redomestication, each outstanding share of Class B common stock will be automatically converted into an ordinary share of MK Cayman unless the holder exercises the conversion rights described in the section entitled “The Middle Kingdom Special Meeting—Conversion Procedures.” Accordingly, following the completion of the redomestication or the distribution of the trust fund to the Class B stockholders, Middle Kingdom will have only one class of shares outstanding. Pursuant to the merger agreement, the redomestication (including the Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal) will not be consummated unless the business combination is also approved by the Class B stockholders.

Even if the redomestication (including the Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal) is approved by Middle Kingdom stockholders in accordance with applicable law, Middle Kingdom will proceed with a business combination only if the holders of a majority of the Class B shares cast at the meeting to approve the business combination vote in favor of the business combination and Class B stockholders owning less than 20% of the Class B shares sold in the offering vote in the aggregate against the extension amendment and the business combination and exercise the conversion rights discussed in the section entitled “The Middle Kingdom Special Meeting—Conversion Rights.” In connection with the vote required for any business combination, all of Middle Kingdom’s officers and directors who purchase Class B shares in the IPO or following this offering in the open market, may vote their Class B shares in any manner they determine, in their sole discretion.

Middle Kingdom’s board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors for any given year.

If Middle Kingdom is forced to liquidate prior to a business combination, it will distribute to all of its Class B stockholders an aggregate sum equal to $8.24 per Class B share, plus a pro rata share of the interest earned on the trust fund in excess of the lesser of $1,200,000 or 50% of such interest (prior to the payment of any federal or state taxes due by Middle Kingdom). Middle Kingdom’s remaining net assets, if any, including any amounts remaining in the trust fund after payment of the $8.24 per Class B share, plus a pro rata share of the interest earned on the trust fund in excess of the lesser of $1,200,000 or 50% of such interest (prior to the payment of any federal or state taxes due by Middle Kingdom), will be distributed to the holders of its common stock.

Other than the automatic conversion of Class B common stock to common stock discussed above, Middle Kingdom’s stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that Class B stockholders have the right to have their shares of Class B common stock converted into cash equal to their pro rata share of the trust fund if they vote against the business combination and the business combination is approved and completed. Class B stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

Middle Kingdom’s Certificate of Incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by its board of directors. Accordingly, Middle Kingdom’s board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock, although it will not, prior to a business combination, issue preferred stock which participates in any manner in the proceeds of the trust fund, or which votes as a class with the Class B common stock on a business combination. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of Middle Kingdom. Although Middle Kingdom does not currently intend to issue any shares of preferred stock, it may do so in the future.

Class A Warrants and Class B Redeemable Warrants

There are currently 1,578,250 Class A warrants and 3,420,305 Class B redeemable warrants outstanding.

Each Class A warrant entitles the registered holder to purchase one share of Middle Kingdom common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the completion of a business combination.

Each Class B redeemable warrant entitles the registered holder to purchase one share of Middle Kingdom common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the completion of a business combination.

The Class A warrants and Class B redeemable warrants will expire December 13, 2013 at 5:00 p.m., New York City time, which date may be extended in the sole discretion of Middle Kingdom. The Class A warrants and Class B redeemable warrants provide that Middle Kingdom is not obligated to deliver any securities pursuant to the exercise of a Class A warrant or a Class B redeemable warrant unless a registration statement under the Securities Act with respect to the common stock is effective, provided that if no registration statement is effective permitting the sale of the shares of common stock underlying the warrants, the warrants may be exercised on a cashless basis.

Middle Kingdom may call the Class B redeemable warrants for redemption,

•	in whole and not in part;

•	at a price of $.01 per Class B redeemable warrant at any time after the Class B redeemable warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each Class B warrantholder; and

•

if, and only if, (a) the reported last sale price of the common stock equals or exceeds $16.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to the Class B warrantholders, and (b) during each day of the foregoing 30 trading day period and through the date Middle Kingdom exercises its redemption right, Middle Kingdom has an effective registration statement with a current prospectus on file with the SEC pursuant to which the underlying common stock may be sold.

The Class A warrants and Class B redeemable warrants were issued in registered form under a warrant agreement between Continental Stock Transfer and Trust Company, as warrant agent, and Middle Kingdom.

The exercise price and number of shares of common stock issuable on exercise of the Class A warrants and Class B redeemable warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the Class A warrants and Class B redeemable warrants will not be adjusted for issuances of common stock, preferred stock or other securities at a price below their respective exercise prices.

The Class A warrants and Class B redeemable warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to Middle Kingdom, for the number of Class A warrants and Class B redeemable warrants being exercised. The Class A warrantholders and Class B redeemable warrantholders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their Class A warrants or Class B redeemable warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Class A warrants and Class B redeemable warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No Class A warrants or Class B redeemable warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the Class A warrants and Class B redeemable warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Class A warrants and Class B redeemable warrants. Under the terms of the warrant agreement, Middle Kingdom has agreed to meet these conditions and to maintain a current prospectus relating to common stock issuable upon exercise of the Class A warrants and Class B redeemable warrants until the expiration of the Class A warrants and Class B redeemable warrants. However, Middle Kingdom cannot assure you that it will be able to do so. The Class A warrants and Class B redeemable warrants may be deprived of any value and the market for the Class A warrants and Class B redeemable warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the Class A warrants and Class B redeemable warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Class A warrants and Class B redeemable warrants reside. No fractional shares will be issued upon exercise of the Class A warrants or Class B redeemable warrants.

DESCRIPTION OF MK CAYMAN’S SECURITIES FOLLOWING THE BUSINESS COMBINATION

The following description of the material terms of MK Cayman’s shares and warrants following the business combination includes a summary of specified provisions of the Memorandum of Association and Articles of Association of MK Cayman that will be in effect upon completion of the redomestication (including the Share Increase Proposal, Declassification Proposal, Amendment Proposal, Quorum Proposal and Shareholder Consent Proposal). This description is qualified by reference to the Memorandum of Association and Articles of Association of MK Cayman, copies of which are attached to this proxy statement/prospectus and incorporated herein by reference. You are encouraged to read the relevant provisions of Cayman Islands law as they relate to the following summary.

General

MK Cayman is authorized to issue 1,000,000,000 ordinary shares, par value $0.001.

Rights, Preferences and Restrictions of MK Cayman’s Ordinary Shares

Dividends. Subject to any rights and restrictions of any other class or series of shares, the MK Cayman board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of MK Cayman’s lawfully available funds.

Voting Rights. The holders of MK Cayman’s ordinary shares will be entitled to one vote per share, including the election of directors. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by MK Cayman’s chairman or one or more shareholders present in person or by proxy holding not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting. A quorum required for a meeting of shareholders consists of shareholders who hold at least one-third of MK Cayman’s outstanding shares entitled to vote at the meeting present in person or by proxy.

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes of the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes of the ordinary shares cast. Under Cayman Islands law, some matters, like altering the memorandum or the articles, changing the name of MK Cayman or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution.

Winding Up; Liquidation. Upon the winding up of MK Cayman, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of MK Cayman’s ordinary shares are entitled to receive any remaining assets of MK Cayman available for distribution as determined by the liquidator. The assets received by the holders of MK Cayman ordinary shares in a liquidation may consist in whole or in part of property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. MK Cayman’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. MK Cayman may issue shares that are, or at its option or at the option of the holders are, subject to redemption on such terms and in such manner as it may, before the issue of the shares, determine.

No Preemptive Rights. Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of MK Cayman.

Preferred Shares

MK Cayman’s articles of association provide for the authorization of preferred shares. The preferred shares may be issued from time to time at the discretion of the board of directors without shareholder approval. The board of directors is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the designations, powers, preferences, privileges and other rights, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the ordinary shares, at such times and on such other terms as they think proper. MK Cayman has no immediate plans to issue any preferred shares.

The issuance of any of preferred shares could provide needed flexibility in connection with possible acquisitions and other corporate purposes. However, the issuance could also make it more difficult for a third party to acquire a majority of MK Cayman’s outstanding voting shares or discourage an attempt to gain control of MK Cayman. In addition, the MK Cayman board of directors, without shareholder approval, can issue preferred shares with voting and conversion rights that could adversely affect the voting power and other rights of the holders of ordinary shares. These preferred shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Class A Warrants and Class B redeemable warrants

Upon completion of the business combination, MK Cayman will have 1,578,250 Class A warrants and 6,820,305 Class B redeemable warrants outstanding, which includes 3,400,000 Class B redeemable warrants issued to the Pypo shareholders in the business combination.

Each Class A warrant entitles the registered holder to purchase one ordinary share of MK Cayman at a price of $5.00 per share, subject to adjustment as discussed below.

Each Class B redeemable warrant entitles the registered holder to purchase one ordinary share of MK Cayman at a price of $5.00 per share, subject to adjustment as discussed below.

The Class A warrants and Class B redeemable warrants will expire on December 13, 2013 at 5:00 p.m., New York City time, which expiration date may be extended in the sole discretion of MK Cayman.

MK Cayman may call the Class B redeemable warrants for redemption,

•	in whole and not in part;

•	at a price of $.01 per Class B redeemable warrant at any time after the Class B redeemable warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each Class B warrantholder; and

•

if, and only if, (a) the reported last sale price of the MK Cayman ordinary shares equals or exceeds $16.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to the Class B warrantholders, and (b) during each day of the foregoing 30 trading day period and through the date MK Cayman exercises its redemption right, MK Cayman has an effective registration statement with a current prospectus on file with the SEC pursuant to which the underlying ordinary shares may be sold.

The exercise price and number of ordinary shares issuable on exercise of the Class A warrants and Class B redeemable warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. However, the Class A warrants and Class B redeemable warrants will not be adjusted for issuances of ordinary shares, preferred shares or other securities at a price below their respective exercise prices.

The Class A warrantholders and Class B redeemable warrantholders do not have the rights or privileges of holders of ordinary shares or any voting rights until they exercise their Class A warrants or Class B redeemable warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the Class A warrants and Class B redeemable warrants, each holder will be entitled to one vote for each ordinary share held of record on all matters to be voted on by shareholders.

No Class A warrants or Class B redeemable warrants will be exercisable unless at the time of exercise a prospectus relating to the ordinary shares issuable upon exercise of the Class A warrants and Class B redeemable warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Class A warrants and Class B redeemable warrants. Under the terms of the warrant agreement, MK Cayman will agree to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the Class A warrants and Class B redeemable warrants until the expiration of the Class A warrants and Class B redeemable warrants. However, MK Cayman cannot assure you that it will be able to do so. The Class A warrants and Class B redeemable warrants may be deprived of any value and the market for the Class A warrants and Class B redeemable warrants may be limited if the prospectus relating to the ordinary shares issuable upon the exercise of the Class A warrants and Class B redeemable warrants is not current or if the ordinary shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the Class A warrants and Class B redeemable warrants reside.

No fractional shares will be issued upon exercise of the Class  A warrants or Class B redeemable warrants.

General Meetings of Shareholders

At least 14 calendar days’ notice is required for the convening of the annual general meeting and other shareholders meetings. No business shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. Shareholders holding not less than an aggregate of one-third of all voting share capital present in person or by proxy shall be a quorum for all purposes. A person may participate at a general meeting by telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

Transfers of shares

All transfers of shares in MK Cayman require the approval of MK Cayman’s board of directors.

Inspection of books and records

MK Cayman’s shareholders do not have the right to inspect MK Cayman’s books and records. Such inspection by shareholders is at the sole discretion of MK Cayman’s board of directors.

Transfer Agent and Warrant Agent

The transfer agent for MK Cayman’s securities and warrant agent for its Class A warrants and Class B redeemable warrants is Continental Stock Transfer and Trust Company, located at 17 Battery Place, New York, New York 10004. The transfer agent’s telephone number is (212) 509-4000. Its facsimile number is (212) 509-5150.

STOCKHOLDER PROPOSALS

If the business combination is not consummated and Middle Kingdom has not been dissolved, the next Middle Kingdom annual meeting of stockholders will be held on or around October 1, 2009, unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2009 annual meeting, you need to provide it to Middle Kingdom by no later than August 3, 2009. You should direct any proposals to Middle Kingdom’s secretary at its principal office in Atlanta, Georgia. If you want to present a matter of business to be considered at the year 2009 annual meeting, under Middle Kingdom’s bylaws you must give timely notice of the matter, in writing, to its secretary. To be timely, the notice should be give on or before August 3, 2009.

LEGAL MATTERS

Appleby, Cayman Islands, will pass upon the validity of MK Cayman’s securities to be issued in connection with the redomestication, business combination and certain other legal matters related to this proxy statement/prospectus. A copy of their opinion is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Cozen O’Connor has passed upon certain U.S. federal income tax matters related to this proxy statement/prospectus. A copy of their opinion is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Han Kun Law Offices has passed upon certain PRC law matters related to this proxy statement/prospectus. A copy of the form of their opinion is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

EXPERTS

The consolidated financial statements of Pypo Digital Company Limited as of March 31, 2007 and 2008 and for each of the three years in the period ended March 31, 2008, included in this proxy statement/prospectus, and the related financial statement schedule included elsewhere in the registration statement of which this proxy statement/prospectus forms a part have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements and related financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Middle Kingdom as of December 31, 2006 and 2007, for the period from January 17, 2006 (inception) to December 31, 2006 and 2007 and for the year ended December 31, 2007 included in this proxy statement/prospectus and in the registration statement of which this proxy statement/prospectus forms a part have been audited by Weiser LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this proxy statement/prospectus and in the registration statement of which this proxy statement/prospectus forms a part and are included herein in reliance upon the authority of Weiser LLP as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Middle Kingdom and its agents that deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of Middle Kingdom’s proxy statement/prospectus. Upon written or oral request, Middle Kingdom will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that Middle Kingdom deliver single copies of such documents in the future. Stockholders may notify Middle Kingdom of their requests by calling or writing Middle Kingdom at Middle Kingdom’s principal executive offices at 333 Sandy Springs Circle, Suite 223, Atlanta, GA 30328, (404) 257-9150.

WHERE YOU CAN FIND MORE INFORMATION

Middle Kingdom files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Middle Kingdom with the SEC at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-1004. Middle Kingdom files its reports, proxy statements and other information electronically with the SEC. You may access information on Middle Kingdom at the SEC web site containing reports, proxy statements and other information at http://www.sec.gov. This proxy statement/prospectus describes the material elements of relevant contracts, exhibits and other information attached as annexes or exhibits to this proxy statement/prospectus. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex or exhibit to this document.

All information contained in this proxy statement/prospectus relating to Middle Kingdom has been supplied by Middle Kingdom, and all such information relating to Pypo has been supplied by Pypo.

This proxy statement/prospectus contains important business and financial information about us that is not included in or delivered with this document. You may obtain this additional information, or additional copies of this proxy statement/prospectus, at no cost, and you may ask any questions you may have about the business combination by contacting us at the following address or telephone number:

Middle Kingdom Alliance Corporation

333 Sandy Springs Circle, Suite 223

Atlanta, GA 30328

Attn: David A. Rapaport, Esq.

Phone: (404) 257-9150

drapaport@midkingdom.com

In order to receive timely delivery of the documents in advance of the special meeting, you must make your request for information no later than            .

After consummation of the business combination, MK Cayman expects to file annual reports on Form 20-F, periodic filings on Form 6-K and other information with the SEC as required for a foreign private issuer under the Exchange Act.

INDEX TO FINANCIAL STATEMENTS

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

Report of Independent Registered Public Accounting Firm	F-3
Balance Sheets as of December 31, 2007 and December 31, 2006	F-4
Statements of Operations for the year ended December 31, 2007, for the period January 17, 2006 (inception) to December 31, 2006 and for the period January 17, 2006 (inception) to December 31, 2007	F-5

Statements of Changes in Stockholders’ Equity for the year ended December  31, 2007, for the period January 17, 2006 (inception) to December 31, 2006 and for the period January 17, 2006 (inception) to December 31, 2007

F-6
Statements of Cash Flows for the year ended December 31, 2007, for the period January 17, 2006 (inception) to December 31, 2006 and for the period January 17, 2006 (inception) to December 31, 2007	F-7
Notes to Financial Statements	F-8 – F-15
Balance Sheets, September 30, 2008 (Unaudited) and December 31, 2007	F-16

Statements of Operations for the three months ended September  30, 2008 (Unaudited) and 2007 (Unaudited), for the nine months ended September 30, 2008 (Unaudited) and 2007 (Unaudited) and for the period January 17, 2006 (inception) to September 30, 2008 (Unaudited)

F-17

Statements of Changes in Stockholders’ Equity for the nine months ended September  30, 2008 (Unaudited), for the period January 17, 2006 (inception) to December 31, 2006, for the period January 17, 2006 (inception) to December 31, 2007 and for the period January 17, 2006 to September  30, 2008 (Unaudited)

F-18
Statements of Cash Flows for the nine months ended September 30, 2008 (Unaudited) and 2007 (Unaudited) and for the period January 17, 2006 (inception) to September 30, 2008 (Unaudited)	F-19
Notes to Unaudited Financial Statements	F-20 – F-28

PYPO DIGITAL COMPANY LIMITED

PYPO CHINA HOLDINGS LIMITED

(a Cayman Islands exempted company)

Unaudited Combined Condensed Pro Forma Financial Statements

Introduction	F-89 – F-91
Unaudited Combined Condensed Pro Forma Balance Sheet as of September 30, 2008	F-92 – F-93
Unaudited Combined Condensed Pro Forma Statement of Operations for the year ended December 31, 2007	F-94
Unaudited Combined Condensed Pro Forma Statement of Operations for the nine months ended September 30, 2008	F-95
Notes to Unaudited Combined Condensed Pro Forma Financial Statements	F-96 – F-99

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Middle Kingdom Alliance Corp.

We have audited the accompanying balance sheets of Middle Kingdom Alliance Corp. (a development stage company) (the “Company”) as of December 31, 2007 and 2006 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2007 and for each of the periods from January 17, 2006 (date of inception) to December 31, 2006 and to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Middle Kingdom Alliance Corp. as of December 31, 2007 and 2006 and the results of its operations and its cash flows for the year ended December 31, 2007 and for each of the periods from January 17, 2006 (date of inception) to December 31, 2006 and to December 31, 2007 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Middle Kingdom Alliance Corp. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company will be required to commence its liquidation if a business combination is not consummated by June 13, 2008, unless certain extension criteria are met, in which case the Company will have until December 13, 2008 to consummate a business combination. This uncertainty raises substantial doubt as to the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEISER LLP

New York, New York
March 28, 2008

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

BALANCE SHEETS

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$168,915	$2,828
Investments held in trust account — at fair market value	28,570,476	27,229,971
Prepaid insurance	42,096	132,197

Total current assets	$28,781,487	$27,364,996

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$109,286	$302,520
Bank line of credit	—	10,000
Due to underwriters	947,662	908,160

Total current liabilities	1,056,948	1,220,680

Commitments:
Class B common stock, $.001 par value, 684,060 and 659,999 shares subject to possible redemption	5,710,264	5,442,250

Stockholders’ Equity:
Preferred stock — $.001 par value;
Authorized 1,000,000 shares; none issued	$—	$—
Common stock — $.001 par value;
Authorized 15,000,000 shares; issued and outstanding 1,065,650 and 1,038,450	1,065	1,038
Class B common stock — $.001 par value;
Authorized 5,000,000 shares; issued and outstanding 3,420,305 and 3,300,000 (includes 684,060 and 659,999 shares subject to possible redemption)	3,420	3,300
Additional paid-in capital	21,699,070	20,790,274
Retained earnings (accumulated deficit) during the development stage	310,720	(92,546)

Total stockholders’ equity	22,014,275	20,702,066

Total liabilities and stockholders’ equity	$28,781,487	$27,364,996

The accompanying notes and report of independent registered public accounting firm should be read in conjunction with the financial statements.

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2007	For the period from January 17, 2006 (inception) to December 31, 2006	For the period from January 17, 2006 (inception) to December 31, 2007
Operating expenses:
General, administrative and legal	$(650,384)	$(137,226)	$(787,610)

Loss from operations	(650,384)	(137,226)	(787,610)
Interest income	1,316,546	44,680	1,361,226

Income (loss) before provision for income taxes	666,162	(92,546)	573,616
Provision for income taxes — current	(262,896)		(262,896)

Net income (loss)	$403,266	$(92,546)	$310,720

Weighted average number of shares outstanding	4,477,417	886,320

Net income (loss) per share — basic	$0.09	$(0.10)

Net income (loss) per share — diluted	$0.09	$(0.10)

The accompanying notes and report of independent registered public accounting firm should be read in conjunction with the financial statements.

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Class B Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit) During the Development Stage	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
January 17, 2006 (inception)		$—		$—	$—	$—	$—
Issuances of common stock for cash to founders at $.03 per share (from February 15, 2006 to September 30, 2006)	750,000	750		—	21,750	—	22,500
Issuances of Series A units for cash to founders at $8.00 per unit (from February 15, 2006 to September 30, 2006)	90,450	90			723,510		723,600
Sale of Series A units, net of underwriters discount and offering expenses on December 19, 2006	198,000	198			1,532,397		1,532,595
Sale of Series B units, net of underwriters discount and offering expenses on December 19, 2006 (includes shares subject to possible redemption)			3,300,000	3,300	23,950,909		23,954,209
Proceeds from the issuance of an underwriters option					100		100
Reclassification of amounts subject to possible redemption of 659,999 Class B common shares					(5,438,392)		(5,438,392)
Net loss						(92,546)	(92,546)

Balance — December 31, 2006	1,038,450	1,038	3,300,000	3,300	20,790,274	(92,546)	20,702,066
Sale of Series A units, net of underwriters discount and offering expenses on January 5, 2007	27,200	27			210,435		210,462
Sale of Series B units, net of underwriters discount and offering expenses on January 26, 2007 (includes shares subject to possible redemption)			120,305	120	894,554		894,674
Reclassification of amounts subject to possible redemption of an additional 24,061 Class B common stock for a total of 684,060 Class B common shares					(198,263)		(198,263)
Overpayment of NASD filing fees refunded					2,070		2,070
Net income						403,266	403,266

Balance — December 31, 2007	1,065,650	$1,065	3,420,305	$3,420	$21,699,070	$310,720	$22,014,275

The accompanying notes and report of independent registered public accounting firm should be read in conjunction with the financial statements.

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2007	For the Period from January 17, 2006 (inception) to December 31, 2006	For the Period from January 17, 2006 (inception) to December 31, 2007
Cash flows from operating activities:
Net income (loss)	$403,266	$(92,546)	$310,720
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Increase value of trust account	(838)	(38,580)	(39,418)
Deferred interest income included in shares subject to redemption	69,751	3,858	73,609
Changes in operating assets and liabilities:
Prepaid insurance	90,101	(132,197)	(42,096)
Accounts payable and accrued liabilities	(193,234)	166,172	109,286

Net cash provided by (used in) operating activities	369,046	(93,293)	412,101

Cash flows from investing activities:
Purchase of investment in trust account, net	(1,339,667)	(27,191,391)	(28,531,058)

Net cash used in investing activities	(1,339,667)	(27,191,391)	(28,531,058)

Cash flows from financing activities:
Proceeds from common stock to founders	—	22,500	22,500
Proceeds from Series A units to founders	—	723,600	723,600
Proceeds from Series A and Series B units sold	1,146,708	26,531,312	27,541,672
Proceeds from issuance of an underwriters option	—	100	100
Proceeds from bank line of credit	140,000	10,000	150,000
Repayment of bank line of credit	(150,000)		(150,000)

Net cash provided by financing activities	1,136,708	27,287,512	28,287,872

Net increase in cash	166,087	2,828	168,915
Cash and cash equivalents at beginning of period	2,828	—	—

Cash and cash equivalents at end of period	$168,915	$2,828	$168,915

Supplemental disclosure of non-cash financing activities:
Accrual of deferred underwriting fees	$39,502	$136,348	$947,662

Accrual of offering costs	$—	$908,160	$—

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$377	$—	$377

Income Taxes	$281,890	$—	$281,890

The accompanying notes and report of independent registered public accounting firm should be read in conjunction with the financial statements.

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and proposed business operations and summary of significant accounting policies

Organization and Operations

Middle Kingdom Alliance Corp. (a development stage company) (the “Company”) was incorporated in Delaware on January 17, 2006. The Company was formed to complete a merger, capital stock exchange, asset purchase or other similar business combination (“Business Combination”) with a company in an unspecified industry with principal or substantial operations in the People’s Republic of China (“China”). Such company would be small enough to allow the Company to acquire a material minority investment and large enough to have the organizational and financial infrastructure to operate as a public company. The Company has neither engaged in any operations nor generated any operating revenue to date. At December 31, 2007, the Company had not yet commenced any operations. All activity through December 31, 2007 relates to the Company’s formation, private placement and public offering. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies.

The registration statement for the Company’s initial public offering (the “Public Offering”) was declared effective on December 13, 2006. The Company completed a private placement (the “Private Placement”) in February 2006 and received net proceeds of $723,600. The Company consummated the Public Offering on December 19, 2006 and received proceeds of $26,394,963, net of underwriters discount of $1,119,360 and offering expenses of $469,677. On January 4, 2007, and January 26, 2007, the underwriters exercised a portion of their over-allotment option from which the Company received proceeds of $1,144,639, net of underwriters discount of $35,401. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Private Placement and the Public Offering (collectively, the “Offerings”) (as described in Note 2), although substantially all of the net proceeds of the Offerings are intended to be generally applied toward consummating a Business Combination with a company with principal or substantial operations in China.

The amount of $28,531,648 and $27,192,000 is being held in a trust account (“Trust Account”) at December 31, 2007 and December 31, 2006, respectively, and invested until the earlier of (i) the consummation of a Business Combination or (ii) the liquidation of the Company. The amount in the Trust Account includes $1,166,561 and $1,119,360 of contingent underwriting compensation (the “Compensation”) at December 31, 2007 and December 31, 2006, respectively, which will be paid to the underwriters only if a Business Combination is consummated, but which will be forfeited if a Business Combination is not consummated. Deferred underwriters fees are reflected on the Balance Sheet at $947,662 and $908,160, with an additional $218,900 and $211,200 included in Class B common stock, subject to possible redemption, for a total of $1,166,561 and $1,119,360 (Compensation) at December 31, 2007 and December 31, 2006, respectively. The Company, after signing a definitive agreement for the consummation of a Business Combination with a company will submit such transactions for Class B stockholder approval. The Company will proceed with a Business Combination only if the holders of a majority of the Class B shares cast at the meeting to approve the Business Combination vote in favor of the Business Combination and Class B stockholders owning less than 20% of the outstanding Class B shares vote in the aggregate against the extension amendment and the Business Combination and exercise their conversion rights to have their shares redeemed for cash. In connection with the vote required for any Business Combination, all our officers, directors and sponsor have agreed to vote any Class B shares owned by them in accordance with the majority of the Class B shares voted by the public Class B stockholders.

With respect to a Business Combination which is approved and consummated, any Class B common stockholders who voted against the Business Combination may demand that the Company redeem their shares for cash. The conversion price will equal $8.24 per share of Class B common stock, plus a pro rata share of the interest earned in the Trust Account in excess of the lesser of $1,200,000 or 50% of such interest (prior to the payment of any federal, state and local taxes due by the Company). Accordingly, 19.99% of the Class B

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

common stockholders may seek conversion of their shares in the event of a Business Combination, which amount has been classified as Class B common stock subject to possible redemption in the accompanying December 31, 2007 and 2006 Balance Sheets. For each Class B common share included in the 19.99% of the Class B common stockholders who may seek conversion of their shares into cash should a Business Combination be approved, is an amount of $0.32 per Class B common share of the Compensation ($218,900 and $211,200 at December 31, 2007 and 2006, respectively) that will be forfeited by the underwriters. After consummation of the Business Combination, all of these voting safeguards will no longer be applicable.

The $28,531,648 and $27,192,000 held in the Trust Account at December 31, 2007 and December 31, 2006, respectively, has been invested in a United States government security. One half of the interest earned in the Trust Account (prior to the payment of any federal, state and local taxes due by the company) up to a maximum of $1,200,000 will be available to the Company to fund legal, accounting and due diligence on prospective acquisitions and continuing general and administrative expenses. At December 31, 2007, the Company had withdrawn a total of $691,532 of its 50% share of the interest earned on the Trust Account to fund legal, accounting, due diligence on prospective acquisitions and continuing general and administrative expenses. At December 31, 2007, a balance of $508,468 is still available to be withdrawn by the Company for it to reach the maximum allowable amount of $1,200,000 for these purposes. The Company believes that the available funds are sufficient to meet these expenditures during 2008. Subsequent to December 19, 2006, the Company commenced its efforts to locate a company with which to consummate a Business Combination.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company, in the event that the Company does not complete a Business Combination within 18 months after the effective date of the Public Offering on December 13, 2006, being June 13, 2008 (or within 24 months after the effective date of the Public Offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after the effective date of the Public Offering and the Business Combination has not been completed within such 24 month period, being December 13, 2008). Our officers, directors and sponsor will not participate in any liquidation distribution from the Trust Account occurring upon our failure to consummate a Business Combination with respect to the common stock acquired by them prior to the Public Offering and with respect to the Class A Units included in the Private Placement. Accordingly, in the event we liquidate, our Class B common stockholders will receive $8.24 per unit plus interest (net of taxes payable and that portion of the earned interest previously released to the Company).

Summary of Significant Accounting Policies

Cash and cash equivalents:

The Company has defined cash and cash equivalents as highly liquid investments with original maturities of less than ninety days. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. As of December 31, 2007 and 2006, there is $68,915 and $0, respectively, in excess of FDIC insurance limits. The Company has not experienced any losses in such accounts.

Net income (loss) per common share:

Net income (loss) per common share has been computed by dividing net income (loss) for the period by the weighted average number of common shares outstanding for the period. Diluted earnings per share give effect to dilutive options and warrants outstanding during the period. No effect has been given to potential issuances of common shares, aggregating 5,777,355 and 6,689,250 at December 31, 2007 and December 31, 2006,

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

respectively, from warrants or the underwriters purchase option in the computation of the diluted income (loss) per share, as the outstanding warrants and underwriters purchase option are contingently exercisable, commencing on the later of the consummation by the Company of a Business Combination or December 13, 2007.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Investments held in trust account:

Investments held in trust are invested in United States government securities (“US Securities”) with a maturity of 180 days or less. The US Securities have been classified as held-to-maturity and measured at their amortized cost, which approximates fair value. The excess of fair value (amortized cost) over cost, exclusive of the deferred interest described below, is considered accrued interest which is included in interest income in the accompanying Statements of Operations.

Deferred interest:

Deferred interest consists of 19.99% of the net interest attributable to the Class B common stockholders, after the deduction of a pro rata share of the gross interest earned in the Trust Account in excess of the lesser of $1,200,000 or 50% of such interest prior to the payment of any federal, state and local taxes due by the Company. Deferred interest of $73,609 and $3,858 is included in the value of the Class B common stock subject to possible redemption at December 31, 2007 and December 31, 2006, respectively, in the accompanying balance sheets.

Income taxes:

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

As of January 1, 2007, the Company has adopted FIN 48, Accounting for Uncertainty in Income Taxes, as amended.

Overnight Reverse Repurchase Agreements:

The Company invests its excess cash held in its checking account in overnight reverse repurchase agreements, with its Bank. In connection with these transactions, it is the policy of the Bank to deposit the underlying collateral in US Government Agency obligations, with the Federal Reserve for the benefit of the Company. The fair value of the underlying collateral exceeds the principal amount of the overnight reverse repurchase agreement, including accrued interest.

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

New accounting pronouncements:

The Company does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on its financial position or results of operations.

Note 2 — Offerings

Public Offering

On December 19, 2006, the Company sold 198,000 Series A Units at $8.00 per unit and 3,300,000 Series B Units at $8.00 per unit to the public. On January 4, 2007, and January 26, 2007, the underwriters exercised a portion of their over-allotment option for 27,200 Series A Units at $8.00 per unit and 120,305 Series B Units at $8.00 per unit, respectively. Each Series A Unit consists of one share of the Company’s common stock, $.001 par value, and five non-redeemable common stock purchase Class A warrants. Each Series B Unit consists of one share of the Company’s Class B common stock, $.001 par value, and one redeemable common stock purchase Class B warrant.

Each Class A warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on the later of (a) one year from the Effective Date of the Public Offering, being December 13, 2007 or (b) the completion of a Business Combination with a company, and expiring seven years from the Effective Date of the Public Offering, being December 13, 2013. Each Class B warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on the later of (a) one year from the Effective Date of the Public Offering, being December 13, 2007 or (b) the completion of a Business Combination with a company, and expiring seven years from the Effective Date of the Public Offering, being December 13, 2013 or earlier upon redemption.

The Company has a right to redeem the outstanding Class B warrants after the consummation of a Business Combination if there is an effective registration statement with a current prospectus on file providing for the resale of the underlying shares of common stock, in whole and not in part, at a price of $.01 per Class B warrant at any time after the Class B warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sales price of the common stock equals or exceeds $16.00 per share for any 20 trading days within a 30-trading-day period ending three business days before the notice of redemption. If the Company calls the Class B warrants, the holders will either have to exercise the warrants by purchasing the common stock from the Company or the warrants will be redeemed at $.01 per warrant.

The Warrants can be exercised (i) by the Warrant holder paying in full, in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company), the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for common stock, and the issuance of the common stock or (ii) in the event that the Board of Directors of the Company, in its sole discretion, determines that the Warrants may be exercised on a “cashless basis,” by surrendering his or her Warrant for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrant, multiplied by the difference between the Warrant Price and the “Fair Market Value” by (y) the Fair Market Value. The “Fair Market Value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third business day prior to the date on which the notice of redemption is sent to holders of Warrants.

In accordance with the warrant agreement relating to the Warrants sold and issued in the Offerings, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

The Company sold to the Representatives of the underwriters, for $100, an option to purchase up to a total of 19,800 Series A Units at a per-unit price of $10.00 and/or up to a total of 330,000 Series B Units at a per-unit price of $10.00. The Series A Unit and Series B Unit that would be issued upon the exercise of this option are identical to those sold in the Offerings, provided that the exercise price of the Class A Warrants and Class B Warrants underlying the Series A Units and Series B Units, respectively, will have an exercise price of $10.00 per share (200% of the exercise price of the Class A Warrants and Class B Warrants included in the units sold in the Offerings). This option is exercisable at $10.00 per Series A Unit and Series B Unit on the later of the completion of a Business Combination or one year from the effective date of the Public Offering, being December 13, 2007 and expiring five years from the effective date of the Public Offering, being December 13, 2011.

The option may not be sold, transferred, assigned, pledged or hypothecated for a period of one hundred eighty days from the effective date of the Public Offering, being June 11, 2007, except to officers and partners of the underwriters and members of the selling group and/or their officers and partners. The option has a life of five years from the effective date, being December 13, 2011. The sale of the option is accounted for as an equity transaction. Accordingly, there has not been any net impact on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale.

The sale of the option has been accounted for as an equity transaction in accordance with Emerging Issues Task Force No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, and therefore would be measured at its fair value on the date of the sale, being December 19, 2006, in accordance with Statements of Financial Accounting Standards No. 123 (revised 2004), Share-based Payment, which would result in an increase in the Company’s cash position and shareholders’ equity by the $100 proceeds from the sale. Notwithstanding anything to the contrary contained in this Representatives’ Unit Purchase Option, in no event will the Company be required to net cash settle the exercise of the Representatives’ Unit Purchase Option or the Warrants underlying the Unit Purchase Option. The holder of the Representatives’ Unit Purchase Option and the Warrants underlying the Representatives’ Unit Purchase Option will not be entitled to exercise the Representatives’ Unit Purchase Option or the Warrants underlying such Unit Purchase Option unless a registration statement is effective, or an exemption from the registration requirements is available at such time and, if the holder is not able to exercise the Representatives’ Unit Purchase Option or underlying Warrants, the Representatives’ Unit Purchase Option and/or the underlying Warrants, as applicable, will expire worthless.

The Company has determined, based upon a trinomial model, that the estimated fair value of the option on the date of sale, being December 19, 2006, and in accordance with Statements of Financial Accounting Standards No. 123 (revised 2004), would be $13.87486 per Series A Unit and $2.77497 per Series B Unit or an aggregate of $274,722 for the Series A Units and an aggregate of $915,740 for the Series B Units, assuming an expected life of five years, volatility of 39.13545 and a risk-free interest rate of 5.0504%. The volatility calculation of 39.13545 is based on the latest five-year average volatility of 77 companies drawn from 191 companies listed on the Shanghai Stock Exchange that had been trading for at least five years and that had market capitalizations ranging from $25

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

million to $151 million (the “Index”). The 77 companies comprising the Index are the companies with the highest, the lowest, and the midpoint market capitalizations (where available) within 29 industry sectors. Because the Company does not have a trading history, the Company estimated the potential volatility of its common stock price, which will depend on a number of factors which cannot be ascertained at this time.

This calculation used the month-end closing prices for the five-year period starting December 31, 2001 and ending November 30, 2006. The Company referred to the latest five-year average volatility of the Index because management believes that the average volatility of such index is a reasonable benchmark to use in estimating the expected volatility of the Company’s common stock after consummation of a Business Combination. Although an expected life of five years was taken into account for purposes of assigning a fair value to this option, if the Company does not consummate a Business Combination within the prescribed time period and liquidates, this option would become worthless.

Pursuant to Rule 2710(g)(1) of the NASD Conduct Rule, the option to purchase up to a total of 19,800 Series A Units and/or up to a total of 330,000 Series B Units is deemed to be underwriting compensation and therefore upon exercise, the underlying shares and warrants are subject to a 180-day lock-up. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) from the effective date of the Public Offering except to officers and partners of the underwriters and members of the selling group and/or their officers and partners.

Private Placement

In February 2006, the Company sold to its principal stockholder, officers and directors an aggregate of 90,450 Series A Units at $8.00 per unit. The Series A Units consist of one share of the Company’s common stock, $.001 par value, and five non-redeemable common stock purchase Class A warrants. The Series A Units sold in the Private Placement are identical to the Series A Units sold in the Public Offering.

Note 3 — Accounts payable and accrued liabilities

Accounts payable and accrued liabilities at December 31, 2007 and December 31, 2006, consist of the following:

	December 31,
	2007	2006
Offering costs	$—	$136,348
Audit fees	78,000	60,000
Directors and officers insurance premiums	—	101,579
Other accrued expenses	31,280	4,593

	$109,280	$302,520

Note 4 — Bank Line of Credit

On December 19, 2006, Wachovia Bank provided the Company with a line of credit for $250,000 to finance the Company’s general working capital needs. The line of credit will mature in 24 months from the date of the Public Offering, on December 19, 2008. Interest is charged at LIBOR plus 2% per annum, which at December 31, 2007 and December 31, 2006 was 7.24% and 7.34%, respectively, with interest payable monthly and the outstanding principal and interest due and payable at maturity. In accordance with the terms of the line of

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

credit, the bank must authorize all distributions to the Company to the extent that the aggregate sum of interest distributed to the Company from the Trust Account exceeds $900,000. At December 31, 2007 and December 31, 2006, the Company had $0 and $10,000 outstanding under the line of credit, respectively.

Note 5 — Related Party Transaction

The Company has agreed to pay several of the officers and directors and/or their affiliated companies an aggregate monthly fee of $7,500 for general and administrative services including office space, utilities, and secretarial support in Shanghai, China and Atlanta, Georgia from the Effective Date of the Public Offering through the completion of a Business Combination. The administrative fee of $7,500 per month is allocated among Primus Capital LLC, an affiliate of Mr. Tanenbaum, CEO; Mr. Marks, President; MTP Holdings Ltd. an affiliate of Messrs. Yao (officer and director), Chai (officer), and Ding (officer); and Mr. Lam, an officer and director. At December 31, 2007 and December 31, 2006, the Company accrued a balance of $0 and $2,903, respectively, to the above mentioned officers and directors and/or their affiliated companies.

Note 6 — Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences, as may be determined from time to time by the Board of Directors. At December 31, 2007 and December 31, 2006, no preferred shares were issued and outstanding.

Note 7 — Income Taxes

The provision for income taxes consists of the following:

	December 31,
	2007	2006
Current — Federal	$223,459	$—
Current — State and Local	39,437	—
Deferred — Federal	—	—
Deferred — State and Local	—	—

Total	$262,896	$—

The total provision for income taxes differs from the amount which would be computed by applying the U.S. Federal income tax rate and Georgia State income tax rate due to net operating losses of $92,546 carried forward from December 31, 2006.

	December 31,
	2007	2006
Statutory federal income tax rate	34%	20%
State and local income taxes	4%	0%
Valuation allowance	0%	-20%
Utilization of net operating loss carryforward	-3%	0%

Effective tax rate	35%	0%

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Significant components of deferred tax assets and liabilities at December 31, 2006 are as follows:

	December 31,
	2007	2006
Net operating loss deferred for income taxes	$—	$17,000
Less: Valuation allowance	—	(17,000)

Total deferred tax asset	$—	$—

At December 31, 2006, a deferred income tax asset of approximately $17,000 relating to the Company’s net operating loss of $92,546 was offset by a full valuation allowance based upon a lack of earnings history, at that time, for the Company.

Note 8 — Summarized Quarterly Data (unaudited)

Financial information for each quarter for the period from January 17, 2006 (inception) to December 31, 2007 is as follows:

	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
Loss from operations	$(30,825)	$(3,822)	$(11,492)	$(91,087)
Interest income	519	1,990	2,350	39,821
Loss before provision for income taxes	(30,306)	(1,832)	(9,142)	(51,266)
Provision for income taxes — current	—	—	—	—
Net loss	$(30,306)	$(1,832)	$(9,142)	$(51,266)
Weighted average number of shares outstanding	442,285	840,450	840,450	1,517,481
Net loss per share — basic	$(0.07)	$—	$(0.01)	$(0.03)
Net loss per share — diluted	$(0.07)	$—	$(0.01)	$(0.03)

	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
Loss from operations	$(175,678)	$(142,960)	$(119,649)	$(212,097)
Interest income	340,446	327,868	345,467	$302,765
Income before provision for income taxes	164,768	184,908	225,818	$90,668
Provision for income taxes — current	(62,244)	(62,861)	(94,263)	$(43,528)
Net income	$102,524	$122,047	$131,555	$47,140
Weighted average number of shares outstanding	4,450,087	4,485,955	4,485,955	4,485,955
Net income per share — basic	$0.02	$0.03	$0.03	$0.01
Net income per share — diluted	$0.02	$0.03	$0.03	$0.01

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

BALANCE SHEETS

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$2,583	$168,915
Investments held in trust account	28,819,185	28,570,476
Prepaid insurance and other assets	18,424	42,096

Total current assets	$28,840,192	$28,781,487

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$762,273	$109,286
Bank line of credit	240,000	—
Due to underwriters	947,662	947,662

Total current liabilities	1,949,935	1,056,948

Commitments:
Class B common stock, $.001 par value, 684,060 shares subject to possible redemption	5,761,178	5,710,264

Stockholders’ Equity:
Preferred stock — $.001 par value; Authorized 1,000,000 shares; none issued	$—	$—
Common stock — $.001 par value; Authorized 15,000,000 shares; issued and outstanding 1,065,650	1,065	1,065
Class B common stock — $.001 par value; Authorized 5,000,000 shares; issued and outstanding 3,420,305 (includes 684,060 shares subject to possible redemption)	3,420	3,420
Additional paid-in capital	21,699,070	21,699,070
(Accumulated deficit) retained earnings during the development stage	(574,476)	310,720

Total stockholders’ equity	21,129,079	22,014,275

Total liabilities and stockholders’ equity	$28,840,192	$28,781,487

The accompanying notes should be read in conjunction with the financial statements.

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended		Period from January 17, 2006 (inception) to September 30, 2008
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Operating expenses:
General, administrative and legal	$(742,402)	$(119,649)	$(1,398,767)	$(438,287)	$(2,186,377)

Loss from operations	(742,402)	(119,649)	(1,398,767)	(438,287)	(2,186,377)
Interest income	134,828	345,467	513,571	1,013,781	1,874,797

(Loss) income before provision for income taxes	(607,574)	225,818	(885,196)	575,494	(311,580)
Provision for income taxes — current	—	(94,263)	—	(219,368)	(262,896)

Net (loss) income	$(607,574)	$131,555	$(885,196)	$356,126	$(574,476)

Weighted average number of shares outstanding	4,485,955	4,485,955	4,485,955	4,474,043

Net (loss) income per share — basic	$(0.14)	$0.03	$(0.20)	$0.08

Net (loss) income per share — diluted	$(0.14)	$0.03	$(0.20)	$0.08

The accompanying notes should be read in conjunction with the financial statements.

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

					Additional Paid-In Capital	Retained Earnings (Accumulated Deficit) During the Development Stage	Total Stockholders’ Equity
	Common Stock		Class B Common Stock
	Shares	Amount	Shares	Amount
January 17, 2006 (inception)		$—		$—	$—	$—	$—
Issuances of common stock for cash to founders at $.03 per share (from February 15, 2006 to September 30, 2006)	750,000	750			21,750		22,500
Issuances of Series A units for cash to founders at $8.00 per unit (from February 15, 2006 to September 30, 2006)	90,450	90			723,510		723,600
Sale of Series A units, net of underwriters’ discount and offering expenses on December 19, 2006	198,000	198			1,532,397		1,532,595
Sale of Series B units, net of underwriters’ discount and offering expenses on December 19, 2006 (includes shares subject to possible redemption)			3,300,000	3,300	23,950,909		23,954,209
Proceeds from the issuance of an underwriters’ option					100		100
Reclassification of amounts subject to possible redemption of 659,999 Class B common shares					(5,438,392)		(5,438,392)
Net loss						(92,546)	(92,546)

Balance — December 31, 2006	1,038,450	1,038	3,300,000	3,300	20,790,274	(92,546)	20,702,066
Sale of Series A units, net of underwriters’ discount and offering expenses on January 5, 2007	27,200	27			210,435		210,462
Sale of Series B units, net of underwriters’ discount and offering expenses on January 26, 2007 (includes shares subject to possible redemption)			120,305	120	894,554		894,674
Reclassification of amounts subject to possible redemption of an additional 24,061 Class B common shares for a total of 684,060 Class B common shares					(198,263)		(198,263)
Overpayment of NASD filing fees refunded					2,070		2,070
Net Income						403,266	403,266

Balance — December 31, 2007	1,065,650	1,065	3,420,305	3,420	21,699,070	310,720	22,014,275
Net loss						(86,153)	(86,153)

Balance — March 31, 2008	1,065,650	1,065	3,420,305	3,420	21,699,070	224,567	21,928,122
Net loss						(191,469)	(191,469)

Balance — June 30, 2008	1,065,650	1,065	3,420,305	3,420	21,699,070	33,098	21,736,653
Net loss						(607,574)	(607,574)

Balance — September 30, 2008	1,065,650	$1,065	3,420,305	$3,420	$21,699,070	$(574,476)	$21,129,079

The accompanying notes should be read in conjunction with the financial statements.

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30, 2008	For the Nine Months Ended September 30, 2007	For the Period from January 17, 2006 (inception) to September 30, 2008
Cash flows from operating activities:
Net (loss) income	$(885,196)	$356,126	$(574,476)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Decrease (increase) in value of trust account	11,025	(87,226)	(28,392)
Deferred interest income included in shares subject to redemption	50,914	54,814	124,523
Changes in operating assets and liabilities:
Prepaid insurance and other assets	23,672	67,600	(18,424)
Accounts payable and accrued liabilities	652,987	(240,766)	762,273

Net cash (used in) provided by operating activities	(146,598)	150,548	265,504

Cash flows from investing activities:
Purchase of investment in trust account, net	(259,734)	(1,221,599)	(28,790,793)

Net cash used in investing activities	(259,734)	(1,221,599)	(28,790,793)

Cash flows from financing activities:
Proceeds from common stock to founders	—	—	22,500
Proceeds from Series A units to founders	—	—	723,600
Proceeds from Series A and Series B units sold	—	1,144,639	27,541,672
Proceeds from issuance of an underwriters’ option	—	—	100
Proceeds from bank line of credit	285,000	140,000	435,000
Repayment of bank line of credit	(45,000)	(150,000)	(195,000)

Net cash provided by financing activities	240,000	1,134,639	28,527,872

Net (decrease) increase in cash	(166,332)	63,588	2,583
Cash and cash equivalents at beginning of period	168,915	2,828	—

Cash and cash equivalents at end of period	$2,583	$66,416	$2,583

Supplemental disclosure of non-cash financing activities:
Accrual of deferred underwriting fees	$—	$39,502	$947,662

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$822	$377	$1,199

Income taxes	$—	$203,891	$281,890

The accompanying notes should be read in conjunction with the financial statements.

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Note 1 — Basis of presentation, organization and proposed business operations and summary of significant accounting policies

Basis of Presentation

The financial statements at September 30, 2008 and for the period from January 17, 2006 (inception) to September 30, 2008 and for the three and nine months ended September 30, 2008 are unaudited. In the opinion of management, all adjustments (consisting of normal accruals) have been made that are necessary to present fairly the financial position of Middle Kingdom Alliance Corp. (a development stage company) (the “Company”) as of September 30, 2008 and the results of its operations for the three and nine months ended September 30, 2008 and its cash flows for the nine months ended September 30, 2008 and for the period from January 17, 2006 (inception) to September 30, 2008. Operating results for the interim period are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the financial statements that were included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007. The December 31, 2007 balance sheet has been derived from the audited financial statements included therein.

Organization and Operations

Middle Kingdom Alliance Corp. was incorporated in Delaware on January 17, 2006. The Company was formed to complete a merger, capital stock exchange, asset purchase or other similar business combination (“Business Combination”) with a company in an unspecified industry with principal or substantial operations in the People’s Republic of China (“China”). Such company would be small enough to allow the Company to acquire a material minority investment and large enough to have the organizational and financial infrastructure to operate as a public company. The Company has neither engaged in any operations nor generated any operating revenue to date. At September 30, 2008, the Company had not yet commenced any operations. All activity through September 30, 2008 relates to the Company’s formation, public offering and the search for a company with which to affect a business combination. (See below.) The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies.

The registration statement for the Company’s initial public offering (the “Public Offering”) was declared effective on December 13, 2006. The Company completed a private placement (the “Private Placement”) in February 2006 and received net proceeds of $723,600. The Company consummated the Public Offering on December 19, 2006 and received proceeds of $26,394,963, net of underwriters’ discount of $1,119,360 and offering expenses of $469,677. On January 4, 2007, and January 26, 2007, the underwriters exercised a portion of their over-allotment option from which the Company received proceeds of $1,144,639, net of underwriters’ discount of $35,401. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Private Placement and the Public Offering (collectively the “Offerings”) (as described in Note 2), although substantially all of the net proceeds of the Offerings are intended to be generally applied toward consummating a Business Combination with a company with principal or substantial operations in China.

At September 30, 2008, the amount of $28,791,732 is being held in a trust account (“Trust Account”) and invested until the earlier of (i) the consummation of a Business Combination or (ii) the liquidation of the Company. The amount in the Trust Account includes $1,166,561 of contingent underwriting compensation (the “Compensation”) which will be paid to the underwriters only if a Business Combination is consummated, but which will be forfeited if a Business Combination is not consummated. The Company, after signing a definitive agreement for the consummation of a Business Combination with a company will submit such transactions for Class B common stockholder approval. (See below.) The Company will proceed with a Business Combination

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

only if the holders of a majority of the Class B common stock cast at the meeting to approve the Business Combination vote in favor of the Business Combination and Class B common stockholders owning less than 20% of the outstanding Class B common stock vote against the Business Combination and exercise their conversion rights to have their shares redeemed for cash. In connection with the vote required for any Business Combination, all of our officers, directors and sponsor have agreed to vote any Class B common stock owned by them prior to the Public Offering in accordance with the majority of the Class B common stock voted by the public Class B common stockholders.

With respect to a Business Combination which is approved and consummated, any Class B common stockholders who votes against the Business Combination may demand that the Company redeem their shares for cash. The conversion price will equal $8.24 per share of Class B common stock, plus a pro-rata share of the interest earned in the Trust Account in excess of the lesser of $1,200,000 or 50% of such interest (prior to the payment of any federal and state taxes due by the Company). Such amount aggregates $8.39 at September 30, 2008. Accordingly, 19.99% of the Class B common stockholders may seek conversion of their shares in the event of a Business Combination, which amount has been classified as Class B common stock subject to possible redemption in the accompanying September 30, 2008 and December 31, 2007 balance sheets. For each Class B common stock included in the 19.99% of the Class B common stockholders who may seek conversion of their shares into cash should a Business Combination be approved, is an amount of $0.32 per Class B common share of the compensation that will be forfeited by the underwriters. After consummation of the Business Combination, all of these voting safeguards will no longer be applicable.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company, in the event that the Company does not complete a Business Combination within 18 months after the Effective Date of the Public Offering on December 13, 2006, being June 13, 2008 (or within 24 months after the effective date of the Public Offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after the effective date of the Public Offering and the Business Combination has not been completed within such 24 month period, being December 13, 2008). On May 23, 2008 the Company issued a press release in connection with its execution of a letter of intent to complete a business combination with a company having its principle operations in China. Pursuant to the Company’s Certificate of Incorporation, execution of the letter of intent affords the Company an extension to complete the business combination, until December 13, 2008. However, as discussed below, on November 3, 2008 the Company filed with the SEC a preliminary proxy statement for a special meeting of the stockholders of the Company at which the stockholders will be asked to vote to approve amendments to the Company’s Certificate of Incorporation that would extend the December 13, 2008 date by which the Company must complete a Business Combination to August 31, 2009. See Note 8.

On September 5, 2008 the Company signed an Agreement and Plan of Merger, Conversion and Share Exchange (the “merger agreement”) with Pypo Digital Company Limited (“Pypo or Pypo Cayman”). Pypo, a Cayman Islands limited liability company, through its subsidiaries in China and Hong Kong, is a leading distributor of Samsung wireless communication devices and other related products. The transactions contemplated by the merger agreement would constitute a Business Combination.

As part of the series of transactions contemplated by the merger agreement, the Company established MK Arizona Corp. (“MK Arizona”), a wholly owned Arizona subsidiary, and would effect a short-form merger, pursuant to which the Company would merge with and into MK Arizona, with MK Arizona remaining as the surviving corporation. After the merger, MK Arizona would become a Cayman Islands exempted company (“MK Cayman”) pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law.

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

The reorganization would change Middle Kingdom’s place of incorporation from Delaware to the Cayman Islands (“the redomestication”) and the outstanding securities of the Company would be converted into securities of MK Cayman.

Pursuant to the merger agreement, after the redomestication, MK Cayman would acquire all of the outstanding shares of Pypo Cayman by issuing the Pypo Cayman shareholders an aggregate of 45,000,000 MK Cayman ordinary shares and 3,400,000 MK Cayman Class B warrants. In addition, MK Cayman would agree to issue the Pypo Cayman shareholders up to an additional 23,000,000 MK Cayman ordinary shares pursuant to an earn-out provision in the merger agreement based on the adjusted net income of the combined company during the fiscal years ending March 31, 2010, 2011 and potentially 2012.

As a result of the business combination with Pypo, the stockholders of the Company, excluding Pypo shareholders that own shares of the Company acquired after September 30, 2008, are expected to beneficially own approximately 3.9% of the outstanding ordinary shares of MK Cayman, and the stockholders of Pypo are expected to own beneficially approximately 96.1% of the outstanding ordinary shares of MK Cayman, assuming no conversions of shares into cash from funds available in the Trust Account, and assuming the earn-out is not achieved. If the earn-out is achieved, then the stockholders of the Company, excluding Pypo shareholders that own shares of the Company acquired after September 30, 2008, are expected to beneficially own approximately 2.7% of the issued and outstanding ordinary shares of MK Cayman, and the Pypo shareholders are expected to beneficially own approximately 97.3% of the issued outstanding ordinary shares of MK Cayman. None of the foregoing percentages reflects the potential effect of an exercise of either the currently outstanding warrants, the warrants to be issued to the Pypo shareholders or the option to purchase Series A Units and Series B Units by the Representative of the underwriters.

On September 15, 2008 the Company filed a registration statement on Form S-4 containing a prospectus for the transactions contemplated by the merger agreement and a proxy for the special meeting of the Company’s stockholders to vote on the proposed business combination with Pypo. Once the SEC declares the Form S-4 registration statement effective, the Company will be able to mail the registration statement to its stockholders and schedule the special meeting to consider the business combination.

Because the Company cannot predict with any certainty the length of the SEC staff review process and because it must give stockholders sufficient time to review the proxy statement/prospectus prior to the special meeting to consider the business combination with Pypo, the Company is also unable to conclude that it will be able to complete the business combination by December 13, 2008. Therefore, on December 10, 2008 the Company will hold a special meeting of its stockholders at which the stockholders will be asked to approve three amendments (the “extension amendments”) to the Company’s Certificate of Incorporation that would have the effect of extending the December 13, 2008 deadline to August 31, 2009. Holders of the Company’s Class B common stock will have the right at the special meeting for the extension amendments to vote against the extension amendments and at that time demand that the Company redeem their shares for cash in the manner set forth above. Holders of the Company’s Class B common stock who do not exercise the right to demand redemption at the time of the special meeting on the extension amendments will retain the right to demand that the Company redeem their shares for cash in connection with the vote on the proposed business combination with Pypo. See Note 8.

If the extension amendments are approved, the Company expects to seek stockholder approval of the proposed business combination with Pypo as soon as possible after completion of the SEC staff review process of the Form S-4 registration statement filed with the SEC in connection with the Pypo business combination. The Company’s management will not pursue any other business combination, even if the proposed Pypo business

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

combination is abandoned, or attempt any extension of the business combination deadline beyond August 31, 2009, if the business combination cannot be completed by that date. If the extension amendments are not approved and the Company is unable to complete the proposed Pypo business combination by December 13, 2008, the Company will be required to liquidate the Trust Account and distribute the proceeds to holders of its Class B common shares. If the extension amendments are approved and the stockholders approval of the proposed business combination with Pypo is obtained, the business combination may close after December 31, 2008. If so, the Company will be subject to Statements of Financial Accounting Standards (“SFAS”) 141(R), Business Combinations and SFAS 160 Non-controlling Interest in Consolidated Financial Statements, an amendment of ARB No 51. See Note 8.

The Company’s officers, directors and sponsor will not participate in any liquidation distribution from the Trust Account in the event the Company fails to consummate a Business Combination with respect to the common stock acquired by them prior to the Public Offering and with respect to the Class A Units included in the Private Placement. Accordingly, if the Company liquidates, the Class B common stockholders could receive $8.24 per Class B common stock plus interest (net of taxes payable and that portion of the earned interest released to the Company) and less liquidation expenses and certain other liabilities as discussed below. Such amount aggregates $8.39 at September 30, 2008 assuming no amounts payable to creditors are paid from the Trust Account, and assuming an estimated $125,000 of costs associated with the Company’s plan of dissolution and distribution are paid from the Trust Account. At September 30, 2008, the amount available in the Trust Account would equal approximately $8.18 per Class B common stock after reserving for all amounts due the Company’s creditors, excluding those that have waived their right to seek payment from the Trust Account as discussed below, the outstanding payable to the bank under the Company’s line of credit and the estimated $125,000 costs associated with the Company’s plan of dissolution and distribution. However, as discussed below, that amount could be reduced by the amount of additional expenses that the Company may incur that exceeds the amount of funds held outside of the Trust Account. The per share amount could also be reduced by the costs of liquidation in excess of what the Company estimates would be at least $125,000, and by any other claims against the Company, whether by target companies, vendors, or others (the Company is not presently aware of any such claims at the time of this Form 10-Q filing).

The $28,791,732 held in the Trust Account at September 30, 2008 has been invested in a Federal Home Loan Bank discount note, maturing on October 17, 2008 that was purchased at a discount from face value in order to create a yield of 1.972%. On October 17, 2008 the Company re-invested the Trust Account funds in a Federal Home Loan Bank discount note, maturing on November 18, 2008 that was purchased at a discount from face value in order to create a yield of 1.134%. One half of the interest earned in the Trust Account (prior to the payment of any federal and state taxes due by the Company) up to a maximum of $1,200,000 will be available to the Company to fund legal, accounting and continuing general and administrative expenses. At September 30, 2008, the Company had withdrawn a total of $978,876 of the interest earned on the Trust Account. At September 30, 2008, a balance of $192,731 may be withdrawn by the Company before reaching the maximum allowable amount of $1,200,000. However, due to declining interest rates, the Company is uncertain that the Trust Account could earn sufficient interest through December 13, 2008 to make available the remaining $192,731 distributable to the Company. As of September 30, 2008, the Company had accounts payable to creditors and an outstanding payable to the bank under the Company’s line of credit totaling $762,273 and $240,000, respectively. Of the $762,273 payable to creditors at September 30, 2008, creditors who are owed $286,604 have waived their right to seek payment from the Trust Account. Creditors who have not waived their right to seek payment from the Trust Account could bring actions against the Company and if they won their cases could potentially proceed against the Trust Account if the Company did not have sufficient funds to pay them, which would reduce the amount distributable to the Class B common stockholders in any liquidation. Under an agreement with the underwriters, the Company’s officers, directors, and initial stockholder have agreed

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

to indemnify the Trust Account from any such third party claims on a several basis, in proportion to their ownership interest in the Series A Units issued in a private placement prior to the Company’s initial public offering. However, because the indemnity is on a several basis, there can be no assurance that all amounts payable to the Company pursuant to the indemnity agreement would in fact be collected by the Company. If creditors bring actions against the Company and win their cases and proceed against the Trust Account and if any amounts owed to the Company under the indemnity agreement are not collected, then, to the extent the Company’s expenses exceed the amount the Trust Account can distribute to the Company from its interest income, the per share amount distributable to the Class B common stockholders in any liquidation would be reduced.

After the foregoing costs and expenses have been paid or reserved and the required stockholder approval has been received, the Company will distribute to its Class B common stockholders the amount in the Trust Account. At September 30, 2008, the amount available in the Trust Account would equal approximately $8.18 per Class B common stock after reserving for all amounts due the Company’s creditors, excluding those that have waived their right to seek payment from the Trust Account, the outstanding payable to the bank under the Company’s line of credit and the approximate $125,000 estimated costs associated with the Company’s plan of dissolution and distribution.

It is however possible that the amount payable to our Class B common stockholders could be reduced from the $8.18 discussed above. As a result of declining interest rates as the Company continues to proceed with the completion of the business combination with Pypo, its operational costs will continue to exceed the interest income the Trust Account can distribute to the Company. As a result, the amounts due to creditors, who could proceed against the Trust Account for payment, unless such right has been waived as discussed above, could increase. In addition, the amounts payable to the Class B common stockholders may be further reduced by any other claims against the Company, whether by target companies, vendors, or others. The Company is not presently aware of any such claims at the time of this Form 10-Q filing.

The holders of common stock will be entitled to receive the balance, if any, of the maximum amount of interest distributable to the Company and not previously distributed, as well as any other remaining net assets, after payment to our Class B common stockholders. The Company does not currently expect that any amounts will be available to distribute to its common stockholders.

As a result of the circumstances discussed above, the Company will be required to raise additional funds in order to meet the expenditures required for operating its business to complete the business combination with Pypo. Such additional funds would most likely be sought through a private offering of debt or equity securities. There is no assurance that we would be successful in raising additional funds on satisfactory terms, or at all.

Summary of Significant Accounting Policies

Cash and cash equivalents:

The Company has defined cash and cash equivalents as highly liquid investments with original maturities of ninety days or less. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. As of September 30, 2008 and December 31, 2007, there is $0 and $68,915 in excess of FDIC insurance limits. The Company has not experienced any losses in such accounts.

Net income (loss) per common share:

Net income (loss) per share has been computed by dividing net income (loss) for the period by the weighted average number of common shares outstanding for the period. Diluted earnings per share give effect to dilutive options and warrants outstanding during the period. No effect has been given to potential issuances of common

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

shares, aggregating 5,777,355 from warrants or the underwriters’ purchase option in the computation of the diluted net income (loss) per share, as the outstanding warrants and underwriters’ purchase option are contingently exercisable, commencing on the later of the consummation by the Company of a Business Combination or December 13, 2007.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Investments held in trust account:

Investments held in trust are invested in either United States government securities or United States government agency discount notes or United States government sponsored enterprises discount notes (“US Securities”) with a maturity of 180 days or less. The US Securities have been classified as held-to-maturity and measured at their amortized cost, which approximates fair value. The excess of fair value (amortized cost) over cost, exclusive of the deferred interest described below, is considered accrued interest which is included in interest income in the accompanying Statements of Operations. These US Securities are typically purchased at a discount from their face value in order to create a yield which is fixed through their maturity.

Deferred interest:

Deferred interest consists of 19.99% of the net interest attributable to the Class B common stockholders, after the deduction of a pro-rata share of the gross interest earned in the Trust Account in excess of the lesser of $1,200,000 or 50% of such interest prior to the payment of any federal and state taxes due by the Company. Deferred interest of $124,523 and $73,609 is included in the value of the Class B common stock subject to possible redemption at September 30, 2008 and December 31, 2007, respectively, in the accompanying balance sheets.

Income taxes:

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

As of January 1, 2007, the Company has adopted FIN 48, Accounting for Uncertainty in Income Taxes, as amended.

Overnight reverse repurchase agreements:

The Company invests its excess cash held in its checking account in overnight reverse repurchase agreements, with its bank. In connection with these transactions, it is the policy of the bank to deposit the underlying collateral in US Government Agency obligations, with the Federal Reserve for the benefit of the Company. The fair value of the underlying collateral exceeds the principal amount of the overnight reverse repurchase agreement, including accrued interest.

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

New accounting pronouncements:

The Company does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on its financial position or results of operations.

Note 2 — Offerings

Public Offering

On December 19, 2006, the Company sold 198,000 Series A Units at $8.00 per unit and 3,300,000 Series B Units at $8.00 per unit to the public. On January 4, 2007, and January 26, 2007, the underwriters exercised a portion of their over-allotment option for 27,200 Series A Units at $8.00 per unit and 120,305 Series B Units at $8.00 per unit, respectively. Each Series A Unit consists of one share of the Company’s common stock, $.001 par value, and five non-redeemable common stock purchase Class A warrants. Each Series B Unit consists of one share of the Company’s Class B common stock, $.001 par value, and one redeemable common stock purchase Class B warrant.

Each Class A warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on the later of (a) one year from the Effective Date of the Public Offering, being December 13, 2007 or (b) the completion of a Business Combination with a company, and expiring seven years from the Effective Date of the Public Offering, being December 13, 2013. Each Class B warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on the later of (a) one year from the Effective Date of the Public Offering, being December 13, 2007 or (b) the completion of a Business Combination with a company, and expiring seven years from the Effective Date of the Public Offering, being December 13, 2013 or earlier upon redemption.

The Company sold to the Representatives of the underwriters, for $100, an option to purchase up to a total of 19,800 Series A Units at a per-unit price of $10.00 and/or up to a total of 330,000 Series B Units at a per-unit price of $10.00. The Series A Unit and Series B Unit that would be issued upon the exercise of this option are identical to those sold in the Offerings, provided that the exercise price of the Class A Warrants and Class B Warrants underlying the Series A Units and Series B Units, respectively, will have an exercise price of $10.00 per share (200% of the exercise price of the Class A Warrants and Class B Warrants included in the units sold in the Offerings). This option is exercisable at $10.00 per Series A Unit and Series B Unit on the later of the completion of a Business Combination or one year from the Effective Date of the Public Offering, being December 13, 2007 and expiring five years from the Effective Date of the Public Offering, being December 13, 2011. The option may not be sold, transferred, assigned, pledged or hypothecated for a period of one hundred eighty days from the Effective Date of the Public Offering, being June 11, 2007, except to officers and partners of the underwriters and members of the selling group and/or their officers and partners. The option has a life of five years from the Effective Date, being December 13, 2011. The sale of the option is accounted for as an equity transaction. Accordingly, there has not been any net impact on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale.

Private Placement

In February 2006, the Company sold to its principal stockholder, officers and directors an aggregate of 90,450 Series A Units at $8.00 per unit. The Series A Units consist of one share of the Company’s common stock, $.001 par value, and five non-redeemable common stock purchase Class A warrants. The Series A Units sold in the Private Placement are identical to the Series A Units sold in the Public Offering.

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 3 — Accounts payables and accrued liabilities

Accounts payable and accrued liabilities at September 30, 2008 and December 31, 2007, consist of the following:

	For the period ended
	September 30 2008	December 31, 2007
Audit and related fees	$53,500	$78,000
Legal fees	607,295	—
Management fees	22,500	—
Other accrued expenses	78,978	31,286

	$762,273	$109,286

Note 4 — Bank Line of Credit

On December 19, 2006, Wachovia Bank provided the Company with a line of credit for $250,000 to finance the Company’s general working capital needs. At September 30, 2008 and December 31, 2007, the Company had $240,000 and $0 outstanding under the line of credit, respectively.

The line of credit was initially established to mature in 24 months from the date of the Public Offering, on December 19, 2008. On July 1, 2008, Wachovia Bank extended the line of credit from December 19, 2008 to September 1, 2009. Interest is charged at LIBOR plus 2% per annum, which at September 30, 2008 and December 31, 2007 was 4.49% and 7.24%, respectively, with interest payable monthly and the outstanding principal and interest due and payable at maturity.

In accordance with the terms of the line of credit, the bank must authorize all distributions to the Company to the extent that the aggregate sum of interest distributed to the Company from the Trust Account exceeds $900,000. In July 2008, August 2008 and September 2008, Wachovia Bank authorized the distribution to the Company from the Trust Account the Company’s share of the interest earned up to the $1,200,000 limit discussed in Note 1.

Note 5 Related Party Transactions

The Company has agreed to pay several of the officers and directors and/or their affiliated companies an aggregate monthly administrative fee of $7,500 for general and administrative services including office space, utilities, and secretarial support in Shanghai, China and Atlanta, Georgia from the Effective Date of the Public Offering through the completion of a Business Combination. The administrative fee of $7,500 per month is allocated among Primus Capital LLC, an affiliate of Mr. Tanenbaum, CEO; Mr. Marks, President; MTP Holdings Ltd. an affiliate of Messrs. Yao (officer and director), Chai (officer), and Ding (officer); and Mr. Lam, an officer and director. At September 30, 2008 and December 31, 2007, the Company had accrued a balance of $22,500 and $0 to the above mentioned officers and directors and/or their affiliated companies. See Note 8.

Note 6 Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences, as may be determined from time to time by the Board of Directors. At September 30, 2008 and December 31, 2007, no preferred shares were issued and outstanding.

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 7 Income Taxes

The provision for income taxes consists of the following:

	For the Three Months Ended		For the Nine Months Ended
	September 30 2008	September 30 2007	September 30 2008	September 30 2007
Current - Federal	$—	$80,124	$—	$186,462
Current - State and Local	—	14,139	—	32,906
Deferred - Federal	—	—	—	—
Deferred - State and Local	—	—	—	—

Total	$—	$94,263	$—	$219,368

No (benefit) provision for income taxes has been made at September 30, 2008 as the Company had operating losses for the three and nine months ending on that date. The financial statements do not reflect a benefit for any possible carry-back claim.

	For the Three Months Ended		For the Nine Months Ended
	September 30 2008	September 30 2007	September 30 2008	September 30 2007
Statutory federal income tax rate	34%	34%	34%	34%
State and local income taxes	4%	4%	4%	4%
Valuation Allowance	-38%	-3%	-38%	-3%

Effective tax rate	0%	35%	0%	35%

Note 8 Subsequent Events

Organization and Operations

On November 25, 2008 the SEC advised the Company that it had completed its limited review of the preliminary proxy statement relating to a special meeting of the stockholders of the Company (the “Special Meeting”) to consider the extension amendments without any further comments and on November 26, 2008 the Company’s registrar and transfer agent mailed the proxy statement to the Company’s stockholders of record to schedule the Special Meeting to be held on December 10, 2008. On December 10, 2008, at the Special Meeting, the extension amendments were approved by the common stockholders and the Class B stockholders, thereby extending the date to complete a business combination to August 31, 2009.

Class B shareholders representing 348,042 Class B shares voted against the extension amendments and requested the conversion of their Class B shares into their pro rata portion of the Trust Account, being $8.4287 per Class B share. Based on the number of Class B shares converted into the Trust Account in connection with the extension amendments, the Company will now not be able to complete the business combination if 336,019 or more Class B shares vote against the business combination and choose to convert their Class B shares into their pro rata portion of the Trust Account. On December 18, 2008 the Company sold a portion of the securities in the Trust Account to fund the redemption of the shares of Class B common stock redeemed. The Company did not consider that sale to affect its intent or ability to hold the remaining securities in the Trust Account to maturity as the sale was the result of an isolated and nonrecurring event. On December 29, 2008, the Trustee transferred the funds to the redeeming Class B shareholders.

MIDDLE KINGDOM ALLIANCE CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

On December 8, 2008, the Company filed the first amended registration statement on Form S-4 addressing each of the SEC’s comments received from its initial Form S-4 registration statement filing. The Company received comments from the SEC on the amended Form S-4 on December 19, 2008. The Company will file a second amendment to the Form S-4 to address these comments.

Related Party Transactions

In November and December, 2008, certain of the Company’s Officers, Directors and Sponsor advance the Company $137,935. The loans are interest free and are repayable upon the consummation of the proposed business combination with Pypo.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Pypo Digital Company Limited:

We have audited the accompanying consolidated balance sheets of Pypo Digital Company Limited and its subsidiaries (the “Group”) as of March 31, 2007 and 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended March 31, 2008. Our audits also included the financial statements schedule in Schedule 1. These financial statements and the financial statement schedule are the responsibility of the Group’s management. Our responsibility is to express an opinion on that financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Pypo Digital Company Limited and its subsidiaries as of March 31, 2007 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte Touche Tohmatsu

Hong Kong

September 4, 2008

PYPO DIGITAL COMPANY LIMITED

CONSOLIDATED STATEMENTS OF INCOME

(Expressed in USD thousands, except for share and per share data)

		For the years ended March 31,
	Notes	2006	2007	2008
Net revenues		427,072	294,198	378,268
Cost of revenues		(387,878)	(247,362)	(316,732)

Gross profit		39,194	46,836	61,536
Other operating income		65	101	160
Selling and distribution expenses		(16,365)	(16,972)	(15,633)
General and administrative expenses		(8,702)	(10,160)	(8,856)
Impairment loss on goodwill	14	(336)	—	—

Income from operations		13,856	19,805	37,207
Others, net	5	139	(48)	(674)
Interest income		253	520	720
Interest expense		(2,514)	(3,776)	(3,604)

Income before income tax, equity in loss of an affiliated company and minority interests		11,734	16,501	33,649
Income tax benefit / (expense)	6	1,200	(2,139)	(3,452)
Equity in loss of an affiliated company	12	—	—	(13)
Minority interests in net loss of consolidated subsidiaries	17	189	—	60

Net income		13,123	14,362	30,244

Net income per share:
—Basic	7	0.07	0.08	0.14

Weighted average number of shares used in calculating net income per share:
—Basic	7	182,700,000	182,700,000	215,896,721

The accompanying notes are an integral part of these consolidated financial statements.

PYPO DIGITAL COMPANY LIMITED

CONSOLIDATED BALANCE SHEETS

(Expressed in USD thousands, except for share and per share data)

			As of March 31,
	Notes		2007	2008
ASSETS

Current assets:
Cash and cash equivalents	8		8,447	62,556
Restricted bank deposits			15,999	3,634
Accounts receivable (less allowance for doubtful accounts of $368 and $474 for 2007 and 2008, respectively)	9		30,419	58,266
Inventories			25,207	46,742
Notes receivable			772	10,702
Value added tax receivable			2,259	2,158
Amounts due from related parties	21	(ii)	2,657	41,731
Amount due from an affiliated company			—	125
Receivable from a vendor	10		24,881	8,480
Other receivable	11		270	10,203
Prepayment and other assets			4,196	3,320
Deferred tax assets	6		3,051	2,270

Total current assets			118,158	250,187

Non-current assets:
Investment in an affiliated company	12		—	343
Property and equipment, net	13		7,415	7,874

Total non-current assets			7,415	8,217

Total assets			125,573	258,404

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable			1,295	3,070
Notes payable	15		25,859	16,384
Provision for rebates and price protections			10,970	8,516
Advance payments from customers			2,841	7,377
Other payables and accruals	16		4,163	6,097
Income taxes payable			1,466	2,527
Amounts due to related parties	21	(ii)	—	20,143
Dividend payable	20		12,930	—
Short-term borrowings	15		36,203	40,604

Total current liabilities			95,727	104,718

Non-current liabilities:
Deferred tax liabilities	6		924	388

Total liabilities			96,651	105,106

Minority interest	17		646	649

Mezzanine equity
Redeemable ordinary shares ($0.0001 par value, 90,000,000 issued and outstanding as of March 31, 2008)	18		—	85,117

Commitments and contingencies	22

Shareholders’ equity:
Ordinary shares ($0.0001 par value, 1,000,000,000 shares authorized, 182,700,000 issued and outstanding as of March 31, 2008)	18		—	18
Additional paid-in capital	18		12,082	12,082
Accumulated other comprehensive income	18		1,710	10,704
Retained earnings	19		14,484	44,728

Total shareholders’ equity			28,276	67,532

Total liabilities and shareholders’ equity			125,573	258,404

The accompanying notes are an integral part of these consolidated financial statements.

PYPO DIGITAL COMPANY LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(Expressed in USD thousands, except for share and per share data)

			Ordinary shares		Additional paid-in capital	Accumulated other comprehensive income	Retained earnings	Total shareholders’ equity	Comprehensive income
	Notes		Number of shares	Amount
As of April 1, 2005			1,000	—	12,082	—	8,123	20,205	—
Net income			—	—	—	—	13,123	13,123	13,123
Foreign currency translation adjustments	2(bb	)	—	—	—	719	—	719	719
Dividends declared and paid	20		—	—	—	—	(8,447)	(8,447)	—

Balance as of March 31, 2006			1,000	—	12,082	719	12,799	25,600	13,842

Net income			—	—	—	—	14,362	14,362	14,362
Foreign currency translation adjustments	2(bb	)	—	—	—	991	—	991	991
Dividends declared	20		—	—	—	—	(12,677)	(12,677)	—

Balance as of March 31, 2007			1,000	—	12,082	1,710	14,484	28,276	15,353

Net income			—	—	—	—	30,244	30,244	30,244
Foreign currency translation adjustments	2(bb	)	—	—	—	8,994	—	8,994	8,994
Issuance of shares to ordinary shareholders	1, 18		182,699,000	18	—	—	—	18	—

Balance as of March 31, 2008			182,700,000	18	12,082	10,704	44,728	67,532	39,238

The accompanying notes are an integral part of these consolidated financial statements.

PYPO DIGITAL COMPANY LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in USD thousands)

	For the years ended March 31,
	2006	2007	2008
Cash flows from operating activities:
Net income	13,123	14,362	30,244
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation of property and equipment	216	338	485
Allowance for doubtful accounts	—	386	100
Provision for inventories	2,246	—	450
Loss on disposal of property and equipment	93	75	11
Exchange loss	—	3	787
Equity in loss of an affiliated company	—	—	13
Minority interests	(189)	—	(60)
Impairment loss of goodwill	336	—	—
Changes in operating assets and liabilities:
Accounts receivable	(19,646)	(3,957)	(24,949)
Inventories	(2,910)	19,249	(20,633)
Notes receivable	(1,158)	1,066	(9,851)
Value added tax receivable	(837)	1,873	331
Receivable from a vendor	149	(24,809)	18,936
Other receivables	(262)	900	(678)
Prepayment and other assets	(842)	(2,548)	1,115
Accounts payable	243	522	2,309
Provision for rebates	(999)	2,313	(3,572)
Advance payments from customers	1,061	(2,416)	4,279
Other payables and accruals	(6,764)	1,896	(838)
Taxes payable	238	1,213	1,135
Notes payables	13,695	(18,904)	(12,110)
Changes in deferred taxes	(1,642)	(88)	438

Net cash used in operating activities	(3,849)	(8,526)	(12,058)

Cash flow from investing activities:
Restricted bank deposits	(13,555)	11,464	13,995
Increase in amount due from an affiliated company	—	—	(125)
Purchase of property and equipment	(232)	(6,364)	(242)
Proceeds from disposal of property and equipment	226	59	13
Net proceeds received from disposal of subsidiaries	—	—	472
Net cash paid for purchase of subsidiaries	(1,836)	—	—
Amounts due from related parties	2,772	1,367	(38,803)
Deposits paid for acquisition of entities	—	—	(9,251)
Investment in an affiliated company	—	—	(356)

Net cash (used in) / provided by investing activities	(12,625)	6,526	(34,297)

Cash flow from financing activities:
Proceeds from issuance of redeemable ordinary shares, net of issuance costs	—	—	87,617
Proceeds from issuance of ordinary shares	—	—	18
Proceeds from short-term borrowings	24,074	19,395	52,688
Repayment of short-term borrowings	—	(14,611)	(51,976)
Cash injection in subsidiaries by minority shareholders	603	624	—
Amount due to related parties	—	—	20,143
Dividends to ordinary shareholders	(8,447)	—	(13,204)

Net cash provided by financing activities	16,230	5,408	95,286

Net (decrease) increase in cash and cash equivalents	(244)	3,408	48,931

Cash and cash equivalents:
At beginning of year	4,945	4,861	8,447
Effect of foreign exchange rate change	160	178	5,178

At end of year	4,861	8,447	62,556

Supplemental disclosure of cash flow information
Cash paid during the year for:
Income tax benefit / (expense)	901	(2,076)	(4,368)
Interest paid	(2,514)	(3,776)	(3,604)

The accompanying notes are an integral part of these consolidated financial statements.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in USD thousands, except share, per share data or stated otherwise)

1.	Organization and Principal Activities

Pypo Digital Company Limited (the “Company”) was incorporated under the laws of the Cayman Islands as a limited liability company on October 3, 2007. The Company and its subsidiaries and variable interest entity (collectively, the “Group”), are principally engaged in the provision of wholesale distribution of mobile phones, notebooks and other peripherals in the People’s Republic of China (“PRC”).

The Group’s business was mainly operated by Beijing Pypo Technology Group Company Limited (“Beijing Pypo”), a private limited company registered in Beijing, the PRC, which was founded on October 30, 2003 with a registered capital of RMB100 million (equivalent to $12,000).

On October 15, 2007, Pypo Holdings (HK) Company Limited (“Pypo HK,” the wholly owned subsidiary of the Company) acquired 100% equity interest in Beijing Pypo from its shareholders by issuing a promissory note. Such promissory note was settled on November 14, 2007, by the Company issuing 91,349,500 ordinary shares at $0.0001 per share each to Beijing Pypo’s two equal shareholders (total of 182,699,000 shares issued). The transfer of assets and liabilities were recorded at Beijing Pypo’s historical cost basis as both Beijing Pypo and the Company are under common control and accordingly, all shares and per share data has been restated to give retroactive effect to this transaction (the “Reorganization”).

ARCH Digital Holdings Limited (“ARCH Digital”), the Company, and its shareholders entered into the equity subscription agreement on October 15, 2007 (“Equity Subscription Agreement”), pursuant to which ARCH Digital acquired a 33% equity interest in the Company at a purchase price of $90,000. Pursuant to the Equity Subscription Agreement, ARCH Digital is entitled to redeem all its purchased shares under certain performance conditions, and accordingly, these redeemable shares are classified as mezzanine equity (see Note 18 for details).

Contractual arrangements between Beijing Pypo and Beijing Feijie (“Contractual arrangements”)

PRC regulations currently limit foreign ownership of companies that provide wholesale or retail services with more than 30 chain stores. To comply with these regulations, the Group plans to conduct its activities in the retail chain store sector through its consolidated variable interest entity (“VIE” or “VIE subsidiary”), Beijing Feijie Investment Co., Ltd. (“Beijing Feijie”), a company established in Beijing, the PRC on November 13, 2007.

The Company, through its wholly owned subsidiary Beijing Pypo, loaned RMB10 million (equivalent to $1,300) to the Chief Executive Officer (“CEO”) and a second employee of the Group, for the sole purpose of funding Beijing Feijie. The CEO and the second employee each acquired 50% of the equity interest of Beijing Feijie on November 30, 2007 with the proceeds of the loan. On December 26, 2007, Beijing Pypo, entered into an Exclusive Technology Consulting and Service Agreement (“Service Agreement”) with Beijing Feijie, under which the Company provides technical and consulting services to Beijing Feijie in exchange for service fees from Beijing Feijie. As a collateral security for the prompt and complete performance of the obligations of Beijing Feijie under the above various contractual arrangements and the loan made to the shareholders of Beijing Feijie, the respective shareholders of Beijing Feijie have entered into an equity pledge agreement (the “Equity Pledge Agreements”) on December 26, 2007 with Beijing Pypo, pursuant to which they agreed to pledge all their respective rights and interests, including voting rights, in Beijing Feijie in favour of Beijing Pypo. On the same date, trust agreements were signed by the shareholders of Beijing Feijie granting all their rights as shareholders, including control of earnings distributions, to Beijing Pypo. In addition, on December 26, 2007, the respective shareholders of Beijing Feijie signed an exclusive call option agreement (the “Exclusive Call Option Agreements”) with Beijing Pypo, agreeing to sell to the Company’s wholly owned subsidiaries, and the Company has an exclusive, irrevocable and unconditional right to purchase, or cause the Company’s designated party to purchase, from

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

1.	Organization and Principal Activities—continued

such shareholders, at the Company’s sole discretion part or all of the shareholders’ equity interests in Beijing Feijie when and, to the extent that, applicable PRC Law permits the Company to own part or all of such equity interests in Beijing Feijie. According to the Exclusive Call Option Agreements, the purchase price to be paid by the Company to the shareholders of Beijing Feijie will be the minimum amount of consideration permitted by applicable PRC Law at the time when such share transfer occurs.

The Company is the primary beneficiary of Beijing Feijie through the Service Agreements and its control over earnings distributions by Beijing Feijie. The agreements described above provided for effective control of Beijing Feijie to be transferred to the Group on December 26, 2007. Beijing Feijie had no operating activity prior to entering into these agreements with the Group. As a result, the consolidated financial statements reflect the consolidation of Beijing Feijie starting from December 26, 2007.

The total assets, liabilities, net assets, net revenues, operating costs and expenses and net income of Beijing Feijie are as follows:

As at and for the year ended March 31, 2008
Total assets	29,017
Total liabilities	27,593

Net assets	1,424

Net revenue	—
Operating costs and expenses	(1)

Net income	(1)

2.	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

(b)	Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and its VIE subsidiary for which the Company is the primary beneficiary (collectively, the “Group”). All transactions and balances among the Company, its subsidiaries and VIE subsidiary have been eliminated upon consolidation. Investments in equity securities of entities over which the Company can exercise significant influence are accounted for using the equity method of accounting.

(c)	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Group’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies—continued

(c)	Use of estimates—continued

related to realization of inventories, depreciable lives and residual values of long-lived assets, the recoverability of the carrying values of long-lived assets, and the determination of provision for rebates and price protection. Changes in facts and circumstances may result in revised estimates.

(d)	Foreign currency transactions

The functional and reporting currency of the Company is in the United States dollar (“USD”, “$”). The functional currency and reporting currency of the Company’s subsidiaries and VIE are maintained in Renminbi (“RMB”) or in the Hong Kong dollar (“HKD”). All assets and liabilities are translated at the rates of exchange quoted by the People’s Bank of China at the balance sheet date, except for the share capital and statutory reserves which are translated at the historical exchange rate, and all income and expense items are translated at the average rates of exchange over the year. All exchange differences arising from the translation of subsidiaries’ financial statements are recorded as a component of accumulated other comprehensive income in the statement of shareholders’ equity and comprehensive income.

(e)	Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(f)	Cash and cash equivalents

Cash and cash equivalents consist of cash at bank and on hand and certificates of deposit with an initial term of less than three months when purchased, which are unrestricted as to withdrawal and use.

(g)	Restricted bank deposits

Restricted bank deposits are cash balances pledged for the facilities used to issue short-term bank borrowings.

(h)	Allowance for doubtful accounts

The Group determines the allowance for doubtful accounts when facts and circumstances indicate that the full amount of the receivable is unlikely to be collected. If the financial condition of the Group’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

(i)	Inventories

Inventories are valued at the lower of cost and market value. The value of inventories is determined using the first-in, first-out basis. The Group provides estimated inventory allowance for excessive, slow moving and obsolete inventories as well as inventory whose carrying value is in excess of net realizable value.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies—continued

(j)	Notes receivable

Notes receivable are primarily generated from sales to customers, with terms exceeding 3 months but less than 1 year depending on the customer’s credit quality, and are recorded at face value. The Company does not require collateral for the notes. The Company has not and does not intend to sell these receivables. Amounts collected on notes receivable are included in net cash provided by operating activities in the consolidated statements of cash flows.

The allowance for doubtful accounts is the Company’s best estimate of the amount of credit losses in the Company’s existing notes. The allowance is determined on an individual note basis upon review of the customers’ credit quality. Management has determined that there are no impairment issues, and no respective allowance for doubtful accounts is provided on notes receivables.

(k)	Property and equipment, net

Property and equipment are recorded at cost less accumulated depreciation. The cost of major improvements and betterments is capitalized whereas the cost of maintenance and repairs is expensed in the year incurred.

Depreciation is calculated using the straight-line method over the following estimated useful lives, taking into account the assets’ estimated residual value:

Years
Buildings	50
Machinery and equipment	5
Electronic equipment	5
Motor vehicles	10
Leasehold improvements	Shorter of the term of the lease or the estimated useful lives of the assets

Management estimates the property and equipment to have a 10% residual value.

(l)	Investment in an affiliated company

Investment in an affiliated company is accounted for under the equity method, under which the amount of the investment is recorded at cost, with adjustments to recognize the Group’s share of the earnings or losses of the affiliated company from the date of acquisition. The amount recorded in income is adjusted to eliminate intercompany gains and losses, and to amortize, if appropriate, any difference between the Group’s cost and the underlying equity in net assets of the affiliated company at the date of investment. The investment amount is also adjusted to reflect the Group’s share of changes in the affiliated company’s capital. Dividends received from the affiliated company reduce the carrying amount of the investment.

(m)	Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired in a purchase businesses combination. Goodwill is reviewed for impairment at least annually or when an event occurs or circumstances change that would more-likely-than-not reduce the fair value

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies—continued

(m)	Goodwill—continued

of a reporting unit below its carrying amount. The goodwill impairment test is a two-step test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

During 2006, the Company performed its annual impairment review of goodwill and concluded that the goodwill was fully impaired and an impairment loss of $336 was recognized for the year (see Note 14).

(n)	Impairment of long-lived assets

Long-lived assets, and certain identifiable intangible assets, excluding goodwill, are included in impairment evaluations when events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The Group reviews its long-lived assets for potential impairment based on a review of projected undiscounted future cash flows associated with these assets. When the review of projected undiscounted cash flows indicates the existence of a potential impairment, the measurement of impairment losses for long-lived assets that the Group expects to hold and use is based on the estimated fair value of the assets.

(o)	Financial instruments

The carrying amounts of cash and cash equivalents, restricted bank deposits, accounts receivable, notes receivable, amounts due from and to related parties, amount due from an affiliated company, other receivable, accounts payable, other payables, taxes payable, notes payable, dividend payable and short-term borrowings approximate their fair values due to the short term nature of these instruments.

(p)	Mezzanine equity

Redeemable ordinary shares issued in November 2007 are classified as mezzanine equity (see Note 18).

(q)	Revenue recognition

Revenue from principal operations

The Group derives its revenue through wholesale distribution of mobile phones, notebooks and peripherals. The Group recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability of the sales price is reasonably assured. The Group considers its customers to be the retailers and does not sell directly to end-users. Products under warranty are shipped back to the manufacturers for repairs or exchanges and related costs incurred are borne by the manufacturers; therefore, the warranty costs incurred by the Group are insignificant.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies—continued

(q)	Revenue recognition—continued

The Group has three types of sales contracts: sales with no right of return (which make up the majority of sales), sales with contractual right of return, and consigned sales.

For sales with no right of return, the Group has no contractual obligations and has not established any right of return based on its customary business practices, except for defective products under warranty. Revenue recognition generally occurs when products have been shipped, risk of loss has been transferred to the customer, and allowances for discounts, price protection, and customer rebates can be reliably estimated. Recorded revenues are reduced by these allowances. The Group bases its estimates of these allowances on historical experience, taking into consideration the type of products sold, the type of customer, and the type of transaction specific in each arrangement.

There are no customer acceptance conditions associated with the Group’s products, except related to the standards and quality of a given product.

For sales with contractual right of returns and for consigned sales, the Company recognizes revenue at the time the products sell through the distribution channel to the end customers.

The Group presents revenue net of value added tax (“VAT”) collected from customers at 17%, which amounted to $101,146, $87,068, and $108,168 for the years ended March 31, 2006, 2007 and 2008, respectively. Certain items: (i) sales return of $1,545, $3,824 and $3,799; and (ii) sales rebates and price protection expenses of $50,789, $39,008 and $41,487, have been deducted to present the net revenue for the years ended March 31, 2006, 2007 and 2008, respectively.

Revenue from vendor’s reimbursements

The Group receives the following types of reimbursements from its vendor:

1)	Reimbursement of promotional activities

The Group organizes marketing activities to promote the vendor’s products and the vendor compensates the Group’s costs in this regard. Upon planning each marketing activity, the Group submits marketing applications to the vendor and the vendor approves the application form, which indicates that the vendor has agreed to bear the related costs. Such reimbursements are recognized when the related marketing activities were held, as a reduction of the costs incurred, with the excess recorded as a reduction to cost of revenues. The amount of reimbursement of promotional activities recognized as reduction of expenses are nil, $5,494 and $2,356; and the excess recorded as a reduction of cost of revenues are nil, $1,371 and $347 for the years ended March 31, 2006, 2007 and 2008, respectively.

2)	Rebates from vendor to end customers through the Group

The vendor provides rebates to end customers through the Group. Such rebates to customers net of the related reimbursement to the Group from the vendor are recorded in revenue, and a corresponding receivable from the vendor is recorded at the time the rebates are given. The net amount of rebates from vendor to end customers are nil, $37 and $929 for the years ended March 31, 2006, 2007 and 2008, respectively.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies—continued

(q)	Revenue recognition—continued

3)	Rebates from vendor to the Group

The vendor also provides rebates to the Group to promote sales of certain products, such rebates are recorded as a reduction of cost of revenues when approved by the vendor, and the amounts recognized are nil, $22,977 and $2,860 for the years ended March 31, 2006, 2007 and 2008, respectively.

4)	Awards on purchase targets

The vendor provides certain awards to the Group when the Group’s purchases exceed a certain target within a specified period of time. As the Group lacks a demonstrated historical experience to estimate the timing and probability of earning such awards, the awards are recognized as a reduction of cost of revenues when approved by the vendor. The amount of awards earned on purchase targets are nil, nil and $5,882 for the years ended March 31, 2006, 2007 and 2008, respectively.

(r)	Shipping and handling costs

Shipping and handling costs are recorded in selling and distribution expenses as incurred. During the years ended March 31, 2006, 2007 and 2008, shipping and handling costs were $1,179, $1,148, and $1,069, respectively.

(s)	Cost of revenues

Cost of revenues primarily consists of purchase costs of mobile phones, notebooks and peripherals.

(t)	Advertising cost

Advertising expenses amounted to approximately $281, $718 and $367 during the years ended March 31, 2006, 2007 and 2008, respectively, and have been included as part of selling and distribution expenses.

(u)	Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Other leases are accounted for as capital leases. Payments made under operating leases, net of any incentives received by the Group from the leasing company, are charged to the statements of income on a straight-line basis over the lease periods.

(v)	Provision for rebates and price protection

Provision for rebates is made on a case-by-case basis according to the retailer’s sales volume of the Group’s products. The rebates include a basic amount accrued upon delivery of products to retailers and a monthly quantity bonus accrued when the retail volume reaches certain monthly levels as defined by the sales contract. As the quantity bonuses are based on the retailer’s monthly purchases, the effect of accruing the bonuses when the monthly level is reached as opposed to recording a pro rata portion of the quantity bonus upon the sale of each qualifying unit is not material.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies—continued

(v)	Provision for rebates and price protection—continued

Provision for price protection is made when the Group decides to lower the selling price of its products. The amount of price protection varies on different product models, and the provision is determined based on an estimate of the amount of the specific inventories being held by the Group’s retailers at that time.

Rebates and price protection incurred for the year is recorded as a reduction of revenues.

(w)	Pension and other retirement benefits

The full-time employees of the Company’s subsidiaries and VIE subsidiary that are incorporated in the PRC are entitled to staff welfare benefits, including medical care, welfare subsidies, unemployment insurance and pension benefits. These companies are required to accrue for these benefits based on certain percentages of the employees’ salaries in accordance with the relevant regulations, and to make contributions to the state-sponsored pension and medical plans out of the amounts accrued for medical and pension benefits. The total amounts charged to the statements of operations for such employee benefits amounted to approximately $1,440, $1,834, $1,800 for the years ended March 31, 2006, 2007 and 2008, respectively. The PRC government is responsible for the medical benefits and ultimate pension liability to these employees.

The Group has no other obligation to make payments in respect of retirement benefits of the employees.

(x)	Income taxes

Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective April 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. See Note 6 for additional information including the impact of adopting FIN 48 on the Company’s consolidated financial statements.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits and penalties, if any, in income tax expenses.

(y)	Net income per share

Basic earnings per share are computed by dividing net income by the weighted average number of ordinary shares outstanding during the year.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies—continued

(z)	Segment reporting

The Group uses the management approach in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker for making operating decisions, allocating resources and assessing performance as the source for determining the Group’s reportable segments. Management, including the chief operating decision maker, reviews operating results by sub-product groups. As such, management has determined that sales of mobile phones and sales of notebooks and peripherals are the Group’s operating segments.

(aa)	Concentration of risks

The Group places its cash and cash equivalents and restricted bank deposits with financial institutions with high-credit ratings and quality.

The Group conducts credit evaluations of customers by classifying customers into national chain stores and regional distributors, each are assigned with different credit limit and approved at different management levels. If a credit limit is exceeded, the distributor will be generally required to pay all or a significant part of the amount due prior to delivery of the Group’s products. The Group reviews credit terms granted to each major customer and performs balance reconciliation with customers monthly. The Group establishes an allowance for doubtful accounts based upon estimates, factors surrounding the credit risk of specific customers and other information. As a result of the Group’s credit evaluation, the allowance for doubtful accounts was $368 and $474 as at March 31, 2007 and 2008, respectively.

The Group purchased over 90% of its goods from a single vendor for the years ended March 31, 2007 and 2008.

(bb)	Comprehensive Income

Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is reported in the consolidated statements of shareholders’ equity and comprehensive income.

3.	Recently issued accounting standards

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurement” (“SFAS No. 157”). SFAS No. 157 addresses standardizing the measurement of fair value for companies who are required to use a fair value measure for recognition or disclosure purposes. The FASB defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. In February 2008, the FASB issued the FASB Staff Position No. 157-2 , “Effective Date of FASB Statement No. 157”, which delays the effective date of SFAS No. 157, for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). It defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

3.	Recently issued accounting standards—continued

periods within those fiscal years for items within the scope of this statement. The Group is evaluating the impact, if any, of the adoption of SFAS No. 157. It is not expected to have a material impact on the Group’s financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Options for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits an entity, on a contract-by-contract basis, to make an irrevocable election to account for certain types of financial instruments and warranty and insurance contracts at fair value, rather than historical cost, with changes in the fair value, whether realized or unrealized, recognized in earnings. SFAS No. 159 is effective for financial year beginning on or after November 15, 2007. The Group is evaluating the impact, if any, of the adoption of SFAS No. 159. It is not expected to have a material impact on the Group’s financial position, results of operations and cash flows.

In June 2007, the Emerging Issues Task Force (“EITF”) of FASB ratified EITF Issue 06-11 “Accounting for the Income Tax Benefits of Dividends on Share-Based Payment Awards” (“EITF 06-11”). EITF 06-11 provides that tax benefits associated with dividends on share-based payment awards be recorded as a component of additional paid-in capital. EITF 06-11 is effective, on a prospective basis, for fiscal years beginning after December 15, 2007. The Group is assessing the impact of EITF 06-11 on its consolidated financial position and results of operations. It is not expected to have a material impact on the Group’s financial position, results of operations and cash flows.

In 2007, the EITF of FASB issued EITF Issue 07-3, “Accounting for Non-refundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities” (“EITF 07-3”). EITF reached a consensus that non-refundable advance payment to acquire goods or pay for services that will be consumed or performed in a future period in conducting research and development activities on behalf of the entity should be recorded as an asset when the advance payments are made. Capitalized amounts should be recognized as expense when the related goods are delivered or services are performed, that is, when the goods without alternative future use are acquired or the service is rendered. EITF 07-3 is effective for fiscal years beginning after December 15, 2007. The Group is evaluating the impact, if any, of the adoption of EITF 07-3. It is not expected to have a material impact on the Group’s financial position, results of operations or cash flows.

In December 2007, FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”). The objective of SFAS No. 141R is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Group may not apply it before that date. The Group is evaluating the impact, if any, of the adoption of SFAS No. 141R.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interest in Consolidated Financial Statements” (“SFAS No. 160”). SFAS No. 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 defines “a non-controlling interest, sometimes called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent.” The objective of SFAS No. 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Group is evaluating the impact, if any, of

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

3.	Recently issued accounting standards—continued

the adoption of SFAS No. 160. It is not expected to have a material impact on the Group’s financial position, results of operations and cash flows. Early adoption of this Statement is prohibited.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). SFAS No. 161 is intended to help investors better understand how derivative instruments and hedging activities affect an entity’s financial position, financial performance and cash flows through enhanced disclosure requirements. The enhanced disclosures include, for example: (a) tabular summary of the fair values of derivative instruments and their gains and losses; (b) disclosure of derivative features that are credit-risk-related to provide more information regarding an entity’s liquidity; and (c) cross-referencing within footnotes to make it easier for financial statement users to locate important information about derivative instruments. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Group is evaluating the impact, if any, of the adoption of SFAS No. 161. It is not expected to have a material impact on the Group’s financial position, results of operations and cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Group is evaluating the impact that this statement will have, if any, on its consolidated financial statements.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

4.	Acquisition of additional interests in subsidiaries

During the year ended March 31, 2006, the Company acquired additional interests in five subsidiaries, as listed below, for a total consideration of $1,836 and increased its shareholdings of those entities to 100%. The consideration was allocated as follows:

	Hunan Pypo Digital Technology Co., Ltd. (“Hunan Pypo”)	Chongqing Pypo Digital Technology Co., Ltd. (“Chongqing Pypo”)	Shenyang Pypo Technology Co., Ltd. (“Shenyang Pypo”)	Shandong Pypo Digital Technology Co., Ltd. (“Shandong Pypo”)	Heilongjiang Pypo Digital Technology Co., Ltd. (“Heilongjiang Pypo”)	Total
Acquisition date	April 11, 2005	February 22, 2006	February 22, 2006	February 5, 2006	January 16, 2006
Minority shareholder’s ownership prior to the acquisition	49%	49%	49%	49%	49%
Intangible assets—goodwill	54	132	125	25	—	336
Fair value of the net assets acquired	531	170	216	279	364	1,560
Excess of fair value of acquired net assets over cost	—	—	—	—	(60)	(60)

Total consideration	585	302	341	304	304	1,836

Goodwill of $336 represented the excess of the purchase price over the estimated fair value of the net tangible assets acquired. The Company has not allocated the consideration to the identifiable intangible assets, which are non-exclusive licenses, as the management considers these to be of insignificant value. The purchase price allocation is primarily based on the management’s assessment on the fair value of each of the tangible assets acquired and liabilities assumed as of the date of acquisition.

After pro rata allocation of the excess of fair value of acquired net assets to non-current assets, a gain of $60 was recognized during 2006 for the Heilongjiang Pypo acquisition.

The following unaudited pro forma consolidated financial information reflects the results of operations for the year ended March 31, 2006, as if the acquisition had occurred on April 1, 2005, and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place at the beginning of the periods presented, and may not be indicative of future operating results.

2006
Unaudited
Net sales	427,072

Net income	12,934

Weighted average ordinary share number	182,700,000
Earnings per share basic	0.07

Prior to March 31, 2008, the Group has signed four letters of intent related to the potential acquisition of retail operations. None of the acquisitions had been completed as of March 31, 2008. In addition, the Company has completed three acquisitions of retailing businesses subsequently after March 31, 2008 (see Note 24).

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

5.	Others, net

	For the years ended March 31,
	2006	2007	2008
Foreign currency exchange	—	(3)	(787)
Non-operating expenses	(32)	(45)	(20)
Investment income (Note)	171	—	133

	139	(48)	(674)

Note: A gain of $60 from the acquisition of Heilongjiang Pypo was included in the investment income in 2006.

6.	Income taxes

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

The provision for current income taxes of the subsidiaries operating in Hong Kong has been calculated by applying the current rate of taxation of 17.5% to the estimated taxable income earned in or derived from Hong Kong during the period, if applicable.

People’s Republic of China

Pursuant to the PRC Income Tax Law for Enterprises with Foreign Investments (the “Old Tax Law”), the Company’s subsidiaries and VIE in the PRC are generally subject to Foreign Enterprise Income Taxes (“FEIT”) at a statutory rate of 33%, except for the following subsidiaries which enjoy certain tax exemptions.

Pursuant to the Old Tax Law, Beijing Pypo was qualified for the preferential tax treatment as a “High Technology Enterprise.” As a result of that tax treatment, a 100% tax exemption was applied for the calendar years 2003, 2004 and 2005 and a 50% tax exemption was applied for the calendar years 2006, 2007 and 2008. These exemptions were applied to the 15% profit tax rate for a High Technology Enterprise for the calendar years 2006 and 2007 and 25% for the calendar year 2008. Thus, during the year ended March 31, 2006, Beijing Pypo was subject to 7.5% tax rate on the profit earned from January 1, 2006 to March 31, 2006. The overall tax rates for Beijing Pypo after the relevant exemption is applied to the 15% tax rate are 7.5% for the years ended March 31, 2006 and 2007 and for the period from April 1, 2007 to December 31, 2007. Starting from January 1, 2008, the overall tax rate for Beijing Pypo after the exemption applied to the 25% tax rate is 12.5%. Tax losses carried forwards, if any, would expire five years from the year when the tax losses carried forwards were recorded.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

6.	Income taxes—continued

The list below shows the tax preferential treatment of Beijing Pypo and its subsidiaries for the calendar years 2006, 2007 and 2008:

	Statutory tax rate		Applicable rate with preferential treatment
Company	2006	2007	2006	2007	2008
Beijing Pypo	15%	15%	7.5%	7.5%	12.5%
Henan Pypo Technology Company Limited (“Henan Pypo”)	33%	33%	0%	33%	25%
Beijing Pypo Communication Technology Company Limited (“Beijing Pypo Communication”)	33%	33%	0%	0%	0%
Jilin Pypo Technology Company Limited (“Jilin Pypo”)	33%	33%	0%	33%	25%
Hebei Pypo Digital Technology Company Limited (“Hebei Pypo”)	33%	33%	0%	33%	25%
Shanxi Pypo Technology Company Limited (“Shanxi Pypo”)	33%	33%	0%	33%	25%
Yunnan Pypo Technology Company Limited (“Yunnan Pypo”)	33%	33%	0%	33%	25%
Anhui Pypo Electronic Company Limited (“Anhui Pypo”)	33%	33%	0%	33%	25%
Shenzhen Pypo Communication Equipment Company Limited (“Shenzhen Pypo”)	—	33%	0%	0%	18%

Company	Preferential tax treatment and tax exemptions
Beijing Pypo	7.5%, 7.5% and 12.5% preferential rate for statutory years 2006, 2007 and 2008, respectively
Henan Pypo	Exempted for statutory year 2006
Beijing Pypo Communication	Exempted for statutory years 2006, 2007 and 2008
Jilin Pypo	Exempted for statutory year 2006
Hebei Pypo	Exempted for statutory year 2006
Shanxi Pypo	Exempted for statutory year 2006
Yunnan Pypo	Exempted for statutory year 2006
Anhui Pypo	Exempted for statutory year 2006
Shenzhen Pypo	Exempted for statutory years 2006 and 2007

On March 16, 2007, the National People’s Congress of China enacted the PRC Enterprise Income Tax Law (the “New Tax Law”), under which foreign invested enterprises (the “FIEs”) and domestic companies would be subject to enterprise income tax at a uniform rate of 25%. There will be a five-year transition period for FIEs, during which they are allowed to continue to enjoy their existing preferential tax treatments. Preferential tax treatments will continue to be granted to entities which conduct businesses in certain encouraged sectors and to entities otherwise classified as “high and new technology enterprises,” whether FIEs or domestic enterprises. The new tax rate will become effective on January 1, 2008. On December 26, 2007, the State Council issued the Notice of the State Council Concerning Implementation of Transitional Rules for Enterprise Income Tax Incentives (“Circular 39”).

Most of the Company’s subsidiaries and VIE are expected to transition from 33% to 25% starting from January 1, 2008. The Group has thus applied the 25% rate in calculating its deferred tax balances.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. FIN 48 prescribes a more-likely-than-not threshold

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

6.	Income taxes—continued

for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

The Group adopted FIN 48 on April 1, 2007. Based on its FIN 48 analysis documentation, the Group has made its assessment of the level of tax authority for each tax position (including the potential application of interest and penalties) based on the technical merits, and has measured the unrecognized tax benefits associated with the tax positions. As a result of the implementation of FIN 48, the Company had approximately $436 in total unrecognized tax benefits at April 1, 2007. The Group has elected to classify interest and/or penalties relating to income tax matters within income tax expenses. The amount of penalties and interest as of March 31, 2008 is immaterial. The Group had an increase of unrecognized tax benefits of approximately $576 in connection with tax uncertainties during the year ended March 31, 2008. The Group does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months.

Unrecognized tax benefits balance at April 1, 2007	436
Gross increase for tax positions of current year	576

Unrecognized tax benefits balance at March 31, 2008	1,012

The unrecognized tax benefit totalled $1,012 as at March 31, 2008, of which $436 was related to the income tax provisions recognized as contingencies from periods prior to the adoption of FIN 48; and $576 of which was related to the current year increase of FIN 48 tax provisions.

According to the PRC Tax Administration and Collection Law, the statute of limitations is generally three years if the underpayment of taxes is due to computational errors made by the taxpayer. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined, but an underpayment of tax liability exceeding RMB100,000 (approximately $14) is specifically listed as a special circumstance. In the case of a transfer pricing related adjustment, the statute of limitations is 10 years. There is no statute of limitations in the case of tax evasion.

Composition of income tax expense

The current and deferred portion of income tax benefit / (expense) included in the consolidated statements of income is as follows:

	For the years ended March 31,
	2006	2007	2008
Current income tax expense	(442)	(2,227)	(3,014)
Deferred income tax benefit/(expense)	1,642	88	(438)

Income tax benefit/(expense)	1,200	(2,139)	(3,452)

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

6.	Income taxes—continued

Reconciliation of the differences between statutory tax rate and the effective tax rate

Reconciliation between total income tax benefit / (expense) and that amount computed by applying the PRC statutory income tax rate of 33% to income before taxes is as follows:

	For the years ended March 31,
	2006	2007	2008
Income before tax, equity in loss of an affiliated company and minority interests	11,734	16,501	33,649

Computed income tax expense	(3,872)	(5,445)	(11,104)
Effect of different tax rates applicable to the subsidiaries	2,166	4,169	6,235
Non-deductible employee’s benefits	(657)	(669)	—
Effect of other non-deductible expenses	(371)	(233)	(299)
Effect of non-taxable incomes	21	11	84
Effect of FIN48 unrecognized tax benefits	—	—	(502)
Change in valuation allowance	(566)	(1,193)	(745)
Effect of foreign operation	—	(906)	595
Effect of tax exemption	4,300	1,913	2,427
Others	179	214	(143)

Actual income tax benefit/(expense)	1,200	(2,139)	(3,452)

PRC income taxes that would have been payable without tax exemption and tax relief amounted to approximately $5,266, $8,221, and $12,114 for the years ended March 31, 2006, 2007 and 2008, respectively. Accordingly, basic net income per share would have decreased to $0.04, $0.05 and $0.10, respectively.

The principal components of the Group’s deferred income tax assets/liabilities are as follows:

	As at March 31,
	2007	2008
Current deferred tax assets:
Rebates provision	2,759	1,745
Sales return provision	109	110
Inventory provision	183	415

Total current deferred tax assets	3,051	2,270

Non-current deferred tax asset:
Net operating loss carried forward	1,410	1,755
Valuation allowance	(1,410)	(1,755)

Total non-current deferred tax assets	—	—

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

6.	Income taxes—continued

The realization of the recorded deferred tax assets is dependent on generating sufficient taxable income prior to the expiration of net operating loss carried forward of $3,911 and $2,389 as of March 31, 2007 and 2008, respectively, which will expire in year 2012 and 2013. The Group has provided a valuation allowance for the full amount of the deferred tax assets relating to the future benefit of net operating loss carried forward as management is not able to conclude that the future realization of those net operating loss carry forwards is more likely than not.

	As at March 31,
	2007	2008
Non-current deferred tax liabilities:
Withholding income tax on dividend	924	388

The Company, which has subsidiaries that are tax resident in PRC, will be subject to the PRC dividend withholding tax of 10% or lower treaty rate when and if undistributed earnings are declared to be paid as dividends commencing on January 1, 2008 to the extent those dividends are paid out of profits that arose on or after January 1, 2008.

The limitation of the Company’s obligation for the 10% dividend withholding tax applies only to those dividends paid out of profits that arose on or after January 1, 2008 is due to guidance issued by the PRC government in February 2008. As this guidance is considered a “change in tax law or rates” under SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), the benefit of this guidance may only be reflected in fiscal 2008. As such, the Company’s tax provision includes $924 of income tax expense for the 10% dividend withholding tax on the balance of distributable retained earnings within its PRC subsidiaries as of March 31, 2007. This amount was reversed to income in fiscal 2008.

The Company and its subsidiaries file separate income tax returns.

7.	Net income per share

As discussed in Note 18 below, the Company was incorporated with 1,000 ordinary shares and issued 182,699,000 shares to China Bright Group Co. Ltd. (“China Bright”) and Style Technology Development Limited (“Style Technology”) in connection with the Reorganization (as discussed in Note 1). For the purpose of calculating basic earnings per share as a result of the Reorganization, the number of ordinary shares used in the calculation reflects the issuance of ordinary shares as if it took place on April 1, 2005.

The calculations of basic earnings per share are computed as follows:

	For the years ended March 31,
	2006	2007	2008
Numerator:
Net income	13,123	14,362	30,244

Denominator:
Denominator for basic earnings per share
—Weighted-average ordinary shares outstanding during the year	182,700,000	182,700,000	215,896,721

Basic earnings per share	0.07	0.08	0.14

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

7.	Net income per share—continued

As the Group has no dilutive potential common shares that are outstanding for each of the three years in the period ended March 31, 2008, no diluted earnings per share is presented.

8.	Cash and cash equivalents

Cash and cash equivalents as of March 31, 2008 include cash balances held by the Company’s VIE subsidiary of approximately $1,671. These cash balances cannot be transferred to the Company by dividend, loan or advance according to existing PRC laws and regulations. However, these cash balances can be utilized by the Group for its normal operations pursuant to various agreements which enable the Group to substantially control this VIE subsidiary as described in its normal operations.

Included in the cash and cash equivalents are cash balances denominated in RMB of approximately $8,447 and $56,165 (equivalent to approximately RMB 65 million and RMB 394 million, respectively) as of March 31, 2007 and 2008, respectively.

9.	Accounts receivable

	As at March 31,
	2007	2008
Accounts receivable	30,787	58,740
Less: Allowance for doubtful accounts	(368)	(474)

	30,419	58,266

The movement of the allowance for doubtful accounts during the years is as follow:

	As at March 31,
	2007	2008
Balance at beginning of year	—	368
Add: Current year additions	386	100
Less: Current year write-offs	(18)	(32)
Exchange realignment	—	38

Balance at end of year	368	474

10.	Receivable from a vendor

Receivable from a vendor represents the amount receivable from Tianjin Samsung Telecom Technology Co., Ltd. (“Samsung”) for various types of reimbursements as aforementioned in Note 2(q), which are accrued according to Samsung’s confirmation for compensating the Group’s related promotional costs.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

11.	Other receivable

	As at March 31,
	2007	2008
Rental and utility deposits	76	64
Advance to staff	34	9
Deposit paid for acquiring new entities (Note)	—	9,251
Others	160	879

	270	10,203

Note:

As at March 31, 2008, the Group through its VIE subsidiary, Beijing Feijie, paid $9,251 to the respective shareholders of non-related parties to acquire their interests in four entities which are principally engaged in retailing of mobile phones, and these acquisitions have not been completed as at March 31, 2008.

12.	Investment in an affiliated company

The Group’s carrying amount and percentage ownership of the investment in an affiliated company as at March 31, 2008:

	As at March 31, 2008
	Amount	Percentage of ownership
Beijing Pypo Times Technology Co., Ltd.	343	50%

The movement of the investment in an affiliated company is as follows:

Amount
Balances at April 1, 2007	—
Investment	356
Share of loss on an affiliated company	(13)

Balances at March 31, 2008	343

13.	Property and equipment, net

Property and equipment consisted of the following:

	As at March 31,
	2007	2008
Buildings	5,675	6,254
Leasehold improvements	349	384
Machinery and equipment	148	158
Electronic equipment	866	980
Motor vehicles	1,035	1,276

Sub-total	8,073	9,052
Less: accumulated depreciation	(658)	(1,178)

Property and equipment, net	7,415	7,874

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

13.	Property and equipment, net—continued

	For the years ended March 31,
	2006	2007	2008
Depreciation expenses were charged to:
Selling and distribution expenses	3	21	54
General and administrative expenses	213	317	431

Total	216	338	485

14.	Goodwill

The changes in the carrying amount of goodwill from significant acquisitions are as follows:

	Hunan Pypo	Chongqing Pypo	Shenyang Pypo	Shandong Pypo	Total
Balance as of March 31, 2005	—	—	—	—	—
Acquisitions	54	132	125	25	336
Impairment loss	(54)	(132)	(125)	(25)	(336)

Balance as of March 31, 2006, 2007 and 2008	—	—	—	—	—

In 2006, the Group performed a goodwill impairment test relating to goodwill arising from its acquisition and concluded that there was a $336 impairment loss as to the carrying value of goodwill based on the Company’s annual impairment review.

15.	Short-term borrowings and notes payable

The Group has short-term credit facilities with various banks. As at March 31, 2007 and 2008, these facilities totalled approximately $42,668 and $43,453, respectively. The amounts utilized were approximately $36,203 and $40,604 at March 31, 2007 and 2008, respectively. The interest rates ranged from 5.85% to 6.73% in fiscal 2007 and 6.84% to 14.07% in fiscal 2008. The weighted average interest rate on the borrowings outstanding at March 31, 2007 and 2008 was 6.37% and 7.66%, respectively.

Of the amounts available under the short-term credit facilities above, the amounts guaranteed personally by the directors of the Company, Mr. Fei Dong Ping (“Mr. Fei”) and Mr. Zhang Kuo (“Mr. Zhang”), amounted to $23,274 and $5,699 at March 31, 2007 and 2008, respectively. The amounts guaranteed by the related parties of the Company amounted to $19,394 and $37,754 at March 31, 2007 and 2008, respectively. The amounts of borrowings utilized from the short-term credit facilities guaranteed by Mr. Fei and Mr. Zhang, amounted to $16,809 and $2,849 at March 31, 2007 and 2008, respectively and by the related parties of the Company amounted to $19,394 and $37,755 at March 31, 2007 and 2008, respectively.

The notes payable are used in purchases from the vendors. The duration of the notes payable is short-term and generally within six months. The notes payable bear interest, charged by the relevant banks in the form of a discount at the time of issuance, and are also subject to service charges. The weighted average interest rate charged through the discounts was 3.6%, 4.2% and 4.7% for the fiscal years 2006, 2007 and 2008, respectively. The Group is also required to deposit 10% to 30% of the note payable amount to the bank deposit account in order to obtain a note payable. As at March 31, 2007 and 2008, the total facilities of these notes payable were approximately, $26,958 and $22,083, respectively, and the amounts utilized were

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

15.	Short-term borrowings and notes payable—continued

approximately $25,859 and $16,384, respectively. Total facilities for the notes payable guaranteed by the related parties of the Company amounted to approximately $15,156 and $14,247 at March 31, 2007 and 2008, respectively, and the amount utilized was approximately $15,156 and $5,699 at March 31, 2007 and 2008, respectively.

16.	Other payables and accruals

	As at March 31,
	2007	2008
Salaries and welfares accrual	1,982	2,600
Business tax and other taxes payable	1,149	62
Success fee payable for the private placement (Note)	—	2,500
Others	1,032	935

	4,163	6,097

Note: The success fee was payable to a financial advisor of the Company for arranging the private placement with ARCH Digital. The total success fee was $4,500, of which $2,500 had not been paid as of March 31, 2008.

17.	Minority interest

The carrying amounts and percentages of ownership of the minority shareholder interests are stated as following:

	March 31, 2007		March 31, 2008
	Amount	Percentage of ownership	Amount	Percentage of ownership
Beijing Dongdian Wuxian Mobile Media Technology Co., Ltd. (“Beijing Dongdian”), as held by minority shareholder	646	10%	649	10%

The Group’s PRC subsidiary invested in Beijing Dongdian on June 6, 2006. The movement of minority shareholder’s interests is as follows:

Amount
Balances at April 1, 2007	646
Minority shareholder’s share of loss in the subsidiary	(60)
Exchange difference	63

Balances at March 31, 2008	649

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

18.	Capital structure

The Company’s authorized capital is $100,000, divided into 1,000,000,000 ordinary shares of par value $0.0001 each.

On October 3, 2007, the Company issued 1,000 ordinary shares at par value of $0.0001 each upon incorporation.

On November 14, 2007, in connection with the Reorganization, the Company issued 91,349,500 ordinary shares at par value of $0.0001 each to China Bright and Style Technology, (total of 182,699,000 shares issued).

On November 16, 2007, the Company issued 90,000,000 redeemable ordinary shares at par value of $0.0001 each to ARCH Digital. Pursuant to the Equity Subscription Agreement, ARCH Digital may at its sole discretion, choose but is not obligated to, terminate the purchase and request redemption of all the purchased shares if certain performance targets are not met. Upon such redemption request by ARCH Digital, the Company, Beijing Pypo and the Company’s shareholders shall have the joint and several obligation to promptly redeem the purchased shares from ARCH Digital, and as consideration thereof, to pay $90,000 to ARCH Digital within 60 days of the redemption request, in such manner (including form of payment) as satisfactory to ARCH Digital. Accordingly, these redeemable ordinary shares are classified as mezzanine equity. Subsequently after March 31, 2008, ARCH Digital waived this redemption right under the Equity Subscription Agreement.

Upon the Reorganization, paid in capital of the Group’s subsidiaries and VIE recognized as group equity was transferred to represent the Group’s additional paid-in capital.

19.	Retained earnings, reserves and restricted net assets

The Company’s retained earnings are not restricted as to the payment of dividends except to the extent dictated by prudent business practices. There are no material restrictions, including foreign exchange controls, on the ability of its non-PRC subsidiaries to transfer surplus funds to the Company in the form of cash dividends, loans, advances or purchase. With respect to the Company’s PRC subsidiaries, there are restrictions on the payment of dividends and the removal of dividends from the PRC. On March 16, 2007, the PRC promulgated the New Tax Law by Order No. 63 of the President of the PRC. (Refer to Note 6 for further details of the New Tax Law)

The New Tax Law became effective on January 1, 2008. Prior to the enactment of the New Tax Law, when dividends are paid by the Company’s PRC subsidiaries, such dividends would reduce the amount of reinvested profits and accordingly, the refund of taxes paid might be reduced to the extent of tax applicable to profits not reinvested. Subsequent to the enactment of the New Tax Law, due to the removal of tax benefit related to reinvestment of capital in PRC subsidiaries, the Company may consider not reinvesting the profits made by the PRC subsidiaries. Payment of dividends by PRC subsidiaries to foreign investors on profits earned subsequent to January 1, 2008 will also be subject to withholding tax under the New Tax Law. In addition, pursuant to the relevant PRC regulations, a certain portion of the profits made by these subsidiaries must be set aside for future capital investment and are not distributable, and the registered capital of the Company’s PRC subsidiaries are also restricted. These reserves and registered capital of the PRC subsidiaries amounted to $43,127 and $125,186 as of March 31, 2007 and 2008, respectively. However, the Company believes that such restrictions will not have a material effect on the Group’s liquidity or cash flows.

The Group’s subsidiaries and VIE subsidiary incorporated in the PRC are required on an annual basis to make appropriations of retained earnings set at certain percentage of profit after-tax reported in their statutory financial statements prepared in accordance with the relevant accounting principles and financial

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

19.	Retained earnings, reserves and restricted net assets—continued

regulations applicable to companies established in the PRC (the “PRC statutory financial statements”), and regulations to statutory reserve fund and statutory welfare fund. The statutory reserve fund can be used to increase the registered capital and eliminate future losses of the companies; it cannot be distributed to shareholders except in the event of a solvent liquidation of the companies. The statutory welfare fund can only be used for the collective benefits and facilities of the employees.

The statutory welfare fund contribution percentage is subject to the discretion of the Company’s Board of Directors. Beijing Pypo, as a wholly foreign owned enterprise incorporated in the PRC, is required to make appropriation of retained earnings equal to at least 10% of the PRC GAAP after-tax profit to the statutory reserve fund. Once the level of these funds reaches 50% of the registered capital of the respective companies, further appropriations are discretionary.

During the years ending March 31, 2006, 2007 and 2008, the Group made total appropriations to these statutory reserves of approximately $3,209, $43, and $2,859, respectively. The balance of statutory reserve was $6,519 and $9,378 as at March 31, 2007 and 2008, respectively.

Taking into account the registered capital and statutory reserve, the amount of restricted net assets of the Company’s subsidiaries was $43,127 and $125,186 as of March 31, 2007 and 2008, respectively.

	As at March 31,
	2007	2008
Registered capital of Beijing Pypo and its subsidiaries	36,608	115,808
Statutory reserves	6,519	9,378

Total	43,127	125,186

Under the relevant PRC regulations, all registered capitals of an FIE, regardless of its origins, is subject to the same restrictions on distribution to the FIE’s investors. Therefore, a part of the net proceeds raised from the Company’s issuance of redeemable ordinary shares, which were invested by the Company into Beijing Pypo as an addition to Beijing Pypo’s registered capital, are included in the computation of restricted net assets.

20.	Dividends

On January 6, 2006, the Beijing Pypo Board of Directors approved a dividend of $8,447 (equivalent to RMB 69 million) or $0.05 per share payable to all Beijing Pypo shareholders. The dividend was related to Beijing Pypo’s calendar year 2004, and was paid during the year ended March 31, 2006.

On April 5, 2006, the Beijing Pypo Board of Directors approved a dividend of $12,677 (in equivalent to RMB 100 million) or $0.07 per share payable to Beijing Hengze Dongfang Investment Consulting Company Limited, a 90% shareholder of Beijing Pypo at the date of dividend declaration (the holder of the remaining 10% of Beijing Pypo at that time waived its right to its dividend). The dividend was related to Beijing Pypo’s calendar year 2005, and was paid during the year ended March 31, 2008.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

21.	Related party transactions

Other than the Reorganization as described in Note 1, the Company has the following transactions and balances with its related parties.

(i)	Related party transactions

Name of related parties	Relationship with the Company	Transaction nature	For the years ended March 31,
			2006	2007	2008
	(Note 1)	(Note 2)
Beijing North Investment Group Limited	a	i,iii	6,566	—	—
Beijing Zhiyang East Investment Consulting Co., Ltd.	a	i,iii	(1,396)	(1,526)	1,621
Beijing East Chuangzhi Technology Development Co., Ltd.	a	i,iii	(3,705)	3,816	—
Mr. Francis Kwok Cheong Wan	b	ii,iii	42	—	—
Beijing Shidai Tiancheng Technology Development Co., Ltd.	c	i,iii	—	(1,079)	805
Mr. Zhou Heng Yang	b	ii,iii	—	—	(7)
Beijing Dingtai Jiye Investment Co., Ltd.	a	i,iii	—	—	135
Capital Ally Investments Limited (“Capital Ally”)	d	i	—	—	(20,000)
ARCH Digital	d	i	—	—	20,000
Shanghai Zhengda Jingcheng Development Co., Ltd. (“Shanghai Zhengda”)	e	i	—	—	(21,371)

Note 1:    a) an entity controlled by the Company’s ultimate shareholders

b) ultimate shareholder of the Company

c) shareholder of an affiliated company

d) immediate shareholder of the Company

e) a subsidiary of ARCH Digital

Note 2:     i) advance from (to) during the year

ii) staff advance made during the year

iii) temporary advances which are unsecured, interest free and fully settled during the year

(ii)	Related party balances

	As at March 31,
	2007	2008
Due from:
Beijing Zhiyang East Investment Consulting Co., Ltd. (Note i)	1,556	—
Beijing Shidai Tiancheng Technology Development Co., Ltd. (Note i)	1,101	360
Capital Ally Investments Limited (Note ii)	—	20,000
Shanghai Zhengda Jingcheng Development Co., Ltd. (Note ii)	—	21,371

	2,657	41,731

Due to:
ARCH Digital (Note ii)	—	(20,000)
Beijing Dingtai Jiye Investment Consulting Co., Ltd. (Note i)	—	(143)

	—	(20,143)

Note:

i)	The outstanding balance was unsecured, non-interest bearing and repayable on demand. The entity is controlled by the ultimate shareholders of the Company.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

21.	Related party transactions—continued

ii)	In March 2008, the Company loaned $20,000 to Capital Ally to meet Capital Ally’s short-term working capital requirements. The interest-free loan is secured by a pledge of the Company’s shares owned by Capital Ally, i.e. 182,700,000 ordinary shares, and matures on December 31, 2008. In connection with the loan agreement, the Company and ARCH Digital entered into a fund transfer agreement pursuant to which ARCH Digital transferred $20,000 to the Company in consideration for the concurrent transfer by Beijing Pypo of RMB150 million (equivalent to $21,371) to Shanghai Zhengda. The Company will repay an amount in US dollars equivalent to $20,000 to ARCH Digital and Shanghai Zhengda will repay an amount in RMB equivalent to RMB150 million to Beijing Pypo, both no later than December 31, 2008.

(iii)	Guarantees of borrowings

As discussed in Note 15, certain short-term borrowings and notes payable are guaranteed by Mr. Fei and Mr. Zhang, and by related parties of the Company, respectively.

22.	Commitments and contingencies

Operating lease agreements

The Group has entered into leasing arrangements relating to office premises that are classified as operating leases. Future minimum lease payments for non-cancellable operating leases as of March 31, 2008 are as follows:

Total
2009	173
2010	119
2011	106

398

Total rental expenses were approximately $966, $1,112 and $652 during the years ended March 31, 2006, 2007 and 2008, respectively, and were charged to the consolidated income statements when incurred.

There were no material capital commitments as at March 31, 2008.

23.	Segment Information

The Group has two reportable segments based on its major product groups: “Mobile phones” and “Notebooks and peripherals.” Each reportable segment derives its revenues from the sale of their products, which is the responsibility of a member of the senior management of the Group who has knowledge of product-specific operational risks and opportunities. The Group’s chief operating decision maker (“CODM”) has been identified as the President and Chief Executive Officer, who reviews operating results by sub-product group to allocate resources and assess performance of the Group.

The financial information provided for the segments are based on internal management reports. The principal measurement differences between this financial information and the consolidated financial statements are the accrual basis recording, for consolidated financial purposes, of sales rebates, price protection provisions and returns. The Group does not allocate operating expenses to individual reporting segments when making decisions about resources to be allocated to the segment and assessing its performance.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

23.	Segment Information—continued

The financial information as reviewed by the Group’s CODM is as follows:

	Mobile phones			Notebook and peripherals			Consolidated
	For the years ended March 31			For the years ended March 31			For the years ended March 31
Business segment	2006	2007	2008	2006	2007	2008	2006	2007	2008
Net revenues	426,820	289,650	359,720	657	8,748	13,644	427,477	298,398	373,364
Cost of revenues	(386,171)	(242,372)	(313,341)	(616)	(7,812)	(12,111)	(386,787)	(250,184)	(325,452)

	40,649	47,278	46,379	41	936	1,533	40,690	48,214	47,912

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

23.	Segment Information—continued

A reconciliation of the amounts presented for reportable segments to the consolidated totals is as follows:

	Mobile phones			Notebook and peripherals			Consolidated
	For the years ended March 31			For the years ended March 31			For the years ended March 31
Business segment	2006	2007	2008	2006	2007	2008	2006	2007	2008
Total revenues per segment revenue	426,820	289,650	359,720	657	8,748	13,644	427,477	298,398	373,364
Reconciliation adjustments:
Provision of sales rebates and price protection (c)	986	(2,267)	3,377	—	—	—	986	(2,267)	3,377
Adjustment for sales return (d)	(1,391)	(1,933)	(1,670)	—	—	—	(1,391)	(1,933)	(1,670)
Reclassification of reimbursement and rebates from Samsung (f)	—	—	3,197	—	—	—	—	—	3,197

Total consolidated net revenues, as reported	426,415	285,450	364,624	657	8,748	13,644	427,072	294,198	378,268

Total cost of revenues per segment cost of revenues	(386,171)	(242,372)	(313,341)	(616)	(7,812)	(12,111)	(386,787)	(250,184)	(325,452)
Reconciliation adjustments:
Unrealized profit (a)	(115)	(608)	(648)	—	—	—	(115)	(608)	(648)
Adjustment for inventory allowances (b)	(2,217)	2,473	(425)	—	—	—	(2,217)	2,473	(425)
Adjustment for sales returns (d)	1,241	1,474	1,623	—	—	—	1,241	1,474	1,623
Adjustment for VAT (e)	—	(305)	(462)	—	—	—	—	(305)	(462)
Reclassification of reimbursement and rebates from Samsung (f)	—	715	7,647	—	—	—	—	715	7,647
Adjustment for business tax (g)	—	(927)	985	—	—	—	—	(927)	985

Total consolidated cost of revenues, as reported	(387,262)	(239,550)	(304,621)	(616)	(7,812)	(12,111)	(387,878)	(247,362)	(316,732)

Gross profit before reconciliation:	40,649	47,278	46,379	41	936	1,533	40,690	48,214	47,912
Reconciliation adjustments:
Unrealized profit (a)	(115)	(608)	(648)	—	—	—	(115)	(608)	(648)
Adjustment for inventory allowances (b)	(2,217)	2,473	(425)	—	—	—	(2,217)	2,473	(425)
Provision of sales rebates and price protection (c)	986	(2,267)	3,377	—	—	—	986	(2,267)	3,377
Adjustment for sales returns (d)	(150)	(459)	(47)	—	—	—	(150)	(459)	(47)
Adjustment for VAT (e)	—	(305)	(462)	—	—	—	—	(305)	(462)
Reclassification of reimbursements and rebates from Samsung (f)	—	715	10,844	—	—	—	—	715	10,844
Adjustment for business tax (g)	—	(927)	985	—	—	—	—	(927)	985

Total consolidated gross profit, as reported	39,153	45,900	60,003	41	936	1,533	39,194	46,836	61,536

Other operating income							65	101	160
Selling and distribution expenses							(16,365)	(16,972)	(15,633)
General and administrative expenses							(8,702)	(10,160)	(8,856)
Impairment loss on goodwill							(336)	—	—

Income from operations							13,856	19,805	37,207
Others, net							139	(48)	(674)
Interest income							253	520	720
Interest expenses							(2,514)	(3,776)	(3,604)

Income before income tax, equity in loss of an affiliated company and minority interests							11,734	16,501	33,649
Income tax benefit/(expenses)							1,200	(2,139)	(3,452)
Equity in loss of an affiliated company							—	—	(13)
Minority interest in net loss of consolidated subsidiaries							189	—	60

Net income							13,123	14,362	30,244

Capital expenditure	(232)	(6,364)	(242)	—	—	—	(232)	(6,364)	(242)
Depreciation	(216)	(338)	(485)	—	—	—	(216)	(338)	(485)
Allowance for doubtful accounts	—	(386)	(100)	—	—	—	—	(386)	(100)
Provision for obsolete inventories	(2,039)	—	(544)	(207)	—	94	(2,246)	—	(450)

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

23.	Segment Information—continued

	As of March 31,		As of March 31,		As of March 31,
	2007	2008	2007	2008	2007	2008
Segment assets	123,377	253,921	2,196	4,140	125,573	258,061
Investment in an affiliated company	—	343	—	—	—	343

Total assets	123,377	254,264	2,196	4,140	125,573	258,404

Segment liabilities	96,651	105,106	—	—	96,651	105,106

Note (a)—To recognize the unrealised profit on intergroup sales.

Note (b)—To adjust for inventory allowances.

Note (c)—To recognize the provision of sales rebates and price protection on an accrual basis.

Note (d)—To recognize the sales returns on an accrual basis.

Note (e)—To adjust for the provision of VAT.

Note (f)—To reclassify reimbursements and rebates from Samsung.

Note (g)—To adjust for the provision of business tax.

The Group mainly operates in the PRC and in 2006, 2007 and 2008, no single country other than the PRC accounted for 10% or more of the Company’s consolidated net revenue. In addition, all the identifiable assets of the Group are located in the PRC. As the Group primarily generates its revenues from customers in the PRC, no geographical segments are presented.

No individual customer accounted for more than 10% of net revenues for the years ended March 31, 2006, 2007 and 2008, respectively.

24.	Subsequent events

On May 5, 2008 and June 18, 2008, the Group signed two letters of intent related to the potential acquisition of Suzhou Guanzhilin Communication Equipments Co., Ltd. and its affiliated companies and Inner Mongolia Zhongyu Shidai Mobile Communication Appliances Co., Ltd. and its affiliated companies, respectively.

On April 30, 2008, Beijing Feijie completed an acquisition of 51% of equity interest in Hebei Guoxun Huifang Telecommunications Equipment Co., Ltd. (“Hebei Guoxun”) and its affiliated companies (which was previously contracted with a letter of intent, as mentioned in Note 4 above). The total consideration for the acquisition was $9,894 (equivalent to RMB 69 million), of which $654 (equivalent to RMB 4.59 million) had been paid as of March 31, 2008, and an aggregate of $5,448 (equivalent to RMB 36 million) was paid subsequently in May and July, 2008. In connection with the acquisition of Hebei Guoxun, the Group is entitled the right of acquiring additional equity interest in Hebei Guoxun or adjusting the purchase consideration if the profit target of any of the three years ending March 31, 2009, 2010 and 2011 will not be met.

On May 20, 2008, Beijing Yitong Shenglian Investment Consulting Co., Ltd., a subsidiary of Beijing Pypo, acquired an additional 10% equity interest from the minority shareholder of Beijing Dongdian. After the acquisition, Beijing Dongdian and its wholly owned subsidiary, Beijing Zhongshi Pypo Cinema Culture Co., Ltd., became the Group’s wholly owned subsidiaries.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

24.	Subsequent events—continued

As mentioned on Note 18, the Company issued 90,000,000 redeemable ordinary shares at par value of US$0.0001 each to ARCH Digital. In June 2008, ARCH Digital has waived its redemption right under the Equity Subscription Agreement, and thereafter such amount will be classified as ordinary shares of $9 and additional paid in capital of $85,108.

On August 22, 2008, Beijing Feijie completed an acquisition of 51% of equity interest in Henan Xinya Telecommunications Equipment Co., Ltd. (“Henan Xinya”) and its affiliated companies (which was previously contracted with a letter of intent, as mentioned in Note 4 above). The total consideration for the acquisition was $5,958 (equivalent to RMB 42 million), of which $523 (equivalent to RMB 4 million) had been paid as of March 31, 2008, and $1,860 (equivalent to RMB 13 million) was paid subsequently in August 2008. In connection with the acquisition of Henan Xinya, the Group is entitled the right of acquiring additional equity interest in Henan Xinya or adjusting the purchase consideration if the profit target of any of the three years ending March 31, 2009, 2010 and 2011 will not be met.

On August 28, 2008, Beijing Feijie completed an acquisition of 51% of equity interest in Kunming Golden Broadway Technology Development Co., Ltd. (“Kunming Golden Broadway”) and its affiliated companies (which was previously contracted with a letter of intent, as mentioned in Note 4 above). The total consideration for the acquisition was $4,218 (equivalent to RMB 30 million), of which $523 (equivalent to RMB 4 million) had been paid as of March 31, 2008. In connection with the acquisition of Kunming Golden Broadway, the Group is entitled the right of acquiring additional equity interest in Kunming Golden Broadway or adjusting the purchase consideration if the profit target of any of the two years ending March 31, 2009 and 2010 will not be met.

In September 2008, the Board of Directors of the Company approved a dividend of $17,647 (equivalent to RMB 120 million) or $0.06 per share, payable to all the Company’s shareholders.

PYPO DIGITAL COMPANY LIMITED

SCHEDULE I—CONDENSED FINANCIAL INFORMATION

STATEMENTS OF INCOME

(Expressed in USD thousands, except for share and per share data)

	For the years ended March 31,
	2006	2007	2008
General and administrative expenses	—	—	(12)

Loss from operations	—	—	(12)

Interest income	—	—	176
Equity in earnings of subsidiaries and variable interest entity	13,123	14,362	30,080

Net income	13,123	14,362	30,244

PYPO DIGITAL COMPANY LIMITED

SCHEDULE I—CONDENSED FINANCIAL INFORMATION

BALANCE SHEETS

(Expressed in USD thousands, except for share and per share data)

	As of March 31,
	2007	2008
ASSETS
Current assets:
Cash and cash equivalents	—	6,388
Amount due from a subsidiary	12,677	81,414
Amount due from a related party	—	20,000
Other receivable	—	3

Total current assets	12,677	107,805

Non-current asset:
Investment in subsidiaries and variable interest entity	28,276	67,350

Total assets	40,953	175,155

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Other payables and accruals	—	2,506
Amount due to a related party	—	20,000
Dividend payable	12,677	—

Total liabilities	12,677	22,506

Mezzanine Equity
Redeemable ordinary shares ($0.0001 par value, 90,000,000 issued and outstanding as of March 31, 2008)	—	85,117

Commitments and contingencies

Shareholders’ equity:
Ordinary shares ($0.0001 par value, 1,000,000,000 shares authorized, 182,700,000 issued and outstanding as of March 31, 2008)	—	18
Additional paid-in capital	12,082	12,082
Accumulated other comprehensive income	1,710	10,704
Retained earnings	14,484	44,728

Total shareholders’ equity	28,276	67,532

Total liabilities and shareholders’ equity	40,953	175,155

PYPO DIGITAL COMPANY LIMITED

SCHEDULE I—CONDENSED FINANCIAL INFORMATION

STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(Expressed in USD thousands, except for share and per share data)

	Ordinary shares		Additional paid-in capital	Accumulated other comprehensive income	Retained earnings	Total shareholders’ equity	Comprehensive income
	Number of shares	Amount
As of April 1, 2005	1,000	—	12,082	—	8,123	20,205	—
Net income	—	—	—	—	13,123	13,123	13,123
Foreign currency translation adjustments	—	—	—	719	—	719	719
Dividends declared and paid	—	—	—	—	(8,447)	(8,447)	—

Balance as of March 31, 2006	1,000	—	12,082	719	12,799	25,600	13,842

Net income	—	—	—	—	14,362	14,362	14,362
Foreign currency translation adjustments	—	—	—	991	—	991	991
Dividends declared	—	—	—	—	(12,677)	(12,677)	—

Balance as of March 31, 2007	1,000	—	12,082	1,710	14,484	28,276	15,353

Net income	—	—	—	—	30,244	30,244	30,244
Foreign currency translation adjustments	—	—	—	8,994	—	8,994	8,994
Issuance of shares to ordinary shareholders	182,699,000	18	—	—	—	18	—

Balance as of March 31, 2008	182,700,000	18	12,082	10,704	44,728	67,532	39,238

PYPO DIGITAL COMPANY LIMITED

SCHEDULE I—CONDENSED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

(Expressed in USD thousands)

	For the years ended March 31,
	2006	2007	2008
Cash flows from operating activities:
Net income	13,123	14,362	30,244
Adjustments to reconcile net income to net cash used in operating activities:
Equity in earnings of subsidiaries and variable interest entity	(13,123)	(14,362)	(30,080)
Changes in operating assets and liabilities:
Other receivable	—	—	(3)
Other payables and accruals	—	—	6

Net cash provided by operating activities	—	—	167

Cash flow from investing activities:
Advances to subsidiaries	—	—	(81,414)
Investment in an affiliated company	—	—	(20,000)

Cash used in investing activities	—	—	(101,414)

Cash flow from financing activities:
Proceeds from issuance of ordinary shares	—	—	18
Proceeds from issuance of redeemable ordinary shares, net of issuance costs	—	—	87,617
Amount due to a related party	—	—	20,000

Net cash provided by financing activities	—	—	107,635

Net increase in cash and cash equivalents	—	—	6,388
Cash and cash equivalents:
At beginning of year	—	—	—

At end of year	—	—	6,388

PYPO DIGITAL COMPANY LIMITED

NOTE TO SCHEDULE I

(Expressed in USD thousands, except share, per share data or stated otherwise)

Schedule I has been provided pursuant to the requirement of Rule 12-04(a) and 4-08(e)(3) of Regulation S-X, which require condensed financial information as to financial position, changes in financial position and results of operations of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries together exceed 25 percent of consolidated net assets as of end of the most recently completed fiscal year. As of March 31, 2008, $125,186 of the restricted capital and reserves are not available for distribution, and as such, the condensed financial information of the Company has been presented for the years ended March 31, 2006, 2007 and 2008.

During the years ended March 31, 2006 and 2008, a cash dividend of $8,447 and $12,677, respectively, was declared and paid by a subsidiary of the Company.

Basis of preparation

The condensed financial information of the Company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements, except that the Company has used the equity method to account for its investment in its subsidiaries and its variable interest entity. The condensed financial information of the Company has been prepared for the period starting from April 1, 2005 as if the Company existed as of the earliest period presented.

PYPO DIGITAL COMPANY LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Expressed in USD thousands, except for share and per share data)

	Notes	For the six months ended September 30,
		2007	2008
Net revenues		168,665	219,625
Cost of revenues		(141,596)	(188,505)

Gross profit		27,069	31,120
Other operating income		101	23
Selling and distribution expenses		(7,258)	(13,417)
General and administrative expenses		(4,194)	(5,692)
Impairment loss on goodwill		—	(71)

Income form operations		15,718	11,963
Others, net		(67)	89
Interest income		84	248
Interest expense		(1,761)	(2,727)

Income before income tax, equity in income of affiliated companies and minority interests		13,974	9,573
Income tax expense		(2,577)	(1,424)
Equity in income of affiliated companies		—	83
Minority interests in net loss / (profit) of consolidated subsidiaries		1	(416)

Net income		11,398	7,816

Net income per share:
- Basic and diluted	4	0.06	0.03

Weighted average number of shares used in calculating net income per share:
- Basic	4	182,700,000	272,700,000

Dividends declared	5	—	17,647

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

PYPO DIGITAL COMPANY LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Expressed in USD thousands, except for share and per share data)

	Notes		March 31, 2008	September 30, 2008
			(note 1)
ASSETS

Current assets:
Cash and cash equivalents			62,556	34,184
Restricted bank deposits			3,634	3,272
Short term investments	7		—	7,763
Accounts receivable (less allowance for doubtful accounts of $474 and $725 for March 31, 2008 and September 30, 2008, respectively)			58,266	97,922
Inventories			46,742	56,640
Notes receivable			10,702	4,197
Value added tax receivable			2,158	893
Amounts due from related parties	14	(ii)	41,731	43,833
Amount due from an affiliated company			125	1,815
Receivable from a vendor			8,480	422
Other assets and receivables	8		10,203	20,220
Prepayments			3,320	4,204
Deferred tax assets			2,270	2,830

Total current assets			250,187	278,195

Non-current assets:
Property and equipment, net	10		7,874	12,494
Investments in affiliated companies	9		343	4,477
Intangible assets	2	(a)	—	4,446
Other assets			—	340

Total non-current assets			8,217	21,757

Total assets			258,404	299,952

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

PYPO DIGITAL COMPANY LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS—(CONTINUED)

(Expressed in USD thousands, except for share and per share data)

	Notes		March 31, 2008	September 30, 2008
			(note 1)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable			3,070	19,054
Notes payable			16,384	15,299
Provision for rebates and price protections			8,516	9,862
Advance payments from customers			7,377	7,373
Other payables and accruals	11		6,097	7,649
Income taxes payable			2,527	2,750
Amounts due to related parties	14	(ii)	20,143	20,000
Dividend payable			—	17,647
Short-term borrowings			40,604	46,933

Total current liabilities			104,718	146,567

Non-current liabilities:
Deferred tax liabilities			388	950

Total liabilities			105,106	147,517

Minority interest			649	5,169

Mezzanine Equity
Redeemable ordinary shares ($0.0001 par value, 90,000,000 and nil issued and outstanding as of March 31, 2008 and September 30, 2008, respectively)	12		85,117	—

Shareholders’ equity:
Ordinary shares ($0.0001 par value, 1,000,000,000 shares authorized, 182,700,000 and 272,700,000 issued and outstanding as of March 31, 2008 and September 30, 2008, respectively)	12		18	27
Additional paid-in capital	12		12,082	97,190
Accumulated other comprehensive income			10,704	15,152
Retained earnings			44,728	34,897

Total shareholders’ equity			67,532	147,266

Total liabilities and shareholders’ equity			258,404	299,952

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

PYPO DIGITAL COMPANY LIMITED

UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

(Expressed in USD thousands, except for share and per share data)

	Ordinary shares
	Number of shares	Amount	Additional paid-in capital	Accumulated other comprehensive income	Retained earnings	Total shareholders’ equity	Comprehensive income
Balance as of April 1, 2007	1,000	—	12,082	1,710	14,484	28,276
Net income	—	—	—	—	11,398	11,398	11,398
Foreign currency translation adjustments	—	—	—	614	—	614	614

Balance as of September 30, 2007	1,000	—	12,082	2,324	25,882	40,288	12,012

Balance as of April 1, 2008	182,700,000	18	12,082	10,704	44,728	67,532
Net income	—	—	—	—	7,816	7,816	7,816
Foreign currency translation adjustments	—	—	—	4,448	—	4,448	4,448
Waiver of redemption rights	90,000,000	9	85,108	—	—	85,117	—
Dividends (note 5)	—	—	—	—	(17,647)	(17,647)	—

Balance as of September 30, 2008	272,700,000	27	97,190	15,152	34,897	147,266	12,264

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

PYPO DIGITAL COMPANY LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in USD thousands)

	For the six months ended September 30,
	2007	2008
Cash flows from operating activities:
Net income	11,398	7,816
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property and equipment	210	344
Amortization of intangibles	—	45
Allowance for doubtful accounts	(40)	249
Provision for inventories	1,264	118
Impairment loss of goodwill	—	71
Equity in income of affiliated companies	—	(83)
Minority interests	(1)	416
Changes in operating assets and liabilities:
Accounts receivable	(20,176)	(37,871)
Inventories	(3,292)	207
Notes receivable	(1,754)	6,820
Value added tax receivable	2,326	1,363
Receivable from a vendor	25,108	8,308
Other assets and receivables	(2,380)	4,055
Prepayments	(6,316)	660
Accounts payable	2,640	12,177
Provision for rebates and price protection	897	1,095
Advance payments from customers	3,208	(335)
Other payables and accruals	637	(8,736)
Taxes payable	1,142	66
Notes payable	(4,926)	(2,180)
Changes in deferred taxes	1,400	(60)

Net cash provided by / (used in) operating activities	11,345	(5,455)

Cash flow from investing activities:
Restricted bank deposits	11,026	1,082
Amount due from an affiliated company	(3,497)	(1,686)
Purchase of property and equipment	(107)	(576)
Net cash paid for acquisition of equity interest of subsidiaries, net of cash acquired of $362	—	(4,049)
Amounts due from related parties	(2,135)	(1,462)
Short term investments	—	(47,983)
Maturity of short term investments	—	40,220
Deposits paid for acquisition of entities	—	(12,575)
Investment in an affiliated company	(328)	(1,464)

Net cash provided by / (used in) investing activities	4,959	(28,493)

Cash flow from financing activities:
Proceeds from short-term borrowings	20,440	20,939
Repayment of short-term borrowings	(23,752)	(15,993)
Cash injection in subsidiaries by minority shareholders	131	1,352
Amounts due to related parties	—	(2,513)
Dividends to ordinary shareholders	(13,314)	—

Net cash (used in) / provided by financing activities	(16,495)	3,785

Net decrease in cash and cash equivalents	(191)	(30,163)
Cash and cash equivalents:
At beginning of period	8,447	62,556
Effect of foreign exchange rate change	251	1,791

At end of period	8,507	34,184

Supplemental disclosure of cash flow information
Cash paid during the period for:
Income tax expense	111	1,358
Interest paid	1,761	2,727

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in USD thousands, except share, per share data or stated otherwise)

1.	Basis of preparation

Pypo Digital Company Limited (the “Company”) was incorporated under the laws of the Cayman Islands as a limited liability company on October 3, 2007. The Company and its subsidiaries and variable interest entity (collectively the “Group”) are principally engaged in the provision of wholesale distribution and retail sales of mobile phones, notebooks and other peripherals and the provision of after-sales services for mobile phones in the People’s Republic of China (“PRC”).

PRC regulations currently limit foreign ownership of companies that provide wholesale or retail services with more than 30 chain stores. To comply with these regulations, the Group conducts its activities in the retail chain store sector through its consolidated variable interest entity (“VIE” or “VIE subsidiary”), Beijing Feijie Investment Co., Ltd. (“Beijing Feijie”), a company established in Beijing, the PRC on November 13, 2007.

In May 2008, Beijing Feijie completed an acquisition of 51% of equity interest in Hebei Guoxun Huifang Telecommunications Equipment Co., Ltd. (“Hebei Guoxun”) and its affiliated companies. In August 2008, Beijing Feijie completed acquisitions of 51% equity interest in each of Henan Xinya Telecommunications Equipment Co., Ltd (“Henan Xinya”) and Kunming Golden Broadway Technology Development Co., Ltd (“Kunming Golden Broadway”). These newly acquired subsidiaries are in wireless equipment retail business. See note 6 for details of acquisitions.

The total assets, liabilities, net assets, net revenues, operating costs and expenses and net income of Beijing Feijie and its subsidiaries and affiliated companies are as follows:

As at and for the six months period ended September 30, 2008
Total assets	77,893
Total liabilities (excluding minority interests)	(71,313)

Net assets	6,580
Minority interests	(5,169)

1,411

Net revenues	21,363
Operating costs and expenses	(21,001)

Income before minority interests	362
Minority interests in net income	(341)

Net income	21

The accompanying unaudited condensed consolidated financial statements have been prepared by the Group without an audit, pursuant to accounting principles generally accepted in the United States of America (“US GAAP”), and the rules and regulations of the Securities and Exchange Commission (“SEC”). As permitted by the rules of the SEC governing interim financial statements, the accompanying unaudited condensed interim financial statements do not include all of the disclosures that would normally be required by US GAAP. In the opinion of management, the unaudited condensed consolidated interim financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the Group’s

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

1.	Basis of preparation—continued

unaudited condensed consolidated financial position at September 30, 2008, the Group’s unaudited condensed consolidated statement of income and cash flows for the six months ended September 30, 2007 and 2008 and the Group’s unaudited condensed consolidated changes in shareholders’ equity for the six months ended September 30, 2007 and 2008. Interim period results are not necessarily indicative of results of operations or cash flows for a full-year period. The consolidated balance sheet data as of March 31, 2008 were derived from audited consolidated financial statements, but do not include all disclosures required by generally accepted accounting principles.

These unaudited condensed consolidated financial statements and the notes thereto should be read in conjunction with the Company’s audited consolidated financial statements included elsewhere herein.

2.	Summary of Significant Accounting Policies

(a)	Intangible Assets

Goodwill represents the excess of costs of businesses acquired over fair value of acquired net tangible and identifiable intangible assets. Goodwill and identifiable intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FASB Statement No. 142, “Goodwill and Other Intangible Assets”.

Identifiable intangibles are required to be determined separately from goodwill based on fair value. In particular, an intangible that is acquired in a business combination is recognized as an asset separate from goodwill if it satisfies either the “contractual-legal” or “separability” criterion. The identifiable intangible assets with finite lives are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the intangible assets’ economic lives.

The weighted average economic lives and net carrying values of the identifiable intangible assets are as follows:

		At September 30, 2008
	Weighted average economic lives	Cost	Accumulated amortization	Foreign exchange alignment	Net carrying values
Trade name	Indefinite	4,000	—	53	4,053
Non-compete agreement	3.4 - 3.7 years	134	(9)	2	127
Put options on land and buildings (Note)	3 years	248	(35)	6	219
After-sales service agreement	4.4 years	48	(1)	—	47

		4,430	(45)	61	4,446

Note:

The put options on the land and buildings represents the Group’s right to dispose of the land and buildings to the selling shareholder of Hebei Guoxun within three years from the date of acquisition of Hebei Guoxun with an annual increment of 15% of its fair value as of the acquisition date of Hebei Guoxun.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies—continued

(a)	Intangible Assets—continued

The identifiable intangible assets above result from the Group’s May 2008 acquisition of a 51% interest in Hebei Guoxun, and its August 2008 acquisitions of 51% interests in each of Henan Xinya and Kunming Golden Broadway. The amounts assigned to the identifiable intangible assets of Hebei Guoxun, Henan Xinya and Kunming Golden Broadway as of September 30, 2008 are based on the preliminary assessment of their fair values and are subject to change pending the finalization of the valuations of these intangibles. The finalization of those valuations could affect the amounts assigned to the intangible assets of Hebei Guoxun, Henan Xinya and Kunming Golden Broadway and the related periodic amortization charges for these intangible assets.

(b)	Impairment of long-lived tangible and finite-lived intangible assets

Long-lived assets, and finite-lived identifiable intangible assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The Group reviews its long-lived tangible and finite-lived intangible assets for potential impairment based on a review of projected undiscounted future cash flows associated with these assets. When the review of projected undiscounted cash flows indicates the existence of a potential impairment, the measurement of impairment losses for assets that the Group expects to hold and use is based on the estimated fair value of the assets.

At March 31, 2008 and September 30, 2008, the carrying values of the Group’s finite-lived intangible assets are $0 and $393, net of accumulated amortization of $0 and $45, respectively, and are currently being amortized over three to five years. For the six months ended September 30, 2007 and 2008, the Group incurred no impairment charges. The following sets forth amortization expense for finite-lived intangible assets the Group expects to recognize over the next five years/period (in thousands) as at September 30, 2008:

October 1, 2008 - March 31, 2009	67
Year ending 2010	134
Year ending 2011	134
Year ending 2012	49
Year ending 2013	9

(c)	Impairment of Goodwill and Indefinite Life Intangible Assets

Goodwill is not amortized but is tested for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred. Goodwill impairment is tested using a two-step approach. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired and the second step is not required. If the fair value of the reporting unit is less than its carrying amount, the second step of the impairment test measures the amount of the impairment loss, if any, by comparing the implied fair value of goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, an impairment loss is recognized equal to that excess. The implied fair value of goodwill is calculated in the same manner that goodwill is calculated in a business combination, whereby the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit, with the excess purchase price over the amounts assigned to assets and liabilities.

Intangible assets with indefinite lives are not amortized but are tested for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred. The impairment of an indefinite life intangible asset is based on a comparison of its fair value to its carrying amount.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies—continued

(c)	Impairment of Goodwill and Indefinite Life Intangible Assets—continued

If the carrying amount of an indefinite life intangible asset exceeds its fair value, an impairment loss is recognized for the excess. The estimation of fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

During the six months ended September 30, 2008, the Company recorded an impairment charge for the entire $71 of goodwill arising from the acquisition of Beijing Dongdian Wuxian Mobile Media Technology Co., Ltd. (“Beijing Dongdian”) because management expects Beijing Dongdian to incur losses for the foreseeable future, as a result of which management concluded that the carrying amount of the goodwill exceeded its fair value.

(d)	Investments under equity method

The investments in entities over which the Group has the ability to exercise significant influence are accounted for using the equity method. Under the equity method, original investments are recorded at cost and adjusted by the Group’s share of undistributed earnings or losses of these entities, by the amortization of any difference between the amount of the Group’s investment and its share of the net assets of the investee, and by dividend distributions or subsequent investments. All unrealized inter-company profits and losses are eliminated under the equity method.

When the estimated amount to be realized from the investments falls below its carrying value, an impairment charge is recognized in the consolidated statements of income when the decline in value is considered other than temporary.

(e)	Short-term Investments

The Group maintains its excess cash in corporate bonds issued with high ratings. Investment transactions are recorded on the trade date. The specific identification method is used to determine the cost of securities sold, with realized gains and losses reflected in non-operating income and expenses. As of September 30, 2008, the short term investments were classified as available-for-sale securities and were recorded at market value. Unrealized gains and losses on these investments are included in accumulated other comprehensive income and loss as a separate component of shareholders’ equity, net of any related tax effect, unless unrealized losses are deemed other-than-temporary. Unrealized losses are recorded as a charge to income when deemed other-than-temporary. See Note 7.

(f)	Contingent Consideration

The Group has incorporated contingent consideration into the structure of acquisitions completed in the six months ended September 30, 2008. These arrangements generally result in the reduction of cash payments or transfer of shares from the sellers at nil consideration upon the acquired entities’ failure of performance targets for the periods ranging from 2 to 3 years after the acquisitions as stipulated in the acquisition agreements.

Reduction of cash payments or transfer of shares which are determined to be adjustments on purchase consideration will be accounted for as part of the purchase of the acquired entities when the outcome of the contingency is determinable beyond a reasonable doubt (see note 6).

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies—continued

(g)	Performance bonus

As stipulated in the Operating and Management Agreements entered into between each of Beijing Feijie, Henan Xinya and Kunming Golden Broadway and the key management of Hebei Guoxun, Henan Xinya and Kunming Golden Broadway, the key management of these three entities will entitle to the performance bonus upon the achievement of the performance condition: (1) operating targets for the periods ranging from 2 to 3 years after the acquisitions and (2) rendering of services for the specified period. Accruals of compensation cost for such award with a performance condition shall be based on the probable outcome of that performance condition. Compensation cost shall be accrued if it is probable that the performance condition will be achieved and shall not be accrued if it is not probable that the performance condition will be achieved. The Group has not recognized an accrual for the compensation for the six months ended September 30, 2008 since the management estimate that it is probable that the performance condition could not be met.

3.	Income taxes

The Group adopted FASB Interpretation No. 48, “Accounting for uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”) on April 1, 2007. Based on its FIN 48 analysis documentation, the Group made its assessment of the level of tax authority for each tax position (including the potential application of interest and penalties) based on the technical merits, and has measured the unrecognized tax benefits associated with the tax positions. As a result of the implementation of FIN 48, the Company had approximately $436 in total unrecognized tax benefits at April 1, 2007. The Group has elected to classify interest and/or penalties relating to income tax matters within income tax expenses. The amount of penalties and interest as of March 31, 2008 is immaterial. The Group had no unrecognized tax benefits in connection with tax uncertainties during the period ended September 30, 2008. The Group does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months.

At March 31, 2008 and September 30, 2008 the Group has net operating loss carryforwards that result in non-current deferred tax assets, before valuation allowances, of $1,785 and $1,894, respectively. The realization of the recorded deferred tax assets is dependent on generating sufficient taxable income prior to the expiration of net operating loss carried forward of $8,565 and $9,245 as of March 31, 2008 and September 30, 2008, respectively, which will expire in year 2012 and 2013. The Group has provided a valuation allowance for the full amount of the deferred tax assets relating to the future benefit of net operating loss carried forward as management is not able to conclude that the future realization of those net operating loss carry forwards is more likely than not.

4.	Net income per share

Basic earnings per share is based on the weighted average number of common shares outstanding during each period. The calculations of basic earnings per share are computed as follows:

	For the six months ended September 30,
	2007	2008
Numerator:
Net income	11,398	7,816

Denominator:
Denominator for basic earnings per share —Weighted-average ordinary shares outstanding during the period	182,700,000	272,700,000

Basic earnings per share	0.06	0.03

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

4.	Net income per share—continued

As the Group has no dilutive potential common shares that are outstanding for each of the six months period ended September 30, 2007 and 2008, no diluted earnings per share is presented.

5.	Dividends

In September 2008, the Board of Directors of the Company approved a dividend of $17,647 (equivalent to RMB120 million) or $0.06 per share, payable to all the Company’s shareholders.

6.	Acquisitions

During the six months ended September 30, 2008 the Group completed the following acquisitions which were not individually material:

Company	Nature of business	Date of acquistion	Interest acquired
Hebei Guoxun	Retail sale of wireless equipment	May 1, 2008	51%
Henan Xinya	Retail sale of wireless equipment	August 22, 2008	51%
Kunming Golden Broadway	Retail sale of wireless equipment	August 28, 2008	51%

Each of the acquisitions was accounted for as a purchase under Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combination”. The interests in the assets acquired and liabilities assumed were recorded at their fair values, and the results of the acquired entities’ operations were included in the Group’s consolidated results of operations from the respective dates of the acquisitions.

The acquisitions were generally structured such that the total purchase price to be paid will depend on the level of profits, as defined, that the acquired entity achieves over periods ranging from 2 to 3 years after the acquisitions. A portion of the potential purchase price was paid at closing, and additional payments will be made to the sellers, or the sellers will return to the Group some or all of the payment made to date, as the level of the achievement of the profit targets is determined. Where the Group acquired less than 100% of the acquired entity, if the acquired entity fails to achieve the profit target, the seller will have the choice of either accepting a reduction of the total cash payment or transferring an additional interest in the acquired entity to the Group.

The following table sets forth (i) the maximum purchase prices, (ii) the amount of the purchase price recorded at the respective dates of the acquisition, (iii) the payments made as of September 30, 2008, (iv) the purchase price payments as of September 30, 2008 that exceed the amount recorded at the respective acquisition dates (advances on contingent payments) which are reflected as current asset in the Group’s consolidated balance sheet in other receivables and (v) the maximum additional interest the seller could elect to transfer to the Group in lieu of accepting lower payments if the targets are not met:

Company	Maximum purchase price	Purchase price recorded at closing	Payments to September 30, 2008	Advance contingent payments reflected as an asset	Maximum additional interest seller could transfer
Hebei Guoxun	9,909	6,259	6,487	58	49%
Henan Xinya	5,746	2,044	2,304	255	49%
Kunming Golden Broadway	4,328	1,652	1,735	80	49%

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

6.	Acquisitions—continued

The amount of the purchase price recorded at closing represented the sum of (i) any amount of the payments that are not contingent on the level of future profits, and (ii) that portion of the future contingent payments required to record the net tangible and identifiable intangible assets at their full fair value without any reduction for the allocation of “negative goodwill.”

If the profit targets are met and the seller is entitled to retain advance contingent payments or the Group is required to make future payments in excess of the amount of purchase price recorded at closing, such payments will be accounted for as an adjustment of the purchase price and recorded as goodwill. If profit targets are not met and payments are returned to the Group, those returned payments will first reduce or eliminate the receivable recorded for the advance contingent payments, and then will reduce the purchase price recorded at closing by reducing the amounts recorded for long-term tangible and intangible assets. Where the seller elects to transfer an additional interest to the Group in lieu of the reduction of the cash payments, the transfer of an additional interest will be accounted for as the acquisition of a minority interest and recorded as an equity transaction with no gain, loss or adjustment to the bases in assets or liabilities to be recognized.

The following table sets for the amounts of the recorded purchase price preliminary assigned to identifiable intangible assets and goodwill, as explained in note 2(a), the amounts assigned as of September 30, 2008 are based on the preliminary assessment of their fair values and are subject to change pending the finalization of the valuation of these intangibles.

Company	Trade name	Non-compete agreements	Put option on land and buildings	After-sales agreements	Goodwill
Hebei Guoxun	1,766	67	248	—	—
Henan Xinya	1,378	31	—	—	—
Kunming Golden Broadway	856	36	—	48	—

Total	4,000	134	248	48	—

Weighted average amortization period	indefinite	3.4 -3.7 years	3 years	4.4 years	indefinite

7.	Short-term investments

Short-term investments represent corporate bonds with variable interest rate with contractual maturity which falls due within one month. Unrealized gains and losses for the six months ended September 30, 2008 were not material.

8.	Other assets and receivables

	As at March 31,	As at September 30,
	2008	2008
Rental and utility deposits	64	783
Advance to staff	9	140
Deposit paid for acquiring new entities (Note i)	9,251	15,400
Receivable from an entity owned by a minority shareholder of a subsidiary	—	393
Others	879	3,504

	10,203	20,220

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

8.	Other assets and receivables—continued

Note:

i)	As at September 30, 2008, the Group through its VIE subsidiary, Beijing Feijie, paid $15,400 to the respective shareholders of non-related parties to acquire their interests in three entities which are principally engaged in retailing of mobile phones, and these acquisitions have not been completed as at September 30, 2008.

9.	Investments in affiliated companies

The Group’s carrying amount and percentage ownership of the investments in affiliated companies as at September 30, 2008:

	As at September 30, 2008
	Amount	Percentage of ownership
Hebei Baibang Tech Co., Ltd. (“Hebei Baibang”) (Note a and b)	2,691	45%
Beijing Pypo Times Technology Co., Ltd. (Note c)	323	50%
Beijing Yipai-top Communication Technology Co., Ltd. (“Beijing Yipai-top”) (Note c)	1,463	50%

	4,477

The Group’s equity in the income (loss) of the affiliated companies for the six months ended September 30, 2007 and 2008 was as follows:

	For the six months ended September 30,
	2007	2008
Equity in income (loss) of
—Hebei Baibang	—	154
—Beijing Pypo Times Technology Co., Ltd.	—	(30)
—Beijing Yipai-top	—	(3)
Amortization of difference between basis of investment in Hebei Baibang and share of Hebei Baibang’s net assets	—	(38)

	—	83

Note a:

In May 2008, the Group acquired a 45% interest in Hebei Baibang as part of Beijing Feijie’s acquisition of a 51% interest in Hebei Guoxun. Pursuant to the agreement for the acquisition of Beijing Feijie’s interest in Hebei Guoxun, the Group is entitled to 55% of the income of Hebei Baibang and the selling shareholder of Hebei Guoxun has guaranteed that Beijing Feijie will receive a minimum annual profit of RMB3,500,000 for each of the year ended March 31, through March 31, 2028. Hebei Baibang was established for the purpose of engaging in provision of after sales services for mobile phones in the PRC. The Group has accounted for this investment using equity method of accounting. During the six months ended September 30, 2008, the Group recorded its equity in the income of Hebei Baibang based on its 55% interest. The Group will record 55% of the income or loss of Hebei Baibang in each quarter and will record the income effect, if any, of the guarantee at March 31 of each year.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

9.	Investments in affiliated companies—continued

Note b:

The combined results of operations and financial position of Hebei Baibang is summarized below:

From May 1, 2008 to September 30, 2008
Condensed statement of operations information:
Revenue	958
Net profit	280

Group’s equity in net profit of investee	154

As of September 30, 2008
Condensed balance sheet information:
Current assets	846
Non-current assets	124

Total assets	970

Liabilities	196
Equity	774

Total liabilities and equity	970

Group’s share of net assets	471

As of September 30, 2008, the carrying value of the Group’s investment in Hebei Baibang under equity method was $2,691. The difference between the carrying value of the Group’s investment in Hebei Baibang under equity method and the Group’s share of Hebei Baibang’s net assets results from recording the investment in Hebei Baibang at its fair value (including the value attributable to the profit guarantee described above) in connection with the recording of Beijing Feijie’s acquisition of a 51% interest in Hebei Guoxun. The difference is being accounted for based on the amounts that would have been allocated to Hebei Baibang identifiable intangible asset and goodwill under the purchase method of accounting. The allocation of the difference was (i) $362 to intangible asset representing the after sales services agreements, (ii) $100 to an intangible asset representing the fair value of profit guarantee granted by the selling shareholder and (iii) $1,758 to goodwill.

Note c:

In August 2008, the Group and an individual third party set up an affiliated company, Beijing Yipai-top. The entity is engaged in the retail sale of wireless equipment.

Beijing Pypo Times Technology Co., Ltd. and Beijing Yipai-top have minimal operation and assets and liabilities. The carrying amount of the investments in these two entities mainly represents the Group’s investment cost.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

10.	Property and equipment, net

Property and equipment consisted of the following:

	As at March 31, 2008	As at September 30, 2008
Buildings	6,254	9,591
Leasehold improvements	384	396
Machinery and equipment	158	1,078
Electronic equipment	980	1,146
Motor vehicles	1,276	1,853

Sub-total	9,052	14,064
Less: accumulated depreciation	(1,178)	(1,570)

Property and equipment, net	7,874	12,494

11.	Other payables and accruals

	As at March 31, 2008	As at September 30, 2008
Salaries and welfares accrual	2,600	3,246
Business tax and other taxes payable	62	1,611
Success fee payable for the private placement	2,500	—
Others	935	2,792

	6,097	7,649

12.	Capital Structure

On November 16, 2007, the Company issued 90,000,000 redeemable ordinary shares at par value of $0.0001 each to ARCH Digital Holdings Limited (“ARCH Digital”). Pursuant to the Equity Subscription Agreement entered in between ARCH Digital, the Company and its shareholders dated October 15, 2007 (“Equity Subscription Agreement”), ARCH Digital may at it sole discretion, choose but is not obligated to, terminate the purchase and request redemption of all the purchased shares if certain performance targets are not met. Upon such redemption request by ARCH Digital, the Company, Beijing Pypo Technology Group Company Limited (“Pypo Beijing”) and the Company’s shareholders shall have the joint and several obligation to promptly redeem the purchased shares from ARCH Digital, and as consideration thereof, to pay $90,000 to ARCH Digital within 60 days of the redemption request, in such manner (including form of payment) as satisfactory to ARCH Digital. Accordingly, these redeemable ordinary shares are classified as mezzanine equity as of March 31, 2008. In June 2008, ARCH Digital waived this redemption right under the Equity Subscription Agreement and thereafter such amount was re-classified from mezzanine equity to ordinary shares ($9) and additional paid in capital ($85,108).

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

13.	Segment Information

The Group has two reportable segments based on its major product groups: “Mobile phones” and “Notebooks and peripherals”. Each reportable segment derives its revenues from the sale of their products, which is the responsibility of a member of the senior management of the Group who has knowledge of product specific operational risks and opportunities. The Group’s chief operating decision maker (“CODM”) have been identified as the President and Chief Executive Officer, who review operating results by sub-product group to allocate resources and assess performance of the Group.

The financial information provided for the segments are based on internal management reports. The principal measurement differences between this financial information and the consolidated financial statements are the accrual basis recording, for the consolidated financial purposes, of sales rebates, price protection provisions and returns. The Group does not allocate operating expenses to individual reporting segments when making decisions about resources to be allocated to the segment and assessing its performance.

The financial information as reviewed by the Group’s CODM are as follows:

	Mobile phones		Notebook and peripherals		Consolidated
	For the six months ended September 30		For the six months ended September 30		For the six months ended September 30
Business segment	2007	2008	2007	2008	2007	2008
Net revenues	158,688	216,288	8,390	5,763	167,078	222,051
Cost of revenues	(132,216)	(177,302)	(7,627)	(4,726)	(139,843)	(182,028)

	26,472	38,986	763	1,037	27,235	40,023

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

13.	Segment Information—continued

	Mobile phones		Notebook and peripherals		Consolidated
	For the six months ended September 30		For the six months ended September 30		For the six months ended September 30
Business segment	2007	2008	2007	2008	2007	2008
Total revenues per segment revenue	158,688	216,288	8,390	5,763	167,078	222,051
Reconciliation adjustments:
Provision of sales rebates and price protection (a)	3,840	(1,110)	—	—	3,840	(1,110)
Adjustment for sales return (b)	(2,253)	(1,316)	—	—	(2,253)	(1,316)

Total consolidated net revenues, as reported	160,275	213,862	8,390	5,763	168,665	219,625

Total cost of revenues per segment cost of revenues	(132,216)	(177,302)	(7,627)	(4,726)	(139,843)	(182,028)
Reconciliation adjustments:
Adjustment for sales returns (b)	(1,882)	(4,263)	—	—	(1,882)	(4,263)
Unrealized profit (c)	(366)	(1,567)	—	—	(366)	(1,567)
Adjustment for inventory allowances (d)	(1,063)	(118)	—	—	(1,063)	(118)
Reclassification of reimbursement and rebates from Samsung (e)	490	147	—	—	490	147
Adjustment for business tax (f)	(31)	(676)	—	—	(31)	(676)
Adjustment for provision of marketing expense on unsold stock (g)	1,099	—	—	—	1,099	—

Total consolidated cost of revenues, as reported	(133,969)	(183,779)	(7,627)	(4,726)	(141,596)	(188,505)
Gross profit before reconciliation:	26,472	38,986	763	1,037	27,235	40,023
Reconciliation adjustments:
Provision of sales rebates and price protection (a)	3,840	(1,110)	—	—	3,840	(1,110)
Adjustment for sales returns (b)	(4,135)	(5,579)	—	—	(4,135)	(5,579)
Unrealized profit (c)	(366)	(1,567)	—	—	(366)	(1,567)
Adjustment for inventory allowances (d)	(1,063)	(118)	—	—	(1,063)	(118)
Reclassification of reimbursements and rebates from Samsung (e)	490	147	—	—	490	147
Adjustment for business tax (f)	(31)	(676)	—	—	(31)	(676)
Adjustment for provision of marketing expense on unsold stock (g)	1,099	—	—	—	1,099	—

Total consolidated gross profit, as reported	26,306	30,083	763	1,037	27,069	31,120

Other operating income					101	23
Selling and distribution expenses					(7,258)	(13,417)
General and administrative expenses					(4,194)	(5,692)
Impairment loss on goodwill					—	(71)

Income from operations					15,718	11,963
Others, net					(67)	89
Interest income					84	248
Interest expense					(1,761)	(2,727)

Income before income tax, equity in income of affiliated companies and minority interests					13,974	9,573
Income tax expense					(2,577)	(1,424)
Equity in income of affiliated companies					—	83
Minority interest in net loss/(profit) of consolidated subsidiaries					1	(416)

Net income					11,398	7,816

Capital expenditure	(107)	(576)	—	—	(107)	(576)
Depreciation	(210)	(344)	—	—	(210)	(344)
Allowance for doubtful accounts	40	(249)	—	—	40	(249)
Provision for obsolete inventories	(1,264)	(118)	—	—	(1,264)	(118)

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

13.	Segment Information—continued

	Mobile phones		Notebook and peripherals		Consolidated
	As of		As of		As of
	March 31, 2008	September 30, 2008	March 31, 2008	September 30, 2008	March 31, 2008	September 30, 2008
Segment assets	253,921	292,685	4,140	2,790	258,061	295,475
Investment in affiliated companies	343	4,477	—	—	343	4,477

	254,264	297,162	4,140	2,790	258,404	299,952

Segment liabilities	105,106	147,517	—	—	105,106	147,517

Note (a)—To recognize the provision of sales rebates and price protection on an accrual basis.

Note (b)—To recognize the sales returns on an accrual basis.

Note (c)—To recognize the unrealized profit on intergroup sales.

Note (d)—To adjust for inventory allowances.

Note (e)—To reclassify reimbursements and rebates from Tianjin Samsung Telecom Technology Co., Ltd. (“Samsung”).

Note (f)—To adjust for provision of business tax.

Note (g)—To adjust for the provision of marketing expense on unsold stock.

14.	Related party transactions

The Company has the following transactions and balances with its related parties.

(i) Related party transactions

	Relationship with the Company	Transaction nature	For the six months ended September 30,
Name of related parties			2007	2008
	(Note 1)	(Note 2)
Beijing Shidai Tiancheng Technology Development Co., Ltd.	a	i	582	—
Mr. Zhou Heng Yang	b	ii	—	7

Note 1:	a) shareholder of an affiliated company
b) ultimate shareholder of the Company

Note 2:	i) advance from during the period
ii) staff advance repayment during the period

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

14.	Related party transactions—continued

(ii) Related party balances

	March 31, 2008	September 30, 2008
Due from:
Beijing Shidai Tiancheng Technology Development Co., Ltd. (Note i)	360	367
Capital Ally Investments Limited (Note ii)	20,000	20,000
Shanghai Zhengda Jingcheng Development Co., Ltd. (Note ii)	21,371	21,999
Beijing Jingjing Medical Equipment Co., Ltd. (Note i)	—	1,467

	41,731	43,833

Due to:
ARCH Digital (Note ii)	(20,000)	(20,000)
Beijing Dingtai Jiye Investment Consulting Co., Ltd. (Note i)	(143)	—

	(20,143)	(20,000)

Note:

i)	The outstanding balance was unsecured, non-interesting bearing and repayable on demand. The entity is controlled by the ultimate shareholders of the Company.

ii)	In March 2008, the Company loaned $20.0 million to Capital Ally Investments Limited, or Capital Ally, a shareholder with 67% equity interest in the Company, to meet Capital Ally’s short-term working capital requirements. The interest-free loan originally was to mature on December, 31, 2008. As security for performance of its obligations under the $20.0 million loan, Capital Ally pledged all of its rights and interests in its 182,700,000 the ordinary shares of the Company in favor of the Company on March 10, 2008. Pursuant to the pledge agreement, Capital Ally agreed not to sell, transfer, encumber or dispose of the pledged shares. The pledge agreement terminates upon the earlier of the discharge of all obligations of Capital Ally under the loan agreement with the Company and the consummation of the business combination. In connection with the loan agreement, in March 2008, the Company and ARCH Digital entered into a fund transfer agreement. Pursuant to this agreement, Pypo Beijing, a subsidiary of the Company, made cash advances of RMB 150 million ($21.4 million at March 31, 2008 and $22.0 million as of September 30, 2008) to Shanghai Zhengda Jingcheng Development Co., Ltd., or Shanghai Zhengda, a company controlled by ARCH Digital. In consideration for the transfer by Pypo Beijing of RMB 150 million to Shanghai Zhengda, ARCH Digital concurrently transferred $20.0 million to the Company. The purpose of the agreement was to enable ARCH Digital to provide funding to its portfolio company, Shanghai Zhengda, to meet short-term working capital needs in light of regulatory restrictions applicable to foreign owned and controlled entities in the PRC. The advances made pursuant to the fund transfer agreement are unsecured, interest-free obligations and are payable on demand. (See Note 15.)

(iii) Guarantees of borrowings

Mr. Fei Dong Ping (“Mr. Fei”) and Mr. Zhang Kuo (“Mr. Zhang”), directors of the Company, guarantee certain borrowings under the Group’s short-term credit facilities. Of the amounts available under the short-term credit facilities, the amounts guaranteed personally by Mr. Fei and Mr. Zhang amounted to $5,699 and $0 at March 31, 2008 and September 30, 2008, respectively. The amounts guaranteed by the related parties of the Company amounted to $37,755 and $38,866 at March 31, 2008 and September 30, 2008, respectively. The amounts of borrowings utilized from the short-term credit facilities guaranteed by Mr. Fei and Mr. Zhang, amounted to $2,849 and $0 at March 31, 2008 and September 30, 2008, respectively and by the related parties of the Company amounted to $37,755 and $38,866 at March 31, 2008 and September 30, 2008, respectively.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

15.	Subsequent events

On October 21, 2008, Beijing Feijie completed an acquisition of 100% of equity interest in Hunan Feon Telecommunications Equipment Co., Ltd. (“Hunan Feon”) and its affiliated companies. The total consideration for the acquisition was $13,121 (equivalent to RMB 91 million), of which $5,867 (equivalent to RMB 40 million) had been paid as deposit as of September 30, 2008. In connection with the acquisition of Hunan Feon, the Group is entitled the right of adjusting the purchase consideration if the profit target of any of the three years ended March 31, 2009, 2010 and 2011 will not be met.

On October 31, 2008, Beijing Feijie completed an acquisition of 51% of equity interest in Suzhou Guanzhilin Telecommunications Equipment Co., Ltd. (“Suzhou Guanzhilin”) and its affiliated companies. The total consideration for the acquisition was $46,099 (equivalent to RMB 316 million), of which $8,800 (equivalent to RMB 60 million) had been paid as deposit as of September 30, 2008. In connection with the acquisition of Suzhou Guanzhilin, the Group is entitled the right of acquiring additional equity interest in Suzhou Guanzhilin or adjusting the purchase consideration if the profit target of any of the two years ended March 31, 2009 and 2010 will not be met.

As disclosed in Note 14(ii) note ii), the advances originally were to mature on December, 31, 2008. On November 10, 2008, Capital Ally and the Company entered into the supplemental loan agreement and extended the maturity date of the loan to June 30, 2009. On the same date, ARCH Digital and the Company entered into a supplemental Funds Transfer Agreement in connection with the transfer by Pypo Beijing of RMB 150 million to Shanghai Zhengda, ARCH Digital concurrently transferred $20.0 million to the Company, which will repay the $20.0 million to ARCH Digital on or prior to June 30, 2009. In addition, the Company released Capital Ally’s pledge of its ordinary shares of the Company and the Company secured replacement collateral for the loan by entering into pledge agreements with Style Technology and GM Investment, each of whom are 50% holders of the equity interest in Capital Ally. Pursuant to these replacement pledge agreements, Style Technology and GM Investment pledged all of their respective rights and interests in the ordinary shares of Capital Ally as collateral in favor of the Company, and agreed not to sell, transfer, encumber or dispose of these pledged shares until the discharge of Capital Ally’s obligations under the loan agreement.

On December 1, 2008, Beijing Feijie completed an acquisition of 51% of equity interest in Inner Mongolia Guomei Telecommunications Equipment Co., Ltd. (“Inner Mongolia Guomei”) and its affiliated companies. The total consideration for the acquisition was $2,974 (equivalent to RMB 20 million), of which $733 (equivalent to RMB 5 million) had been paid as deposit as of September 30, 2008. In connection with the acquisition of Inner Mongolia Guomei, the Group is entitled the right of acquiring additional equity interest in Inner Mongolia Guomei or adjusting the purchase consideration if the profit target of any of the two years ended March 31, 2009 and 2010 will not be met.

PYPO CHINA HOLDINGS LIMITED

(a Cayman Islands exempted company)

UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL STATEMENTS

Introduction

As described elsewhere in this proxy statement/prospectus, Middle Kingdom and Pypo Cayman have entered into the merger agreement pursuant to which Middle Kingdom will change its domicile to the Cayman Islands in the redomestication and MK Cayman will then acquire all of the outstanding ordinary shares of Pypo Cayman in the business combination.

In the redomestication, each outstanding share of Middle Kingdom common stock and each outstanding share of Middle Kingdom Class B common stock, except for those shares of Class B common stock that are converted into the right to receive cash as discussed below, will be converted into an ordinary share of MK Cayman, a newly formed corporation. As of September 30, 2008, there were 1,065,650 shares of Middle Kingdom common stock and 3,420,305 shares of Middle Kingdom Class B common stock outstanding. However, as discussed elsewhere in this proxy statement/prospectus, on December 10, 2008 Middle Kingdom held a special meeting of its stockholders at which the Middle Kingdom stockholders voted to approve certain amendments to its Certificate of Incorporation (“the extension amendment”) which have the effect of extending to August 31, 2009 (from December 13, 2008) the date by which Middle Kingdom must complete a business combination or liquidate. In connection with that special meeting, a holder of Middle Kingdom’s Class B common stock who voted against the extension amendment and who followed certain procedures had the right to convert its shares of Class B common stock into the right to receive cash. The holders of 348,042 shares (10.18%) of Middle Kingdom’s Class B common stock elected to convert their shares into the right to receive cash. As a result, at the date of this proxy statement/prospectus, there are 3,072,263 shares of Middle Kingdom Class B common stock outstanding.

MK Cayman will also assume from MK Arizona, which will have assumed the obligations from Middle Kingdom, (i) the obligation to issue common stock upon any exercise of 1,578,250 Class A common stock purchase warrants and 3,420,305 Class B common stock purchase warrants and (ii) the obligation to issue common stock and Class A warrants and Class B redeemable warrants upon any exercise of options to purchase 19,800 Series A Units and 330,000 Series B Units held by the representative of the underwriters of Middle Kingdom’s initial public offering.

The business combination will be affected through the issuance by MK Cayman of (i) 45,000,000 shares of its ordinary stock and 3,400,000 Class B redeemable warrants for all of the outstanding ordinary shares of Pypo Cayman. MK Cayman has also agreed to issue an additional 23,000,000 ordinary shares (the “earn-out shares”) to the former stockholders of Pypo Cayman if certain performance targets are met in fiscal 2010, 2011 or potentially 2012.

The following unaudited combined condensed pro forma financial statements are presented to illustrate the effects of the proposed redomestication and business combination. The following unaudited combined condensed pro forma financial statements are based on the historical financial statements of Middle Kingdom and Pypo included elsewhere herein, and should be read in conjunction with those historical financial statements including the notes thereto.

The redomestication and business combination will be accounted for as a reverse merger, whereby Pypo will be the continuing entity for financial reporting purposes, and will be deemed to be the acquirer of Middle Kingdom. The redomestication and business combination are being accounted for as a reverse merger because (i) after the redomestication and business combination the former stockholders of Pypo Cayman will hold the substantial majority of the outstanding ordinary shares of MK Cayman, and will have the ability to initially appoint the majority of the members of the board of directors of MK Cayman, and (ii) Middle Kingdom has no prior operations and was formed for the purpose of effecting a business combination, such as the proposed business combination with Pypo.

In November, 2008, Capital Ally, which owns the majority of the outstanding ordinary shares of Pypo Cayman, acquired more than 50% of the outstanding voting shares (common stock and Class B common stock combined) of Middle Kingdom. However, the redomestication and business combination are not being accounted for as a combination of entities under common control since Capital Ally did not acquire in excess of 80% of Middle Kingdom’s outstanding Class B common stock, and, as discussed in more detail below, under the terms of the merger agreement Middle Kingdom will proceed with the business combination only if the holders of less than 20% of its Class B shares vote against the business combination and elect to convert their Class B shares into the right to receive cash. As a result, Capital Ally does not control Middle Kingdom with respect to the completion of the business combination, and Middle Kingdom was formed for the purpose of effecting a business combination, such as the proposed business combination with Pypo.

In accordance with the applicable accounting guidance for accounting for the redomestication and business combination as a reverse merger, first Pypo will be deemed to have undergone a recapitalization, whereby its outstanding ordinary shares were converted into 45,000,000 ordinary shares of MK Cayman and 3,400,000 MK Cayman Class B redeemable warrants. Immediately thereafter MK Cayman, as the parent company of Pypo, which is the continuing accounting entity, will have been deemed to have acquired the assets and assumed the liabilities of Middle Kingdom in exchange for the conversion of the outstanding Middle Kingdom securities described above as being converted into MK Cayman securities in the redomestication. However, although MK Cayman, as the parent company of Pypo, will be deemed to have acquired Middle Kingdom, in accordance with the applicable accounting guidance for accounting for the redomestication and business combination as a reverse merger, Middle Kingdom’s assets and liabilities will be recorded at their historical carrying amounts, which approximate their fair value, with no goodwill or other intangible assets recorded.

As discussed elsewhere in this proxy statement/prospectus, the holders of Middle Kingdom’s Class B common stock are entitled to vote on the proposed business combination. A holder of Middle Kingdom’s Class B common stock who votes against the proposed business combination and who follows certain procedures may convert its Class B shares into the right to receive cash in the amount of $8.24 per share plus a pro rata share of the interest Middle Kingdom has earned on the investment of the proceeds of its initial public offering after the payment to Middle Kingdom of the lesser of 50% or $1.2 million of such interest and certain federal and state taxes (an aggregate conversion price of approximately $8.39 per share as of September 30, 2008). Middle Kingdom will proceed with a business combination only if (i) the holders of a majority of the Class B shares voting at the meeting of the Class B stockholders vote to approve the business combination, and (ii) the number of shares of Class B common stock redeemed in connection with the special meeting concerning the extension amendment, as discussed above (348,042 shares), together with the number of shares of Class B common stock that are held by holders of shares of Class B common stock voting at the special meeting of stockholders that vote against the business combination and elect to convert their Class B shares into the right to receive cash, is less that 20% of the number of shares of Class B common stock originally issued. Therefore, Middle Kingdom will now proceed with a business combination only if the holders of no more than 336,018 shares of Middle Kingdom’s Class B common stock (9.82% of the number of Class B shares originally issued, and 10.94% of the number of Class B shares now outstanding) vote against the business combination and elect to convert their shares of Class B common stock into the right to receive cash. The accompanying unaudited combined condensed pro forma balance sheet as of September 30, 2008 includes a pro forma adjustment to reflect the redemption of the 348,042 shares of Middle Kingdom’s Class B common stock in connection with the vote on the extension amendment. Accordingly, the following unaudited combined condensed pro forma financial statements are presented assuming (i) no additional holders of Middle Kingdom’s Class B common stock elect to convert their shares into cash (“Pro Forma Assuming Minimum Conversion”) and (ii) the holders of an additional 336,018 shares of Middle Kingdom’s Class B common stock elect to convert their shares into cash, as a result of which the aggregate conversion would be 684,060 shares of Class B common stock or 19.99% of the number of shares of Class B common stock originally issued (“Pro Forma Assuming Maximum Conversion”).

As discussed above, MK Cayman has also agreed to issue an additional 23,000,000 earn-out shares to the former shareholders of Pypo Cayman if certain performance targets are met in fiscal years ending March 31, 2010, 2011 or potentially 2012. For financial reporting purposes, such earn-out shares will not be considered issued or outstanding upon the completion of the business combination, and the issuance of the earn-out shares will only be reflected in the financial statements if and when they become issuable as the result of the achievement of the performance targets. Those former Pypo stockholders include individuals and companies that will have no role in the day-to-day management of MK Cayman as well as individuals who will be members of the management of MK Cayman. As these earn-out shares would be issued proportionately to all of the former Pypo stockholders, without regard to employment status, and the issuance of the earn-out shares is not dependent on the continued employment of any former Pypo stockholder, the issuance of any earn-out shares would be accounted for as an adjustment to the original recapitalization of Pypo (a transfer of the par value of any earn-out shares issued between common stock and paid in capital) and would have no effect on the results of operations.

Middle Kingdom uses a fiscal year ending December 31, and Pypo uses a fiscal year ending March 31. The accompanying unaudited combined condensed pro forma balance sheet as of September 30, 2008 has been prepared by combining the historical balance sheet of Middle Kingdom as of September 30, 2008 and the historical balance sheet of Pypo as of September 30, 2008. The pro forma adjustments to the unaudited combined condensed pro forma balance sheet assume the redomestication and business combination occurred on September 30, 2008.

In September, 2008 the Board of Directors of Pypo approved a dividend of RMB 120 million, of which RMB 80 million ($11,673,341) was paid on November 4, 2008 and RMB 40 million ($5,846,392) was paid on November 10, 2008. The declared dividend is reflected in Pypo’s September 30, 2008 balance sheet as a liability. The accompanying unaudited combined condensed pro forma balance sheet includes a pro forma adjustment to reflect the payment of that dividend as of September 30, 2008.

The accompanying unaudited combined condensed pro forma statements of operations have been prepared assuming the proposed redomestication and business combination occurred on January 1, 2007. The unaudited combined condensed pro forma statement of operations for the year ended December 31, 2007 has been prepared by combining the historical statement of operations of Middle Kingdom for the year ended December 31, 2007 with the historical statement of operations for Pypo for the year ended March 31, 2008. The unaudited combined condensed pro forma statement of operations for the nine months ended September 30, 2008 has been prepared by combining the historical statement of operations of Middle Kingdom for the nine months ended September 30, 2008 with the historical statement of operations for Pypo for the nine months ended September 30, 2008. As a result, Pypo’s historical results of operations for the three months ended March 31, 2008 have been used in both periods for which unaudited combined condensed pro forma statements of operations are presented. Summarized information on Pypo’s results of operations for that three month period ended March 31, 2008 is set forth in Note 1 to the unaudited combined condensed pro forma financial statements.

The accompanying unaudited combined condensed pro forma financial statements are presented for illustrative purposes only, and are not necessarily indicative of the actual results of operations or financial position that would have resulted had the proposed redomestication and business combination been completed on the dates assumed. The pro forma adjustments are based on available information and assumptions that are believed to be reasonable. However, future results of operations and financial position may vary significantly from the results reflected in the accompanying unaudited combined condensed pro forma financial statements due to the factors described in “Risk Factors” included elsewhere herein.

PYPO CHINA HOLDINGS LIMITED

(a Cayman Islands exempted company)

UNAUDITED COMBINED CONDENSED PRO FORMA BALANCE SHEET

September 30, 2008

(US dollars in thousands)

	Middle Kingdom historical	PYPO historical		Pro forma adjustments assuming minimum conversion			MK Cayman pro forma assuming minimum conversion	MK Cayman pro forma assuming maximum conversion
Assets
Current assets:
			[	(17,647	)(a)	]
Cash and cash equivelents	$3	$34,184		(7,200	)(g)		$9,340	$9,340

Restricted bank deposits	—	3,272					3,272	3,272
			[	(2,931	)(b)	]
Investments in trust account	28,819			(1,296	)(e)		—	—
				(24,592	)(f)
Short-term investments	—	7,763		24,592	(f)		32,355	29,633
Accounts receivable, net	—	97,922					97,922	97,922
Inventories, net	—	56,640					56,640	56,640
Notes receivable	—	4,197					4,197	4,197
Value added tax receivable	—	893					893	893
Amounts due from related party	—	43,833					43,833	43,833
Amount due from affiliated company	—	1,815					1,815	1,815
Receivable from a vendor	—	422					422	422
Other rceivables	—	20,220					20,220	20,220
Prepayments and other assets	18	4,204					4,222	4,222
Deferred tax assets	—	2,830					2,830	2,830

Total current assets	28,840	278,195					277,961	275,239
Property and equipment, net	—	12,494					12,494	12,494
Investment in affiliated company	—	4,477					4,477	4,477
Intangible assets	—	4,446					4,446	4,446
	—	340					340	340

Total assets	$28,840	$299,952					$299,718	$296,996

See Notes to Unaudited Combined Condensed Pro Forma Financial Statements

PYPO CHINA HOLDINGS LIMITED

(a Cayman Islands exempted company)

UNAUDITED COMBINED CONDENSED PRO FORMA BALANCE SHEET—continued

September 30, 2008

(US dollars in thousands)

	Middle Kingdom historical	PYPO historical		Pro forma adjustments assuming minimum conversion			MK Cayman pro forma assuming minimum conversion	MK Cayman pro forma assuming maximum conversion
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$762	$19,054					$19,816	$19,816
Notes payable	—	15,299					15,299	15,299
Provision for rebate and price protection	—	9,862					9,862	9,862
Advance payments from customers	—	7,373					7,373	7,373
Other payables and accruals	—	7,649					7,649	7,649
Due to underwriters	948	—		(948	)(e)		—	—
Income taxes payable	—	2,750					2,750	2,750
Amounts due to related parties	—	20,000					20,000	20,000
Dividend payable	—	17,647		(17,647	)(a)		—	—
Short-term borrowings and lines of credit	240	46,933		(240	)(e)		46,933	46,933

Total current liabilities	1,950	146,567					129,682	129,682
Deferred tax liabilities	—	950					950	950

Total liabilities	1,950	147,517					130,632	130,632

Minority interests	—	5,169					5,169	5,169

Redeemable common stock
			[	(2,931	)(b)	]
Middle Kingdom redeemable Class B shares	5,761	—		(2,722	)(d)		—	—
				(108	)(e)

Total redeemable common stock	5,761	—					—	—

Commitments and contingencies
Stockholders’ equity:
Preferred stock - none issued	—	—
PYPO ordinary shares	—	27		(27	)(c)		—	—
Middle Kingdom Class B common stock	3	—		(3	)(d)		—	—
Middle Kingdom common stock	1	—		(1	)(d)		—	—
MK Cayman ordinary shares - shares issued
49,137,913 (minimum conversion) and	—	—	[	45	(c)	]	49	48
48,801,895 (maximum conversion)				4	(d)
			[	(18	)(c)	]
Additional paid in capital	21,699	97,190		2,148	(d)		113,819	111,098
				(7,200	)(g)
Accumulated other comprehensive income	—	15,152					15,152	15,152
Retained earnings	(574)	34,897		574	(d)		34,897	34,897

Total stockholders’ equity	21,129	147,266					163,917	161,195

Total liabilities and stockholders’ equity	$28,840	$299,952					$299,718	$296,996

See Notes to Unaudited Combined Condensed Pro Forma Financial Statements

PYPO CHINA HOLDINGS LIMITED

(a Cayman Islands exempted company)

UNAUDITED COMBINED CONDENSED PRO FORMA STATEMENT OF OPERATIONS

Year ended December 31, 2007

(US dollars in thousands, except for per share amounts)

	Middle Kingdom historical	PYPO historical		Pro forma adjustments assuming minimum conversion			MK Cayman pro forma assuming minimum conversion	MK Cayman pro forma assuming maximum conversion
Net revenues	$—	$378,268					$378,268	$378,268
Cost of revenues	—	316,732					316,732	316,732

Gross profit	—	61,536					61,536	61,536
Other operating income	—	160					160	160
Selling and distribution expenses	—	15,633					15,633	15,633
General and administrative expenses	650	8,856		5	9 (j)		9,565	9,565

Income (loss) from operations	(650)	37,207					36,498	36,498
Interest expense	—	3,604					3,604	3,604
Interest income	(1,316)	(720)	[	(7	0)(h)	]	(1,687)	(1,561)
				41	9 (i)
Other expense (income)	—	674					674	674

Income before income taxes, equity in loss of affiliated company and minority interests	666	33,649					33,907	33,781
Income tax expense	263	3,452					3,715	3,715
Equity in loss of affiliated company	—	13					13	13
Minority interest in net income of subsidiaries	—	(60)					(60)	(60)

Net income	$403	$30,244					$30,239	$30,113

Net (loss) income per share—basic	$0.09						$0.76	$0.76

Weighted average number of shares used in calculating net income per share-basic	4,477,471						39,755,951	39,419,933

See Notes to Unaudited Combined Condensed Pro Forma Financial Statements

PYPO CHINA HOLDINGS LIMITED

(a Cayman Islands exempted company)

UNAUDITED COMBINED CONDENSED PRO FORMA STATEMENT OF OPERATIONS

Nine months ended September 30, 2008

(US dollars in thousands, except for per share amounts)

	Middle Kingdom historical	PYPO historical		Pro forma adjustments assuming minimum conversion			MK Cayman pro forma assuming minimum redemption	MK Cayman pro forma assuming maximum redemption
Net sales	$—	$333,958					$333,958	333,958
Cost of revenues	—	278,385		—			278,385	278,385

Gross profit	—	55,573					55,573	55,573

Other operating income	—	42					42	42
Selling and distribution expenses	—	18,701		—			18,701	18,701
General and administrative expenses	1,399	8,581		44	(j)		10,024	10,024
Impairment loss on goodwill		71					71	71

Income (loss) from operations	(1,399)	28,262					26,819	26,819
Interest expense	—	3,628					3,628	3,628

Interest income	(514)	(632)	[	(4	)(h)	]	(1,008)	(985)
				142	(i)
Other expense (income)	—	(172)					(172)	(172)

Income (loss) before income taxes, equity in loss of affiliated company and minority interests	(885)	25,438					24,371	24,348
Income tax expense	—	1,634					1,634	1,634
Equity in (income) loss of affiliated companies	—	(70)					(70)	(70)
Minority interest in net income (loss) of subsidiaries	—	404					404	404

Net income (loss)	$(885)	$23,470					$22,403	$22,380

Net (loss) income per) share—basic	$(0.20)						$0.46	$0.46

Weighted average number of shares used in calculating net income per share—basic	4,485,955						49,137,913	48,801,895

See Notes to Unaudited Combined Condensed Pro Forma Financial Statements

PYPO CHINA HOLDINGS LIMITED

(a Cayman Islands exempted company)

NOTES TO UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL STATEMENTS

Note 1—Basis of Presentation

Reference is made to the “Introduction” at page F-89 – F-91.

As discussed in the Introduction, Pypo’s results of operations for the three months ended March 31, 2008 have been used in the preparation of the unaudited condensed combined pro forma statements of operations for both the year ended December 31, 2007 and for the nine months ended September 30, 2008. Summarized information on Pypo’s results of operations for that three month period ended March 31, 2008 is as follows:

(US dollars in thousands)
Net revenues	$114,333
Gross profit	24,453
Income from operations	16,299
Net income	15,654

Note 2—Pro Forma Adjustments

The following are the pro forma adjustments to the unaudited combined condensed pro forma balance sheet assuming no conversion into cash of any shares of Middle Kingdom Class B common stock:

(a)	To reflect the November 2008 payment of the dividend of RMB 120 million to the Stockholders of Pypo.

(b)	To reflect the redemption of 348,042 shares of Middle Kingdom’s Class B common stock for $2,931,000, paid from the trust account, from the holders that elected to convert their shares of Class B common stock into the right to receive cash in connection with the special meeting of Middle Kingdom’s stockholders to vote on the extension amendment.

(c)	To reflect the business combination as a recapitalization of Pypo by the issuance by MK Cayman of 45,000,000 ordinary shares and 3,400,000 Class B common stock purchase warrants in exchange for the outstanding ordinary shares of Pypo Cayman.

(d)	To reflect the redomestication accounted for as MK Cayman’s issuance of 4,137,913 ordinary shares in exchange for Middle Kingdom’s outstanding common stock and Class B common stock (including the effect of the automatic conversion of the Class B common stock to ordinary shares as the result of the completion of the redomestication and business combination), and the issuance of 1,578,250 Class A warrants, 3,420,305 Class B redeemable warrants, and options to purchase 19,800 Series A Units and 330,000 Series B Units in exchange for the outstanding Class A warrants and Class B redeemable warrants and the options to purchase Series A and Series B Units of Middle Kingdom. The amount of the balance for Middle Kingdom’s redeemable Class B shares that is transferred to stockholders’ equity is net of additional $108,000 of deferred fees that would be payable to the underwriters of Middle Kingdom’s initial public offering if there is no additional conversion (“minimum conversion”) to cash of shares of Class B common stock (see adjustment (e) below).

(e)	To reflect Middle Kingdom’s payment of the deferred underwriting fees payable to the underwriters of its initial public offering, and Middle Kingdom’s retirement of its outstanding borrowings under its line of credit, both of which will be paid upon the completion of the proposed business combination. The amount of deferred fees Middle Kingdom owes to the underwriters of its initial public offering is $948,000 if there is an aggregate 19.99% conversion of the shares of Class B common stock and an additional $108,000 if there is no additional conversion to cash.

(f)	To reflect the release of the remaining balance in Middle Kingdom’s trust account to unrestricted short-term investments as the result of the business combination.

(g)	To reflect the payment of the costs of the business combination as a reduction of stockholders’ equity.

The following are the pro forma adjustments to the unaudited combined condensed pro forma statements of operations assuming no conversion of any shares of Middle Kingdom Class B common stock:

(h)	To adjust interest income earned by Middle Kingdom on the funds in the trust account to (i) record in income that portion of the interest income added to redeemable common stock as payable to Class B stockholders that at the minimum conversion level are assumed not to elect conversion to cash and (ii) eliminate interest income on the funds used to pay the deferred underwriting fees. (No adjustment to eliminate the interest paid by Middle Kingdom on its line of credit is required because the amount is immaterial.) Middle Kingdom Class B stockholders who elect conversion to cash are entitled to receive a pro rata share of the interest Middle Kingdom has earned on the investment of the initial public offering proceeds after the payment to Middle Kingdom of the lesser of 50% or $1.2 million of such interest and certain federal and state taxes. Middle Kingdom has, in each period, reduced interest income and added to the carrying amount of the redeemable Class B common stock that portion of the interest earned in that period which would be payable to the Class B stockholders if the holders of 684,060 shares elected conversion to cash. Assuming no additional conversion to cash, this amount of interest would have accrued to and been recognized in income by Middle Kingdom.

(i)	To eliminate Pypo’s interest income earned on the funds used to pay the costs of the business combination.

(j)	To adjust the compensation of certain members of Pypo’s management to reflect the difference between their historical compensation and the compensation payable under employment contracts entered into in connection with the business combination.

The income tax effects of pro forma adjustments (h), (i) and (j) have not been reflected as the amounts would be immaterial.

Note 3—Pro Forma Assuming Maximum Conversion

The amounts set forth in the accompanying unaudited combined condensed pro forma financial statements as assuming the maximum conversion into cash (the conversion of an additional 336,018 shares) of shares of Middle Kingdom Class B common stock reflect the following adjustments (which are not separately set forth on the face of the unaudited combined condensed pro forma financial statements) to the amounts set for as pro forma assuming no conversion:

(1)	The assumed payment for the conversion of 336,018 shares (9.82% of the number of Class B shares originally issued) of Middle Kingdom Class B common stock into cash for an aggregate of $2,830,000 using funds from Middle Kingdom’s trust account.

(2)	The reduction of the deferred underwriting fees payable to the underwriters of its initial public offering by the $108,000 that is not payable if there is maximum conversion (see adjustment (e) above).

(3)	The adjustment of interest income for the effects of (1) and (2) above. The assumption of the maximum level of conversion of shares of Middle Kingdom’s Class B common stock requires that the portion of Middle Kingdom’s interest income payable to those converting stockholders (see adjustment (h) above) be excluded from income.

Note 4—Pro Forma Stockholders’ Equity

Ordinary Shares

On a pro forma basis MK Cayman will have authorized 1,000,000,000 ordinary shares, par value $.001, of which 49,137,913 (assuming minimum conversion) or 48,801,895 (assuming maximum conversion) will be issued and outstanding.

Ordinary Share Purchase Warrants

On a pro forma basis MK Cayman will have outstanding 1,578,250 Class A warrants and 6,820,305 Class B redeemable warrants. Each Class A warrant and Class B redeemable warrant entitles the holder to purchase from MK Cayman one ordinary share at an exercise price of $5.00 commencing on the later of (a) December 13, 2007 or (b) the completion of the business combination. Each Class A warrant and Class B redeemable warrant will expire on December 13, 2013 at 5:00 p.m., New York City time, which expiration date may be extended in the sole discretion of MK Cayman.

MK Cayman will have a right to redeem, in whole but not in part, the outstanding Class B redeemable warrants after the completion of the business combination if there is an effective registration statement with a current prospectus on file providing for the resale of the ordinary shares issuable upon the exercise of the Class B redeemable warrants at a price of $.01 per Class B redeemable warrant at any time after the Class B redeemable warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sales price of the ordinary stock equals or exceeds $16.00 per share for any 20 trading days within a 30-trading-day period ending three business days before the notice of redemption. If MK Cayman calls the Class B redeemable warrants for redemption, the holders will either have to exercise the warrants by purchasing the ordinary stock or the warrants will be redeemed at $.01 per warrant.

The Class A warrants are not redeemable.

Underwriters Options

On a pro forma basis MK Cayman will have outstanding options, issued to the underwriters of Middle Kingdom’s initial public offering, to purchase up to a total of 19,800 Series A Units at a per unit price of $10.00 and/or up to a total of 330,000 Series B Units at a per unit price of $10.00. The Series A Unit is comprised of one ordinary share and five Class A warrants, and the Series B unit is comprised of one ordinary share and one Class B warrant.

The Class A warrants and Class B redeemable warrants that would be issued upon the exercise of these options are identical to the outstanding Class A warrants and Class B redeemable warrants, except that the exercise price of warrants would be $10.00 per share.

These options are exercisable beginning on the later of (a) December 13, 2007 or (b) the completion of the business combination and expire on December 13, 2011.

Earn-Out Shares

MK Cayman has also agreed to issue an additional 23,000,000 earn-out shares to the former shareholders of Pypo Cayman if certain performance targets are met in fiscal years ending March 31, 2010, 2011 or potentially 2012. Of the 23,000,000 earn-out shares, the first 10,000,000 earn-out shares will be issued if “adjusted net income” in either fiscal 2010 or 2011 equals or exceeds $54,000,000, and the remaining 13,000,000 earn-out shares will be issued if “adjusted net income” in either fiscal 2011 or 2012 equals or exceeds $67,000,000. For the purposes of the determination of the achievement of the performance targets, “adjusted net income” is defined as “net income attributable to the parent company” as calculated and disclosed pursuant to SFAS

No. 160, as set forth on the audited consolidated financial statements of MK Cayman comprising a part of the Forms 20-F filed with the SEC for the fiscal years ending March 31, 2010, 2011 or 2012 adjusted to (i) add back to the “net income attributable to the parent company” any charges for (a) “acquisition-related costs” as defined in and charged to expense pursuant to SFAS No. 141(R), (b) and any other fees, expenses or payments to any third party related to the business combination, (c) any charges for the amortization of intangible assets, and (d) any charges for the impairment of goodwill, each of (a) through (d) as it relates to any acquisitions completed in, or pending at the end of, the applicable period by MK Cayman or the Pypo Entities; (ii) add back to the “net income attributable to the parent company” any expensed amounts paid to third parties to design, implement and annually assess disclosure controls and procedures and internal controls over financial reporting by MK Cayman or the Pypo Entities as a consequence of MK Cayman’s compliance with the Sarbanes-Oxley Act; (iii) add back to the “net income attributable to the parent company” any charges for taxes payable by any of the Middle Kingdom Parties or the Pypo Entities that are directly attributable to the business combination; and (iv) deduct from the “net income attributable to parent company” the financial statement tax benefit of the amount in (i), (ii) and (iii) above, computed by multiplying the amount of the adjustment in (i), (ii) or (iii) above by the statutory tax rate applicable to MK Cayman or the Pypo entity that incurred the expense.

For financial reporting purposes, those earn-out shares will not be considered issued or outstanding upon the completion of the business combination, and the issuance of the earn-out shares will only be reflected in the financial statements if and when they become issuable as the result of the achievement of the performance targets. Those former Pypo stockholders include individuals and companies that will have no role in the day-to-day management of MK Cayman as well as individuals who will be members of the management of MK Cayman. As these earn-out shares would be issued proportionately to all of the former stockholders of Pypo, without regard to employment status, and the issuance of the earn-out shares is not dependent on the continued employment of any former Pypo stockholder, the issuance of any earn-out shares would be accounted for as an adjustment to the original recapitalization of Pypo (a transfer of the par value of any earn-out shares issued between common stock and paid in capital) and would have no effect on the results of operations.

Note 5—Pro Forma Earnings Per Share

Basic pro forma net income per share is based on the weighted average number of ordinary shares that would be outstanding during the periods presented assuming the redomestication and business combination occurred on January 1, 2007. The weighted number of shares that would have been outstanding is computed by applying the effective exchange ratios of .1650 MK Cayman ordinary share for each Pypo ordinary share, and one MK Cayman ordinary share for each Middle Kingdom common share or Class B share, to the historical weighted average shares outstanding of Pypo and Middle Kingdom, respectively.

Pro forma net income per share assuming full dilution has not been presented as the assumed exercise of the Class A warrants and Class B redeemable warrants and the options for the purchase of Series A Units and Series B Units would be anti-dilutive.

The earn-out shares have been excluded from the computation of both basic and, assuming full dilution, pro forma earnings per share as pro forma “adjusted net income” was below the performance targets that would result in the issuance of the shares to the former Pypo stockholders (see Note 4).

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE

BY AND AMONG

MIDDLE KINGDOM ALLIANCE CORP.

MK ARIZONA CORP.

PYPO DIGITAL COMPANY LIMITED

BEIJING PYPO TECHNOLOGY GROUP COMPANY LIMITED

PYPO HOLDINGS (HK) COMPANY LIMITED

ARCH DIGITAL HOLDINGS LIMITED

AND

CAPITAL ALLY INVESTMENTS LIMITED

Dated: September 5, 2008

i

ANNEX
ANNEX A	Definitions	49

EXHIBITS
EXHIBIT A	Reserved

EXHIBIT B	Form of Lock-up Agreement

EXHIBIT C	Form of Registration Rights Agreement

EXHIBIT D-1	Form of Executive Employment Agreement for Kuo Zhang

EXHIBIT D-2	Form of Executive Employment Agreement for Dongping Fei

EXHIBIT D-3	Form of Executive Employment Agreement for Hengyang Zhou

EXHIBIT D-4	Form of Executive Employment Agreement for Francis Wan

EXHIBIT E	Form of Voting Agreement

EXHIBIT F	Memorandum and Articles of Association of Pypo China Holdings Limited

EXHIBIT G	Forms of Middle Kingdom Legal Opinion

G-1 Form of Delaware Opinion
G-2 Form of Arizona Opinion
G-3 Form of Cayman Islands Opinion

EXHIBIT H	Form of Pypo Legal Opinion
H-1 Form of PRC Opinion
H-2 Form of Cayman Islands Opinion

EXHIBIT I	Investor Representation Letter

SCHEDULES
SCHEDULE A	Management Shareholders

SCHEDULE B	Pypo Share Ownership

SCHEDULE C	Share and Warrant Allocation

SCHEDULE D	Pypo Disclosure Schedule

SCHEDULE E	Middle Kingdom Disclosure Schedule

AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE

AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE, dated as of September 5, 2008 (this “Agreement”), by and among MIDDLE KINGDOM ALLIANCE CORP., a corporation incorporated in the State of Delaware, USA (“Middle Kingdom”), MK ARIZONA CORP., a corporation incorporated in the State of Arizona, USA and a wholly-owned subsidiary of Middle Kingdom (“MK Arizona”), PYPO DIGITAL COMPANY LIMITED, an exempted limited company incorporated in the Cayman Islands (“Pypo Cayman”), PYPO HOLDINGS (HK) COMPANY LIMITED, a company incorporated in Hong Kong and a wholly-owned subsidiary of Pypo Cayman (“Pypo HK”), BEIJING PYPO TECHNOLOGY GROUP COMPANY LIMITED, a limited liability company established in the PRC and an indirect wholly-owned subsidiary of Pypo Cayman (“Pypo PRC,” and together with Pypo Cayman and Pypo HK, the “Pypo Entities”), ARCH DIGITAL HOLDINGS LIMITED, a company incorporated in the British Virgin Islands (“ARCH BVI”), and CAPITAL ALLY INVESTMENTS LIMITED, a company incorporated in the British Virgin Islands (“Capital Ally”). Each of Arch BVI and Capital Ally are sometimes referred to herein as a “Pypo Shareholder,” and collectively as the “Pypo Shareholders.” Each of Pypo PRC, Pypo HK, Pypo Cayman, Arch BVI and Capital Ally is sometimes individually referred to herein as a “Pypo Party,” and collectively as the “Pypo Parties.” Each of the Parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

Middle Kingdom has formed a wholly-owned subsidiary, MK Arizona, solely for the purposes of (1) the merger of Middle Kingdom with and into MK Arizona pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), in which MK Arizona will be the surviving corporation (the “Merger”), (2) the subsequent conversion of MK Arizona into a Cayman Islands company by a transfer of domicile pursuant to Section 10-226 of the Arizona Revised Statutes (the “ARS”), (3) the registration and continuation of MK Arizona as a Cayman Islands company pursuant to Section 221 of the Cayman Companies Law (the “Conversion”) and (4) the Share Exchange (as defined below). The Cayman Islands company will be named Pypo China Holdings Limited or such other name as approved by the Pypo Parties (“MK Cayman,” and together with Middle Kingdom and MK Arizona, the “Middle Kingdom Parties”). Certain beneficial owners of Capital Ally (the “Management Shareholders”) are listed on Schedule A of this Agreement.

The boards of directors of each of Middle Kingdom and MK Arizona have declared this Agreement advisable and approved the Transactions, and the board of directors of Middle Kingdom has adopted resolutions approving the Merger and providing that (i) each share of Common Stock and each share of Class B Common Stock outstanding immediately prior to the Merger Effective Time (as defined below) (together with the Common Stock, the “Middle Kingdom Shares”), will be automatically converted at the Merger Effective Time into one share of common stock, par value $0.001 per share, of MK Arizona (“MK Arizona Common Stock”) and one share of class B common stock, par value $0.001 per share, of MK Arizona (the “MK Arizona Class B Common Stock,” and together with the MK Arizona Common Stock, the “MK Arizona Shares”), respectively; and (ii) all Class A Warrants, Class B Warrants, Underwriters Purchase Option and other rights to purchase a Middle Kingdom Share (the “Middle Kingdom Stock Rights,” and together with the Middle Kingdom Shares, the “Middle Kingdom Securities”) will be exchanged at the Merger Effective Time for substantially equivalent securities of MK Arizona on an equivalent basis (the “MK Arizona Stock Rights,” and together with the MK Arizona Shares, the “MK Arizona Securities”).

The board of directors of MK Arizona has approved the Conversion, upon the terms and subject to the conditions set forth in this Agreement, whereby upon the Conversion Effective Time, each outstanding MK Arizona Share will be automatically converted into one ordinary share, par value $0.001 per share, of MK Cayman (the “MK Cayman Shares”) and each MK Arizona Stock Right will be automatically converted into equivalent securities of MK Cayman (the “MK Cayman Stock Rights,” and together with the MK Cayman Shares, the “MK Cayman Securities”).

Pypo Cayman, through Pypo HK and Pypo PRC, owns and operates its business. The Pypo Shareholders are the direct owners of all of the outstanding capital stock of Pypo Cayman (all such shares of capital stock are referred to as the “Pypo Shares”).

The board of directors of MK Arizona has approved the acquisition of the Pypo Shares from the Pypo Shareholders through a share exchange transaction (the “Share Exchange”) pursuant to which MK Cayman will issue to the Pypo Shareholders up to 68,000,000 MK Cayman Shares and 3,400,000 MK Cayman Class B Warrants in exchange for the Pypo Shares.

The Merger and the Conversion require the affirmative vote of the holders of a majority of the issued and outstanding shares of the Common Stock and Class B Common Stock, voting as a group and the Share Exchange requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Class B Common Stock cast at the meeting, provided, that the Share Exchange will only proceed if holders of shares of Class B Common Stock representing no more than 20% of shares of the Class B Common Stock exercise their conversion rights (it being understood that such stockholders or shareholders, as applicable, will be the holders of a majority of the issued and outstanding MK Arizona Shares that are entitled to vote immediately prior to the Conversion and the holders of a majority of the issued and outstanding MK Cayman Shares that are entitled to vote immediately prior to the Share Exchange since the Merger, Conversion and Share Exchange shall happen as close to simultaneously as permitted by the applicable laws).

The Conversion and the Share Exchange, which will take place immediately after the Conversion, are part of the same integrated transaction, such that neither the Conversion nor the Share Exchange shall occur without the other.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

The Merger

Section 1.1 The Merger. At the Merger Effective Time (as defined in Section 1.2), Middle Kingdom will be merged with and into MK Arizona in accordance with Section 253 of the DGCL and this Agreement, and the separate corporate existence of Middle Kingdom will thereupon cease. MK Arizona (sometimes hereinafter referred to as the “Surviving Corporation”) will be the surviving corporation in the Merger. The Merger will have the effects specified in the DGCL and the ARS.

Section 1.2 Filing of Certificate of Ownership and Merger; Merger Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions to the Closing set forth in Article XIII, if this Agreement shall not have been terminated prior thereto as provided in Section 15.1, Middle Kingdom and MK Arizona shall cause (a) a certificate of ownership and merger (the “Certificate of Merger”) meeting the requirements of Section 253 of the DGCL to be properly executed and filed in accordance with the applicable requirements of the DGCL, and (b) articles of merger (the “Articles of Merger”) meeting the requirements of Section 10-1105 of the ARS to be properly executed and filed in accordance with such section. The Merger shall become effective at the time designated in the Certificate of

Merger and the Articles of Merger as the effective time of the Merger that the Parties shall have agreed upon and designated (the “Merger Effective Time”). Notwithstanding the foregoing, the Parties shall designate a time for the Merger Effective Time that will be the later of (A) the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and (B) the time of issuance of a certificate of merger with respect to the Articles of Merger by the Arizona Corporation Commission in accordance with the ARS.

ARTICLE II

Conversion

Section 2.1 The Conversion. The Conversion will take place immediately after the Merger Effective Time. Subject to the terms and conditions of this Agreement, at the Conversion Effective Time (as defined in Section 2.2 below), MK Arizona shall convert to MK Cayman in accordance with this Agreement and shall thereupon continue its existence, without interruption, in the organizational form of a Cayman Islands exempted company rather than an Arizona corporation. The Conversion shall have the effects specified in the relevant sections of the ARS and the Cayman Companies Law. The Conversion and the Share Exchange are part of the same integrated transaction, such that neither the Conversion nor the Share Exchange shall occur without the other.

Section 2.2 Registration by Way of Continuation; Conversion Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions to the Closing set forth in Article XIII, if this Agreement shall not have been terminated prior thereto as provided in Section 15.1, MK Cayman shall register by way of continuation as an exempted company under the Cayman Companies Law and file the relevant documents with the Arizona Corporation Commission in accordance with the relevant sections of the ARS. The Conversion shall become effective at the later of (1) the time of issuance by the Cayman Islands of a certificate of registration by way of continuation as an exempted company with respect to MK Cayman, and (2) the time of issuance of a certificate recognizing the Conversion by the Arizona Corporation Commission in accordance with the ARS (the “Conversion Effective Time”).

ARTICLE III

Charter Documents, Directors and Officers of Surviving Corporation and MK Cayman

Section 3.1 Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of MK Arizona in effect immediately prior to the Merger Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable Law.

Section 3.2 Bylaws of Surviving Corporation. The bylaws of MK Arizona in effect immediately prior to the Merger Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable Law.

Section 3.3 Directors of Surviving Corporation. The directors of Middle Kingdom immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 3.4 Officers of Surviving Corporation. The officers of Middle Kingdom immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 3.5 Memorandum and Articles of Association of MK Cayman. The Memorandum and Articles of Association of MK Cayman shall be as set forth in Exhibit F attached hereto. The Memorandum and Articles of Association of MK Cayman shall, by resolution of MK Arizona shareholder(s) and/or directors, be effective upon the Conversion Effective Time.

Section 3.6 Directors of MK Cayman. The directors of MK Arizona immediately prior to the Conversion Effective Time shall continue as the directors of MK Cayman, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Notwithstanding the foregoing, commencing on the Closing Date, the Combined Board will be established as provided for in Section 12.4 hereof.

Section 3.7 Officers of MK Cayman. The officers of MK Arizona immediately prior to the Conversion Effective Time shall continue as the officers of MK Cayman, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE IV

Conversion and Exchange of Securities

Section 4.1 Conversion of Stock in the Merger. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares:

(a) Conversion of Middle Kingdom Shares. Each share of Common Stock and Class B Common Stock of Middle Kingdom issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one validly issued, fully paid and non-assessable MK Arizona Common Stock and MK Arizona Class B Common Stock, respectively, to be delivered by MK Arizona in accordance with Section 4.3 below.

(b) Cancellation of MK Arizona Shares Owned by Middle Kingdom. Each issued and outstanding share of MK Arizona Common Stock and MK Arizona Class B Common Stock that is owned by Middle Kingdom immediately prior to the Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Middle Kingdom Stock Rights Become MK Arizona Stock Rights. All Middle Kingdom Stock Rights then outstanding shall remain outstanding and shall be assumed by MK Arizona and thereafter become MK Arizona Stock Rights. Each Middle Kingdom Stock Right by virtue of becoming a MK Arizona Stock Right shall be exercisable upon the same terms and conditions as in effect immediately prior to the Merger, except that upon the exercise of such MK Arizona Stock Rights, MK Arizona Shares shall be issuable in lieu of Middle Kingdom Shares. The number of MK Arizona Shares issuable upon the exercise of a MK Arizona Stock Right immediately prior to the Merger Effective Time and the exercise price of each such MK Arizona Stock Right shall be the same number of shares and price as in effect immediately prior to the Merger Effective Time. All MK Arizona Stock Rights shall entitle the holder thereof to purchase MK Arizona Shares in accordance with the terms of the documents governing the MK Arizona Stock Rights.

Section 4.2 Conversion of Securities in the Conversion. At the Conversion Effective Time, by virtue of the Conversion and without any action on the part of the holder of any shares:

(a) Conversion of MK Arizona Shares. Except as set forth in Section 4.1(b) above, each issued and outstanding share of MK Arizona Common Stock and MK Arizona Class B Common Stock shall be automatically converted into one validly issued, fully paid and non-assessable MK Cayman Share in accordance with Section 4.3.

(b) Conversion of MK Arizona Stock Rights. All MK Arizona Stock Rights then outstanding shall remain outstanding and shall be assumed by MK Cayman and thereafter become MK Cayman Stock Rights.

Each MK Arizona Stock Right by virtue of becoming a MK Cayman Stock Right shall be exercisable upon the same terms and conditions as in effect immediately prior to the Conversion, except that upon the exercise of such MK Cayman Stock Rights, MK Cayman Shares shall be issuable in lieu of MK Arizona Shares. The number of MK Cayman Shares issuable upon the exercise of a MK Cayman Stock Right immediately prior to the Conversion Effective Time and the exercise price of each such MK Cayman Stock Right shall be the same number of shares and price as in effect immediately prior to the Conversion Effective Time. All MK Cayman Stock Rights shall entitle the holder thereof to purchase MK Cayman Shares in accordance with the terms of the documents governing the MK Cayman Stock Rights.

Section 4.3 Certificates Representing Middle Kingdom Securities.

(a) From and after the Merger Effective Time, all of the certificates which immediately prior to that time represented outstanding Middle Kingdom Securities (“Certificates”) shall be deemed for all purposes to evidence ownership of, and to represent, the MK Arizona Securities into which the Middle Kingdom Securities represented by such Certificates have been converted as herein provided. No certificates for MK Arizona Securities will be issued as a result of the Merger and no holder of record of any Certificates shall be entitled to surrender any Certificate for cancellation to MK Arizona or its transfer agent in exchange for a certificate representing that number of MK Arizona Securities which such holder has the right to receive pursuant to the provisions of this Article IV. The registered owner on the books and records of MK Arizona or its transfer agent of any such Certificate shall have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the MK Arizona Securities evidenced by such Certificate as above provided.

(b) From and after the Conversion Effective Time, all of the outstanding Certificates shall be deemed for all purposes to evidence ownership of, and to represent, the MK Cayman Securities into which the MK Arizona Securities represented by such Certificates have been converted as herein provided. The holders of those Certificates representing MK Cayman Shares shall be entitled to be entered on the register of members of MK Cayman as holders of that number of MK Cayman Shares represented by the Certificates. The registered owner from time to time entered in the register of members of MK Cayman or its transfer agent shall have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the MK Cayman Securities evidenced by such Certificate as above provided.

(c) At or after the Merger Effective Time, there shall be no transfers on the stock transfer books of Middle Kingdom of the Middle Kingdom Securities which were outstanding immediately prior to the Merger Effective Time. At or after the Conversion Effective Time, there shall be no transfers on the stock transfer books of MK Arizona of the MK Arizona Securities which were outstanding immediately prior to the Conversion Effective Time. If, after the Merger Effective Time but prior to the Conversion Effective Time, Certificates are presented to the Surviving Corporation or its transfer agent, the presented Certificates shall be cancelled and exchanged after the Conversion Effective Time for certificates for MK Cayman Securities deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article IV. If, after the Conversion Effective Time, Certificates are presented to MK Cayman or its transfer agent, the presented Certificates shall be cancelled and exchanged for certificates for MK Cayman Securities deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article IV.

(d) Following the Conversion Effective Time, each holder of record of one or more Certificates may, but shall not be required to, surrender any Certificate for cancellation to MK Cayman or its transfer agent, and the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of MK Cayman Securities which such holder has the right to receive pursuant to the provisions of this Article IV and be entitled to be entered on the register of members of MK Cayman as the holder of that number of MK Cayman Shares represented by the Certificates and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Middle Kingdom Securities which is not registered in the transfer records of Middle Kingdom or a transfer of ownership of MK Arizona Securities which is not registered in the transfer records of MK Arizona, a certificate representing the proper number of MK Cayman Securities may be issued to such a transferee if the Certificate representing such Middle Kingdom Securities or MK Arizona Securities is presented to MK Cayman or its transfer agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

Section 4.4 Effect of the Conversion. At the Conversion Effective Time, the effect of the Conversion shall be as provided in this Agreement and the applicable provisions of ARS and Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Conversion Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of MK Arizona shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of MK Cayman, which shall include the assumption by MK Cayman of any and all agreements, covenants, duties and obligations of MK Arizona, as the Surviving Corporation, set forth in this Agreement to be performed after the Closing, and all securities of MK Cayman issued and outstanding as a result of the Conversion under Section 4.2 hereof shall be listed on the OTCBB, or such other public trading market on which the MK Cayman Shares may be trading at such time.

ARTICLE V

Share Exchange

Section 5.1 Share Exchange. The Share Exchange will take place immediately after the Conversion Effective Time. Upon the terms and subject to the conditions hereof, at the Closing, each of the Pypo Shareholders shall sell, transfer, convey, assign and deliver to MK Cayman free and clear of all Liens (except for clause (a) of the definition of Permitted Liens), all of the right, title and interest of each such Pypo Shareholder in and to the Pypo Shares set forth opposite such Pypo Shareholder’s name on Schedule B. In exchange for such Pypo Shares, MK Cayman shall sell, issue and deliver to the Pypo Shareholders free and clear of all Liens, the number of MK Cayman Shares and MK Cayman Class B Warrants set forth opposite each such Pypo Shareholder’s name on Schedule C, all in accordance with Section 5.2 hereof. The Conversion and the Share Exchange are part of the same integrated transaction, such that neither the Conversion nor the Share Exchange shall occur without the other.

Section 5.2 Equity Payment

(a) Initial Equity Payment. Upon the terms and subject to the conditions hereof, at the Closing, MK Cayman shall issue and deliver to each Pypo Shareholder the number of MK Cayman Shares and 3,400,000 MK Cayman Class B Warrants set forth opposite such Pypo Shareholder’s name on Schedule C in the column entitled “Initial Equity Payment,” representing, in the aggregate 45,000,000 MK Cayman Shares (the “Initial Equity Payment”).

(b) Earn-Out Share Payments. MK Cayman shall issue and deliver up to 23,000,000 MK Cayman Shares (the “Earn-Out Shares”) to the Pypo Shareholders in accordance with the terms set forth below.

(i) Adjusted Net Income Target Achieved in FY2010. If the Adjusted Net Income of MK Cayman as derived from its annual report on Form 20-F (“Form 20-F”) for FY2010 equals or exceeds the Targeted Net Income Threshold for FY2010, as certified in writing by the Chief Executive Officer and Chief Financial Officer of MK Cayman, then MK Cayman shall issue and deliver to each Pypo Shareholder, the number of FY2010 Earn-Out Shares set forth opposite such Pypo Shareholder’s name in the applicable column of Schedule C. Such delivery of Earn-Out Shares is referred to herein as the “Earn-Out Share Payment.” The applicable portion of the Earn-Out Shares shall be issued and delivered to the Pypo Shareholders within thirty (30) days following the filing by MK Cayman of its Form 20-F with the SEC for FY2010, which contains audited financial statements for such applicable year that are prepared in accordance with U.S. GAAP and that indicates that the Targeted Net Income Threshold for FY2010 has been achieved.

(ii) Targeted Net Income Threshold for FY2010 Not Achieved in FY2010. If MK Cayman’s Adjusted Net Income for FY2010 does not equal or exceed the Targeted Net Income Threshold for FY2010, as certified in writing by the Chief Executive Officer and Chief Financial Officer of MK Cayman, then MK Cayman will not issue any Earn-Out Shares applicable to FY2010 until the determination of the Net Income for FY2011 as hereinafter provided.

(iii) Targeted Net Income Threshold for FY2010 Achieved in FY2011. If the Adjusted Net Income of MK Cayman as derived from its Form 20-F for FY2011 equals or exceeds the Targeted Net Income Threshold for FY2010, as certified in writing by the Chief Executive Officer and Chief Financial Officer of MK Cayman, then MK Cayman shall issue and deliver to each Pypo Shareholder the number of FY2010 Earn-Out Shares set forth opposite such Pypo Shareholder’s name in the applicable column of Schedule C. The applicable portion of the Earn-Out Shares shall be issued and delivered to the Pypo Shareholders within thirty (30) days following the filing by MK Cayman of its Form 20-F with the SEC for FY2011, which contains audited financial statements for such applicable year that are prepared in accordance with U.S. GAAP and that indicates that the Targeted Net Income Threshold for FY2010 has been achieved in FY2011.

(iv) Targeted Net Income Threshold for FY2010 Not Achieved in FY2011. If MK Cayman does not achieve the Targeted Net Income Threshold for FY2010 in FY2010 or FY2011, as certified in writing by the Chief Executive Officer and Chief Financial Officer of MK Cayman, then MK Cayman shall have no obligation to issue and the Pypo Shareholders shall have no right to receive any Earn-Out Shares applicable to FY2010.

(v) Targeted Net Income Threshold for FY2011 Achieved in FY2011. If the Adjusted Net Income of MK Cayman as derived from its Form 20-F for FY2011 equals or exceeds the Targeted Net Income Threshold for FY2011, as certified in writing by the Chief Executive Officer and Chief Financial Officer of MK Cayman, then MK Cayman shall issue and deliver to each Pypo Shareholder the number of FY2011 Earn-Out Shares set forth opposite such Pypo Shareholder’s name in the applicable column of Schedule C. The applicable portion of the Earn-Out Shares shall be issued and delivered to the Pypo Shareholders within thirty (30) days following the filing by MK Cayman of its Form 20-F with the SEC for FY2011, which contains audited financial statements for such applicable year that are prepared in accordance with U.S. GAAP and that indicates that the Targeted Net Income Threshold for FY2011 has been achieved in FY2011.

(vi) Targeted Net Income Threshold for FY2011 Not Achieved in FY2011. If MK Cayman’s Adjusted Net Income for FY2011 does not equal or exceed the Targeted Net Income Threshold for FY2011, as certified in writing by the Chief Executive Officer and Chief Financial Officer of MK Cayman, then MK Cayman will not issue any Earn-Out Shares applicable to FY2011 until the determination of the Adjusted Net Income for FY2012 as hereinafter provided.

(vii) Targeted Net Income Threshold for FY2011 Achieved in FY2012. If the Adjusted Net Income of MK Cayman as derived from its Form 20-F for FY2012 equals or exceeds the Targeted Net Income Threshold for FY2011, as certified in writing by the Chief Executive Officer and Chief Financial Officer of MK Cayman, then MK Cayman shall issue and deliver to each Pypo Shareholder, the number of FY2011 Earn-Out Shares set forth opposite such Pypo Shareholder’s name in the applicable column of Schedule C. The applicable portion of the FY2011 Earn-Out Shares shall be issued and delivered to the Pypo Shareholders within thirty (30) days following the filing by MK Cayman of its Form 20-F with the SEC for FY2012, which contains audited financial statements for such applicable year that are prepared in accordance with U.S. GAAP and that indicates that the Targeted Net Income Threshold for FY2011 has been achieved in FY2012.

(viii) Targeted Net Income Threshold for FY2011 Not Achieved in FY2012. If MK Cayman does not achieve the Targeted Net Income Threshold for FY2011 in FY2011 or FY2012, as certified in writing by the Chief Executive Officer and Chief Financial Officer of MK Cayman, then MK Cayman shall have no obligation to issue and the Pypo Shareholders shall have no right to receive any Earn-Out Shares applicable to FY2011.

(ix) Change of Control.

a. If a Change of Control of MK Cayman occurs on or prior to the latest date when the Earn-Out Shares may be issuable to Pypo Shareholders pursuant to Section 5.2(b)(i)-(viii), then regardless of whether the Targeted Net Income Thresholds for FY2010 or FY2011 have been met, MK Cayman shall issue and deliver to each Pypo Shareholder the remaining Earn-Out Shares set forth opposite each Pypo Shareholder’s name in the applicable column of Schedule C if the Change of Control is approved by a majority of the independent directors then on the board of directors of MK Cayman.

b. If the Change of Control is not approved by a majority of the independent directors then on the board, then the Earn-Out Shares may nevertheless be issued and delivered to the applicable Pypo Shareholder as specified in clause (a) above as follows:

(i)	If the acquisition consideration delivered to the stockholders of MK Cayman in connection with the Change of Control has a value (as determined in good faith by a majority of the board of directors of MK Cayman) that is equal to at least $8.80 per share (as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events), but less than $9.30 per share as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events), then 10,000,000 of the Earn-Out Shares shall be issued and delivered to the Pypo Shareholders; or

(ii)	If the acquisition consideration delivered to the stockholders of MK Cayman in connection with the Change of Control has a value (as determined in good faith by a majority of the board of directors of MK Cayman) that is equal to at least $9.30 (as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events), then any Earn-Out Shares that have not been issued and delivered, shall be issued and delivered to the Pypo Shareholders; or

(iii)	If the stockholders of MK Cayman do not receive any acquisition consideration as a result of the Change of Control, but the Price per Share is equal to at least $8.80 (as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events), but less than $9.30 per share (as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events), then 10,000,000 of the Earn-Out Shares shall be issued and delivered to the Pypo Shareholders; or

(iv)	If the stockholders of MK Cayman do not receive any acquisition consideration as a result of the Change of Control, but the Price per Share is equal to or exceeds $9.30 (as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events), then any Earn-Out Shares that have not been issued and delivered, shall be issued and delivered to the Pypo Shareholders.

c. The Earn-Out Shares shall be issued and delivered to the Pypo Shareholders upon the occurrence of such Change of Control.

(x) Earn-Out Share Number. The aggregate number of Earn-Out Shares to be issued and delivered to the Pypo Shareholders if the Adjusted Net Income of MK Cayman achieves or exceeds the applicable Targeted Net Income Threshold is 10,000,000 shares for FY2010 threshold and 13,000,000 shares for FY2011 threshold.

(xi) Filing of Form 20-F. From the Closing until it has filed a Form 20-F (or any successor form) for FY2012 (unless the Earn-Out Shares applicable to FY2011 have been issued and delivered), MK Cayman shall file its Form 20-F within the time-frames specified by the SEC for the filing of such form. Notwithstanding the foregoing, if MK Cayman is no longer required or eligible to file a Form 20-F, then for purposes of determining whether Targeted Net Income Thresholds have been achieved under Sections 5.2(b)(i)–(viii), the Adjusted Net Income of MK Cayman for any particular fiscal year shall be as derived from the audited financial statements of MK Cayman for such fiscal year.

(c) Lock-Up. The MK Cayman Shares (including the Earn-Out Shares, if any) issued and delivered to the Pypo Shareholders shall be subject to Lock-Up Agreements that are substantially in the form of Exhibit B.

ARTICLE VI

The Closing

Section 6.1 Closing. The Closing (the “Closing”) of the Merger, Conversion, Share Exchange and the other transactions contemplated hereby (the “Transactions”), shall take place at the offices of Thelen Reid Brown Raysman & Steiner LLP in Washington, DC commencing at 9:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing), or on such other date and at such other time as the Parties may mutually determine (the “Closing Date”).

Section 6.2 Deliveries of the Parties. At the Closing, (i) the Pypo Parties (directly and/or through their nominees) shall deliver to the Middle Kingdom Parties the various certificates, opinions, instruments, agreements and documents referred to in Section 13.2 below, (ii) the Middle Kingdom Parties shall deliver to the Pypo Parties, as applicable, the various certificates, opinions, instruments, agreements and documents referred to in Section 13.1 below, (iii) each of the Pypo Shareholders shall deliver to the Middle Kingdom Parties (a) a certificate representing the right, title and interest in and to the Pypo Shares set forth opposite such Pypo Shareholder’s name on Schedule B, free and clear of all Liens (except for clause (a) of the definition of Permitted Liens), (b) a copy of resolutions of the board of directors of Pypo Cayman authorizing the transfer of the Pypo Shares and updating the register of members of Pypo Cayman, and (c) a duly certified copy of the updated register of members of Pypo Cayman reflecting the acquisition by MK Cayman of Pypo Shares, and (iv) MK Cayman shall deliver to the Pypo Shareholders (directly or through their designated nominees in the allocation as set forth on Schedule C) a duly certified copy of the register of members of MK Cayman reflecting the issuance of the Initial Equity Payments to the Pypo Shareholders.

Section 6.3 Additional Agreements.

(a) At the Closing, the following agreements (collectively, the “Transaction Documents”) will have been duly executed by each party thereto, delivered or otherwise effectuated:

(i)	the Lock-Up Agreements;

(ii)	the Registration Rights Agreement;

(iii)	the Warrant Agreements; and

(iv)	the Voting Agreement.

At the Closing, the Executive Employment Agreements, duly executed and dated as of the date hereof, shall remain effective and enforceable.

Section 6.4 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may be commercially reasonable, to the extent permitted by law, to fulfill its obligations under this Agreement and to effectuate and consummate the Transactions.

ARTICLE VII

Representations and Warranties of Pypo Parties

Subject to the exceptions set forth in the Disclosure Schedule of the Pypo Parties attached hereto as Schedule D (the “Pypo Disclosure Schedule”), each of the Pypo Parties jointly and severally represents and warrants to the Middle Kingdom Parties as of the date hereof and as of the Closing as follows; provided however, that the representations contained in Sections 7.21 and 7.25 are made only by the Pypo Entities:

Section 7.1 Pypo Shares.

(a) Good Title. The Pypo Shareholders are the registered owners of the Pypo Shares and have good and marketable title to the Pypo Shares, with the right and authority to sell and deliver such Pypo Shares. Such shares constitute all of the registered capital stock of Pypo Cayman. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and upon registering of MK Cayman as the new owner of such Pypo Shares in the share register of Pypo Cayman, MK Cayman will receive good title to such Pypo Shares, free and clear of all Liens (except for clause (a) of the definition of Permitted Liens).

(b) Capital Structure. The registered capital of Pypo Cayman and the total number of shares and type of all authorized, issued and outstanding capital stock of Pypo Cayman and all shares of capital stock of Pypo Cayman reserved for issuance under Pypo Cayman’s various option and incentive plans, are set forth in Section 7.1(b) of the Pypo Disclosure Schedule. Except as set forth in Section 7.1(b) of the Pypo Disclosure Schedule: (i) no shares of capital stock or other voting securities of Pypo Cayman are issued, reserved for issuance or outstanding; (ii) all outstanding shares of the capital stock of Pypo Cayman are duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Pypo Constituent Instruments or any Contract to which any of the Pypo Parties is a party or otherwise bound; (iii) there are no bonds, debentures, notes or other indebtedness of Pypo Cayman having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the shares of capital stock of Pypo Cayman may vote (“Voting Pypo Debt”); (iv) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Pypo Cayman is a party or is bound (A) obligating Pypo Cayman to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Pypo Cayman or any Voting Pypo Debt, or (B) obligating Pypo Cayman to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, and (v) as of the date of this Agreement, there are no outstanding contractual obligations of Pypo Cayman to repurchase, redeem or otherwise acquire any shares of Pypo Cayman capital stock.

Section 7.2 Organization and Standing. Each of the Pypo Parties (if an entity) is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Each of the Pypo Entities is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by it or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Each of the Pypo Entities has all requisite power and authority to own, lease and operate its tangible assets and properties and to carry on its business as now being conducted. Pypo Cayman has delivered to Middle Kingdom true and complete copies of the Pypo Constituent Instruments.

Section 7.3 Authority; Execution and Delivery; Enforceability. Each of the Pypo Parties (and their respective nominees), if an entity, has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions contemplated hereby and thereby. The execution and delivery by the Pypo Parties of this Agreement and the consummation by them of the Transactions have been duly authorized and approved by the boards of directors or other governing body of each of the Pypo Parties (if an entity), such authorization and approval remains in effect and has not been rescinded or qualified in any way, and no other proceedings on the part of any such entities are necessary to authorize this Agreement and the Transactions. Each of this Agreement and the Transaction Documents to which any Pypo Party is a party has been duly executed and delivered by such party and constitutes the valid, binding, and enforceable obligation of each of them, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 7.4 Subsidiaries. Section 7.4 of the Pypo Disclosure Schedule lists, as of the date hereof, all Subsidiaries of Pypo Cayman and indicates as to each the type of entity, its jurisdiction of organization and its stockholders or other equity holders. Except as set forth in Section 7.4 of the Pypo Disclosure Schedule, Pypo Cayman does not directly or indirectly own any other equity or similar interest in or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Except as set forth in Section 7.4 of the Pypo Disclosure Schedule, Pypo Cayman is the direct or indirect owner of all outstanding shares of capital stock of its Subsidiaries, and all such shares are duly authorized, validly issued, fully paid and nonassessable and are owned by Pypo Cayman free and clear of all Liens (except for clause (a) of the definition of Permitted Liens). Except as set forth in Section 7.4 of the Pypo Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiaries of Pypo Cayman or otherwise obligating any Subsidiaries of Pypo Cayman to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

Section 7.5 No Conflicts. Except as set forth in Section 7.5 of the Pypo Disclosure Schedule, the execution and delivery of this Agreement or any of the Transaction Documents contemplated hereby by each of the Pypo Parties and the consummation of the Transactions and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the assets and properties of any Pypo Entity under any provision of: (i) any Pypo Constituent Instrument; (ii) any Material Contract (as defined in Section 7.18 herein) to which any Pypo Entity is a party or to or by which it (or any of its assets and properties) is subject or bound; or (iii) conflict with any Material Permit of a Pypo Entity; (b) subject to the filings and other matters referred to in Section 7.6, any material Judgment applicable to any Pypo Entity, or its properties or assets, (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Contract to which any Pypo Entity is a party; or (d) cause any of the assets owned by any Pypo Entity to be reassessed or revalued by any Governmental Authority, except, in the case of clauses (a)(ii), (a)(iii), (b), (c) and (d) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities.

Section 7.6 Consents and Approvals. Except as set forth in Section 7.6 of the Pypo Disclosure Schedule, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with any Governmental Authority (“Consent”) is required to be obtained or made by or with respect to any Pypo Party, in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except for (a) such Consents as may be required under applicable state securities laws and the securities laws of any foreign country; and (b) such other Consents which, if not obtained or made, would not have a Material Adverse Effect on the Pypo Entities and would not prevent or materially alter or delay any of the Transactions.

Section 7.7 Financial Statements.

(a) Pypo Cayman has furnished Middle Kingdom its audited consolidated financial statements for the fiscal years ended March 31, 2006, 2007 and 2008 (collectively, the “Pypo Financial Statements”). The Pypo Financial Statements, including the notes thereto, have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be otherwise specified in the notes thereto). The Pypo Financial Statements fairly present in all material respects the financial condition and operating results, change in stockholders’ equity and cash flow of the Pypo Entities, as of the dates, and for the periods, indicated therein.

(b) The Pypo Entities do not have any Off-Balance Sheet Arrangements.

Section 7.8 Absence of Certain Changes or Events. Except as disclosed in the Pypo Financial Statements or in Section 7.8 of the Pypo Disclosure Schedule, from March 31, 2008 to the date of this Agreement, there has not been:

(a) any event, situation or effect (whether or not covered by insurance) that has resulted in, or to the Pypo Entities’ Knowledge, is reasonably likely to result in, a Material Adverse Effect on the Pypo Entities;

(b) any damage, destruction or loss to, or any material interruption in the use of, any of the assets of any of the Pypo Entities (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the Pypo Entities;

(c) any material change to a Material Contract by which any of the Pypo Entities or any of its respective assets is bound or subject;

(d) any mortgage, pledge, transfer of a security interest in, or Lien, created by any of the Pypo Entities, with respect to any of its material properties or assets, except for Permitted Liens;

(e) any loans or guarantees made by any of the Pypo Entities to or for the benefit of its officers or directors, or any members of their immediate families, or any material loans or guarantees made by the Pypo Entities to or for the benefit of any of its employees or any members of their immediate families, in each case, other than travel advances and other advances made in the ordinary course of its business;

(f) any change of the identity of its auditors or material alteration of any Pypo Entities’ method of accounting or accounting practice;

(g) any declaration, accrual, set aside or payment of dividend or any other distribution of cash or other property in respect of any shares of capital stock of any Pypo Entities or any purchase, redemption or agreements to purchase or redeem by any Pypo Entities of any shares of capital stock or other securities;

(h) any sale, issuance or grant, or authorization of the issuance of equity securities of any Pypo Entities, except pursuant to existing stock option plans of Pypo Entities;

(i) any amendment to any Pypo Constituent Instruments, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any Pypo Entities;

(j) any creation of any Subsidiary of any of the Pypo Entities or acquisition by any of the Pypo Entities of any equity interest or other interest in any other Person;

(k) any material Tax election by any Pypo Entities;

(l) any commencement or settlement of any material Actions (as defined below) by any of the Pypo Entities; or

(m) any negotiations, arrangement or commitment by any of the Pypo Entities to take any of the actions described in this Section 7.8.

Section 7.9 No Undisclosed Liabilities. Except as set forth in Section 7.9 of the Pypo Disclosure Schedule, the Pypo Entities have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent, including any obligations to issue capital stock or other securities of Pypo Entities) due after the date hereof in excess of $300,000, other than (a) those set forth or adequately provided for in the Balance Sheet included in the Pypo Financial Statements (the “Pypo Balance Sheet”), (b) those not required to be set forth in the Pypo Balance Sheet under U.S. GAAP, (c) those incurred since the Pypo Balance Sheet date and not reasonably likely to result in a Material Adverse Effect on Pypo Entities, and (d) those incurred in connection with the execution of this Agreement.

Section 7.10 Litigation. As of the date of this Agreement, there is no private or governmental action, suit, inquiry, notice of violation, claim, arbitration, audit, proceeding (including any partial proceeding such as a deposition) or investigation (“Action”) pending or threatened in writing against any of the Pypo Entities, any of their respective executive officers or directors (in their capacities as such) or any of their respective properties before or by any Governmental Authority which (a) adversely affects or challenges the legality, validity or enforceability of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or would reasonably be expected to result in a Material Adverse Effect on the Pypo Entities. As of the date of this Agreement, there is no Judgment imposed upon any of the Pypo Entities or any of their respective properties, that would prevent, enjoin, alter or materially delay any of the Transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on the Pypo Entities. Neither the Pypo Entities, nor any director or executive officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a material claim or material violation of or material liability under the securities laws of any Governmental Authority or a material claim of breach of fiduciary duty.

Section 7.11 Licenses, Permits, Etc. Each of the Pypo Entities possesses or will possess prior to the Closing all Material Permits. Such Material Permits are described or set forth on Section 7.11 of the Pypo Disclosure Schedule. True, complete and correct copies of the Material Permits issued to the Pypo Entities have previously been delivered to Middle Kingdom. As of the date of this Agreement, all such Material Permits are in full force and effect.

Section 7.12 Title to Properties.

(a) Real Property. Section 7.12(a) of the Pypo Disclosure Schedule contains an accurate and complete list and description of (i) all real properties owned or leased by any Pypo Entities (except for such leased real estate for which the annual rental payment is less than $50,000) (collectively, the “Real Property”), and (ii) any lease under which any such Real Property is possessed and which involve an annual rental payment of $50,000 or more (the “Real Estate Leases”). None of the Pypo Entities is in default under any of the Real Estate Leases, and, as of the date of this Agreement, the Chief Executive Officer and the Chief Financial Officer of the Pypo Entities are not aware of any default by any of the lessors thereunder, except any such default that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities.

(b) Tangible Personal Property. Except as would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities, the Pypo Entities are in possession of and have good title to, or have valid leasehold interests in or valid contractual rights to use all tangible personal property as reflected in the Pypo Financial Statements, and tangible personal property acquired (and not otherwise disposed of in the ordinary course of business with a value not exceeding $100,000) since March 31, 2008 (collectively, the “Tangible Personal Property”). All Tangible Personal Property is free and clear of all Liens other than Permitted Liens, and is in good order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

(c) Accounts Receivable and Inventory. The accounts receivable and inventory of the Pypo Entities (x) reflected in the March 31, 2008 balance sheet included in the Pypo Financial Statements and (y) that will be reflected in the June 30, 2008 balance sheet to be included in the Pypo Interim Financial Statements, has been or will be (as applicable) presented in accordance with U.S. GAAP applied in a manner consistent with the accounting principles applied in the preparation of the Pypo Financial Statements.

Section 7.13 Intellectual Property. Section 7.13 of the Pypo Disclosure Schedule sets forth a description of any patents, trademarks, domain names, copyrights, and any applications therefor which are material to the conduct of the business of the Pypo Entities taken as a whole. The Pypo Entities own, or are validly licensed or otherwise have the right to use, all patents trademarks, domain names and copyrights listed on Section 7.13 of the Pypo Disclosure Schedules and all trade names, service marks, computer software and trade secrets material to the conduct of their business (taken as a whole) as currently conducted (“Intellectual Property Rights”), except for failures to own, license or have rights to such Intellectual Property Rights as would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities. Except as set forth in Section 7.13 of the Pypo Disclosure Schedule and except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Pypo Entities, (i) no claims are pending or, to the Knowledge of Pypo Entities, threatened that any of the Pypo Entities is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right; and (ii) to the Knowledge of Pypo Entities, no Person is infringing the rights of Pypo Entities with respect to any Intellectual Property Right.

Section 7.14 Taxes.

(a) The Pypo Entities have timely filed, or have caused to be timely filed on their behalf, all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of group of corporations, pursuant to applicable Legal Requirements. All Tax Returns filed by (or that include on a consolidated basis) any of the Pypo Entities were (and, as to a Tax Return not filed as of the date hereof, will be) in all respects true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax returns, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities. There are no unpaid Taxes claimed to be due by any Governmental Authority in charge of taxation of any jurisdiction, nor any claim for additional Taxes for any period for which Tax Returns have been filed, except to the extent any failure to file or any inaccuracies in any filed Tax returns, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities.

(b) Section 7.14(b) of the Pypo Disclosure Schedule lists all the relevant Governmental Authorities in charge of taxation in which Tax Returns are filed with respect to the Pypo Entities, and indicates those Tax Returns that have been audited or that are currently the subject of an audit since January 1, 2002. None of the Pypo Entities has received any notice that any Governmental Authority will audit or examine (except for any general audits or examinations routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period. The Pypo Entities have delivered or made available to Middle Kingdom correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by any of the Pypo Entities, for and during fiscal years 2002 through 2007.

(c) The Pypo Financial Statements reflect an adequate reserve for all Taxes payable by Pypo Entities (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. None of the Pypo Entities is either a party to or bound by any Tax indemnity, Tax sharing or similar agreement and the Pypo Entities currently have no material liability and will not have any material liabilities for any Taxes of any other Person under any agreement or by the operation of any Law. No deficiency with respect to any Taxes has been proposed, asserted or assessed against any of the Pypo Entities, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities.

(d) None of the Pypo Entities has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. None of the Pypo Entities has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. No power of attorney currently in force has been granted by any of the Pypo Entities concerning any Taxes or Tax Return.

(e) None of the Pypo Entities (i) is currently engaged in the conduct of a trade or business within the United States; (ii) is a corporation or other entity organized or incorporated in the United States; and (iii) has or has ever owned any United States real property interests as described in Section 897 of the Code.

Section 7.15 Employment Matters.

(a) Benefit Plan. Except as set forth in Section 7.15(a) of the Pypo Disclosure Schedule, none of the Pypo Entities has or maintains any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing material benefits to any current or former employee, officer or director of any of the Pypo Entities (collectively, “Pypo Benefit Plans”). Except as set forth in Section 7.15(a) of the Pypo Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of any of the Pypo Entities. Except as set forth in Section 7.15(a) of the Pypo Disclosure Schedule, as of the date of this Agreement, there are no severance or termination agreements or arrangements currently in effect between any of the Pypo Entities and any of its current or former employees, officers or directors, nor do any of the Pypo Entities have any general severance plan or policy currently in effect for any of its employees, officers or directors. Since March 31, 2008, there has not been any adoption or amendment in any material respect by any of the Pypo Entities of any Pypo Benefit Plan.

(b) Labor Matters. Except as disclosed in Section 7.15(b) of the Pypo Disclosure Schedule, (a) there are no collective bargaining or other labor union agreements to which any of the Pypo Entities is a Party or by which it is bound; (b) no material labor dispute exists or, to the Knowledge of Pypo Entities, is imminent with respect to any of the employees of any of the Pypo Entities; (c) to the Knowledge of the Pypo Entities, none of the Pypo Entities is the subject of any Actions asserting that any of the Pypo Entities has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (d) there is no strike, work stoppage or other labor dispute involving any of the Pypo Entities pending or, to Pypo Entities’ Knowledge, threatened; (e) no complaint, charge or Actions by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the Pypo Entities’ Knowledge, threatened against any of the Pypo Entities; (e) no material grievance is pending or, to the Pypo Entities’ Knowledge, threatened against any of the Pypo Entities; and (f) none of the Pypo Entities is a party to, or otherwise bound by, any consent decree with, or to the Knowledge of the Pypo Entities, citation by, any Governmental Authorities relating to employees or employment practices.

Section 7.16 Transactions With Affiliates and Employees. Except as disclosed in Section 7.16 of the Pypo Disclosure Schedule, none of the executive officers or directors of Pypo Entities and none of the Pypo Shareholders is presently a party, directly or indirectly, to any transaction with any of the Pypo Entities that is required to be disclosed under Rule 404(a) of Regulation S-K (other than for services as employees, officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any executive officer, director or, to the Knowledge of Pypo Entities, any entity in which any executive officer or director has a substantial interest or is an officer, director, trustee or partner.

Section 7.17 Insurance. Section 7.17 of the Pypo Disclosure Schedule lists all true and correct copies of all material contracts of insurance, as amended and supplemented to which any of the Pypo Entities is a party. All such insurance policies are in full force and effect, all premiums due thereon have been paid or provided for and the Pypo Entities have complied with the material provisions of such policies. The Pypo Entities have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Pypo Entities under or in connection with any of their extant insurance policies. Except as set forth in Section 7.17 of the Pypo Disclosure Schedule, the Pypo Entities are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Pypo Entities are engaged and in the geographic areas where any of which engages in such businesses, except as would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities.

Section 7.18 Material Contracts.

(a) Pypo Cayman has made available to Middle Kingdom, prior to the date of this Agreement, true, correct and complete copies of each of the following written Contracts, as amended and supplemented to which any of the Pypo Entities is a party: (i) agreements that would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K; (ii) distribution agreements pursuant to which any of the Pypo Entities has received or has paid amounts in excess of an aggregate of $3,600,000 during the fiscal year ended March 31, 2008; (iii) loan agreements or indentures relating to any indebtedness in excess of $1,000,000 during the fiscal year ended March 31, 2008 or (iv) agreements, other than distribution agreements, requiring expenditures by any single Pypo Entity in excess of $1,000,000 during the fiscal year ended March 31, 2008 (each, a “Material Contract”). A list of each such Material Contract is set forth on Section 7.18 of the Pypo Disclosure Schedule. Except as set forth on Section 7.18 of the Pypo Disclosure Schedule, as of the date of this Agreement, none of the Pypo Entities is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Pypo Entities; and, to the Knowledge of the Pypo Entities, except as set forth on Section 7.18 of the Pypo Disclosure Schedule, as of the date of this Agreement, no other Person has violated or breached, or committed any default under, any Material Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities.

(b) Except as set forth on Section 7.18 of the Pypo Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities, each Material Contract is a legal, valid and binding agreement, and is in full force and effect, and (i) none of the Pypo Entities is in breach or default of any Material Contract to which it is a party in any material respect; (ii) no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Contract; (B) permit Pypo Entities or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract; or (iii) none of the Pypo Entities has received notice of the pending or threatened cancellation, revocation or termination of any Material Contract to which it is a party. Except as set forth on Section 7.18 of the Pypo Disclosure Schedule, since March 31, 2008, none of the Pypo Entities has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities.

Section 7.19 Compliance with Applicable Laws. The Pypo Entities are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment to which they are subject, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities. Except as set forth in Section 7.19 of the Pypo Disclosure Schedule, none of the Pypo Entities has received any written communication during the past two years from a Governmental Authority alleging that any of the Pypo Entities is not in compliance in any material respect with any applicable Law. This Section 7.19 does not relate to matters with respect to Taxes, which are the subject of Section 7.14.

Section 7.20 Foreign Corrupt Practices. Neither the Pypo Entities, nor Pypo Shareholders, nor to the Knowledge of the Pypo Entities, any of their respective Representatives, has, in the course of its actions for, or on behalf of, the Pypo Entities, directly or indirectly, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Authority or any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”); or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of Pypo Entities to any foreign or domestic government official or employee, except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities.

Section 7.21 Money Laundering Laws. To the Knowledge of the Pypo Entities, none of the Pypo Entities has violated any money laundering statute or any rules and regulations relating to money laundering statutes (collectively, the “Money Laundering Laws”) and no proceeding involving any Pypo Entities with respect to the Money Laundering Laws is pending or, to the Knowledge of the officers of the Pypo Entities, is threatened.

Section 7.22 Brokers; Schedule of Fees and Expenses. Except as set forth in Section 7.22 of the Pypo Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Pypo Entities.

Section 7.23 OFAC. None of the Pypo Entities, any director or officer of the Pypo Entities, or, to the Knowledge of the Pypo Entities, any agent, employee, affiliate or Person acting on behalf of the Pypo Entities is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Pypo Entities have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

Section 7.24 Additional PRC Representations and Warranties. Except as set forth in Section 7.24 of the Pypo Disclosure Schedule,

(a) All material consents, approvals, authorizations or licenses required under PRC law for the due and proper establishment and operation of Pypo PRC have been duly obtained from the relevant PRC Governmental Authority and are in full force and effect.

(b) All filings and registrations with the PRC Governmental Authorities required in respect of Pypo PRC and its operations including, without limitation, the registration with and/or approval by the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs offices and other PRC Governmental Authorities that administer foreign investment enterprises have been duly completed in accordance with the relevant PRC rules and regulations, except where the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Pypo PRC has complied with all relevant PRC laws and regulations regarding the contribution and payment of its registered share capital, the payment schedule of which has been approved by the relevant PRC Governmental Authority. There are no outstanding rights to acquire, or commitments made by Pypo PRC to sell, any of its equity interests.

(d) Pypo PRC is not in receipt of any letter or notice from any relevant PRC Governmental Authority notifying it of the revocation, or otherwise questioning the validity, of any licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Authority for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by Pypo PRC.

(e) Pypo PRC has conducted its business activities within its permitted scope of business or has otherwise operated its business in compliance, in all material respects, with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Governmental Authorities. As to licenses, approvals and government grants and concessions required or material for the conduct of any part of any of the Pypo PRC’s business which is subject to periodic renewal, Pypo PRC does not have any Knowledge, as of the date of this Agreement, of any grounds on which renewals of any such licenses, approvals, grants or concessions will not be granted by the relevant PRC Governmental Authorities.

(f) With regard to employment and staff or labor, Pypo PRC has complied, in all material respects, with all applicable PRC laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

Section 7.25 Environmental Matters. To the Knowledge of the Pypo Entities, each of the Pypo Entities is in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law and no proceeding involving any Pypo Entities with respect to any Environmental Law is pending or, to the Knowledge of the officers of the Pypo Entities, is threatened.

ARTICLE VIII

Representations and Warranties of Middle Kingdom

Except as set forth in the Disclosure Schedule of Middle Kingdom attached hereto as Schedule E (the “Middle Kingdom Disclosure Schedule”), each of the Middle Kingdom Parties, jointly and severally, represents and warrants to the Pypo Parties as follows:

Section 8.1 Capital Structure.

(a) Section 8.1(a) of the Middle Kingdom Disclosure Schedule sets forth, as of the date hereof, the share capitalization of Middle Kingdom and all the outstanding options, warrants or rights to acquire any share capital of Middle Kingdom. Other than those set forth on Section 8.1(a) of the Middle Kingdom Disclosure Schedule: (i) there are no options, warrants or other rights outstanding which give any Person the right to acquire any share capital of Middle Kingdom or to subscribe to any increase of any share capital of Middle Kingdom; and (ii) there are no disputes, arbitrations or litigation proceedings involving Middle Kingdom with respect to the share capital of Middle Kingdom.

(b) Except as set forth in Section 8.1(b) of the Middle Kingdom Disclosure Schedule: (i) no shares of capital stock or other voting securities of Middle Kingdom were issued, reserved for issuance or outstanding and there have not been any issuances of capital securities or options, warrants or rights to acquire the capital securities of Middle Kingdom; (ii) all outstanding shares of the capital stock of Middle Kingdom are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Middle Kingdom Constituent Instruments (as defined below) or any Contract to which Middle Kingdom is a party or otherwise bound; and (iii) there are no outstanding contractual obligations of Middle Kingdom to repurchase, redeem or otherwise acquire any shares of capital stock of Middle Kingdom.

(c) Except as set forth in Section 8.1(c) of the Middle Kingdom Disclosure Schedule, as of the date of this Agreement: (i) there are no bonds, debentures, notes or other indebtedness of Middle Kingdom having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock and Class B Common Stock may vote (“Voting Middle Kingdom Debt”); and (ii) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Middle Kingdom is a Party or by which it is bound (A) obligating Middle Kingdom to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Middle Kingdom or any Voting Middle Kingdom Debt, or (B) obligating Middle Kingdom to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.

(d) Except as set forth in Section 8.1(d) of the Middle Kingdom Disclosure Schedule, Middle Kingdom is not a party to any agreement granting any security holder of Middle Kingdom the right to cause Middle Kingdom to register shares of the capital stock or other securities of Middle Kingdom held by such security holder under the Securities Act. The stockholder list provided to Pypo Cayman is a current shareholder list generated by Middle Kingdom’s stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of Middle Kingdom’s capital stock.

Section 8.2 Organization and Standing. Middle Kingdom is duly organized, validly existing and in good standing under the laws of the State of Delaware. Middle Kingdom is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by Middle Kingdom or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on Middle Kingdom. Middle Kingdom has the requisite power and authority to own, lease and operate its tangible assets and properties and to carry on its business as now being conducted and, subject to necessary approvals of the relevant Government Authorities, as presently contemplated to be conducted. Middle Kingdom has delivered to Pypo Cayman true and complete copies of the certificate of incorporation of Middle Kingdom, as amended to the date of this Agreement and the bylaws of Middle Kingdom, as amended to the date of this Agreement (the “Middle Kingdom Constituent Instruments”).

Section 8.3 Authority; Execution and Delivery; Enforceability. Middle Kingdom has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a Party and to consummate the Transactions. The execution and delivery by Middle Kingdom of this Agreement and the consummation by Middle Kingdom of the Transactions have been duly authorized and approved by the Middle Kingdom Board and no other corporate proceedings on the part of Middle Kingdom are necessary to authorize this Agreement and the Transactions. All action, corporate and otherwise, necessary to be taken by Middle Kingdom to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements and instruments delivered by Middle Kingdom in connection with the Transactions have been duly and validly taken. Each of this Agreement and the Transaction Documents to which Middle Kingdom is a Party has been duly executed and delivered by Middle Kingdom and constitutes the valid, binding, and enforceable obligation of Middle Kingdom, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 8.4 No Subsidiaries or Equity Interests. Middle Kingdom does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person other than its ownership interest in MK Arizona prior to the Merger Effective Time.

Section 8.5 No Conflicts. Except as set forth in Section 8.5 of the Middle Kingdom Disclosure Schedule, the execution and delivery of this Agreement or any of the Transaction Documents by Middle Kingdom and the consummation of the Transactions and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the assets and properties of Middle Kingdom, under, any provision of: (i) any Middle Kingdom Constituent Instrument; (ii) any Middle Kingdom Material Contract (as defined in Section 8.23 hereof) to which Middle Kingdom is a party or to or by which it (or any of its assets and properties) is subject or bound; or (iii) any Material Permit; (b) subject to the filings and other matters referred to in Section 8.6, conflict with any material Judgment or Law applicable to Middle Kingdom, or its properties or assets; (c) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to Middle Kingdom; (d) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Contract to which Middle Kingdom is a party; or (e) cause any of the assets owned by Middle Kingdom to be reassessed or revalued by any Governmental Authority, except, in the case of clauses (a)(ii), (a)(iii), (b), (c), (d) and (e) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Middle Kingdom.

Section 8.6 Consents and Approvals. Except as set forth in Section 8.6 of the Middle Kingdom Disclosure Schedule, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Authority is required to be obtained or made by or with respect to Middle Kingdom in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing of the Certificate of Merger with the Secretary of State of Delaware and the filing of Articles of Merger with the Arizona Corporation Commission as provided in Section 1.2; (ii) the filings in connection with the Conversion as provided in Section 2.2; (iii) the filing with, and clearance by the SEC of a Registration Statement on Form S-4 containing a preliminary proxy statement /prospectus (the “Proxy Statement/Prospectus”) pursuant to which Middle Kingdom’s stockholders must vote at a special meeting of stockholders to approve, among other thing, this Agreement and the Transactions; (iv) the filing of a Form 8-K with the SEC within four (4) business days after the execution of this Agreement and of the Closing Date; (v) any filings as required under applicable securities laws of the United States and the securities laws of any foreign country; (vi) any filing required with the OTCBB; and (vii) the procurement of such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Middle Kingdom and would not prevent, or materially alter or delay consummation of any of the Transactions.

Section 8.7 SEC Documents. Middle Kingdom has filed all reports, schedules, forms, statements and other documents required to be filed by Middle Kingdom with the SEC since December 13, 2006, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “Middle Kingdom SEC Documents”). As of its respective filing date, each Middle Kingdom SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Middle Kingdom SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Middle Kingdom SEC Document has been revised or superseded by a later filed Middle Kingdom SEC Document, none of the Middle Kingdom SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Middle Kingdom included in the Middle Kingdom SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Middle Kingdom as of the dates thereof and the consolidated results of their operations and cash flows as at the respective dates of and for the periods referred to in such financial statements (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the omission of notes to the extent permitted by Regulation S-X of the SEC).

Section 8.8 Internal Accounting Controls. Middle Kingdom maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Middle Kingdom’s officers have established disclosure controls and procedures for Middle Kingdom and designed such disclosure controls and procedures to ensure that material information relating to Middle Kingdom is made known to the officers by others within those entities. Middle Kingdom’s officers have evaluated the effectiveness of Middle Kingdom’s controls and procedures and there is no material weakness, significant deficiency or control deficiency, in each case as such term is defined in Public Company Accounting Oversight Board Auditing Std. No. 2. Since March 31, 2008, there have been no significant changes in Middle Kingdom’s internal controls or, to Middle Kingdom’s knowledge, in other factors that could significantly affect Middle Kingdom’s internal controls.

Section 8.9 Solvency. Based on the financial condition of Middle Kingdom as of the Closing Date (and assuming that the Closing shall have occurred and the monies in the Trust Fund are released to Middle Kingdom), (i) Middle Kingdom’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Middle Kingdom’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) Middle Kingdom’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs taking into account the particular capital requirements of the business conducted by Middle Kingdom and projected capital requirements and capital availability thereof, and (iii) the current cash flow of Middle Kingdom, together with the proceeds Middle Kingdom would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Middle Kingdom does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

Section 8.10 Absence of Certain Changes or Events. Except as disclosed in Section 8.10 of the Middle Kingdom Disclosure Schedule, from the date of the most recent audited financial statements and interim financial statements included in the filed Middle Kingdom SEC documents to the date of this Agreement, there has not been:

(a) any event, situation or effect (whether or not covered by insurance) that has resulted in, or to Middle Kingdom’s Knowledge, is reasonably likely to result in, a Material Adverse Effect on Middle Kingdom;

(b) any damage, destruction or loss to, or any material interruption in the use of, any of the assets of Middle Kingdom (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on Middle Kingdom;

(c) any material change to a material Contract by which Middle Kingdom or any of its assets is bound or subject;

(d) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(e) any resignation or termination of employment of the Chief Executive Officer, Chief Financial Officer, President or the Secretary of Middle Kingdom;

(f) any mortgage, pledge, transfer of a security interest in, or Lien, created by Middle Kingdom, with respect to any of its material properties or assets, except for Permitted Liens;

(g) any loans or guarantees made by Middle Kingdom to or for the benefit of its officers or directors, or any members of their immediate families, or any material loans or guarantees made by Middle Kingdom to or for the benefit of any of its employees or any members of their immediate families, in each case, other than travel advances and other advances made in the ordinary course of its business;

(h) any declaration, setting aside or payment or other distribution in respect of any of Middle Kingdom’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Middle Kingdom;

(i) any alteration of Middle Kingdom’s method of accounting or the identity of its auditors;

(j) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Middle Kingdom shares option plans; or

(k) any negotiations, arrangement or commitment by Middle Kingdom to take any of the actions described in this Section 8.10.

Section 8.11 Undisclosed Liabilities. Except as set forth in Section 8.11 of the Middle Kingdom Disclosure Schedule, Middle Kingdom has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) due after the date hereof other than those not required to be set forth on a balance sheet of Middle Kingdom or in the notes thereto under U.S. GAAP. Section 8.11 of the Middle Kingdom Disclosure Schedule sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of Middle Kingdom) due after the date hereof.

Section 8.12 Litigation. As of the date hereof, there is no Action which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on Middle Kingdom. Neither Middle Kingdom, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

Section 8.13 Compliance with Applicable Laws. Except as set forth in Section 8.13 of the Middle Kingdom Disclosure Schedule, Middle Kingdom is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Middle Kingdom. Except as set forth in Section 8.13 of the Middle Kingdom Disclosure Schedule, Middle Kingdom has not received any written communication during the past two (2) years from a Governmental Authority alleging that Middle Kingdom is not in compliance in any material respect with any applicable Law.

Section 8.14 Sarbanes-Oxley Act of 2002. Middle Kingdom is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to it as of the date hereof and as of the Closing. There has been no change in Middle Kingdom’s accounting policies since inception except as described in the notes to the Middle Kingdom Financial Statements. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since inception, was accompanied by the certifications required to be filed or submitted by Middle Kingdom’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and materially complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Neither Middle Kingdom, nor to the Knowledge of Middle Kingdom, any Representative of Middle Kingdom, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Middle Kingdom or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Middle Kingdom has engaged in questionable accounting or auditing practices, except for (a) any complaint, allegation, assertion or claim as has been resolved without any resulting change to Middle Kingdom’s accounting or auditing practices, procedures methodologies or methods of Middle Kingdom or its internal accounting controls, and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of Middle Kingdom’s financial statements and periodic reports. To the Knowledge of Middle Kingdom, no attorney representing Middle Kingdom, whether or not employed by Middle Kingdom, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Middle Kingdom or any of its officers, directors, employees or agents to the Middle Kingdom Board or any committee thereof or to any director or officer of Middle Kingdom. To the Knowledge of Middle Kingdom, no employee of Middle Kingdom has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

Section 8.15 Certain Registration Matters. Except as specified in Section 8.15 of the Middle Kingdom Disclosure Schedule, and except for registration rights granted in connection with the Middle Kingdom Public Offering, Middle Kingdom has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of Middle Kingdom registered with the SEC or any other Governmental Authority that have not been satisfied.

Section 8.16 Broker’s and Finders’ Fees. Except as specified in Section 8.16 of the Middle Kingdom Disclosure Schedule, Middle Kingdom has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any Transaction.

Section 8.17 Minute Books. The minute books of Middle Kingdom made available to Pypo Cayman contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Middle Kingdom since inception and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

Section 8.18 Vote Required. The approval of the board of directors of Middle Kingdom, MK Arizona and MK Cayman and the affirmative vote of the stockholders of Middle Kingdom and MK Arizona in accordance with Section 13.1 hereof and for the approval of the amendment to the Middle Kingdom Constituent Instruments to extend the deadline for completing the merger transaction from December 13, 2008 to February 28, 2009 are the only approvals or votes necessary to approve this Agreement and the Transactions; provided, however, that Middle Kingdom will not consummate the Transactions if 20% or more of the Middle Kingdom shareholders entitled to vote in connection herewith, vote against the Merger, the Conversion, the Share Exchange and exercise their Conversion Rights described in the Middle Kingdom Prospectus.

Section 8.19 Board Approval. The Middle Kingdom Board (including any required committee or subgroup of the Middle Kingdom Board) has, as of the date of this Agreement, (i) adopted resolutions approving the Merger and setting forth the terms and conditions thereof, and declared the advisability of and approved this Agreement and the Transactions, (ii) determined that the Transactions are in the best interests of the stockholders of Middle Kingdom, and (iii) determined that the fair market value of Pypo Cayman is equal to at least 80% of Middle Kingdom’s net assets.

Section 8.20 Over-the-Counter Bulletin Board Quotation. The Common Stock, Class B Common Stock, Class A Warrants and Class B Warrants are quoted on the OTCBB. There is no Action pending or, to the Knowledge of Middle Kingdom, threatened against Middle Kingdom by FINRA with respect to any intention by such entities to prohibit or terminate the quotation of such securities on the OTCBB. The Common Stock, Class B Common Stock, Class A Warrants and Class B Warrants are registered pursuant to Section 12(g) of the Exchange Act and Middle Kingdom has taken no action designed to, or which is likely to have the effect of, terminating the registration of such securities under the Exchange Act nor has Middle Kingdom received any notification that the SEC is contemplating terminating such registration.

Section 8.21 Trust Fund. Section 8.21 of the Middle Kingdom Disclosure Schedule sets forth as of June 30, 2008 the dollar amount (including an accrual for the earned but uncollected interest thereon) held in the trust account established in connection with Middle Kingdom’s Public Offering for the benefit of its Class B Common

Stock shareholders (the “Trust Fund”) for use by Middle Kingdom in connection with a business combination as set forth in the Middle Kingdom Constituent Instruments. Section 8.21 of the Middle Kingdom Disclosure Schedule sets forth as of June 30, 2008 the dollar amount of the Trust Fund that represents deferred underwriting commissions which will be paid to the underwriters of Middle Kingdom’s IPO at the Closing.

Section 8.22 Transactions With Affiliates and Employees. Except as set forth in Section 8.22 of the Middle Kingdom Disclosure Schedule, none of the officers or directors of Middle Kingdom and, to the Knowledge of Middle Kingdom, none of the employees of Middle Kingdom is presently a party to any transaction with Middle Kingdom that is required to be disclosed under Rule 404(a) of Regulation S-K (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Middle Kingdom, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 8.23 Material Contracts.

(a) Middle Kingdom has made available to Pypo Cayman, prior to the date of this Agreement, true, correct and complete copies of each material contract which would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K or pursuant to which Middle Kingdom receives or pays amounts in excess of $100,000 (each a “Middle Kingdom Material Contract”). A list of each such Middle Kingdom Material Contract is set forth on Section 8.23 of the Middle Kingdom Disclosure Schedule. As of the date of this Agreement, Middle Kingdom is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Middle Kingdom Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Middle Kingdom; and, to the Knowledge of Middle Kingdom, as of the date of this Agreement, no other Person has violated or breached, or committed any default under, any Middle Kingdom Material Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Middle Kingdom.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on Middle Kingdom, each Middle Kingdom Material Contract is a legal, valid and binding agreement, and is in full force and effect, and (i) Middle Kingdom is not in breach or default of any Middle Kingdom Material Contract in any material respect; (ii) no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Middle Kingdom Material Contract; (B) permit Middle Kingdom or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Middle Kingdom Material Contract; or (iii) Middle Kingdom has not received notice of the pending or threatened cancellation, revocation or termination of any Middle Kingdom Material Contract to which it is a party. Since March 31, 2008, Middle Kingdom has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Middle Kingdom Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on Middle Kingdom.

Section 8.24 Taxes.

(a) Middle Kingdom has timely filed, or has caused to be timely filed on its behalf, all Tax Returns that are or were required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Middle Kingdom. There are no unpaid Taxes claimed to be due by any Governmental Authority in charge of taxation of any jurisdiction, nor any claim for additional Taxes for any period for which Tax Returns have been filed, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Middle Kingdom, and the officers of Middle Kingdom know of no basis for any such claim.

(b) Middle Kingdom has not received any notice that any Governmental Authority will audit or examine (except for any general audits or examinations routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period. Middle Kingdom has delivered to Pypo Cayman correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by Middle Kingdom for and during fiscal years 2006 and 2007 (since inception).

(c) The Middle Kingdom financial statements reflect an adequate reserve for all Taxes payable by Middle Kingdom (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. Middle Kingdom is neither a party to nor is it bound by any tax indemnity, tax sharing or similar agreement and Middle Kingdom currently has no material liability and will not have any material liabilities for any Taxes of any other Person under any agreement or by the operation of any Law. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Middle Kingdom, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Middle Kingdom.

Section 8.25 Foreign Corrupt Practices. Neither Middle Kingdom, nor to Middle Kingdom’s Knowledge, any Representative of Middle Kingdom has, in the course of its actions for, or on behalf of, Middle Kingdom (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the FCPA; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee, except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Middle Kingdom.

Section 8.26 Money Laundering Laws. The operations of Middle Kingdom are and have been conducted at all times in compliance with Money Laundering Laws and no proceeding involving Middle Kingdom with respect to the Money Laundering Laws is pending or, to the Knowledge of the officers of Middle Kingdom, is threatened.

ARTICLE IX

Conduct Prior To The Closing

Section 9.1 Covenants of Pypo Parties. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Pypo Parties agree that each of the Pypo Entities shall use commercially reasonable efforts, or cause such entities to use commercially reasonable efforts, to (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other Parties), (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, and (ii) use its commercially reasonable efforts consistent with past practice to keep available the services of its present officers, directors and employees and use its commercially reasonable efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that there shall not be a Material Adverse Effect in its ongoing businesses as of the Closing Date. The Pypo Parties agree to promptly notify Middle Kingdom of any material event or occurrence not in the ordinary course of its business that would have or reasonably be expected to have a Material Adverse Effect on the Pypo Entities. Without limiting the generality of the forgoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as listed on Section 9.1 of the Pypo Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, none of the Pypo Parties shall do, allow, cause or permit any of the following actions to occur with respect to any of the Pypo Entities without the prior written consent of Middle Kingdom, which shall not be unreasonably delayed or withheld:

(a) Charter Documents. Cause or permit any amendments to any of the Pypo Constituent Instruments or any other equivalent organizational documents, except as contemplated by this Agreement;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(c) Material Contracts. Enter into any new Material Contract, or violate, amend or otherwise modify or waive any of the terms of any existing Material Contract, other than (i) in the ordinary course of business consistent with past practice or (ii) upon prior consultation with, and prior written consent (which shall not be unreasonably delayed or withheld) of Middle Kingdom;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(e) Intellectual Property. Transfer or license to any Person or entity any Intellectual Property Rights other than the license of non-exclusive rights to Intellectual Property Rights in the ordinary course of business consistent with past practice;

(f) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business consistent with past practice;

(g) Indebtedness. Except in its ordinary course of business, issue or sell any debt securities or guarantee any debt securities of others in excess of $200,000 in the aggregate;

(h) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $200,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Pypo Financial Statements, as applicable;

(i) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed $300,000 individually or in the aggregate;

(j) Acquisitions. Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole, or acquire any equity securities of any corporation, partnership, association or business organization;

(k) Employment. Except as required to comply with Legal Requirements or agreements or pursuant to plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, executive officer or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, executive officer, (iii) materially amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, or (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder;

(l) Facility. Open or close any facility or office except in the ordinary course of business;

(m) Litigation. Initiate, compromise or settle any material litigation or arbitration proceedings; and

(n) Other. Agree in writing or otherwise to take any of the actions described in Sections 9.1(a) through (m) above.

Section 9.2 Covenants of Middle Kingdom. From the date hereof until the earlier of the termination of this Agreement or the Closing Date, Middle Kingdom agrees that Middle Kingdom shall use commercially reasonable efforts, or cause MK Arizona to use commercially reasonable efforts, (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other Parties), to (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due (subject to good faith disputes over such debts or taxes), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations and (ii) use its commercially reasonable efforts consistent with past practice to keep available the services of its present officers, directors and employees and use its commercially reasonable efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that there shall not be a Material Adverse Effect in its ongoing businesses as of the Closing Date. Middle Kingdom agrees to promptly notify the Pypo Parties of any material event or occurrence not in the ordinary course of its business and of any event that would have a Material Adverse Effect on any of the Middle Kingdom Parties. Without limiting the generality of the forgoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as listed on Section 9.2 of the Middle Kingdom Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, the Middle Kingdom Parties shall not do, allow, cause or permit any of the following actions to occur without the prior written consent of the Pypo Parties, which consent shall not be unreasonably delayed or withheld:

(a) Charter Documents. None of the Middle Kingdom Parties shall adopt or propose any change in any of their constituent instruments except for such amendments required by any Legal Requirement or the rules and regulations of the SEC or OTCBB or as are contemplated by this Agreement (or such other applicable national securities exchange). Notwithstanding the above, Middle Kingdom shall have the right to amend the Middle Kingdom Constituent Instruments to extend the deadline for completing the merger transaction from December 13, 2008 to February 28, 2009.

(b) Accounting Policies and Procedures. Middle Kingdom shall not change any method of accounting or accounting principles or practices by Middle Kingdom, except for any such change required by any Legal Requirement or by a change in any Legal Requirement or U.S. GAAP;

(c) SEC Reports. Middle Kingdom shall not fail to timely file or furnish to or with the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished (except those filings by affiliates of Middle Kingdom required under Section 13(d) or 16(a) of the Exchange Act which do not have a Material Adverse Effect on Middle Kingdom);

(d) Dividends; Changes in Capital Stock. Middle Kingdom shall not declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(e) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets;

(f) Material Contracts. Enter into any new Middle Kingdom Material Contract, or violate, amend or otherwise modify or waive any of the terms of any existing Middle Kingdom Material Contract, other than (i) contracts involving the payment or receipt by Middle Kingdom of no more than $100,000, individually, or in the aggregate, that, in Middle Kingdom’s reasonable judgment, are necessary for the completion of the Transactions; or (ii) upon prior consultation with, and prior written consent (which shall not be unreasonably delayed or withheld) of the Pypo Parties;

(g) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(h) Indebtedness. Issue or sell any debt securities or guarantee any debt securities of others;

(i) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Middle Kingdom financial statements, as applicable;

(j) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements;

(k) Acquisitions. Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole, or acquire any equity securities of any corporation, partnership, association or business organization;

(l) Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(m) Litigation. Initiate, compromise or settle any material litigation or arbitration proceedings; and

(n) Other. Agree in writing or otherwise to take any of the actions described in Sections 9.2(a) through (m) above.

ARTICLE X

Covenants of the Pypo Parties

Section 10.1 Access to Information. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which any Pypo Party is subject, between the date of this Agreement and the Closing Date, subject to Middle Kingdom’s undertaking to use its commercially reasonable efforts to keep confidential and protect the Trade Secrets of Pypo Parties against any disclosure, the Pypo Parties will permit Middle Kingdom and its Representatives reasonable access at dates and times agreed upon by the applicable Pypo Party and Middle Kingdom, to all of the books and records of the Pypo Entities which the Pypo Entities determine are necessary for the preparation and amendment of the Proxy Statement/Prospectus and such other filings or submissions in accordance with SEC rules and regulations as are necessary to consummate the Transactions and as are necessary to respond to requests of the SEC’s staff, Middle Kingdom’s accountants and relevant Governmental Authorities. Notwithstanding anything to the contrary contained herein, the failure to use commercially reasonable efforts to protect against any disclosure of any Trade Secrets of Pypo Parties by any Middle Kingdom Party or their Representatives in violation of this Section, shall constitute a breach of a covenant in a material respect pursuant to Section 15.1(c) hereof; provided, however, that the Middle Kingdom Parties may make a disclosure otherwise prohibited by this Section 10.1 if required by applicable law or regulation or regulatory, administrative or legal process (including, without limitation, by oral questions, interrogatories, requests for information, subpoena of documents, civil investigative demand or similar process) or the rules and regulations of the SEC or any stock exchange having jurisdiction over Middle Kingdom Parties. In the event that any Middle Kingdom Party or any of its Representatives is requested or required to disclose any Trade Secrets of Pypo Parties as provided in the proviso in the immediately preceding sentence, such Middle Kingdom Party shall provide the Pypo Entities with prompt written notice of any such request or requirement so that the Pypo Entities may seek a protective order or other appropriate remedy.

Section 10.2 Interim Financial Information. The Pypo Entities shall use their commercially reasonable efforts to deliver no later than September 30, 2008 to Middle Kingdom the unaudited consolidated balance sheets as of June 30, 2008 and the related consolidated statements of income and statements of cash flows of Pypo Cayman for the period then ended (“Pypo Interim Financial Statements”); provided, that delivery of the Pypo Interim Financial Statements after September 30, 2008 shall not be considered a breach of this Agreement so long as the Pypo Entities used their commercially reasonably efforts. The Pypo Interim Financial Statements, including the notes thereto, will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be otherwise specified in the notes thereto). The Pypo Interim Financial Statements will fairly present in all material respects the financial condition and operating results, change in stockholders’ equity and cash flow of the Pypo Entities, as of the dates, and for the periods, indicated therein, subject to the normal, recurring year-end adjustments.

Section 10.3 Insurance. Through the Closing Date, the Pypo Entities and each Pypo Shareholder shall cause the Pypo Entities to maintain insurance policies providing insurance coverage for the businesses in which the Pypo Entities are engaged and the assets and properties of the Pypo Entities of the kinds, in the amounts and against the risks as are commercially reasonable for such businesses and risks covered and for the geographic areas where any of the Pypo Entities engages in such businesses.

Section 10.4 Exclusivity; No Other Negotiations.

(a) None of the Pypo Entities or the Pypo Shareholders shall take (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Pypo Entities and/or any of the Pypo Shareholders to take) directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any Person other than Middle Kingdom: (i) relating to the acquisition of any capital stock or other voting securities of Pypo Entities or any assets of Pypo Entities other than sales of assets in the ordinary course of business (including any acquisition structured as a merger, consolidation, share exchange or other business combination) (an “Acquisition Proposal”); (ii) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Acquisition Proposal with any of the Pypo Entities and/or any Pypo Shareholders; (iii) to participate in discussions or negotiations with or to furnish or cause to be furnished any information with respect to Pypo Entities or afford access to the assets and properties or books and records of Pypo Entities to any Person (other than as contemplated by Section 10.1) who any of the Pypo Entities (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any Acquisition Proposal relating to Pypo Entities; (iv) to participate in any discussions or negotiations regarding, furnish any material non-public information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, or (v) to take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.

(b) The Pypo Parties will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in Section 10.4(a) above, if applicable. The Pypo Entities and/or Pypo Shareholders will promptly (i) notify Middle Kingdom if any of the Pypo Entities and/or any Pypo Shareholders receives any proposal or inquiry or request for information in connection with an Acquisition Proposal, and (ii) notify Middle Kingdom of the significant terms and conditions of any such Acquisition Proposal including the identity of the Party making an Acquisition Proposal.

(c) Notwithstanding the other provisions of this Section 10.4, from and after November 13, 2008, the Pypo Parties may engage in the activities described in Section 10.4(a) with respect to an Acquisition Proposal; provided, that any definitive agreement entered into by a Pypo Party relating to an Acquisition Proposal must provide that the closing of any Acquisition Proposal be conditioned on the prior termination of this Agreement in accordance with its terms and include a provision which provides that such agreement will automatically terminate upon the Closing of the Transactions. The Pypo Parties will promptly notify Middle Kingdom of the entry into any such definitive agreement and will promptly provide to Middle Kingdom a true copy of such agreement.

Section 10.5 Fulfillment of Conditions. The Pypo Parties shall use their commercially reasonable efforts to fulfill the conditions specified in Article XIII to the extent that the fulfillment of such conditions is within their control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the Transactions contemplated hereby, (b) engaging in a road show, at mutually agreed to times and places, to seek the approval of the Transactions, and (c) taking or refraining from such actions as may be necessary to fulfill such conditions (including using their commercially reasonable efforts to conduct their business in such manner that on the Closing Date the representations and warranties of the each of the Pypo Entities contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

Section 10.6 Disclosure of Certain Matters. From the date hereof through the Closing Date, each of the Pypo Entities shall give Middle Kingdom prompt written notice of any event or development that occurs that (a) is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on the Pypo Entities, or (b) would require any amendment or supplement to the Proxy Statement/Prospectus.

Section 10.7 Regulatory and Other Authorizations; Notices and Consents.

(a) The Pypo Entities shall use their commercially reasonable efforts to obtain all material Consents that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate with Middle Kingdom in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) Each Pypo Entity shall give promptly such notices to third parties and use its or their commercially reasonable efforts to obtain such third party consents and estoppel certificates as are required to consummate the Transactions.

(c) Middle Kingdom shall cooperate and use commercially reasonable efforts to assist the Pypo Entities in giving such notices and obtaining such consents and estoppel certificates as are required to consummate the Transactions; provided, however, that Middle Kingdom shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which Middle Kingdom in its sole discretion may deem adverse to the interests of Middle Kingdom, Pypo Entities or the business of the Pypo Entities.

Section 10.8 Related Tax. From the date hereof through the Closing Date, each of the Pypo Entities, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents required to be filed by it with applicable Governmental Authorities, the failure to file of which could have a Material Adverse

Effect on the Pypo Entities, subject to extensions permitted by law and properly granted by the appropriate authority; provided, that Pypo Cayman notifies Middle Kingdom that any of the Pypo Entities is availing itself of such extensions, and (ii) pay all Tax shown as due on such Tax Returns. Each Pypo Shareholder covenants and agrees to pay any tax and duties assessed by any Governmental Authority of the PRC on such Pypo Shareholder’s receipt of the Initial Equity Payment and the Earn-Out Share Payment, if any, pursuant to this Agreement.

Section 10.9 Proxy Statement/Prospectus. Each of the Pypo Parties shall use commercially reasonable efforts to provide promptly to Middle Kingdom such information concerning its business affairs and financial statements as may reasonably be required for inclusion in the Proxy Statement/Prospectus (except that the Pypo Parties will only provide three (3) years of selected financial data in connection with the Proxy Statement/Prospectus and the Form S-4 Registration Statement, or in any amendments or supplements thereto), shall direct that its counsel cooperate with Middle Kingdom’s counsel in the preparation of the Proxy Statement/Prospectus and the Form S-4 Registration Statement and shall request the cooperation of Middle Kingdom’s auditors in the preparation of the Proxy Statement/Prospectus and the Form S-4 Registration Statement. None of the information supplied or to be supplied by or on behalf of the Pypo Parties for inclusion or incorporate by reference in the Proxy Statement/Prospectus and the Form S-4 Registration Statement will, at the time the Proxy Statement/Prospectus or the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If any information provided by the Pypo Parties is discovered or any event occurs with respect to any of the Pypo Parties, or any change occurs with respect to the other information provided by the Pypo Parties included in the Proxy Statement/Prospectus or the Form S-4 Registration Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or Form S-4 Registration Statement so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Pypo Parties shall notify Middle Kingdom promptly of such event.

Section 10.10 Covenant Not to Sue. In consideration of Middle Kingdom’s entry into this Agreement, except as described in the last sentence of this Section 10.10, each of the Pypo Parties waives all right, title, interest or claim of any kind against the Trust Fund that any of the Pypo Parties may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Middle Kingdom, and will not seek recourse against the Trust Fund. Notwithstanding the foregoing, the Pypo Parties do not waive any right, title, interest or claim of any kind against the Trust Fund that the Pypo Parties may have as a result of the operation of Article XV of this Agreement.

Section 10.11 Payment of Shareholder Loans. Each of Pypo Shareholders shall have paid off the then outstanding balance of the U.S.$20 million loan made by the Pypo Entities to Capital Ally in March 2008.

ARTICLE XI

Covenants of Middle Kingdom

Section 11.1 Proxy Statement/Prospectus Filing, SEC Filings and Special Meeting.

(a) Middle Kingdom shall cause a meeting of its stockholders (the “Stockholders’ Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption and approval of, among others, this Agreement and the Transactions contemplated thereby. The board of directors of Middle Kingdom shall recommend to its stockholders that they vote in favor of the adoption of such matters. In connection with the Stockholders’ Meeting, Middle Kingdom (a) will use commercially reasonable efforts to file with the SEC as promptly as practicable the Proxy Statement/Prospectus, which shall serve as a proxy statement pursuant to Section 14(a), Regulation 14A, and Schedule 14A under the Exchange Act and the Form S-4 Registration Statement and all other proxy materials for such meeting, (b) upon receipt of approval from the SEC, will mail to its stockholders the Proxy Statement/Prospectus and other proxy materials, (c) will use commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the Transactions contemplated hereby, and (d) will otherwise comply with all Legal Requirements applicable to the Stockholders’ Meeting.

(b) Middle Kingdom will timely provide to Pypo Cayman all correspondence received from and to be sent to the SEC and will not file any amendment to the filings with the SEC without (i) providing Pypo Cayman the opportunity to review and comment on any responses to the SEC and (ii) the prior consent of Pypo Cayman, which consent shall not be unreasonably delayed or withheld. In addition, Middle Kingdom will use commercially reasonable efforts to cause the SEC to permit Pypo Cayman and/or its counsel to participate in the SEC conversations on issues related to Middle Kingdom’s SEC filings together with Middle Kingdom counsel.

(c) If Middle Kingdom decides to seek to amend the Middle Kingdom Constituent Instruments to extend the deadline for completing the merger transaction from December 13, 2008 to February 28, 2009, then the covenants in Sections 11.1(a) and (b), to the extent applicable, shall also apply to such proxy statement and any other documents or actions taken in connection with seeking to so amend and extend.

Section 11.2 Fulfillment of Conditions. From the date hereof to the Closing Date, Middle Kingdom shall use its commercially reasonable efforts to fulfill the conditions specified in Article XIII to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the Transactions, (b) engaging in a road show, at mutually agreed to times and places, to seek the approval of the Transactions, and (c) taking or refraining from such actions as may be necessary to fulfill such conditions (including using its commercially reasonable efforts to conduct the business of Middle Kingdom in such manner that on the Closing Date the representations and warranties of Middle Kingdom contained herein shall be accurate as though then made).

Section 11.3 Disclosure of Certain Matters. From the date hereof through the Closing Date, Middle Kingdom shall give Pypo Cayman and Pypo Shareholders prompt written notice of any event or development that occurs that (a) is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Middle Kingdom, or (b) would require any amendment or supplement to the Proxy Statement/Prospectus.

Section 11.4 Regulatory and Other Authorizations; Notices and Consents. Middle Kingdom shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Documents to which it is a party and will cooperate fully with Pypo Cayman in promptly seeking to obtain all such authorizations, consents, orders and approvals (and in such regard use commercially reasonable efforts to cause the relevant Government Authorities to permit Pypo Cayman and/or its counsel to participate in the conversation and correspondence with such Government Authorities together with Middle Kingdom counsel).

Section 11.5 Exclusivity; No Other Negotiations.

(a) Middle Kingdom shall not take (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Middle Kingdom to take) directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any Person: (i) relating to the acquisition by Middle Kingdom of that Person (regardless of the structure of any such acquisitions) or any affiliate of that Person, or (ii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.

(b) Middle Kingdom will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in Section 11.5(a) above, if applicable. Middle Kingdom will promptly (i) notify the Pypo Parties if Middle Kingdom receives any such proposal or inquiry or request for information in connection with such proposal and (ii) notify the Pypo Parties of the significant terms and conditions of any such proposal including the identity of the party making the proposal.

(c) Notwithstanding the other provisions of this Section 11.5, from and after November 13, 2008, the Middle Kingdom Parties may engage in the activities described in Section 11.5(a); provided, that any definitive agreement entered into by a Middle Kingdom Party relating to such activities must provide that the closing of any transaction of the type described in 11.5(a) be conditioned on the prior termination of this Agreement in accordance with its terms. The Middle Kingdom Parties will promptly notify the Pypo Parties of the entry into any such definitive agreement and will promptly provide to the Pypo Parties a true copy of such agreement.

Section 11.6 Related Tax. From the date hereof through the Closing Date, Middle Kingdom, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents required to be filed by it with applicable Governmental Authorities, the failure to file of which could have a Material Adverse Effect on Middle Kingdom, subject to extensions permitted by law and properly granted by the appropriate authority; provided, that Middle Kingdom notifies Pypo Cayman that Middle Kingdom is availing itself of such extensions, and (ii) pay all Tax shown as due on such Tax Returns.

Section 11.7 Valid Issuance of MK Cayman Shares and MK Cayman Class B Warrants. At the Closing, the MK Cayman Shares and MK Cayman Class B Warrants to be issued to the Pypo Shareholders hereunder will be duly authorized, validly issued, fully paid and nonassessable and, when issued and delivered in accordance with the terms hereof for the consideration provided for herein, will be validly issued and will constitute a valid, binding and enforceable obligation of MK Cayman in accordance with their terms and will have been issued in compliance with all applicable federal and state securities laws.

ARTICLE XII

Additional Agreements and Covenants

Section 12.1 Disclosure Schedules. Each of Parties shall, as of the Closing Date, have the obligation to supplement or amend their respective Disclosure Schedules being delivered concurrently with the execution of this Agreement and annexes and exhibits hereto with respect to any matter hereafter arising or discovered which resulted in, or could reasonably be expected to result in a Material Adverse Effect on such Party. The obligations of the Parties to amend or supplement their respective Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, the representations and warranties of the Parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement.

Section 12.2 Confidentiality. Between the date hereof and the Closing Date, each of Middle Kingdom, the Pypo Parties shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system, all documents and information concerning the other Party furnished to it by such other Party or its Representatives in connection with the Transactions, except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party, or (c) later lawfully acquired by the Party to which it was furnished from other sources, which source is not a Representative of the other Party, and each Party shall not release or disclose such information to any other Person, except its Representatives in connection with this Agreement. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party in connection with the Transactions, if it exercises the same care as it takes to preserve confidentiality for its own similar information. For the avoidance of doubt, any disclosure of information required to be included by Middle Kingdom or the Pypo Parties in their respective filings with the SEC as required by the applicable laws will not be violation of this Section 12.2.

Section 12.3 Public Announcements. From the date of this Agreement until the Closing or termination of this Agreement, Middle Kingdom and each of the Pypo Entities shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Middle Kingdom (in the case of Pypo Entities) or any Pypo Entities (in the case of Middle Kingdom), except as required by Law or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system. Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall at a reasonable time before making any public disclosure, consult with the other Parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other Parties and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors.

Section 12.4 Board Composition.

(a) For a period commencing on the Closing Date and ending not sooner than March 31, 2011 (or March 31, 2012 if the Earn-Out Shares applicable to FY2011 have not been issued and delivered pursuant to Section 5.2(b)(vi) hereof), the Combined Board will consist of seven (7) persons. For a period commencing from the Closing Date until the next annual meeting of stockholders of MK Cayman, or until each director’s successor is elected and takes office, the Combined Board shall consist of: (i) one (1) person nominated by the Middle Kingdom Representatives (with such person to have the right to designate an alternate) and (ii) six (6) persons nominated by the Pypo Shareholders (at least three (3) of which shall be “independent directors” as such term is defined in the NASDAQ Marketplace Rule 4200(a)(15) (the “Independent Directors”); provided, however, that, in the case of clause (ii) above and in the case of clause (ii) above only, such clause may be amended, modified or terminated by MK Cayman after the Closing Date with the consent of the majority of the Independent Directors then serving on the board of the directors of MK Cayman.

(b) Each of the Pypo Shareholders agrees, pursuant to the Voting Agreement, that, for a period commencing from the Closing Date and ending not sooner than March 31, 2011 (or March 31, 2012 if the Earn-Out Shares applicable to FY2011 have not been issued and delivered pursuant to Section 5.2(b)(vi) hereof), they shall vote all MK Cayman Securities then owned by them in favor of the persons nominated by Middle Kingdom Representatives; it being understood that if there is any conflict between the terms of this Section 12.4 and the Voting Agreement (as amended, modified or supplemented in accordance with its terms), the terms of the Voting Agreement will control.

(c) The Combined Board shall, within sixty (60) days following the Closing, establish an audit committee consisting of not less than three (3) Independent Directors.

Section 12.5 Fees and Expenses. Except as expressly provided in Article XV, in the event there is no Closing of the Transactions contemplated by this Agreement, all fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses.

Section 12.6 Director and Officer Insurance. As soon as practicable after the date hereof, Middle Kingdom will file an application with a reputable insurance company seeking a tail liability insurance policy (the “Tail Policy”) that will be purchased by MK Cayman at the Closing covering those Persons who are currently covered by Middle Kingdom’s directors and officers’ liability insurance policy. The Pypo Shareholders shall use commercially reasonable efforts to cause MK Cayman to purchase (to the extent available in the market) the Tail

Policy for the coverage available at a price of up to $300,000 with coverage in amount and scope at least as favorable to such Persons as Middle Kingdom’s existing coverage (or the maximum amount that may be purchased for up to $300,000), which Tail Policy shall continue for at least three (3) years following the Closing.

Section 12.7 Estimates, Projections and Forecasts. Middle Kingdom acknowledges and agrees that none of the Pypo Parties or Pypo Shareholder is making or has made any representations or warranties whatsoever with respect to any estimates, projections or other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections or forecasts) regarding the Pypo Parties, their business, the Chinese mobile phone market or any other matters. Middle Kingdom acknowledges and agrees that there are uncertainties inherent in attempting to make any estimates, projections or other forecasts and plans, that Middle Kingdom is familiar with such uncertainties, that Middle Kingdom is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Middle Kingdom has no claim against the Pypo Parties, Pypo Shareholders or anyone else with respect thereto.

ARTICLE XIII

Conditions to Closing

Section 13.1 Pypo Parties Conditions Precedent The obligations of the Pypo Parties to enter into and complete the Closing are subject, at the option of the Pypo Parties, to the fulfillment on or prior to the Closing Date of the following conditions by Middle Kingdom, any one or more of which may be waived by Pypo Cayman in writing.

(a) Representations and Covenants. The representations and warranties of the Middle Kingdom Parties contained in this Agreement shall be true on and as of the Closing Date except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Middle Kingdom Parties and each of the Middle Kingdom Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and the Middle Kingdom Parties shall have delivered to Pypo Cayman a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding (i) shall have been instituted before any court or governmental or regulatory body or instituted by any Governmental Authorities to restrain, modify or prevent the carrying out of the Transactions, or to seek damages or a discovery order in connection with such Transactions or in connection with any effort on the part of Middle Kingdom to extend its December 13, 2008 business combination deadline, (ii) which has or may have, in the reasonable opinion of Pypo Cayman or Pypo Shareholders, a Material Adverse Effect on the Pypo Entities or (iii) shall have been threatened in connection with any effort on the part of Middle Kingdom to extend its December 13, 2008 business combination deadline.

(c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since June 30, 2008 which has had or is reasonably likely to cause a Material Adverse Effect on Middle Kingdom, including any Material Adverse Effect arising from the efforts on the part of Middle Kingdom to extend its December 13, 2008 business combination deadline.

(d) Filing of Proxy Statement/Prospectus. Middle Kingdom shall have filed the definitive Proxy Statement with the SEC and mailed it to Middle Kingdom’s stockholders.

(e) Approval by Middle Kingdom’s Board of Directors. The Merger shall have been approved by the board of directors of Middle Kingdom in accordance with Section 253 of the DGCL and the board of directors shall have approved the terms and conditions of the Merger.

(f) Approval by Middle Kingdom’s Stockholders. The Merger and the Conversion shall have been approved by a majority of the issued and outstanding Common Stock and Class B Common Stock, voting as a group, in accordance with Section 253 of the DGCL and other applicable laws, and this Agreement and the Share Exchange shall have been approved by holders of a majority of the Class B Common Stock cast at the meeting in accordance with Middle Kingdom Constituent Instruments, and the aggregate number of shares of Class B Common Stock held by public stockholders of Middle Kingdom who exercise their redemption rights with respect to their Class B Common Stock in accordance with the Middle Kingdom Constituent Instruments shall not constitute twenty percent (20%) or more of the Class B Common Stock sold in Middle Kingdom’s Public Offering.

(g) Notice to Trustee. Middle Kingdom shall have, prior to the Closing, delivered to the trustee of the Trust Fund instructions to disburse on the Closing Date the monies in the Trust Fund in accordance with the documents governing the Trust Fund.

(h) Resignations. Effective as of the Closing, the directors and officers of Middle Kingdom who are not continuing directors and the officers of MK Cayman will have resigned and the copies of the resignation letters of such directors and officers shall have been delivered to MK Cayman, and such resigning directors and officers shall have no claim for employment compensation in any form from Middle Kingdom except for any reimbursement of outstanding expenses existing as of the date of such resignation.

(i) SEC Reports. Middle Kingdom shall have filed all reports and other documents required to be filed by Middle Kingdom under the U.S. federal securities laws through the Closing Date.

(j) OTCBB Quotation. Middle Kingdom shall have maintained its status as a Company whose Common Stock, Class B Common Stock, Class A Warrants and Class B Warrants are quoted on the OTCBB and no reason shall exist as to why such status shall not continue immediately following the Closing.

(k) Secretary’s Certificate. Pypo Cayman shall have received a certificate from Middle Kingdom, signed by its Secretary certifying that the attached copies of the Middle Kingdom Constituent Instruments and resolutions of the Middle Kingdom Board approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(l) Deliveries. The deliveries required to be made by Middle Kingdom in Article VI shall have been made by Middle Kingdom.

(m) Governmental Approval. Each of Pypo Entities shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Cayman Islands Law and PRC Laws.

(n) Transaction Documents. The Transaction Documents shall have been executed and delivered by the Parties.

(o) Merger and Conversion Documents. The following documents shall have been executed and delivered by the Middle Kingdom Parties: (i) Certificate of Merger to be filed in accordance with the DGCL as of the Merger Effective Time; (ii) Articles of Merger to be filed in accordance with the ARS as of the Merger Effective Time; (iii) documents required for the transfer of domicile of MK Arizona pursuant to the ARS; and (iv) documents required for the issuance of a certificate of registration by way of continuation pursuant to the Cayman Companies Law.

(p) Opinions. Pypo Entities shall have received the opinion of the Middle Kingdom Party’s legal counsel in Delaware, Arizona and Cayman Islands, which such opinion shall be in the form attached hereto as Exhibits G-1, G-2 and G-3, respectively.

(q) Certificate of Good Standing. The Pypo Entities shall have received a certificate of good standing under the applicable Law of each of the Middle Kingdom Parties.

(r) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting any Middle Kingdom Party’s conduct or operation of the business of the Middle Kingdom Parties following the Share Exchange shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority, domestic or foreign, seeking the foregoing be pending.

(s) SEC Actions. No formal or informal SEC investigation or proceeding shall have been initiated by the SEC against any of the Middle Kingdom Parties or any of their officers or directors.

Section 13.2 Middle Kingdom Conditions Precedent. The obligations of Middle Kingdom to enter into and complete the Closing are subject, at the option of Middle Kingdom, to the fulfillment on or prior to the Closing Date of the following conditions by each of the Pypo Parties, any one or more of which may be waived by Middle Kingdom in writing:

(a) Representations and Covenants. The representations and warranties of the Pypo Parties contained in this Agreement shall be true on and as of the Closing Date except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Pypo Parties and each of the Pypo Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and the Pypo Parties shall have delivered to Middle Kingdom a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding (i) shall have been instituted before any court or governmental or regulatory body or instituted by any Governmental Authorities to restrain, modify or prevent the carrying out of the Transactions, or to seek damages or a discovery order in connection with such Transactions or in connection with any effort on the part of Middle Kingdom to extend its December 13, 2008 business combination deadline, (ii) which has or may have, in the reasonable opinion of Middle Kingdom, a Material Adverse Effect on Middle Kingdom or (iii) shall have been threatened in connection with any effort on the part of Middle Kingdom to extend its December 13, 2008 business combination deadline.

(c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since March 31, 2008 which has had or is reasonably likely to cause a Material Adverse Effect on any of the Pypo Entities, including any Material Adverse Effect arising from the efforts on the part of Middle Kingdom to extend its December 13, 2008 business combination deadline.

(d) Approval by Middle Kingdom’s Board of Directors. The Merger shall have been approved by the board of directors of Middle Kingdom in accordance with Section 253 of the DGCL and the board of directors shall have approved the terms and conditions of the Merger.

(e) Approval by Middle Kingdom’s Stockholders. The Merger and the Conversion shall have been approved by a majority of the issued and outstanding Common Stock and Class B Common Stock, voting as a group, in accordance with Section 253 of the DGCL and other applicable laws, and this Agreement and the Share Exchange shall have been approved by holders of a majority of the Class B Common Stock cast at the meeting in accordance with Middle Kingdom Constituent Instruments, and the aggregate number of shares of Class B Common Stock held by public stockholders of Middle Kingdom who exercise their redemption rights with respect to their Class B Common Stock in accordance with the Middle Kingdom Constituent Instruments shall not constitute twenty percent (20%) or more of the Class B Common Stock sold in Middle Kingdom’s Public Offering.

(f) Delivery of Pypo Interim Financial Statements. Pypo Cayman shall have furnished Middle Kingdom the Pypo Interim Financial Statement, which shall have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved.

(g) Opinions. Middle Kingdom shall have received the opinion of Pypo Cayman’s legal counsel in the PRC, and the Cayman Islands, and each such opinion shall be in the form attached hereto as Exhibits H-1 and H-2, respectively.

(h) Officer’s Certificate. Middle Kingdom shall have received a certificate from each of Pypo Parties signed by an authorized officer or representative of such Party, respectively, certifying that the attached copies of each such Party’s constituent instruments and resolutions or other authorizing documents approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(i) Certificate of Good Standing. Middle Kingdom shall have received a certificate of good standing or equivalent under the applicable Law of each of Pypo Cayman, Pypo HK and Pypo PRC.

(j) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting any Pypo Entities’ conduct or operation of the business of any of the Pypo Entities following the Share Exchange shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority, domestic or foreign, seeking the foregoing be pending.

(k) Deliveries. All other deliveries required to be made by the Pypo Parties in Article VI shall have been made by them.

(l) Transaction Documents. The Transaction Documents shall have been executed and delivered by the Parties.

(m) Investor Representation Letters. The Investor Representation Letter shall have been executed and delivered by each of Pypo Shareholders.

(n) SEC Actions. No formal or informal SEC investigation or proceeding shall have been initiated or sent by the SEC against any of the Middle Kingdom Parties or any of their officers or directors.

ARTICLE XIV

Indemnification

Section 14.1 Survival. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twelve (12) months and shall thereafter be of no further force and effect; provided, however, that (a) the representations and warranties contained in the first two sentences of Section 7.1(a) and in Sections 7.2, 7.3, 8.1(a), 8.2, and 8.3 (the “Basic Representations”) shall survive the Closing for a period equal to any applicable statute of limitations, and (b) the representations and warranties contained in Section 7.14 and 8.24 shall survive the Closing for a period of three (3) years. All of the covenants and obligations of the Parties contained in this Agreement shall survive the Closing unless they expire sooner in accordance with their terms. The term during which any representation, warranty, or covenant survives hereunder is referred to as the “Survival Period.” Except as expressly provided in this paragraph, no claim for indemnification hereunder may be made after the expiration of the Survival Period.

Section 14.2 Indemnification by the Pypo Shareholders.

(a) The Pypo Shareholders shall, subject to the terms hereof, severally (pro rata in proportion to their pre-Closing percentage ownership of the Pypo shares) indemnify, defend and hold harmless Middle Kingdom (which term, for the purposes of this Article XIV shall include any of Middle Kingdom’s successors) and permitted assigns (the “Middle Kingdom Indemnified Parties”) from and against any liabilities, loss, claims, damages, fines, penalties, expenses (including costs of investigation and defense and reasonable attorneys’ fees and court costs) (collectively, “Damages”) arising from: (i) any breach of any representation or warranty made by the Pypo Entities in Article VII hereof or in any certificate delivered by the Pypo Entities pursuant to this Agreement; (ii) any breach by any Pypo Entity of its covenants or obligations in this Agreement to be performed or complied with by such Pypo Entity at or prior to the Closing; or (iii) any breach by any Pypo Shareholder of its representations or warranties, covenants or obligations in this Agreement or in any certificate delivered by the Pypo Shareholders pursuant to this Agreement. Notwithstanding the foregoing, however, the representations, warranties, covenants and obligations contained in this Agreement that relate specifically and solely to a particular Pypo Shareholder are the obligations of that particular Pypo Shareholder only and the other Pypo Shareholder shall not be responsible therefor.

(b) The amount of any and all Damages suffered by Middle Kingdom Indemnified Parties shall be paid in cash, or, at the option of the Pypo Shareholders, may be recovered by delivery of a specified number of MK Cayman Shares owned by the Pypo Shareholders (the “Returned Shares”) for repurchase by MK Cayman on terms set forth in this Section 14.2(b). If Middle Kingdom suffers Damages and Damages are paid by the Pypo Shareholders through the delivery of Returned Shares in lieu of a cash payment, then such Returned Shares shall be cancelled. If the Pypo Shareholders opt to deliver Returned Shares instead of cash hereunder, the number of Returned Shares to be returned by the Pypo Shareholders shall be equal to the aggregate amount of the indemnifiable Damages agreed to be paid by the Pypo Shareholders, divided by $8.50.

(c) Pursuant to the provisions of this Article XIV, if any claim for indemnification is to be brought against the Pypo Shareholders on behalf of or by right of Middle Kingdom, such claim shall be determined and approved by a committee of directors comprised of (i) all Independent Directors, and (ii) the director nominated by the Middle Kingdom Representatives, each as elected pursuant to Section 12.4(a) (the “Independent Committee”). Any settlement of any claim described in the immediately preceding sentence shall be determined and approved by the Independent Committee. Any determination or approval of the Independent Committee made pursuant to the provisions of this Article XIV shall be by majority vote.

Section 14.3 Indemnification by Middle Kingdom.

(a) Middle Kingdom shall, subject to the terms hereof, indemnify, defend and hold harmless each of the Pypo Parties and their respective successors and permitted assigns (the “Pypo Indemnified Parties”) from and against any Damages arising from: (i) any breach of any representation or warranty made by the Middle Kingdom Parties in Article VIII hereof or in any certificate delivered by Middle Kingdom pursuant to this Agreement; or (ii) any breach by any Middle Kingdom Party, of its covenants or obligations in this Agreement to be performed or complied with by such Middle Kingdom Party at or prior to the Closing.

(b) The amount of any and all Damages suffered by the Pypo Indemnified Parties shall be paid in newly issued MK Cayman Shares. The number of MK Cayman Shares to be issued to the Pypo Indemnified Parties shall be equal to the aggregate amount of the indemnifiable Damages agreed to be paid by Middle Kingdom, divided by $8.50.

Section 14.4 Limitations on Indemnity.

(a) Notwithstanding any other provision in this Agreement to the contrary, the Middle Kingdom Indemnified Parties shall not be entitled to indemnification pursuant to Section 14.2, unless and until the aggregate amount of Damages to the Middle Kingdom Indemnified Parties with respect to such matters under Section 14.2 exceeds $1,000,000 (the “Deductible”), and then only to the extent such Damages exceed the Deductible; provided that the aggregate amount of Damages payable by the Pypo Shareholders to the Middle Kingdom Indemnified Parties hereunder shall not exceed $10,000,000 (the “Cap”) unless the Damages arise from or otherwise relate to the breach of any of the Basic Representations made by the Pypo Parties.

(b) Notwithstanding any other provision in this Agreement to the contrary, the Pypo Parties shall not be liable to, or indemnify the Middle Kingdom Indemnified Parties for any Damages (i) resulting from any nonfulfillment or breach of any such representations, warranties, covenants, and obligations of which the Middle Kingdom Parties had knowledge on or prior to the Closing Date; or (ii) that are punitive (except to the extent constituting third party punitive claims), special, consequential, incidental, exemplary or otherwise not actual damages or (iii) that are in the nature of lost profits or any diminution in value of property or equity. The Middle Kingdom Indemnified Parties shall not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Damages. This Article XIV constitutes the Middle Kingdom Parties’ sole and exclusive remedy for any and all Damages or other claims relating to or arising from this Agreement and the transactions contemplated hereby.

(c) Notwithstanding any other provision in this Agreement to the contrary, no Pypo Party shall be entitled to indemnification pursuant to Section 14.3, unless and until the aggregate amount of Damages with respect to such matters under Section 14.3 exceeds the Deductible, and then only to the extent such Damages exceed the Deductible; provided that the aggregate amount of Damages payable by Middle Kingdom to the Pypo Party hereunder shall not exceed the Cap unless the Damages arise from or otherwise relate to the breach of any of the Basic Representations made by Middle Kingdom.

(d) Notwithstanding any other provision in this Agreement to the contrary, Middle Kingdom shall not be liable to, or indemnify any Pypo Party for any Damages (i) resulting from any nonfulfillment or breach of any such representations, warranties, covenants, and obligations of which the Pypo Parties had knowledge on or prior to the Closing Date; (ii) that are punitive (except to the extent constituting third party punitive claims), special, consequential, incidental, exemplary or otherwise not actual damages or (iii) that are in the nature of lost profits or any diminution in value of property or equity. The Pypo Parties shall not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Damages. This Article XIV constitutes the Pypo Parties’ sole and exclusive remedy for any and all Damages or other claims relating to or arising from this Agreement and the transactions contemplated hereby.

Section 14.5 Defense of Third Party Claims. If the Independent Committee determines to make a claim for indemnification under Section 14.2 or any Pypo Party makes a claim for indemnification under Section 14.3 (each as applicable an “Indemnitee”), the Independent Committee or such Pypo Party as applicable shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnitee (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail (such written notice, an “Indemnification Notice”); provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee and shall not be recoverable from such Indemnitor under this Article XIV. If the Indemnitor shall control the defense of any such claim, the Indemnitor shall be entitled to settle such claims; provided, that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim. If the Indemnitor assumes such defense, the Indemnitor shall not be liable for any amount required to be paid by the Indemnitee that exceeds, where the Indemnitee has unreasonably withheld or delayed consent in connection with the proposed compromise or settlement of a third party claim, the amount for which that third party claim could have been settled pursuant to that proposed compromise or settlement. In all cases, the Indemnitee shall provide its reasonable cooperation with the Indemnitor in defense of claims or litigation, including by making employees, information and documentation reasonably available. If the Indemnitor shall not assume the defense of any such action, lawsuit, proceeding, investigation or other claim, the Indemnitee may defend against such matter as it deems appropriate; provided that the Indemnitee may not settle any such matter without the written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed) if the Indemnitee is seeking or will seek indemnification hereunder with respect to such matter.

Section 14.6 Determining Damages. The amount of Damages subject to indemnification under Section 14.2 or Section 14.3 shall be calculated net of (i) any Tax Benefit inuring to the Indemnitee on account of such Damages, (ii) any reserves set forth in any of the Pypo Financial Statements or the Pypo Interim Financial Statements relating to such Damages and (iii) any insurance proceeds or other amounts under indemnification agreements received or receivable by the Indemnitee on account of such Damages. If the Indemnitee receives a Tax Benefit on account of such Damages after an indemnification payment is made to it, the Indemnitee shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes to be paid or reduction in the amount of Taxes which otherwise would be paid by the Indemnitee, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit. To the extent Damages are recoverable by insurance, the Indemnitees shall take all commercially reasonable efforts to obtain maximum recovery from such insurance. In the event that an insurance or other recovery is made by any Indemnitee with respect to Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee. The Indemnitors shall be subrogated to all rights of the Indemnitees in respect of Damages indemnified by the Indemnitors. The Indemnitees shall take all commercially reasonable efforts to mitigate all Damages upon and after becoming aware of any event which could reasonably be expected to give rise to Damages. For Tax purposes, the Parties agree to treat all payments made under this Article XIV as adjustments to the consideration received for the Pypo Shares.

Section 14.7 Right of Setoff. To the extent that any Party is obligated to indemnify any other Party after Closing under the provisions of this Article XIV for Damages reduced to a monetary amount, such Party after Closing shall have the right to decrease any amount due and owing or to be due and owing under any agreement with the other Party, whether under this Agreement or any other agreement between such Parties on the one hand, and any of the other Party or any of their respective Affiliates, Subsidiaries or controlled persons or entities on the other.

Section 14.8 Limitation on Recourse; No Third Party Beneficiaries.

(a) No claim shall be brought or maintained by any Party or its respective successors or permitted assigns against any officer, director, partner, member, agent, representative, Affiliate, equity holder, successor or permitted assign of any Party which is not otherwise expressly identified as a Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or obligations of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

(b) Except as set forth in Section 14.3, the provisions of this Article XIV are for the sole benefit of the Parties and nothing in this Article XIV, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Article XIV (it being understood that only the Independent Committee and not Middle Kingdom, any Person acting on its behalf or any other Person, may exercise any indemnity rights under Section 14.2 or any other provision of Article XIV).

ARTICLE XV

Termination

Section 15.1 Methods of Termination. Unless waived by the Parties hereto in writing, the Transactions may be terminated and/or abandoned at any time but not later than the Closing:

(a) by mutual written consent of the Parties;

(b) by either Middle Kingdom or the Pypo Parties, if the Closing has not occurred by the later of (i) December 13, 2008, (ii) a date which has been approved by the shareholders of Middle Kingdom, provided such date is on or before January 31, 2009, or (iii) such other date that has been agreed by the Parties;

(c) by any Pypo Party, if there has been a breach by the Middle Kingdom Parties of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of the Pypo Parties at the Closing under Section 13.1(a) and such violation or breach has not been waived by the Pypo Parties or cured by the Middle Kingdom Parties within ten (10) business days after written notice thereof from the Pypo Parties;

(d) by Middle Kingdom, if there has been a breach by the Pypo Parties of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of the Middle Kingdom Parties at the Closing under Section 13.2(a) and such violation or breach has not been waived by the Middle Kingdom Parties or cured by the Pypo Parties within ten (10) business days after written notice thereof from the Middle Kingdom Parties;

(e) by any Pypo Party, if the Middle Kingdom Board (or any committee thereof) shall have failed to recommend or shall have withdrawn or modified in a manner adverse to the Pypo Parties its approval or recommendation of this Agreement and the Transactions;

(f) by either Middle Kingdom or the Pypo Parties, if, at the Stockholders’ Meeting (including any adjournments thereof), the Merger shall fail to be approved by a majority of the outstanding Common Stock and Class B Common Stock, voting as a group, in accordance with Section 253 of the DGCL, and/or this Agreement and the Share Exchange contemplated hereby shall fail to be approved and adopted by the affirmative vote of holders of a majority of the outstanding Class B Common Stock cast at the meeting in accordance with Middle Kingdom Constituent Instruments and the DGCL or if the aggregate number of shares of Class B Common Stock held by public stockholders of Middle Kingdom who exercise their redemption rights with respect to their Class B Common Stock in accordance with the Middle Kingdom Constituent Instruments shall constitute twenty percent (20%) or more of the Class B Common Stock sold in Middle Kingdom’s Public Offering.

(g) by either Middle Kingdom or the Pypo Parties, if, at any meetings of stockholders of Middle Kingdom (including any adjournments thereof), an extension of deadline for completing the merger transaction from December 13, 2008 to February 28, 2009 shall fail to be approved and adopted by the affirmative vote of holders of a majority of the outstanding Class B Common Stock cast at the meeting or if the aggregate number of shares of Class B Common Stock held by public stockholders of Middle Kingdom who exercise their redemption rights with respect to their Class B Common Stock in accordance with the procedures set forth in the proxy statement in connection with such meeting shall constitute twenty percent (20%) or more of the Class B Common Stock sold in Middle Kingdom’s Public Offering.

Section 15.2 Effect of Termination.

(a) In the event of termination and abandonment by either Middle Kingdom or the Pypo Parties, or all of them, pursuant to Section 15.1 hereof, written notice thereof shall forthwith be given to the other Party, and except as set forth in this Section 15, all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto, and each Party shall bear its own costs and expenses.

(b) If the Transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

(i) each Party hereto will destroy all documents, work papers and other material (and all copies thereof) of the other Party relating to the Transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

(ii) all confidential information received by either Party hereto with respect to the business of the other Party hereto shall be treated in accordance with Section 12.2 hereof, which shall survive such termination or abandonment. The following other provisions shall survive termination of this Agreement: Article XV and Article XVI.

Section 15.3 Termination Recovery and Fee.

(a) If the Agreement is properly terminated pursuant to Section 15.1(c) or 15.1(e), then Pypo will be entitled to damages in the amount of Four Million Dollars ($4,000,000) immediately upon termination of this Agreement as liquidated damages and not as a penalty amount, and in lieu of any other right or remedy that Middle Kingdom may have against the Pypo Parties for such termination or breach.

(b) If this Agreement is properly terminated pursuant to Section 15.1(d), then Middle Kingdom will be entitled to damages in the amount of Four Million Dollars ($4,000,000) immediately upon termination of this Agreement as liquidated damages and not as a penalty amount, and in lieu of any other right or remedy that the Pypo Parties may have against Middle Kingdom for such termination or breach

(c) Except for the rights specified in Section 15.2 and the right to liquidated damages provided for in Section 15.3, no Person shall have any rights to any other remedy or damages, whether at law or equity, in contract, in tort or otherwise upon the termination of this Agreement. Each of Middle Kingdom and the Pypo Parties acknowledge that the covenants and agreements contained in this Article XV are an integral part of this Agreement. If Middle Kingdom or the Pypo Parties fail to pay the liquidated damages amounts provided for in Section 15.3 when due, Middle Kingdom or the Pypo Parties, as the case may be, will reimburse the other party for all Expenses incurred by the other Party (including Expenses of counsel) in connection with the collection under and enforcement of this Article XV.

ARTICLE XVI

Miscellaneous

Section 16.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature pages hereto (or at such other address for a Party as shall be specified in writing to all other Parties).

Section 16.2 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by all of the Parties hereto. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 16.3 No Fractional Shares. No fractional shares of MK Arizona Securities shall be issued in connection with the Merger and no fractional shares of MK Cayman Securities shall be issued in connection with the Conversion. No certificates or scrip for any such fractional shares shall be issued. Any shareholder of Middle Kingdom Securities who would otherwise be entitled to receive a fraction of a share of MK Arizona Securities and/or MK Cayman Securities (after aggregating all fractional shares of MK Arizona Securities and/or MK Cayman Securities issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing bid price of a share of MK Cayman Securities on the OTCBB, or such other public trading market on which MK Cayman Securities may be trading at such time, at the Conversion Effective Time.

Section 16.4 Lost, Stolen or Destroyed Certificates. In the event any certificates representing the Middle Kingdom Securities shall have been lost, stolen or destroyed, MK Cayman shall issue in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof, such shares of MK Cayman Securities, as may be required pursuant to Article IV; provided, however, that MK Cayman may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against MK Cayman with respect to the certificates alleged to have been lost, stolen or destroyed.

Section 16.5 Adjustments to Initial Equity Payment. The Initial Equity Payment shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Middle Kingdom Securities, occurring on or after the date hereof and prior to the Conversion Effective Time.

Section 16.6 Withholding Rights. The Middle Kingdom Parties shall be entitled to deduct and withhold from the number of shares of MK Cayman Securities otherwise deliverable under this Agreement, such amounts as the Middle Kingdom Parties reasonably determine are required to be deducted and withheld with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that any amounts are so withheld all appropriate evidence of such deduction and withholding, including any receipts or forms required in order for the person with respect to whom such deduction and withholding occurred to establish the deduction and withholding and payment to the appropriate authority as being for its account with the appropriate authorities shall be delivered to the Person with respect to whom such deduction and withholding has occurred, and such withheld amounts shall be treated for all purposes as having been delivered and paid to the Person otherwise entitled to the MK Cayman Securities in respect of which such deduction and withholding was made by the Middle Kingdom Parties. Notwithstanding the foregoing, the Middle Kingdom Parties, at their option, may require any such amounts required to be deducted and withheld to be reimbursed in cash to the Middle Kingdom Parties prior to the issuance of the MK Cayman Securities.

Section 16.7 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 16.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party (it being understood that if any provision of Section 15.3 hereof is invalid, illegal or incapable of being enforced by any Law or public policy, it will be deemed to be a change to the economic and legal substance of the Transactions that is materially adverse to the Parties and will entitle either the Pypo Parties or Middle Kingdom to terminate the Agreement without penalty and none of the Parties and their respective shareholders and Affiliates will have recourse against any other Parties). Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 16.9 Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

Section 16.10 Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with all Exhibits, Annexes and Schedules hereto (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any Person other than the Parties any rights or remedies.

Section 16.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 16.12 Dispute Resolution.

(a) All disputes among the Parties arising out of or relating to this Agreement will be resolved by mandatory, binding arbitration in accordance with this Section 16.12.

(b) Before any arbitration is commenced pursuant to this Section 16.12, the Parties must endeavor to reach an amicable settlement of the dispute through friendly negotiations.

(c) If no mutually acceptable settlement of the dispute is made within the sixty (60) days from the commencement of the settlement negotiation or if any Party refuses to engage in any settlement negotiation, any Party may submit the dispute for arbitration.

(d) Any arbitration commenced pursuant to this Section 16.12 will be conducted in Hong Kong under the Arbitration Rules of the United Nations Commission on International Trade Law by arbitrators appointed in accordance with such rules. The arbitration and appointing authority will be the Hong Kong International Arbitration Centre (“HKIAC”). The arbitration will be conducted by a panel of three arbitrators, one chosen by the Middle Kingdom Representatives, one chosen by the Pypo Parties and the third chosen by agreement of the two selected arbitrators; failing agreement within thirty (30) days prior to commencement of the arbitration proceeding, the HKIAC will appoint the third arbitrator. The proceedings will be confidential and conducted in English. The arbitral tribunal will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, and its award will be final and binding on the Parties. The arbitral tribunal will determine how the Parties will bear the costs of the arbitration. Notwithstanding the foregoing, each Party will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against the other Party in any court or other tribunal of competent jurisdiction. During the pendency of any arbitration or other proceeding relating to a dispute between the Parties, the Parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement, except with regard to the matters under dispute.

Section 16.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Without limiting the generality of the foregoing, any covenants of Middle Kingdom hereunder that are to be performed by Middle Kingdom following the effective date of the Conversion are covenants that will be performed by MK Cayman as the successor to Middle Kingdom.

Section 16.14 Governing Language. This Agreement shall be governed and interpreted in accordance with the English language.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

MIDDLE KINGDOM ALLIANCE CORP.

By:
Bernard J. Tanenbaum III
Chief Executive Officer

333 Sandy Springs Circle Suite 223 Atlanta, GA

MK ARIZONA CORP.

By:
Bernard J. Tanenbaum III
Chief Executive Officer

333 Sandy Springs Circle Suite 223 Atlanta, GA

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOR PYPO PARTIES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PYPO DIGITAL COMPANY LIMITED

By:
Name:	Kuo Zhang
Title:	Director

Cricket Square, Hutchins Drive
PO Box 2681
Grand Cayman, KY1-1111
Cayman Islands

BEIJING PYPO TECHNOLOGY GROUP COMPANY LIMITED

By:
Name:	Kuo Zhang
Title:	Chairman of the Board of Directors

South 3/F
Chang’ An XingRong Center
No. 1 NaoShiKou Street
XiCheng District
Beijing, PRC

PYPO HOLDINGS (HK) COMPANY LIMITED

By:
Name:	Kuo Zhang
Title:	Director

48/F
Bank of China Tower
1 Garden Road
Central Hong Kong

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR THE PYPO SHAREHOLDERS FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ARCH DIGITAL HOLDINGS LIMITED

By:
Name:	Clement Kwong
Title:	Director

c/o ARC Advisors (HK) Limited
13/F, St. John’s Building
33 Garden Road
Central, Hong Kong

CAPITAL ALLY INVESTMENTS LIMITED

By:
Name:	Kam Yuen
Title:	Director

13/F, St. John’s Building
33 Garden Road
Central, Hong Kong

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ANNEX A

Definitions

“Accountant” shall have the meaning set forth in Section 10.2 of the Agreement.

“Acquisition Proposal” has the meaning set forth in Section 10.4(a) of the Agreement.

“Action” has the meaning set forth in Section 7.10 of the Agreement.

“Adjusted Net Income” as such term is used in Section 5.2 means the “Net Income Attributable to the Parent” as calculated and disclosed pursuant to Statement of Accounting Standards (“SFAS”) No. 160, as set forth on the audited consolidated financial statements of MK Cayman comprising a part of the Forms 20-F filed with the SEC for the fiscal years ending March 31, 2010, 2011 or 2012 adjusted to:

(i) add back to the “Net Income Attributable to the Parent” any charges for (a) “acquisition-related costs” as defined in and charged to expense pursuant to SFAS No. 141(R) and any other fees, expenses or payments to any third party related to the Merger, Conversion or Share Exchange, (b) the amortization of intangibles, (c) impairment of goodwill, each (a) – (c) as it relates to any acquisitions completed in, or pending at the end of, the applicable period (including the Merger, Conversion and Share Exchange), by MK Cayman or Pypo Entities;

(ii) add back to the “Net Income Attributable to the Parent” any out of pocket (i.e., third party) expenses incurred to design, implement and annually assess disclosure controls and procedures and internal controls over financial reporting by MK Cayman or the Pypo Entities as a consequence of MK Cayman’s compliance with the Sarbanes-Oxley Act;

(iii) add back to the “Net Income Attributable to the Parent” any charges for Taxes payable by any of the Middle Kingdom Parties or the Pypo Entities that are directly attributable to the Merger, Conversion or Share Exchange and that apply to the applicable period; and

(iv) deduct from the “Net Income Attributable to Parent” the financial statement tax benefit of the amount in (i), (ii) and (iii) above, computed by multiplying the amount of the adjustment in (i), (ii) or (iii) above by the statutory tax rate applicable to MK Cayman or Pypo entity that incurred the expense;

provided, however, that if MK Cayman is no longer required or eligible to file a Form 20-F, then the “Net Income Attributable to Parent” as calculated and disclosed pursuant to SFAS No. 160 for any particular fiscal year shall be as set forth on the audited consolidated financial statements of MK Cayman for such fiscal year.

“Affiliates” shall mean any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person. For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“ARCH BVI” has the meaning set forth in the preamble to the Agreement.

“ARS” has the meaning set forth in the background to the Agreement.

“Article of Merger” has the meaning set forth in Section 1.2 of the Agreement.

“Basic Representation” has the meaning set forth in Section 14.1 of the Agreement.

“Cap” has the meaning set forth in Section 14.4(a) of the Agreement.

“Capital Ally” has the meaning set forth in the preamble to the Agreement.

“Cayman Companies Law” means the Companies Law (2007 Revision) of the Cayman Islands.

“Certificates” has the meaning set forth in Section 4.3 of the Agreement.

“Certificate of Merger” has the meaning set forth in Section 1.2 of the Agreement.

“Change of Control” shall mean any:

(a) merger, consolidation, business combination or similar transaction involving MK Cayman in which any of the outstanding voting securities of MK Cayman is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting securities of MK Cayman outstanding immediately prior to such transaction are converted into or exchanged for voting securities of the surviving or transferee Person that constitute a majority of the outstanding shares of voting securities of such surviving or transferee Person (immediately after giving effect to such issuance);

(b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of MK Cayman or any of its Subsidiaries representing all or substantially all of the consolidated assets of MK Cayman and its Subsidiaries;

(c) issuance, sale or other disposition of (including by way of share exchange, joint venture, or any similar transaction by either MK Cayman or its stockholders) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 50% or more of the voting power of MK Cayman; provided, that any acquisition of securities directly from MK Cayman that the board of MK Cayman determines is primarily for the purposes of raising financing for MK Cayman will not be taken into account when determining if a Change in Control has occurred under this clause (c);

(d) transaction in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than Capital Ally, ARCH BVI, or any Affiliate of Capital Ally or ARCH BVI) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of securities of MK Cayman representing 50% or more of the outstanding voting capital stock of MK; provided, that any acquisition of securities directly from MK Cayman that the board of MK Cayman determines is primarily for the purposes of raising financing for MK Cayman will not be taken into account when determining if a Change in Control has occurred under this clause (d);

(e) the first day on which a majority of the members of the Board of Directors of MK Cayman are not Continuing Directors; and

(f) any combination of the foregoing.

“Class A Warrant” means the Class A Warrant of Middle Kingdom which entitles the registered holder to purchase one share of Common Stock at a price of $5.00 per share, subject to adjustment at any time commencing on the completion of a business combination.

“Class B Common Stock” means the Class B Common Stock of Middle Kingdom, par value $.001 per share.

“Class B Warrant” means the Class B Warrant of Middle Kingdom which entitles the registered holder to purchase one share of Common Stock at a price of $5.00 per share, subject to adjustment at any time commencing on the completion of a business combination.

“Closing” has the meaning set forth in Section 6.1 of the Agreement.

“Closing Date” has the meaning set forth in Section 6.1 of the Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Board” means the board of directors of MK Cayman following the Closing.

“Common Stock” means the Common Stock of Middle Kingdom, $.001 par value per share.

“Consent” has the meaning set forth in Section 7.6 of the Agreement.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of MK Cayman who (i) was a member of such Board of Directors within sixty (60) days after the closing of the Transactions or (ii) was nominated for election or elected to such Board of Directors with (A) the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; (B) the approval of a majority of the members of the nominating committee or other committee performing similar functions, if such committee exists and the Continuing Directors constitute a majority of the members of the Board of Directors of MK Cayman at the time of such nomination or election; or (C) was nominated or designated for election to the Board of Directors either (x) pursuant to the Voting Agreement or (y) by Arch BVI, Capital Alley or their Affiliates or assigns.

“Contract” means a contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Conversion” has the meaning set forth in the background to the Agreement.

“Conversion Effective Time” has the meaning set forth in Section 2.2 of the Agreement.

“Conversion Rights” means the right of holders of the Class B Common Stock voting against a business combination to convert their shares of Class B Common stock for a pro rata share of the Trust Fund, if the business combination is approved and completed. Holders of the Class B Common Stock who exercise such Conversion Rights will continue to have the right to exercise any warrants they may hold.

“Damage” has the meaning set forth in Section 14.2(a) of the Agreement.

“Deductible” has the meaning set forth in Section 14.4(a) of the Agreement.

“DGCL” has the meaning set forth in the background to the Agreement.

“Disclosure Schedules” means the Pypo Disclosure Schedule and the Middle Kingdom Disclosure Schedule.

“Earn-Out Shares” has the meaning set forth in Section 5.2(b) of the Agreement.

“Earn-Out Share Payments” has the meaning set forth in Section 5.2(b)(i) of the Agreement.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” shall mean any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Employment Agreement” means the Executive Employment Agreements entered into by Kuo Zhang, Dongping Fei, Hengyang Zhou and Francis Wan, each attached hereto as Exhibits D-1 to D-4, attached hereto.

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party on its behalf in connection with or related to the authorization, preparation, diligence, negotiation, execution and performance of this Agreement and the Transaction Documents.

“Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by any Pypo Entities and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Pypo Entities.

“FCPA” has the meaning set forth in Section 7.20 of the Agreement.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form 20-F” has the meaning set forth in Section 5.2(b)(i) of the Agreement.

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Middle Kingdom in connection with issuance of MK Cayman Securities, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“FY2010” means the fiscal year of MK Cayman ending March 31, 2010.

“FY2011” means the fiscal year of MK Cayman ending March 31, 2011.

“FY2012” means the fiscal year of MK Cayman ending March 31, 2012.

“Governmental Authority” means any national, federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body of competent jurisdiction, or other governmental authority or instrumentality, domestic or foreign.

“HKIAC” has the meaning set forth in Section 16.13(d) of the Agreement.

“Indemnitee” has the meaning set forth in Section 14.5 of the Agreement.

“Indemnitor” has the meaning set forth in Section 14.5 of the Agreement.

“Indemnification Notice” has the meaning set forth in Section 14.5 of the Agreement.

“Independent Committee” has the meaning set forth in Section 14.2(c) of the Agreement.

“Independent Director(s)” has the meaning set forth in Section 12.4(a) of the Agreement.

“Initial Equity Payment” has the meaning set forth in Section 5.2(a) of the Agreement.

“Intellectual Property Rights” shall have the meaning set forth in Section 7.13 of the Agreement.

“Investor Representation Letter” means the representation letter to be provided by each Pypo Shareholder in the form of Exhibit I of the Agreement.

“Judgment” means any judgment, order or decree.

“Knowledge”, (i) with respect to the Pypo Entities shall mean the actual knowledge of Kuo Zhang, Dongping Fei, Hengyang Zhou and Francis Wan, and (ii) with respect to Middle Kingdom shall mean the actual knowledge of its executive officers and the members of its Board of Directors.

“Law(s)” means any law, statute, ordinance, rule, regulation, order, writ, injunction or decree.

“Legal Requirement” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authorities (or under the authority of any national securities exchange upon which Middle Kingdom Securities then listed or traded)

“Liens” means any liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances.

“Lock-Up Agreement” means the lock-up agreement to be entered into by Kuo Zhang, Dongping Fei, Hengyang Zhou and Francis Wan as of the Closing Date, each in the form of Exhibit B to the Agreement.

“Management Shareholders” has the meaning set forth in the preamble to the Agreement.

“Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole. Notwithstanding the foregoing, the definition of Material Adverse Effect shall not include events caused by (A) changes in the PRC economic conditions, except to the extent that the same disproportionately impact the Pypo Entities as compared to other similarly situated companies; (B) changes to the economic conditions affecting the industries in which the Pypo Entities operate, except to the extent that the same disproportionately impact the Pypo Entities as compared to other companies in the industries in which the Pypo Entities operate; (C) changes related to or arising from the execution, announcement or performance of, or compliance with, this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, governmental authorities, customers, suppliers, distributors or employees; (D) changes in accounting requirements or principles or any change in applicable laws or the interpretation thereof; (E) the failure to meet any projections or budgets; or (F) matters listed in the Disclosure Schedules.

“Material Contract” has the meaning set forth in Section 7.18 of the Agreement.

“Material Permits” mean all Permits other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on any Parties.

“Merger” has the meaning set forth in the background to the Agreement.

“Merger Effective Time” has the meaning set forth in Section 1.2 of the Agreement.

“Middle Kingdom” has the meaning set forth in the preamble to the Agreement.

“Middle Kingdom Board” means the board of directors of Middle Kingdom prior to the Merger.

“Middle Kingdom Constituent Instruments” has the meaning set forth in Section 8.2 of the Agreement.

“Middle Kingdom Disclosure Schedule” has the meaning set forth in Article VIII of the Agreement.

“Middle Kingdom Indemnified Parties” has the meaning set forth in Section 14.2 of the Agreement.

“Middle Kingdom Material Contract” has the meaning set forth in Section 8.23(a) of the Agreement.

“Middle Kingdom Prospectus” means the prospectus filed by Middle Kingdom with the SEC and made effective on December 13, 2006.

“Middle Kingdom Public Offering” means the initial public offering of Middle Kingdom completed on December 19, 2006, in which Middle Kingdom sold 198,000 Series A Units and 3,300,000 Series B Units at a price of $8.00 per unit and the related subsequent exercise of the over-allotment option.

“Middle Kingdom Parties” has the meaning set forth in the background to the Agreement.

“Middle Kingdom Representatives” means each of Michael Marks and Bernard J. Tanenbaum III.

“Middle Kingdom SEC Documents” has the meaning set forth in Section 8.7 of the Agreement.

“Middle Kingdom Securities” has the meaning set forth in the background to the Agreement.

“Middle Kingdom Share(s)” has the meaning set forth in the background to the Agreement.

“Middle Kingdom Stock Right(s)” has the meaning set forth in the background to the Agreement.

“MK Arizona” has the meaning set forth in the preamble to the Agreement.

“MK Arizona Class B Common Stock” has the meaning set forth in the background to the Agreement.

“MK Arizona Common Stock” has the meaning set forth in the background to the Agreement.

“MK Arizona Securities” has the meaning set forth in the background to the Agreement.

“MK Arizona Share(s)” has the meaning set forth in the background to the Agreement.

“MK Arizona Stock Right(s)” has the meaning set forth in the background to the Agreement.

“MK Cayman” has the meaning set forth in the background to the Agreement.

“MK Cayman Class B Warrants” means the securities issued by MK Cayman exercisable for MK Cayman Shares that are equivalent to the Class B Warrants and has the same terms and conditions of the Class B Warrants as in effect immediately prior to the Conversion.

“MK Cayman Securities” has the meaning set forth in the background to the Agreement.

“MK Cayman Share(s)” has the meaning set forth in the background to the Agreement.

“MK Cayman Stock Right(s)” has the meaning set forth in the background to the Agreement.

“MOFCOM” shall mean the Ministry of Commerce of the PRC.

“Money Laundering Laws” has the meaning set forth in Section 7.21 of the Agreement.

“OTCBB” means the electronic Over-the-Counter Bulletin Board maintained by the FINRA.

“OFAC” has the meaning set forth in Section 7.23 of the Agreement.

“Off-balance Sheet Arrangement” means with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have: (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; or (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements.

“Party” or “Parties” has the meaning set forth in the preamble to the Agreement.

“Permits” mean all governmental franchises, licenses, permits, authorizations and approvals necessary to enable a Person to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

“Permitted Lien” shall mean (a) any restriction on transfer arising under applicable securities law; (b) any Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP; (c) any statutory Liens arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due and delinquent and which are not, individually or in the aggregate, significant; (d) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property; (e) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used or proposed to be used in connection with the such relevant Person’s business; (f) Liens identified on title policies, title opinions or preliminary title reports or other documents or writings included in the public records; (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (h) Liens of lessors and licensors arising under lease agreements or license arrangements; and (i) those Liens set forth in the Pypo Disclosure Schedule.

“Person” shall mean an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

“PRC” shall mean the People’s Republic of China, for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region and the Macao Special Administrative Region and Taiwan.

“Price per Share” means the price per share of MK Cayman common stock determined as follows: (i) if the MK Cayman Common Stock is traded on a securities exchange, the average of the closing prices over a twenty (20) day period ending three days before the date of determination; or (ii) if the MK Cayman Common Stock is actively traded over-the-counter, the average of the closing bid and asked prices quoted on the over-the-counter system over the twenty (20) day period ending three (3) days before the date of determination; or (iii) if at any time the MK Cayman Common Stock is not listed on any securities exchange or quoted on the over-the-counter market, the highest price per share which MK Cayman could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by MK Cayman from authorized but unissued shares, as determined in good faith by MK Cayman’s board of directors. In the case of a Change of Control, the date of determination of the “Price per Share” will be the effective date of a Change of Control.

“Proxy Statement/Prospectus” means the proxy statement/prospectus to be sent to Middle Kingdom stockholders in connection with the Stockholders’ Meeting

“Pypo Benefit Plans” has the meaning set forth in Section 7.15(a) of the Agreement.

“Pypo Cayman” has the meaning set forth in the preamble to the Agreement.

“Pypo Constituent Instruments” means the memorandum and articles of association of Pypo Cayman together with its statutory registers and such constituent instruments of other Pypo Entities as may exist, each as amended to the date of the Agreement.

“Pypo Disclosure Schedule” has the meaning set forth in Article VII of the Agreement.

“Pypo Entities” has the meaning set forth in the preamble to the Agreement.

“Pypo Financial Statements” has the meaning set forth in Section 7.7 of the Agreement.

“Pypo Interim Financial Statements” has the meaning set forth in Section 10.2 of the Agreement.

“Pypo HK” has the meaning set forth in the preamble to the Agreement.

“Pypo Indemnified Parties” has the meaning set forth in Section 14.3 of the Agreement.

“Pypo Party” or “Pypo Parties” has the meaning set forth in the preamble to the Agreement.

“Pypo PRC” has the meaning set forth in the preamble to the Agreement.

“Pypo Shares” has the meaning set forth in the background to the Agreement.

“Pypo Shareholder(s)” has the meaning set forth in the preamble to the Agreement.

“Real Estate Leases” has the meaning set forth in Section 7.12(a) of the Agreement.

“Real Property” has the meaning set forth in Section 7.12(a) of the Agreement.

“Registration Rights Agreement” means the registration rights agreement to be entered into by MK Cayman and the Pypo Shareholders in the form of Exhibit C of the Agreement.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act of 1933, as amended.

“Representatives” of either Party shall mean such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants and any other person acting on behalf of such Party.

“Returned Shares” has the meaning set forth in Section 14.2(b) of the Agreement.

“Sarbanes-Oxley Act” has the meaning set forth in Section 8.14 of the Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Units” mean units consisting of one share of Common Stock and five non-redeemable Class A Warrants, issued in connection with the Middle Kingdom Public Offering.

“Series B Units” means unit consisting of one share of Class B Common Stock and one redeemable Class B Warrant at a price of $8.00 per unit, issued in connection with the Middle Kingdom Public Offering.

“Share Exchange” has the meaning set forth in the background to the Agreement.

“Stockholders’ Meeting” has the meaning set forth in Section 11.1 of the Agreement.

“Subsidiary” an entity shall be deemed to be a “Subsidiary” of another Person if (a) such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at leased a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity.

“Survival Period” means the applicable period of time that a representation, warranty, covenant or obligation survives the Closing pursuant to Section 14.1 of this Agreement.

“Surviving Corporation” has the meaning set forth in Section 1.1 of the Agreement.

“Tail Policy” has the meaning set forth in Section 12.6 of this Agreement.

“Tangible Personal Property” has the meaning set forth in Section 7.12(b) of the Agreement.

“Targeted Net Income Threshold” means Adjusted Net Income of $54,000,000 for FY2010 and Adjusted Net Income of $67,000,000 for FY2011, as applicable.

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Authority, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Benefit” has the meaning set forth in Section 14.6 of the Agreement.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Trade Secrets” means all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provides advantages over competitors who do not know or use it.

“Transaction Documents” shall have the meaning set forth in Section 6.3 of the Agreement.

“Transactions” has the meaning set forth in Section 6.1 of the Agreement.

“Trust Fund” has the meaning set forth in Section 8.21 of the Agreement.

“Underwriters Purchase Option” means options granted by Middle Kingdom to the representatives of the underwriters of the Middle Kingdom Public Offering, to purchase up to a total of 19,800 Series A Units at a per-unit price of $10.00 and/or up to a total of 330,000 Series B Units at a per-unit price of $10.00. The Series A Units and Series B Units that would be issued upon exercise of this option are identical to those sold in Middle Kingdom Public Offering, except that the exercise price of the Class A Warrants and Class B Warrants underlying the Series A Units and the Series B Units granted to the representatives of the underwriters, will have an exercise price of $10.00 per share. The option to purchase the Series A Units and the Series B Units granted to the representatives of the underwriters will expire on December 13, 2011 and the warrants granted to them will expire in December 2013.

“U.S. GAAP” means generally accepted accounting principles of the United States.

“Voting Agreement” means the voting agreement among Middle Kingdom and the Pypo Shareholders in the form of Exhibit E of the Agreement.

“Voting Middle Kingdom Debt” has the meaning set forth in Section 8.1(c) of the Agreement.

“Voting Pypo Debt” has the meaning set forth in Section 7.1(b) of the Agreement.

“Warrant Agreement” means the MK Cayman Class B Warrants exercisable in exchange for MK Cayman Shares that are in substantially the form of the Class B Warrants, with conforming changes reasonably acceptable to the Pypo Parties that reflect the issuer of such warrants is a Cayman Islands exempted corporation.

SCHEDULE A

Management Shareholders

1.	ZHANG Kuo (1)

2.	FEI Dongping (2)

3.	ZHOU Henyang (3)

4.	WAN Francis (4)

Notes:

(1)	ZHANG Kuo’s wife, GONG Nana is the sole shareholder of Sinowill Holdings Limited, a British Virgin Islands company, which holds a 64% ownership interest in Style Technology Development Limited, which in turn owns a 50% ownership interest in Capital Ally Investments limited.

(2)	FEI Dongping is the sole shareholder of Huge Harvest Enterprises Limited, a British Virgin Islands company, which holds a 16% ownership interest in Style Technology Development Limited, which in turn owns a 50% ownership interest in Capital Ally Investments limited.

(3)	ZHOU Henyang’s wife, HUANG Haiping is the sole shareholder of Kingstate Group Limited, a British Virgin Islands company, which holds a 16% ownership interest in Style Technology Development Limited, which in turn owns a 50% ownership interest in Capital Ally Investments limited.

(4)	WAN Francis is the sole shareholder of Trend Focus Limited, a British Virgin Islands company, which holds a 4% ownership interest in Style Technology Development Limited, which in turn owns a 50% ownership interest in Capital Ally Investments limited.

SCHEDULE B

Pypo Share Ownership

Pypo Shareholder	Number of Pypo Shares Held	Percentage Ownership Interest
ARCH DIGITAL HOLDINGS LIMITED	90,000,000	33%
CAPITAL ALLY INVESTMENTS LIMITED	182,700,000	67%

SCHEDULE C

Share and Warrant Allocation

Pypo Shareholders	Initial Equity Payment	Warrant Payment	2010 Earn-Out Shares	2011 Earn-Out Shares
ARCH DIGITAL HOLDINGS LIMITED	14,850,000	1,700,000	2,608,696	3,391,304
CAPITAL ALLY INVESTMENTS LIMITED	30,150,000	1,700,000	7,391,304	9,608,696

TOTAL	45,000,000	3,400,000	10,000,000	13,000,000

Annex B

EXECUTION COPY

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, CONVERSION

AND SHARE EXCHANGE

This AMENDMENT NO. 1 (this “Amendment”), dated as of January 6, 2009, to that certain Agreement and Plan of Merger, Conversion and Share Exchange (the “Merger Agreement”), dated as of September 5, 2008, by and among MIDDLE KINGDOM ALLIANCE CORP., a corporation incorporated in the State of Delaware, USA (“Middle Kingdom”), MK ARIZONA CORP., a corporation incorporated in the State of Arizona, USA and a wholly-owned subsidiary of Middle Kingdom, PYPO DIGITAL COMPANY LIMITED, an exempted limited company incorporated in the Cayman Islands (“Pypo Cayman”), PYPO HOLDINGS (HK) COMPANY LIMITED, a company incorporated in Hong Kong and a wholly owned subsidiary of Pypo Cayman (“Pypo HK”), BEIJING PYPO TECHNOLOGY GROUP COMPANY LIMITED, a limited liability company established in the PRC and an indirect wholly owned subsidiary of Pypo Cayman (“Pypo PRC,” and together with Pypo Cayman and Pypo HK, the “Pypo Entities”), ARCH DIGITAL HOLDINGS LIMITED, a company incorporated in the British Virgin Islands (“ARCH BVI”), and CAPITAL ALLY INVESTMENTS LIMITED, a company incorporated in the British Virgin Islands (“Capital Ally”), is made by and among each of the aforementioned parties to the Merger Agreement (collectively, the “Parties”). Each of Arch BVI and Capital Ally are sometimes referred to herein as a “Pypo Shareholder,” and collectively as the “Pypo Shareholders.” Each of Pypo PRC, Pypo HK, Pypo Cayman, Arch BVI and Capital Ally is sometimes individually referred to herein as a “Pypo Party,” and collectively as the “Pypo Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

RECITALS

A. The Parties have heretofore executed and entered into the Merger Agreement;

B. Pursuant to Section 16.2 of the Merger Agreement, the Parties may amend the Merger Agreement by an instrument in writing signed by each of the Parties; and

C. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Parties have been in all respects duly authorized by the Parties.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and mutual agreements herein contained, and intending to be legally bound herein, the Parties hereto agree as follows:

1. Section 7.15(b) of the Merger Agreement is amended to correct the order of the subclauses (which currently contains subclause (e) twice) so that subclause (e) is followed by subclause (f) and (g).

2. Section 8.18 of the Merger Agreement is amended by replacing “February 28, 2009” with “August 31, 2009”.

3. Section 9.2(a) of the Merger Agreement is amended by replacing “February 28, 2009” with “August 31, 2009”.

4. Section 10.11 of the Merger Agreement is amended by replacing it in its entirety with the following:

“Payment of Shareholder Loans; Release of Pledged Shares. On or before June 30, 2009, (i) Capital Ally shall repay in full all amounts outstanding pursuant to that certain Loan Agreement, dated as of March 10, 2008, and Supplemental Loan Agreement, dated as of November 10, 2008, by and between Capital Ally and Pypo Cayman (the “Capital Ally Loan”) and (ii) Pypo Cayman and ARCH BVI shall repay in full all amounts outstanding pursuant to that certain Funds Transfer Agreement, dated as of March 10, 2008, and Supplemental Funds Transfer Agreement, dated as of November 10, 2008, by and between Pypo

EXECUTION COPY

Cayman and ARCH BVI. In addition to the foregoing and Deed of Release, dated as of November 10, 2008, by and between Pypo Cayman and Capital Ally, on or before the Closing Date, Capital Ally and Pypo Cayman shall cause all of the shares pledged by Capital Ally to Pypo Cayman to be released from such pledge prior to the Closing.

5. Section 11.1(c) of the Merger Agreement is amended by replacing “February 28, 2009” with “August 31, 2009”.

6. Section 15.1(b) of the Merger Agreement is amended by replacing “January 31, 2009” with “August 31, 2009”.

7. Section 15.1(g) of the Merger Agreement is amended by replacing “February 28, 2009” with “August 31, 2009”.

8. The definition of “HKIAC” is amended to correct the section reference and replace “Section 16.13(d)” with “Section 16.12(d)”.

9. Exhibit B of the Merger Agreement is amended by replacing it in its entirety with the Form of Lock-Up Agreement attached hereto as Exhibit 1.

10. Section 2.7 of Exhibit C of the Merger Agreement is amended by replacing “Section 2.13” with “Section 2.12”.

11. Middle Kingdom hereby consents to the amendment, modification or waiver of those Material Contracts set forth in Section 7.16 of the Disclosure Schedule in connection with the extension of the Capital Ally Loan as referenced in Section 3 hereof to June 30, 2009. In addition, for the avoidance of doubt, the Parties agree that, notwithstanding anything to the contrary in the Merger Agreement or the Disclosure Schedules, none of the Pypo Parties shall have any obligation to pay off any amounts owed under or in connection with the Capital Ally Loan prior to or as a condition to Closing and the amendment, modification or waiver of the Capital Ally Loan will not be deemed to violate any representation or covenant of any of the Pypo Parties contained in the Merger Agreement.

12. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

13. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

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SIGNATURE PAGES FOLLOW]

2

Annex B

EXECUTION COPY

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

MIDDLE KINGDOM ALLIANCE CORP.

By:	/S/ BERNARD J. TANENBAUM III
Bernard J. Tanenbaum III
Chief Executive Officer

333 Sandy Springs Circle Suite 223 Atlanta, GA

MK ARIZONA CORP.

By:	/S/ BERNARD J. TANENBAUM III
Bernard J. Tanenbaum III
Chief Executive Officer

333 Sandy Springs Circle Suite 223 Atlanta, GA

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SIGNATURE PAGES FOR PYPO PARTIES FOLLOW]

Signature Page to Amendment No. 1

(Middle Kingdom)

EXECUTION COPY

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

PYPO DIGITAL COMPANY LIMITED

By:	/S/ KUO ZHANG
Name:	Kuo Zhang
Title:	Director

Cricket Square, Hutchins Drive
PO Box 2681
Grand Cayman, KY1-1111
Cayman Islands

BEIJING PYPO TECHNOLOGY GROUP COMPANY LIMITED

By:	/S/ KUO ZHANG
Name:	Kuo Zhang
Title:	Chairman of the Board of Directors

South 3/F
Chang’ An XingRong Center
No. 1 NaoShiKou Street
XiCheng District
Beijing, PRC

PYPO HOLDINGS (HK) COMPANY LIMITED

By:	/S/ KUO ZHANG
Name:	Kuo Zhang
Title:	Director

48/F
Bank of China Tower
1 Garden Road
Central Hong Kong

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SIGNATURE PAGE FOR THE PYPO SHAREHOLDERS FOLLOWS]

Signature Page to Amendment No. 1

(Pypo)

EXECUTION COPY

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

ARCH DIGITAL HOLDINGS LIMITED

By:	/S/ CLEMENT KWONG
Name:	Clement Kwong
Title:	Director

c/o ARC Advisors (HK) Limited
13/F, St. John’s Building
33 Garden Road
Central, Hong Kong

CAPITAL ALLY INVESTMENTS LIMITED

By:	/S/ KAM YUEN
Name:	Kam Yuen
Title:	Director

48/F, Bank of China Tower
1 Garden Road
Central, Hong Kong

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Signature Page to Amendment No. 1

(Pypo Shareholders)

Exhibit 1

Form of Lock-up Agreement

See Annex G to this proxy statement/prospectus

ANNEX C

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

PYPO CHINA HOLDINGS LIMITED

Adopted by Special Resolution passed on September     , 2008 and effective immediately upon the completion of the share exchange transaction contemplated by the Agreement and Plan of Merger, Conversion and Share Exchange, dated as of September     , 2008 by and among Middle Kingdom Alliance Corp., MK Arizona, Pypo Digital Company Limited and the other parties thereto.

1.	The name of the Company is Pypo China Holdings Limited.

2.	The Registered Office of the Company shall be at the offices of M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2007 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5.	The authorized share capital of the Company is US$100,000 divided into 1,000,000,000 shares of a nominal or par value of US$0.001 each. The Company has the power to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2007 Revision) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

6.	The Company has the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalized terms that are not defined in this Amended and Restated Memorandum of Association bear the same meaning as those given in the Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

PYPO CHINA HOLDINGS LIMITED

Adopted by Special Resolution passed on September     , 2008, and effective immediately upon the completion of the share exchange transaction contemplated by the Agreement and Plan of Merger, Conversion and Share Exchange, dated as of September     , by and among Middle Kingdom Alliance Corp., MK Arizona, Pypo Digital Company Limited and the other parties thereto.

INTERPRETATION

1.	In these Articles, unless otherwise defined, the defined terms shall have the meanings assigned to them as follows:

“Articles”

these articles of association of the Company, as from time to time altered or added to in accordance with the Statutes and these Articles;

“Board”

the board of directors of the Company;

“Business Day”

a day (excluding Saturdays or Sundays), on which banks in Hong Kong, Beijing and New York are open for general banking business throughout their normal business hours;

“Commission”

Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Companies Law”

the Companies Law (2007 Revision) of the Cayman Islands and any statutory amendment or re-enactment thereof. Where any provision of the Companies Law is referred to, the reference is to that provision as amended by any law for the time being in force;

“Company”

Pypo China Holdings Limited, a Cayman Islands exempted company limited by shares;

“Company’s Website”

the website of the Company, the address or domain name of which has been notified to Members;

“Designated Stock Exchange”

the Global Market of The Nasdaq Stock Market, The New York Stock Exchange or any other internationally recognized stock exchange where the Company’s securities are traded;

“Directors”

the directors of the Company for the time being, or as the case may be, the Directors assembled as a Board or as a committee thereof;

“electronic” or “electronically”

the meaning given to it in the Electronic Transactions Law (2003 Revision) of the Cayman Islands and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefore;

“electronic communication”

electronic posting to the Company’s Website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than two-thirds of the vote of the Board;

“in writing”

includes writing, printing, lithograph, photograph, type-writing and every other mode of representing words or figures in a legible and non-transitory form and, only where used in connection with a notice served by the Company on Members or other persons entitled to receive notices hereunder, shall also include a record maintained in an electronic medium which is accessible in visible form so as to be useable for subsequent reference;

“Member”

a person whose name is entered in the Register of Members as the holder of a share or shares;

“Memorandum of Association”

the Memorandum of Association of the Company, as amended and re-stated from time to time;

“MK Arizona”

means MK Arizona Corp., a corporation incorporated in the State of Arizona, United States of America;

“month”

calendar month;

“Ordinary Resolution”

a resolution:

(a)	passed by a simple majority of votes cast by such Members as, being entitled to do so, vote in person or, in the case of any Member being an organization, by its duly authorized representative or, where proxies are allowed, by proxy at a general meeting of the Company; or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

“paid up”

paid up as to the par value and any premium payable in respect of the issue of any shares and includes credited as paid up;

“Register of Members”

the register to be kept by the Company in accordance with Section 40 of the Companies Law;

“Registered Office”

the registered office for the time being of the Company;

“Seal”

the common seal of the Company including any facsimile thereof;

“Securities Act”

the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“share”

any share in the capital of the Company;

“signed”

includes a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication;

“Special Resolution”

a resolution passed in accordance with Section 60 of the Companies Law and includes a unanimous written resolution expressly passed as a special resolution;

“Statutes”

the Companies Law and every other laws and regulations of the Cayman Islands for the time being in force concerning companies and affecting the Company;

“year”

calendar year.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender shall include the feminine gender;

(c)	words importing persons shall include companies or associations or bodies of persons, whether corporate or not;

(d)	“may” shall be construed as permissive and “shall” shall be construed as imperative;

(e)	a reference to a dollar or dollars (or $) is a reference to dollars of the United States;

(f)	references to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(h)	Section 8 of the Electronic Transactions Law (2003 Revision) shall not apply.

3.	Subject to the last two preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced as soon after incorporation as the Directors see fit, notwithstanding that only part of the shares may have been allotted or issued.

5.	The registered office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

ISSUE OF SHARES

6.	Subject to applicable law, rules, regulations and the relevant provisions, if any, in the Memorandum of Association, the Directors may, in their absolute discretion and without the approval of the holders of the Company’s outstanding shares, cause the Company to issue such amounts of additional shares (including, without limitation, preferred shares) (whether in certificated form or non-certificated form), grant rights over existing shares or issue other securities in one or more series as they deem necessary and appropriate and determine designations, powers, preferences, privileges and other rights, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the then outstanding shares, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form.

REGISTER OF MEMBERS AND SHARE CERTIFICATES

7.	The Company shall maintain a Register of Members and every person whose name is entered as a Member in the Register of Members shall, without payment, be entitled to a certificate within two months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) in the form determined by the Directors. All certificates shall specify the share or shares held by that person and the amount paid up thereon, provided that in respect of a share or shares held jointly by several persons, the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all. All certificates for shares shall be delivered personally or sent through the post addressed to the Member entitled thereto at the Member’s registered address as appearing in the register.

8.	The Directors may resolve to reserve such number of shares or securities of the Company as the Company may be required to issue in connection with the exercise of an option, right, warrant or other security of the Company or any other person (each a “Conversion Right”) that is exercisable for, convertible into, exchangeable for or otherwise issuable in respect of such other shares or securities of the Company. For these purposes, to “reserve” a number of shares shall mean that at the relevant time, such number of shares shall be authorised but unissued, and the Directors shall cause the Company not to issue such shares otherwise than pursuant to the exercise.

9.	Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

10.	Any two or more certificates representing shares of any one class held by any Member may at the Member’s request be cancelled and a single new certificate for such shares issued in lieu on payment (if the Directors shall so require) of US$1.00 or such smaller sum as the Directors shall determine.

11.	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same shares may be issued to the relevant Member upon request subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

12.	In the event that shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

TRANSFER OF SHARES

13.	The instrument of transfer of any share shall be in writing and executed by or on behalf of the transferor and shall be accompanied by the certificate of the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the Register of Members in respect thereof.

14.	All instruments of transfer that have been registered shall be retained by the Company.

REDEMPTION AND PURCHASE OF OWN SHARES

15.	Subject to the provisions of the Statutes and these Articles, the Company may:

(a)	issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of such shares, determine;

(b)	purchase its own shares (including any redeemable shares) at such times, on such terms and in such manners as the Directors may determine; and

(c)	make a payment in respect of the redemption or purchase of its own shares otherwise than out of profits or the proceeds of a fresh issue of shares.

16.	Any share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

17.	The redemption or purchase of any share shall not be deemed to give rise to the redemption or purchase of any other share.

18.	The Directors may, when making payments in respect of redemption or purchase of shares, if authorized by the terms of issue of the shares being redeemed or purchased or with the agreement of the holder of such shares, make such payment in any form of consideration permitted by the Statutes.

VARIATION OF RIGHTS ATTACHING TO SHARES

19.	If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to these Articles, be varied or abrogated with the consent in writing of the holders of a majority of the issued shares of that class or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class.

20.	The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

21.	The rights conferred upon the holders of the shares of any class shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu therewith.

COMMISSION ON SALE OF SHARES

22.	The Company may, in so far as the Statutes from time to time permit, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

23.	No person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statutes) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

24.	The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

25.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of 14 calendar days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or to the persons entitled thereto by reason of the death or bankruptcy of such registered holder.

26.	To give effect to any such sale, the Directors may authorize any person to transfer the shares sold to, or in accordance with the direction of, the purchaser thereof. The purchaser or his nominee shall be registered as the holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

27.	The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the shares prior to the sale) be paid to the person entitled to the shares at the date of the sale.

CALLS ON SHARES

28.	The Directors may from time to time make calls upon the Members in respect of any money unpaid on their shares, and each Member shall (subject to receiving at least 14 calendar days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

29.	The joint holders of a share shall be jointly and severally liable to pay calls in respect thereof.

30.	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum from the day appointed for the payment thereof to the time of the actual payment at such rate as the Directors may determine, but the Directors may waive payment of that interest wholly or in part.

31.	An amount payable in respect of a share on allotment or at any fixed date, whether on account of the par value of the share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call duly made and notified.

32.	The Directors may make arrangements on the issue of shares for a difference between the Members, or the particular shares, in the amount of calls to be paid and in the times of payment.

33.	The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon any shares held by him, and upon all or any of the moneys so advanced may (until the same would otherwise become payable) pay interest at such rate as may be agreed upon between the Member paying the sum in advance and the Directors. No such sum paid in advance of calls shall entitle the member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

34.	If a Member fails to pay any call or installment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of such much of the call or installment as is unpaid, together with any interest which may have accrued.

35.	The notice shall name a further day (not earlier than the expiration of 14 calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

36.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

37.	A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

38.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding the forfeiture, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of all monies due and payable by him with respect to those shares.

39.	A statutory declaration in writing that the declarant is a Director of the Company, and that a share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share or any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

40.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a share becomes due and payable, whether on account of the par value of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

41.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

42.	The legal personal representative of a deceased sole holder of a share shall be the only person recognized by the Company as having any title to the share. In the case of a share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only person recognized by the Company as having any title to the share.

43.	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) shall upon such evidence being produced as may from time to time be properly required by the Directors, have the right either to be registered as a Member in respect of the share or, instead of being registered himself, to have some person nominated by him as the transferee. If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

44.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided, however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within 90 calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

ALTERATION OF CAPITAL

45.	Subject to these Articles, the Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe.

46.	Subject to these Articles, the Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	sub-divide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(c)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

47.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorized by law.

48.	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

49.	For the purpose of determining those Members that are entitled to receive notice of, attend or vote at any meeting of Members or any adjournment thereof, or those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period but not to exceed in any case 30 calendar days. If the Register of Members shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members, such register shall be so closed for at least 10 calendar days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

50.	In lieu of or apart from closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of those Members that are entitled to receive notice of, attend or vote at a meeting of the Members, and for the purpose of determining those Members that are entitled to receive payment of any dividend, the Directors may, at or within 30 calendar days prior to the date of declaration of such dividend fix a subsequent date as the record date of such determination.

51.	If the Register of Members is not so closed and no record date is fixed for the determination of those Members entitled to receive notice of, attend or vote at a meeting of Members or those Members that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETINGS

52.	All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.

53. (a)	The Company may hold an annual general meeting but shall not (unless required by the Companies Law) be obliged to hold an annual general meeting.

(b)	At these meetings the report of the Directors (if any) shall be presented.

54. (a)	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

(b)	A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than one-third of the share capital of the Company as at that date carries the right of voting at general meetings of the Company.

(c)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

(d)	If the Directors do not within 21 calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 calendar days, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the second said 21 calendar days.

(e)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

55.	At least 14 calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting by all the Members (or their proxies) entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting by Members (or their proxies) having a right to attend and vote at the meeting and holding not less than seventy-five per cent (75%) in par value of the shares giving that right.

56.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Member shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

57.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Members holding not less than an aggregate of one-third of all voting share capital of the Company in issue present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative or proxy and entitled to vote shall be a quorum for all purposes. A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

58.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such other day, time and place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the meeting shall be dissolved.

59.	The Chairman of the Board of Directors shall preside as chairman at every general meeting of the Company, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present may choose one of their number to be chairman of the meeting.

60.	If at any meeting no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose a chairman of the meeting.

61.	The Chairman may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 10 calendar days or more, not less than seven Business Days’ notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

62.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more Members present in person or by proxy entitled to vote and who together hold not less than 10 per cent of the paid up voting share capital of the Company, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

63.	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll may be withdrawn.

64.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded shall be entitled to a second or casting vote.

65.	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF MEMBERS

66.	Subject to any rights and restrictions for the time being attached to any class or classes of shares, every Member present in person and every person representing a Member by proxy at a general meeting of the Company shall have one vote for each share registered in his name in the Register of Members. If and to the extent allowed by the Statutes, Members may vote electronically.

67.	In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

68.	A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person may, on a poll, vote by proxy.

69.	No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

70.	On a poll or on a show of hands, votes may be given either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy, the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

71.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

72.	A Member holding more than one share need not cast the votes in respect of his shares in the same way on any resolution and therefore may vote a share or some or all such shares either for or against a resolution and/or abstain from voting a share or some or all of the shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a share or some or all of the shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

73.	A resolution in writing signed (in one or more counterparts) by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

PROXIES

74.	Subject to Article 76, the instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized. A proxy need not be a Member of the Company.

75.	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a)	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b)	in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(c)	where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

76.	The instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. If and to the extent allowed by the Statutes, Members may provide proxies electronically. An instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

77.	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETING

78.	Any corporation or other non-natural person which is a Member or a Director may by resolution of its directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members or of the Board of Directors or of a committee of the Board of Directors, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member or Director.

CLEARING HOUSES

79.	If a clearing house (or its nominee) is a Member, it may, by resolution of its directors or other governing body or by power of attorney, authorize such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of members of the Company provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person so authorized pursuant to this provision shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual Member of the Company holding the number and class of shares specified in such authorization.

DIRECTORS

80. (a)	Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than three Directors, the exact number of Directors to be determined from time to time solely by a resolution duly adopted by the Board. The Directors shall be elected or appointed in the first place by the subscribers to the Memorandum of Association or by a majority of them and thereafter by the Members at a general meeting.

(b)	Each Director shall hold office until the expiration of his term and until his successor shall have been elected and qualified.

(c)	The Board of Directors shall have a Chairman of the Board of Directors (the “Chairman”) elected and appointed by a majority of the Directors then in office. The Directors may also elect a Co-Chairman or a Vice-Chairman of the Board of Directors (the “Co-Chairman”). The Chairman shall preside as chairman at every meeting of the Board of Directors. To the extent the Chairman is not present at a meeting of the Board of Directors, the Co-Chairman, or in his absence, the attending Directors may choose one Director to be the chairman of the meeting. The Chairman’s voting right as to the matters to be decided by the Board of Directors shall be the same as other Directors.

(d)	Subject to these Articles and the Companies Law, the Company may by Ordinary Resolution elect any person to be a Director either to fill a casual vacancy on the Board or as an addition to the existing Board.

(e)	The Directors by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, or the sole remaining Director, shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board or as an addition to the existing Board.

81.	Subject to Article 80, a Director may be removed from office by Special Resolution at any time before the expiration of his term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).

82.	A vacancy on the Board created by the removal of a Director under the provisions of Article 81 above may be filled by the election or appointment by Ordinary Resolution at the meeting at which such Director is removed or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting.

83.	The Board may, from time to time adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

84.	A Director shall not be required to hold any shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and of all classes of shares of the Company.

DIRECTORS’ FEES AND EXPENSES

85.	The Directors may receive such remuneration as the Board may from time to time determine. A Director may be entitled to be repaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the Board or general meetings or separate meetings of any class of shares or of debentures of the Company or otherwise in connection with the discharge of his duties as a Director.

86.	Any Director who, by request, goes or resides abroad for any purpose of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for by or pursuant to any other Articles.

ALTERNATE DIRECTOR

87.	Any Director may in writing appoint another person to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present. Every such alternate shall be entitled to notice of meetings of the Directors and to attend and vote thereat as a Director when the person appointing him is not personally present and, where he is a Director, to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate director shall not be an officer of the Company and shall be the agent of the Director appointing him. An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director. Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

88.	Any Director may appoint any person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director or, in the absence of such instructions, at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

89.	Subject to the provisions of the Companies Law, these Articles and to any resolutions made in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution made by the Company in a general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been made.

90.	Subject to these Articles, the Directors may from time to time appoint any person, whether or not a director of the Company, to hold such office in the Company as the Directors may think necessary for the administration of the Company, including without prejudice to the foregoing generality, the office of the Chief Executive Officer, President, one or more Vice Presidents, Chief Operating Officer, Chief Financial Officer, Manager or Controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. The Directors may also appoint one or more of their number to the office of Managing Director upon like terms, but any such appointment shall ipso facto determine if any Managing Director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

91.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

92.	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

93.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

94.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any of the aforesaid.

95.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

96.	Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

97.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

DISQUALIFICATION OF DIRECTORS

98.	Subject to Article 80, the office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	without special leave of absence from the Board, is absent from meetings of the Board for six consecutive months and the Board resolves that his office be vacated; or

(e)	if he shall be removed from office pursuant to these Articles or the Statutes.

PROCEEDINGS OF DIRECTORS

99.	Subject to Article 80, the Directors may meet together (whether within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting of the Directors shall be decided by a majority of votes. In case of an equality of votes the chairman shall not have a second or casting vote. A Director may at any time summon a meeting of the Directors by at least three Business Days’ notice to every other Director and alternate Director.

100.	A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

101.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be a majority of the Directors then in office, provided that a Director and his appointed alternate Director shall be considered only one person for this purpose. A meeting of the Directors at which a quorum is present when the meeting proceeds to business shall be competent to exercise all powers and discretions for the time being exercisable by the Directors. A meeting of the Directors may be held by means of telephone or teleconferencing or any other telecommunications facility provided that all participants are thereby able to communicate immediately by voice with all other participants.

102.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he has an interest. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

103.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

104.	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorize a Director or his firm to act as auditor to the Company.

105.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

106.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

107.	A resolution in writing signed (in one or more counterparts) by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Directors as the case may be, duly called and constituted.

108.	The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

109.	The Directors shall elect a chairman of their meetings and determine the period for which he is to hold office but if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

110.	A committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

111.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall not have a second or casting vote.

112.	All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

PRESUMPTION OF ASSENT

113.	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

114.	Subject to any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the same out of the funds of the Company lawfully available therefor.

115.	Subject to any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

116.	The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalizing dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Directors may from time to time think fit.

117.	Any dividend may be paid by cheque or wire transfer to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct.

118.	The Directors when paying dividends to the Members in accordance with the foregoing provisions may make such payment either in cash or in specie.

119.	No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Companies Law, the share premium account.

120.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid or credited as fully paid on the shares, but if and so long as nothing is paid up on any of the shares in the Company, dividends may be declared and paid according to the amounts of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the share.

121.	If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.

122.	No dividend shall bear interest against the Company. Any dividend which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend shall remain as a debt due to the Member. Any Dividend which remains unclaimed after a period of six years from the date of declaration of such Dividend shall be forfeited and shall revert to the Company.

BOOK OF ACCOUNTS

123.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

124.	The books of account shall be kept at such place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

125.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorized by the Directors or by the Company by Ordinary Resolution.

126.	The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Company by Ordinary Resolution or failing any such determination by the Directors.

ANNUAL RETURNS AND FILINGS

127.	The Board shall make the requisite annual returns and any other requisite filings in accordance with the Companies Law.

AUDIT

128.	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

129.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

130.	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next special meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any time during their term of office, upon request of the Directors or any general meeting of the Members.

THE SEAL

131.	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

132.	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

133.	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

134.	Subject to Article 90, the Company may have a Chief Executive Officer, President, Chief Operating Officer and Chief Financial Officer, one or more Vice Presidents, Manager or Controller, appointed by the Directors. The Directors may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time subscribe.

CAPITALIZATION OF PROFITS

135.	Subject to the Statutes and these Articles, the Board may, with the authority of an Ordinary Resolution:

(a)	resolve to capitalize an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalized to the Members in proportion to the nominal amount of shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on shares held by them respectively; or

(ii)	paying up in full unissued shares or debentures of a nominal amount equal to that sum,

and allot the shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued shares to be allotted to Members credited as fully paid;

(c)	make any arrangements it thinks fit to resolve a difficulty arising in the distribution of a capitalized reserve and in particular, without limitation, where shares or debentures become distributable in fractions the Board may deal with the fractions as it thinks fit;

(d)	authorize a person to enter (on behalf of all the Members concerned) an agreement with the Company providing for either:

(i)	the allotment to the Members respectively, credited as fully paid, of shares or debentures to which they may be entitled on the capitalization; or

(ii)	the payment by the Company on behalf of the Members (by the application of their respective operations of the reserves resolved to be capitalized) of the amounts or part of the amounts remaining unpaid on their existing shares, an agreement made under the authority being effective and binding on all those Members; and

(e)	generally do all acts and things required to give effect to the resolution.

NOTICES

136.	Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the person entitled to give notice to any Member either personally, by facsimile, or by sending it through the post in a prepaid letter or via a recognized courier service, fees prepaid, addressed to the Member at his address as appearing in the Register of Members or, to the extent permitted by all applicable laws and regulations, by electronic means by transmitting it to any electronic number or address or website supplied by the Member to the Company or by placing it on the Company’s Website. In the case of joint holders of a share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

137.	Notices posted to addresses outside the Cayman Islands shall be forwarded by prepaid airmail.

138.	Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

139.	Any notice or other document, if served by (a) post, shall be deemed to have been served five calendar days after the time when the letter containing the same is posted, or (b) facsimile, shall be deemed to have been served upon confirmation of receipt, or (c) recognized delivery service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service and in proving such service it shall be sufficient to provide that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier or (d) electronic means as provided herein shall be deemed to have been served and delivered on the day following that on which it is successfully transmitted or at such later time as may be prescribed by any applicable laws or regulations.

140.	Any notice or document delivered or sent to any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

141.	Notice of every general meeting shall be given to:

(a)	all Members who have supplied to the Company an address for the giving of notices to them;

(b)	every person entitled to a share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting; and

(c)	each Director and Alternate Director.

No other person shall be entitled to receive notices of general meetings.

142.

Whenever notice is required to be given under any provision of these Articles, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Members, Directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by these Articles.

INFORMATION

143.	No Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members to communicate to the public.

144.	The Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register of Members and transfer books of the Company.

INDEMNITY

145.	To the fullest extent permissible under the Companies Law, every Director (including for the purposes of this Article any Alternate Director appointed pursuant to the provisions of these Articles) and officer of the Company for the time being and from time to time shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a Director or officer of the Company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

146.	Expenses (including attorneys’ fees, costs and charges) incurred by a Director or officer of the Company in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such Director or officer is not entitled to be indemnified by the Company in Article 145.

147.	No such Director or officer of the Company shall be liable to the Company for any loss or damage unless such liability arises through the willful neglect or default of such Director or officer.

FINANCIAL YEAR

148.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on March 31 in each year and shall begin on April 1 in each year.

WINDING UP

149.	Subject to these Articles, if the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution of the Company, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND

NAME OF COMPANY

150.	Subject to the Companies Law and these Articles, the Company may at any time and from time to time by Special Resolution alter or amend these Articles or the Memorandum of Association of the Company, in whole or in part, or change the name of the Company.

REGISTRATION BY WAY OF CONTINUATION

151.	Subject to these Articles, the Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

ANNEX D

ARTICLES OF INCORPORATION

OF

MK ARIZONA CORP.,

an Arizona corporation

ARTICLE I

NAME

The name of the corporation is MK Arizona Corp. (the “Corporation”).

ARTICLE II

KNOWN PLACE OF BUSINESS AND STATUTORY AGENT

The address of the known place of business of the Corporation in the State of Arizona is the address of its statutory agent. The name and address of its statutory agent is CGSB Service Entity LLC, 2800 N. Central Avenue, Suite 1000, Phoenix, Arizona 85004.

ARTICLE III

PURPOSE

Subject to the conditions set forth in this Article III, the purposes for which the Corporation is formed are to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Arizona Business Corporation Act (the “ABCA”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then the purposes of the Corporation shall automatically, with no action required by the board of directors or the stockholders, on the Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date and the Corporation’s powers shall thereupon be limited to those set forth in Article 1, Chapter 14, of Title 10 of the Arizona Revised Statutes and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. This Article III may not be amended prior to the consummation of a Business Combination.

ARTICLE IV

CAPITAL STOCK

The Corporation is authorized to issue three classes of stock to be designated, respectively, “Common Stock,” “Class B Common Stock,” and “Preferred Stock.” The total number of shares the Corporation is authorized to issue is Twenty-One Million (21,000,000) shares. Fifteen Million (15,000,000) shares shall be Common Stock, $0.001 par value per share. Five Million (5,000,000) shares shall be Class B Common Stock, $0.001 par value per share. One million (1,000,000) shares shall be Preferred Stock, $0.001 par value per share.

A. Common Stock

1. Dividends. Subject to the preferential dividend rights applicable to shares of Preferred Stock, the holders of shares of Common Stock and of Class B Common Stock shall be entitled to receive only such dividends as may be declared by the Board of Directors.

2. Liquidation. Except as set forth in Section C of this Article IV in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, ratably, in proportion to the number of shares held by them, to receive all of the remaining assets of the Corporation available for distribution to holders of Common Stock.

3. Rights. Except as otherwise required by statute or as otherwise provided in this Certificate of Incorporation:

(a) each outstanding share of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote other than in connection with a “Business Combination” during the “Target Business Acquisition Period” (as such terms are hereinafter defined), and each holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder; and

(b) each outstanding share of Class B Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, including in connection with a Business Combination, and each holder of Class B Common Stock shall be entitled to one vote for each share of such stock held by such holder.

B. Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is authorized to determine, alter or eliminate any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, alter, or reduce the number of shares comprising any such series (but not below the number of such shares then outstanding) and the designation thereof, or any of them, and to provide for rights and terms of redemption or conversion of the shares of any such series.

C. The following provisions (1) through (4) shall apply during the period commencing upon the filing of these Articles of Incorporation and shall terminate upon the first to occur of (i) the consummation of any “Business Combination” or (ii) the “Termination Date” (as such terms are hereinafter defined), and may not be amended during the Target Business Acquisition Period, except by a vote of stockholders. A “Business Combination” shall mean the acquisition by the Corporation, or any successor entity, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business (“Target Business”).

1. Prior to the consummation of any Business Combination with a Target Business, the Corporation shall submit such Business Combination to the holders of its Class B Common Stock for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the ABCA. In the event that a majority of the outstanding shares of Class B Common Stock voted to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination.

2. If a Business Combination is approved in accordance with sub-paragraph (1), above, and is consummated by the Corporation, or any successor entity, then, in such event all outstanding shares of Class B Common Stock shall be deemed to automatically convert, effective as of the consummation of the Business Combination, into the same number of shares of Common Stock.

3. If, however, the Corporation does not consummate a Business Combination with a Target Business by the later of (i) 18 months after the consummation of the initial public offering of Middle Kingdom Alliance Corp. (the “IPO”) or (ii) 24 months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but such Business Combination was not consummated within such 18 month period (such later date being referred to as the “Termination Date,” and the period from the effectiveness of the Registration Statement filed in connection with the IPO up to and including the first to occur of (x) the consummation of a Business Combination or (y) the Termination Date being defined as the “Target Business Acquisition Period”), then, in such event, the directors and officers of the Corporation shall take all such action necessary to dissolve the Corporation and liquidate the assets of the Corporation (a) as soon as reasonably practicable, (b) after approval of the Corporation’s stockholders, (c) subject to the requirements of the ABCA, including the adoption of a resolution by the Board, prior to such Termination Date, pursuant to Arizona Revised Statutes Section 10-1402, finding the dissolution of the Corporation advisable and (d) after having paid or having made reasonable provisions to pay all obligations and claims or such other corporate expenses relating to or arising during the Corporation’s remaining existence in accordance with Arizona Revised Statutes Section 10-1406, and (e) providing such notices as are required by Arizona Revised Statutes Section 10-1406 as promptly thereafter as possible. In the event that the stockholders vote in favor of such dissolution and the Corporation is so dissolved, the Corporation shall promptly adopt and implement a plan of distribution which provides that (a) all outstanding shares of Class B Common Stock shall be automatically cancelled and shall revert to the status of authorized but unissued shares of Class B Common Stock; and (b) the Corporation shall thereupon distribute, and shall cause its officers to effect the distribution of its net assets, if any.

4. The Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect the Class I directors for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class I directors shall then elect the Class II and Class III directors. The directors in Class II shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class III shall be elected for a term expiring at the first Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire thereat shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. Except as the ABCA may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors, on the removal of one or more directors and/or the filling of any vacancy in that connection, for newly created directorships or for any other vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

ARTICLE V

MANAGEMENT

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by these Articles of Incorporation or the Bylaws of the Corporation the (“Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C. Any action required or permitted to be taken by the stockholders of the Corporation may be effected by a consent in writing by such stockholders.

D. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

ARTICLE VI

BOARD OF DIRECTORS

A. Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or these Articles of Incorporation directed or required to be exercised or done by the stockholders.

B. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

C. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled only by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

ARTICLE VII

BYLAWS

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board of Directors). The stockholders shall also have power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of Bylaws by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by these Articles of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII

LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Arizona Revised Statutes Section 10-202(B)(1), or (iv) for any transaction from which the director derived an improper personal benefit. If the ABCA is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the ABCA as so amended. Any repeal or modification of this Article VIII by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

INDEMNIFICATION

A. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation.

B. Procedure. Any indemnification (but not advancement of expenses) under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in the ABCA, as the same exists or hereafter may be amended. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (a) by a majority vote of the directors who were not parties to such proceeding (the “Disinterested Directors”), even though less than a quorum, (b) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

C. Advances for Expenses. Expenses (including attorneys’ fees, costs and charges) incurred by a director or officer of the Corporation in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article IX. The majority of the Disinterested Directors may, in the manner set forth above, and upon approval of such director or officer of the Corporation, authorize the Corporation’s counsel to represent such person, in any proceeding, whether or not the Corporation is a party to such proceeding.

D. Procedure for Indemnification. Any indemnification or advance of expenses (including attorney’s fees, costs and charges) under this Article IX shall be made promptly, and in any event within 60 days upon the written request of the director or officer (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article IX). The right to indemnification or advances as granted by this Article IX shall be enforceable by the director or officer in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person’s costs and expenses incurred in connection with successfully establishing his/her right to indemnification or advancement, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney’s fees, costs and charges) under this Article IX where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the ABCA, as the same exists or hereafter may be amended, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the ABCA, as the same exists or hereafter may be amended, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

E. Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by this Article IX shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification under this Article IX shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article IX is in effect. Any repeal or modification of this Article IX or any repeal or modification of relevant provisions of the ABCA or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article IX, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article IX, with respect to the resulting or surviving corporation, as he would if he/she had served the resulting or surviving corporation in the same capacity.

F. Insurance. The Corporation shall have power to purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article IX; provided, however, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

G. Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article IX as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article IX to the full extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE X

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the state of Arizona, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation, as in effect at such time, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend, alter change or repeal any provision of, or to adopt a bylaw inconsistent with, Articles V, VI, VII, VIII or IX of these Articles of Incorporation.

ARTICLE XI

INCORPORATOR

The name and address of the incorporator of the Corporation is David A. Rapaport, whose address is 333 Sandy Springs Circle, Suite 223, Atlanta, Georgia 30328. All liability of the incorporator, as incorporator, shall cease with the filing of these Articles of Incorporation with the Arizona Corporation Commission.

ARTICLE XII

INITIAL DIRECTOR

The name and address of the initial director of the Corporation is David A. Rapaport, whose address is 333 Sandy Springs Circle, Suite 223, Atlanta, Georgia 30328.

DATED as of the 4th day of September, 2008.

David A. Rapaport, Incorporator

ANNEX E

BYLAWS

OF

MK ARIZONA CORP.

ARTICLE 1—OFFICES

Section 1.1 Known Place of Business. The known place of business shall be the office of the Corporation’s statutory agent, 2800 N. Central Avenue, Suite 1000, Phoenix, Arizona 85004. The name of its statutory agent at such address is CGSB Service Entity LLC.

Section 1.2 Locations of Offices. The Corporation may also have offices at such other places both within and without the state of Arizona as the board of directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2—STOCKHOLDERS

Section 2.1 Annual Meeting. The annual meeting of the stockholders shall be held on such date and at such time as is designated by the board of directors and as is provided for in the notice of the meeting. If the election of directors shall not be held on the day designated herein for the annual meeting of the stockholders, or at any adjournment thereof, the board of directors shall cause the election to be held at a special meeting of the stockholders as soon thereafter as may be convenient.

Section 2.2 Special Meetings. Special meetings of the stockholders may be called at any time by the chairman of the board, the chief executive officer, the president, or by the board of directors, or in their absence or disability, by any vice president.

Section 2.3 Place of Meetings. The board of directors may designate any place, either within or without the state of incorporation, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. A waiver of notice signed by all stockholders entitled to vote at a meeting may designate any place, either within or without state of incorporation, as the place for the holding of such meeting. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be at the principal office of the Corporation.

Section 2.4 Notice of Meetings. The secretary or assistant secretary, if any, shall cause notice of the time, place, and purpose or purposes of all meetings of the stockholders (whether annual or special), to be mailed at least ten (10) but not more than sixty (60) days prior to the meeting, to each stockholder of record entitled to vote.

Section 2.5 Waiver of Notice. Any stockholder may waive notice of any meeting of stockholders (however called or noticed, whether or not called or noticed and whether before, during, or after the meeting), signing a written waiver of notice or a consent to the holding of such meeting, or an approval of the minutes thereof. Attendance at a meeting, in person or by proxy, shall constitute waiver of all defects of notice regardless of whether waiver consent, or approval is signed or any objections are made, unless attendance is solely for the purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. All such waivers, consents, or approvals shall be made a part of the minutes of the meeting.

Section 2.6 Fixing Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect to any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than sixty (60) days and, in case, of a meeting of stockholders, not less than ten (10) days prior to the date on which the particular action requiring such determination of stockholders is to be taken. If no record date is fixed for the determination of stockholders entitled to notice of or to vote at a meeting, the day preceding the date on which notice of the meeting is mailed shall be the record date. For any other purpose, the record date shall be the close of business on the date on which the resolution of the board of directors pertaining thereto is adopted. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof. Failure to comply with this section shall not affect the validity of any action taken at a meeting of stockholders.

Section 2.7 Voting Lists. The officers of the Corporation shall cause to be prepared from the stock ledger at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting, during the whole time thereof, and may be inspected by any stockholder who is present. The original stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section, or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

Section 2.8 Quorum. A majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the articles of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders, entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time without notice other than so announcement at the meeting, until a quorum shall be present represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.9 Vote Required. When a quorum is present at any meeting, the vote of the holders of stock having a majority of the voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one on which by express provision of the statutes of the state of Arizona or of the articles of incorporation or as otherwise specifically required by these Bylaws a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 2.10 Voting of Stock. Except as provided below and unless otherwise provided in the articles of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, subject to the modification of such voting rights of any class or classes of the Corporation’s capital stock by the articles of incorporation. If and to the extent allowed by the laws of the State of Arizona and of the United States, stockholders may vote electronically.

Section 2.11 Proxies. At each meeting of the stockholders, each stockholder entitled to vote shall be entitled to vote in person or by proxy, provided however, that the right to vote by proxy shall exist only in case the instrument authorizing such proxy to act shall have been executed in writing by the registered holder or holders of such stock, as the case may be, as shown on the stock ledger of the Corporation or by his attorney thereunto duly authorized in writing. Such instrument authorizing a proxy to act shall be delivered at the beginning of such meeting to the secretary of the Corporation or to such other officer or person who may, in the absence of the secretary, be acting as secretary of the meeting. In the event that any such instrument shall designate two or more persons to act as proxy, a majority of such persons present at the meeting, or if only one be present, that one shall (unless the instrument shall otherwise provide) have all of the powers confirmed by the instrument on all persons so designated. Persons holding stock in a fiduciary capacity, shall be entitled to vote the stock so held and the persons whose shares are pledged shall be entitled to vote, unless, the transfer by the pledgor in the books and records of the Corporation shall have expressly empowered the pledgee to vote thereon, in which case the pledgee, or his proxy, may represent such stock and vote thereon. No proxy shall be voted or acted on after twelve months from its date, unless the proxy provides for a longer period. If and to the extent allowed by the laws of the State of Arizona and of the United States, stockholders may provide proxies electronically.

Section 2.12 Stockholder Action by Written Consent Without a Meeting. Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with, and the action taken without such meeting and vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted. The consent shall be delivered to the Corporation by delivery to its registered office in the State of Arizona, or the Corporation’s principal place of business. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested; provided, however, that no consent delivered by certified or registered mail shall be deemed delivered until such consent is actually received at the Corporation’s registered office.

Section 2.13 Organization. At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or, in his absence or if one shall not have been elected, the Chief Executive Officer shall act as chairman of the meeting. The Secretary or, in his absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting shall act as secretary of the meeting and keep the minutes thereof.

Section 2.14 Order of Business.

(a) Generally. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting.

(b) Business at Annual Meeting. At any annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the board of directors or (b) by any shareholder of record of the Corporation who is entitled to vote with respect thereto and who complies with the notice procedures set forth in this section. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of the Corporation. To be timely, a stockholders notice shall be received at the principal executive offices of the Corporation not less than 120 calendar days in advance of the date in the current fiscal year that corresponds to the date in the preceding fiscal year on which the Corporation’s notice of meeting and related proxy or information statement were released to stockholders in connection with the previous years annual meeting of stockholders, except that if no meeting was held in the immediately preceding year or if the date of the annual meeting in the current fiscal year has been changed by more than 30 calendar days’ from the corresponding date of such meeting in the preceding fiscal year, such notice by the shareholder proposing business to be brought before the stockholders’ meeting must be received not less than 30 days prior to the date of the current year’s annual meeting; provided, that in the event that less than 40 days notice of the date of the meeting is given to stockholders, to be timely, a stockholders notice of business to be brought before the meeting shall be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed. A stockholders notice to the secretary shall set forth as to each matter such shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting. (b) the name and address, as they appear on the Corporation’s books, of the shareholder of record proposing such business, (c) the class and number of shares of the Corporation’s capital stock that are beneficially owned by such shareholder, and (d) any material interest of such shareholder in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be brought before or conducted at an annual meeting except in accordance with the provisions of this section. The officer of the Corporation or the person presiding at the annual meeting shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with such provisions, and if such presiding officer should so determine and declare to the meeting that business was not properly brought before the meeting in accordance with such provisions and if such presiding officer should so determine, such presiding officer shall so declare to the meeting, and any such business so determined to be not properly brought before the meeting shall not be transacted.

Section 2.15 Notification of Nominations. Nominations for the election of directors may be made by the board of directors or by any shareholder entitled to vote for the election of directors and who complies with the notice procedures set forth in this section. Any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder’s intention to make such nomination is delivered or mailed to and received at the principal executive offices of the Corporation not later than 120 calendar days in advance of the date in the current fiscal year that corresponds to the date in the preceding fiscal year on which the Corporation’s notice of meeting and related proxy, or information statement were released to stockholders in connection with the previous years annual meeting of stockholders, except that (i) with respect to an election to be held at an annual meeting of stockholders, if no annual meeting was held in the immediately preceding year or if the date of the annual meeting in the current fiscal year has been changed by more than 30 calendar days’ from the corresponding date of such meeting in the preceding fiscal year, such notice by the shareholder must be received not less than 30 days prior to the date of the current year’s annual meeting; provided, that in the event that less than 40 days notice of the date of the meeting is given or made to stockholders, to be timely, a stockholders notice shall be so received not later than the close of business on the 10th day, following the day on which such notice of the date of the annual meeting was mailed, and (ii) with respect to an election to be hold at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth:

(a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

(b) a representation that such shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting, and intend to appear in person or by proxy at the meeting to nominate the person or person specified in the notice;

(c) a description of all arrangements or understandings between such shareholder and each nominee, and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder;

(d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated by the board of directors; and

(e) the consent of each nominee to serve as a director of the Corporation if elected.

The chairman of a shareholder meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

ARTICLE 3—DIRECTORS

Section 3.1 Number, Term, and Qualifications. The number of directors which shall constitute the whole board shall be not less than three nor more than eleven. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. The Board of Directors shall be divided into three classes: Class I, Class II and Class III. At the first election of directors by the incorporator, the incorporator shall elect the Class I directors for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class I directors shall then elect the Class II and Class III directors. The directors in Class II shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class III shall be elected for a term expiring at the first Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire thereat shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. Except as the Arizona Business Corporation Act (“ABCA”) may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors, on the removal of one or more directors and/or the filling of any vacancy in that connection, for newly created directorships or for any other vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in these Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

Section 3.2 Vacancies and Newly Created Directorships. Vacancies resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director, and not by the stockholders. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term or his or her prior death, retirement, removal or resignation and (b) the newly created or eliminated directorships resulting from such increase or decrease shall if reasonably possible be apportioned by the board of directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. In the event of a vacancy in the board of directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full board of directors until the vacancy is filled. Notwithstanding the foregoing, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. If there are no directors in office, then an election of directors may be hold in the manner provided by statute.

Section 3.3 General Powers. The business of the Corporation shall be managed under the direction of its board of directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the articles of incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

Section 3.4 Regular Meetings. A regular meeting of board of directors shall be held without other notice than this bylaw immediately following and at the same place as the annual meeting of stockholders. The board of directors may provide by resolution, the time and place, either within or without the state of incorporation, for the holding of additional regular meetings without other notice than such resolution.

Section 3.5 Special Meetings. Special meetings of the board of directors may be called by or at the request of the chairman of the board, the chief executive officer, the president, or any two directors. The person or persons authorized to call special meetings of the board of directors may fix any place, either within or without the state of incorporation, as the place for holding any special meeting of the board of directors called by them.

Section 3.6 Meetings by Telephone Conference Call. Members of the board of directors may participate in a meeting of the board of directors or a committee of the board of directors by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

Section 3.7 Notice. Notice of any special meeting shall be delivered personally or by telephone to each director or sent by first-class mail or telegram, charges prepaid, addressed to each director at that director’s address as it is shown on the records of the Corporation. If the notice is mailed, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. If the notice is delivered personally or by telephone or by telegram or by email, it shall be delivered personally or by telephone or to the telegraph company or by email at least twenty-four (24) hours before the time of the holding of the meeting Any director may waive notice of any meeting. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting solely for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 3.8 Quorum. A majority of the number of directors shall constitute a quorum for the transaction of business at any meeting of the board of directors, but if less than a majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

Section 3.9 Manner of Acting. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless the question is one on which by express provision of the statutes of the state of Arizona or of the articles of incorporation or as otherwise specifically required by these Bylaws a different vote is required, in which case such express provision shall govern and control the decision of such question, and individual directors shall have no power as such.

Section 3.10 Compensation. Unless otherwise restricted by the articles of incorporation or these Bylaws, the board of directors shall have the authority to fix the compensation of directors. No such compensation shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 3.11 Presumption of Assent. A director of the Corporation who is present at a meeting of the board of directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting, unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof, or shall forward such dissent by registered or certified mail to the secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

Section 3.12 Resignations. A director may resign at any time by delivering a written resignation to either the president, a vice president, the secretary or assistant secretary, if any. The resignation shall become effective upon delivery.

Section 3.13 Written Consent to Action by Directors. Any action required to be taken at a meeting of the directors of the Corporation or any other action which may be taken at a meeting of the directors or of a committee, may be taken without a meeting, if a consent in writing, setting forth the action so taken, shall be signed by all of the directors, or all of the members of the committee, as the case may be. Such consent shall have the same legal effect as a unanimous vote of all the directors or members of the committee.

Section 3.14 Removal. At a meeting expressly called for that purpose, one or more directors may be removed for cause only by a vote of a majority of the shares of outstanding stock of the Corporation entitled to vote at an election of directors.

ARTICLE 4—OFFICERS

Section 4.1 Number. The officers of the Corporation shall be a president, one or more vice presidents, as shall be determined by resolution of the board of directors, a secretary, a treasurer, and such other officers as may be appointed by the board of directors. The board of directors may elect but shall not be required to elect a chairman of the board.

Section 4.2 Election Term of Office, and Qualifications. The officers shall be chosen by the board of directors annually at its annual meeting. In the event of failure to choose officers at an annual meeting of the board of directors, officers may be chosen at any regular or special meeting of the board of directors. Each such officer (whether chosen at an annual meeting of the board of directors to fill a vacancy or otherwise) shall hold his office until the next ensuing annual meeting of the board of directors and until his successor shall have been chosen and qualified, or until his death or until his resignation or removal in the manner provided in these Bylaws. Any one person may hold any two or more of such offices, except that the president shall not also be the secretary. No person holding two or more offices shall act in or execute any instrument in the capacity of more than one office. The chairman of the board, if any, shall be and remain director of the Corporation during the term of his office. No other officer need be a director.

Section 4.3 Subordinate Officers, Etc. The board of directors from time to time may appoint such other officers or agents as it may, deem advisable, each of whom shall have such title, hold office for such period, have such authority, and perform such duties as the board of directors from time to time may determine. The board of directors from time to time may, delegate to any officer or agent the power to appoint any such subordinate officer or agents and to prescribe their respective titles, terms of office, authorities, and duties. Subordinate officers need not be stockholders or directors.

Section 4.4 Resignations. Any officer may resign at any time by delivering a written resignation to the board of directors, the president, or the secretary. Unless otherwise specified therein, such resignation shall take effect on delivery.

Section 4.5 Removal. Any officer may be removed from office at any special meeting of the board of directors called for that purpose or at a regular meeting, by the vote of a majority of the directors, with or without cause. Any officer or agent appointed in accordance with the provisions of section 4.3 hereof may also be removed, either with or with cause, by any officer on whom such power of removal shall have been conferred by the board of directors.

Section 4.6 Vacancies and Newly Created Offices. If any vacancy shall occur in any office by reason of death, resignation, removal, disqualification, or any other cause, or if a new office shall be created, then such vacancies or newly created officers may be filled by the board of directors at any regular or special meeting.

Section 4.7 Chairman of the Board. The chairman of the board, if there be such an officer, shall have the following powers and duties:

(a) He shall preside at all stockholders meetings;

(b) He shall preside at all meetings of the board, of directors; and

(c) He shall be a member of the executive committee, if any.

Section 4.8 The Chief Executive Officer. The chief executive officer shall have the following powers and duties:

(a) He shall be the chief executive officer of the Corporation and, subject to the direction of the board of directors, shall have general charge of the business, affairs, and property of the Corporation and general supervision over its officers, employees, and agents;

(b) If no chairman of the board has been chosen, or if such officer is absent or disabled, he shall preside at meetings of the stockholders and board of directors;

(c) He shall have all power and perform all duties normally incident to the office of a chief executive officer of a Corporation and shall exercise such other powers and perform such other duties as from time to time may be assigned to him by the board of directors.

Section 4.9 The President. The president shall have the following powers and duties:

(a) He shall be empowered to sign certificates representing stock of the Corporation, the issuance of which shall have been authorized by the board of directors; and

(b) He shall have all power and perform all duties normally incident to the office of a president of a Corporation and shall exercise such other powers and perform such other duties as from time to time may be assigned to him by the board of directors.

Section 4.10 The Vice Presidents. The board of directors may, from time to time, designate and elect one or more vice presidents, one of whom may be designated to serve as executive vice president. Each vice president shall have such powers and perform such duties as from time to time may be assigned to him by the board of directors or the president. At the request or in the absence or disability of the president, the executive vice president or, in the absence or disability of the executive vice president, the vice president designated by the board of directors or (in the absence of such designation by the board of directors) by the president as senior vice president may perform all the duties of the president, and when so acting, shall have all the powers of, and be subject to all the restrictions on, the president.

Section 4.11 The Secretary. The secretary shall have the following powers and duties:

(a) He shall keep or cause to be kept a record of all of the proceedings of the meetings of the stockholders and of the board of directors, in books provided for that purpose;

(b) He shall cause all notices to be duly given in accordance with the provisions of these Bylaws and as required by statute;

(c) He shall be the custodian of the records and of the seal of the Corporation, and shall cause such seal (or a facsimile thereof) to be affixed to all certificates representing stock of the Corporation prior to the issuance thereof and to all instruments, the execution of which on behalf of the Corporation under its seal shall have been duly authorized in accordance with these Bylaws, and when so affixed, he may attest the same;

(d) He shall see that the books, reports, statements, certificates, and other documents and records required by statute are properly kept and filed;

(e) He shall have charge of the stock ledger and books of the Corporation and cause such books to be kept in such manner as to show at any time the amount of the stock of the Corporation of each class issued and outstanding, the manner in which and the time when such stock was paid for, the names alphabetically arranged and the addresses of the holders of record thereof, the amount of stock held by each holder and time when each became such holder of record; and he shall exhibit at all reasonable times to any director, on application, the original or duplicate stock ledger. He shall cause the, stock ledger referred to in Section 6.4 hereof to be kept and exhibited at the principal office of the Corporation, or at such other place as the board of directors shall determine, in the manner and for the purpose provided in such section;

(f) He shall be empowered to, sign certificates representing stock of the Corporation, the issuance of which shall have been authorized by the board of directors; and

(g) He shall perform in general all duties incident to the office of secretary and such other duties as are given to him by these Bylaws or as from time to time may be assigned to him by the board of directors or the president.

Section 4.12 The Treasurer. The treasurer shall have the following powers and duties:

(a) He shall have charge and supervision over and be responsible for the monies, securities, receipts, and disbursements of the Corporation;

(b) He shall cause the monies and other valuable effects. of the Corporation to be deposited in the name and to the credit of the Corporation in such banks or trust companies or with such banks or other depositories as shall be selected in accordance with section 4.3 hereof,

(c) He shall cause the monies of the Corporation to be disbursed by checks or drafts (signed as provided in section 5.4 hereof) drawn on the authorized depositories of the Corporation, and cause to be taken and preserved properly vouchers for all monies disbursed;

(d) He shall render to the board of directors or the president, whenever requested, a statement of the financial condition of the Corporation and of all of his transactions as treasurer, and render a full financial report at the annual meeting of the stockholders, if called on to do so;

(e) He shall cause to be kept correct books of account of all the business and transactions of the Corporation and exhibit such books to any directors on request during business hours;

(f) He shall be empowered from time to time to require from all officers or agents of the Corporation reports or statements giving such information as he may desire with respect to any and all financial transactions of the Corporation; and

(g) He shall perform in general all duties incident to the office of treasurer and such other duties as are given to him by these Bylaws or as from time to time may be assigned to him by the board of directors or the president.

Section 4.13 The Chief Financial Officer. The chief financial officer of the Corporation shall, under the direction of the president, be responsible for all financial and accounting matters and for the direction of the office of treasurer. The chief financial officer shall have such other powers and perform such other duties as the Board, the president, or these Bylaws may, from time to time, prescribe.

Section 4.14 Salaries. The salaries or other compensation of the officers of the Corporation shall be fixed from time to time by the board of directors, except that the board of directors may delegate to any person or group of persons the power to fix the salaries or other compensation of any subordinate officers or agents appointed in accordance with the provisions of section 4.3 hereof. No officer shall be prevented from receiving any such salary or compensation by reason of the fact that he is also a director of the Corporation.

Section 4.15 Surety Bonds. In case the board of directors shall so require, any officer or agent of the Corporation shall execute to the Corporation a bond in such sums and with such surety or sureties as the board of directors may direct, conditioned on the faithful performance of his duties to the Corporation, including responsibility for negligence and for the accounting of all property, monies, or securities of the Corporation which may come into his hands.

ARTICLE 5—EXECUTION OF INSTRUMENTS,

BORROWING OF MONEY, AND DEPOSIT OF CORPORATE FUNDS

Section 5.1 Execution of Instruments. Subject to any limitation contained in the articles of incorporation or these Bylaws, the president or any vice president may, in the name and on behalf of the Corporation, execute and deliver any contract or other instrument authorized in writing by the board of directors. The board of directors may, subject to any limitation contained in the articles of incorporation or in these Bylaws, authorize in writing any officer or agent to execute and deliver any contract or other instrument in the name and on behalf of the Corporation; any such authorization may be general or confined to specific instances.

Section 5.2 Loans. No loan or advance shall be contracted on behalf of the Corporation, no negotiable paper or other evidence of its obligation under any loan or advance shall be issued in its name, and no property of the Corporation shall be mortgaged, pledged, hypothecated, transferred, or conveyed as security for the payment of any loan, advance, indebtedness, or liability of the Corporation, unless and except as authorized by the board of directors. Any such authorization may be general or confined to specific instances.

Section 5.3 Deposits. All monies of the Corporation not otherwise employed shall be deposited from time to time to its credit in such banks or trust companies or with such bankers or other depositories as the board of directors may select, or as from time to time may be selected by any officer or agent authorized to do so by the board of directors.

Section 5.4 Checks, Drafts. Etc. All notes, drafts, acceptances, checks, endorsements, and, subject to the provisions of these Bylaws, evidences of indebtedness of the Corporation shall be signed by such officer or officers or such agent or agents of the Corporation and in such manner as the board of directors from time to time may determine. Endorsements for deposit to the credit of the Corporation in any of its duly authorized depositories shall be in such manner as the board of directors from time to time may determine.

Section 5.5 Bonds and Debentures. Every bond or debenture issued by the Corporation shall be evidenced by an appropriate instrument which shall be signed by the president or a vice president and by the secretary and sealed with the seal of the Corporation. The seal may be a facsimile, engraved or printed. Where such bond or debenture is authenticated with the manual signature of an authorized officer of the Corporation or other trustee designated by the indenture of trust or other agreement under which such security is issued, the signature of any of the Corporation’s officers named thereon may be a facsimile. In case any officer who signed, or whose facsimile signature has been used on any such bond or debenture, shall cease to be an officer of the Corporation for any reason before the same has been delivered by the Corporation, such bond or debenture may nevertheless be adopted by the Corporation and issued and delivered as through the person who signed it or whose facsimile signature has been used thereon had not ceased to be such officer.

Section 5.6 Sale, Transfer, Etc. of Securities. Sales, transfers, endorsements, and assignments of stocks, bonds, and other securities owned by or standing the name of the Corporation, and the execution and delivery on behalf of the Corporation of any all instruments in writing incident to any such sale, transfer, endorsement, or assignment, shall be effected by the president, or by any vice president, together with the secretary, or by any officer or agent thereunto authorized by the board of directors.

Section 5.7 Proxies. Proxies to vote with respect to stock of other corporations owned by or standing in the name of the Corporation shall be executed and delivered on behalf of the Corporation by the president or any vice president and the secretary or assistant secretary of the Corporation, or by any officer or agent thereunder authorized by the board of directors.

ARTICLE 6—CAPITAL STOCK

Section 6.1 Stock Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate, signed by the president or any vice president the secretary or assistant secretary, and sealed with the seal (which may be a facsimile, engraved, or printed) of the Corporation, certifying the number and kind, class or series of stock owned by him in the Corporation; provided, however, that where such a certificate is countersigned by (a) a transfer agent or an assistant transfer agent, or (b) registered by a registrar, the signature of any such president, vice president, secretary, or assistant secretary may be a facsimile. In case any officer who shall have signed, or whose facsimile signature or signatures shall have been used on any such certificate, shall cease to be such officer of the Corporation, for any reason, before the delivery of such certificate by the Corporation, such certificate may nevertheless be adopted by the Corporation and be issued and delivered as though the person who signed it, or whose facsimile signature or signatures shall have been used thereon, has not ceased to be such officer. Certificates representing stock of the Corporation shall be in such form as provided by the statutes of the state of incorporation. There shall be entered on the stock books of the Corporation at the time of issuance of each share, the number of the certificate issued, the name and address of the person owning the stock represented thereby, the number and kind, class or series of such stock, and the date of issuance thereof. Every certificate exchanged or returned to the Corporation shall be marked “canceled” with the date of cancellation.

Section 6.2 Transfer of Stock. Transfers of stock of the Corporation shall be made on the books of the Corporation by the holder of record thereof, or by his attorney thereunto duly authorized by a power of attorney duly executed in writing and filed the secretary of the Corporation or any of its transfer agents, and on surrender of the certificate or certificates, properly endorsed or accompanied by proper instruments of transfer, representing such stock. Except as provided by law, the Corporation and transfer agents and registrars, if any, shall be entitled to treat the holder of record of any stock as the absolute owner thereof for all purposes, and accordingly shall not be bound to recognize any legal, equitable, or other claim to or interest in such stock on the part of any other person whether or not it or they shall have express or other notice thereof.

Section 6.3 Regulations. Subject to the provisions of article IV of the articles of incorporation, the board of directors may make such rules and regulations as they may deem expedient concerning the issuance, transfer, redemption, and registration of certificates for stock of the Corporation.

Section 6.4 Maintenance of Stock Ledger at Principal Place of Business. A stock ledger (or ledgers where more than one kind, class, or series of stock is outstanding) shall be kept at the principal place of business of the Corporation, or at such other place the board of directors shall determine, containing the names alphabetically arranged of original holders of the Corporation, their addresses, their interest, the amount paid on their shares, and all transfers thereof and the number and class of stock held by each. Such stock ledgers shall at all reasonable hours by subject to inspection by persons entitled by law to inspect the same.

Section 6.5 Transfer Agents and Registrars. The board of directors may appoint one or more transfer agents and one or more registrars with respect to the certificates representing stock of the Corporation, and may require all such certificates to bear the signature of either or both. The board of directors may from time to time define the respective duties of such transfer agents and registrars. No certificate for stock shall be valid until countersigned by a transfer agent, if at the date appearing thereon the Corporation had a transfer agent for such stock, and until registered by a registrar, if at such date the Corporation had a registrar for such stock.

Section 6.6 Closing of Transfer Books and Fixing of Record Date. The board of directors shall have power to close the stock ledgers of the Corporation for a period of not to exceed sixty (60) days preceding the date of any meeting of stockholders, or the date for payment of any dividend, or the date for the allotment of rights, or capital stock shall go into effect, or a date in connection with obtaining the consent of stockholders for any purpose.

In lieu of closing the stock ledgers as aforesaid, the board of directors may fix in advance a date not exceeding sixty (60) days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining any such consent, as a date for the determination of the stockholders entitled to a notice of, and to vote at, any such meeting and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent.

If the stock ledgers shall be closed or a record date set for the purpose of determining stockholders entitled to notice or to vote at a meeting of stockholders, such books shall be closed for or such record date shaft be at least ten days immediately preceding such meeting.

Section 6.7 Lost or Damaged Certificates. The Corporation may issue a new certificate for stock of the Corporation in place of any certificate theretofore issued by it alleged to have been lost or destroyed, and the board of directors may, in their discretion, require the owner of the lost or destroyed certificate or his legal representatives, to give the Corporation a bond in such form and amount as the board of directors may direct, and with such surety or sureties as may be satisfactory to the board, to indemnify the Corporation and its transfer agents and registrars, if any, against any claims that may be made against it or any such transfer agent or registrar on account of the issuance of such new certificate. A new certificate may be issued without requiring any bond when, in the judgment of the board of directors, it is proper to do so.

ARTICLE 7—COMMITTEES

Section 7.1 How Constituted. The board of directors may designate an executive committee, audit committee, governance and nominating committee, compensation committee and such other committees as the board of directors may deem appropriate, each of which committees shall consist of one or more directors. Members of the committees shall be designated annually at the annual meeting of the board of directors; provided however, that at any time the board of directors may abolish or reconstitute any committee. Each member of each committee shall hold office until his successor shall have been designated or until his resignation or removal in the manner provided in these Bylaws.

Section 7.2 Powers. During the intervals between meetings of the board of directors, the executive committee (if one is established) shall have and may exercise all powers of the board of directors in the management of the business and affairs of the Corporation, except for the power to fill vacancies in the board of directors or to amend these Bylaws, and except for such powers as by law may not be delegated by the board of directors to an executive committee.

Section 7.3 Proceedings. Each committee may fix its own presiding and recording officer or officers, and may meet at such place or places, at such time or times and on such notice (or without notice) as it shall determine from time to time. It will keep record of its proceedings and shall report such proceedings to the board of directors at the meeting of board of directors next following.

Section 7.4 Quorum and Manner of Acting. At all meetings of the committees as may be designated hereunder by the board of directors, the presence of members constituting a majority of the total authorized membership of the committee shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the members present at, any meeting at which a quorum is preset shall be the act of such committee. The members of such committees as may be designated hereunder by the board of directors, shall act only as a committee, and the individual members thereof shall have no powers as such.

Section 7.5 Resignations. Any member of a committee may resign at any time by delivering a written resignation to the president, the secretary or assistant secretary, or to the presiding officer of the committee of which he is a member, if any shall have been appointed and shall be in office. Unless otherwise specified therein, such resignation shall take effect on delivery.

Section 7.6 Removal. The board of directors may at any time remove any member of the executive committee or of any other committee designated by it hereunder either for or without cause.

Section 7.7 Vacancies. If any vacancy shall occur in any committee by reason of disqualification, death, resignation, removal, or removal, or otherwise, the remaining members shall, until the filling of such vacancy, constitute the then total authorized membership of the committee and continued to act, unless such committee consisted of more than one member prior to the vacancy or vacancies and is left with only one member as a result thereof. Such vacancy may be filled at any meeting of the board of directors.

Section 7.8 Compensation. The board of directors may allow a fixed sum and expenses of attendance to any member of a duly designated committee who is not an active salaried employee of the Corporation for attendance at each meeting of the said committee.

ARTICLE 8—INDEMNIFICATION, INSURANCE AND

OFFICER AND DIRECTOR CONTRACTS

Section 8.1 Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “required indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent required under ABCA, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnities in connection therewith. In addition to the foregoing the Corporation is authorized and empowered, but not required, to indemnify and advance costs or to agree to indemnify and advance costs to any person that is or was an officer, director, agent or employee of the Corporation and who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer, agent or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “permitted indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment order, settlement, conviction, or a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful. The indemnitee may be indemnified and held harmless by the Corporation to the fullest extent permitted under ABCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnities in connection therewith. To the extent authorized from time to time by the Board of Directors, the Corporation may contract to provide indemnification and rights of advancement of expenses, or otherwise grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation. The term “indemnitee” shall hereinafter refer to both required and permitted indemnities.

Section 8.2 Advances. Expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding on receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by this section. Such expenses incurred by other employees and agents may be so paid on such terms and conditions, if any, as the board of directors deems appropriate.

Section 8.3 Scope of Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, sections 8.1 and 8.2:

(a) Shall not be deemed exclusive of an other rights to which those seeking indemnification or advancement of expenses may be entitled, under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, as to action in his official capacity and as to action in another capacity while holding such office; and

(b) Shall, unless otherwise provided when authorized or ratified, continue as to a person who ceased to be a director, officer, employee, or agent of the Corporation, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 8.4 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against any such liability.

Section 8.5 Officer and Director Contracts. No contract or other transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any corporation, partnership, association, or other organization in which one or more of the Corporation’s directors or officers are directors, officers, or have a financial interest, is either void or voidable solely on the basis of such relationship or solely because any such director or officer is present at or participates in the meeting of the board of directors or a committee thereof which authorizes the contract or transaction, or solely because the vote or votes of each director or officer are counted for such purpose, if:

(a) The material facts of the relationship or interest are disclosed or known to the board of directors or committee and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors even though the disinterested directors be less than a quorum;

(b) The material facts of the relationship or interest is disclosed or known to the stockholders and they approve or ratify the contract or transaction in good faith by a majority vote of the shares voted at a meeting of stockholders called for such purpose or written consent of stockholders holding a majority of the shares entitled to vote (the votes of the common or interested directors or officers shall be counted in any such vote of stockholders); or

(c) The contract or transaction is fair as to the Corporation at the time it is authorized, approved, or ratified by the board of directors, a committee thereof, or the stockholders.

ARTICLE 9—FISCAL YEAR

The fiscal year of the Corporation shall be fixed by resolution of the board of directors.

ARTICLE 10—DIVIDENDS

The board of directors may from time to time declare, and the Corporation may pay, dividends on its outstanding stock in the manner and on the terms and conditions provided by the articles of incorporation and these Bylaws.

ARTICLE 11—AMENDMENTS

Any amendment of these Bylaws shall require the affirmative vote of at least a majority of the directors comprising the Board of Directors, at a meeting called for the purpose of amending and/or restating the Bylaws. Absent affirmative vote of at a majority of the directors comprising the Board of Directors, at a meeting called for the purpose of amending and/or restating the Bylaws, the stockholders of the Corporation may amend the by-laws by an affirmative vote of at least a majority of each class of issued and outstanding shares of voting securities of the Corporation, at a meeting called for the purpose of amending and/or restating the Bylaws.

ANNEX F

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of                     , 2008, by and among Pypo China Holdings Limited, a Cayman Islands company (collectively with all predecessors thereof, the “Company”), representatives of MK Cayman identified on the signature page hereto (the “Middle Kingdom Representatives”), ARCH DIGITAL HOLDINGS LIMITED, a company incorporated in the British Virgin Islands (“ARCH BVI”) and CAPITAL ALLY INVESTMENTS LIMITED, a company incorporated in the British Virgin Islands (“Capital Ally”). Each of Arch BVI and Capital Ally are sometimes referred to herein as a “Pypo Shareholder,” and collectively as the “Pypo Shareholders.” Any and all capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Exchange Agreement (as defined below).

BACKGROUND

The Company and the Pypo Shareholders are party to that certain Agreement and Plan of Merger, Conversion and Share Exchange, dated September 5, 2008, among the Company, Pypo Digital Company Limited (“Pypo Cayman”), Beijing Pypo Technology Group Company Limited, Pypo Holdings (HK) Company Limited, Arch BVI and Capital Ally (the “Exchange Agreement”), pursuant to which, the parties agreed, among other things, that the Pypo Shareholders will sell, transfer, convey, assign and deliver to the Company, free and clear of all Liens, all their rights, title and interest in and to the Pypo Shares, in exchange for 68,000,000 MK Cayman Shares and 3,400,000 MK Cayman Class B Warrants.

As a condition to the closing of the Exchange Agreement, the Company and Pypo Shareholders have agreed to enter into this Agreement.

Each Pypo Shareholder is or expects to be the record and beneficial owner of such number of ordinary voting shares, par value $0.001 per share, of the Company set forth opposite such Pypo Shareholder’s name on Exhibit A hereto.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other party hereto that:

(a) such party has the full right, capacity and authority to enter into, deliver and perform this Agreement;

(b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement; and

(c) the execution, delivery and performance of such party’s obligations under this Agreement will not require such party to obtain the consent, waiver or approval of any Person and will not violate, result in a breach of, or constitute a default under any statute, regulation, agreement, judgment, consent, or decree by which such party is bound.

2. Shares Subject to Agreement. Each Pypo Shareholder, severally and not jointly, agrees to vote all of its shares of voting securities of the Company, whether now owned or hereafter acquired (hereinafter referred to as the “Voting Shares”) in accordance with, the provisions of this Agreement.

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3. Obligations to Vote Voting Shares for Specific Nominee.

(a) At any annual or special meeting called, or in connection with any other action (including the execution of written consents) taken for the purpose of electing directors to the board of directors of the Company (the “Board”), each of the Pypo Shareholders agrees, for a period commencing from the Closing Date of the Exchange Agreement and ending not sooner than March 31, 2011 (or March 31, 2012 if the Earn-Out Shares applicable to fiscal year 2011 of the Company have not been earned pursuant to Section 5.2(b)(vi) of the Exchange Agreement) (the “Voting Period”), to vote all of its Voting Shares in favor of the person nominated by the Middle Kingdom Representatives (the “MK Director”). The initial MK Director nominee shall be Michael Marks. Notwithstanding the foregoing, any person nominated by the Middle Kingdom Representatives to serve as the MK Director, other than Mr. Marks, must be reasonably acceptable to a majority of the Independent Directors or a majority of the members of the nominating and corporate governance committee, if such committee exists.

4. Obligations to Vote Voting Shares for Removal of Director; Filling Vacancies. During the Voting Period, the Middle Kingdom Representatives shall have the right to request the resignation or removal of the MK Director. In such event, each of the Pypo Shareholders agrees to vote all of its Voting Shares in a manner that would cause the removal of the MK Director, whether at any annual or special meeting called, or, in connection with any other action (including the execution of written consents) taken for the purpose of removing such director. In the event of the resignation, death, removal or disqualification of the MK Director, the Middle Kingdom Representatives shall promptly nominate a new director and, after written notice of the nomination has been given by Middle Kingdom Representatives to each of the Pypo Shareholders, each Pypo Shareholder will vote all its Voting Shares to elect such nominee to the Board.

5. Covenant to Vote. Each Pypo Shareholder shall appear in person or by proxy at any annual or special meeting of shareholders of the Company for the purpose of obtaining a quorum and shall vote all Voting Shares owned by such Pypo Shareholder, either in person or by proxy, at any annual or special meeting of shareholders of the Company called for the purpose of voting on the election of directors or by written consent of shareholders with respect to the election of directors, in favor of the election of the MK director. In addition, each Pypo Shareholder shall appear in person or proxy at any annual or special meeting of shareholders of the Company for the purpose of obtaining a quorum and shall vote, or shall execute and deliver a written consent with respect to, all Voting Shares owned by such Pypo Shareholder entitled to vote upon any other matter submitted to a vote of shareholders of the Company in a manner so as to be consistent and not in conflict with, and to implement, the terms of this Agreement.

6. Transfer Restrictions; Legend.

(a) Transfer Restrictions. Each of the Pypo Shareholders hereby agrees that all transfers of the Company’s capital stock made by it shall be made subject to this Agreement and any transferee will agree in writing to be bound by the terms and provisions of this Agreement as a condition precedent to any such transfer. The foregoing restriction will not apply to any transfers made in connection with an underwritten secondary offering of shares owned by the Pypo Shareholders.

(b) Legend. Each certificate representing any shares of capital stock of the Company held by either party shall be endorsed with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING REQUIREMENTS AND OTHER RESTRICTIONS SET FORTH IN A VOTING AGREEMENT BETWEEN THE HOLDER OF THIS CERTIFICATE AND CERTAIN OTHER PARTIES. TRANSFER OF THE SECURITIES IS SUBJECT TO THE RESTRICTIONS CONTAINED IN SUCH AGREEMENT.

7. Additional Shares. If, after the effective date hereof, the Pypo Shareholders or any of their affiliates acquire beneficial or record ownership of any additional shares of capital stock of the Company (any such shares, “Additional Shares”), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock of the Company or through any stock dividend or stock split, the provisions

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of this Agreement shall thereafter be applicable to such Additional Shares as if such Additional Shares had been held by the Pypo Shareholders as of the effective date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by the Pypo Shareholders of the beneficial ownership of the Additional Shares. The Pypo Shareholders shall use reasonable efforts to cause any affiliate that acquires Additional Shares to enter into a written joinder to this Agreement in form and substance satisfactory to the Company and Middle Kingdom Representatives.

8. Termination. This Agreement shall commence on the Closing Date and continue in force and effect until the earlier of (i) March 31, 2011 (or March 31, 2012 if the Earn-Out Shares applicable to fiscal year 2011 of the Company have not been earned pursuant to Section 5.2(b)(vi) of the Exchange Agreement), or (ii) a Change of Control that results in the issuance of all of the Earn-Out Shares pursuant to Section 5.2 of the Exchange Agreement. Upon the termination of this Agreement, except as otherwise set forth herein, the restrictions and obligations set forth herein shall terminate and be of no further effect, except that (a) such termination shall not affect rights perfected or obligations incurred under this Agreement prior to such termination and (b) the parties shall each be entitled to receive certificate(s) representing such holder’s shares without the legend required by Section 6 herein upon the surrender of the certificate(s) representing such shares to the Company.

9. Governing Law. This Agreement and the legal relations among the parties shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of New York are mandatorily applicable to the Transactions.

10. Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or by courier service to the following addresses, or such other address as any party hereto designates by written notice to the other party. Provided, however, a transmission per telefax or email shall be sufficient and shall be deemed to be properly served when the telefax or email is received if the signed original notice is received by the recipient within three (3) calendar days thereafter.

(a) If to the Middle Kingdom Representative, to:

Bernard J. Tanenbaum III

333 Sandy Springs Circle, Suite 223

Atlanta, GA 30328 USA

Email: jtanenbaum@midkingdom.com

With a copy (which shall not constitute notice) to:

Thelen Reid Brown Raysman & Steiner LLP

701 Eighth Street, N.W.

Washington, D.C. 20001

Attention: Louis A. Bevilacqua, Esq.

Facsimile: +1.202.654.1804

(b) If to Pypo Shareholders to:

ARCH DIGITAL HOLDINGS LIMITED

Quastisky Building, PO Box 4389

Road Town, Tortola

British Virgin Islands

Attention: [name, title]

Facsimile: +1.284.494.2889

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With a copy to:

PACIFIC ALLIANCE GROUP

16/F., St. John’s Building

33 Garden Road Central

Hong Kong

Attention: Jon R. Lewis

Telephone: +852.3719.3338

Facsimile: +852.2918.0881

Email:jlewis@pacific-alliance.com

or to such other address as any party may have furnished to the others in writing in accordance herewith.

11. Miscellaneous.

(a) Binding Effect. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. The parties hereto agree to cause their affiliates to agree in writing to be bound by the terms of this Agreement prior to, or immediately upon, the acquisition of shares by such affiliates.

(b) Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Pypo Shareholders and the Middle Kingdom Representatives. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(c) Construction; Interpretation. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents. The words “including,” “include” and other words of similar import shall be deemed to be followed by the words “without limitation.”

(d) Dispute Resolution. All disputes arising out of or relating to this Agreement will be resolved by mandatory, binding arbitration in accordance with this Section 11(d). Any arbitration commenced pursuant to this Section 11(d) will be conducted in Hong Kong under the Arbitration Rules of the United Nations Commission on International Trade Law by arbitrators appointed in accordance with such rules. The arbitration and appointing authority will be the Hong Kong International Arbitration Centre (“HKIAC”). The arbitration will be conducted by a panel of three arbitrators, one chosen by the Pypo Shareholders, one chosen by the Middle Kingdom Representatives and the third chosen by agreement of the two selected arbitrators; failing agreement within 30 days prior to commencement of the arbitration proceeding, the HKIAC will appoint the third arbitrator. The proceedings will be confidential and conducted in English. The arbitral tribunal will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, and its award will be final and binding on the parties. The arbitral tribunal will determine how the parties will bear the costs of the arbitration. Notwithstanding the foregoing, each party to this Agreement will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against the other party in any court or other tribunal of competent jurisdiction. During the pendency of any arbitration or other proceeding relating

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to a dispute between the parties, the parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement, except with regard to the matters under dispute.

(e) Counterparts; Facsimile Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or electronic mail transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic mail signature page were an original thereof.

(f) Entire Agreement. The Agreement and the exhibits and schedules attached thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

(g) Severability of Provisions. The provisions of this Agreement shall be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement would be held to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as to be invalid, prohibited or unenforceable, it shall be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision.

(h) Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Exchange Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and made and entered into effective as of the date first set forth above.

PYPO CHINA HOLDINGS LIMITED

By:
Name:
Title:

PYPO SHAREHOLDERS:

ARCH DIGITAL HOLDINGS LIMITED

By:
Name:
Title:

CAPITAL ALLY INVESTMENTS LIMITED

By:
Name:
Title:

MIDDLE KINGDOM REPRESENTATIVES:

MICHAEL MARKS

BERNARD J. TANENBAUM III

Signature Page to Voting Agreement

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ANNEX G

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of                     , 2008, by and between the stockholder set forth on the signature page to this Agreement (the “Holder”) and Middle Kingdom Alliance Corp., a Delaware corporation, or its successor corporation (“Middle Kingdom”). Any and all capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Exchange Agreement (as defined below).

BACKGROUND

A. Middle Kingdom has entered into that certain Agreement of Plan of Merger, Conversion and Share Exchange, dated September 5, 2008 (the “Exchange Agreement”) with PYPO DIGITAL COMPANY LIMITED, an exempted company with limited liability incorporated in the Cayman Islands (“Pypo Cayman”), ARCH DIGITAL HOLDINGS LIMITED, a British Virgin Islands corporation (“Arch BVI”), CAPITAL ALLY INVESTMENTS LIMITED, a British Virgin Islands corporation (“Capital Ally”), and various other parties set forth on the signature pages to the Exchange Agreement. Arch BVI and Capital Ally collectively are the legal and beneficial owners of all of the issued and outstanding shares of Pypo Cayman. The Holder is the beneficial owner (directly or through his or her nominees) of the Lock-up Shares (as defined below). Pursuant to the Exchange Agreement, Middle Kingdom will merge with and into its wholly owned subsidiary MK Arizona Corp., an Arizona corporation (“MK Arizona”), and following such merger, MK Arizona will convert to and register by way of continuation and continue its existence as a Cayman Islands company under the name China Pypo Group Limited (“MK Cayman,” and together with Middle Kingdom and MK Arizona, the “Middle Kingdom Parties”). MK Cayman will issue to Arch BVI and Capital Ally certain number of MK Cayman’s ordinary shares, par value $.001 (“Ordinary Shares”), and warrants to purchase the Ordinary Shares as is specified on Schedule C to the Exchange Agreement (all such Ordinary Shares issued to Arch BVI and Capital Ally pursuant to the Exchange Agreement collectively, the “Exchange Shares”), in exchange for all of the issued and outstanding shares of Pypo Cayman.

B. As a condition of, and as a material inducement for the Middle Kingdom Parties to enter into and consummate the transactions contemplated by the Exchange Agreement, the Holder has agreed to execute, deliver and be bound by the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Effectiveness of Agreement. This Agreement shall become null and void if the Exchange Agreement is terminated prior to the Closing.

2. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

The Holder has independently evaluated the merits of its decision to enter into and deliver this Agreement, and such Holder confirms that it has not relied on the advice of Middle Kingdom Parties, Middle Kingdom Parties’ legal counsel or any other person.

3. Beneficial Ownership. The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees, (as determined in accordance with Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) any Ordinary Shares, or any economic interest therein or derivative therefrom, other than (a) the Exchange Shares and (b) those Ordinary Shares acquired prior to the closing of the transactions contemplated by the Exchange Agreement as specified on the signature page hereto under the heading “Pre-Closing Shares”. For purposes of this Agreement, “Lock-up Shares” shall mean the Exchange Shares plus any number of Ordinary Shares acquired during the Lock-Up Period (as defined below), including, but not limited to, the Earn-Out Shares, if any. The number of Lock-up Shares of the Holder as of the date of this Agreement are specified on the signature page hereto for reference purposes only. For the avoidance of doubt, nothing in this Agreement shall impose any restrictions on any Pre-Closing Shares.

4. Lock-Up.

(a) During the Lock-up Period (as defined below), the Holder irrevocably agrees that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (including any securities convertible into, or exchangeable for, or representing the rights to receive, Lock-up Shares), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers or intends to transfer, in whole or in part, any of the economic or beneficial consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales with respect to any security of the Middle Kingdom Parties. [Notwithstanding the foregoing, the parties hereto acknowledge that the Lock-up Shares have been pledged to Gottex Fund Management Sàrl (“Existing Pledge”) to secure monies borrowed by ARC Capital Holdings Limited, the sole shareholder of Arch BVI, and that the restrictions of this Lock-up Agreement shall be subject to the Existing Pledge.]1 Furthermore, nothing in this provision intends to restrict transfers of the Lock-up Shares by (i) the Pypo Shareholders (other than the Management Shareholders) that are in compliance with applicable federal and state securities laws to Persons who agree in writing to be bound by the terms of the Lock-Up Agreement as to the Lock-up Shares so transferred, (ii) the Pypo Shareholders pursuant to an underwritten secondary offering or (iii) by the Pypo Shareholders (including the Management Shareholders) in connection with a Change of Control (as such term is defined in the Exchange Agreement). In addition, nothing in this Agreement shall restrict the Pypo Shareholders (including the Management Shareholders) from entering into or executing any agreements, contracts or arrangements relating to a Change of Control.

(b) In furtherance of the foregoing, the Middle Kingdom Parties will (i) place an irrevocable stop order on all Lock-up Shares, including those which are covered by a registration statements, (ii) notify the MK Cayman transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct the MK Cayman transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement; and (iii) place a notation on the register of members of MK Cayman about the restrictions on such Lock-up Shares under this Agreement and direct the MK Cayman register office service provider not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements

[1]	Insert language in brackets for the lock-up agreement with Arch BVI.

(including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(d) For purpose of this agreement, “Lock-up Period” means a period of [24 months/12 months2 ] from the Date of Delivery; provided that in the event a Change of Control (as such term is defined in the Exchange Agreement) occurs, the Lock-up Period will terminate immediately upon such Change of Control. “Date of Delivery” means the date of the delivery of the Lock-up Shares to the Pypo Shareholders (which shall be the Closing Date with respect to the Initial Equity Payment is being delivered to the Pypo Shareholders at the Closing, and which shall be the dates that the Earn-Out Shares are issued and delivered in accordance with Section 5.2(b) of the Exchange Agreement, with respect to the Earn-Out Shares).

5. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

6. Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or by courier service to the following addresses, or such other address as any party hereto designates by written notice to the other party. Provided, however, a transmission per telefax or email shall be sufficient and shall be deemed to be properly served when the telefax or email is received if the signed original notice is received by the recipient within three (3) calendar days thereafter.

(a)	If to Middle Kingdom, to: [Insert address]

(b)	If to Holders to: [Insert address]

or to such other address as any party may have furnished to the others in writing in accordance herewith.

7. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

8. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

9. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. Without limiting the generality of the foregoing, it is being specifically understood that, Middle Kingdom will merge with and into its wholly owned subsidiary MK Arizona, and following such merger, MK Arizona will convert to and register by way of continuation and continue its existence as MK Cayman. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by each of the Middle Kingdom Parties and their successors and assigns.

10. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

11. Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties, hereto; provided, however, that any such amendment or modification shall require the written consent and approval of the Middle Kingdom Representatives (as defined in the Exchange Agreement).

[2]	In the case of the Management Shareholders, the Lock-up period shall be 24 months from the Date of Delivery, and in the case of the Pypo Shareholders other than the Management Shareholders, the Lock-up Period shall be 12 months from the Date of Delivery.

12. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

13. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

14. Dispute Resolution. All disputes arising out of or relating to this Agreement will be resolved by mandatory, binding arbitration in accordance with this Section. Any arbitration commenced pursuant to this Section 14 will be conducted in Hong Kong under the Arbitration Rules of the United Nations Commission on International Trade Law by arbitrators appointed in accordance with such rules. The arbitration and appointing authority will be the Hong Kong International Arbitration Centre (“HKIAC”). The arbitration will be conducted by a panel of three arbitrators, one chosen by the Holder, one chosen by the Middle Kingdom Representative and the third chosen by agreement of the two selected arbitrators; failing agreement within 30 days prior to commencement of the arbitration proceeding, the HKIAC will appoint the third arbitrator. The proceedings will be confidential and conducted in English. The arbitral tribunal will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, and its award will be final and binding on the parties. The arbitral tribunal will determine how the parties will bear the costs of the arbitration. Notwithstanding the foregoing, each party to this Agreement will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against the other party in any court or other tribunal of competent jurisdiction. During the pendency of any arbitration or other proceeding relating to a dispute between the parties, the parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement, except with regard to the matters under dispute.

15. Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of New York.

16. Arch BVI and Capital Ally. Other than as may be required to fulfill any of its obligations under the Existing Pledge, neither Arch BVI nor Capital Ally will take any action that is inconsistent with the provisions of this Agreement and each of Arch BVI and Capital Ally will do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request, and at the sole expense of such requesting party, in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

17. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflict with a provision in the Exchange Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Lock-Up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

MIDDLE KINGDOM ALLIANCE CORP.

By:
	Name:	Bernard J. Tanenbaum III
	Title:	Chief Executive Officer

HOLDER:

EXCHANGE SHARES:

PRE-CLOSING SHARES:

LOCK-UP SHARES:

As to Section 16 of this Agreement only:	ARCH BVI AND CAPITAL ALLY:

ARCH DIGITAL HOLDINGS LIMITED

By:
Name:
Title:

CAPITAL ALLY INVESTMENTS LIMITED

By:
Name:
Title:

ANNEX H

FORM OF REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”) is dated as of [—], 2008, by and among Pypo China Holdings Limited, a Cayman Islands company, or its successors (the “Company”), and ARCH DIGITAL HOLDINGS LIMITED, a company incorporated in the British Virgin Islands (“Arch BVI”) and Capital Ally Investments Limited, a company incorporated in the British Virgin Islands (“Capital Ally”). Each of Arch BVI and Capital Ally is sometimes referred to herein as a “Shareholder,” and collectively as the “Shareholders.”

RECITALS

WHEREAS, the Company has entered into an Agreement and Plan of Merger, Conversion and Share Exchange which contemplates the (i) merger of the Company into its wholly owned Arizona subsidiary (“MK Arizona”), (ii) the subsequent conversion of MK Arizona into a Cayman Islands company by a transfer of domicile, (iii) the registration and continuation of MK Arizona as a Cayman Islands company (“MK Cayman”), and (iv) the acquisition by MK Cayman of the operations and business of Pypo Digital Company Limited , a limited company incorporated in the Cayman Islands (“Pypo Cayman”) by way of a share exchange (the “Business Combination”).

WHEREAS, the Company and the Shareholders desire to enter into this Agreement in order to, among other things, reflect the registration rights to be provided to the Shareholders in connection with the up to 68,000,000 ordinary shares of MK Cayman and warrants to purchase 3,400,000 ordinary shares of MK Cayman to be issued to the Shareholders in connection with the Business Combination and the other transactions contemplated in connection therewith.

NOW, THEREFORE, in consideration of the mutual promises and covenants and agreements set forth herein, the Company and the Shareholders hereby agree as follows:

AGREEMENT

1. Registration Rights.

1.1 Definitions. For purposes of this Section 1:

(a) Demand Notice. The term “Demand Notice” means a written notice executed by Arch BVI or Capital Ally.

(b) Effective Date. The term “Effective Date” means with respect to any Registration Statement the earlier of (i) the one hundred twentieth (120th) day following the Filing Date (as defined below) or (ii) in the event the Registration Statement receives a “full review” by the SEC, the one hundred fiftieth (150th) day following the Filing Date or (iii) the date which is within three Business Days after the date on which the SEC informs the Company the (x) the SEC will not review a Registration Statement or (y) the Company may request the acceleration of the effectiveness of a Registration Statement and the Company makes such request; provided, that, if the Effective Date falls on a Saturday, Sunday or any other day that is a legal holiday or a day on which the SEC is authorized or required by law or other government action to close, the Effective Date shall be the following Business Day.

(c) Filing Date. The term “Filing Date” means the sixtieth (60th) day following the delivery date of a Demand Notice or such later date as specified in the Demand Notice or as agreed by Arch BVI and Capital Ally; provided, that, if the Filing Date falls on a Saturday, Sunday or any other day that is a legal holiday or a day on which the SEC is authorized or required by law or other government action to close, the Filing Date shall be the following Business Day.

(d) Holder. For purposes of this Section 1 and Section 2 hereof, the term “Holder” or “Holders” means any person or persons owning of record Registrable Securities (as defined in subsection 1(g) below) or any assignee of record of such Registrable Securities to whom rights under this Section 1 have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of securities convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities.

(e) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement.

(f) Registration Statement. A “Registration Statement” is any registration statement filed pursuant to Section 1.2 of this Agreement.

(g) Registrable Securities. The term “Registrable Securities” means: (i) any and all ordinary shares, par value $.001, of MK Cayman and ordinary shares of MK Cayman underlying exercisable or convertible securities (“Shares”) beneficially owned by the Shareholders as a result of the Business Combination and (ii) any Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, in exchange for or in replacement of, all such Shares described in clause (i) of this subsection (f).

(h) Rule 415. The term “Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

(i) Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended.

(j) SEC. The term “SEC” means the United States Securities and Exchange Commission.

1.2 Mandatory Registration.

(a) Registration. If a Demand Notice is delivered by Arch BVI or Capital Ally, then on or prior to the Filing Date, the Company shall use its commercially reasonable efforts prepare and file with the SEC a “resale” Registration Statement providing for the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415. Such Registration Statement shall be on Form S-3 (except if the Company is not then eligible to register the Registrable Securities on Form S-3, such registration shall be on an appropriate form in accordance herewith and the Securities Act and the rules promulgated thereunder). The Company shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event prior to the Effective Date, and to keep such Registration Statement continuously effective under the Securities Act until such date as is the earlier of (x) the date when all Registrable Securities covered by such Registration Statement have been sold or (y) the date on which the Registrable Securities may be sold without any restriction pursuant to Rule 144 of the Securities Act as determined by the counsel to the Company pursuant to a written opinion letter, addressed to the Company’s transfer agent to such effect (the “Effective Period”). The Company shall request that the effective time of any such Registration Statement be no later than 5:00 p.m. Eastern Time on the Effective Date.

(b) In the event that the Company is unable to register all of the Registrable Securities for resale under Rule 415 due to limits imposed by the SEC’s interpretation of Rule 415, the Company will file a Registration Statement under the Securities Act with the SEC covering the resale by the Holders of such lesser amount of the Registrable Securities as the Company is able to register pursuant to the SEC’s interpretation of Rule 415 and use its commercially reasonable efforts to have such Registration Statement declared effective as promptly as possible and, when permitted to do so by the SEC, to file subsequent registration statement(s) under the Securities Act with the SEC covering the resale of any Registrable Securities that were omitted from previous registration statement(s) and use its commercially reasonable efforts to have such registration declared effective as promptly as possible thereafter. In furtherance of the Company’s obligations set forth in the preceding sentence, the parties agree that in the event that any Holder shall deliver to the Company a written notice at any time after the later of (x) the date which is six months after the Effective Date of the latest Registration Statement filed pursuant to Section 1.2(a) or 1.2(b) hereof, as applicable, or (y) the date on which all Registrable Securities registered on all of the prior Registration Statements filed pursuant to Section 1.2(a) and 1.2(b) hereof are sold, that the Company shall file, within thirty (30) days following the date of receipt of such written notice, an additional Registration Statement registering all Registrable Securities that were omitted from the initial Registration Statement.

(c) All expenses incurred in connection with a registration pursuant to this Section 1.2, including without limitation all registration and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company (but excluding underwriters’ discounts and commissions and fees of counsel to the Holders), shall be paid by the Company. Each Holder participating in a registration pursuant to this Section 1.2 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering and of any counsel for the selling Holder(s). Notwithstanding the foregoing, the Company shall not be required to pay the expenses of any registration proceeding begun pursuant to this Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered.

1.3 Piggyback Registrations. If at any time during the Effective Period there is not an effective registration statement covering all the Registrable Securities and the Company shall determine to file a registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to (i) any employee benefit plan or (ii) a corporate reorganization, merger or acquisition), then the Company shall notify all Holders in writing at least thirty (30) calendar days prior to such filing and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) calendar days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include its Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If a registration statement under which the Company gives notice under this Section 1.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include its Registrable Securities in a registration pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected by the Company for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, (i) with respect to a registration statement initiated by the Company for its own account, first, to the Company, and second, the holders of securities, if any, including the Registrable Securities, as to which registration has been requested pursuant to written contractual piggy-back registration rights (pro rata in accordance with the number of securities which each such person has actually requested to be included in such registration, regardless of the number of securities with respect to which such persons have the right to request such inclusion), and (ii) with respect to a registration statement initiated by the Company for the account of third parties exercising demand registration rights, first, to such third parties, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. Expenses. All expenses incurred in connection with a registration pursuant to this Section 1.3 (excluding underwriters’ and brokers’ discounts and commissions and any fees or disbursements of counsel for the selling Holder(s)), including, without limitation all governmental registration and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company shall be paid by the Company.

1.4 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as commercially reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective until the end of the Effective Period.

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering (it being understood and agreed that, as a condition to the Company’s obligations under this clause (e), each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement);

(f) make commercially reasonable efforts to notify (at least one business day prior) each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and the Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities; and

(h) the Company may require each selling Holder to furnish to the Company information regarding such Holder and the distribution of such Registrable Securities as is required by law to be disclosed in any registration statement, prospectus, or any amendment or supplement thereto, and the Company may exclude from such registration the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.

1.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 1.2 or 1.3 hereof that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably required to timely effect the registration of their Registrable Securities.

1.6 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.7 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 1.2 or 1.3 hereof:

(a) By the Company. Except as prohibited by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), against all losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.7(a)

shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

(b) By Selling Holders. Each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against all losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or such other Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 1.7(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 1.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.7.

(d) Contribution. If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e) Survival. The obligations of the Company and Holders under this Section 1.7 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

1.8 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Shares, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) as long as a Holder owns Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), a copy of the most recent periodic report of the Company and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).

1.9 Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 1.2 or 1.3 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 1.2 or 1.3 if all such Registrable Securities proposed to be sold by a Holder (and its affiliates) may be sold without limitation or registration under the Securities Act pursuant to Rule 144.

2. General Provisions.

2.1 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, deposited in the international air mail postage prepaid, or sent by facsimile or e-mail when receipt is electronically confirmed (i) if to Shareholders, as set forth below Shareholders’ name on the signature page of this Agreement, and (ii) if to the Company, to the address set forth below:

INSERT ADDRESS

Any party hereto (and such party’s permitted assigns) may by notice so given change its address for future notices hereunder. Notice shall be deemed conclusively given when personally delivered or sent in the manner set forth above.

2.2 Entire Agreement. This Agreement, together with all the exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

2.3 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of New York, excluding that body of law relating to conflict of laws and choice of law that would result in the application of the substantive law of another jurisdiction.

2.4 Dispute Resolution. All disputes arising out of or relating to this Agreement will be resolved by mandatory, binding arbitration in accordance with this Section. Any arbitration commenced pursuant to this Section 2.4 will be conducted in Hong Kong under the Arbitration Rules of the United Nations Commission on International Trade Law by arbitrators appointed in accordance with such rules. The arbitration and appointing authority will be the Hong Kong International Arbitration Centre (“HKIAC”). The arbitration will be conducted by a panel of three arbitrators, one chosen by the Shareholders, one chosen by the Company and the third chosen by agreement of the two selected arbitrators; failing agreement within 30 days prior to commencement of the arbitration proceeding, the HKIAC will appoint the third arbitrator. The proceedings will be confidential and conducted in English. The arbitral tribunal will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, and its award will be final and binding on the parties. The arbitral tribunal will determine how the parties will bear the costs of the arbitration. Notwithstanding the foregoing, each party to this Agreement will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against the other party in any court or other tribunal of competent jurisdiction. During the pendency of any arbitration or other proceeding relating to a dispute between the parties, the parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement, except with regard to the matters under dispute.

2.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

2.6 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

2.7 Successors and Assigns. Subject to Section 2.13, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. In furtherance thereof, it shall be a condition to the consummation of the Business Combination that the Company assign, pursuant to a separate assignment agreement, all of its rights and obligations under this Agreement with respect to the registration of the Registrable Securities to MK Cayman and MK Cayman shall assume all such rights and obligations of the Company hereunder.

2.8 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

2.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.10 Adjustments for Stock Splits and Certain Other Changes. Wherever in this Agreement there is a reference to a specific number of Shares of the Company, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

2.11 Aggregation of Stock. All shares deemed to be “beneficially owned” (as such term is defined under Rule 13d-3 of the Exchange Act) by any entity or person, shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

2.12 Assignment. Notwithstanding anything herein to the contrary, the rights of any of Arch BVI, Capital Ally or any other Holder herein may be assigned only to (i) a party who acquires at least [                    ] Registrable Securities (as adjusted for stock splits, dividends, and the like) or (ii) a direct or indirect stockholder, partner, member, or beneficiary of Arch BVI or Capital Ally; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name, address and tax identification number of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee (a) shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 2, and (b) is not a direct competitor of the Company as determined in good faith by the Company’s Board of Directors.

2.14 Amendment of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, Arch BVI and Capital Ally. Any amendment or waiver effected in accordance with this Section 2.14 shall be binding upon each Holder, each permitted successor or assignee of such Holder and the Company.

2.15 Termination. This Agreement shall terminate in the event the Business Combination is not consummated or the Agreement and Plan of Merger, Conversion and Share Exchange is terminated.

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date and year first above written.

Pypo China Holdings Limited

By:
Name:
Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR THE SHAREHOLDERS FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date and year first above written.

ARCH DIGITAL HOLDINGS LIMITED

By:
Name:
Title:

Mailing Address:

CAPITAL ALLY INVESTMENTS LIMITED

By:
Name:
Title:

Mailing Address:

Annex I

FORM OF EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of             by and between Pypo Digital Company Limited, a company incorporated in the Cayman Islands (the “Company”) and             (the “Executive”) (collectively the “Parties”; individually a “Party”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, as the Company’s             ;

ACCORDINGLY, the Parties agree as follows:

1. Term of Employment

This Agreement shall become effective on the date that the transactions contemplated by that certain Agreement and Plan of Merger, Conversion and Share Exchange, dated as of the same day hereof, among the Company and the other parties thereto, are consummated. The term of employment shall be three (3) years, unless this Agreement is terminated prior to the expiration of such three-year period (the “Term”).

2. Position and Duties

The Executive shall render services to the Company in the position of             and perform all services appropriate to that position as well as other services as may reasonably be assigned by the Company. The Executive’s domestic principal place of employment in the PRC shall be at Beijing or any other place as agreed by the Parties from time to time. The Executive shall devote most of his working time, attention and skill to the discharge of his duties of his office and shall faithfully and diligently perform such duties and exercise such powers as may from time to time be assigned to or vested in him, and shall observe and comply with all resolutions and directions from time to time made or given by the Board of Directors of the Company (the “Board”). The Executive shall at all times keep             promptly and fully informed of his conduct relating to material matters, decisions and transactions affecting or involving the Company or any of its subsidiaries or controlled affiliates (collectively, the “Group” and each a “Group Company”) and provide such explanations as the Board or the Chief Executive Officer may reasonably require. Insofar as the internal rules and regulations of the Group or the Group Companies are applicable to the Executive, the Executive undertakes to abide by such rules and regulations.

3. Remuneration and Benefits

Subject to the Company’s policies and practices, during the Term, the Executive shall be entitled to the following remuneration and benefits (on a cumulative basis):

(1) Base Salary. The Company shall pay the Executive a base salary of RMB            per year (the “Annual Base Salary” or “Base Salary”) or RMB            per month (the “Monthly Salary”), less all applicable withholdings and deductions, for his employment with the Company, subject to (a) a reasonable annual adjustment (determined by the Board) to reflect increases in the cost of living due to inflation; and (b) an additional adjustment as agreed by the Company and the Executive, if the workload of the Executive substantially increases due to the business expansion of the Group. The Base Salary of the Executive will also be correspondingly adjusted if the salary of all the other employees of the Group Companies is adjusted in accordance with the then effective payroll policies of the Group Companies. The Base Salary shall be paid by the Company in accordance with the Company’s regularly established payroll practices applicable to all Company employees.

(2) Benefits. The Executive shall be eligible to participate in the benefits generally made available by the Company to its executives in accordance with the benefit plans established by the Company, as the same may be amended from time to time in the Company’s sole discretion.

(3) Bonus. The Company shall pay the Executive an annual bonus, less all applicable withholdings and deductions (“Annual Bonus”) in accordance with the executive annual bonus plans of the Company. Such Annual Bonus shall be determined by the Company in its sole discretion and approved by the Board, and shall be based on the Executive’s performance and the Company’s financial performance in the relevant financial year.

(4) Equity Incentives. The Executive may be granted share options or other equity incentives as determined by the Company and approved by the Board.

For the avoidance of doubt, the Executive shall be responsible for, and shall not be entitled to any claims against the Company for, any taxes arising from any grants or awards of any share options or other equity incentives (including the exercise of any share options).

(5) Holidays. The Executive shall be eligible for the holiday benefits generally made available by the Company to its executives in accordance with the holiday policies of the Company, as the same may be amended from time to time in the Company’s sole discretion.

(6) Insurance. The Company shall pay for life insurance and medical insurance policies with an internationally recognized insurance provider (or such other insurance provider as agreed between the Parties) for the benefit of the Executive, provided that (a) the annual premium of all such insurance policies in any one year shall be no more than RMB10,000 in the aggregate; (b) the beneficiaries under the life insurance policy shall be designated by the Executive; (c) the other terms of the insurance policies (including, but not limited to, the type of policy and coverage) shall be reasonably satisfactory to the Executive and (d) the Executive satisfies the eligibility requirements of such policies.

(7) Education. The Company hereby agrees to pay or reimburse (as applicable) the Executive for the full amount of tuition, other education charges, reasonable living allowances and other reasonable costs and expenses for the Executive’s enrolment into any full time or part time business studying programs with relevant universities in an area relevant to the Executive’s scope of work under this Agreement; provided (i) the Executive’s participation in any such study program shall have been previously approved in writing by the Board and (ii) the Executive shall provide reasonable supporting documentation with respect to such costs and expenses, if requested.

(8) Expenses. The Company shall reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in connection with the performance of the Executive’s duties and obligations as set forth herein during the Term; provided the Executive shall provide reasonable supporting documentation with respect to such expenses, if requested.

(9) Indemnification. Subject to the advice of an appropriate human resource adviser engaged by the Company to ascertain the scope of such indemnity, the Company shall fully indemnify the Executive for any losses incurred in his capacity as a director and/or officer of any of the Group Companies, if the Company’s director and officer liability insurance is inadequate to cover such losses; provided the Company shall not be responsible for any losses caused by or attributable to the Employee’s gross negligence or wilful default.

Unless otherwise agreed by the Parties and to the extent permitted by PRC law, all of the foregoing remuneration and benefits denominated in RMB shall be paid to such account and in RMB or any other currency as designated by the Executive. Unless otherwise agreed by the Parties in writing, any conversion from United States Dollars to Renminbi and vice versa shall be effected at the exchange rate published by the People’s Bank of China for the relevant period or date (as the case may be).

4. Amendment, Termination and Discharge of this Agreement

(1) Amendment to and Termination of the Agreement. This Agreement may not be modified, amended, renewed or terminated except by an instrument in writing, signed by the Executive and the Company.

(2) Discharge of the Agreement

(a) By Death. This Agreement shall be discharged automatically upon the Executive’s death. In such event, the Company shall pay to the Executive’s beneficiaries or estate (as the case may be) an amount equal to eighteen (18) months of the Executive’s Monthly Salary, plus the full amount of any compensation then due and payable under Section 3 hereof to which the Executive is entitled as of the date of termination.

(b) By Disability. If (i) the Executive becomes eligible for the Company’s long-term disability benefits or (ii) the Executive is unable to carry out the responsibilities and functions of the position held by the Executive by reason of any physical or mental impairment which does not amount to an industrial injury, as such terms is defined under applicable PRC laws, for a period of more than ninety (90) consecutive days or more than one hundred twenty (120) days in any consecutive twelve-month period, then, to the extent permitted by law, the Company may terminate the Executive’s employment. In the event that the Company terminates the Executive’s employment on grounds of disability, the Company shall pay to the Executive an amount equal to eighteen (18) months of the Monthly Salary, plus the full amount of any compensation then due and payable under Section 3 hereof to which the Executive is entitled as of the date of termination and thereafter (subject to Section 7(6)) all obligations of the Company under this Agreement shall cease. In case of industrial injury, the Company shall not terminate this Agreement (even though the Executive may not be able to properly carry out his duties) unless the Executive agrees to terminate this Agreement and the Company has paid to the Executive an amount equal to eighteen (18) months of the Monthly Salary and the full amount of any compensation then due and payable under Section 3 hereof, on the date immediately following such termination. Nothing in this section shall affect the Executive’s rights under any disability plan implemented by the Company in which the Executive is a participant, if any.

(3) Early Termination by the Company. The Company may dismiss the Executive for cause at any time as provided by the PRC Labor Law (“Cause”), or by serving the Executive three (3) months’ prior written notice. During such notice period, the Executive shall continue to diligently perform all of the Executive’s duties hereunder. In the event of dismissal without Cause, the Executive will be eligible to receive an amount equal to the Monthly Salary multiplied by (M + 5), where M shall mean the number of years Executive has been employed by the Company pursuant to this Agreement, payable in full immediately following the receipt by the Executive of such written notice.

(4) Early Termination by the Executive

(a) Termination by Executive for Good Reason. If the Executive selects to terminate his employment for Good Reason (as hereinafter defined), the Executive will be eligible to receive an amount equal to the Monthly Salary multiplied by (M + 5), where M shall mean the number of years the Executive has been employed by the Company pursuant to this Agreement, payable in full immediately following the Company’s receipt of such termination notice. No Annual Bonus shall be payable upon such termination. Thereafter (subject to Section 7(6)) all obligations of the Company under this Agreement shall cease.

For the purpose of this Agreement, “Good Reason” shall mean any of the following events if (i) the event is effected by the Company without the consent of the Executive and (ii) such event is not rectified within twenty (20) days by the Company to the Executive’s reasonable satisfaction:

(i) a significant change in the Executive’s position with the Company or a change to his duties or responsibilities which materially reduces the Executive’s level of responsibility; or

(ii) the Company fails to perform this Agreement or violates the relevant labour laws, regulations or infringes upon any of the Executive’s rights or interests.

(b) Termination other than for Good Reason. The Executive may terminate employment with the Company at any time for any reason other than Good Reason or for no reason at all, upon three (3) months’ advance written notice. Upon a termination other than for Good Reason, the Executive shall be entitled to a contribution bonus (“Contribution Bonus”). The distribution of such Contribution Bonus and its amount shall be determined by the Company and approved by the Board; provided that the Contribution Bonus shall not exceed an amount equal to the Monthly Salary multiplied by (M + 5), where M is the number of years the Executive has been employed by the Company pursuant to the Agreement. No Annual Bonus shall be payable upon such termination. During such notice period the Executive shall continue to diligently perform all of the Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make the Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays the Executive all compensation under Section 3 hereof to which the Executive is entitled through the last day of the three (3) month notice period.

(c) Termination Obligations. The Executive agrees that on or before termination of employment, he will promptly return to the Company all documents and materials of any nature (including any materials in electronic form) pertaining to his work with the Company, including all originals and copies of all or any part of any Confidential Information along with any and all equipment and other tangible and intangible property of the Company. The Executive agrees not to retain any documents or materials or copies thereof containing any Confidential Information.

(5) If this Agreement expires in accordance with its term without earlier termination or extension, the Executive will be eligible to receive an amount equal to the Monthly Salary multiplied by eight (8).

(6) Any payments made by the Company pursuant to Section 3 or Section 4 of this Agreement shall be net of all applicable withholdings and deductions.

5. Confidentiality; Non-compete: Non-solicitation; No conflict

(1) Confidentiality Obligation. The Executive hereby agrees at all times during the term of his employment and after termination, to hold in the strictest confidence, and not to use, except for the benefit of the Group, or to disclose to any person, corporation or other entity without written consent of the Company, any Confidential Information. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Group, its affiliates, their clients, customers or partners, and the Group’s licensors, including, without limitation: technical data, trade secrets, research and development information, product plans, services, customer lists and customers (including, but not limited to, customers of the Group on whom the Executive called or with whom the Executive became acquainted during the term of his employment), supplier lists and suppliers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, personnel information, marketing, finances, information about the clients, customers, suppliers, joint ventures, licensors, licensees, distributors and other persons with whom the Group does business, information regarding the skills and compensation of other employees of the Group or other business information disclosed to the Executive by or obtained by the Executive from the Group, its affiliates, or their clients, customers, suppliers or partners either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Notwithstanding the foregoing, Confidential Information shall not include information that is common knowledge or that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

(2) Non-compete and Non-solicitation. In consideration of the termination compensation payable to the Executive under Section 4, the Executive irrevocably and unconditionally agrees with and undertakes to the Company that, he will not (i) during his term of employment with the Company take up any executive position in any company other than the Group Companies and will commit most of his efforts towards the development of the business and operations of the Group and (ii) for a period of twenty-four (24) months (or less than twenty-four (24) months if agreed by the Board) after he ceases to be employed by any Group Company (collectively the “Non-compete Period”):

(a) either on his own account or in conjunction with or on behalf of any person, firm or company carry on or be employed, engaged, concerned, provide technical expertise or be interested directly or indirectly in, any business, whether as shareholder, director, executive, partner, agent or otherwise, that is, in the opinion of the Company in competition (whether directly or indirectly) with any business carried on or proposed to be carried on by the Group from time to time;

(b) either on his own account or in conjunction with or on behalf of any other person, firm or company, solicit or entice away or attempt to solicit or entice away from the Group from time to time, the customer of any person, firm, company or organisation who shall at any time have been a customer, client, agent or correspondent of the Group or in the habit of dealing with the Group; or

(c) either on his own account or in conjunction with or on behalf of any other person, firm or company, solicit or entice away or attempt to solicit or entice away from the Group from time to time, any person who is an officer, manager or executive of the Group whether or not such person would commit a breach of his contract of or employment by reason of leaving such employment.

(d) The Executive shall be entitled to monthly compensation in consideration of fulfilling the obligation under this Section, in an amount equal to the Monthly Salary, for the period of the Non-compete Period.

If the Executive fails to discharge his obligations under this Section 5 at any time during the Non-compete Period, in addition to any and all legal remedies that the Company is entitled to under the applicable law, the Executive shall return to the Company such proportion of the compensation payable to the Executive upon the termination of his employment pursuant to Section 4 of this Agreement corresponding to the portion of the Non-compete Period during which the Executive has failed to discharge his non-compete obligation.

(3) No Conflict. The Executive represents and warrants that the Executive’s execution of this Agreement, his employment with the Company, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any former employer or other party, including any obligations with respect to proprietary or confidential information or intellectual property rights of such party.

(4) Provisions reasonable for protection of legitimate interest. The Parties agree that the restrictions in Sections 5(1) and 5(2) are considered to be reasonable in all circumstances. Notwithstanding the foregoing, it is agreed between the Parties that if any one or more of such restrictions shall, either by itself or together with other restrictions, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interest of any Group Company from time to time, but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in any particular manner then the restrictions shall apply with such deletions, restrictions or limitations, as the case may be.

6. Intellectual Property

The Executive further agrees with and undertakes to the Company that:

(a) he will not divulge, use (other than for the purpose and benefit of the Group) or infringe the trade marks, logos, inventions, know-how, technology, proprietary information and other intellectual property rights of the Group Companies; and

(b) all trade marks, logos, inventions, know-how, technology, proprietary information and other intellectual property rights developed, acquired or filed by the Executives in the course of his work or employment shall belong solely to the Group Company. The Executive agrees he will, upon demand by the Company, execute any documents reasonably necessary to transfer any such intellectual property rights to the Company.

7. General Provisions

(1) Effectiveness. This Agreement shall come into effect when it is signed by the Parties.

(2) Entire Agreement. This Agreement, including the exhibits attached hereto (if any), constitutes the full and complete understanding of the Parties hereto and supersedes any previous agreements between the Executive and any Group Company.

(3) Continuing Obligations. The obligations in this Agreement will continue in the event that the Executive is hired, renders services to or for the benefit of or is otherwise retained at any time by any present or future Affiliates of the Company. Any reference to the Company in this Agreement will include such Affiliates. Upon the expiration or termination for any reason whatsoever of this Agreement, the Executive shall forthwith resign from any employment of office with the Company and all Affiliates of the Company unless the Board requests otherwise. In this Agreement, “Affiliate” shall mean (a) in relation to any individual, the immediate family of such individual or any entity controlled by the individual, where “control” shall mean the power to direct the management and policies or appoint or remove members of the board of directors or other governing body of the entity, directly or indirectly, whether through the ownership of voting securities, contract or otherwise, and “controlled” shall be construed accordingly; (b) in relation to any legal person, a company which is for the time being a holding company of such legal person, or a subsidiary or controlled affiliate of such legal person or of such holding company.

(4) Governing Law and Dispute Resolution. The execution, validity, interpretation and performance of and resolution of disputes under this Agreement shall be governed by and construed in accordance with the officially published and publicly available laws of the PRC. When the officially published and publicly available laws of the PRC do not apply to any particular matter, international legal principles and practices shall apply.

Any disputes or claims relating to this Agreement or the interpretation, breach, termination or validity hereof shall be resolved through friendly consultations, commencing upon written notice given by one Party to the other Party of the existence of such a claim or dispute. If the dispute or claim cannot be resolved after thirty (30) days of such notice, either Party may request arbitration by a labor dispute arbitration committee established in accordance with the Labor Law of the PRC. If either Party disagrees with the arbitral award of the labor dispute arbitration committee, such Party may institute legal proceedings with the authorized people’s court within 15 days after notification of the arbitral award.

(5) Assignability. The terms of this Agreement will remain in effect and shall be binding upon any successor in interest including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. A reference to the Company shall include its successors. Except as set forth in the preceding sentence, this Agreement may not be assigned by a Party to any third party, without the prior consent of the other Party.

(6) Survival. The Parties’ obligations under Sections 5 and 6 hereof shall survive and continue in effect after the termination of this Agreement, whatever the reason for such termination.

(7) Notices.

Notices under this Agreement shall be given in writing to the relevant Party at the address stated herein (or to such other address as it shall have notified the other Party previously in writing).

to the Company at:

c/o Beijing Pypo Technology Group Company Limited

South 3/F, Chang An Xing Rong Center

No. 1 Naoshikou Street

Xicheng District

Beijing 100031

China

to the Executive at:

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned has hereunto caused this Agreement to be executed as of the day and year first above written.

“COMPANY” Pypo Digital Company Limited

By: Title:

“EXECUTIVE”

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[Outside Back Cover of Prospectus]

Until                         , 90 days after effective date, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

MK Arizona

Article IX of MK Arizona’s Articles of Incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of MK Arizona or is or was serving at the request of MK Arizona as a director, officer, employee or agent of a related entity, shall be indemnified and held harmless by MK Arizona to the fullest extent permitted by applicable law against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by the indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of MK Arizona shall be deemed to be serving, or have served, at the request of MK Arizona. Expenses (including attorneys’ fees, costs and charges) incurred by a director or officer of MK Arizona in defending a proceeding shall be paid by MK Arizona in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by MK Arizona as authorized under Article IX. The majority of disinterested directors of MK Arizona may, upon approval of such director or officer of MK Arizona, authorize MK Arizona’s counsel to represent such person, in any proceeding, whether or not MK Arizona is a party to such proceeding.

MK Arizona shall have power to purchase and maintain insurance on its own behalf and on behalf of any person covered under Article IX, whether or not MK Arizona would have the power to indemnify him against such liability under the provisions of this Article IX; provided, however, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the board of directors.

MK Cayman

Article 145 of MK Cayman’s Articles of Association provides that to the fullest extent permissible under the Companies Law, every director (including any alternate director appointed pursuant to the provisions of the Articles) and officer of MK Cayman for the time being and from time to time shall be indemnified and secured harmless out of the assets and funds of MK Cayman against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of MK Cayman, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning MK Cayman or its affairs in any court whether in the Cayman Islands or elsewhere. Expenses (including attorneys’ fees, costs and charges) incurred by a director or officer of MK Cayman in defending a proceeding shall be paid by MK Cayman in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by MK Cayman. No such director or officer of MK Cayman shall be liable to MK Cayman for any loss or damage unless such liability arises through the willful neglect or default of such director or officer.

Middle Kingdom also has directors’ and officers’ liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such. MK Cayman is expected to continue to maintain this insurance and is obligated by the terms of the merger agreement to maintain in effect (to the extent available in the market) a tail liability insurance policy covering those persons who are currently covered by Middle Kingdom’s directors’ and officers’ liability insurance policy with coverage in amount and scope of at least as favorable to such persons as Middle Kingdom’s existing coverage for a period of at least three years after the closing.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, Conversion and Share Exchange (Included in Annex A of the proxy statement/prospectus)

2.2	Amendment No. 1 to Agreement and Plan of Merger, Conversion and Share Exchange (included in Annex B of the proxy statement/prospectus)

3.1	Articles of Incorporation of Registrant (Included in Annex D of the proxy statement/prospectus)

3.2	By-laws of Registrant (Included in Annex E of the proxy statement/prospectus) (2)

3.3	Memorandum of Association of Registrant upon completion of redomestication (Included in Annex C of the proxy statement/prospectus)

3.4	Articles of Association of Registrant upon completion of redomestication (Included in Annex C of the proxy statement/prospectus)

4.1	Form of Purchase Option (1)

4.2	Form of Class A Warrant Agreement between Continental Stock Transfer and Trust Company and Middle Kingdom Alliance Corp. (1)

4.3	Form of Class B Warrant Agreement between Continental Stock Transfer and Trust Company and Middle Kingdom Alliance Corp. (1)

5.1	Opinion of Appleby *

8.1	Opinion of Cozen O’Connor (3)

10.1	Form of Securities Escrow Agreement between Middle Kingdom Alliance Corp., Continental Stock Transfer and Trust Company and the Initial Stockholders of Middle Kingdom Alliance Corp. (1)

10.2	Form of Registration Rights Agreement among Middle Kingdom Alliance Corp. and the Initial Stockholders of Middle Kingdom Alliance Corp. (1)

10.3	Form of Voting Agreement among MK Cayman and certain officers, directors and shareholders of MK Cayman (Included in Annex F of the proxy statement/prospectus)

10.4	Form of Lock-Up Agreement among MK Cayman and Pypo shareholders (Included in Annex G of the proxy statement/prospectus)

10.5	Form of Registration Rights Agreement among MK Cayman and Pypo shareholders (Included in Annex H of the proxy statement/prospectus)

10.6	Employment Agreement between Kuo Zhang and Pypo Cayman, dated September 5, 2008 (3)

10.7	Employment Agreement between Dongping Fei and Pypo Cayman, dated September 5, 2008 (3)

10.8	Employment Agreement between Hengyang Zhou and Pypo Beijing, dated September 5, 2008 (3)

10.9	Employment Agreement between Francis Kwok Cheong Wan and Pypo Beijing, dated September 5, 2008 (3)

Exhibit No.	Description
10.10	Samsung Anycall Distribution Agreement between Samsung and Pypo Beijing, dated July 1, 2008 (3)

10.11	Loan Agreement between Hui Liu and Pypo Beijing, dated December 26, 2007 (3)

10.12	Loan Agreement between Dongping Fei and Pypo Beijing, dated December 26, 2007 (3)

10.13	Loan Agreement between Zhikuan Guan and Pypo Beijing, dated September 1, 2008 (3)

10.14	Loan Agreement between Dongping Fei and Pypo Beijing, dated September 1, 2008 (3)

10.15	Exclusive Option Agreement between Zhikuan Guan, Pypo Beijing and Beijing Feijie, dated September 8, 2008 (3)

10.16	Exclusive Option Agreement between Dongping Fei, Pypo Beijing and Beijing Feijie, dated September 1, 2008 (3)

10.17	Exclusive Option Agreement between Beijing Dongdian Pypo Beijing and Beijing Feijie, dated August 5, 2008

10.18	Equity Interest Pledge Agreement between Zhikuan Guan, Pypo Beijing and Beijing Feijie, dated September 8, 2008 (3)

10.19	Equity Interest Pledge Agreement between Dongping Fei, Pypo Beijing and Beijing Feijie, dated September 1, 2008 (3)

10.20	Equity Interest Pledge Agreement between Beijing Dongdian Pypo Beijing and Beijing Feijie, dated August 5, 2008

10.21	Zhikuan Guan Power of Attorney appointing Pypo Beijing as agent and attorney, dated September 8, 2008 (3)

10.22	Dongping Fei Power of Attorney appointing Pypo Beijing as agent and attorney, dated September 1, 2008 (3)

10.23	Beijing Feijie Power of Attorney appointing Pypo Beijing as agent and attorney, dated August 5, 2008

10.24	Exclusive Business Cooperation Agreement between Beijing Feijie and Pypo Beijing, dated September 1, 2008 (3)

10.25	Exclusive Business Cooperation Agreement between Beijing Dongdian and Pypo Beijing, dated July 28, 2008

10.26	Share Transfer Agreement between Hui Liu and Zhikuan Guan, dated September 1, 2008 (3)

10.27	Loan Agreement between Capital Ally Investments Limited and Pypo Cayman, dated March 10, 2008 (3)

10.28	Supplemental Loan Agreement between Capital Ally Investments Limited and Pypo Cayman, dated November 10, 2008 (3)

10.29	Equity Pledge Agreement between Capital Ally Investments Limited and Pypo Cayman, dated March 10, 2008 (3)

10.30	Deed of Release between Capital Ally Investments Limited and Pypo Cayman, dated November 10, 2008 (3)

10.31	Funds Transfer Agreement between ARCH Digital Holdings Ltd. and Pypo Cayman, dated March 10, 2008 (3)

10.32	Supplemental Funds Transfer Agreement between ARCH Digital Holdings Ltd. and Pypo Cayman, dated November 10, 2008 (3)

Exhibit No.	Description
10.33	Equity Pledge Agreement between Style Technology Development Limited and Pypo Cayman, dated November 10, 2008 (3)

10.34	Equity Pledge Agreement between GM Investment Company Limited and Pypo Cayman, dated November 10, 2008 (3)

10.35	Acquisition Framework Agreement between Beijing Feijie, Zhuqun Peng, as the Controlling Party, and the Transferors, dated May 5, 2008 ** (3)

10.36	Supplemental Agreement to Acquisition Framework Agreement between Beijing Feijie, Zhuqun Peng, as the Controlling Party, and the Transferors, dated October 30, 2008 ** (3)

10.37	Operation and Management Agreement between Beijing Feijie and Zhuqun Peng, as the Controlling Party, dated May 5, 2008 ** (3)

10.38	Supplementary Agreement to the Operation and Management Agreement between Beijing Feijie and Zhuqun Peng, as the Controlling Party, dated October 30, 2008 (3)

10.39

Shareholders and Sponsors Agreement among Pypo Cayman, Pypo HK, Pypo Beijing, ARCH Digital Holdings Ltd., China Bright Group Co., Ltd., Style Technology Development Limited, Kuo Zhang, Dongping Fei and Francis Wan, dated October 15, 2007.

10.40

Equity Subscription Agreement Agreement among Pypo Cayman, Pypo Beijing, ARCH Digital Holdings Ltd., Golden Meditech Company Limited, China Bright Group Co., Ltd., Style Technology Development Limited, Kuo Zhang, Dongping Fei and Francis Wan, dated October 15, 2007

10.41	Waiver Letter among Pypo Cayman, Pypo Beijing, Golden Meditech Company Limited, Capital Ally Investments Limited, Francis Wan, Kuo Zhang and Dongping Fei, dated October 15, 2007

10.42	Written description of oral agreement between Beijing Pypo Technology Group Company Limited and Beijing Shidai Tiancheng Technology Development Co., Ltd.

21.1	Subsidiaries of Pypo Cayman

23.1	Consent of Weiser LLP

23.2	Consent of Deloitte Touche Tohmatsu

23.3	Consent of Appleby (included in Exhibit 5.1)

23.4	Consent of Cozen O’Connor (included in Exhibit 8.1)

23.5	Consent of Han Kun Law Offices

24	Power of Attorney (3)

99.1	Proxy Card

99.2	Consent of Dongping Fei (3)

99.3	Consent of Kuo Zhang (3)

99.4	Representation Letter of Pypo, dated November 2008 (3)

99.5	Representation Letter of Capital Ally, dated November 2008 (3)

99.6	Form of Opinion of Han Kun Law Offices

99.7	Consent of Alex Fan

99.8	Consent of Mofang Li

99.9	Consent of Andrew Ryan

99.10	Consent of Linzhen Xie

*	To be filed by amendment.

**	Redacted exhibits for which confidential treatment has been requested.

(1)	Incorporated by reference to the exhibit filed to the Amended Registration Statement of Middle Kingdom Alliance Corp. on Form S-1 filed with the Commission on November 13, 2006, SEC File No. 333-133475.

(2)	Incorporated by reference to the exhibit filed to the Registration Statement of Middle Kingdom Alliance Corp. on Form S-1 filed with the Commission on April 21, 2006, SEC File No. 333-133475.

(3)	Previously filed.

(b)	Financial Statement Schedules

(i)	Middle Kingdom

All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

(ii)	Pypo

All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 22.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes as follows:

(i) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(ii) That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes as follows:

(1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 16th day of January, 2009.

MK ARIZONA CORP.

By:	/S/ BERNARD J. TANENBAUM III
Name:	Bernard J. Tanenbaum III
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board of Directors	January 16, 2009
Anthony Ng

/s/ Bernard J. Tanenbaum III	Chief Executive Officer and Director (Principal Executive Officer)	January 16, 2009
Bernard J. Tanenbaum III

*	President and Director	January 16, 2009
Michael Marks

*	Executive Vice President and Director	January 16, 2009
Alex Chun Yao

/s/ David A. Rapaport	Secretary, General Counsel and Director	January 16, 2009
David A. Rapaport

/s/ Fred A. Brasch Fred A. Brasch	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	January 16, 2009

*By:	/s/ David A. Rapaport
David A. Rapaport
Attorney-in-fact